As filed with the Securities and Exchange Commission on December 14, 2010

Registration No. 333-170282

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIX, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	3661	68-0438710
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

1035 N. McDowell Boulevard

Petaluma, California

(707) 766-3000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Carl Russo

President and Chief Executive Officer

1035 N. McDowell Boulevard

Petaluma, CA 94954

(707) 766-3000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Patrick A. Pohlen, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600	Robert L. Howard-Anderson President and Chief Executive Officer Occam Networks, Inc. 6868 Cortona Drive Santa Barbara, CA 93117 (805) 692-2900	Robert F. Kornegay, Esq. Robert T. Ishii, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of the proposed sale of the securities to the public:     As soon as practicable after this Registration Statement becomes effective and upon completion of the first merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 14, 2010

The accompanying proxy statement/prospectus is dated December [—], 2010, and is first being mailed to Occam stockholders on or about December [—], 2010.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Occam Networks, Inc. Stockholders:

The board of directors of Occam Networks, Inc. (“Occam”) has unanimously adopted and approved an Agreement and Plan of Merger and Reorganization in which a direct, wholly owned subsidiary of Calix, Inc. (“Calix”) will merge with Occam, with Occam continuing as the interim surviving entity. Immediately thereafter, Occam will merge with a second direct, wholly owned subsidiary of Calix, with such subsidiary continuing as the final surviving entity. The first merger is referred to herein as the first-step merger, the second merger is referred to herein as the second-step merger, and the first-step merger and second-step merger are collectively referred to herein as the merger transaction. We are sending you the accompanying proxy statement/prospectus to notify you of the special meeting of Occam stockholders being held to vote on the adoption of the merger agreement and related matters and to ask you to vote at the special meeting in favor of the adoption of the merger agreement.

If the merger agreement is adopted by our stockholders and the merger transaction is completed, for each share of Occam common stock that you hold as of the effective time of the first-step merger, which we refer to as the effective time, you will be entitled to receive (i) 0.2925 shares of Calix common stock and (ii) $3.8337 in cash. We refer to this combination of cash and stock together as the merger consideration.

Calix’s common stock trades on the New York Stock Exchange under the symbol “CALX,” and Occam’s common stock trades on the NASDAQ Global Market under the symbol “OCNW.”

For a discussion of risk factors that you should consider in evaluating the merger transaction and the other matters on which you are being asked to vote, see “Risk Factors” beginning on page 26 of the enclosed proxy statement/prospectus. The market price of Calix common stock will continue to fluctuate following the date of the stockholder vote on the merger proposal at the special meeting. Consequently, at the time of the stockholder vote, the value of the stock consideration will not yet be determined.

We cannot complete the merger transaction without the approval of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. A failure to vote on the proposal to adopt the merger agreement has the same effect as a vote by you AGAINST the adoption of the merger agreement. Therefore, your vote is very important, regardless of the number of shares of common stock you own, and we urge you to take the time to vote by following the instructions on your proxy card regardless of whether you plan to attend the special meeting.

You will also have an opportunity to vote to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to adopt the merger agreement, referred to as the adjournment proposal.

The special meeting will be held at 10:00 a.m. (local time) on January 27, 2011, at Occam’s offices at 3185 Laurelview Court, Fremont, California 94538.

The Occam board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

Sincerely,

Robert L. Howard-Anderson President and Chief Executive Officer Occam Networks, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Calix and Occam from other documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents in this proxy statement/prospectus or filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Calix, Inc.	Occam Networks, Inc.
1035 N. McDowell Boulevard	6868 Cortona Drive
Petaluma, California 94954	Santa Barbara, California
Attn: Investor Relations	Attn: Investor Relations
Tel: (415) 445-3232	Tel: (805) 692-2957

In addition, if you have questions about the merger transaction or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Innisfree M&A Incorporated, Occam’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of such documents that you request.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

To obtain timely delivery of the documents in advance of the special meeting of stockholders, you must request the information no later than January 20, 2011 (which is five business days prior to the date of the special meeting).

For more information, see “Where You Can Find More Information” beginning on page 284.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 27, 2011

To the Stockholders of Occam Networks, Inc.:

A special meeting of the stockholders of Occam Networks, Inc., a Delaware corporation (“Occam”), will be held on January 27, 2011, starting at 10:00 a.m., local time, at Occam’s offices at 3185 Laurelview Court, Fremont, California 94538, for the following purposes:

1.	to consider and vote upon the proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of September 16, 2010 (as it may be amended from time to time prior to the date hereof, the “merger agreement”), by and among Calix, Inc., Ocean Sub I, Inc., Ocean Sub II, LLC and Occam, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, which proposal is referred to as the merger proposal; and

2.	to consider and vote upon any proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to adopt the merger agreement, which proposal is referred to as the adjournment proposal.

Occam’s board of directors has designated the close of business on December 13, 2010 as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. The list of stockholders entitled to vote at the special meeting will be available for inspection at 6868 Cortona Drive, Santa Barbara, California 93117, beginning 10 days prior to the date of the special meeting and continuing through the special meeting. The list will also be available for inspection at the special meeting.

At a meeting duly called and held, Occam’s board of directors has (i) unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Occam’s stockholders, (ii) unanimously approved and adopted the merger agreement and the transactions contemplated thereby and (iii) unanimously resolved to recommend adoption of the merger agreement and the other transactions contemplated thereby by the stockholders of Occam.

THE BOARD OF DIRECTORS OF OCCAM UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of Occam entitled to vote at the special meeting is required to adopt the merger agreement. Accordingly, a failure to vote, or an abstention from voting, will have the same effect as a vote AGAINST the adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, we urge you to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the pre-addressed postage-paid envelope provided. You may revoke your proxy at any time before it is voted at the special meeting. If you attend the special meeting and wish to vote in person, then you may revoke your proxy and vote in person. If your shares are held in “street name” by your bank, broker or other nominee, only that bank, broker or other nominee can vote your shares and a vote cannot be cast unless you provide such bank, broker or other nominee with instructions or obtain a legal proxy from them. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct them to vote your shares.

Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the merger transaction, the merger agreement and the other matters to be considered at the special meeting. We urge you to read the accompanying proxy statement/prospectus and its annexes carefully and in their entirety.

By Order of the Board of Directors of Occam Networks, Inc.

Robert L. Howard-Anderson
President and Chief Executive Officer December [—], 2010

i

v

QUESTIONS AND ANSWERS ABOUT THE MERGER TRANSACTION AND

THE SPECIAL MEETING

Set forth below are commonly asked questions and answers about the merger transaction, the merger agreement and the special meeting of Occam stockholders called in connection with the merger transaction. These questions and answers do not address all questions that may be important to you as an Occam stockholder. For a more complete description of the legal and other terms of the merger transaction, please read carefully this entire proxy statement/prospectus, including the annexes. See “Where You Can Find More Information” beginning on page 284.

All references in this proxy statement/prospectus to “Calix” refer to Calix, Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Occam” refer to Occam Networks, Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Ocean Sub I” refer to Ocean Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Calix; all references to “Ocean Sub II” refer to Ocean Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Calix; all references to the “merger agreement” refer to the Agreement and Plan of Merger and Reorganization, dated as of September 16, 2010, by and among Calix, Ocean Sub I, Ocean Sub II and Occam, as it may be amended from time to time, and all references to the “merger transaction” refer to the first-step merger and the second-step merger contemplated by the merger agreement taken together. Throughout this proxy statement/prospectus, we refer to Calix’s registered shares, par value $0.025 per share, as Calix common shares or Calix shares or Calix common stock; and Occam common stock, $0.001 par value per share, as Occam common stock or Occam shares.

Questions About the Merger Transaction

Q:	Why am I receiving this document?

A:	Calix has agreed to acquire Occam pursuant to the terms of the merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger transaction, Occam stockholders must adopt the merger agreement. Occam is holding a special meeting of stockholders to obtain this stockholder approval.

This proxy statement/prospectus contains important information about the merger transaction and the special meeting of the stockholders of Occam, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the special meeting in person.

Your vote is very important. We encourage you to vote as soon as possible. For more information on how to vote your shares, please see the section entitled “The Special Meeting of Occam Stockholders” beginning on page 69.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of holders of a majority of the issued and outstanding shares of Occam common stock is the only vote of the holders of any Occam common stock necessary to adopt the merger agreement and thereby approve the merger transaction. Because the vote required to adopt the merger agreement is based upon the total number of outstanding shares of Occam common stock entitled to vote, the failure to submit a proxy card (or the failure to submit a proxy by telephone or over the Internet or to vote in person at the special meeting), the failure to instruct your bank, broker or other nominee how to vote, or the abstention from voting by a stockholder will have the same effect as a vote AGAINST the merger agreement.

Q:	What will happen in the merger transaction?

A:	As the first step in the transaction, a direct, wholly owned subsidiary of Calix will merge with Occam, with Occam continuing as the surviving entity. Immediately thereafter, Occam will merge with a second direct, wholly owned subsidiary of Calix, with such second subsidiary continuing as the surviving company. The first-step merger is referred to herein as the first-step merger, the second merger is referred to herein as the second-step merger, the first-step merger and the second-step merger are collectively referred to herein as the merger transaction and the effective time of the first-step merger is referred to herein as the effective time. For more information, please see the sections titled “Proposal One—The Merger” and “The Merger Agreement” beginning on pages 73 and 117, respectively.

Q:	What will I receive for my shares of Occam common stock in the merger transaction?

A:	If the merger transaction is completed, each share of Occam common stock, other than dissenting shares, if any, and shares owned by Calix, Occam or any of their respective subsidiaries (which will be cancelled), will be converted into the right to receive (i) 0.2925 shares of Calix common stock and (ii) $3.8337 in cash.

For further information, please see the section titled “The Merger Agreement—Merger Consideration” beginning on page 117.

Q:	Is the merger transaction taxable to the Occam stockholders for U.S. federal income tax purposes?

A:	The merger transaction has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and the consummation of the merger transaction is conditioned on the receipt by Occam of an opinion from its counsel to the effect that the merger transaction will so qualify. Assuming the merger transaction qualifies as a reorganization, for U.S. federal income tax purposes, U.S. stockholders of Occam will recognize gain (but not loss) with respect to their Occam common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received instead of a fractional share of Calix common stock); and will recognize gain (or loss) to the extent any cash received instead of a fractional share of Calix common stock exceeds (or is less than) the basis of the fractional share.

The tax consequences of the merger transaction to each stockholder will depend on such stockholder’s own situation. Occam stockholders are urged to read the discussion in the section titled “Proposal One—The Merger—Material U.S. Federal Income Tax Consequences of the Merger Transaction” beginning on page 113 of this proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger transaction, as well as the effects of state, local and non-U.S. tax laws.

Q:	What conditions must be satisfied to consummate the merger transaction?

A:	In addition to the Occam stockholder approval described above, the consummation of the first-step merger is subject to a number of conditions. These conditions include:

•	the adoption of the merger agreement by the required vote of the Occam stockholders;

•

expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, or the HSR Act, and any other applicable antitrust laws in the United States and the receipt of any required clearances, consents, approvals, orders and authorizations required by any antitrust laws in the United States;

•

the absence of any temporary restraining order, preliminary or permanent injunction, or any other order, decree or law, in each case, issued, enacted or adopted by any governmental authority of a competent jurisdiction in the United States making consummation of the merger illegal;

•

the declaration of the effectiveness of the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) under the Securities Act of 1933, as amended, and the absence of any stop order or proceeding seeking a stop order affecting such registration statement;

•

the representations and warranties of each party to the merger agreement remaining true at signing and the effective time, subject, in certain instances, to materiality qualifiers described in further detail in this proxy statement/prospectus;

•	the performance or compliance by each party to the merger agreement in all material respects with its obligations and covenants under the merger agreement;

•	the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of the parties since the date of the agreement;

•

the receipt of a written opinion from Wilson Sonsini Goodrich & Rosati, P.C. to the effect that, for U.S. federal income tax purposes, the merger transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

the absence of any proceeding (pending or threatened) by a governmental authority or competent jurisdiction that (i) challenges or seeks to prohibit the merger transaction, (ii) would limit Calix’s ability to exercise ownership rights with respect to Occam, (iii) would materially and adversely affect Calix’s ability to own the assets or operate the business of Occam or (iv) seeks to compel any party to dispose of or hold separate any material assets as a result of the merger transaction; and

•

the Calix common shares deliverable to Occam stockholders in connection with the merger transaction shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010. For additional information, please see the section titled “The Merger Agreement—Conditions to the Merger” beginning on page 128.

Q:	Am I entitled to appraisal rights in connection with the merger transaction?

A:	Under the Delaware General Corporation Law, referred to as the DGCL, Occam stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the first-step merger is completed, but only if they comply with all requirements of the DGCL, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the amount an Occam stockholder would be entitled to receive under the merger agreement. Any Occam stockholder intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Occam prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

For additional information, please see the section titled “Proposal One—The Merger—Appraisal Rights” beginning on page 110.

Q:	How do I exchange my Occam shares for merger consideration?

A:	As soon as reasonably practicable after the effective time, instructions for exchanging your Occam certificates and book-entry shares for the merger consideration will be mailed to you. You should read these instructions carefully. Assuming the merger transaction closes and provided that you complete and submit any documentation in accordance with the instructions and include your certificates, if any, representing your Occam shares, you will not need to take any further action in order to receive the merger consideration, which the exchange agent will forward to you promptly following such time. Any Calix common shares you receive in the merger transaction will be issued in book-entry form.

Q:	How will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, the exchange agent will forward to you the cash and Calix common shares to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found under the section titled “Proposal One—The Merger—Manner and Procedure for Exchanging Shares of Occam Common Stock” beginning on page 109. Occam stockholders will not receive any fractional Calix common shares in the merger transaction and will instead receive cash in lieu of any such fractional Calix common shares.

Q:	Are there any risks in the merger transaction that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger transaction. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 26.

Questions About the Special Meeting of Occam Stockholders

Q:	When and where will the special meeting be held?

A:	The special meeting is scheduled to be held at Occam’s offices at 3185 Laurelview Court, Fremont, California 94538 on Thursday, January 27, 2011 at 10:00, local time.

Q:	On what am I being asked to vote?

A:	Occam stockholders are being asked to vote on the following:

•	to adopt the merger agreement; and

•	to approve the adjournment proposal.

Q:	How does the Board of Directors of Occam recommend that I vote regarding the merger agreement?

A:	After careful consideration, the board of directors of Occam, which we refer to in this proxy statement/prospectus as the Occam board, unanimously recommends that Occam stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal. For a description of the reasons underlying the recommendation of the Occam board, please see the section entitled “Proposal One—The Merger—Occam’s Reasons for the Merger; Recommendation of the Occam Board of Directors” beginning on page 90 of this proxy statement/ prospectus.

Q:	Are there any other matters to be addressed at the special meeting?

A:	We know of no other matters to be brought before the special meeting, but if other matters are brought before the special meeting or at any adjournment or postponement of the special meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of Occam and its stockholders.

Q.	Who is entitled to vote at the special meeting?

A:	All holders of issued and outstanding shares of Occam common stock who hold shares at the close of business on the “record date” (December 13, 2010) are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof provided that such shares remain outstanding on the date of the special meeting.

Q:	How do I vote my shares at the special meeting?

A:	If you are a registered stockholder, you may vote in person at the special meeting. However, to ensure that your shares are represented at the special meeting, you are recommended to vote promptly by proxy by taking any of the following steps, even if you plan to attend the special meeting in person:

•	By Internet: Go to the website specified on your proxy card and follow the instructions.

•

By Telephone: Call the toll-free number specified on your proxy card from a touch-tone telephone in the United States or Canada and follow the instructions on your proxy card and the voice prompts on the telephone.

•

By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card mailed must actually be received prior to the special meeting.

If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, please follow the instructions provided to you by your bank, broker or other nominee to vote by proxy and ensure your shares are represented at the special meeting. If you want to vote in person at the special meeting, you must provide a proxy executed in your favor from your bank, broker or other nominee. For more information on how to vote your shares, please see the section titled “The Special Meeting of Occam Stockholders—Voting of Proxies by Holders of Record” beginning on page 70.

Q:	What happens if I do not vote or submit a proxy, or do not instruct my bank, broker or other nominee to vote, or abstain from voting?

A:	If you fail to submit a proxy or attend the meeting in person, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or to vote in person, your failure to instruct your bank, broker or other nominee how to vote, or your abstention from voting, will have the same effect as a vote AGAINST the adoption of the merger agreement.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the shares of Occam common stock issued and outstanding and entitled to vote at the special meeting being present constitutes a quorum for the purpose of considering the proposals to be voted upon at the special meeting.

Q:	What should I do if I want to change my vote?

A:	If you submit your proxy through the Internet, by telephone or by mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any one of the following ways:

•	through the Internet or by telephone before the deadlines for voting described above;

•	by submitting a later-dated proxy by mail that is actually received by the Occam Corporate Secretary prior to the special meeting;

•	by sending written notice of revocation to the Occam Corporate Secretary that is actually received by the Occam Corporate Secretary prior to the special meeting; or

•	by voting in person at the special meeting.

Your attendance at the special meeting does not automatically revoke your proxy. If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger transaction is expected to be completed. If you transfer your shares of Occam after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Occam stockholders in the merger transaction. In order to receive the merger consideration, you must hold your shares through completion of the merger transaction.

Q:	Who may attend the special meeting?

A:	Occam stockholders as of the record date (or their authorized representatives) and invited guests of Occam may attend the special meeting. Verification of share ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date (December 13, 2010), you will be permitted to attend the special meeting. Stockholders may call the Occam corporate office at (805) 692-2900 to obtain directions to Occam’s offices at 3185 Laurelview Court, Fremont, California 94538.

Q:	Will a proxy solicitor be used?

A:	Yes. Occam has retained Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies for the special meeting and will pay Innisfree M&A Incorporated a fee of up to $75,000 plus reimbursement of out-of-pocket expenses. In addition, Occam’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, facsimile transmission or other means of communication, but no additional compensation will be paid to them.

Q:	Whom should I call with questions?

A:	Occam stockholders should call Innisfree M&A Incorporated, Occam’s proxy solicitor, toll-free at (888) 750-5834, and banks & brokers should call collect at (212) 750-5833 with any questions about the merger transaction and the other matters to be voted on at the special meeting, or to obtain additional copies of this proxy statement/prospectus or additional proxy cards.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger transaction and the other matters being considered at the special meeting. For additional information, see “Where You Can Find More Information” beginning on page 284. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 135)

Calix, Inc.

Calix Inc., or Calix, is a leading provider in North America of broadband communications access systems and software for copper- and fiber- based network architectures that enable communications service providers, or CSPs, to connect to their residential and business subscribers. Calix develops and sells carrier-class hardware and software products, which is referred to as the Unified Access portfolio, designed to enhance and transform CSP access networks to meet the changing demands of subscribers rapidly and cost-effectively. The Unified Access portfolio consists of Calix’s two core platforms, the C-Series multiservice, multiprotocol access platform, or C-Series platform, and the E-Series Ethernet service access platforms and nodes, or E-Series platforms and nodes, along with complementary P-Series optical network terminals, or ONTs, and the Calix Management System, or CMS, network management software. Calix also offers installation, training, post-sales software support and extended warranty services. Calix’s principal executive offices are located at 1035 N. McDowell Blvd, Petaluma, California 94954 and its telephone number is (707) 766-3000.

Ocean Sub I, Inc.

Ocean Sub I, Inc., or Ocean Sub I, is a direct, wholly owned subsidiary of Calix. Ocean Sub I has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger transaction. Ocean Sub I’s principal executive offices are located at 1035 N. McDowell Blvd, Petaluma, California 94954 and its telephone number is (707) 766-3000.

Ocean Sub II, LLC

Ocean Sub II, LLC, or Ocean Sub II, is a direct, wholly owned subsidiary of Calix. Ocean Sub II has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger transaction. Ocean Sub II’s principal executive offices are located at 1035 N. McDowell Blvd, Petaluma, California 94954 and its telephone number is (707) 766-3000.

Occam Networks, Inc.

Occam Networks, Inc., or Occam, develops, markets and supports innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and high speed internet, or Triple Play, services over both copper and fiber optic networks. Occam’s core product line is the Broadband Loop Carrier, or BLC, an integrated hardware and software platform that uses Internet Protocol, or IP, and Ethernet technologies to increase the capacity of local access networks, enabling the delivery of advanced Triple Play services. Occam also offers a family of ONTs for fiber optic networks, remote terminal cabinets and professional services. Occam’s principal executive offices are located at 6868 Cortona Drive, Santa Barbara, California 93117, and its telephone number is (805) 692-2900.

The Merger (page 73)

Calix and Occam agreed to the acquisition of Occam by Calix upon the terms and subject to the conditions in the merger agreement that is described in this proxy statement/prospectus. As the first step in the transaction, Ocean Sub I will merge with Occam, with Occam continuing as the surviving entity. Immediately thereafter, Occam will merge with Ocean Sub II, with Ocean Sub II continuing as the surviving corporation. The first merger is referred to as the first-step merger, the second merger is referred to as the second-step merger, the first-step merger and second-step merger are collectively referred to as the merger transaction and the effective time of the first-step merger is referred to as the effective time. For more information, please see the sections titled “Proposal One—The Merger” and “The Merger Agreement” beginning on pages 73 and 117, respectively.

Merger Consideration (page 117)

At the effective time, each share of Occam common stock, other than shares owned by Calix, Occam or any of their respective subsidiaries (which will be cancelled), will be converted into the right to receive (i) 0.2925 shares of Calix common stock and (ii) $3.8337 in cash.

Treatment of Occam Options and Other Equity Awards (page 117)

Stock Options and Restricted Stock Units. Immediately prior to the effective time, (a) each outstanding Occam stock option or restricted stock unit as of immediately prior to the effective time which was or shall become vested as of the effective time with a per share exercise price that is less than (i) $3.8337 plus (ii) 0.2925 multiplied by the average volume weighted average trading price of Calix common stock during the five consecutive trading days ending on the trading day that is one day before the effective time, such amount being referred to as the cash-out consideration, (b) certain additional Occam options or restricted stock units that may be included, depending on the number of shares of Calix common stock issuable pursuant to the merger agreement and (c) unless determined otherwise by Calix, any Occam options or restricted stock units held by persons who are not Occam employees or consultants immediately prior to the effective time will be automatically cancelled and extinguished and the vested portion thereof will be automatically converted into the right to receive the cash-out consideration for the aggregate number of shares of Occam common stock that were issuable upon the exercise of such stock options or restricted stock units, less any applicable per share exercise price. If additional equity awards are cancelled in accordance with (b) above, equity awards with the highest exercise price will be cashed out first, and for these purposes a restricted stock unit is treated as having a $0 exercise price.

Unvested portions of each outstanding Occam stock option or restricted stock unit held by employees who continue to be employed by Calix or its subsidiaries after the effective time that are not cancelled as described above will be, at the effective time, automatically converted into options or restricted stock units, as the case may be, for Calix common stock, subject to adjustments in accordance with the compensatory award exchange ratio, and will otherwise be subject to the terms and conditions of such award prior to the effective time, including vesting and exercisability.

Restricted Stock. Immediately prior to the effective time, the restrictions on each restricted stock award held by a non-employee director shall lapse and the underlying Occam common stock shall be treated in the merger in the same manner as other shares of Occam common stock.

Risk Factors (page 26)

There are risks associated with the merger transaction, which are described in the section titled “Risk Factors” beginning on page 26. You should carefully read and consider these risks, which include, without limitation, the following:

•	because the market price of Calix common shares will fluctuate, you cannot be assured of the market value of Calix common shares that you will receive in the merger transaction;

•	the merger transaction is subject to the adoption of the merger agreement by Occam stockholders;

•

future results of the combined company may differ materially from the unaudited pro forma combined financial statements presented in this proxy statement/prospectus and the financial forecasts provided to Calix’s and Occam’s financial advisors in connection with discussions concerning the merger transaction;

•	the pendency of the merger transaction could materially adversely affect the future business and operations of Calix and Occam or result in a loss of Occam employees;

•	directors and executive officers of Occam have interests in the merger transaction that are different from, or in addition to, the interests of Occam stockholders generally;

•	the failure to complete the merger transaction could negatively impact the stock prices and the future business and financial results of Calix and Occam; and

•	the Calix common shares to be received by Occam stockholders as a result of the merger transaction will have different rights from shares of Occam common stock.

Special Meeting of Occam Stockholders (page 69)

Date, Time and Place. The special meeting of Occam stockholders will be held on January 27, 2011 at 10:00 a.m., local time, at Occam’s offices at 3185 Laurelview Court, Fremont, California 94538.

Purpose. At the special meeting, Occam stockholders will be asked to consider and vote upon:

•	adoption of the merger agreement; and

•	approval of the adjournment proposal.

Record Date and Quorum. Only holders of record of Occam common stock at the close of business on December 13, 2010, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. You will have one vote for each share of Occam common stock that you owned on the record date. As of the record date, there were 21,551,376 shares of Occam common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Occam common stock issued and outstanding and entitled to vote at the special meeting being present constitutes a quorum for the purpose of considering the proposals to be voted upon at the special meeting.

Vote Required. Occam cannot complete the merger transaction unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Occam common stock entitled to vote at the special meeting. The adjournment proposal must be approved by the affirmative vote of the holders of a majority of the votes cast at the special meeting on such proposal.

Occam’s Reasons for the Merger; Recommendation of the Occam Board of Directors (page 90)

At a meeting duly called and held, the Occam board has (i) unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted the merger agreement and the transactions contemplated thereby and (iii) unanimously resolved to recommend adoption of the merger agreement and the other transactions contemplated thereby by the stockholders of Occam.

In determining whether to adopt the merger agreement and approve the transactions contemplated thereby, the Occam board considered the factors described under “Proposal One—The Merger—Occam’s Reasons for the Merger; Recommendation of the Occam Board of Directors” beginning on page 90.

Opinion of Occam’s Financial Advisor (page 95)

Occam retained Jefferies & Company, Inc., which we refer to in this proxy statement/prospectus as Jefferies, to act as its financial advisor in connection with the merger transaction and to render to the Occam board an opinion as to the fairness of the consideration to be received by the holders of Occam common stock pursuant to the merger agreement. At the meeting of the Occam board on September 15, 2010, Jefferies rendered its opinion to the Occam board to the effect that, as of that date, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by holders of Occam common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the Occam board and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Occam common stock. It does not address any other aspects of the merger transaction and does not constitute a recommendation as to how any holder of Occam common stock should vote on the merger transaction or any matter related thereto.

The full text of the written opinion of Jefferies is attached to this proxy statement/prospectus as Annex B. Occam encourages its stockholders to read Jefferies’ opinion carefully and in its entirety.

Interests of Certain Persons in the Merger (page 106)

Occam’s executive officers and directors have financial interests in the merger transaction that are different from, or in addition to, their interests as Occam stockholders generally. The independent members of the Occam board were aware of and considered these interests, among other matters, in evaluating the merger agreement, and in recommending that the Occam stockholders adopt the merger agreement.

Each of Occam’s executive officers are parties to change in control severance agreements with Occam, which provide severance and other benefits in the case of qualifying terminations of employment following a change in control, including completion of the merger transaction that may result in the receipt by such executive officers of cash severance payments and other benefits with a total value of approximately $1,413,987 (collectively, not individually, and excluding the value of any accelerated vesting of stock awards) and the acceleration of stock awards held by those officers.

In addition, for Occam’s executive officers and non-employee directors, the completion of the merger transaction will result in, among other things, the conversion of vested stock options or restricted stock units into the right to receive the cash-out consideration less any applicable per share exercise price, the accelerated vesting and conversion of restricted stock into the right to receive merger consideration and the conversion of outstanding but unvested Occam stock options and restricted stock units into stock options and restricted stock units of Calix, subject to the compensatory award exchange ratio and which will remain subject to the vesting terms specified in the applicable award agreement. Occam’s officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger transaction.

For further information, including a discussion of the approximate value of the potential benefits that could be received by the executive officers and the directors of Occam upon completion of the merger transaction, please see “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 106.

Outstanding Stock Entitled to Vote held by Certain Stockholders and the Vote Required to Adopt the Merger Agreement

As of November 30, 2010, all directors and executive officers of Occam, together with their affiliates, beneficially owned approximately 27% of the shares of Occam common stock. The affirmative vote of the holders of a majority of the shares of Occam common stock issued and outstanding is required for approval of the merger proposal.

Certain stockholders of Occam who collectively held approximately 27% of Occam’s common stock as of November 30, 2010 have entered into a support agreement pursuant to which Occam stockholders have agreed to vote their shares of Occam common stock in favor of the adoption of the merger agreement and have also agreed to certain limitations on the ability to transfer their Occam shares and to exercise other stockholder rights. This support agreement is discussed in greater detail in the section entitled “Support Agreement” in this proxy statement/prospectus.

Regulatory Approvals Required for the Merger (page 109)

Calix and Occam agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under the Hart-Scott-Rodino Act, or the HSR Act. Under the HSR Act, and the rules promulgated by the Federal Trade Commission, or the FTC, the merger transaction may not be completed until (1) certain information and materials are furnished to the Department of Justice, or the DOJ, and the FTC and (2) the applicable waiting period under the HSR Act is terminated or expires. Calix and Occam filed the required HSR notification and report forms with the FTC on September 27, 2010. Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Calix and Occam also intend to make all required filings under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, relating to the merger transaction, and obtain all other approvals and consents which may be necessary to give effect to the merger transaction.

Appraisal Rights (page 110)

Under the Delaware General Corporation Law, referred to as the DGCL, Occam stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the first-step merger is completed, but only if they comply with all requirements of the DGCL, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the amount an Occam stockholder would be entitled to receive under the merger agreement. Any Occam stockholder intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Occam prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement . Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

NYSE Listing of Calix Common Stock (page 116)

Calix’s common shares currently trade on the New York Stock Exchange, or NYSE, under the stock symbol “CALX.” It is a condition to completion of the merger transaction that the Calix common shares to be issued by Calix to Occam stockholders in connection with the merger transaction be approved for listing on the NYSE, subject to official notice of issuance. Calix has agreed to use all reasonable best efforts to cause the Calix common shares issuable in connection with the merger transaction, including those shares to be reserved for issuance upon the exercise or conversion of equity awards described above, to be authorized for listing on the NYSE and expects to obtain the NYSE’s approval to list such shares prior to completion of the merger transaction, subject to official notice of issuance.

Delisting and Deregistration of Occam Common Stock (page 116)

Shares of Occam common stock currently trade on the NASDAQ Global Market under the stock symbol “OCNW.” Upon completion of the merger transaction, all shares of Occam common stock will cease to be listed for trading on the NASDAQ Global Market and will be deregistered under the Exchange Act.

Conditions to the Merger (page 128)

The obligations of each of Occam, Calix and Ocean Sub I to consummate the first-step merger are subject to the satisfaction of the following conditions:

•	the merger agreement having been adopted by the required vote of the Occam stockholders;

•

expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and any other applicable antitrust laws in the United States, and receipt of any required clearances, consents, approvals, orders and authorizations required by any antitrust laws in the United States;

•

the absence of any temporary restraining order, preliminary or permanent injunction, or any other order, decree or law, in each case, issued, enacted or adopted by any governmental authority of a competent jurisdiction in the United States making consummation of the merger transaction illegal; and

•

declaration of effectiveness of the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) under the Securities Act and the absence of any stop order or proceeding seeking a stop order affecting the registration statement.

Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

In addition, the obligations of Occam to consummate the first-step merger are subject to the satisfaction of the following conditions:

•

the continued accuracy of the representations and warranties made by Calix, Ocean Sub I, and Ocean Sub II, under the merger agreement, at signing and at closing, subject to certain materiality qualifications and limitations described in further detail on page 128;

•	Calix, Ocean Sub I, and Ocean Sub II, having complied in all material respects with their respective obligations and covenants under the merger agreement;

•	the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of Calix and its subsidiaries since the date of the agreement;

•	the receipt by Occam of an executed closing certificate from Calix;

•

the receipt by Occam of the written opinion of Wilson Sonsini Goodrich & Rosati, P.C. to the effect that, for U.S. federal income tax purposes, the merger transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or the Code; and

•	the Calix common shares deliverable to Occam stockholders in connection with the merger transaction shall have been authorized for listing on the NYSE, upon official notice of issuance.

The obligation of Calix, Ocean Sub I, and Ocean Sub II, to complete the merger transaction is subject to the following conditions in addition to those described above:

•

the continued accuracy of the representations and warranties made by Occam under the merger agreement, subject in certain instances to materiality qualifications and limitations described in further detail on page 129;

•	Occam having complied in all material respects with its obligations and covenants under the merger agreement;

•	the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of Occam and its subsidiaries since the date of the agreement;

•	Occam’s delivery to Calix of (i) an executed closing certificate; and (ii) written resignations of all the Occam directors and officers, which, in each case, shall be in full force and effect; and

•

the absence of any proceeding (pending or threatened) that (i) challenges or seeks to prohibit the merger transaction, (ii) would limit Calix’s ability to exercise ownership rights with respect to Occam, (iii) would materially and adversely affect Calix’s ability to own the assets or operate the business of Occam or (iv) seeks to compel any party to dispose of or hold separate any material assets as a result of the transaction.

Expected Timing of the Merger (page 110)

Calix and Occam currently expect to complete the merger transaction in the first quarter of 2011, subject to the receipt of required stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger transaction. Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010. Because many of the conditions to completion of the merger transaction are beyond the control of Calix and Occam, the exact timing for completion of the merger transaction cannot be predicted with any amount of certainty.

No Solicitation of Offers by Occam (page 125)

The merger agreement contains detailed provisions that restrict Occam, its subsidiaries and their respective representatives from soliciting, initiating or knowingly encouraging, or taking other actions intended to facilitate, the submission of any other acquisition proposal. The merger agreement also contains restrictions on Occam, its subsidiaries and their respective representatives from participating in any discussions or negotiations regarding any other acquisition proposal. The merger agreement does not, however, prohibit the Occam board from considering and recommending to Occam stockholders an alternative transaction with a third party if specified conditions are met, including, in certain circumstances, the payment of a termination fee required by the merger agreement.

Termination of the Merger Agreement (page 129)

The merger agreement may be terminated at any time prior to the completion of the first-step merger by mutual consent of Occam and Calix. The merger agreement may also be terminated, subject to certain conditions, by either Occam or Calix if:

•	the merger transaction has not been consummated on or before March 15, 2011;

•

by mutual agreement of Calix and Occam, if the merger transaction has not been consummated by December 15, 2010 and if Calix and Occam make a mutual good-faith determination that certain conditions relating to antitrust approval are not likely to be satisfied on or before March 15, 2011;

•	any final and non-appealable order, injunction or decree issued by any governmental authority of competent jurisdiction in the United States permanently prohibits the merger transaction; or

•	Occam stockholders do not adopt the merger agreement at the special meeting.

provided, with the exception of the circumstances described in the second bullet in the above list, no party may terminate the merger agreement for any of the circumstances stated above if such party’s breach of the merger agreement resulted in the occurrence of any circumstances. Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Calix may terminate the merger agreement, subject to certain conditions, if:

•	certain triggering events relating to other acquisition proposals occur at any time prior to the adoption of the merger agreement by Occam stockholders; or

•

any of Occam’s representations and warranties are inaccurate or if Occam has breached any of its covenants or obligations (in each case, if such breach is not cured within 30 days’ written notice thereof), such that the required conditions to Calix’s obligations to close would not be satisfied (provided that Calix, Ocean Sub I or Ocean Sub II are not then in material breach of the merger agreement).

Occam may terminate the merger agreement, subject to certain conditions, if:

•

prior to Occam stockholder approval, the Occam board recommends, accepts or agrees to enter into a superior proposal (as defined in the merger agreement and described in further detail in the section titled “The Merger Agreement—No Solicitation of Offers by Occam” beginning on page 125; or

•

any of Calix’s representations and warranties are inaccurate or Calix has breached any of its covenants or obligations (in each case, if such breach is not cured within 30 days’ written notice thereof), such that the required conditions to Occam’s obligations to close would not be satisfied (provided that Occam is not then in material breach of the merger agreement).

Termination Fees and Expenses (page 130)

Occam has agreed to pay Calix a termination fee of $5,200,000 if:

•

(i) the merger agreement is terminated because Occam stockholders do not adopt the merger agreement at the Occam stockholder meeting; and (ii) at or prior to the Occam stockholder meeting, an acquisition proposal involving a third party is publicly announced or becomes publicly known and has not been withdrawn; and (iii) within twelve months following the termination of the merger agreement pursuant to (i) above, Occam enters into a definitive agreement to effect an acquisition of Occam and such transaction is subsequently consummated;

•

the merger agreement (i) is terminated (A) by mutual agreement of Calix and Occam between December 15, 2010 and March 15, 2011 or (B) by either Calix or Occam after March 15, 2011, in each case, as a result of the antitrust conditions not being likely to be satisfied or not being met by March 15, 2011 and (ii) at or prior to such termination an acquisition proposal involving a third party is publicly announced or becomes publicly known and such acquisition proposal has not been withdrawn and (iii) within six months following such termination Occam enters into a definitive agreement to effect an acquisition of Occam with such third party and such transaction is subsequently consummated;

•	the merger agreement is terminated by Calix because certain triggering events relating to other acquisition proposals occur prior to the adoption of the merger agreement by Occam stockholders; or

•

the merger agreement is terminated by Occam, prior to Occam stockholder adoption of the merger agreement, because the Occam board recommends to its stockholders a superior proposal and is entering into an agreement with respect to such superior proposal.

Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Calix has agreed to pay Occam a termination fee of $5,000,000 if the merger agreement is terminated:

•

by mutual agreement of Calix and Occam, if the merger transaction has not been consummated by December 15, 2010 and if Calix and Occam make a mutual good-faith determination that certain conditions relating to antitrust approval are not likely to be satisfied on or before March 15, 2011, and if on such date, all of the merger transaction closing conditions, other than those relating to antitrust approval, are reasonably capable of being satisfied. Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Calix has agreed to pay Occam a termination fee of $10,000,000 if the merger agreement is terminated:

•

by either Occam or Calix because the merger transaction has not been consummated on or before March 15, 2011, and if on such date all of the merger transaction closing conditions have been satisfied or waived other than conditions that, by their nature, can only to be satisfied at the closing or those relating to antitrust approval. Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Accounting Treatment (page 113)

In accordance with accounting principles generally accepted in the United States, or GAAP, Calix will account for the merger transaction using the purchase method of accounting for business combinations.

Material U.S. Federal Income Tax Consequences of the Merger Transaction (page 113)

The merger transaction has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the consummation of the merger transaction is conditioned on the receipt by Occam of an opinion from its counsel to the effect that the merger transaction will so qualify. Assuming the merger transaction qualifies as a reorganization, for U.S. federal income tax purposes, U.S. stockholders of Occam will recognize gain (but not loss) with respect to their Occam common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received instead of a fractional share of Calix common stock); and will recognize gain (or loss) to the extent any cash received instead of a fractional share of Calix common stock exceeds (or is less than) the basis of the fractional share.

The tax consequences of the merger transaction to each stockholder will depend on such stockholder’s own situation. Occam stockholders are urged to read the discussion in the section titled “Proposal One—The Merger—Material U.S. Federal Income Tax Consequences of the Merger Transaction” beginning on page 113 of this proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger transaction, as well as the effects of state, local and non-U.S. tax laws.

Management of Calix Following the Merger

Upon the effective time and subject to the review and approval of Calix’s board, one member of the Occam board who is not an employee of Occam, which individual shall be mutually and reasonably agreed to by Calix and Occam, will be appointed to the Calix board and will be nominated by the Calix board for election at Calix’s next annual meeting of stockholders. As of the date of this proxy statement/prospectus, no determination has been made as to the identity of the designee who will be appointed to the Calix board. There are currently no changes to Calix’s executive officers contemplated in connection with the merger transaction. Information about the Calix directors and executive officers who will continue to be Calix directors and executive officers after the effective time is set forth below in the section “Management Following the Merger—Management of Calix,” and information about members of the Occam board who are not employees of Occam, one of whom will be appointed to the Calix board after the effective time, is set forth below in the section “Management Following the Merger—Non-Employee Directors of Occam.”

Comparison of Rights of Calix Stockholders and Occam Stockholders (page 273)

The rights of Occam stockholders are currently governed by the Occam certificate of incorporation, the Occam bylaws and the DGCL. Occam stockholders, who will receive a portion of the merger consideration in Calix common shares, will become stockholders of Calix upon completion of the merger transaction. Thereafter, their rights will be governed by the Calix certificate of incorporation, the Calix bylaws and the DGCL. As a result, these Occam stockholders will have different rights once they become stockholders of Calix due to the differences in the governing documents of Calix and Occam. The key differences are described in the section titled “Comparison of Rights of Calix Stockholders and Occam Stockholders” beginning on page 273 of this proxy statement/prospectus.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

Selected Historical Financial Data of Calix

The following tables summarize Calix’s financial data. The statements of operations data for the nine months ended September 26, 2009 and September 25, 2010 and the balance sheet data as of September 25, 2010 are derived from Calix’s unaudited financial statements and related notes. The statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the balance sheet data as of December 31, 2008 and 2009 are derived from Calix’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005, 2006 and 2007 are derived from Calix’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

	Years Ended December 31,					Nine Months Ended
						September 26, 2009	September 25, 2010
	2005	2006	2007	2008	2009
	(in thousands, except per share data)					(unaudited, in thousands,
						except per share data)
Consolidated Statements of Operations Data:
Revenue	$133,516	$203,590	$193,819	$250,463	$232,947	$144,588	$195,348
Cost of revenue:
Products and services(1)	92,527	138,651	128,025	165,925	150,863	93,584	117,194
Amortization of existing technologies	—	4,987	5,440	5,440	5,440	4,080	4,080

Total cost of revenue	92,527	143,638	133,465	171,365	156,303	97,664	121,274

Gross profit	40,989	59,952	60,354	79,098	76,644	46,924	74,074

Operating expenses:
Research and development(1)	30,312	43,469	44,439	44,348	46,132	33,187	39,232
Sales and marketing(1)	20,632	29,852	28,439	31,627	33,486	23,691	29,014
General and administrative(1)	6,541	8,938	12,103	15,253	15,613	11,629	19,515
Acquisition-related costs	—	—	—	—	—	—	2,137
Amortization of acquired intangible assets	—	2,378	740	740	740	555	555
In-process research and development	—	9,000	—	—	—	—	—

Total operating expenses	57,485	93,637	85,721	91,968	95,971	69,062	90,453
Loss from operations	(16,496)	(33,685)	(25,367)	(12,870)	(19,327)	(22,138)	(16,379)
Other income (expense), net	1,468	14,331	530	(130)	(3,466)	(3,097)	(1,001)

Net loss before provision (benefit) from income taxes	(15,028)	(19,354)	(24,837)	(13,000)	(22,793)	(25,235)	(17,380)
Provision (benefit) from income taxes	27	105	102	(81)	(352)	51	435

Net loss before cumulative effect of change in accounting principle	(15,055)	(19,459)	(24,939)	(12,919)	(22,441)	(25,286)	(17,815)
Cumulative effect of change in accounting principle	(8,278)	—	—	—	—	—	—

Net loss	(23,333)	(19,459)	(24,939)	(12,919)	(22,441)	(25,286)	(17,815)
Preferred stock dividends	—	—	1,016	4,065	3,747	3,041	900

Net loss attributable to common stockholders	$(23,333)	$(19,459)	$(25,955)	$(16,984)	$(26,188)	$(28,327)	$(18,715)

	Years Ended December 31,					Nine Months Ended
						September 26, 2009	September 25, 2010
	2005	2006	2007	2008	2009
	(in thousands, except per share data)					(unaudited, in thousands,
						except per share data)
Net loss per common share:
Basic and diluted	$(10.86)	$(6.25)	$(6.96)	$(4.27)	$(6.48)	$(7.03)	$(0.70)

Pro forma basic and diluted (unaudited)(2)					$(0.77)		$(0.50)

Weighted average number of shares used to compute net loss per share:
Basic and diluted	2,149	3,111	3,727	3,975	4,040	4,029	26,751

Pro forma basic and diluted (unaudited)(2)					28,991		35,540

(1)Includes stock-based compensation as follows:

Cost of revenue	$164	$277	$379	$619	$581	$516	$1,152
Research and development	259	824	1,852	3,189	2,657	1,969	4,014
Sales and marketing	427	659	1,285	1,998	1,840	1,287	3,034
General and administrative	1,248	1,053	2,738	4,134	4,118	2,918	9,282

	$2,098	$2,813	$6,254	$9,940	$9,196	$6,690	$17,482

(2)	Pro forma weighted average shares outstanding reflects the conversion of Calix’s convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

	As of December 31,					As of September 25, 2010
	2005	2006	2007	2008	2009
	(In thousands)					(In thousands, unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$11,926	$11,750	$29,645	$23,214	$68,049	$109,243
Working capital (deficit)	(6,268)	(11,637)	15,465	41,403	77,999	127,102
Total assets	54,437	203,530	202,677	189,455	241,116	262,066
Current and long-term loans payable	4,262	23,262	16,512	21,000	20,000	—
Preferred stock warrant liabilities	16,023	3,195	1,561	232	195	—
Convertible preferred stock	281,262	379,316	422,337	426,403	479,628	—
Common stock and additional paid-in capital	22,357	26,062	33,307	43,597	52,841	608,602
Total stockholders’ equity (deficit)	(282,990)	(296,993)	(315,676)	(322,397)	(339,358)	197,785

Selected Consolidated Historical Financial Data of Occam

The following tables summarize Occam’s financial data. The statements of operations data for the nine months ended September 30, 2009 and September 30, 2010 and the balance sheet data as of September 30, 2010 are derived from Occam’s unaudited financial statements and related notes. The consolidated financial data set forth below as of December 31, 2008 and December 31, 2009 and for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 are derived from, and qualified by reference to, Occam’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the years ended December 25, 2005 and December 31, 2006 and the balance sheet data as of December 25, 2005 and December 31, 2006 and 2007 are derived from Occam’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future. The consolidated financial data set forth below for and as of the year ended December 25, 2005 has been restated as a result of Occam’s audit committee review as described below.

On October 16, 2007, Occam announced that the audit committee of the Occam board had completed its previously announced internal review of its revenue recognition practices. Among other matters, Occam’s audit committee, assisted by independent forensic accountants and legal advisors, reviewed its practices relating to the following:

•

commitments to provide customers with software, hardware and software maintenance, hardware and software upgrades, training, and other services in connection with customers’ purchases of Occam’s network equipment;

•	sales to value added resellers; and

•	use of intermediate shipping vendors in connection with shipments of product at the end of quarters falling on weekends.

As a result of Occam’s audit committee’s review, Occam identified errors in its previous recognition of revenue and determined that Occam recognized approximately $33.0 million of revenue prematurely during fiscal years 2004 through 2006. As a result, Occam restated its consolidated financial statements for the following fiscal periods: (i) the fiscal years ended December 25, 2005 and December 26, 2004; (ii) each of the interim quarterly periods in the fiscal years ended December 25, 2005 and December 26, 2004; and (iii) each of the interim quarterly periods ended March 26, June 25, and September 24, 2006.

All references to earnings and the number of shares of Occam’s common stock have been retroactively restated to reflect the 1-for-40 reverse stock split effected on March 10, 2006.

	Fiscal Year Ended					Nine Months Ended
	December 25, 2005	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	September 30, 2009	September 30, 2010
	(in thousands except per share data)					(unaudited, in thousands except per share data)
Statement of Operations Data:
Revenue	$39,597	$68,203	$75,149	$99,268	$84,046	$62,120	$75,930
Cost of revenue(1)	27,736	42,473	46,137	56,877	50,019	36,970	44,396

Gross margin	11,861	25,730	29,012	42,391	34,027	25,150	31,534

Operating expenses
Research and product development(1)	7,440	9,584	13,321	18,964	16,091	12,186	11,549
Sales and marketing(1)	8,349	11,222	14,650	19,855	17,588	13,404	14,200
General and administrative(1)	3,420	4,095	11,823	10,812	7,940	6,179	5,702
Restructuring charges	—	—	—	—	213	213	—
Loss on legal settlement	—	—	—	—	1,700	1,700	—
In-process research and development	—	—	2,180	—	—	—	—
Merger related expenses	—	—	—	—	—	—	2,840

Total operating expenses	19,209	24,901	41,974	49,631	43,532	33,682	34,291

Income (loss) from operations	(7,348)	829	(12,962)	(7,240)	(9,505)	(8,532)	(2,757)
Other income (expense), net	—	—	—	(342)	147	147	—
Interest income (expense), net	(259)	470	2,632	1,120	227	274	8

Income (loss) before provision for (benefit from) income taxes	(7,607)	1,299	(10,330)	(6,462)	(9,131)	(8,111)	(2,749)
Provision for (benefit from) income taxes	—	64	56	256	(206)	(35)	32

Net income (loss)	(7,607)	1,235	(10,386)	(6,718)	(8,925)	(8,076)	(2,781)
Beneficial conversion feature	(1,822)	(3,437)	—	—	—	—	—

Net loss attributable to common stockholders	$(9,429)	$(2,202)	$(10,386)	$(6,718)	$(8,925)	$(8,076)	$(2,781)

Basic and diluted net loss per share	$(1.40)	$(0.24)	$(0.53)	$(0.34)	$(0.44)	$(0.40)	$(0.13)
Shares used to compute basic and diluted net loss per share	6,759	9,020	19,760	19,874	20,259	20,214	20,820

(1)Stock-based compensation included in:
Cost of revenue	$—	$288	$233	$377	$504	$326	$234
Research and product development	519	748	754	1,128	1,152	778	594
Sales and marketing	70	476	558	731	1,002	692	560
General and administrative	6	390	546	811	1,370	889	644

Total stock-based compensation	$595	$1,902	$2,091	$3,047	$4,028	$2,685	$2,032

	As of
	December 25, 2005	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	September 30, 2010
	(in thousands)					(unaudited, in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,571	$59,219	$37,637	$30,368	$39,268	$44,174
Restricted cash	3,749	4,378	13,103	13,771	5,721	1,804
Working capital	12,225	66,096	51,765	47,953	45,521	46,356
Total assets	30,638	87,758	90,885	92,734	83,162	90,305
Total debt and capital lease obligation	2,557	—	64	67	46	—
Total liabilities	17,645	19,615	30,619	35,563	30,312	36,875
Convertible preferred stock and warrants	34,942	—	—	—	—	—
Total stockholders’ equity (deficit)	(21,949)	68,143	60,266	57,171	52,850	53,430

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting. The Calix and Occam selected unaudited pro forma condensed combined balance sheet data as of September 25, 2010 assume that the merger transaction took place on September 25, 2010, and combines the Calix historical balance sheet at September 25, 2010 with Occam’s historical consolidated balance sheet at September 30, 2010. The Calix and Occam selected unaudited pro forma condensed combined statement of operations data assume that the merger transaction took place as of January 1, 2009. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2009 combines the Calix historical statement of operations data for the year ended December 31, 2009 with the Occam historical statement of operations data for the year ended December 31, 2009. The selected unaudited pro forma condensed combined statement of operations data for the nine months ended September 25, 2010 combines the Calix historical statement of operations data for the nine months ended September 25, 2010 with the Occam historical statement of operations data for the nine months ended September 30, 2010.

The unaudited pro forma condensed combined financial statements assume that, at the effective time of the first-step merger, each outstanding share of Occam common stock (other than those with respect to which appraisal rights are available, properly exercised and not withdrawn) will be converted into the right to receive (a) $3.8337 per share in cash plus (b) 0.2925 of a validly issued, fully paid and non-assessable share of Calix’s common stock.

The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary, presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 25, 2010 and for the year ended December 31, 2009 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus.

	Year Ended December 31, 2009	Nine Months Ended September 25, 2010(1)
	(in thousands)
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenue	$299,381	$258,243
Gross profit	101,159	98,773
Loss from operations	(53,900)	(32,696)
Net loss attributable to common stockholders	(59,805)	(34,717)
Net loss per common share:
Basic and diluted	$(5.87)	$(1.06)
Pro forma combined basic and diluted(2)	$(1.60)	$(0.81)

Weighted average common shares outstanding:
Basic and diluted	10,189	32,900
Pro forma combined basic and diluted(2)	35,140	41,689

As of September 25, 2010
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and marketable securities	$64,551
Working capital	88,384
Total assets	371,387
Accumulated deficit	(410,897)
Total stockholders’ equity	280,059

(1)	Includes the historical results of Occam for the nine months ended September 30, 2010.
(2)	Pro forma combined weighted average shares outstanding reflects the conversion of Calix convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

Comparative Historical and Unaudited Pro Forma Combined Per Share Data

The following table contains certain historical per share data of Calix and Occam and combined per share data on an unaudited pro forma combined basis after giving effect to the merger using the purchase method of accounting.

The unaudited pro forma combined per share data was derived from financial information of Calix and Occam included elsewhere in this proxy statement/prospectus. The information in the table should be read in conjunction with the historical financial statements of Calix and Occam and related notes, which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined data is based on estimates and assumptions that Calix and Occam believe are reasonable. It is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had Calix and Occam been a combined company as of the beginning of the periods presented.

Calix:	As of and for the Year Ended December 31, 2009(1)	As of and for the Nine Months Ended September 25, 2010(1)
Book value per share
Historical	$4.85	$5.57
Pro forma combined	NA	$8.51
Basic and diluted net loss per share
Historical	$(0.77)	$(0.50)
Pro forma combined	$(1.60)	$(0.81)

(1)	The historical and pro forma combined per share data for the year ended December 31, 2009 and nine months ended September 25, 2010 reflects the conversion of all outstanding shares of Calix convertible preferred stock (using the if-converted method) into shares of common stock as though the conversion had occurred on the original dates of issuance and the reclassification of Calix preferred stock warrant liabilities to additional paid-in capital, immediately prior to the completion of Calix’s initial public offering.

Occam:	As of and for the Year Ended December 31, 2009(1)	As of and for the Nine Months Ended September 30, 2010
Book value per share
Historical	$2.56	$2.52
Pro forma combined equivalent	NA	$2.49
Basic and diluted net loss per share
Historical	$(0.44)	$(0.13)
Pro forma combined equivalent	$(0.47)	$(0.24)

(1)	Occam’s equivalent pro forma amounts per share are calculated by multiplying the Calix pro forma combined share amounts by the assumed exchange ratio of 0.2925.

Comparative Per Share Market Price Data

Calix common stock is listed on the NYSE under the symbol “CALX,” and Occam common stock is listed on the NASDAQ Global Market under the symbol “OCNW.” The following table shows the closing sales prices of the Calix common stock and Occam common stock as reported on the NYSE and the NASDAQ Global Market on September 15, 2010, the last trading day before the merger agreement was announced, and on December 13, 2010, the latest practicable date prior to the date of this proxy statement/prospectus.

The table also shows the implied value of the merger consideration proposed for each share of Occam common stock, which was calculated by adding $3.8337 to the product of the closing price on the NYSE of Calix common shares as of the respective date and the exchange ratio. The actual value of the Calix common stock a stockholder will receive on the date of the merger transaction may be higher or lower than the prices set forth below.

	Calix Common Stock	Occam Common Stock	Merger Consideration per share of Occam
September 15, 2010	$13.30	$5.29	$7.724
December 13, 2010	$15.90	$8.34	$8.484

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 67, you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Occam and Calix. With respect to Calix or the combined company if the merger transaction is completed, these risks can be found in the section titled “Risk Factors—Risks Related to Calix (and the Combined Company in the event the Merger Transaction is Completed).” With respect to Occam in the event Occam continues as a standalone company, these risks can be found in the section titled “Risk Factors—Risks Related to Occam.” For further information, please see the section titled “Where You Can Find More Information” beginning on page 284.

Risks Related to the Merger

Because the market price of Calix common shares will fluctuate, Occam stockholders cannot be sure of the market value of Calix common shares that they will receive in the merger transaction.

At the effective time of the merger transaction, each share of Occam common stock, other than dissenting shares, if any, and shares owned by Calix, Occam or any of their respective subsidiaries (which will be cancelled), will be converted into the right to receive $3.8337 in cash, without interest and 0.2925 shares of Calix common stock. There will be a time lapse between the date on which Occam stockholders vote on the adoption of the merger agreement and the date on which Occam stockholders will actually receive such shares. The market value of Calix common shares will fluctuate during this period. These fluctuations may be caused by changes in the businesses, operations, results and prospects of both Calix and Occam, market expectations of the likelihood that the merger transaction will be completed and the timing of its completion, the effect of any of the conditions or restrictions imposed on or proposed with respect to the merging parties by regulatory agencies, general market and economic conditions or other factors, including those risks discussed elsewhere in this proxy statement/prospectus. The actual market value of Calix common shares, when received by Occam stockholders, will depend on the market value of those shares on that date. This market value may be less than the value used to determine the number of shares to be received, as that determination was made as of September 15, 2010.

The failure to successfully combine the businesses of Calix and Occam in the expected time frame may adversely affect Calix’s future results, which may adversely affect the value of the Calix common shares that Occam stockholders may receive in the merger transaction.

The success of the merger transaction will depend, in part, on the ability of a post-merger Calix to realize the anticipated benefits from combining the businesses of Calix and Occam, including integrating Occam into Calix’s business. To realize these anticipated benefits, Calix’s business and Occam’s business must be successfully combined. If Calix is unsuccessful in combining Calix’s business and Occam’s business in the expected timeframe, the anticipated benefits of the merger transaction may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger transaction.

Calix and Occam, including their respective subsidiaries, have operated and, until the completion of the merger transaction, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies. Any or all of those occurrences could adversely affect Calix’s ability to maintain relationships with customers and employees after the merger transaction or to achieve the anticipated benefits of the merger transaction. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on the combined company.

Future results of the combined company may differ materially from the unaudited pro forma combined financial statements presented in this proxy statement/prospectus and the financial forecasts provided to Calix’s and Occam’s financial advisors in connection with discussions concerning the merger transaction and the potential benefits of the merger transaction may not be realized.

The future results of the combined company may be materially different from those shown in the unaudited pro forma combined financial statements presented in this proxy statement/prospectus, which show only a combination of the historical results of Calix and Occam and the financial forecasts provided to Calix’s and Occam’s financial advisors in connection with discussions concerning the merger transaction. Calix expects to incur significant costs associated with the completion of the merger transaction and combining the operations of the two companies, the exact magnitude of which is not yet known. In addition, these costs may decrease the capital that the combined company could use for revenue-generating investments in the future. Furthermore, potential growth, expected financial results, perceived synergies and anticipated opportunities may not be realized through the completion of the merger transaction.

Whether or not the merger transaction is completed, the announcement and pendency of the merger transaction could cause disruptions and materially adversely affect the future business and operations of Calix and Occam or result in a loss of Occam employees.

In connection with the announcement or pendency of the merger transaction, it is possible that some customers, suppliers and other persons with whom Calix or Occam have a business relationship may delay or defer certain business decisions, or determine to purchase a competitor’s products. In particular, customers could be reluctant to purchase the products of Calix and/or Occam due to uncertainty about the direction of their respective technology and products, and uncertainty regarding the willingness of the combined company to support and service existing products after the merger transaction. If Calix’s or Occam’s customers, suppliers or other persons, delay or defer business decisions, or purchase a competitor’s products, it could negatively impact revenues, earnings and cash flows of Calix or Occam, as well as the market prices of Calix common shares or Occam common stock, regardless of whether the merger transaction is completed.

Similarly, current and prospective employees of Occam may experience uncertainty about their future roles with Occam and Calix following completion of the merger transaction. These potential distractions of the merger may adversely affect Occam’s ability to attract, motivate and retain executives and key employees and keep them focused on the strategies and goals of the combined company. Any failure by Occam to retain and motivate executives and key employees during the period prior to the completion of the merger transaction could seriously harm its business, as well as the business of the combined company.

Directors and executive officers of Occam have interests in the merger transaction that are different from, or in addition to, the interests of Occam stockholders generally, and Occam stockholders should consider these interests in connection with their votes on the merger agreement.

Some of the directors and executive officers of Occam have interests in the merger transaction that are different from, or in addition to, the interests of Occam stockholders generally. These interests include:

•	the vesting and settlement or conversion of Occam equity awards into awards for Calix common shares held by Occam directors and executive officers;

•	executive officers’ receipt of specified benefits under their change in control agreements, if certain terminations of employment occur in connection with the merger transaction; and

•	Calix’s agreement to indemnify directors and officers against certain claims and liabilities and to continue such indemnification for a period of six years from the effective time.

Occam stockholders should consider these interests in connection with their votes on the merger agreement. For more information, please see the section titled “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 106.

Failure to complete the merger transaction could negatively impact the stock prices and future businesses and financial results of Calix and Occam.

If the merger transaction is not completed, neither Calix nor Occam would realize any anticipated benefits from being a part of the combined company. In addition, Calix and/or Occam may experience negative reactions from the financial markets, which could cause a decrease in the market price of their stock, particularly if the market price reflects a market assumption that the merger will be completed. Calix and Occam may also experience negative reactions from their respective customers, employees and dealers. Such reactions may have an adverse effect on Calix’s and/or Occam’s business. Calix and/or Occam also could be subject to litigation related to any failure to complete the merger transaction or to enforcement proceedings commenced against Calix and/or Occam to perform their respective obligations under the merger agreement.

In addition, if the merger transaction is not completed, the ongoing businesses of Calix and Occam may be adversely affected and Calix and Occam will be subject to several risks and consequences, including the following:

•	Occam may be required, under certain circumstances, to pay Calix a termination fee of $5.2 million under the merger agreement;

•	Calix may be required, under certain circumstances, to pay Occam a termination fee of $5.0 million or $10.0 million under the merger agreement;

•	Occam may not be able to find another buyer willing to pay an equivalent or higher price in an alternative transaction than the price that would be paid pursuant to the merger transaction;

•

under the merger agreement, Occam is subject to certain restrictions on the conduct of its business prior to completing the merger transaction which may adversely affect its ability to execute certain of its business strategies;

•

Occam and Calix will be required to pay certain costs relating to the merger transaction, whether or not the merger transaction is completed, such as legal, accounting, financial advisor and printing fees; and

•

matters relating to the merger transaction may require substantial commitments of time and resources by Calix and Occam management, which could otherwise have been devoted to other opportunities that may have been beneficial to Calix and Occam as independent companies.

Occam’s obligation to pay a termination fee under certain circumstances and the restrictions on its ability to solicit other acquisition proposals may discourage other companies from trying to acquire Occam.

Until the merger transaction is completed or the merger agreement is terminated, with limited exceptions, the merger agreement prohibits Occam from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than Calix. Occam has agreed to pay Calix a termination fee of $5.2 million under specified circumstances. These provisions could discourage other companies from trying to acquire Occam for a higher price.

A different set of factors and conditions affect Calix common shares and could have a negative impact on its stock price.

Upon completion of the merger transaction, Occam stockholders will become holders of Calix common shares. The businesses and segments of Calix and the other companies it has acquired and may acquire in the future, are different from those of Occam. There is a risk that various factors, conditions and developments which would not affect the price of Occam’s common stock could negatively affect the price of Calix’s common shares. Please see the section titled “Risk Factors—Risks Related to Calix (and the Combined Company in the event the Merger Transaction is completed)” beginning on page 30 and the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 67 for a summary of some of the key factors that might affect Calix and the prices at which Calix common shares may trade from time to time.

The Calix common shares to be received by Occam stockholders as a result of the merger transaction will have different rights from shares of Occam common stock.

Following completion of the merger transaction, Occam stockholders will no longer be stockholders of Occam but will instead be stockholders of Calix. There are important differences between the rights of Occam stockholders and the rights of Calix stockholders. See “Comparison of Rights of Calix Stockholders and Occam Stockholders” beginning on page 273 for a discussion of the different rights associated with Calix common shares and Occam common stock.

Occam stockholders will own a smaller percentage of Calix than they currently own in Occam.

After completion of the merger transaction, Occam stockholders will own a smaller percentage of Calix than they currently own in Occam. Occam stockholders, in the aggregate, will own between approximately 14.1% and 15.9% of Calix’s outstanding shares of common stock immediately after completion of the merger transaction (such ownership percentages are based on the number of Calix shares of common stock outstanding as of September 14, 2010 and will vary based upon the actual number of Calix and Occam shares outstanding as of the effective time).

Four purported class action lawsuits, as well as an additional lawsuit, have been filed against Occam and its directors challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the merger, result in substantial costs or both.

On September 17, 2010, September 20, 2010 and September 21, 2010, three purported class action complaints were filed by three purported stockholders of Occam in the California Superior Court for Santa Barbara County: Kardosh v. Occam Networks, Inc., et al. (Case No. 1371748), or the Kardosh complaint; Kennedy v. Occam Networks, Inc., et al. (Case No. 1371762), or the Kennedy complaint; and Moghaddam v. Occam Networks, Inc., et al. (Case No. 1371802), or the Moghaddam complaint, respectively. The Kardosh, Kennedy and Moghaddam complaints, which are referred to collectively as the California class action complaints, are substantially similar. Each of the California class action complaints names Occam, the members of the Occam board and Calix as defendants. The Kennedy complaint also names Calix’s merger subsidiaries, Ocean Sub I and Ocean Sub II, as defendants.

The California class action complaints generally allege that the members of the Occam board breached their fiduciary duties in connection with the proposed acquisition of Occam by Calix, by, among other things, engaging in an allegedly unfair process and agreeing to an allegedly unfair price for the proposed merger transaction. The California class action complaints further allege that Occam and the other entity defendants aided and abetted the alleged breaches of fiduciary duty. The plaintiffs in the California class action complaints seek injunctive relief directing the individual defendants to comply with their fiduciary duties and enjoining the proposed merger transaction, and rescinding the merger transaction and awarding damages in an unspecified amount in the event the merger transaction closes, as well as plaintiffs’ costs, attorney’s fees, and other relief. On November 19, 2010, the California Superior Court issued an order staying the California class actions in favor of a substantively identical stockholder class action pending in the Delaware Court of Chancery (see below).

On October 6, 2010, a purported class action complaint was filed by purported stockholders of Occam in the Delaware Court of Chancery: Steinhardt v. Howard-Anderson, et al. (Case No. 5878-VCL). On November 24, 2010, these purported stockholders filed an amended complaint, or the amended Steinhardt complaint. The amended Steinhardt complaint names Occam and the members of the Occam board as defendants. The amended Steinhardt complaint does not name Calix as a defendant.

Like the California class action complaints, the amended Steinhardt complaint generally alleges that the members of the Occam board breached their fiduciary duties in connection with the proposed acquisition of Occam by Calix, by, among other things, engaging in an allegedly unfair process and agreeing to an allegedly unfair price for the proposed merger transaction. The amended Steinhardt complaint also alleges that Occam and the members of the Occam board breached their fiduciary duties by failing to disclose certain allegedly material facts about the proposed merger in the preliminary Form S-4 Registration Statement that Calix filed with the SEC on November 2, 2010. The amended Steinhardt complaint seeks injunctive relief enjoining the proposed merger, or rescinding the merger transaction and awarding damages in an unspecified amount in the event the merger transaction closes, as well as plaintiffs’ costs, attorney’s fees, and other relief.

On November 12, 2010, a complaint was filed by two purported stockholders of Occam in the U.S. District Court for the Central District of California: Kennedy and Moghaddam v. Occam Networks, Inc., et al. (Case No. CV10-8665), or the Federal complaint. The Federal complaint names Occam, the members of the Occam board, Calix, Ocean Sub I, and Ocean Sub II as defendants. The Federal complaint generally alleges that the defendants violated sections 14(a) and 20(a) of the Securities Exchange Act of 1934 in connection with the proposed acquisition of Occam by Calix, by, among other things, making material misstatements and omissions about the proposed merger in the preliminary Form S-4 Registration Statement that Calix filed with the SEC on November 2, 2010, and/or aiding and abetting the issuance of the allegedly misleading registration statement. The plaintiffs in the Federal complaint seek injunctive relief enjoining the proposed merger transaction, as well as plaintiffs’ costs, attorney’s fees, and other relief.

Occam’s management believes that the allegations in the California actions, the Delaware action, and the Federal action are without merit and intends to vigorously contest the actions. However, there can be no assurance that the defendants will be successful in their defense. In addition, Occam has obligations, under certain circumstances, to hold harmless and indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and Occam’s bylaws and certificate of incorporation. Such obligations may apply to these lawsuits. An unfavorable outcome in these lawsuits could prevent or delay the consummation of the merger, result in substantial costs to Occam or both.

Risks Related to Calix (and the Combined Company in the event the Merger Transaction is Completed)

Risks Related to Calix’s Business and Industry

Calix’s markets are rapidly changing and the company has a limited operating history, which make it difficult to predict future revenue and plan expenses appropriately.

Calix was incorporated in August 1999 and shipped its first product in December 2001. Calix has a limited operating history and competes in markets characterized by rapid technological change, changing needs of communications service providers, or CSPs, evolving industry standards and frequent introductions of new products and services. Calix has limited historical data and has had a relatively limited time period in which to implement and evaluate its business strategies as compared to companies with longer operating histories. In addition, Calix likely will be required to reposition its product and service offerings and introduce new products and services as the company encounters rapidly changing CSP requirements and increasing competitive pressures. Calix may not be successful in doing so in a timely and responsive manner, or at all. As a result, it is difficult to forecast the future revenues and plan the operating expenses of Calix appropriately, which also makes it difficult to predict the future operating results of Calix.

Calix has a history of losses and negative cash flow, and the company may not be able to generate positive operating income and cash flows in the future.

Calix has experienced net losses in each year of its existence. For the nine months ended September 25, 2010 and September 26, 2009, the company incurred net losses of $17.8 million and $25.3 million, respectively. As of September 25, 2010, Calix had an accumulated deficit of $410.9 million.

Calix expects to continue to incur significant expenses for research and development, sales and marketing, customer support and general and administrative functions as the company expands its operations. Given the rapid growth rate and the intense competitive pressures the company faces, Calix may be unable to control its operating costs.

Calix cannot guarantee that it will achieve profitability in the future. The revenue growth trends in prior periods may not be sustainable. In addition, the company will have to generate and sustain significantly increased revenue, while continuing to control expenses, in order to achieve and then maintain profitability. Calix may also incur significant losses in the future for a number of reasons, including the risks discussed in this “Risk Related to Calix (and the Combined Company in the event the Merger Transaction is Completed)” section and factors that the company cannot anticipate. If Calix is unable to generate positive operating income and cash flow from operations, its liquidity, results of operations and financial condition will be adversely affected.

Fluctuations in quarterly and annual operating results may make it difficult to predict Calix’s future performance, which could cause Calix’s operating results to fall below investor or analyst expectations, which could adversely affect the trading price of Calix common stock.

A number of factors, many of which are outside of the control of Calix, may cause or contribute to significant fluctuations in quarterly and annual operating results. These fluctuations may make financial planning and forecasting difficult. Comparing the company’s operating results on a period-to-period basis may not be meaningful, and you should not rely on Calix’s past results as an indication of its future performance. If Calix’s revenue or operating results fall below the expectations of investors or securities analysts, or below any guidance the company may provide to the market, the price of Calix common stock would likely decline. Moreover, Calix may experience delays in recognizing revenue under applicable revenue recognition rules, particularly from government-funded contracts, such as those funded by the United States Department of Agriculture’s Rural Utility Service, or RUS. The extent of these delays and their impact on company revenues can fluctuate over a given time period depending on the number and size of purchase orders under these contracts during such time period. In addition, unanticipated decreases in the company’s available liquidity due to fluctuating operating results could limit growth and delay implementation of Calix’s expansion plans.

In addition to the other risk factors listed in this “Risk Related to Calix (and the Combined Company in the event the Merger Transaction is Completed)” section, factors that may contribute to the variability of Calix’s operating results include:

•	the company’s ability to predict its revenue and plan its expenses appropriately;

•	the capital spending patterns of CSPs and any decrease or delay in capital spending by CSPs due to economic, regulatory or other reasons;

•	the impact of government-sponsored programs on the company’s customers;

•	intense competition;

•	the ability to develop new products or enhancements that support technological advances and meet changing CSP requirements;

•	the company’s ability to achieve market acceptance of its products and CSPs’ willingness to deploy the new products;

•	the concentration of the company’s customer base;

•	the length and unpredictability of the company’s sales cycles;

•	the focus on CSPs with limited revenue potential;

•	the lack of long-term, committed-volume purchase contracts with the company’s customers;

•	the ability to increase sales to larger North American as well as international CSPs;

•	the company’s exposure to the credit risks of its customers;

•	fluctuations in the company’s gross margin;

•	the interoperability of products with CSP networks;

•	the dependence on sole and limited source suppliers;

•	the ability to manage relationships with the company’s contract manufacturers;

•	the ability to forecast manufacturing requirements and manage inventory;

•	the company’s products’ compliance with industry standards;

•	the ability to expand international operations;

•	the ability to protect the company’s intellectual property and the cost of doing so;

•	the quality of the company’s products, including any undetected hardware errors or bugs in its software;

•	the ability to estimate future warranty obligations due to product failure rates;

•	the company’s ability to obtain necessary third-party technology licenses;

•	any obligation to issue performance bonds to satisfy requirements under RUS contracts;

•	the attraction and retention of qualified employees and key personnel; and

•	the company’s ability to maintain proper and effective internal controls.

Calix’s business is dependent on the capital spending patterns of CSPs, and any decrease or delay in capital spending by CSPs, in response to recent economic conditions or otherwise, would reduce revenues and harm the company’s business.

Demand for Calix’s products depends on the magnitude and timing of capital spending by CSPs as they construct, expand and upgrade their access networks. For the nine months ended September 25, 2010, CenturyLink, Inc., hereafter referred to as CenturyLink, purchased a significant amount of Calix’s access systems and software. However, the company cannot anticipate the level of CenturyLink’s purchases in the future. In April 2010, CenturyLink announced their pending merger with Qwest Communications. If the pending merger is completed, this could create uncertainty for Calix as to whether it will be chosen as a preferred network equipment vendor for the combined company. In addition, the recent economic downturn has contributed to a slowdown in telecommunications industry spending, including in the specific geographies and markets in which Calix operates. In response to reduced consumer spending, challenging capital markets or declining liquidity trends, capital spending for network infrastructure projects of CSPs could be delayed or cancelled. In addition, capital spending is cyclical in the industry and sporadic among individual CSPs, and can change on short notice. As a result, Calix may not have visibility into changes in spending behavior until nearly the end of a given quarter. CSP spending on network construction, maintenance, expansion and upgrades is also affected by seasonality in their purchasing cycles, reductions in their budgets and delays in their purchasing cycles.

Many factors affecting Calix’s results of operations are beyond the company’s control, particularly in the case of large CSP orders and network infrastructure deployments involving multiple vendors and technologies where the achievement of certain thresholds for acceptance is subject to the readiness and performance of the customer or other providers, and changes in customer requirements or installation plans. Further, CSPs may not pursue infrastructure upgrades that require the company’s access systems and software. Infrastructure improvements may be delayed or prevented by a variety of factors including cost, regulatory obstacles, mergers, lack of consumer demand for advanced communications services and alternative approaches to service delivery. Reductions in capital expenditures by CSPs may slow Calix’s rate of revenue growth. As a consequence, the company’s results for a particular quarter may be difficult to predict, and its prior results are not necessarily indicative of results likely in future periods.

Government-sponsored programs could impact the timing and buying patterns of CSPs, which may cause fluctuations in Calix’s operating results.

Many of Calix’s customers are Independent Operating Companies, or IOCs, which have revenues that are particularly dependent upon interstate and intrastate access charges, and federal and state subsidies. The Federal Communications Commission, or FCC, and some states are considering changes to such payments and subsidies, and these changes could reduce IOC revenues. Furthermore, many IOCs use or expect to use, government-supported loan programs or grants, such as RUS loans and grants and the Broadband Stimulus programs under the American Recovery and Reinvestment Act of 2009, or ARRA, to finance capital spending. Changes to these programs could reduce the ability of IOCs to access capital and reduce Calix’s revenue opportunities.

The company believes that uncertainties related to Broadband Stimulus programs may be delaying investment decisions by IOCs. In addition, to the extent that the company’s customers do receive grants or loans under these stimulus programs, those customers may be encouraged to accelerate their network development plans and purchase substantial quantities of products, from Calix or other suppliers, while the programs and funding are in place. Customers may thereafter substantially curtail future purchases of products as ARRA funding winds down or because all purchases have been completed. Award grants under the Broadband Stimulus programs were issued between December 2009 and September 2010. Funded projects must be two-thirds complete within two years of the award and complete within three years of the award.

Therefore, all funds that are awarded are expected to be allocated by September 2013. The revenue recognition guidelines related to the sales of Calix’s access systems to CSPs who have received Broadband Stimulus funds may create uncertainties around the timing of the company’s revenue, which could harm financial results. In addition, any decision by CSPs to reduce capital expenditures caused by changes in government regulations and subsidies would have an adverse effect on Calix’s operating results and financial condition.

Calix faces intense competition that could reduce the company’s revenue and adversely affect its financial results.

The market for Calix products is highly competitive, and the company expects competition from both established and new companies to increase. Competitors include companies such as ADTRAN, Inc., Alcatel- Lucent S.A., Enablence Technologies Inc., Huawei Technologies Co., Ltd., LM Ericsson Telephone Company, or Ericsson, Motorola, Inc., Occam Networks, Inc., Tellabs, Inc. and Zhone Technologies, Inc.

Calix’s ability to compete successfully depends on a number of factors, including:

•	the successful development of new products;

•	the ability to anticipate CSP and market requirements and changes in technology and industry standards;

•	the ability to differentiate Calix products from its competitors’ offerings based on performance, cost-effectiveness or other factors;

•	the ability to gain customer acceptance of its products; and

•	the ability to market and sell its products.

The market for broadband access equipment is dominated primarily by large, established vendors. In addition, some of Calix’s competitors have merged, made acquisitions or entered into partnerships or other strategic relationships with one another to offer more comprehensive solutions than they individually had offered. Examples include the merger of Alcatel S.A. with Lucent Technologies, Inc. in November 2006, Ericsson’s acquisitions of Redback Networks Inc. in January 2007 and Entrisphere Inc. in February 2007, Ciena Corporation’s acquisition of World Wide Packets, Inc. in 2008, Nortel’s Metro Ethernet Networks business in March 2010 and Enablence Technologies, Inc.’s acquisition of Teledata Networks, Ltd. in June 2010. Calix expects this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry. Many of the company’s current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than Calix does and are better positioned to acquire and offer complementary products and services technologies. Many of Calix’s competitors have broader product lines and can offer bundled solutions, which may appeal to certain customers. Such competitors may invest additional resources in developing more compelling product offerings. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier, regardless of product performance or features, because the products that Calix and its competitors offer require a substantial investment of time and funds to install. In addition, as a result of these transition costs, competition to secure contracts with potential customers is particularly intense. Some of Calix’s competitors may offer substantial discounts or rebates to win new customers. If the company is forced to reduce prices in order to secure customers, it may be unable to sustain gross margins at desired levels or achieve profitability. Competitive pressures could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which could reduce revenue and adversely affect the company’s financial results.

Product development is costly and if Calix fails to develop new products or enhancements that meet changing CSP requirements, the company could experience lower sales.

Calix’s market is characterized by rapid technological advances, frequent new product introductions, evolving industry standards and unanticipated changes in subscriber requirements. The company’s future success will depend significantly on its ability to anticipate and adapt to such changes, and to offer, on a timely and cost-effective basis, products and features that meet changing CSP demands and industry standards.

Calix intends to continue making significant investments in developing new products and enhancing the functionality of its existing products. Developing products is expensive, complex and involves uncertainties. The company may not have sufficient resources to successfully manage lengthy product development cycles. For the nine months ended September 25, 2010 and September 26, 2009, Calix’s research and development expenses were $39.2 million, or 20% of revenue, and $33.2 million, or 23% of revenue, respectively. The company believes that it must continue to dedicate a significant amount of resources to its research and development efforts to maintain a competitive position. These investments may take several years to generate positive returns, if ever. In addition, the company may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. If Calix fails to meet its development targets, demand for its products will decline.

In addition, the introduction of new or enhanced products also requires that the company manage the transition from older products to these new or enhanced products in order to minimize disruption in customer ordering patterns, fulfill ongoing customer commitments and ensure that adequate supplies of new products are available for delivery to meet anticipated customer demand. If Calix fails to maintain compatibility with other software or equipment found in its customers’ existing and planned networks, the company may face substantially reduced demand for its products, which would reduce revenue opportunities and market share.

Moreover, as customers complete infrastructure deployments, they may require greater levels of service and support than Calix has provided in the past. Calix may not be able to provide products, services and support to compete effectively for these market opportunities. If the company is unable to anticipate and develop new products or enhancements to its existing products on a timely and cost-effective basis, it could experience lower sales which would harm Calix’s business.

Calix’s new products are early in their life cycles and are subject to uncertain market demand. If customers are unwilling to install Calix products or deploy new services or the company is unable to achieve market acceptance of its new products, business and financial results will be harmed.

Calix’s new products are early in their life cycles and are subject to uncertain market demand. They also may face obstacles in manufacturing, deployment and competitive response. Potential customers may choose not to invest the additional capital required for initial system deployment. In addition, demand for products is dependent on the success of Calix’s customers in deploying and selling services to their subscribers. Calix’s products support a variety of advanced broadband services, such as high-speed Internet, Internet protocol television, mobile broadband, high-definition video and online gaming, and basic voice and data services. If subscriber demand for such services does not grow as expected or declines, or if Calix customers are unable or unwilling to deploy and market these services, demand for the company’s products may decrease or fail to grow at anticipated rates.

Calix’s strategy includes developing products for the access network that incorporate Internet protocol and Ethernet technologies. If these technologies are not widely adopted by CSPs for use in their access networks, demand for the company’s products may decrease or not grow. As a result, Calix may be unable to sell its products to recoup its expenses related to the development of these products and results of operations would be harmed. The company may also be delayed in recognizing revenue related to its new products and related services and may be required to recognize costs and expenses for such products before it can recognize the related revenue.

Calix’s customer base is concentrated, and there are a limited number of potential customers for its products. The loss of any of key customers, a decrease in purchases by those key customers or Calix’s inability to grow its customer base would adversely impact its revenues.

Historically, a large portion of Calix’s sales have been to a limited number of customers. For example, for the year ended December 31, 2009, CenturyLink accounted for 38% of Calix’s revenue. In 2008, CenturyLink and one other customer accounted for 25% and 11% of revenue, respectively. In 2007, CenturyLink and another different customer accounted for 22% and 15% of revenue, respectively.

Calix anticipates that a large portion of its revenues will continue to depend on sales to a limited number of customers. In addition, some larger customers may demand discounts and rebates or desire to purchase their access systems and software from multiple providers. As a result of these factors, the company’s future revenue opportunities may be limited and its margins could be reduced, and profitability may be adversely impacted. The loss of, or reduction in, orders from any key customer would significantly reduce Calix’s revenues and harm its business.

Furthermore, in recent years, the CSP market has undergone substantial consolidation. Industry consolidation generally has negative implications for equipment suppliers, including a reduction in the number of potential customers, a decrease in aggregate capital spending, and greater pricing leverage on the part of CSPs over equipment suppliers. Continued consolidation of the CSP industry, including the pending merger between CenturyLink and Qwest Communications, and among the Incumbent Local Exchange Carrier, or ILEC, and IOC customers, who represent a large part of Calix’s business, could make it more difficult for the company to grow its customer base, increase sales of its products and maintain adequate gross margins.

Calix’s sales cycles can be long and unpredictable, and its sales efforts require considerable time and expense. As a result, sales are difficult to predict and may vary substantially from quarter to quarter, which may cause the company’s operating results to fluctuate significantly.

The timing of Calix’s revenues is difficult to predict. Sales efforts often involve educating CSPs about the use and benefits of the company’s products. CSPs typically undertake a significant evaluation process, which frequently involves not only Calix products but also those of its competitors and results in a lengthy sales cycle. Calix spends substantial time, effort and money in its sales efforts without any assurance that such efforts will produce any sales. In addition, product purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific customer for a particular quarter are not realized in that quarter or at all the company may not achieve its revenue forecasts and the business could be harmed.

Calix’s focus on CSPs with relatively small networks limits its revenues from sales to any one customer and makes future operating results difficult to predict.

Calix currently focuses a large portion of its sales efforts on IOCs, cable multiple system operators and selected international CSPs. In general, the company’s current and potential customers generally operate small networks with limited capital expenditure budgets. Accordingly, Calix believes the potential revenues from the sale of its products to any one of these customers is limited. As a result, the company must identify and sell products to new customers each quarter to continue to increase its sales. In addition, the spending patterns of many of its customers are characterized by small and sporadic purchases. As a consequence, Calix has limited backlog and will likely continue to have limited visibility into future operating results.

Calix does not have long-term, committed-volume purchase contracts with its customers, and therefore has no guarantee of future revenue from any customer.

Calix’s sales are made predominantly pursuant to purchase orders, and typically the company has not entered into long-term, committed-volume purchase contracts with its customers, including its key customers which account for a material portion of the company’s revenues. As a result, any of its customers may cease to purchase Calix products at any time. In addition, Calix’s customers may attempt to renegotiate the terms of its agreements, including price and quantity. If any key customers stop purchasing Calix’s access systems and software for any reason, business and results of operations would be harmed.

The company’s efforts to increase its sales to larger North American as well as international CSPs may be unsuccessful.

Calix’s sales and marketing efforts have been focused on CSPs in North America. A part of its long-term strategy is to increase sales to larger North American as well as international CSPs. Calix will be required to devote substantial technical, marketing and sales resources to the pursuit of these CSPs, who have lengthy equipment qualification and sales cycles, without any assurance of generating sales. In particular, sales to these CSPs may require the company to upgrade its products to meet more stringent performance criteria, develop new customer-specific features or adapt its product to meet international standards. If Calix is unable to successfully increase sales to larger CSPs, its operating results and long-term growth may be negatively impacted.

Calix’s exposure to the credit risks of its customers may make it difficult to collect accounts receivable and could adversely affect operating results and financial condition.

In the course of its sales to customers, Calix may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable. The recent challenging economic conditions have impacted some of Calix’s customers’ ability to pay their accounts payable. While the company attempts to monitor these situations carefully and attempts to take appropriate measures to collect accounts receivable balances, the company has written down accounts receivable and written off doubtful accounts in prior periods and may be unable to avoid accounts receivable write-downs or write-offs of doubtful accounts in the future. Such write-downs or write-offs could negatively affect Calix’s operating results for the period in which they occur, and could harm its operating results.

Calix’s gross margin may fluctuate over time and its current level of product gross margins may not be sustainable.

Calix’s current level of product gross margins may not be sustainable and may be adversely affected by numerous factors, including:

•	changes in customer, geographic or product mix, including the mix of configurations within each product group;

•	increased price competition, including the impact of customer discounts and rebates;

•	the ability to reduce and control product costs;

•	loss of cost savings due to changes in component pricing or charges incurred due to inventory holding periods if parts ordering does not correctly anticipate product demand;

•	introduction of new products;

•	changes in shipment volume;

•	changes in distribution channels;

•	increased warranty costs;

•	excess and obsolete inventory and inventory holding charges;

•	expediting costs incurred to meet customer delivery requirements; and

•	liquidated damages relating to customer contractual terms.

The company’s products must interoperate with many software applications and hardware products found in its customers’ networks. If Calix is unable to ensure that its products interoperate properly, its business would be harmed.

Calix products must interoperate with its customers’ existing and planned networks, which often have varied and complex specifications, utilize multiple protocol standards, software applications and products from multiple vendors and contain multiple generations of products that have been added over time. As a result, the company must continually ensure that its products interoperate properly with these existing and planned networks. To meet these requirements, Calix must undertake development efforts that require substantial capital investment and employee resources. The company may not accomplish these development efforts quickly or cost-effectively, if at all. If Calix fails to maintain compatibility with other software or equipment found in its customers’ existing and planned networks, the company may face substantially reduced demand for its products, which would reduce its revenue opportunities and market share.

Calix has entered into interoperability arrangements with a number of equipment and software vendors for the use or integration of their technology with Calix products. These arrangements give the company access to, and enable interoperability with, various products that it does not otherwise offer. If these relationships fail, Calix may have to devote substantially more resources to the development of alternative products and processes, and its efforts may not be as effective as the combined solutions under its current arrangements. In some cases, these other vendors are either companies that Calix competes with directly, or companies that have extensive relationships with Calix’s existing and potential customers and may have influence over the purchasing decisions of those customers. Some of the company’s competitors have stronger relationships with some of Calix’s existing and potential other vendors and, as a result, its ability to have successful interoperability arrangements with these companies may be harmed. Calix’s failure to establish or maintain key relationships with third-party equipment and software vendors may harm the company’s ability to successfully sell and market its products.

As Calix does not have manufacturing capabilities, the company depends upon a small number of outside contract manufacturers and the company does not have supply contracts with these manufacturers. Its operations could be disrupted if Calix encounters problems with these contract manufacturers.

Calix does not have internal manufacturing capabilities, and relies upon a small number of contract manufacturers to build its products. In particular, the company relies on Flextronics International Ltd., or Flextronics, for the manufacture of most of its products. Calix’s reliance on a small number of contract manufacturers makes it vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields and costs. The company does not have supply contracts with Flextronics or its other manufacturers. Consequently, these manufacturers are not obligated to supply products to Calix for any specific period, in any specific quantity or at any certain price. In addition, Calix has limited control over its contract manufacturers’ quality systems and controls, and therefore may not be able to ensure levels of quality manufacture suitable for its customers.

The revenues that Flextronics generates from the company’s orders represent a relatively small percentage of Flextronics’ overall revenues. As a result, fulfilling Calix’s orders may not be considered a priority in the event Flextronics is constrained in its ability to fulfill all of its customer obligations in a timely manner. In addition, a substantial part of the company’s manufacturing is done in Flextronics facilities which are located outside of the United States. Calix believes that the location of these facilities outside of the United States increases supply risk, including the risk of supply interruptions or reductions in manufacturing quality or controls.

If Flextronics or any of its other contract manufacturers were unable or unwilling to continue manufacturing Calix’s products in required volumes and at high quality levels, the company would have to identify, qualify and select acceptable alternative contract manufacturers. An alternative contract manufacturer may not be available to Calix when needed or may not be in a position to satisfy the company’s production requirements at commercially reasonable prices and quality. Any significant interruption in manufacturing would require Calix to reduce the supply of products to its customers, which in turn would reduce revenues and harm the company’s relationships with its customers.

Calix depends on sole source and limited source suppliers for key components and products. If the company were unable to source these components on a timely basis, Calix would not be able to deliver its products to customers.

Calix depends on sole source and limited source suppliers for key components of its products. For example, certain of its application-specific integrated circuits processors and resistor networks are purchased from sole source suppliers. Calix may from time to time enter into original equipment manufacturer, or OEM, or original design manufacturer, or ODM, agreements to manufacture and/or design certain products in order to enable the company to offer products into key markets on an accelerated basis. For example, a third party assisted in the design of and manufactures Calix’s E5-100 platform family. Any of the sole source and limited source suppliers, OEMs and ODMs upon whom the company relies could stop producing Calix components or products, cease operations or be acquired by, or enter into exclusive arrangements with, the company’s competitors. Calix generally does not have long-term supply agreements with its suppliers, and its purchase volumes are currently too low for the company to be considered a priority customer by most of its suppliers. As a result, most of these suppliers could stop selling to Calix at commercially reasonable prices, or at all. Any such interruption or delay may force the company to seek similar components or products from alternative sources, which may not be available. Switching suppliers, OEMs or ODMs may require that the company redesign its products to accommodate new components, and may potentially require Calix to re-qualify its products with customers, which would be costly and time-consuming. Any interruption in the supply of sole source or limited source components for its products would adversely affect Calix’s ability to meet scheduled product deliveries to its customers, could result in lost revenue or higher expenses and would harm the business.

If Calix fails to forecast its manufacturing requirements accurately and manage its inventory with contract manufacturers, the company could incur additional costs, experience manufacturing delays and lose revenue.

Calix bears inventory risk under its contract manufacturing arrangements. Lead times for the materials and components that Calix orders through its contract manufacturers vary significantly and depend on numerous factors, including the specific supplier, contract terms and market demand for a component at a given time. Lead times for certain key materials and components incorporated into Calix products are currently lengthy, requiring the company or its contract manufacturers to order materials and components several months in advance of manufacture. If Calix overestimates its production requirements, the contract manufacturers may purchase excess components and build excess inventory. If the company’s contract manufacturers, at its request, purchase excess components that are unique to Calix products or build excess products, the company could be required to pay for these excess parts or products and recognize related inventory write-down costs. Historically, Calix has reimbursed its primary contract manufacturer for inventory purchases when the inventory has been rendered obsolete, for example due to manufacturing and engineering change orders resulting from design changes, manufacturing discontinuation of parts by the company’s suppliers, or in cases where inventory levels greatly exceed projected demand. If Calix experiences excess inventory write-downs associated with excess or obsolete inventory, this would have an adverse effect on the company’s gross margins, financial condition and results of operations. Calix has experienced unanticipated increases in demand from customers which resulted in delayed shipments and variable shipping patterns. If the company underestimates its product requirements, the contract manufacturers may have inadequate component inventory, which could interrupt manufacturing of Calix products and result in delays or cancellation of sales.

If Calix fails to comply with evolving industry standards, sales of its existing and future products would be adversely affected.

The markets for Calix products are characterized by a significant number of standards, both domestic and international, which are evolving as new technologies are deployed. The company’s products must comply with these standards in order to be widely marketable. In some cases, Calix is compelled to obtain certifications or authorizations before its products can be introduced, marketed or sold. In addition, the ability to expand Calix’s international operations and create international market demand for products may be limited by regulations or standards adopted by other countries that may require the company to redesign its existing products or develop new products suitable for sale in those countries. Although the company believes its products are currently in compliance with domestic and international standards and regulations in countries in which they currently sell, Calix may not be able to design its products to comply with evolving standards and regulations in the future. Accordingly, this ongoing evolution of standards may directly affect the company’s ability to market or sell its products. Further, the cost of complying with the evolving standards and regulations, or the failure to obtain timely domestic or foreign regulatory approvals or certification such that the company may not be able to sell its products where these standards or regulations apply, would result in lower revenues and lost market share.

Calix may be unable to successfully expand its international operations. In addition, the company’s international expansion plans, if implemented, will subject it to a variety of risks that may harm its business.

Calix currently generates almost all of its sales from customers in North America and the Caribbean, and has very limited experience marketing, selling and supporting its products and services outside North America and the Caribbean or managing the administrative aspects of a worldwide operation. While Calix intends to expand its international operations, the company may not be able to create or maintain international market demand for its products. In addition, as it expands its operations internationally, the company’s support organization will face additional challenges including those associated with delivering support, training and documentation in languages other than English. If Calix invests substantial time and resources to expand its international operations and is unable to do so successfully and in a timely manner, the business, financial condition and results of operations will suffer.

In the course of expanding its international operations and operating overseas, Calix will be subject to a variety of risks, including:

•	differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, custom duties or other trade restrictions;

•	greater difficulty supporting and localizing its products;

•	different or unique competitive pressures as a result of, among other things, the presence of local equipment suppliers;

•

challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, compensation and benefits and compliance programs;

•	limited or unfavorable intellectual property protection;

•	risk of change in international political or economic conditions; and

•	restrictions on the repatriation of earnings.

Calix may have difficulty managing growth, which could limit its ability to increase sales.

Calix has experienced significant growth in sales and operations in recent years. The company expects to continue to expand its research and development, sales, marketing and support activities. The company’s historical growth has placed, and planned future growth is expected to continue to place, significant demands on Calix’s management, as well as its financial and operational resources, to:

•	manage a larger organization;

•	expand its manufacturing and distribution capacity;

•	increase sales and marketing efforts;

•	broaden customer support capabilities;

•	implement appropriate operational and financial systems; and

•	maintain effective financial disclosure controls and procedures.

If Calix cannot grow, or fails to manage its growth effectively, the company may not be able to execute its business strategies and the business, financial condition and results of operations would be adversely affected.

Calix may not be able to protect its intellectual property, which could impair the ability to compete effectively.

Calix depends on certain proprietary technology for its success and ability to compete. As of September 25, 2010, Calix held 25 U.S. patents expiring between 2015 and 2028, and had 31 pending U.S. patent applications. Two of the U.S. patents are also covered by granted international patents, one in five countries and the other in three countries. The company currently has no pending international patent applications. Calix relies on intellectual property laws, as well as nondisclosure agreements, licensing arrangements and confidentiality provisions, to establish and protect its proprietary rights. U.S. patent, copyright and trade secret laws afford the company only limited protection, and the laws of some foreign countries do not protect proprietary rights to the same extent. Calix’s pending patent applications may not result in issued patents, and its issued patents may not be enforceable. Any infringement of Calix’s proprietary rights could result in significant litigation costs. Further, any failure by the company to adequately protect its proprietary rights could result in Calix’s competitors offering similar products, resulting in the loss of competitive advantage and decreased sales.

Despite efforts to protect the company’s proprietary rights, attempts may be made to copy or reverse engineer aspects of Calix’s products or to obtain and use information that the company regards as proprietary. Accordingly, Calix may be unable to protect its proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of its intellectual property would be difficult for the company. Litigation may be necessary in the future to enforce Calix’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could harm Calix’s business.

On December 28, 2009, Calix filed a lawsuit against Wi-LAN Inc., or Wi-LAN, of Ontario, Canada, in the federal court in the Northern District of California, seeking declaratory relief that the company does not infringe U.S. Patents Nos. 5,956,323 and 6,763,019, allegedly owned by Wi-LAN. Wi-LAN withdrew a motion to dismiss or to transfer the Calix lawsuit to the Eastern District of Texas, where Wi-LAN had filed a separate subsequent action accusing Calix of infringement of the two patents. On December 6, 2010, the court in the Eastern District of Texas granted Calix’s motion to transfer that action to the Northern District of California. Both parties have filed extensive written discovery requests in the California action. The company intends to continue to vigorously pursue the lawsuit and defend against all Wi-LAN claims and counterclaims. While Calix believes it has substantial and meritorious arguments and defenses, neither the outcome of the litigation nor the amount and range of potential damages or exposure associated with the litigation can be assessed with certainty, and the company is not currently able to estimate the loss, if any, that may result from the claims against it. If Wi-LAN is successful in obtaining injunctive relief, it could force the company to stop or alter certain of its business activities.

Calix could become subject to litigation regarding intellectual property rights that could harm its business.

Calix may be subject to intellectual property infringement claims that are costly to defend and could limit the company’s ability to use some technologies in the future. Third parties may assert patent, copyright, trademark or other intellectual property rights to technologies or rights that are important to Calix’s business. Such claims may involve patent holding companies or other adverse patent owners who have no relevant product revenue, and therefore the company’s own issued and pending patents may provide little or no deterrence. Calix has received in the past and expects that in the future it may receive, particularly as a public company, communications from competitors and other companies alleging that the company may be infringing their patents, trade secrets or other intellectual property rights and/or offering licenses to such intellectual property or threatening litigation. In addition, Calix has agreed, and may in the future agree, to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Any claims asserting that Calix’s products infringe, or may infringe on, the proprietary rights of third parties, with or without merit, could be time-consuming, resulting in costly litigation and diverting the efforts of the engineering teams and management. These claims could also result in product shipment delays or require the company to modify its products or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available to Calix on acceptable terms, if at all.

The quality of Calix’s support and services offerings is important to its customers, and if the company fails to continue to offer high quality support and services Calix could lose customers which would harm the business.

Once Calix’s products are deployed within its customers’ networks, they depend on the company’s support organization to resolve any issues relating to those products. A high level of support is critical for the successful marketing and sale of its products. If Calix does not effectively assist its customers in deploying its products, succeed in helping them quickly resolve post-deployment issues or provide effective ongoing support, it could adversely affect the ability to sell Calix products to existing customers and harm the company’s reputation with potential new customers. As a result, the failure to maintain high quality support and services could result in the loss of customers which would harm Calix’s business.

Calix’s products are highly technical and may contain undetected hardware errors or software bugs, which could harm the company’s reputation and adversely affect its business.

Calix’s products are highly technical and, when deployed, are critical to the operation of many networks. The company’s products have contained and may contain undetected errors, bugs or security vulnerabilities. Some errors in its products may only be discovered after a product has been installed and used by customers, and may in some cases only be detected under certain circumstances or after extended use. Any errors, bugs, defects or security vulnerabilities discovered in its products after commercial release could result in loss of revenues or delay in revenue recognition, loss of customer goodwill and customers and increased service and warranty cost, any of which could adversely affect the business, operating results and financial condition. In addition, Calix could face claims for product liability, tort or breach of warranty. Calix’s contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of the company and its products. In addition, if Calix’s business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, the business, operating results and financial condition could be adversely impacted.

Calix’s estimates regarding future warranty obligations may change due to product failure rates, shipment volumes, field service obligations and rework costs incurred in correcting product failures. If the estimates change, liability for warranty obligations may be increased, impacting future cost of goods sold.

Calix’s products are highly complex, and the product development, manufacturing and integration testing may not be adequate to detect all defects, errors, failures and quality issues. Quality or performance problems for products covered under warranty could adversely impact the company’s reputation and negatively affect its operating results and financial position. The development and production of new products with high complexity often involves problems with software, components and manufacturing methods. If significant warranty obligations arise due to reliability or quality issues arising from defects in software, faulty components or manufacturing methods, Calix’s operating results and financial position could be negatively impacted by:

•	cost associated with fixing software or hardware defects;

•	high service and warranty expenses;

•	high inventory obsolescence expense;

•	delays in collecting accounts receivable;

•	payment of liquidated damages for performance failures; and

•	declining sales to existing customers.

Calix’s use of open source software could impose limitations on the company’s ability to commercialize its products.

Calix incorporates open source software into its products. Although the company closely monitors its use of open source software, the terms of many open source software licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on Calix’s ability to sell its products. In such event, Calix could be required to make its proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties in order to continue offering its products, to re-engineer products or to discontinue the sale of products in the event re-engineering cannot be accomplished on a timely basis or at all, any of which could adversely affect the company’s revenues and operating expenses.

If Calix is unable to obtain necessary third-party technology licenses, the company’s ability to develop new products or product enhancements may be impaired.

While Calix’s current licenses of third-party technology relate to commercially available off-the-shelf technology, the company may in the future be required to license additional technology from third parties to develop new products or product enhancements. These third-party licenses may be unavailable to Calix on commercially reasonable terms, if at all. Calix’s inability to obtain necessary third-party licenses may force the company to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could harm the competitiveness of its products and result in lost revenues.

Calix may pursue acquisitions, which involve a number of risks. If the company is unable to address and resolve these risks successfully, such acquisitions could disrupt the business.

In February 2006, Calix acquired Optical Solutions, Inc. in order to support the expansion of its product and service offerings. On September 16, 2010, the company entered into a definitive agreement to acquire Occam Networks, Inc., which is discussed further in the report on Form 8-K that Calix filed on September 16, 2010 and in this proxy statement/prospectus. Calix may in the future acquire businesses, products or technologies to expand its product offerings and capabilities, customer base and business. Calix has evaluated, and expects to continue to evaluate, a wide array of potential strategic transactions. The company has limited experience making such acquisitions. Any of these transactions could be material to its financial condition and results of operations. The anticipated benefit of acquisitions may never materialize. In addition, the process of integrating acquired businesses, products or technologies may create unforeseen operating difficulties and expenditures. Some of the areas where Calix may face acquisition-related risks include:

•	diversion of management time and potential business disruptions;

•	expenses, distractions and potential claims resulting from acquisitions, whether or not they are completed;

•	retaining and integrating employees from any businesses the company may acquire;

•	issuance of dilutive equity securities or incurrence of debt;

•	integrating various accounting, management, information, human resource and other systems to permit effective management;

•	incurring possible write-offs, impairment charges, contingent liabilities, amortization expense or write-offs of goodwill;

•	difficulties integrating and supporting acquired products or technologies;

•	unexpected capital expenditure requirements;

•	insufficient revenues to offset increased expenses associated with the acquisition;

•	opportunity costs associated with committing capital to such acquisitions; and

•	acquisition-related litigation.

Foreign acquisitions would involve risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Calix may not be able to address these risks successfully, or at all, without incurring significant costs, delays or other operating problems. The company’s inability to address successfully such risks could disrupt the business.

Calix’s obligation to issue performance bonds to satisfy requirements under RUS contracts and ARRA-related contracts may negatively impact its working capital and financial condition.

The company is often required to issue performance bonds to satisfy requirements under its RUS contracts, and expects that it may also be required to issue such bonds under the terms of contracts required by the Broadband Stimulus programs under the American Recovery and Reinvestment Act of 2009, or ARRA. The performance bonds generally cover the full amount of the RUS contract, and may be the same for ARRA contracts. Upon Calix’s performance under the contract and acceptance by the customer, the performance bond is released. The time period between issuing the performance bond and its release can be lengthy. Calix issues letters of credit under its existing credit facility to support these performance bonds. In the event the company does not have sufficient capacity under its credit facility to support these bonds, Calix will have to issue certificates of deposit, which could materially impact its working capital or limit its ability to satisfy such contract requirements. In the event that Calix is unable to issue such bonds, the company may lose business and customers who purchase under RUS and ARRA contracts. In addition, if Calix exhausts its credit facility or working capital reserves in issuing such bonds, the company may be required to eliminate or curtail expenditures to mitigate the impact on its working capital or financial condition.

Calix’s use of and reliance upon development resources in China may expose the company to unanticipated costs or liabilities.

Calix operates a wholly foreign-owned enterprise in Nanjing, China, where a dedicated team of engineers performs quality assurance and cost reduction engineering. The company also outsources a portion of its software development to a team of software engineers based in Shenyang, China. This reliance upon development resources in China may not enable the company to achieve meaningful product cost reductions or greater resource efficiency. Further, the company’s development efforts and other operations in China involve significant risks, including:

•	difficulty hiring and retaining appropriate engineering resources due to intense competition for such resources and resulting wage inflation;

•

the knowledge transfer related to Calix technology and exposure to misappropriation of intellectual property or confidential information, including information that is proprietary to the company, its customers and third parties;

•	heightened exposure to changes in the economic, security and political conditions of China;

•	fluctuation in currency exchange rates and tax risks associated with international operations; and

•	development efforts that do not meet the company’s requirements because of language, cultural or other differences associated with international operations, resulting in errors or delays.

Difficulties resulting from the factors above and other risks related to its operations in China could expose Calix to increased expense, impair its development efforts, harm the company’s competitive position and damage its reputation.

Calix’s customers are subject to government regulation, and changes in current or future laws or regulations that negatively impact its customers could harm the company’s business.

The FCC has jurisdiction over all of Calix’s U.S. customers. FCC regulatory policies that create disincentives for investment in access network infrastructure or impact the competitive environment in which the company’s customers operate may harm its business. For example, future FCC regulation affecting providers of broadband Internet access services could impede the penetration of Calix’s customers into certain markets or affect the prices they may charge in such markets. Furthermore, many of its customers are subject to FCC rate regulation of interstate telecommunications services, and are recipients of federal universal service fund payments, which are intended to subsidize telecommunications services in areas that are expensive to serve. In addition, many of the company’s customers are subject to state regulation of intrastate telecommunications services, including rates for such services, and may also receive funding from state universal service funds. Changes in rate regulations or universal service funding rules, either at the federal or state level, could adversely affect its customers’ revenues and capital spending plans. In addition, various international regulatory bodies have jurisdiction over certain of Calix’s non-U.S. customers. Changes in these domestic and international standards, laws and regulations, or judgments in favor of plaintiffs in lawsuits against CSPs based on changed standards, laws and regulations could adversely affect the development of broadband networks and services. This, in turn, could directly or indirectly adversely impact the communications industry in which Calix’s customers operate. To the extent the company’s customers are adversely affected by laws or regulations regarding their business, products or service offerings, Calix’s business, financial condition and results of operations would suffer.

Calix may be subject to governmental export and import controls that could subject the company to liability or impair its ability to compete in additional international markets.

Calix’s products may be or become subject to U.S. export controls that will restrict the company’s ability to export them outside of the free-trade zones covered by the North American Free Trade Agreement, Central American Free Trade Agreement and other treaties and laws. Therefore, future international shipments of the company’s products may require export licenses or export license exceptions. In addition, the import laws of other countries may limit Calix’s ability to distribute its products, or Calix’s customers’ ability to buy and the products, in those countries. Changes in the company’s products or changes in export and import regulations may create delays in the introduction of Calix’s products in international markets, prevent its customers with international operations from deploying the products or, in some cases, prevent the export or import of products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could negatively impact Calix’s ability to sell its products to existing or potential international customers.

If Calix loses any of its key personnel, or is unable to attract, train and retain qualified personnel, the company’s ability to manage its business and continue its growth would be negatively impacted.

Calix’s success depends, in large part, on the continued contributions of its key management, engineering, sales and marketing personnel, many of whom are highly skilled and would be difficult to replace. None of the company’s senior management or key technical or sales personnel is bound by a written employment contract to remain with Calix for a specified period. In addition, Calix does not currently maintain key man life insurance covering its key personnel. If the company loses the services of any key personnel, its business, financial condition and results of operations may suffer.

Competition for skilled personnel, particularly those specializing in engineering and sales, is intense. Calix cannot be certain that it will be successful in attracting and retaining qualified personnel, or that newly hired personnel will function effectively, both individually and as a group. In particular, the company must continue to expand its direct sales force, including hiring additional sales managers, to grow the customer base and increase sales. In addition, if Calix offers employment to personnel employed by competitors, the company may become subject to claims of unfair hiring practices, and incur substantial costs in defending itself against these claims, regardless of their merits. If the company is unable to effectively recruit, hire and utilize new employees, execution of its business strategy and its ability to react to changing market conditions may be impeded, and its business, financial condition and results of operations may suffer.

Volatility or lack of performance in the Calix common stock price may also affect the company’s ability to attract and retain key personnel. Calix’s executive officers have become, or will soon become, vested in a substantial amount of shares of common stock or stock options. Employees may be more likely to leave the company if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly above the market price of the company common stock. If Calix is unable to retain its employees, its business, operating results and financial condition will be harmed.

If Calix fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect the company’s operating results, its ability to operate its business and Calix’s stock price.

Ensuring that Calix has adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. The company has in the past discovered, and may in the future discover, areas of its internal financial and accounting controls and procedures that need improvement.

Calix’s management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The company’s management does not expect that its internal control over financial reporting will prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within Calix will have been detected.

Calix expects that it will be required to comply with Section 404 of the Sarbanes-Oxley Act in connection with its annual report on Form 10-K for the year ending December 31, 2011. The company is expending significant resources in developing the necessary documentation and testing procedures required by Section 404. Calix cannot be certain that the actions it is taking to improve those internal controls over financial reporting will be sufficient, or that the company will be able to implement its planned processes and procedures in a timely manner. In addition, if Calix is unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of its financial statements, which could cause the market price of the company’s common stock to decline and make it more difficult to finance its operations and growth.

Calix incurs significant increased costs as a result of operating as a public company, which may adversely affect its operating results and financial condition.

As a public company, Calix incurs significant accounting, legal and other expenses that it did not incur as a private company, including costs associated with public company reporting requirements. The company also anticipates that it will continue to incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities Exchange Commission, or SEC, and the New York Stock Exchange, or NYSE. Furthermore, these laws and regulations could make it more difficult or more costly for Calix to obtain certain types of insurance, including director and officer liability insurance, and the company may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for Calix to attract and retain qualified persons to serve on its board of directors, on board committees or as executive officers.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and NYSE, would likely result in increased costs to Calix as it responds to their requirements. Calix is investing resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue generating activities to compliance activities.

Risks Related to Ownership of Calix’s Common Stock

Calix’s stock price may be volatile, and the value of an investment in the company’s common stock may decline.

An active public market for Calix shares may not continue to develop or be sustained. Shares of the company’s common stock were sold in an initial public offering in March 2010 at a price of $13.00 per share, and the common stock has subsequently traded as high as $18.00 and as low as $9.57. The trading price of Calix common stock could be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond the company’s control. These factors include those discussed in this “Risk Factors” section of this proxy statement/prospectus and others such as:

•	quarterly variations in Calix’s results of operations or those of its competitors;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements by Calix or its competitors of new products, significant contracts, commercial relationships, acquisitions or capital commitments;

•	developments with respect to intellectual property rights;

•	the ability to develop and market new and enhanced products on a timely basis;

•	the commencement of, or involvement in, litigation;

•	changes in governmental regulations or in the status of regulatory approvals; and

•	a slowdown in the communications industry or the general economy.

In recent years, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of Calix common stock, regardless of the company’s actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against Calix, could result in substantial costs and a diversion of the management’s attention and resources.

If securities or industry analysts do not publish research or reports about Calix’s business or if they issue an adverse or misleading opinion regarding Calix’s stock, the stock price and trading volume could decline.

The trading market for Calix’s common stock will be influenced by the research and reports that industry or securities analysts publish about the company or its business. If any of the analysts who cover the company issue an adverse or misleading opinion regarding its stock, the stock price would likely decline. If one or more of these analysts cease coverage of Calix or fail to publish reports on the company regularly, it could lose visibility in the financial markets, which in turn could cause Calix’s stock price or trading volume to decline.

Calix’s directors, executive officers and principal stockholders and their respective affiliates will continue to have substantial influence over the company and could delay or prevent a change in corporate control.

As of December 7, 2010, Calix’s directors, executive officers and holders of more than 5% of the company common stock at such time, together with their affiliates, beneficially own, in the aggregate, approximately 50.3% of Calix outstanding common stock. As a result, these stockholders, acting together, could have significant influence over the outcome of matters submitted to Calix stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of its assets. In addition, these stockholders, acting together, could have significant influence over the management and affairs of the company. Accordingly, this concentration of ownership might harm the market price of Calix common stock by:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving Calix; or

•	discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Calix.

Future sales of shares by existing stockholders could cause Calix’s stock price to decline.

Of the 38,537,854 shares of Calix’s common stock outstanding as of December 7, 2010, approximately 27.0 million shares were held by non-affiliates of Calix and 11.6 million shares were held by Calix directors and officers and their affiliates, which may be sold by these existing stockholders from time to time. In addition, (i) the 3.7 million shares subject to RSUs, (ii) the 0.8 million shares subject to outstanding options under Calix’s 1997 Long-Term Incentive and Stock Option Plan, 2000 Stock Plan, 2002 Stock Plan and 2010 Equity Incentive Award Plan and (iii) the 5.9 million shares reserved for future issuance under Calix’s 2010 Equity Incentive Award Plan and Employee Stock Purchase Plan as of December 7, 2010 may become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If these shares are sold, or if it is perceived that they will be sold, in the public market, the price of Calix’s common stock could decline substantially.

Calix will continue to have broad discretion to determine how to use the funds raised in its recent initial public offering, and may use them in ways that may not enhance its operating results or the price of its common stock.

Calix’s management will continue to have broad discretion over the use of proceeds from its recent initial public offering, and the company could spend the proceeds in ways its stockholders may not agree with or that do not yield a favorable return. Calix intends to use the net proceeds from the initial public offering for working capital, capital expenditures and other general corporate purposes. The company used a portion of the net proceeds to repay its credit facility and has allocated additional amounts to acquire complementary businesses, including Occam. Calix may in the future acquired other complementary businesses, products and technologies. If the company does not invest or apply the proceeds of the initial public offering in ways that improve its operating results, Calix may fail to achieve expected financial results, which could cause the stock price to decline.

Provisions in the Calix charter documents and under the DGCL could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

The Calix amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in company management without the consent of the board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the board of directors;

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the ability of the board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

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the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors, which may delay the ability of Calix stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to the board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of Calix.

Calix is also subject to certain anti-takeover provisions under the DGCL. Under the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. For a description of Calix capital stock, see the section titled “Description of Calix Capital Stock” beginning on page 269.

Calix may be unable to raise additional capital to fund its future operations, and any future financings or acquisitions could result in substantial dilution to existing stockholders.

Calix may need to raise additional capital to fund operations in the future. There is no guarantee that the company will be able to raise additional equity or debt funding when or if it is required. The terms of any financing, if available, could be unfavorable to the company and its stockholders and could result in substantial dilution to the equity and voting interests of stockholders. Any failure to obtain financing when and as required could force Calix to curtail operations which would harm its business.

Calix does not currently intend to pay dividends on its common stock and, consequently, stockholders ability to achieve a return on their investment will depend on appreciation in the price of Calix common stock.

Calix does not currently intend to pay any cash dividends on its common stock for the foreseeable future. The company currently intends to invest its future earnings, if any, to fund company growth. Additionally, the terms of Calix’s credit facility restrict its ability to pay dividends. Therefore, stockholders are not likely to receive any dividends on their common stock for the foreseeable future.

Risks Related to Occam

Risks Related to Current Economic Environment and Occam’s Future Revenues

Occam’s business is substantially dependent on the capital spending patterns of telecom operators and has recently been adversely affected by reductions and delays in capital spending by its customers, primarily due to the economic recession. Any reductions in spending or delays in customer orders in response to macroeconomic conditions, availability of funding under government economic stimulus programs, or otherwise, would adversely affect Occam’s business, operating results, and financial condition. Occam cannot predict the financial impact, if any, of government economic stimulus programs on capital spending by telecom operators.

Demand for Occam’s products depends on the magnitude and timing of capital spending by telecom service providers as they construct, expand and upgrade their networks. In the fourth quarter of 2008, Occam identified a weakening in new order activity that continued throughout 2009 and into 2010. Occam believes this weakening relates to reductions in capital expenditures and capital equipment investment budgets resulting from the worldwide financial crisis and economic downturn. In addition, Occam believes that many of its customers, particularly those that participate in government funding initiatives such as the United States Department of Agriculture’s RUS loan program, were delaying investment and purchase activity pending their analysis of the availability of funding under recently announced government economic stimulus programs. Although Occam expects that its customers will continue to carefully evaluate their capital investment decisions in light of continued economic uncertainties, governmental broadband funding initiatives should have a favorable impact on capital spending trends among telecommunication carriers for the balance of 2010 and into 2011. However, Occam cannot accurately predict the extent of financial impact, if any, that such government economic stimulus programs may have on its business. In addition, these programs may not result in a net increase in capital spending activity if telecom operators substitute spending under government stimulus programs for capital spending they would otherwise have made or if private capital spending decreases by more than the incremental increase attributable to government programs. Reductions, delays, or cancellations in order activity by Occam’s customers would be expected to adversely affect Occam’s future revenues by reducing the revenue Occam recognizes in any quarter from orders booked and shipped in that quarter and by reducing the amount of deferred revenues that may become recognizable in future periods upon satisfaction of revenue recognition criteria.

In addition to the impact of macroeconomic factors, Occam believes capital expenditures among IOCs have also been adversely affected as Occam’s customers consider their investment and capital expenditure decisions in light of the industry transition from copper wire to fiber.

Other factors affecting the capital spending patterns of telecom service providers include the following:

•	competitive pressures, including pricing pressures;

•	consumer demand for new services;

•	an emphasis on generating sales from services delivered over existing networks instead of new network construction or upgrades;

•	the timing of annual budget approvals;

•	evolving industry standards and network architectures;

•	free cash flow and access to external sources of capital; and

•	completion of major network upgrades.

Changes in government funding programs can also affect capital expenditures by IOCs. Because many of Occam’s customers are IOCs, their revenues are particularly dependent upon intercarrier payments (primarily interstate and intrastate access charges) and federal and state universal service subsidies. The Federal Communications Commission, or FCC, and some states are considering changes to both intercarrier payments and universal service subsidies, and such changes could reduce IOC revenues, which would be expected to have an adverse impact on capital spending budgets. Furthermore, many IOCs use government supported loan programs or grants to finance capital spending. Changes to those programs, such as the Department of Agriculture’s RUS loan program, could reduce the ability of IOCs to access capital. Any decision by telecom service providers to reduce capital expenditures, whether caused by the economic downturn, changes in government regulations and subsidies, or other reasons, would have a material adverse effect on Occam’s business, consolidated financial condition and results of operations.

Occam’s focus on independent telephone operating companies limits Occam’s sales volume with individual customers and makes Occam’s future operating results difficult to predict.

Occam currently focuses its sales efforts on IOCs in North America. These customers generally operate relatively small networks with limited capital expenditure budgets. Accordingly, Occam believes the total potential sales volume for its products at any individual IOC is limited, and Occam must identify and sell products to new IOC customers each quarter to continue to increase sales. In addition, the spending patterns of many IOCs are characterized by small and sporadic purchases. Moreover, because Occam’s sales to IOCs are predominantly based on purchase orders rather than long-term contracts, Occam’s customers may stop purchasing equipment from Occam with little advance notice. As a result, Occam has limited backlog, Occam’s future operating results are difficult to predict and Occam will likely continue to have limited visibility into future operating results.

Occam has had limited experience selling to larger telecommunication companies, and its ability to recognize revenue, if any, from contracts with these companies may be difficult to predict. In addition, FairPoint Communications, Occam’s only Tier-2 customer, recently filed for bankruptcy protection.

In early 2008, Occam announced that it had been selected as the lead access equipment provider for a substantial broadband upgrade by FairPoint Communications, Inc., or Fairpoint, in its network in Vermont, New Hampshire, and Maine. FairPoint acquired these networks through its acquisition of certain assets of Verizon Communications, Inc. FairPoint represented Occam’s first customer who is considered Tier-2 based on the number of telephone lines serviced. Occam has limited experience selling or servicing Tier-2 customers, and Occam’s ability to recognize substantial revenue from the FairPoint relationship or any other relationships Occam may establish with Tier-2 customers will depend on several factors, including, among others, the timing of orders and the terms and conditions of the orders, which can affect Occam’s ability to satisfy revenue recognition criteria. Occam cannot currently predict with any accuracy the timing of orders from FairPoint, and any delays or termination of FairPoint’s anticipated upgrade of its northern New England network could have a material adverse effect on Occam’s future revenues and operating results.

On October 26, 2009, FairPoint announced that it had filed a bankruptcy petition under chapter 11 of the United States Bankruptcy Code. And on February 7, 2010, FairPoint filed its bankruptcy reorganization plan. Since filing for reorganization on October 26, 2009, FairPoint has operated under the supervision of the bankruptcy court. As of March 31, 2010, Occam had an outstanding receivable balance from FairPoint of $2.1 million. Of this amount, $1.7 million related to transactions that occurred before FairPoint filed its bankruptcy petition. FairPoint has remitted the entire balance of the $1.7 million pre-bankruptcy petition claims and Occam has recognized revenue and related cost of revenue in the quarter ended June 30, 2010. As of September 30, 2010, Occam had an outstanding receivable balance from FairPoint of approximately $1.8 million. There are no remaining pre-petition claims outstanding.

Fluctuations in Occam’s quarterly and annual operating results may adversely affect Occam’s business and prospects.

A number of factors, many of which are outside Occam’s control, may cause or contribute to significant fluctuations in Occam’s quarterly and annual operating results. These fluctuations may make financial planning and forecasting more difficult. In addition, these fluctuations may result in unanticipated decreases in Occam’s available cash, which could limit Occam’s growth and delay implementation of Occam’s expansion plans. Factors that may cause or contribute to fluctuations in Occam’s operating results include:

•	fluctuations in demand for Occam’s products, including the timing of decisions by Occam’s target customers to upgrade their networks and deploy Occam’s products;

•	delays in customer orders as IOCs evaluate and consider their capital expenditures and investments in light of the industry transition from copper wire to fiber;

•	increases in warranty accruals and other costs associated with remedying any performance problems relating to Occam’s products;

•	seasonal reductions in field work during the winter months and the impact of annual budgeting cycles;

•	the size and timing of orders Occam receives and products Occam ships during a given period;

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delays in recognizing revenue under applicable revenue recognition rules, particularly from government funded contracts, as a result of additional commitments Occam may be required to make to secure purchase orders, or with respect to sales to value added resellers where Occam cannot establish based on its credit analysis that collectability is reasonably assured;

•	introductions or enhancements of products, services and technologies by Occam or its competitors, and market acceptance of these new or enhanced products, services and technologies;

•	Occam’s ability to achieve targeted cost reductions;

•	the amount and timing of Occam’s operating costs, including sales, engineering and manufacturing costs and capital expenditures; and

•	quarter-to-quarter variations in Occam’s operating margins resulting from changes in Occam’s product mix.

As a consequence, operating results for a particular future period are difficult to predict and prior results are not necessarily indicative of results to be expected in the future. Any of the foregoing factors may have a material adverse effect on Occam’s consolidated results of operations.

Occam has a history of losses and negative cash flow, and Occam may not be able to generate positive operating income and cash flows in the future to support the expansion of its operations.

Occam has incurred significant losses since its inception. As of September 30, 2010, Occam had an accumulated deficit of $138.2 million. Occam incurred substantial losses in 2009. Occam expects to continue to incur losses in 2010. Occam cannot assure you that Occam will not continue to incur losses or experience negative cash flow in the future. Occam has only generated operating income in the quarters ended December 25, 2005, September 24, 2006, December 31, 2006 and December 31, 2008. Occam’s inability to generate positive operating income and cash flow would materially and adversely affect its liquidity, consolidated results of operations and consolidated financial condition.

A significant portion of Occam’s expenses are fixed, and Occam expects to continue to incur significant expenses for research and development, sales and marketing, customer support, and general and administrative functions. Given the rate of growth in Occam’s customer base, Occam’s limited operating history and the intense competitive pressures Occam faces, Occam may be unable to adequately control its operating costs. In order to achieve and maintain profitability, Occam must increase sales while maintaining control over expense levels.

Risks Related to Occam’s Internal Controls

If Occam fails to maintain proper and effective internal controls, Occam’s ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect Occam’s consolidated operating results, Occam’s ability to operate its business and Occam’s stock price.

In connection with the 2007 audit committee review of Occam’s revenue recognition practices and its resulting financial restatement, Occam determined that it did not have adequate internal financial and accounting controls to produce accurate and timely financial statements. Among weaknesses and deficiencies identified in the review, Occam determined that it had a material weakness with respect to revenue recognition. The material weakness continued to exist at December 31, 2008. Since the restatement was completed in October 2007, Occam has implemented new processes and procedures to improve its internal controls and has expanded its finance and accounting staff. Occam believes that these actions have remediated the identified weaknesses and deficiencies, including the material weakness. As of December 31, 2009, Occam’s chief executive officer and chief financial officer determined that Occam’s internal controls over financial reporting were effective to provide reasonable assurance regarding the reliability of Occam’s financial reporting and the preparation of financial statements for external reporting in accordance with generally accepted accounting principles in the United States.

Ensuring that Occam has adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Occam’s management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of Occam’s financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States. Occam’s management does not expect that Occam’s internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within Occam will have been detected. As discussed in Occam’s Annual Report on Form 10-K for its 2009 fiscal year and its Quarterly Reports on Form 10-Q for its 2009 fiscal quarters, Occam’s audit committee and management, together with its current and former independent registered public accounting firms, have identified numerous control deficiencies in the past and may identify additional deficiencies in the future. Failure on Occam’s part to have effective internal financial and accounting controls could cause Occam’s financial reporting to be unreliable, could have a material adverse effect on Occam’s business, operating results, and financial condition, and could adversely affect the trading price of Occam’s common stock.

Occam was initially required to comply with Section 404 of the Sarbanes Oxley Act of 2002 in connection with its Annual Report on Form 10-K for Occam’s year ended December 31, 2007. Occam has expended significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes Oxley Act. Occam cannot be certain that the actions Occam has taken and is taking to improve its internal controls over financial reporting will be sufficient to maintain effective internal controls over financial reporting in subsequent reporting periods or that Occam will be able to implement its planned processes and procedures in a timely manner. In addition, Occam may be unable to produce accurate financial statements on a timely basis. Any of the foregoing could cause investors to lose confidence in the reliability of the Occam’s consolidated financial statements, which could cause the market price of Occam’s common stock to decline and make it more difficult for Occam to finance its operations and growth.

Risks Related to Occam’s Business and Industry

Because Occam’s markets are highly competitive and dominated by large, well-financed participants, Occam may be unable to compete effectively.

Competition in Occam’s market is intense, and Occam expects competition to increase. The market for broadband access equipment is dominated primarily by large, established suppliers such as Alcatel Lucent SA, Motorola, Tellabs and ADTRAN Inc. While these suppliers focus primarily on large service providers, they have competed, and may increasingly compete, in the IOC market segment. In addition, a number of companies, including Calix, Inc., have developed, or are developing, products that compete with Occam’s, including within Occam’s core IOC segment.

Occam’s ability to compete successfully depends on a number of factors, including:

•	the successful identification and development of new products for Occam’s core market;

•	Occam’s ability to timely anticipate customer and market requirements and changes in technology and industry standards;

•	Occam’s ability to gain access to and use technologies in a cost-effective manner;

•	Occam’s ability to timely introduce cost-effective new products;

•	Occam’s ability to differentiate its products from its competitors’ offerings;

•	Occam’s ability to gain customer acceptance of its products;

•	the performance of Occam’s products relative to Occam’s competitors’ products;

•	Occam’s ability to market and sell its products through effective sales channels;

•	Occam’s ability to establish and maintain effective internal financial and accounting controls and procedures and restore confidence in Occam’s financial reporting;

•	the protection of Occam’s intellectual property, including Occam’s processes, trade secrets and know-how; and

•	Occam’s ability to attract and retain qualified technical, executive and sales personnel.

Many of Occam’s existing and potential competitors are larger than Occam, with longer operating histories, and have substantially greater financial, technical, marketing or other resources; significantly greater name recognition; and a larger installed base of customers than Occam does. Unlike many of Occam’s competitors, Occam does not provide equipment financing to potential customers. In addition, many of Occam’s competitors have broader product lines than Occam does, so they can offer bundled products, which may appeal to certain customers.

Because the products that Occam and its competitors sell require a substantial investment of time and funds to install, customers are typically reluctant to switch equipment suppliers once a particular supplier’s product has been installed. As a result, competition among equipment suppliers to secure contracts with potential customers is particularly intense and will continue to place pressure on product pricing. Some of Occam’s competitors have in the past and may in the future resort to offering substantial discounts to win new customers and generate cash flows. If Occam is forced to reduce prices in order to secure customers, Occam may be unable to sustain gross margins at desired levels or achieve profitability.

Occam has relied, and expects to continue to rely, on Occam’s BLC 6000 product line for the substantial majority of its sales, and a decline in sales of Occam’s BLC 6000 line would cause Occam’s overall sales to decline proportionally.

Occam has derived a substantial majority of its sales in recent years from its BLC 6000 product line. Occam expects that sales of this product line will continue to account for a substantial majority of Occam’s sales for the foreseeable future. Any factors adversely affecting the pricing of, or demand for, Occam’s BLC 6000 line, including competition or technological change, could cause Occam’s sales to decline materially and its business to suffer.

If Occam fails to enhance its existing products and develop new products and features that meet changing customer requirements and support new technological advances, Occam’s sales would be materially and adversely affected.

Occam’s market is characterized by rapid technological advances, frequent new product introductions, evolving industry standards and recurring changes in end-user requirements. Occam’s future success will depend significantly on its ability to anticipate and adapt to such changes and to offer, on a timely and cost-effective basis, products and features that meet changing customer demands and industry standards. The timely development of new or enhanced products is a complex and uncertain process, and Occam may not be able to accurately anticipate market trends or have sufficient resources to successfully manage long development cycles. Occam may also experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that Occam manage the transition from older products to these new or enhanced products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products are available for delivery to meet anticipated customer demand. If Occam is unable to develop new products or enhancements to its existing products on a timely and cost-effective basis, or if Occam’s new products or enhancements fail to achieve market acceptance, Occam’s business, consolidated financial condition and consolidated results of operations would be materially and adversely affected.

Occam has enhanced its BLC 6000 platform to support active Gigabit Ethernet fiber-to-the-premises, or FTTP, services. Although Occam has invested significant time and resources to develop this enhancement, these FTTP-enabled products are relatively new, with limited sales to date, and market acceptance of these products may fall below Occam’s expectations. The introduction of new products is also expected to place pressure on Occam’s gross margins as most new products require time and increased sales volumes to achieve cost-saving efficiencies in production. To the extent Occam’s new products and enhancements do not achieve broad market acceptance, Occam may not realize expected returns on its investments, and Occam may lose current and potential customers.

If Occam’s products contain undetected defects, including errors and interoperability issues, Occam could incur significant unexpected expenses to remedy the defects, which could have a material adverse effect on Occam’s sales, results of operations or financial condition.

Although Occam’s products are tested prior to shipment, they may contain software or hardware errors, defects or interoperability issues (collectively described as “defects”) that may only be detected when deployed in live networks that generate high amounts of communications traffic. In addition, defects or other malfunctions or quality control issues may not appear until the equipment has been deployed for an extended period of time. Occam also continues to introduce new products that may have undetected software or hardware defects. Occam’s customers may discover defects in Occam’s products at any time after deployment or as their networks are expanded and modified. Any defects in Occam’s products discovered in the future, or failures of Occam’s customers’ networks, whether caused by Occam’s products or those of another vendor, could result in lost sales and market share and negative publicity regarding Occam’s products. In 2007, Occam experienced higher than average failures of certain assemblies that were fabricated between October 2005 and January 2006 and identified design issues associated with a transistor that resulted in equipment disruption and that required a rework effort. Recently, Occam has identified malfunctions or defects in specific customer deployments related to capacitor power function failures in equipment that had been in service for extended periods of time that Occam was required to repair under applicable warranties or elected to repair for customer relations purposes.

Defects, malfunctions, or other performance issues relating to Occam’s products could increase Occam’s warranty accruals and operating expenses, could have an adverse effect on market perceptions of Occam’s products, and could have a material adverse effect on Occam’s business, consolidated results of operations, and consolidated financial condition. Occam quantifies and records an estimate for warranty-related costs based on a variety of factors including but not limited to Occam’s actual history, projected return and failure rates and current repair costs. Occam’s estimates are primarily based on an estimate of products that may be returned for warranty repair, estimated costs of repair, including parts and labor, depending on the type of service required. These estimates require Occam to examine past and current warranty issues and consider their continuing impact in the future. Occam’s estimates of future warranty liability are based on prediction of future events, conditions and other complicated factors that are difficult to predict. The actual costs Occam incurs may differ materially from Occam’s estimates.

Occam’s efforts to increase its sales and marketing efforts to larger telecom operators, which may require Occam to broaden its reseller relationships, may be unsuccessful.

To date, Occam’s sales and marketing efforts have been focused on small and mid-sized IOCs. A key element of Occam’s long-term strategy is to increase sales to large IOCs, competitive local exchange carriers, regional Bell operating companies and international telecom service providers. Occam may be required to devote substantial technical, marketing and sales resources to the pursuit of these customers, who have lengthy equipment qualification and sales cycles. In particular, sales to these customers may require Occam to upgrade its products to meet more stringent performance criteria, develop new customer specific features or adapt its products to meet international standards. Occam may incur substantial technical, sales and marketing expenses and expend significant management effort without any assurance of generating sales. Because Occam has limited resources and large telecom operators may be reluctant to purchase products from a relatively small supplier like

Occam, Occam plans to target these customers in cooperation with strategic resellers. These reseller relationships may not be available to Occam, and if formed, may include terms, such as exclusivity and non-competition provisions, that restrict Occam’s activities or impose onerous requirements on Occam. Moreover, in connection with these relationships, Occam may forego direct sales opportunities in favor of forming relationships with strategic resellers. If Occam is unable to successfully increase its sales to larger telecom operators or expand its reseller relationships, Occam may be unable to implement its long-term growth strategy.

If Occam were to experience payment problems with either resellers or customers for whom Occam is unable to assess creditworthiness, it could have an adverse impact on Occam’s business, operating results, or financial condition.

Value added resellers, or VARs, account for a substantial portion of Occam’s revenue in a quarter. Some of these VARs are not well capitalized, making collection of receivables from them uncertain. In addition, in certain instances, Occam is limited in its ability to evaluate the creditworthiness of direct customers who decline to provide Occam with financial information. In 2007, in connection with the restatement of Occam’s consolidated financial statements, Occam adopted a revenue recognition policy that Occam would not recognize revenue from those resellers who lacked an independent ability to pay Occam until Occam received cash payment. Sales to VARs for whom Occam is not able to recognize revenue until Occam receives cash payment are reflected as deferred revenue. Any material collection issues Occam may experience with these resellers or direct customers could have an adverse impact on Occam’s business, operating results, or financial condition and could result in increases in bad debt expense or collection costs, inventory impairments, or adjustments to Occam’s reported revenues or deferred revenues. Any of these could result in a decline in Occam’s stock price.

Occam relies on resellers to promote, sell, install and support Occam’s products to small customers in North America, and internationally. Their failure to do so or Occam’s inability to recruit or retain resellers may substantially reduce Occam’s sales and thus seriously harm its business.

Occam relies on VARs who can provide high quality sales and support services. Occam competes with other telecommunications systems providers for Occam’s resellers’ business as Occam’s resellers generally market competing products. If a reseller promotes a competitor’s products to the detriment of Occam’s products or otherwise fails to market Occam’s products and services effectively, Occam could lose market share. In addition, the loss of a key reseller or the failure of resellers to provide adequate customer service could have a negative effect on customer satisfaction and could cause harm to Occam’s business. If Occam does not properly train its resellers to sell, install and service Occam’s products, Occam’s business, financial condition and results of operations will suffer.

Occam may be unable to successfully expand its international operations. In addition, Occam’s international expansion plans, if implemented, will subject Occam to a variety of risks that may adversely affect Occam’s business.

Occam currently generates almost all of its sales from customers in North America and has very limited experience marketing, selling and supporting its products and services outside North America or managing the administrative aspects of a worldwide operation. While Occam intends to expand its international operations, Occam may not be able to create or maintain international market demand for its products. In addition, regulations or standards adopted by other countries may require Occam to redesign its existing products or develop new products suitable for sale in those countries. If Occam invests substantial time and resources to expand its international operations and is unable to do so successfully and in a timely manner, Occam’s business, financial condition and results of operations will suffer. In the course of expanding its international operations and operating overseas, Occam will be subject to a variety of risks, including:

•	differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, custom duties or other trade restrictions and changes thereto;

•	greater difficulty supporting and localizing Occam’s products;

•	different or unique competitive pressures as a result of, among other things, the presence of local equipment suppliers;

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challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	limited or unfavorable intellectual property protection;

•	changes in a specific country’s or region’s political or economic conditions; and

•	restrictions on the repatriation of earnings.

Occam may pursue acquisitions to broaden its product line or address new or larger markets. Acquisitions involve a number of risks. If Occam is unable to address and resolve these risks successfully, such acquisitions could have a material adverse impact to Occam’s business, consolidated results of operations and consolidated financial condition.

Occam may make acquisitions of businesses, products or technologies to expand its product offerings and capabilities, customer base and business. In October 2007, Occam acquired certain assets and assumed certain liabilities of Terawave Communications and Occam has evaluated, and expects to continue to evaluate, a wide array of potential strategic transactions. Occam has limited experience making such acquisitions. Any of these transactions could be material to Occam’s consolidated financial condition and results of operations. The anticipated benefit of acquisitions may never materialize. In addition, the process of integrating an acquired business, products or technologies may create unforeseen operating difficulties and expenditures. Some of the areas where Occam may face acquisition related risks include:

•	diversion of management time and potential business disruptions;

•	expenses, distractions and potential claims resulting from acquisitions, whether or not they are completed;

•	retaining and integrating employees from any businesses Occam may acquire;

•	issuance of dilutive equity securities or incurrence of debt;

•	integrating various accounting, management, information, human resource and other systems to permit effective management;

•	incurring possible write-offs, impairment charges, contingent liabilities, amortization expense or write-offs of goodwill;

•	difficulties integrating and supporting acquired products or technologies;

•	unexpected capital equipment outlays and related costs;

•	insufficient revenues to offset increased expenses associated with the acquisition;

•	under performance problems associated with acquisitions;

•	opportunity costs associated with committing capital to such acquisitions; and

•	becoming involved in acquisition related litigation.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Occam cannot assure that it will be able to address these risks successfully, or at all, without incurring significant costs, delay or other operating problems.

Occam’s inability to resolve any of such risks could have a material adverse impact on Occam’s business, consolidated financial condition and consolidated results of operations.

If Occam loses any of its key personnel, or is unable to attract, train and retain qualified personnel, Occam’s ability to manage its business and continue its growth would be negatively impacted.

Occam’s success depends, in large part, on the continued contributions of Occam’s key management, engineering, sales and marketing personnel, many of whom are highly skilled and would be difficult to replace. None of Occam’s senior management or key technical or sales personnel is bound by a written employment contract to remain with Occam for a specified period. In addition, Occam does not currently maintain key-man life insurance covering Occam’s key personnel. If Occam loses the services of any key personnel, Occam’s business, financial condition and results of operations may suffer.

Competition for skilled personnel, particularly those specializing in engineering and sales is intense. Occam cannot be certain that it will be successful in attracting and retaining qualified personnel, or that newly hired personnel will function effectively, either individually or as a group. In particular, Occam must continue to expand its direct sales force, including hiring additional sales managers, to grow Occam’s customer base and increase sales. Even if Occam is successful in hiring additional sales personnel, new sales representatives require up to a year to become effective, and the recent loss of a senior sales executive could have an adverse impact on Occam’s ability to recruit and train additional sales personnel. In addition, Occam’s industry is characterized by frequent claims relating to unfair hiring practices. Occam may become subject to such claims and may incur substantial costs in defending itself against these claims, regardless of their merits. If Occam is unable to effectively hire, integrate and utilize new personnel, the execution of its business strategy and its ability to react to changing market conditions may be impeded, and Occam’s business, financial condition and results of operations could suffer.

Occam may have difficulty managing growth in its business, if any, which could limit Occam’s ability to increase sales and cash flow.

Occam expects to expand its research and development, sales, marketing and support activities, including its activities outside the U.S. depending on future business and economic conditions. Occam’s historical growth has placed, and is expected to continue to place, significant demands on Occam’s management, as well as Occam’s financial and operational resources, as required to:

•	implement and maintain effective financial disclosure controls and procedures, including the remediation of internal control deficiencies identified in Occam’s audit committee investigation;

•	implement appropriate operational and financial systems;

•	manage a larger organization;

•	expand Occam’s manufacturing and distribution capacity;

•	increase Occam’s sales and marketing efforts; and

•	broaden Occam’s customer support capabilities.

In addition, if Occam cannot grow or manage its business growth effectively, Occam may not be able to execute its business strategies and Occam’s business, consolidated financial condition and consolidated results of operations would suffer.

Because Occam depends upon a small number of outside contractors to manufacture its products, its operations could be disrupted if Occam encounters problems with any of these contractors.

Occam does not have internal manufacturing capabilities and relies upon a small number of contract manufacturers to build its products. In particular, Occam relies on AsteelFlash Group (formerly Flash

Electronics), Inc. for the manufacture of Occam’s BLC 6000 blade products. Occam’s reliance on a small number of contract manufacturers makes Occam vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields and costs. Occam does not have long-term supply contracts with its primary contract manufacturers. Consequently, these manufacturers are not obligated to supply products to Occam for any specific period, in any specific quantity or at any certain price, except as may be provided by a particular purchase order. If any of Occam’s manufacturers were unable or unwilling to continue manufacturing Occam’s products in required volumes and at high quality levels, Occam would have to identify, qualify and select acceptable alternative manufacturers. It is possible that an alternate source may not be available to Occam when needed or may not be in a position to satisfy Occam’s production requirements at commercially reasonable prices and quality. Any significant interruption in manufacturing would require Occam to reduce its supply of products to its customers, which in turn could have a material adverse effect on Occam’s customer relations, business, consolidated financial condition and consolidated results of operations.

A portion of Occam’s manufacturing was moved to the overseas facilities of Occam’s primary contract manufacturer. This transition presents a number of risks, including the potential for a supply interruption or a reduction in manufacturing quality or controls, any of which would negatively impact Occam’s business, customer relationships and results of operations.

Occam depends on sole source and limited source suppliers for key components and license technology from third parties. If Occam is unable to source these components and technologies on a timely basis, Occam will not be able to deliver its products to its customers.

Occam depends on sole source and limited source suppliers for key components of Occam’s products. Occam may from time to time enter into original equipment manufacturer, or OEM, and/or original design manufacturer, or ODM, agreements to manufacture and/or design certain products. Any of the sole source and limited source suppliers, OEM and ODM suppliers upon which Occam relies could stop producing Occam’s components, cease operations entirely, or be acquired by, or enter into exclusive arrangements with, Occam’s competitors. Occam does not have long-term supply agreements with its suppliers, and Occam’s purchase volumes are currently too low for Occam to be considered a priority customer by most of its suppliers. Occam has recently experienced supply constraints with respect to certain components as demand has increased and Occam expects that it may continue to experience supply constraints in near-term periods. As a result, these suppliers could stop selling components to Occam at commercially reasonable prices, or at all. Any such interruption or delay may force Occam to seek similar components from alternate sources, if available at all. Switching suppliers may require that Occam redesign its products to accommodate the new component and may potentially require Occam to re-qualify its products with its customers, which would be costly and time-consuming. Any interruption in the supply of sole source or limited source components would adversely affect Occam’s ability to meet scheduled product deliveries to Occam’s customers and would materially and adversely affect Occam’s business, consolidated financial condition and consolidated results of operations.

Periodically, Occam may be required to license technology from third parties to develop new products or product enhancements. These third party licenses may be unavailable to Occam on commercially reasonable terms, if at all. Occam’s inability to obtain necessary third party licenses may force Occam to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm the competitiveness of Occam’s products and which would result in a material and adverse effect on Occam’s business, consolidated financial condition and consolidated results of operations.

If Occam fails to accurately predict its manufacturing requirements and manage its inventory, Occam could incur additional costs, experience manufacturing delays, or lose revenue.

Lead times for the materials and components that Occam orders through its contract manufacturers may vary significantly and depend on numerous factors, including the specific supplier, contract terms and market demand for a component at a given time. If Occam overestimates its production requirements, Occam’s contract manufacturers may purchase excess components and build excess inventory. If Occam’s contract manufacturers purchase excess components that are unique to Occam’s products or build excess products, Occam could be required to pay for these excess parts or products and recognize related inventory write-down costs. If Occam underestimates its product requirements, Occam’s contract manufacturers may have inadequate component inventory, which could interrupt manufacturing of Occam’s products and result in delays or cancellation of sales. In prior periods Occam has experienced excess and obsolete inventory write downs which impact Occam’s cost of revenue. This may continue in the future, which would have an adverse effect on Occam’s gross margins, consolidated financial condition and consolidated results of operations.

Demand for Occam’s products is dependent on the willingness of Occam’s customers to deploy new services, the success of Occam’s customers in selling new services to their subscribers, and the willingness of Occam’s customers to utilize IP and Ethernet technologies in local access networks.

Demand for Occam’s products is dependent on the success of Occam’s customers in deploying and selling services to their subscribers. Occam’s BLC 6000 platform simultaneously supports IP-based services, such as broadband Internet, VoIP, IPTV and FTTP, and traditional voice services. If end-user demand for IP-based services does not grow as expected or declines and Occam’s customers are unable or unwilling to deploy and market these newer services, demand for Occam’s products may decrease or fail to grow at rates Occam anticipates.

Occam’s strategy includes developing products for the local access network that incorporate IP and Ethernet technologies. If these technologies are not widely adopted by telecom service providers for use in local access networks, demand for Occam’s products may decline or not grow. As a result, Occam may be unable to sell its products to recoup its expenses related to the development of these products and Occam’s consolidated results of operations would be harmed.

Changes in existing accounting or taxation rules or practices may adversely affect Occam’s consolidated results of operations. In addition, as Occam expands its business, Occam could become subject to taxation in new states or jurisdictions, which will require Occam to incur additional compliance costs and potential taxes and fees associated with complying with such tax laws.

Occam is subject to numerous tax and accounting requirements, and changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on Occam’s financial results or the manner in which Occam conducts its business. For example, prior to fiscal 2006, Occam accounted for options granted to employees using the intrinsic value method, which, given that Occam generally granted employee options with exercise prices equal to the fair market value of the underlying stock at the time of grant, resulted in no compensation expense. Beginning in fiscal 2006, Occam began recording expenses for its stock based compensation plans, including option grants to employees, using the fair value method, under which Occam expects its ongoing accounting charges related to equity awards to employees to be significantly greater than those Occam would have recorded under the intrinsic value method. Occam expects to continue to use stock based compensation as a significant component of its compensation package for existing and future employees.

Accordingly, changes in accounting for stock based compensation expense are expected to have a material adverse affect on Occam’s reported results. Any similar changes in accounting or taxation rules or practices could have a material impact on Occam’s consolidated financial results or the way Occam conducts its business.

In recent years, the geographic scope of Occam’s business has expanded, and such expansion requires Occam to comply with the tax laws and regulations of multiple jurisdictions. Requirements as to taxation vary substantially among states and other jurisdictions. Occam has recently expanded its international sales activity and may become subject to foreign tax laws as well, particularly related to value added taxes. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could subject Occam to penalties and fees if Occam inadvertently fails to comply. In the United States, tax authorities in states where Occam believed it was not subject to sales tax could assert jurisdiction and seek to collect sales taxes, which could result in increased compliance expense as well as penalties and could adversely affect Occam’s customer relationships if it is determined Occam needs to collect sales taxes for prior transactions. In the event Occam fails inadvertently to comply with applicable tax laws, it could have a material adverse effect on Occam’s business, results of operations, and financial condition.

Occam’s customers are subject to government regulation, and changes in current or future laws or regulations that negatively impact Occam’s customers could harm Occam’s business.

The jurisdiction of the Federal Communications Commission, or FCC, extends to the entire telecommunications industry, including Occam’s customers. Future FCC regulations affecting the broadband access industry, Occam’s customers, or the service offerings of Occam’s customers, may harm Occam’s business. For example, FCC regulatory policies affecting the availability of data and Internet services may impede the penetration of Occam’s customers into certain markets or affect the prices they may charge in such markets. Furthermore, many of Occam’s customers are subject to FCC rate regulation of interstate telecommunications services, and are recipients of federal universal service subsidies implemented and administered by the FCC. In addition, many of Occam’s customers are subject to state regulation of intrastate telecommunications services, including rates for such services, and may also receive state universal service subsidies. Changes in FCC or state rate regulations or federal or state universal service subsidies or the imposition of taxes on Internet access service, could adversely affect Occam’s customers’ revenues and capital spending plans. In addition, international regulatory bodies are beginning to adopt standards and regulations for the telecom industry. These domestic and foreign standards, laws and regulations address various aspects of VoIP and broadband use, including issues relating to liability for information retrieved from, or transmitted over, the Internet. Changes in standards, laws and regulations, or judgments in favor of plaintiffs in lawsuits against service providers could adversely affect the development of Internet and other IP-based services. This, in turn, could directly or indirectly materially adversely impact the telecom industry in which Occam’s customers operate. To the extent Occam’s customers are adversely affected by laws or regulations regarding their business, products or service offerings, Occam’s business, financial condition and results of operations would suffer.

The amount of Occam’s net operating loss (NOL) and credit carryforwards is uncertain. Prior transactions to which Occam or Occam’s stockholders or their affiliates have been a party, and future transactions to which Occam or Occam’s stockholders or their affiliates may become a party, including stock issuances and certain shareholder stock transactions could jeopardize Occam’s ability to use some or all of Occam’s NOLs and tax credits, and the amounts of NOLs or tax credits Occam would be precluded from using could be material. In addition, California and certain states have recently suspended or are considering suspending, the ability to use net operating loss carryforwards in future years and this could adversely affect future operating results.

Based on current tax law, Occam believes it has certain NOLs and tax credits for U.S. federal and state income tax purposes to offset future taxable income and related taxes. As of December 31, 2009, Occam has incurred significant losses and credits in the United States. Occam’s ability to utilize these tax attributes may be subject to significant limitations under Sections 382 and 383 of the Internal Revenue Code if it has undergone, or undergo in the future, an ownership change. An ownership change occurs for purposes of Section 382 of the Internal Revenue Code if, among other things, stockholders who own or have owned, directly or indirectly, 5% or more of Occam’s common stock (with certain groups of less-than-5% stockholders treated as a single stockholder for this purpose) increase their aggregate percentage ownership of Occam’s common stock by more than fifty percentage points above the lowest percentage of the stock owned by these stockholders at any time during the relevant three-year testing period. In the event of an ownership change, Sections 382 and 383 impose an annual limitation, based upon Occam’s company valuation at the time of the ownership change, on the amount of taxable income a corporation may offset with NOLs and credits. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOLs and credits. In general, the higher Occam’s company valuation at the time of such an ownership change, the higher the annual limitation would be, and Occam could offset a greater amount of taxable income with the NOLs and credits. However, if an ownership change has occurred in a period when Occam’s company valuation was low, the annual limitation would be lower, and it could only offset a lesser amount of taxable income with the NOLs and credits.

To the extent that these tax attributes become significantly limited, Occam expects to be taxed on its income, if any, at the U.S. federal and state statutory rates. As a result, any inability to utilize these tax attributes would adversely affect future operating results by the amount of the federal or state taxes that would not have otherwise been payable, having an adverse impact on Occam’s operating results and financial condition. In addition, inability to use NOLs and credits would adversely affect Occam’s financial condition relative to Occam’s financial condition had these tax attributes been available. In addition, California and certain states have suspended use of NOLs, and other states are considering similar measures. As a result, Occam may incur higher state income tax expense in the future. Depending on Occam’s future tax position, continued suspension of Occam’s ability to use state NOLs could have an adverse impact on Occam’s operating results and financial condition.

If Occam fails to comply with regulations and evolving industry standards, sales of Occam’s existing and future products could be adversely affected.

The markets for Occam’s products are characterized by a significant number of laws, regulations and standards, both domestic and international, some of which are evolving as new technologies are deployed. Occam’s products are required to comply with these laws, regulations and standards, including those promulgated by the FCC. For example, the FCC required that all facilities based providers of broadband Internet access and interconnect VoIP services meet the capability requirements of the Communications Assistance for Law Enforcement Act by May 14, 2007. Subject to certain statutory parameters, Occam was required to make available to its customers, on a reasonably timely basis and at a reasonable charge, such features or modifications as are necessary to permit its customers to meet those capability requirements. In some cases, Occam is required to obtain certifications or authorizations before its products can be introduced, marketed or sold. There can be no assurance that Occam will be able to continue to design its products to comply with all necessary requirements in the future. Accordingly, any of these laws, regulations and standards may directly affect Occam’s ability to market or sell its products.

Some of Occam’s operations are regulated under various federal, state and local environmental laws. Occam’s planned international expansion will likely subject Occam to additional environmental and other laws. For example, the European Union Directive 2002/96/EC on waste electrical and electronic equipment, known as the WEEE Directive, requires producers of certain electrical and electronic equipment, including telecom equipment, to be financially responsible for the specified collection, recycling, treatment and disposal of past and present covered products placed on the market in the European Union. The European Union Directive 2002/95/EC on the restriction of the use of hazardous substances in electrical and electronic equipment, known as the RoHS Directive, restricts the use of certain hazardous substances, including lead, in covered products. Failure to comply with these and other environmental laws could result in fines and penalties and decreased sales, which could adversely affect Occam’s planned international expansion and Occam’s consolidated operating results.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. Occam is committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changed legal requirements may cause Occam to incur higher costs as Occam revises current practices, policies and procedures, and may divert management time and attention from revenue generating to compliance activities. If Occam’s efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, Occam’s reputation might also be harmed. Further, Occam’s board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, Occam may have difficulty attracting and retaining qualified board members and executive officers, which could harm Occam’s business.

Occam may not be able to protect its intellectual property, which could adversely affect Occam’s ability to compete effectively.

Occam depends on its proprietary technology for its success and ability to compete. Occam currently holds 30 issued patents and has several patent applications pending. Occam relies on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. Existing patent, copyright, trademark and trade secret laws will afford Occam only limited protection. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the U.S. Occam cannot assure you that any pending patent applications will result in issued patents, and issued patents could prove unenforceable. Any infringement of Occam’s proprietary rights could result in significant litigation costs. Further, any failure by Occam to adequately protect its proprietary rights could result in Occam’s competitors offering similar products, resulting in the loss of Occam’s competitive advantage and decreased sales.

Despite Occam’s efforts to protect its proprietary rights, attempts may be made to copy or reverse engineer aspects of Occam’s products, or to obtain and use information that Occam regards as proprietary. Accordingly, Occam may be unable to protect its proprietary rights against unauthorized third party copying or use. Furthermore, policing the unauthorized use of Occam’s intellectual property would be difficult for Occam. Litigation may be necessary in the future to enforce Occam’s intellectual property rights, to protect Occam’s trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Occam’s business, consolidated financial condition and consolidated results of operations.

Occam could become subject to litigation regarding intellectual property rights that could materially harm Occam’s business.

Occam may be subject to intellectual property infringement claims that are costly to defend and could limit Occam’s ability to use some technologies in the future. Occam’s industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. From time to time, third parties have asserted against Occam and may assert against Occam in the future patent, copyright, trademark or other intellectual property rights to technologies or rights that are important to Occam’s business. In addition, Occam has agreed, and may in the future agree, to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Any claims asserting that Occam’s products infringe, or may infringe on, the proprietary rights of third parties, with or without merit, could be time-consuming, resulting in costly litigation and diverting the efforts of Occam’s management. These claims could also result in product shipment delays or require Occam to modify its products or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available to Occam on acceptable terms, if at all.

Occam’s business could be shut down or severely impacted if a natural disaster or other unforeseen catastrophe occurs, particularly in California.

Occam’s business and operations depend on the extent to which Occam’s facilities and products are protected against damage from fire, earthquakes, power loss and similar events. Some of Occam’s key business activities currently take place in regions considered as high risk for certain types of natural disasters. Despite precautions Occam has taken, a natural disaster or other unanticipated problem could, among other things, hinder Occam’s research and development efforts, delay the shipment of Occam’s products and affect Occam’s ability to receive and fulfill orders. While Occam believes that its insurance coverage is comparable to those of similar companies in Occam’s industry, it does not cover all natural disasters, in particular, earthquakes and floods.

Risks Related to Occam’s Common Stock

Occam’s executive officers, directors and their affiliates hold a large percentage of Occam’s stock and their interests may differ from other stockholders.

As of November 30, 2010, Occam’s executive officers, directors and their affiliates beneficially owned, in the aggregate, approximately 27% of Occam’s outstanding common stock, of this 25% is collectively owned by investment funds affiliated with U.S. Venture Partners and Norwest Venture Partners. Representatives of U.S. Venture Partners and Norwest Venture Partners are directors of Occam. These stockholders have significant influence over most matters requiring approval by stockholders, including the election of directors, any amendments to Occam’s certificate of incorporation and significant corporate transactions.

Occam’s stock price may be volatile, and you may not be able to resell shares of Occam’s common stock at or above the price you paid.

Occam’s shares of common stock began trading on The NASDAQ Global Market in November 2006. An active public market for Occam’s shares on The NASDAQ Global Market may not be sustained. In particular, limited trading volumes and liquidity may limit the ability of stockholders to purchase or sell the company’s common stock in the amounts and at the times they wish. Trading volume in Occam’s common stock tends to be modest relative to Occam’s total outstanding shares, and the price of Occam’s common stock may fluctuate substantially (particularly in percentage terms) without regard to news about Occam or general trends in the stock market.

In addition, the trading price of Occam’s common stock could become highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond Occam’s control. These factors include those discussed in this “Risk Factors” of this proxy statement/prospectus section and others such as:

•	quarterly variations in Occam’s consolidated results of operations or those of Occam’s competitors;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements by Occam or its competitors of new products, significant contracts, commercial relationships, acquisitions or capital commitments;

•	developments with respect to intellectual property rights;

•	Occam’s ability to develop and market new and enhanced products on a timely basis;

•	commencement of, or involvement in, litigation;

•	general market volatility;

•	lack of capital to invest in Occam;

•	changes in governmental regulations or in the status of Occam’s regulatory approvals;

•	a slowdown in the telecom industry or general economy; and

•	continuation of the current economic and credit crisis.

In recent years, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of Occam’s common stock, regardless of Occam’s actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. Any litigation that may be instituted against Occam could result in substantial costs and a diversion of Occam’s management’s attention and resources.

Provisions in Occam’s charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in Occam’s certificate of incorporation and bylaws, as amended and restated, may have the effect of delaying or preventing a change of control or changes in Occam’s management. These provisions include the following:

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the Occam board has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Occam board;

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Occam’s stockholders may not act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of Occam’s capital stock would not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings called by the board of directors, the chairman of the board, the chief executive officer or the president;

•	Occam’s certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of Occam; and

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the Occam board may issue, without stockholder approval, shares of undesignated preferred stock; the ability to authorize undesignated preferred stock makes it possible for the Occam board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire Occam.

As a Delaware corporation, Occam is also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. The Occam board could rely on Delaware law to prevent or delay an acquisition of Occam.

Occam may be unable to raise additional capital to fund its future operations, and any future financings or acquisitions could result in substantial dilution to existing stockholders.

While Occam anticipates its cash balances and any cash from operations, will be sufficient to fund Occam’s operations for at least the next 12 months, Occam may need to raise additional capital to fund operations in the future. There is no guarantee that Occam will be able to raise additional equity or debt funding when or if it is required. The terms of any financing, if available, could be unfavorable to Occam and its stockholders and could result in substantial dilution to the equity and voting interests of Occam’s stockholders. Any failure to obtain financing when and as required would have an adverse and material effect on Occam’s business, consolidated financial condition and consolidated results of operations.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about Occam’s business, Occam’s stock price and trading volume could decline.

The trading market for Occam’s common stock depends in part on the research and reports that securities or industry analysts publish about Occam or its business. If no or few securities or industry analysts cover Occam, the trading price for Occam’s stock would be negatively impacted. If one or more of the analysts who covers the company downgrades Occam’s stock or publishes misleading or unfavorable research about Occam’s business, Occam’s stock price would likely decline. If one or more of these analysts ceases coverage of Occam or fails to publish reports on Occam regularly, demand for Occam’s stock could decrease, which could cause or stock price or trading volume to decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Calix’s or Occam’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Occam’s or Calix’s expectations concerning the outlook for their respective businesses, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Calix and Occam as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Merger—Occam’s Reasons for the Merger; Recommendation of the Occam Board of Directors,” “Proposal One—The Merger—Calix’s Reasons for the Merger,” and “Proposal One—The Merger—Opinion of Occam’s Financial Advisor.” Forward-looking statements also include statements regarding the expected benefits of the proposed acquisition of Occam by Calix.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the expectation that the merger transaction will be completed;

•	the expected financial condition, results of operations, earnings outlook and prospects of Calix, Occam and the combined company;

•	the expected benefits and synergies of the merger transaction will be fully realized and within the expected time frame;

•	the expectation that the acquisition of Occam will complement Calix’s broadband communications access systems business;

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the expectation that the merger transaction, if completed, will result in Calix’s ability to accelerate access innovation, to integrate platforms and products to accelerate opportunities for customers and broaden the Calix Unified Access portfolio;

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the expectation that the merger transaction, if completed, will result in increased sales and support coverage for Calix, Calix’s ability to enhance solutions development, testing and quality and to increase the range of deployment options and the creation of closer relationships with customers and partners;

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the expectation that the merger transaction, if completed, will result in the ability to expand resources, testing and investments and the ability to enhance the customer engagement model and expand interoperability;

•	increased operational efficiency and create opportunities for cost reduction through the elimination of redundant overhead expenses and public company costs; and

•	the other matters described in the section titled “Risk Factors” beginning on page 26.

In addition, the acquisition of Occam by Calix is subject to the satisfaction of the conditions to the completion of the merger transaction set forth in the merger agreement and the absence of events that could give rise to the termination of the merger agreement, the possibility that the acquisition does not close, and risks that the proposed acquisition disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for each of Calix and Occam.

Calix and Occam caution you against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Occam’s or Calix’s public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 284.

THE SPECIAL MEETING OF OCCAM STOCKHOLDERS

This section contains information about the special meeting of Occam stockholders that has been called to adopt the merger agreement and approve the adjournment proposal. This proxy statement/prospectus is being furnished to Occam stockholders in connection with the solicitation of proxies by the Occam board to be used at the special meeting. Occam is first mailing this proxy statement/prospectus and enclosed proxy card on or about December  [—], 2010.

Date, Time and Place

A special meeting of the Occam stockholders will be held on January 27, 2011, starting at 10:00 a.m., local time (unless it is adjourned or postponed to a later date) at Occam’s offices at 3185 Laurelview Court, Fremont, California 94538.

Purpose of Special Meeting

The purpose of the special meeting is for Occam stockholders to: (i) consider and vote upon adoption of the merger agreement and (ii) approve the adjournment proposal.

Recommendation of the Occam Board of Directors

As discussed elsewhere in this document, at a meeting duly called and held, the Occam board has (i) unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted the merger agreement and the transactions contemplated thereby and (iii) unanimously resolved to recommend adoption of the merger agreement and the transactions contemplated thereby by the stockholders of Occam.

Occam stockholders should carefully read this document in its entirety for more detailed information concerning the merger agreement. In particular, Occam stockholders are directed to the merger agreement, which is attached hereto as Annex  A.

Occam Record Date; Shares Entitled to Vote

The Occam board has chosen the close of business on December 13, 2010 as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only holders of record at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were 21,551,376 shares of Occam common stock outstanding, held by approximately 183 holders of record. A list of the names of Occam stockholders of record will be available at the special meeting and for 10 days prior to the special meeting for any purpose related to the special meeting during regular business hours at Occam’s principal executive offices located at 6868 Cortona Drive, Santa Barbara, California 93117. Each holder of shares of Occam common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of the special meeting.

Quorum

In order for Occam to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Occam common stock entitled to vote at the special meeting must be present in person or represented by proxy. Shares of Occam common stock represented at the meeting but not voted, including shares for which proxies have been received but for which stockholders have abstained on either or both of the matters, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. “Broker non-votes” will also be counted for the purpose of determining a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Required Vote

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Merger agreement. The proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Occam common stock entitled to vote at the special meeting as of the record date.

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Adjournment Proposal. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt the merger agreement, requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting on such proposal.

Abstentions

The required vote of Occam stockholders on the adoption of the merger agreement is based upon the number of shares of Occam common stock outstanding on the record date, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting or an abstention from voting will have the same effect as a vote cast AGAINST the adoption of the merger agreement.

The required vote of Occam stockholders on the adjournment proposal is based on the number of shares that are actually voted on such proposal, not on the number of shares of Occam common stock outstanding as of the record date. Accordingly, if your shares of Occam common stock are present and entitled to vote, but you abstain, it will not count as a vote cast on such proposal and will have no effect on such proposal. Likewise, the failure by the holder of any shares of Occam common stock to submit a proxy or vote in person at the special meeting will have no effect on the outcome of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt the merger agreement.

Shares Held in Street Name

Under the rules of the NYSE, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger agreement. As a result, absent specific instructions from the beneficial owner of shares held in “street name,” brokers are not empowered to vote those shares on non-routine matters, which results in what are referred to generally as “broker non-votes.”

The required vote of Occam stockholders on the adoption of the merger agreement is based upon the number of shares of Occam common stock issued and outstanding on the record date, and not the number of shares that are actually voted. Accordingly, broker non-votes will have the same effect as a vote cast AGAINST the adoption of the merger agreement.

The required vote of Occam stockholders on the adjournment proposal is based on the number of shares that are actually voted on such proposal and not on the number of outstanding shares of Occam common stock. Accordingly, broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt the merger agreement.

Voting of Proxies by Holders of Record

If you are a record holder of shares of Occam common stock, you may submit your proxy, or vote, in any of the following ways:

•	By Internet: Go to the website specified on your proxy card and follow the instructions.

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By Telephone: Call the toll-free number specified on your proxy card from a touch-tone telephone in the United States or Canada and follow the instructions on your proxy card and the voice prompts on the telephone.

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By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card mailed must be actually received prior to the special meeting.

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In Person: You may vote by ballot at the special meeting or send a representative with an acceptable proxy that has been signed and dated. If your shares of Occam common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the special meeting.

All shares of Occam common stock entitled to vote and represented by properly completed proxies received prior to the special meeting and not properly revoked, will be voted at the special meeting as instructed on the proxies. If Occam stockholders submit a properly completed proxy but do not indicate how their shares of Occam common stock should be voted on a matter, the shares of Occam common stock represented by their properly completed proxy will be voted as the Occam board recommends and therefore, FOR the adoption of the merger agreement and FOR the adjournment proposal.

Stockholders Sharing an Address

Consistent with notices sent to record stockholders sharing a single address, Occam is sending only one copy of this proxy statement/prospectus to that address unless Occam received contrary instructions from any stockholder at that address. This “householding” practice reduces Occam’s printing and postage costs. Stockholders may request to discontinue householding, or may request a separate copy of this proxy statement/prospectus by contacting Occam’s Corporate Secretary at 6868 Cortona Drive, Santa Barbara, California 93117 or by contacting Occam Investor Relations via phone at (805) 692-2900 or via e-mail at ir@occamnetworks.com.

Revocability of Proxies

If you submit your proxy through the Internet, by telephone or by mail you may revoke your proxy at any time before the vote is taken at the special meeting in any one of the following ways:

•	through the Internet or by telephone before the deadlines for voting described above;

•	by submitting a subsequent later-dated proxy by mail that is actually received by the Occam Corporate Secretary prior to the special meeting;

•	by sending written notice of revocation to the Occam Corporate Secretary that is actually received by the Occam Corporate Secretary prior to the special meeting; or

•	by voting in person at the special meeting.

Your attendance at the special meeting does not automatically revoke your proxy. If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present at the special meeting. However, broker non-votes and abstentions will not count as shares entitled to vote on the adjournment proposal. As a result, abstentions and broker non-votes will not have any effect on the vote to adjourn the special meeting if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt the merger agreement. Any signed proxies received by Occam for which no voting instructions are provided on such matter will be voted “FOR” the adjournment proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Occam stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

In addition, at any time prior to convening the special meeting, the special meeting may be postponed for any reason without the approval of the Occam stockholders. If postponed, Occam will publicly announce the new meeting date. Although it is not currently expected, Occam may postpone the special meeting for the purpose of soliciting additional proxies if Occam concludes that by the date of the special meeting it is reasonably likely that Occam will not have received sufficient proxies to constitute a quorum or sufficient votes for the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow Occam stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Solicitation of Proxies

Occam will pay the cost of distributing and soliciting proxies. This proxy solicitation is being made by Occam on behalf of its board of directors. In addition to solicitation by use of the mail, Occam’s directors, officers and employees may also solicit proxies in person or by telephone, e-mail, facsimile transmission or other means of communication. Occam will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Occam common stock that the brokers and fiduciaries hold of record. In accordance with the regulations of the SEC and the NASDAQ Global Market, Occam will reimburse them for expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Occam common stock. Occam has retained Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies for the special meeting and will pay Innisfree M&A Incorporated a fee of up to $75,000 plus reimbursement of out-of-pocket expenses.

PROPOSAL ONE—THE MERGER

The following is a discussion of the proposed merger transaction and the merger agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. Occam stockholders are urged to read this entire proxy statement/prospectus carefully, including the merger agreement, for a more complete understanding of the merger transaction.

General

Calix and Occam agreed to the acquisition of Occam by Calix under the terms of the merger agreement that is described in this proxy statement/prospectus. In the merger transaction, a direct, wholly owned subsidiary of Calix will merge with Occam, with Occam continuing as the surviving entity. Immediately thereafter, Occam will merge with a second direct, wholly owned subsidiary of Calix, with such second subsidiary continuing as the surviving company.

Background of the Merger

Occam’s board of directors and management regularly review and discuss Occam’s business plan and strategic opportunities. These reviews and discussions focus, among other things, on the business and competitive environment facing the telecommunications industry in general and Occam in particular. These reviews also include periodic discussions regarding potential transactions that could further Occam’s strategic objectives and enhance stockholder value as well as the potential benefits and risks of those transactions.

Beginning in March 2009, Occam’s board of directors and management commenced an active evaluation of Occam’s business, its position in the marketplace, and the opportunities and challenges facing the company. This strategic planning initiative grew out of an effort led by Occam’s management to develop a long-term operating and financial plan, which in turn required a strategic assessment of Occam’s businesses and how they were likely to develop over the following three to five years. The process also reflected the board’s concern that Occam had been unable to increase its revenues in recent periods and that, while relatively successful with independent operating companies, or IOCs, Occam and its management team had been unsuccessful in expanding the scope and scale of Occam’s business beyond this core customer set. In particular, marketing efforts outside North America had not resulted in substantial new business, and with a few notable exceptions, Occam had been unable to create material new customer relationships among larger telecommunications service providers. Occam was also beginning internal initiatives to consider its longer-term investments in product and technology development. As a result, the Occam board believed that it was timely and appropriate to evaluate Occam’s prospects as a stand-alone company and work with Occam’s management to develop strategies to improve Occam’s competitive position in the overall industry.

As part of the strategic planning process, Occam’s board of directors designated an informal committee consisting of directors Robert B. Abbott, Steven M. Krausz, Thomas E. Pardun, and Brian H. Strom to work closely with Occam’s management in conducting its analysis. The Occam board did not delegate to the committee any authority to approve any transaction, but instead formed the committee to act in an advisory role with management and to ensure an effective flow of information and ideas between management and the board concerning the strategic planning process. Following initiation of discussions with Party A in July 2009 as described below, the informal committee was no longer active, and all matters relating to Occam’s strategic planning process were addressed by the full Occam board of directors, consisting of directors Robert B. Abbott, Robert E. Bylin, Robert L. Howard-Anderson, Steven M. Krausz, Albert J. Moyer, Thomas E. Pardun, and Brian H. Strom.

During the spring and early summer of 2009, the informal committee met several times with Robert L. Howard-Anderson, Occam’s president and chief executive officer, and Jeanne Seeley, Occam’s senior vice president and chief financial officer, to identify the key opportunities and challenges facing Occam in order to complete the strategic planning process described above. Based on discussions with third party financial and market analysts, Occam’s internal market assessments, and Occam’s recent competitive experience, Occam’s management concluded, and the informal committee and Occam’s board of directors concurred, that the most significant long-term impediment to growing Occam’s business beyond its existing focus on IOCs remained a lack of scale. Among other factors, the Occam board noted that the IOC opportunity is naturally constrained by the limited number of telephone lines represented by IOCs relative to larger carriers. Occam’s management and board of directors, including the informal committee members, concluded that future sustained revenue growth would require increasing Occam’s scale and expanding Occam’s potential customer base in order to become competitive with substantially larger telecommunications equipment providers.

In evaluating the challenges Occam faced, Occam’s board of directors and management also considered and weighed opportunities presented to Occam. Notably, the board of directors and management cited government broadband stimulus programs targeting regional service providers as a key opportunity, particularly given Occam’s existing presence in markets anticipated to receive substantial government funding and Occam’s historic participation in the Rural Utilities Service loan program administered by the Department of Agriculture. While management and the board noted the near-term opportunity presented by the stimulus programs, they also noted the temporary character of the opportunity, the uncertainty in the process and timing of the allocation of stimulus dollars to specific beneficiaries and the fact that the opportunity could be reduced or eliminated depending on political decisions or the outcome of mid-term elections. They believed the opportunity would not, in itself, eliminate the long-term strategic challenges facing Occam. Occam’s board and management believed Occam was in a strong position with sufficient resources to address its current core IOC opportunities and benefit to some measurable extent from a broadband stimulus opportunity that was expected to exist through at least 2011. The board, however, determined that stimulus funding alone was insufficient, and carried sufficient risk of delay or termination, such that it could not be relied upon to build a relevant long-term competitor in the larger market. Given the Occam board’s concern about Occam’s ability to grow organically and the need to increase scale, the board determined that execution by Occam on a scale-enhancing strategic transaction, whether as an acquisition target or as a buyer, was in the long-term best interests of Occam’s stockholders, and determined to have management seek the assistance of an investment banker to assist management and the board in their efforts to evaluate Occam’s strategic alternatives, including identifying, qualifying and prioritizing potential strategic transaction candidates.

In early June 2009, Ms. Seeley requested that Jefferies assist Occam’s management and board of directors in their efforts to evaluate Occam’s strategic alternatives. Jefferies is an investment banking firm that is familiar with Occam and its business and had advised Occam in connection with its 2006 follow-on public offering. On June 23, 2009, members of Occam’s management and members of the informal board committee described above met with representatives of Jefferies to discuss Occam’s strategic alternatives. The discussion focused on ways to increase Occam’s scale and grow Occam’s potential customer base, particularly through acquisitions. At the end of the meeting, the informal board committee and Occam’s management asked Jefferies to assist management to identify potential strategic transaction candidates and to advise on a strategy to approach these candidates.

In July 2009, the chief financial officer of a major telecommunications equipment provider, referred to as Party A, contacted Mr. Howard-Anderson on an unsolicited basis to inquire whether Occam would be interested in discussing potential strategic opportunities between the two companies. On July 31, 2009, Mr. Howard-Anderson and the chief financial officer of Party A had a telephone conversation in which they engaged in general discussions concerning the North American incumbent local exchange carrier, or ILEC, market. The parties also discussed executing a nondisclosure agreement and exchanged drafts, but no agreement was entered at that time. Over the next few months, Mr. Howard-Anderson communicated periodically with representatives of Party A about their respective companies, but no significant discussions regarding a strategic transaction between Occam and Party A resulted from these conversations.

In early August 2009, members of Occam’s management held a series of meetings with representatives of Jefferies to discuss potential strategic transactions. During these meetings, representatives of Jefferies reviewed with members of Occam’s management publicly available information regarding approximately 19 potential companies for Occam to consider as acquisition targets, including a European-based telecommunications equipment provider, which is referred to as Party B. Discussions and deliberations concerning these acquisition candidates focused on the strategic fit between Occam and the candidate as measured by the similarity or complementary nature of product offerings and product focus, whether a combination with the proposed candidate was likely to achieve Occam’s objectives of increasing the scale of its business and expanding its potential customer base, and the likelihood that a transaction could be completed and successfully integrated given limitations imposed by Occam’s size and available resources. Members of Occam’s management and representatives of Jefferies also discussed tactics for approaching the companies identified in Jefferies’ review, including Party B. Following the meetings, Ms. Seeley authorized Jefferies to contact certain of the identified candidates to gauge their interest in being acquired.

On August 24, 2009, Mr. Howard-Anderson and Ms. Seeley met with representatives of Jefferies to discuss the results of Jefferies’ initial inquiries, including Jefferies’ contact with Party B. Following the meeting, Jefferies began initiating conversations between Occam and the identified acquisition candidates that had not already been contacted.

On August 25, 2009, the Occam board held a regularly scheduled meeting. At this meeting, Mr. Howard-Anderson and Ms. Seeley led a discussion with the board relating to the process management had undertaken with Jefferies to evaluate Occam’s strategic alternatives. Mr. Howard-Anderson also advised the board regarding his recent discussion with Party A. During the meeting Steven M. Krausz, the chairman of Occam’s board of directors, reminded the board that he had met with Carl Russo, the chief executive officer of Calix, on March 27, 2009, at an industry conference in San Francisco. Mr. Krausz reviewed for the board the conversation with Mr. Russo, which focused predominately on industry trends and developments. Mr. Krausz had also informed Mr. Russo that Occam’s board had determined not to engage in strategic discussions at that time due to Occam’s then outstanding litigation. Since Occam had recently agreed to settle the outstanding litigation, the board indicated that Mr. Krausz should contact Mr. Russo to gauge Calix’s interest in a strategic transaction.

On September 9 and 28, 2009, Ms. Seeley had further telephone conversations with representatives of Jefferies regarding the status of Jefferies’ discussions with potential strategic acquisition candidates companies, including Party B.

On September 11, 2009, Mr. Krausz contacted Mr. Russo by email to advise him that Occam had recently announced the settlement of outstanding litigation and might be interested in evaluating strategic alternatives. As a result of Mr. Krausz’s September 11, 2009 email, he and Mr. Russo had telephone conversations on September 21, 2009, and October 15, 2009. During those conversations, they discussed the potential for a transaction between Occam and Calix.

On September 18, 2009, Mr. Krausz and Mr. Howard-Anderson met with an additional strategic acquisition candidate that had been identified and contacted by Jefferies. As a result of such meeting, Occam and such acquisition candidate determined that there was not a sufficient strategic fit between the parties to merit a strategic transaction, so no further discussions resulted from the meeting.

Following Jefferies’ initial contact with Party B, Occam and Party B scheduled a meeting between the two companies. On October 6, 2009, Mr. Howard-Anderson and Ms. Seeley met with the chief financial officer of Party B in Geneva, Switzerland. Mr. Howard-Anderson and Ms. Seeley discussed Occam’s business plan and inquired whether Party B would be interested in a strategic transaction. Party B’s chief financial officer indicated that he would discuss the matter further with Party B’s chief executive officer.

While in Europe, Mr. Howard-Anderson and Ms. Seeley also visited another potential acquisition candidate, but no substantive discussions emerged from that meeting. The Occam board and management eventually determined, however, that such candidate did not represent a strong candidate for a strategic transaction.

On October 22, 2009, the chief financial officer of Party B contacted Mr. Howard-Anderson and Ms. Seeley and indicated that Party B would be interested in discussing a potential acquisition. Ms. Seeley and the chief financial officer of Party B agreed to coordinate a time for the management of Occam and Party B to meet in person.

On November 4, 2009, at the request of Party B’s chief executive officer, Party B’s chief executive officer and chief financial officer met telephonically with Ms. Seeley and Mr. Howard-Anderson to further discuss a potential acquisition. The parties agreed to set a follow-up meeting for December 9, 2009 in Europe.

On November 13, 2009, Mr. Howard-Anderson inquired of Party A whether it had any continued interest in pursuing an acquisition of Occam. Party A requested an in-person meeting among Mr. Howard-Anderson and Party A executives, which was scheduled for December 16, 2009.

On November 18, 2009, the Occam board held a regularly scheduled meeting. At this meeting, Ms. Seeley reviewed with the board the efforts of Occam’s management to evaluate strategic challenges and opportunities facing Occam. During the discussions, members of management and Jefferies led a discussion with the Occam board regarding the process that had been undertaken to narrow the number of candidates since the summer of 2009 based on further analysis and consideration of the strategic fit and likelihood that a transaction could be completed as well as the candidates’ interest in a potential combination as expressed to representatives of Jefferies. As part of the discussion, representatives of Jefferies joined the meeting and reviewed with the board approximately six remaining potential strategic acquisition candidates, including Party B and other candidates that had been contacted over the course of the preceding several months. Occam’s board and management, together with Jefferies, reviewed the businesses and, to the extent available, financial results of each of these companies in light of their potential strategic fit, the likelihood that the transaction could be consummated with the candidate, and the candidate’s potential financial contribution to Occam (including the candidate’s potential contribution to Occam’s scale and potential customer base). A number of the candidates, including Party B, were not publicly traded, however, and available financial information was limited. The board also discussed with management and Jefferies structural issues relating to each of the alternatives, in particular whether Occam had or could secure the cash resources to afford the potential transactions and the extent to which Occam’s common stock, which was thinly traded, could be used as consideration in a potential transaction.

Based on the information presented, the Occam board concluded that a transaction with Party B offered the most attractive strategic benefit relative to alternatives. Specifically, the board believed that a transaction with Party B would substantially increase Occam’s scale given that Party B was a larger company than Occam. In addition, the board believed the transaction would expand Occam’s addressable market in that Party B offered a diverse customer base, primarily in Europe, South America, and Asia, that complemented but did not overlap Occam’s North American customer base. Offsetting the strategic opportunities, however, were concerns the Occam board had about substantial integration risks associated with the transaction, including general operational risks that could be increased by the substantial geographic distance between the companies, the lack, with limited exception, of experience on the part of Occam’s management team in managing businesses outside of North America, and whether Occam’s management had the resources, expertise and capacity to address integration challenges. The board also discussed potential structural impediments to Occam’s ability to conclude a major strategic acquisition with Party B, including limited cash resources and Occam’s thinly traded common stock.

At this meeting, Mr. Howard-Anderson also provided the board with an update concerning his discussions with Party A, which had since July 2009 consisted of sporadic emails between Mr. Howard-Anderson and Party A.

Following its review of discussions with Party A and Party B, the Occam board directed Occam management to continue discussions in parallel with both parties. In addition, the board requested that Jefferies and management prepare a preliminary financial analysis concerning Occam’s potential acquisition of Party B.

On November 20, 2009, Ms. Seeley had a telephone conversation with representatives of Jefferies to continue their discussions regarding potential strategic acquisitions and the opportunities and challenges presented with respect to each potential transaction. Ms. Seeley and Jefferies also prepared for anticipated meetings with Party B.

In anticipation of an in-person meeting with Party B, on November 23, 2009, Occam and Party B executed a non-disclosure and confidential information agreement.

On December 9, 2009, Mr. Howard-Anderson, Ms. Seeley, Mr. Sharer, Occam’s vice president of marketing and Mark Rumer, Occam’s founder and chief technical officer, met in Europe with members of Party B’s management, including Party B’s chief executive officer, chief financial officer, chief operating officer, and chief technology officer. The purpose of the meeting was to discuss a potential acquisition of Party B by Occam and to obtain relevant diligence information concerning Party B, its business, and operating results.

On December 12, 2009, Ms. Seeley met with representatives of Jefferies to discuss the outcome of the December 9, 2009, meeting with Party B. Ms. Seeley provided relevant financial and other diligence information concerning Party B and requested that Jefferies update its preliminary financial analysis based on information received from Party B.

On December 16, 2009, Mr. Howard-Anderson met with senior executives of Party A, including the chief executive officer, the chief financial officer, and a business unit manager, at Party A’s headquarters. In connection with the meeting, Occam and Party A executed a non-disclosure agreement. The participants engaged in general discussions about their respective companies, including their respective customer bases, target markets, and strategic initiatives. Following the meeting, no further discussions, other than occasional emails, took place until February 2010.

On December 18, 2009, Ms. Seeley had a conversation with Mr. Krausz regarding the status of the strategic transaction process. Following that conversation, Mr. Krausz informally updated certain members of the Occam board regarding the status of management’s efforts with respect to Party A.

On January 26, 2010, in anticipation of an upcoming meeting of Occam’s board of directors, Mr. Howard-Anderson and Ms. Seeley had a telephone conference with representatives of Jefferies, during which representatives of Jefferies reviewed a preliminary financial analysis for Occam’s potential acquisition of Party B. The analysis was based on financial and other diligence information provided by Party B since the December 2009 meeting in Europe.

On January 29, 2010, Occam’s board held a regularly scheduled meeting. Mr. Howard-Anderson and Ms. Seeley reviewed the December 2009 contacts and discussions held by Occam’s management with Party A and Party B. With respect to Party A, management noted that Party A had not actively engaged with Occam in the six weeks since their initial meeting with Mr. Howard-Anderson but noted that in occasional email exchanges subsequent to such meetings, Party A had suggested some continuing interest to consider a possible acquisition of Occam Representatives of Jefferies then joined the meeting and reviewed with Occam’s board its preliminary financial analysis of a combination transaction with Party B. The board considered the information that management and Jefferies had provided concerning a transaction with Party B and directed management to continue discussions with both Party A and Party B.

In late January 2010, Party A’s chief financial officer contacted Mr. Howard-Anderson. He and Mr. Howard-Anderson agreed to coordinate a meeting between management of the two companies to share initial due diligence information in contemplation of a potential acquisition of Occam.

On February 1, 2010, Party B’s chief financial officer affirmed to Ms. Seeley Party B’s interest in a potential acquisition.

On February 17, 2010, Occam entered into a second nondisclosure agreement with Party A. The nondisclosure agreement superseded the agreement entered on December 16, 2009 and included additional provisions specific to an acquisition transaction.

On February 19, 2010, Mr. Howard-Anderson, Ms. Seeley, Mr. Rumer, and Russell Sharer met with executives of Party A in Denver, Colorado. During the meeting, Occam’s management provided detailed diligence information concerning Occam’s business and operations, including financial, technical, and product diligence. The parties also shared their views of their respective target markets and potential opportunities and risks presented by a combination transaction. At the end of the meeting, Party A’s management indicated that it would review and consider the information presented by Occam and consult with its board of directors.

On February 23, 2010, the Occam board of directors held a regularly scheduled meeting. At the meeting, Occam’s management reviewed with the board recent discussions with representatives of Party A. The board and management discussed the benefits of a potential transaction with Party A, including the benefits of the increased scale a combination would bring to Occam’s business in the event that the transaction included stock consideration as well as Party A’s substantial resources and likely ability to acquire Occam in an all-cash transaction. On the other hand, the board and management noted that Party A’s interest in acquiring Occam had been somewhat equivocal and sporadic. The board then discussed the risks and opportunities of a transaction with Party A as compared to potential alternative transactions, in particular a transaction with Party B. In an attempt to achieve greater clarity on the possibility of both transactions, the board directed management to continue active discussions with both Party A and Party B.

Discussions with Party A continued during March 2010. In telephone conversations on March 8, 2010 among Mr. Howard-Anderson, Ms. Seeley and Party A’s chief financial officer, on March 24, 2010 between Mr. Howard-Anderson and Party A’s chief financial officer and on March 26, 2010 among Mr. Howard-Anderson, Ms. Seeley, Party A’s chief financial officer, and a Party A business unit manager, Party A indicated that it was continuing to evaluate its own strategic alternatives with its board of directors, which included alternatives that did not contemplate an acquisition of Occam. The chief financial officer of Party A indicated that Party A was considering elements of an offer and noted that, if an offer was forthcoming, it would consist entirely of cash. No formal offer resulted from these discussions, however, and Party A did not conduct any formal due diligence during this period.

On March 25, 2010, Occam’s board of directors held a special telephonic meeting at which Occam’s management updated the board on recent discussions with Party A as well as the status of discussions with Party B. Since the December 2009 meeting in Europe, Occam had communicated continuing interest to Party B but indicated that it was considering other alternatives as well.

On April 1, 2010, the Occam board held a special telephonic meeting to consider retaining Jefferies to act as Occam’s financial advisor in connection with a sale of Occam. At this meeting, Occam management provided the board an update concerning recent developments in discussions with Party A. Following the update, representatives of Jefferies provided the Occam board with an update regarding, among other things, current market conditions, the status of discussions with Party A, and potential alternative acquirors of Occam, including Calix. Among other matters, the Jefferies representatives discussed publicly available financial information relating to Party A and publicly available information regarding valuations of technology companies in recent acquisition transactions. Following the discussion, the Jefferies representatives left the meeting, and a representative of Wilson Sonsini Goodrich & Rosati, P.C., Occam’s outside counsel, or WSGR, reviewed with the board its fiduciary obligations in connection with its consideration of strategic alternatives. Occam’s management then reviewed the proposed terms of the engagement letter with Jefferies. Following the discussion, the Occam board authorized management to enter into the Jefferies engagement letter.

In discussions with Party A during early April 2010, Party A’s management indicated continuing interest in an acquisition of Occam and continuing consultation with its board of directors, but Party A took no affirmative steps to move forward with a transaction. By mid-April, two months had passed since the due diligence meeting with Party A in Denver, Colorado, and Occam’s management and board became concerned about the difficulty of maintaining the momentum of an alternative transaction with Party B while Party A decided whether to move forward with an acquisition of Occam. Management and the board noted that it had been four months since the initial meeting with Party B in Europe and both expressed concern that Party B could view Occam’s interest as being not credible.

On April 14 and 15, 2010, Ms. Seeley and Mr. Krausz met in Europe with management of Party B and certain shareholders of Party B. These meetings focused on the strategic fit between the companies, potential valuation ranges, and transaction structure issues, including Party B’s desire that all or substantially all of the acquisition consideration consist of cash.

On April 16, 2010, Occam’s board held a special telephonic meeting. Mr. Krausz and Ms. Seeley reported on their meetings with Party B. The board discussed the continued equivocal tenor of discussions with Party A. The board nevertheless directed management to continue discussions with both parties. With respect to Party B, the board and management discussed potential structures for a transaction, including issues relating to Party B’s reluctance to accept consideration in the form of shares of Occam’s common stock. Mr. Krausz and Ms. Seeley noted that certain shareholders of Party B were focused on receiving cash consideration and that at the various valuations discussed, Occam would have insufficient cash resources to conclude a transaction in the absence of incurring indebtedness to fund a portion of the acquisition costs.

On April 21, 2010, Mr. Howard-Anderson and Ms. Seeley participated in a call with Jefferies regarding continuing discussions with Party B. At the meeting, representatives of Jefferies reviewed with management an updated financial and combination analysis of Party B based on updated financial information received from Party B during Occam’s financial due diligence efforts. The Jefferies representatives also led a discussion regarding financing requirements and potential financing sources for Occam in connection with such a transaction.

On April 21, 2010, Party A confirmed to Mr. Howard-Anderson that Party A remained interested in a potential transaction with Occam but that it continued to evaluate Occam as one of several alternative strategic transactions.

On April 22, 2010, the Occam board held a special telephonic meeting to consider the status of discussions with Party A and Party B. At this meeting, Occam management led a discussion with the Occam board and representatives of Jefferies regarding strategic alternatives with Party A and Party B and reviewed the updated analysis for Party B that had been prepared based on updated financial information received from Party B during Occam’s financial due diligence efforts. Given the continuing delay in discussions with Party A, Occam’s board directed management to proceed with more active discussions regarding the acquisition of Party B. The board also determined that the Company should reestablish contact with Calix, and since Mr. Krausz had previously discussed a potential transaction between Occam and Calix with Mr. Russo, the board asked Mr. Krausz to contact Mr. Russo.

On May 5, 2010, Ms. Seeley had a call with the chief financial officer and the chief operating officer of Party B to discuss Occam’s valuation analysis for the acquisition of Party B.

On May 7, 2010, Mr. Krausz contacted Mr. Russo by telephone. Messrs. Krausz and Russo agreed to meet for breakfast to discuss the telecommunications equipment industry and the potential for a strategic combination between Occam and Calix.

On May 12, 2010, Ms. Seeley and representatives of Jefferies discussed valuation gaps between Occam and Party B and how the parties might bridge these gaps.

On May 13, 2010, Mr. Krausz and Mr. Russo met for breakfast. During this meeting, Mr. Krausz suggested that he, Mr. Russo, and Mr. Howard-Anderson meet to discuss their respective companies. Mr. Krausz and Mr. Russo agreed to meet again in a week with Mr. Howard-Anderson to continue discussions.

On May 19, 2010, Mr. Krausz, Mr. Howard-Anderson, and Mr. Russo met to discuss their views of the need for increasing scale to remain competitive against large, international and domestic telecommunications equipment providers. During the course of the meeting, Mr. Russo expressed an interest in pursuing a strategic combination with Occam and indicated he would discuss the possibility with Calix’s board of directors.

On May 20, 2010, the Occam board held a regularly scheduled meeting. At the meeting, Mr. Krausz and Mr. Howard-Anderson reviewed their recent discussions with Mr. Russo. Occam management updated the board regarding recent discussions with Party A and Party B. Management noted that no material discussions or engagement had taken place with Party A since the February due diligence meeting in Denver, Colorado, and the telephone conversations concerning a potential offer in March and April 2010. Representatives of Jefferies then joined the meeting and reviewed with the Occam board an updated analysis of Party B and outlined certain strategic considerations related to a potential transaction. The board, management and representatives of Jefferies also discussed funding for the transaction, the potential unwillingness of certain major shareholders of Party B to accept equity consideration, and the availability of acquisition financing in the form of bank debt. The board discussed the potential risks of using debt to fund the acquisition and the expected ability of Occam and Party B as a combined company to repay the acquisition financing. Following discussion, Occam’s board advised management to continue to engage with third parties, including Party A, Party B and Calix, regarding a potential strategic transaction. During the meeting, Mr. Rumer also made a presentation concerning on-going research and development initiatives and investments as Occam made plans for new product introductions in 2012 and beyond.

Following the board meeting, Mr. Howard-Anderson scheduled a meeting with Mr. Russo to further discuss the potential for a strategic combination between Calix and Occam.

On May 24, 2010, Mr. Howard-Anderson met with Mr. Russo in Santa Barbara, California. At this meeting, Mr. Russo indicated that Calix would be interested in acquiring Occam and that Calix would circulate a draft non-disclosure agreement in order to facilitate further discussions between the parties.

Following negotiations of various provisions between the parties, on May 27, 2010, Occam entered into a non-disclosure agreement with Calix.

In late May 2010, Ms. Seeley contacted a commercial bank to discuss obtaining a credit line for purposes of financing a portion of the acquisition of Party B.

On May 27, 2010, Ms. Seeley held a conference call with representatives of Jefferies to discuss alternative transaction structures in connection with an acquisition of Party B.

Also on May 28, 2010, the Calix board of directors held a special telephonic meeting to consider the possibility of submitting to Occam a proposal to acquire Occam. At this meeting, Calix management led a discussion with the Calix board regarding the possible risks and opportunities to Calix presented by such a transaction as well as a potential purchase price for such an acquisition. Following this discussion, the Calix board authorized Calix management to submit a term sheet to Occam proposing the material economic terms of a possible acquisition of Occam by Calix.

Following the Calix board meeting, Calix delivered to Occam a term sheet and exclusivity agreement. The term sheet provided for the acquisition of Occam with a formula purchase price to be paid entirely in shares of Calix’s common stock. Based on the purchase price formula, Occam management estimated that the implied aggregate purchase price would equal approximately $155,400,000, subject to potential adjustment based on the respective second quarter operating results of Occam and Calix. As expressed in the term sheet, the per share purchase price would be calculated on a fully-diluted basis (including all outstanding stock options, whether vested or unvested) with the per share exchange ratio calculated based on the average closing price of Calix’s common stock over the ten-trading-day period prior to executing a definitive agreement. The term sheet indicated that Calix sought Occam’s entry into exclusive negotiations with Calix for approximately 30 days in order for Calix to complete its due diligence review of Occam and for the parties to negotiate definitive agreements.

On May 30, 2010, the Occam board held a meeting to consider a proposed term sheet relating to the acquisition of Party B and the terms of the Calix proposal. The board initially reviewed and discussed the proposed term sheet relating to the acquisition of Party B and then reviewed the terms with management. The Board next reviewed and discussed the Calix proposal. With respect to the Calix proposal, the board expressed concerns with respect to the purchase price being proposed by Calix, including that it was based on a formula (rather than a set purchase price), that the amount of the proposed purchase price was insufficient and that the purchase price adjustment should be removed. The board also considered that an all-stock transaction would require a Calix, stockholder vote and also considered the potential volatility of the trading price of the Calix common stock which had only recently become publicly traded. As a result of these factors, the board determined to require Calix to provide for the payment of a portion of the consideration in cash and to remove the purchase price adjustment. The board also discussed including covenants of the parties regarding regulatory approvals in the term sheet. Following discussion, the board authorized management to deliver the term sheet relating to the acquisition of Party B and instructed management to convey its comments and concerns regarding the term sheet to Calix.

On June 1, 2010, Occam delivered to Party B a proposed term sheet for the acquisition of Party B. The consideration would have been paid in cash and shares of Occam’s common stock, with the transaction being contingent on Occam’s obtaining acquisition financing from a commercial bank.

During the first week of June 2010, Ms. Seeley participated in conference calls with representatives of Jefferies to discuss Calix’s proposed transaction terms as well as the status of discussions with Party A and Party B. At this point, no material discussions had taken place with Party A since the February 2010 diligence meeting in Denver, Colorado, and the subsequent March and April 2010 telephone conversations in which Party A suggested that it was contemplating a range of strategic alternatives that may or may not include an acquisition of Occam.

On June 4, 2010, Mr. Howard-Anderson informed Mr. Russo that Occam was considering Calix’s proposal but would not be able to engage in discussions with Calix on an exclusive basis unless Calix increased the amount of its offer and provided for payment of a significant portion of the purchase price in cash. Mr. Howard-Anderson also indicated that any adjustments based on operating performance would need to be removed and also relayed Occam’s position concerning regulatory approval covenants. Mr. Russo indicated that he would raise Occam’s issues with Calix’s board of directors and then respond to Mr. Howard-Anderson.

On June 8, 2010, Ms. Seeley met with Party B’s chief executive officer in Los Angeles, California to discuss Occam’s proposed term sheet. Following discussion, Party B’s chief executive officer indicated that he was agreeable to the terms of the acquisition proposal but would need to discuss the proposed terms with Party B’s primary investor and would inform Ms. Seeley of the results.

On June 10, 2010, Calix delivered a revised term sheet to Occam, which provided for an increased aggregate purchase price equal to approximately $156,000,000, subject to potential purchase price adjustments based on the respective second quarter operating performance of Occam and Calix. The term sheet further provided that the per share consideration would be calculated on a fully-diluted basis (including all outstanding stock options, whether vested or unvested) and that the consideration would be paid in a combination of cash and stock, with the aggregate amount of Calix’s common stock issuable in the transaction not exceeding 19.9% of its outstanding shares. Following delivery of the term sheet, Mr. Russo contacted Mr. Howard-Anderson to discuss the terms of the revised proposal.

On June 10, 2010, the Occam board held a special telephonic meeting to consider the terms of the revised Calix proposal and the status of discussions with Party A and Party B. Members of Occam’s management provided a detailed summary of the key financial terms of the proposed transaction with Party B and the written proposal presented by Calix. Occam’s board and management then discussed the opportunities and challenges associated with the potential transactions, including regulatory issues presented by the proposed transactions. Following discussion, the board directed management to continue discussions with Calix and Party B, to provide Party A with a final opportunity to submit a proposal and also requested that management work with Jefferies to provide the board with additional financial information and models to permit a comparison of the potential transactions and their impact on stockholder value.

Following the June 10, 2010, board meeting, Ms. Seeley telephoned Mr. Russo to discuss the revised terms, in particular Occam’s views of the financial terms of the Calix term sheet and the provisions relating to regulatory approvals. Ms. Seeley suggested that the financial advisors for Calix and Occam meet to discuss the valuation of Occam. Subsequently, a call was set for June 18, 2010, between the financial advisors of Occam and Calix.

In mid-June 2010, at the direction of Occam’s board, Mr. Howard-Anderson contacted the chief financial officer of Party A and indicated that Occam was considering alternative transactions and inquired whether Party A would be interested in moving forward to submit a proposal to acquire Occam. The chief financial officer of Party A indicated that he would discuss the matter with Party A’s board of directors and respond to Mr. Howard-Anderson.

On June 14, 2010, a representative of Morgan Stanley & Co. Incorporated, the investment bank retained by Calix to provide certain financial advisory services in connection with the proposed transaction, or Morgan Stanley, contacted a representative of Jefferies to discuss the proposed transaction and the history of discussions between Calix and Occam to date regarding a possible transaction as well as the economic terms of the then-current Calix proposal.

Also on June 14, 2010, the Occam board held a special telephonic meeting. At that meeting, members of Occam’s management updated the board regarding recent discussions with Party B and Calix. The board discussed with management the proposed transactions and comparative financial analyses prepared by Jefferies relating to the proposed Party B and Calix transactions. The board also discussed with management the status of discussions with Party A, including the likelihood that it would make an acquisition proposal given Party A’s relative lack of responsiveness over the period going back to July 2009 and Party A’s recently expressed desire to consider a range of strategic alternatives to a transaction involving Occam. Following discussion, the Occam board directed management to continue discussions with all three potential parties.

On June 16, 2010, Ms. Seeley discussed the status of the potential acquisition of Party B with Party B’s chief executive officer.

Between June 16 and June 21, 2010, representatives of Jefferies and Morgan Stanley held periodic discussions about Calix’s valuation analyses for Occam.

On June 21, 2010, Mr. Russo met with Mr. Howard-Anderson and Ms. Seeley in Santa Barbara, California to discuss the opportunities and challenges of the proposed acquisition of Occam.

On June 23, 2010, Occam received a letter from Party B’s chief executive officer acknowledging the terms of the potential acquisition of Party B and confirming the material terms of the proposed acquisition of Party B.

On June 23, 2010, following the recent discussions between the financial advisors of Calix and Occam, Calix sent to Occam a revised term sheet and exclusivity agreement. The revised term sheet provided for an increased aggregate purchase price equal to $171,140,000, subject to potential purchase price adjustments based on the respective second quarter operating performance of Occam and Calix.

On June 24, 2010, Occam received a letter from Party A indicating Party A’s potential interest in acquiring Occam. Although the letter suggested a preliminary price range at which Party A might consider acquiring Occam, the letter indicated that Party A would not be ready to negotiate the terms of a definitive agreement until the parties had negotiated a letter of intent containing the material terms of a possible transaction. With respect to the price range for a possible transaction, Party A’s letter indicated that if Party A ultimately submitted a formal letter of intent and proceeded to negotiate a definitive agreement, the purchase price would be paid in cash based on a price range equal to the lesser of (a) 130 – 135% of the closing price of a share of Occam’s common stock on June 23, 2010 and (b) 130 – 135% of the average closing price of a share of Occam’s common stock for the fifty (50) trading days preceding the date of a definitive agreement. Notwithstanding the unwillingness of Party A to commence negotiations on a definitive acquisition agreement until a further letter of intent was negotiated, under Party A’s letter Occam would be required to agree to an exclusivity period lasting until July 16, 2010, during which period Occam would be prohibited from considering other competing bids to acquire Occam, including that of Calix. The letter also contemplated that Occam would be subject to certain covenants restricting the operation of its business during the exclusivity period.

On June 24, 2010, the Occam board held a special telephonic meeting to consider the indication of interest from Party A and the draft term sheet from Calix. At this meeting, members of Occam’s management led a discussion regarding the letters received from Party A and Calix, and representatives of Jefferies reviewed the key financial terms of the Calix proposal and Party A’s indication of interest. Among other matters, the board discussed with management and representatives of Jefferies and WSGR the form of consideration of the Calix proposal and Party A’s indication of interest; the strategic business aspects of a transaction with each company, including potential synergies; each party’s request for exclusive negotiating rights; the potential timing of each transaction (including the timing implications of Party A’s requirement that it be permitted to conduct diligence and then negotiate a letter of intent prior to negotiating a definitive agreement); the comparative financial aspects of the proposal from Calix and Party A’s indication of interest; and the risk that Occam’s agreement to an exclusivity period with Party A could delay and possibly jeopardize Occam’s ability to consider and pursue the Calix transaction. Those present discussed the risks of entering into exclusive negotiations with Party A, particularly in light of Party A’s sporadic communications during the prior eleven months and Party A’s requirement that Occam enter into a further letter of intent prior to negotiation of a definitive agreement providing for an acquisition of Occam, notwithstanding the process and discussions that Party A had conducted to date. The board also observed that Party A’s proposal contained significant uncertainty regarding price because it required the parties to negotiate a letter of intent during which the indicated price could be renegotiated and also because the formulaic price would fluctuate until Party A had completed its due diligence, negotiated the terms of a letter of intent and then negotiated and entered into a definitive acquisition agreement. Based on the interaction with Party A to date and the contingencies identified in Party A’s indication of interest together with Calix’s demonstrated interest in pursuing a transaction, the board concluded that pursuing a transaction with Party A presented a substantially higher risk of being terminated prior to the execution of a definitive agreement than a transaction with either Party B or Calix. The board, management, and representatives of Jefferies then discussed strategies and objectives for continuing discussions with each of Party A and Calix. Following this discussion, the Occam board directed Occam management and Jefferies to inform Party A that it would need to present a structure to negotiate a transaction that provided Occam greater certainty with respect to Party A’s willingness to proceed more rapidly towards execution of a definitive acquisition agreement in order for Occam to consider moving forward with Party A. In particular, the board directed management and Jefferies to inform Party A that Occam required that Party A agree to proceed to negotiate a definitive agreement simultaneously with conducting its diligence. Occam’s management then updated the Occam board with respect to discussions relating to Party B.

Following the June 24, 2010 board meeting, representatives of Jefferies contacted Party A on behalf of Occam and related the views of Occam’s board with respect to Party A’s letter of interest. Jefferies noted the board’s concern over the equivocal nature of the indication of interest, the lack of a definitive purchase price and Party A’s requirement that Occam agree to a prohibition on its ability to pursue discussions with competing acquirors during the proposed exclusivity period. Jefferies also informed Party A that other transactions were being considered that did not include similar contingencies and such indefinite economic terms.

On June 30, 2010, the Occam board held a special telephonic meeting to consider the status of discussions regarding a potential strategic transaction. Representatives of Jefferies also attended this meeting. Mr. Howard-Anderson and Ms. Seeley updated the Occam board regarding discussions with Party B and Calix. The board then requested that Jefferies provide an updated analysis for the next board meeting comparing, from the financial perspective of Occam and its stockholders, the proposed acquisition of Party B with the proposed sale transaction to Calix.

Representatives of Jefferies then reviewed with the Occam board a list of other potential third parties that had been identified by Occam’s management and Jefferies as possibly having an interest in acquiring Occam based on their potential strategic fit with Occam’s business and their potential interest in and financial capacity to pursue acquisitions of Occam’s size. Following discussion, Occam’s board directed management and Jefferies to contact the parties most likely to have the capability and the interest in acquiring Occam.

Following the discussion among the board, directors, and management, Mr. Russo joined the meeting and made a presentation concerning Calix, its business, and Calix’s views of market opportunities and challenges associated with the proposed acquisition of Occam. After the meeting, representatives of Jefferies contacted representatives of Morgan Stanley to inform them that the Occam board had a favorable impression of Mr. Russo’s presentation. Morgan Stanley responded that Calix looked forward then to receiving a formal response to the term sheet that Calix had previously submitted to Occam.

On July 1, 2010, Party A informed representatives of Jefferies that it had determined it would not continue discussions with respect to an acquisition of Occam.

On July 1 and 2, 2010, representatives of Jefferies contacted seven potential acquirors to gauge their interest in a strategic transaction with Occam.

On July 2, 2010, Occam’s board held a special telephonic meeting. Occam’s management advised the board that Party A had declined to continue discussions with Occam. Representatives of Jefferies then informed the board that they had contacted seven buyer candidates regarding the potential acquisition of Occam and that none of them expressed an interest in pursuing the opportunity. Ms. Seeley then updated the board on discussions with respect to the acquisition of Party B. Representatives of Jefferies then reviewed with the Occam board an updated analysis comparing a combined Occam and Party B as a continuing company and a combined Occam and Calix as a continuing company. In evaluating the Party B transaction, the board, management and Jefferies noted that the board should take into account the integration risks associated with the proposed transaction with Party B. Ms. Seeley and representatives of Jefferies also reviewed with the board various assumptions concerning operating and cost synergies potentially realizable in a transaction with each of Party B and Calix. Based on the discussion and analysis presented, the board concluded that neither transaction was clearly superior in terms of its value, from a financial perspective, to Occam’s stockholders.

Occam’s board then considered and discussed the updated analysis and the various aspects of the proposed transactions between Occam and each of Party B and Calix, including the potential synergies realizable from each proposal, the estimates of the value potentially realizable by Occam’s stockholders in each transaction, and the assumptions and methodologies underlying the analysis. Among other matters, the board noted the ability of Occam’s stockholders to continue as stockholders of Calix based on the current transaction proposal. The board also discussed challenges inherent in each transaction, including integration risks, employee retention risks, and required regulatory approvals. While the board noted that both proposed transactions presented potentially valuable strategic alternatives, the board concluded that the transaction with Party B raised substantial integration risks and greater potential for management distraction due to the geographic distance between the parties. In particular, the board discussed the fact that if a transaction with Party B was concluded, senior management of Occam would be required in Europe for a substantial period of time to facilitate the transaction.

At this point, the Occam board met in executive session without management or management directors present, and the non-management directors considered each transaction. The board noted its belief that, with limited exception, Occam’s existing management lacked experience operating and managing a global business and, accordingly, believed that the proposed transaction presented material management and integration risks. Given these risks and taking into account the updated analysis provided by Jefferies, the board determined that the Calix transaction was likely to generate greater stockholder value than the proposed transaction with Party B.

As part of the July 2, 2010 meeting, representatives of WSGR reviewed the Occam board’s obligations in connection with a possible sale of the company. WSGR representatives also discussed with the board the timing and structure of a potential transaction with Calix and certain provisions likely to be included in a definitive agreement regarding deal certainty. At the conclusion of the meeting, the Occam board instructed members of Occam’s management to continue discussions with Party B and Calix regarding the respective proposals and to respond in writing to the Calix proposal.

On July 4, 2010, Occam delivered a revised term sheet to Calix, which proposed, among other things, that: (i) the per share consideration be calculated assuming that all vested options were exercised prior to closing, rather than on a fully-diluted basis including unvested options; (ii) following the transaction, a director from Occam be appointed to the Calix board of directors; (iii) the transaction be structured to qualify as a tax-free reorganization for purposes of the stock consideration; and (iv) the parties agree to certain covenants relating to obtaining regulatory approvals.

Additional discussions pertaining to the terms in the Calix term sheet took place between Calix and Occam from July 4 through July 12, 2010.

On July 13, 2010, Mr. Russo delivered to Ms. Seeley a revised term sheet and exclusivity agreement, which, among other things, accepted the terms proposed by Occam that the per share consideration be calculated excluding unvested options and that following the transaction, a director from Occam be appointed to Calix’s board of directors. The revised term sheet also did not contain any adjustment to the price based on second quarter operating results of either Occam or Calix. Mr. Russo indicated that the revised term sheet reflected Calix’s final offer and that negotiations with respect to regulatory approval covenants would be deferred to the definitive agreement.

On July 14, 2010, Occam’s board held a special meeting to consider Calix’s revised proposal. Members of Occam’s management provided an update regarding the status of the Calix transaction and discussions with Party B. Discussion ensued regarding the revised terms of the proposed Calix term sheet and exclusivity agreement and the importance of the exclusivity period to Calix’s willingness to proceed with the transaction, which would result, among other things, in Occam discontinuing discussions with Party B. The board also considered that the other potential acquirors that had been contacted had not indicated an interest in discussing a potential acquisition of Occam. Following discussion, Occam’s board determined to continue discussions with Calix and directed management to enter into the exclusivity agreement based on the term sheet.

On July 15, 2010, Occam entered into the exclusivity agreement with Calix and the parties proceeded to negotiate a definitive agreement based on the term sheet. Under the original terms of the exclusivity agreement, the exclusivity period would expire on August 6, 2010, unless Calix reconfirmed on such date Calix’s intention to proceed with the transaction based on the term sheet, in which case the exclusivity period would be extended until August 16, 2010.

On July 16, 2010, Calix delivered a due diligence request list to Occam to facilitate Calix’s due diligence efforts. Shortly thereafter, Occam opened an online data room, and Calix commenced its due diligence review of the Company.

On July 20, 2010, the Calix board of directors held a special telephonic meeting at which members of Calix management updated the board on the status of negotiations with Occam regarding the proposed transaction.

On July 22, 2010, Occam delivered a due diligence request list to Calix to facilitate Occam’s reverse due diligence efforts. Shortly thereafter, Calix opened an online data room, and Occam commenced its reverse due diligence review of Calix.

On July 23, 2010, Latham & Watkins LLP, counsel to Calix, or Latham & Watkins, distributed an initial draft of a merger agreement to WSGR and Occam. WSGR conveyed Occam’s initial comments to the merger agreement to Latham & Watkins on July 28, 2010. Among matters WSGR raised on behalf of Occam were the right of Occam to terminate the merger agreement in order to accept a competing acquisition proposal received on an unsolicited basis from a third party if Occam determined that the competing proposal was superior to the Calix transaction; the respective obligations of the parties to satisfy the conditions to closing the transactions, including covenants related to the receipt of required regulatory approvals; and the terms on which each party could terminate the merger agreement and the amount of the termination fee payable in connection with the termination of the merger agreement under certain circumstances. Thereafter until the execution of the merger agreement, representatives of Calix and Occam and their respective legal counsels negotiated and exchanged several drafts of the merger agreement and related transaction agreements.

Occam’s board met on July 30 and August 3, August 7, August 11, August 13 and August 16, 2010 to consider the status of the proposed transaction with Calix. At each meeting, Occam’s management and representatives of WSGR advised the board regarding the current terms of the proposed transaction and the open items and potential risks presented by the proposed terms, including the conditions to closing, termination rights of each party, and expectations concerning regulatory approvals for the transaction. Members of management and representatives of WSGR also discussed the closing risks related to the transaction, including the need to obtain stockholder and regulatory approvals and the effect the failure to close the transaction once it was announced could have on Occam.

From August 4 through August 6, 2010, members of management of Occam and Calix met to conduct in person due diligence meetings regarding the potential transaction.

At the August 11, 2010 Occam board meeting, a representative of WSGR noted for the Occam board that the exclusivity period under the exclusivity agreement with Calix had expired due to Calix’s failure to reconfirm on August 6, 2010, Calix’s intention to proceed with the transaction based on the term sheet. Management and counsel, however, confirmed for the board that Calix was continuing to negotiate in good faith, and the board elected to continue to negotiate with Calix on an exclusive basis notwithstanding the expiration of the exclusivity period, noting the potential risks to the transaction if Calix discovered that Occam was not negotiating exclusively with Calix. The board, having taken into account the fact that Jefferies had recently contacted seven potential acquirors of Occam, each of which had expressed no interest in pursuing such a transaction with Occam, authorized management to extend the exclusivity period, if requested by Calix.

On August 13, 2010, Mr. Russo contacted Ms. Seeley and requested that Occam extend the exclusivity period provided in the original exclusivity agreement. On August 16, 2010, Occam entered into an agreement extending the exclusive negotiating period until August 23, 2010.

On August 18, 2010, the Occam board held a special telephonic meeting to consider the open issues related to the Calix transaction. Members of Occam management updated the board on discussions with Calix and the terms of the proposed merger agreement. Representatives of WSGR provided an overview of legal and corporate matters related to the proposed transaction with Calix. In addition, representatives of WSGR and additional advisors to the board made presentations and led discussions with the board concerning the regulatory profile of the proposed transaction and related risks. At the conclusion of these various management and advisor presentations, the board discussed the transaction in detail, including the risks associated with the transaction measured against the strategic benefits and synergies expected to be derived from the transaction and the ability of Occam stockholders to continue to benefit from those synergies as stockholders of Calix. The board also met in executive session without management or management directors to discuss the business, operational, and management risks facing Occam if it continued on a stand-alone basis, including the substantial business operational, management, and integration risks associated with addressing Occam’s challenges of scale and addressable market size through strategic acquisitions.

On August 19, 2010, the Occam board held a special telephonic meeting, initially in executive session without Occam’s management or management directors, to consider further the operational, management, and regulatory risks presented by the proposed acquisition of Occam by Calix. During the executive session, each director present provided his views of the opportunities offered by the proposed transaction and the potential risks. The board engaged in considerable discussion concerning the opportunities and challenges facing Occam as a stand-alone company and Occam’s ability to conclude, as an alternative to Calix, a strategic transaction that would position Occam as a relevant and competitive player against substantially larger companies addressing a broader potential customer base than Occam’s current capacity permitted. Among other matters, the board discussed Occam’s requirements for long-term product development, associated investments in research and development to ensure that Occam’s product offerings remained competitive, and the substantial technology and market risks associated with Occam’s product development strategy, which required that Occam make investments several years before a product could be brought to market.

In addition, at the August 19, 2010 meeting, the board noted Occam’s and its management’s success in addressing the IOC market but also considered the substantial operational, integration, and management challenges associated with pursuing and consummating a major acquisition transaction and subsequently successfully integrating the operations of the two companies as an alternative to the Calix transaction. The board noted that Occam had limited resources to pursue such a transaction, that it would be difficult to resurrect a transaction with Party B at that time, and that Party B was among a limited number of target companies identified during the process that likely accomplished Occam’s requirements of scale while remaining affordable to Occam. The board further noted that even with respect to a transaction with Party B, Occam would be required to obtain acquisition debt financing, and the board expressed concern about incurring indebtedness to fund strategic acquisitions for a company of Occam’s size.

Finally, the Occam board considered management issues associated with a stand-alone or strategic acquisition strategy. The board noted that, with limited exception, Occam’s management lacked relevant experience in the acquisition, integration, and operation of large companies, particularly on an international basis. The board also noted that management had not been successful in addressing Occam’s issues of scale and potential customer base through organic growth. The board concluded that pursuing a stand-alone strategy would necessarily require that Occam pursue strategic acquisitions, which would require new executive management to implement. The board then considered the various risks and uncertainties associated with identifying and recruiting new executive management as well as the expenditure of other resources that would be required to implement an acquisition strategy targeted toward increasing Occam’s scale and market opportunity. At the end of this discussion, Occam’s board concluded that the Calix transaction offered potential positive operational benefits that would be shared by Occam stockholders as they became stockholders of Calix. The board further concluded that these potential benefits outweighed the substantial operational, technological, business, and management risks associated with continuing as a stand-alone company and pursuing strategic acquisitions, including one with Party B.

Following these discussions, Mr. Howard-Anderson and Ms. Seeley joined the meeting. Occam’s board and management continued discussions concerning the strategic opportunities and challenges facing Occam and those presented by a transaction with Calix. The board then directed management to continue to negotiate the proposed transaction with Calix.

Between August 19 and August 26, representatives of Occam and Calix and their respective legal advisors continued to conduct due diligence and to negotiate the terms of the merger agreement.

On August 23, 2010, the exclusivity period again lapsed. Consistent with its earlier deliberations when exclusivity first lapsed and in light of the substantial progress that had been made by August 23, however, Occam determined to continue to negotiate on an exclusive basis with Calix.

On August 26, 2010, Occam’s board of directors held a regularly scheduled meeting. During the meeting, members of Occam’s management updated the board on negotiations with Calix. Representatives of Jefferies reviewed with the Occam board an overview of the key financial terms of the proposed transaction with Calix, including the nature and allocation of the cash and equity consideration and a comparison of the financial terms in the Calix transaction compared to recent comparable transactions. Representatives of WSGR reviewed the board’s fiduciary obligations in considering and potentially approving a definitive agreement relating to the Calix transaction. The WSGR representatives then reviewed with the board a summary of the material terms of the proposed merger agreement, including the allocation of consideration between cash and Calix common stock; the anticipated tax treatment of the transaction; covenants that would bind Occam prior to completion of the transaction; covenants of the parties to obtain regulatory approvals; termination rights of each party; the amount of the termination fees payable by each party and the circumstances under which they would be payable; Occam’s rights in relation to the receipt of a competing acquisition proposal; and remaining open issues to be negotiated. Following discussion, Occam’s board instructed management to continue to work with Calix to resolve the open issues remaining in the proposed transaction. During the August 26, 2010 meeting, Mr. Rumer also led a discussion concerning new product development and planned investments in research and development.

On August 30, 2010, the Calix board of directors held a special telephonic meeting at which members of Calix management and representatives of Morgan Stanley and Latham & Watkins updated the board on the status of negotiations with Occam regarding the proposed transaction.

On August 31, 2010, members of management of Calix and Occam as well as representatives of Morgan Stanley and Jefferies participated in a financial due diligence session regarding Occam.

On September 1, 2010, the Calix board of directors held a special telephonic meeting at which members of Calix management updated the board on the status of negotiations with Occam regarding the proposed transaction. At this meeting, representatives of Morgan Stanley discussed its preliminary financial analysis of the proposed transaction. Following this presentation, the Calix board directed management to continue to work with Occam and the parties’ respective legal counsel to resolve the remaining open items in the definitive acquisition agreement.

On September 2, 2010, Ms. Seeley and Mr. Russo again discussed extending the exclusive negotiating period under the agreement while the parties finalized the transaction documents and completed due diligence efforts.

On September 2, 2010, Occam’s board held a special telephonic meeting. Ms. Seeley updated the board with respect to the status of negotiations with Calix. Among other matters, the board discussed recent increases in the trading price of Calix’s common stock and the fact that Calix’s chief executive officer recently met with institutional investors, including meetings with investors who were not then-current holders of Calix’s common stock. The board considered the impact of the increased trading price on the allocation of consideration between cash and equity, and requested that Jefferies present information regarding the effects of different trading prices and average trading prices on such allocation of consideration. The board also directed Ms. Seeley to seek to negotiate an exchange ratio as part of the definitive agreement based on a trailing average price, rather than a trading price at the time of the signing of the agreement. In addition, the board considered the fact that the exclusive negotiating period with Calix had again expired. Following consideration of the risks to the transaction of not extending the exclusive negotiating period, the continued progress made in negotiations with Calix on the remaining open items in the definitive acquisition agreement and the lack of any positive response to the inquiries made by Jefferies of potential acquirors of Occam, the board authorized management to agree to an extension of the exclusivity period through a date no later than September 21, 2010.

On September 3, 2010, Calix and Occam entered into an agreement extending the exclusive negotiating period until September 16, 2010.

On September 6, 2010, Occam’s board held a special telephonic meeting. Representatives of Jefferies reviewed with the board the proposed transaction with Calix from a financial point of view, including the allocation of consideration between cash and Calix common stock and, in particular, an analysis of the impact of recent changes in Calix’s trading price on the cash and equity components of the transaction consideration. Ms. Seeley noted that Calix had refused to agree to an equity exchange ratio based on a trailing average stock price and insisted that the exchange ratio be based on the trading price at the time of the signing of the agreement. Representatives of Jefferies also noted that the lock-up prohibiting certain Calix insiders and affiliates to sell their shares of Calix common stock, which had been in place since Calix’s initial public offering, would likely expire between the expected date of signing and closing of the merger agreement and reviewed for Occam’s board an analysis of recent initial public offerings and the impact of lock-up releases on trading performance. Further discussion ensued concerning the provisions of the draft merger agreement, the process for determining the stock exchange ratios, and expectations concerning Calix’s trading price and the decline in Occam’s trading price.

On September 8, 2010, the Occam board held a special telephonic meeting. Representatives of Jefferies reviewed with the Occam board additional financial analyses with respect to the consideration payable in the proposed Calix transaction, including certain sensitivity analyses showing changes in the allocation of consideration based on fluctuations in Calix’s trading prices. Occam’s board discussed the impact of the information presented. The board considered the effects of the recent changes in Calix’s trading price on the cash and equity components of the transaction consideration, Calix’s trading price on the date that the board had authorized entering into an exclusivity agreement with Calix, and Calix’s refusal to agree to an exchange ratio based on a trailing average stock price and the decline in Occam’s trading price. After considering these factors, the board concluded that a transaction with an exchange ratio based on the trading price at the time of the signing of the agreement would nonetheless be in the best interests of Occam’s stockholders, and the board directed management to continue to finalize the transaction documents and complete due diligence. The board also directed Ms. Seeley to continue to press Calix to agree to a purchase price exchange ratio based on a trailing average.

Over the course of the following week, Calix continued its due diligence review of Occam, Occam continued its reverse diligence review of Calix, and members of the Occam and Calix management continued to negotiate the open issues relating to the merger agreement.

Following the September 8, 2010 Occam board meeting, Ms. Seeley and Mr. Russo discussed, among other definitive agreement terms, the calculation of the transaction purchase price, including Occam’s desire to base the exchange ratio on a trailing average of Calix’s stock price. Notwithstanding Ms. Seeley’s continued efforts, Mr. Russo continued to refuse to agree to an exchange ratio based on a trailing average.

On September 13, 2010, members of management of Calix and Occam as well as representatives of Morgan Stanley and Jefferies participated in financial due diligence sessions regarding Calix.

On September 14, 2010, Occam’s board held a special telephonic meeting. Ms. Seeley updated the board on discussions with Calix regarding the purchase price exchange ratio. After further deliberation, the board determined to accept an exchange ratio based on Calix’s closing price on September 14, 2010. Following the meeting, Ms. Seeley conveyed the board’s determination to Mr. Russo.

On September 14, 2010, the Calix board held a special telephonic meeting to review the current status of negotiations with Occam and the remaining open issues in the definitive merger agreement. The Calix board received presentations from Calix management, Morgan Stanley and Latham & Watkins. After a full meeting and discussion, the Calix board adopted a series of resolutions authorizing the proposed transaction on the terms set forth in the drafts of the transaction agreements presented to the Calix board, subject to such modifications as may be negotiated by Calix management to complete the transaction.

On September 15, 2010, Occam’s board held a special telephonic meeting. Members of Occam’s management updated the board on discussions with Calix. A representative of WSGR then provided an overview of the terms of the proposed transaction as set forth in the definitive agreements and the legal risks and benefits of the transaction and reviewed the resolutions proposed to be approved by the board of directors in connection with the transaction as well as the few remaining open transaction issues. Jefferies then reviewed with Occam’s board of directors its financial analysis of the proposed consideration and rendered its opinion to Occam’s board of directors to the effect that, as of September 15, 2010, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by holders of Occam common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Jefferies is attached to this proxy statement/prospectus as Annex B. Occam’s board then engaged in additional deliberations regarding the merger, the proposed terms of the merger agreement and the various presentations of its legal and financial advisors, taking into consideration the factors described below under “Occam’s Reasons for the Merger; Recommendation of the Occam Board of Directors.” At this point, the board adjourned the meeting while the final open issues in the merger agreement were resolved.

The board reconvened the meeting later in the evening on September 15, 2010. Management and representatives of WSGR apprised the board of the resolution of the remaining open issues. Occam’s board then unanimously adopted resolutions declaring that the merger agreement and the transactions contemplated thereby were advisable to and in the best interests of Occam and its stockholders and approved the merger agreement and the transactions contemplated thereby and authorized Occam to enter into the merger agreement.

On the morning of September 16, 2010, prior to the opening of the Nasdaq Stock Market, Calix and Occam executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Occam’s Reasons for the Merger; Recommendation of the Occam Board of Directors

In evaluating the merger, the Occam board of directors consulted extensively with Occam’s management and Occam’s financial and legal advisors and considered a number of alternatives to enhance Occam’s competitive position in the telecommunications industry and to increase stockholder value. Of such alternatives, the Occam board of directors believes the proposed merger is in the best interest of Occam and its stockholders. The board of directors’ decision to approve the merger and the merger agreement and to recommend to Occam’s stockholders that they vote for the adoption of the merger agreement was based on a number of factors. These factors included the following considerations:

Considerations Regarding Operating Occam as an Independent Company.

The board considered the current and historical financial condition, results of operations, and anticipated future performance of Occam, as well as the risks and uncertainties associated with continuing to operate Occam as an independent company, including the following:

•

the increasingly competitive nature of the telecommunication equipment industry in which Occam competes and the need to increase the scale of Occam’s business and expand Occam’s potential customer base, either through organic growth, strategic acquisitions by Occam, or a sale of Occam, in order to become competitive with the substantially larger telecommunications equipment companies;

•

the need to develop new products to remain competitive and relevant to existing and prospective customers, the substantial required investment and long lead times associated with new product development for telecommunications equipment, and the risks and uncertainties associated with developing new technologies and products;

•

Occam’s lack of revenue growth in recent periods and prospects for future growth, considering the limitations posed by the overall size of Occam’s target market of IOCs and the impediments in expanding beyond its existing customer base;

•

the need to increase the scale of Occam’s business and expand Occam’s potential customer base through significant acquisitions, the challenges of financing such acquisitions, the potential execution risks and uncertainties associated therewith, and the fact that after a comprehensive process, Occam had identified one acquisition candidate through the strategic planning process that Occam’s board believed Occam could reasonably acquire, which acquisition was not clearly superior to the transaction with Calix, from a financial point of view, for Occam stockholders and which acquisition presented significant management and integration risks;

•

Occam’s lack, with limited exception, of management experience in executing an acquisition strategy of acquiring, integrating and operating large companies that would provide scale and expand Occam’s potential customer base and the associated need to recruit, attract, and retain new management and management’s inability in recent periods to increase Occam’s revenues and scale on an organic basis;

•

the near -term opportunity presented by government broadband stimulus programs targeting IOCs, as well as the recognition that such stimulus funding was subject to potential delay and political risk and in and of itself would be insufficient to build a relevant long-term competitor in the larger telecommunications market; and

•	the general risks associated with Occam’s ability to continue to execute its financial plan and create stockholder value in excess of the merger consideration being offered by Calix.

Available Alternatives; Results of Discussions with Third Parties.

The Occam board of directors considered the possible alternatives to the acquisition by Calix (including the possibility of being acquired by another company, continuing to operate Occam as an independent entity, or engage in strategic acquisitions, and the desirability and perceived risks of those alternatives), the range of potential benefits that these alternatives could bring to Occam’s stockholders and the timing and likelihood of accomplishing the goals of such alternatives, as well as the board’s assessment that none of these alternatives was reasonably likely to create greater value for Occam’s stockholders, taking into account risks of execution as well as business, management, competitive, industry and market risks. As part of its deliberations, the Occam board considered the results of the process that was conducted, with the assistance of Occam management and Jefferies, to evaluate strategic alternatives including possible acquisitions by Occam, the lack of interest in acquiring Occam expressed by potential acquirors of Occam, both in terms of Party A’s determination to discontinue further discussions after over a year of sporadic communications on the topic and in terms of the lack of interest expressed by the potential acquirors Jefferies contacted prior to Occam’s entry into an exclusive negotiating period with Calix.

Analysis and Presentation of Management.

The analyses and presentations by senior management of Occam regarding the business, operations, sales, management and competitive position of Occam and forecasts regarding profitability under various scenarios.

Strategic Considerations.

The Occam board of directors considered their expectations that the merger would result in a larger, more competitive combined company, better positioned to compete in broader markets against larger companies in the telecommunications industry than Occam would be on a stand-alone basis. The Occam board of directors considered the benefits of a broader product portfolio, operational cost savings and scale that would accrue to the combined company and also considered that the opportunities for strategic investment, customer expansion and new growth would be significantly greater for the combined organization compared to what Occam could likely achieve as an independent company.

Considerations Regarding Calix Common Stock.

Given that a significant portion of the consideration to be received by Occam’s stockholders would consist of Calix common stock, the Occam board of directors considered the opportunity described in the preceding paragraph for Occam’s stockholders to participate as stockholders in the potential appreciation in the stock of the combined company, in light of the perceived strategic benefits of the proposed merger of creating a more competitive and efficient company, more capable of competing against larger telecommunications equipment companies in more markets, and the significant cost synergies that would be obtained by the combined company.

The Merger Consideration; Historical Trading Price.

The Occam board of directors considered that the value of the merger consideration, including both the 0.2925 of a share of Calix common stock and $3.8337 in cash for each share of Occam common stock, represented, based on the closing price of Calix’s common stock on September 14, 2010 (the last trading day prior to the approval of the merger by Occam’s board of directors), a 61.1% premium over the closing price per share of Occam common stock on September 14, 2010 and a 36.9% premium over the closing price per share of Occam common stock on August 17, 2010, the 20th trading day prior to September 15, 2010. Further, the Occam board of directors considered that the stock component of the merger consideration offers Occam’s stockholders the opportunity to participate in the growth and success of the combined company, and to benefit from potential synergies in product offerings, technical development expertise and operational infrastructure that would benefit the combined company, while at the same time, the cash component of the merger consideration allows Occam’s stockholders to realize some liquidity and an immediate return on their investment in Occam common stock.

Financial Analysis and Opinion of Jefferies.

The Occam board of directors considered the financial analysis by Jefferies, Occam’s financial advisor, of the proposed consideration and the opinion of Jefferies, dated September 15, 2010, to the effect that, as of that date, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by holders of Occam common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Jefferies is attached to this proxy statement/prospectus as Annex B.

Terms of the Merger Agreement.

The Occam board of directors considered the terms and conditions of the merger agreement, including but not limited to the following:

•	the belief that the terms of the merger agreement, including the parties’ mutual representations, warranties, covenants and closing conditions, are reasonable;

•

Occam’s ability, under certain conditions, to provide information to and negotiate with a third party that has made an acquisition proposal that did not result from a breach of its non-solicitation obligations under the merger agreement if the Occam board determines in good faith (after consultation with its financial advisors and outside counsel) that the acquisition proposal is or is reasonably likely to be a superior proposal and if taking such action would be required by the Occam board’s fiduciary duties;

•

The ability of Occam’s board of directors, under certain circumstances, to make a change of recommendation and/or terminate the merger agreement in response to a bona fide acquisition proposal if (i) the Occam board reasonably determines in good faith (after consultation with its financial advisors and outside counsel) that such acquisition proposal is a superior proposal; (ii) the Occam board determines in good faith (after consultation with its outside counsel) that in light of such superior proposal, taking such action is required by the Occam board’s fiduciary duties; (iii) Occam complies with certain procedures provided in the merger agreement; and (iv) Occam is simultaneously entering into an agreement for the superior proposal, subject to the payment of a termination fee;

•

That Calix has agreed to pay Occam a termination fee of $5.0 million if the merger agreement is terminated by the mutual agreement of Occam and Calix because the merger has not been consummated by December 15, 2010 based on a good faith determination that certain conditions relating to antitrust approval are not likely to be satisfied on or before March 15, 2011, and if on such date, all of the merger closing conditions, other than those relating to antitrust approval, are reasonably capable of being satisfied; and

•

That Calix has agreed to pay Occam a termination fee of $10.0 million if the merger agreement is terminated by either Occam or Calix because the merger has not been consummated on or before March 15, 2011, and if on such date all of the merger closing conditions have been satisfied or waived other than conditions that, by their nature, can only to be satisfied at the effective time or those relating to antitrust approval.

Risks and Potentially Negative Factors.

The Occam board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the merger and merger agreement, including but not limited to the following:

•

the degree of volatility in the recent trading prices of Calix common stock, and the risk that the price of Calix common stock at the time of the closing of the merger could be lower than the price of such stock as of the time of signing the merger agreement, and accordingly, the value of the stock consideration received by the Occam stockholders in the merger could be materially less than the value of such stock consideration as of the date that the merger agreement was signed;

•

the possibility that the merger might not be consummated, as a result of the failure to obtain required regulatory clearances to consummate the merger or the failure to obtain the requisite vote of the stockholders of Occam, and the potential adverse effects of the failure to consummate the merger on Occam’s business, customers, revenues, bookings, financial condition, operating results, employees and overall competitive positioning and prospects;

•

the risk that as a result of the announcement of the merger, Occam’s existing relationships with customers could be significantly disrupted and Occam might have increased difficulty attracting new customers after such announcement;

•

the risk that certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving Occam, including the restriction on Occam’s ability to solicit proposals for alternative transactions and the requirement that Occam pay a termination fee of approximately $5.2 million to Calix in certain circumstances following the termination of the merger agreement;

•

the risk that as a result of the announcement or the completion of the merger, key employees of Occam might terminate their employment with the company and the risk of the transaction diverting management’s attention from the day-to-day operation of Occam’s business during the pendency of the merger;

•	the fees and expenses associated with completing or attempting to complete the merger;

•

the potential impacts of the restrictions under the merger agreement on Occam’s ability to take certain actions during the period prior to the closing of the merger (which may delay or prevent Occam from undertaking business opportunities that may arise pending completion of the merger);

•

the fact that certain of Occam’s directors and officers may have interests in the merger as individuals that are in addition to or different from the interests of Occam’s stockholders, as further described in the section entitled “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 106 of this proxy statement/prospectus; and

•

various other risks associated with the merger and the businesses of Occam, Calix, and the combined company, some of which are described in this proxy statement/prospectus under the section entitled “Risk Factors” in this proxy statement/prospectus.

The Occam board of directors weighed these positive and negative factors, realizing that future results are uncertain, including any future results considered or expected in the factors noted above. In addition, many of the non-financial factors considered were highly subjective. As a result, in view of the number and variety of factors they considered, the Occam board of directors did not consider it practicable and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered. Rather, the Occam board made its determination based on the totality of the information it considered. Individually, each director may have given greater or lesser weight to a particular factor or consideration.

Recommendation of the Occam Board of Directors

After careful consideration and based on the foregoing analysis, at a meeting of the Occam board of directors held on September 15, 2010, the Occam board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Occam’s stockholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Occam board of directors unanimously recommends that the Occam stockholders vote “FOR” the adoption of the merger agreement.

Calix’s Reasons for the Merger

Calix’s board approved the merger agreement at a special meeting held on September 14, 2010, and determined that the merger agreement and the merger transaction are in the best interests of Calix and its stockholders. In reaching this decision, Calix’s board considered the financial performance and condition, business operations and prospects of each of Calix, Occam and the combined organization, the terms and conditions of the merger agreement and the ancillary documents, the results of the due diligence investigation conducted by Calix’s management, accountants and legal counsel, and the analysis of Calix’s legal and financial advisors.

Calix’s board also considered a number of potential benefits of the merger transaction, including those listed below:

•	the acquisition of Occam is expected to provide Calix with greater scale, product assortment and resources to successfully compete in an increasingly globally competitive environment;

•	the acquisition of Occam is expected to accelerate Calix’s Unified Access roadmap;

•	the acquisition of Occam is expected to accelerate innovation and delivery of new solutions to enable CSPs to better serve their customers;

•	the acquisition of Occam is expected to enhance and broaden Calix’s Unified Access portfolio, providing enhanced offerings for a wider range of deployment options;

•

the acquisition of Occam is expected to enhance Calix’s direct customer engagement model by enabling closer relationships with customers and partners through direct and expanded sales coverage and support;

•	the acquisition of Occam is expected to combine the Calix and Occam compatibility programs to expand and enhance partner interoperability;

•	the acquisition of Occam is expected to be accretive to Calix on a non-GAAP earnings per share basis in future periods; and

•

the acquisition of Occam is expected to provide synergies by combining complementary technologies and resources and enabling greater operational efficiency and opportunities for cost reduction through the elimination of redundant overhead expenses and public company costs.

Calix’s board also considered a number of potentially negative factors, including those listed below:

•

the risk that the value of the Occam business could decline after the execution of the merger agreement and announcement of entering into the merger agreement, particularly in light of the fact that the merger consideration would not be adjusted to reflect declines in the market price of Occam common stock;

•

the risk that the potential benefits of the merger transaction would not be realized fully as a result of challenges Calix might face in integrating the two companies’ technology, personnel and operations, as well as general industry-wide or economic conditions or other factors;

•	the risk that, if the merger transaction is not completed, Calix’s management would have devoted substantial time and resources to the combination at the expense of other business opportunities;

•

the risk associated with the additional demands that the acquisition of Occam would place on Calix and its management, including the potential disruption of Calix’s ongoing business as Calix’s management and employees are required to dedicate significant time and effort in order to integrate the two companies’ systems, cultures, processes, controls and two separate customer experiences;

•	the risk that the regulatory approvals impose conditions on, jeopardize or delay completion of the merger transaction or reduce the anticipated benefits of the merger transaction;

•	the risk that the potential growth, perceived synergies and anticipated opportunities considered by Calix’s board will not be achieved through the completion of the merger transaction; and

•	various other risks associated with the combined organization and the acquisition, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing list comprises the material factors considered by Calix’s board in its consideration of the merger transaction and is intended to be a summary rather than an exhaustive list. In view of the variety and complexity of factors and information considered, Calix’s board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. Rather, the decision was made after consideration of all of the factors as a whole. In addition, individual members of Calix’s board of directors may have given different weight to different factors. The Calix board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Occam management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Occam’s Financial Advisor

Occam retained Jefferies to act as its financial advisor in connection with the merger and to render to Occam’s board of directors an opinion as to the fairness of the consideration to be received by the holders of Occam common stock pursuant to the merger agreement. At the meeting of Occam’s board of directors on September 15, 2010, Jefferies rendered its opinion to Occam’s board of directors to the effect that, as of that date, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by holders of Occam common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Jefferies, dated as of September 15, 2010, is attached hereto as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Occam encourages its stockholders to read the opinion carefully and in its entirety. Jefferies’ opinion is directed to Occam’s board of directors and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Occam common stock pursuant to the merger agreement. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Occam common stock should vote on the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft of the merger agreement dated September 15, 2010;

•	reviewed certain publicly available financial and other information about Occam and Calix;

•

reviewed certain information furnished to Jefferies by Occam’s management, including financial forecasts for calendar years 2010 and 2011 only, having been advised by the management of Occam that it did not prepare any financial forecasts beyond such period, and analyses, relating to the business, operations and prospects of Occam;

•	reviewed publicly available consensus estimates of equity research analysts regarding the future financial performance of Calix and certain equity research analyst reports regarding Calix;

•	held discussions with members of senior management of Occam and Calix concerning the matters described in the prior three bullets above;

•

reviewed the share trading price history and valuation multiples for Occam common stock and Calix common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Occam and Calix to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies relied on assurances of the managements of Occam and Calix that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Occam or Calix. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. Occam informed Jefferies, and Jefferies assumed, that Occam’s financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Occam as to the future financial performance of Occam. Jefferies was not provided with, and Jefferies did not have any access to, any financial forecasts of Calix as prepared by the management of Calix other than guidance with respect to consensus estimates of equity research analysts regarding the future financial performance of Calix and certain equity research analyst reports regarding Calix (the “Calix Research Estimates”). Accordingly, upon the advice of Occam and Calix, Jefferies assumed that the Calix Research Estimates and the guidance with respect thereto provided by management of Calix are a reasonable basis upon which to evaluate the future financial performance of Calix, and Jefferies used and relied upon the Calix Research Estimates and such guidance in performing its analysis. Jefferies expressed no opinion as to Occam’s financial forecasts or the Calix Research Estimates or the assumptions on which they are made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting Occam or Calix, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to Occam and Occam’s board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Occam and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to Occam’s stockholders. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Occam, Calix or the contemplated benefits of the merger.

Jefferies’ opinion was for the use and benefit of Occam’s board of directors in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Occam, nor did it address the underlying business decision by Occam to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Occam common stock should vote on the merger or any matter related thereto or as to what form of consideration any such holder should elect pursuant to the merger agreement. Jefferies expressed no opinion as to the price at which shares of Occam common stock or Calix common stock would trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Occam’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration. Jefferies’ opinion has been authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Occam’s or Calix’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Occam’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Occam common stock do not purport to be appraisals or to reflect the prices at which Occam common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the consideration to be received by holders of Occam common stock pursuant to the merger agreement, and were provided to Occam’s board of directors in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview.

Based upon the approximately 23.0 million shares of Occam common stock that were outstanding as of September 14, 2010 on a fully diluted basis (calculated using the treasury stock method), and based upon the closing price per share of Calix common stock of $13.38 on September 14, 2010, the exchange ratio of 0.2925 shares of Calix common stock per share of Occam common stock, and the cash consideration of $3.8337 per share of Occam common stock, Jefferies noted that the implied value of the merger consideration pursuant to the merger agreement was approximately $7.75 per share of Occam common stock, which is referred to as the “Implied Merger Consideration Value.” Net of approximately $43.7 million of cash and cash equivalents (as of September 14, 2010), Jefferies noted that the consideration implied an enterprise value for Occam of approximately $134.8 million. Jefferies also noted that the Implied Merger Consideration Value of $7.75 per share of Occam common stock represented:

•

a premium of 61.1% over the closing price per share of Occam common stock on September 14, 2010, the last full trading day prior to the date the transaction was approved by Occam’s board of directors, and

•	a premium of 36.9% over the closing price per share of Occam common stock on August 17, 2010, the 20th trading day prior to the date the transaction was approved by Occam’s board of directors.

Occam Analysis.

Comparable Public Company Analysis

Using publicly available information and information provided by Occam’s management, Jefferies analyzed the trading multiples of Occam and the corresponding trading multiples of the following access and/or transport carrier infrastructure providers, which are referred to as the “Occam Selected Comparable Companies”:

•	ADTRAN, Inc.,

•	ADVA AG Optical Networking,

•	Calix, Inc.,

•	Tellabs, Inc.,

•	Vecima Networks Inc., and

•	Zhone Technologies, Inc.

In its analysis, Jefferies derived and compared multiples for Occam and the Occam Selected Comparable Companies, calculated as follows:

•	the enterprise value divided by estimated revenue for calendar year 2010, which is referred to as “Enterprise Value/2010E Revenue,”

•	the enterprise value divided by estimated revenue for calendar year 2011, which is referred to as “Enterprise Value/2011E Revenue,”

•	the enterprise value divided by estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2010, which is referred to as “Enterprise Value/2010E EBITDA,”

•	the enterprise value divided by estimated EBITDA for calendar year 2011, which is referred to as “Enterprise Value/2011E EBITDA,” and

•	the price per share divided by estimated earnings per share, or EPS, for calendar year 2011, which is referred to as “Price/2011E EPS.”

This analysis indicated the following:

Comparable Public Company Multiples

Benchmark	High	75th Percentile	25th Percentile	Low	Median
Enterprise Value/2010E Revenue	3.2x	1.6x	0.8x	0.4x	1.0x
Enterprise Value/2011E Revenue	2.8x	1.4x	0.6x	0.4x	1.2x
Enterprise Value/2010E EBITDA	28.6x	11.7	6.6x	5.2x	8.0x
Enterprise Value/2011E EBITDA	21.5x	14.3x	6.5x	5.1x	10.0x
Price/2011E EPS	36.7x	24.0x	16.5x	15.3x	18.5x

Using the reference ranges for the benchmarks set forth below, Jefferies determined implied enterprise values for Occam, then added cash and cash equivalents to determine implied equity values. After accounting for the vesting of in-the-money stock options, restricted stock units and performance-based restricted stock units (using the treasury stock method), these analyses indicated the ranges of implied values per share of Occam common stock set forth opposite the relevant benchmarks below, compared, in each case, to the Implied Merger Consideration Value of $7.75:

Comparable Public Company Reference Ranges and Implied Price Ranges

Benchmark	Reference Range	Implied Price Range
Enterprise Value/2010E Revenue	0.8x - 1.2x	$5.58 - $7.25
Enterprise Value/2011E Revenue	0.7x - 1.1x	$6.33 - $8.66
Enterprise Value/2010E EBITDA	8.0x - 11.0x	$3.80 - $4.41
Enterprise Value/2011E EBITDA	7.0x - 11.0x	$5.48 - $7.33
Price/2011E EPS	17.0x - 19.0x	$6.88 - $7.69

No company utilized in the comparable company analysis is identical to Occam. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Occam’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Comparable Transactions Analysis

Using publicly available information, Jefferies examined the following 10 transactions, announced since July 1, 2007, involving access and/or transport carrier infrastructure providers and total equity consideration between $40 million and $1.2 billion. The transactions considered and the month and year each transaction was announced were as follows:

Date Announced	Acquiror	Target
July 2010	Tyco Electronics Ltd.	ADC Telecommunications, Inc.
April 2010	Enablence Technologies Inc.	Teledata Networks Ltd.
December 2009	Genband, Inc.	Nortel Networks Corporation (VoIP business)
October 2009	Ciena Corporation	Nortel Networks Corporation (Carrier Ethernet business)
December 2008	Harmonic Inc.	Scopus Video Networks Ltd.
December 2007	Turin Networks Inc.	Carrier Access Corp.
August 2007	ARRIS Group, Inc.	C-COR Incorporated
April 2007	Motorola, Inc.	Terayon Communication Systems, Inc.
July 2007	Investor group	ECI Telecom Ltd.

Using publicly available estimates and other information for each of these transactions, Jefferies reviewed the enterprise value as a multiple of the target company’s revenue for the last 12 months, or LTM, which is referred to as “Enterprise Value/LTM Revenue.”

This analysis indicated the following:

Comparable Transactions Multiples

Benchmark	High	75th Percentile	25th Percentile	Low	Median
Enterprise Value/LTM Revenue	2.2x	1.5x	0.7x	0.3x	0.9x

Using a reference range of 0.9x - 1.5x Enterprise Value/LTM Revenue, Jefferies determined implied enterprise values for Occam, then added cash and cash equivalents to determine implied equity values. After accounting for the vesting of in-the-money stock options, restricted stock units and performance-based restricted stock units (using the treasury stock method), this analysis indicated a range of implied values per share of Occam common stock of $5.54 - $7.74, compared to the Implied Merger Consideration Value of $7.75.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Occam’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable transaction data.

Premiums Paid Analysis

Using publicly available information, Jefferies analyzed the premiums offered in select hardware technology transactions since January 1, 2007 having equity consideration between $100 million and $500 million.

For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one day and twenty days prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Percentages

Time Period Prior to Announcement	High	75th Percentile	25th Percentile	Low	Median
1 day	89.9%	53.9%	18.3%	2.3%	34.9%
20 days	65.8%	44.9%	22.3%	4.6%	32.3%

Using the reference range premiums set forth below for the one day and twenty days prior to September 15, 2010, which was the date the transaction was approved by Occam’s board of directors, Jefferies performed a premiums paid analysis using the closing prices per share of Occam common stock for the periods 1-day and 20-days prior to September 15, 2010. These analyses indicated the following ranges of implied values per share of Occam common stock, compared to the Implied Merger Consideration Value of $7.75:

Premiums Paid

Reference Ranges and Implied Price Ranges

Time Period Prior to September 15, 2010	Reference Range Premiums	Implied Price Range
1 day	18.3% - 53.9%	$5.69 - $7.40
20 days	22.3% - 44.9%	$6.92 - $8.20

Calix Analysis.

Comparable Public Company Analysis

Using publicly available information and information and guidance provided by Calix’s management, Jefferies analyzed the trading multiples of Calix and the corresponding trading multiples of the following access and/or transport carrier infrastructure providers, which are referred to as the “Calix Selected Comparable Companies”:

•	ADTRAN, Inc.,

•	Ciena Corporation,

•	Infinera Corporation,

•	Juniper Networks, Inc.,

•	Sonus Networks, Inc.,

•	Tellabs, Inc., and

•	Occam Networks, Inc.

In its analysis, Jefferies derived and compared multiples for Calix and the Calix Selected Comparable Companies, calculated as follows:

•	Enterprise Value/2010E Revenue,

•	Enterprise Value/2011E Revenue,

•	Enterprise Value/2010E EBITDA,

•	Enterprise Value/2011E EBITDA,

•	the price per share divided by estimated EPS for calendar year 2010, which is referred to as “Price/2010E EPS,” and

•	Price/2011E EPS.

This analysis indicated the following:

Comparable Public Company Multiples

Benchmark	High	75th Percentile	25th Percentile	Low	Median
Enterprise Value/2010E Revenue	3.3x	2.7x	1.3x	0.6x	2.1x
Enterprise Value/2011E Revenue	2.9x	2.5x	1.2x	0.4x	1.9x
Enterprise Value/2010E EBITDA	44.1x	27.1x	11.7x	5.2x	12.4x
Enterprise Value/2011E EBITDA	21.0x	16.1x	7.4x	5.6x	10.1x
Price/2010E EPS	63.9x	57.0x	20.7x	12.1x	23.7x
Price/2011E EPS	36.4x	23.7x	16.1x	11.9x	19.1x

Using the reference ranges for the benchmarks set forth below, Jefferies determined implied enterprise values for Calix, then added cash and cash equivalents to determine implied equity values. After accounting for the vesting of in-the-money stock options, restricted stock units and performance-based restricted stock units (using the treasury stock method), these analyses indicated the ranges of implied values per share of Calix common stock set forth opposite the relevant benchmarks below, compared, in each case, to the closing price per share of the Calix common stock on September 14, 2010 of $13.38:

Comparable Public Company Reference Ranges and Implied Price Ranges

Benchmark	Reference Range	Implied Price Range
Enterprise Value/2010E Revenue	1.2x - 2.1x	$9.91 - $15.55
Enterprise Value/2011E Revenue	1.1x - 1.9x	$10.67 - $16.69
Enterprise Value/2010E EBITDA	12.0x - 16.0x	$6.89 - $8.39
Enterprise Value/2011E EBITDA	10.0x - 12.0x	$9.88 - $11.38
Price/2010E EPS	23.0x - 25.0x	$5.57 - $6.06
Price/2011E EPS	16.0x - 20.0x	$8.92 - $11.15

No company utilized in the comparable company analysis is identical to Calix. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Calix’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Equity Research

Jefferies also reviewed share price targets of various equity research analysts for Calix common stock published in July and August 2010. This review indicated a range of per share price targets for Calix common stock of $10.00 to $16.00, with a median of $14.50, compared to the closing price per share of Calix common stock on September 14, 2010 of $13.38.

Pro Forma Combination Analysis.

Using publicly available information and information and guidance provided by Calix’s management, Jefferies reviewed the potential pro forma effect of the merger on Calix’s fiscal years 2010 and 2011 estimated EPS. Based on an illustrative merger closing date of December 1, 2010 and other assumptions relating to the merger, this analysis indicated that the merger could be dilutive to Calix’s estimated EPS for fiscal year 2010 and accretive for fiscal year 2011.

General.

Jefferies’ opinion was one of many factors taken into consideration by Occam’s board of directors in making its determination to approve the merger and should not be considered determinative of the views of Occam’s board of directors or management with respect to the merger or the consideration.

Jefferies was selected by Occam’s board of directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Jefferies maintains a market in the securities of Occam, and in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Occam or Calix and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Pursuant to an engagement agreement between Occam and Jefferies dated June 21, 2010, Occam has agreed to pay Jefferies a fee for its services based, in part, upon the value of the consideration to be paid in the merger, which fee is expected as of the date of this proxy statement/prospectus to be approximately $2.7 million, of which a portion was payable upon delivery of Jefferies’ opinion and approximately $2.2 million is payable contingent upon consummation of the merger. In addition, Occam has agreed to reimburse Jefferies for expenses incurred. Occam also has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. Jefferies has, in the past, provided financial advisory services to Calix. Jefferies was a joint book runner in Calix’s initial public offering, or Calix’s IPO. Calix and the underwriters in Calix’s IPO entered into an underwriting agreement in which the Company agreed to pay to all underwriters as a whole an aggregate underwriting discount of up to approximately $4.7 million in Calix’s IPO for the shares being offered by the Company in Calix’s IPO. Other than serving as a joint book runner on Calix’s IPO, Jefferies has not performed any other work for Calix for which it has received or would expect to receive compensation from Calix. Jefferies is not presently providing any financial advisory services to Calix, but Jefferies may seek to, in the future, provide financial advisory and financing services to Occam, Calix or entities that are affiliated with Occam or Calix, for which it would expect to receive compensation.

Projected Financial Information

In connection with Calix’s due diligence review of Occam, Occam provided Calix and Morgan Stanley (Calix’s financial advisor) with internal financial projections prepared by Occam management about Occam as a stand-alone company for the three months ended September 30, 2010, the three months ending December 31, 2010 and fiscal years ending 2010 and 2011. Such projections were also provided to Jefferies (Occam’s financial advisor). The internal financial projections were as follows:

Internal Financial Projections Provided by Occam to Calix, Morgan Stanley and Jefferies

(all amounts in thousands and all are approximations)

	Three Months Ended		Year Ending December 31,
	September 30, 2010E	December 31, 2010E	2010E	2011E
Total Revenue	27,827	28,175	102,122	142,953
Cost of revenue	17,590	17,139	61,075	85,743
Gross margin	10,237	11,036	41,047	57,211
Gross margin as a percentage of Total Revenue	36.8%	39.2%	40.2%	40.0%

Operating Expense:
Research and product-development	3,658	3,616	14,426	21,443
Sales and marketing	4,609	4,551	17,875	17,154
General and administrative	1,579	1,588	6,504	7,148
Reserves(1)			0	2,144
Salary rollback(1)	228	224	452	1,000
Total operating expenses	10,074	9,979	39,256	48,889

Operating income (loss)	163	1,057	1,790	8,321
Operating Income as a percentage of Total Revenue	0.6%	3.8%	1.8%	6%

Interest & Other Income, net	2	0	8	1,173
Provision for income taxes	20	0	36	949
Non-GAAP net income(2)	145	1,057	1,762	8,545

Diluted earnings per share	$0.01	$0.05	$0.08	$0.40

Diluted Shares Outstanding	21,000	21,100	20,901	21,101

Research and product-development as a percentage of Total Revenue	13%	13%	14%	15%
Sales and marketing as a percentage of Total Revenue	17%	16%	18%	12%
General and administrative as a percentage of Total Revenue	6%	6%	6%	5%

Stock-based compensation
Cost of Revenue	84	84	339	336
Research and product-development	199	199	846	796
Sales and Marketing	186	186	776	744
General and administrative	238	238	943	952
Total stock-based compensation	707	707	2,904	2,828

Excluded from Non-GAAP
Total Excluded from Non-GAAP	707	707	2,904	2,828

GAAP Net (Loss)/Income	(562)	350	(1,142)	5,717

GAAP Earnings per share	$(0.03)	$0.02	$(0.05)	$0.27

Adjusted EBIT(3)	(544)	350	(1,114)	5,493
Adjusted EBITDA(4)	207	1,101	1,948	8,497
Depreciation & Amortization	$751	$751	$3,062	$3,004

EBITDA(5)	$914	$1,808	$4,852	$11,325
EBITDA per share	$0.04	$0.09	$0.23	$0.54

(1)	Occam does not include these amounts in separate line-items in its statement of operations as they would be included in the research and product-development, sales and marketing and general and administrative line-items. As indicated in the above table, the internal financial projections included these amounts in a separate line-item which provided further detail regarding certain employee-related expenses. The salary rollback line-item represented salary expenses that would be incurred due to the lapse of temporary salary decreases (which had been put in place during the economic downturn). The reserves line-item represented estimated employee incentive bonus plan expenses.

(2)	Non-GAAP net income (loss) is defined as GAAP net income (loss), excluding stock-based compensation expense.
(3)	Adjusted EBIT is defined as GAAP net income (loss) excluding interest and taxes, but including stock-based compensation expense.
(4)	Adjusted EBITDA is defined as GAAP net income (loss) excluding interest, taxes, depreciation and amortization, but including stock-based compensation expense.
(5)	EBITDA is defined as GAAP net income (loss) excluding stock-based compensation expense, interest, taxes, depreciation and amortization.

The internal financial projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The internal financial projections do not purport to present operations in accordance with GAAP, and neither Occam nor Occam’s independent registered public accounting firm has examined, compiled or otherwise applied procedures to the internal financial projections and, accordingly, no opinion or any other form of assurance on such information or its achievability is expressed with respect thereto.

The internal financial projections were prepared solely for internal use and are subjective in many respects. As a result, the internal financial projections are susceptible to interpretations and periodic revision based on actual experience and business developments. Although presented with numeric specificity, the internal financial projections were based on numerous estimates and assumptions made by the management of Occam at the time they were prepared. Significant estimates and assumptions underlying Occam’s internal financial projections included, among others, the following: (i) that Occam’s product sales would grow approximately 22% from 2009 to 2010 and by approximately 40% from 2010 to 2011, primarily driven by projects funded through the government’s broadband stimulus in addition to expected growth in the rural IOC customer base; (ii) that reductions in component and other product costs would offset decreases related to average selling price reductions; (iii) that improvements to Occam’s product reliability would allow for a lower provisioning for warranty expense; (iv) that Occam would be able to increase revenue while leveraging current operating expense levels and headcount levels with limited incremental investment and limited increase in costs and headcount; (v) that employee related costs, such as salaries, benefits, hiring and retaining costs would not materially increase per employee and would remain comparable to current levels of cost per employee; (vi) that the incurrence of minimal one-time or non-recurring costs in future periods; (vii) that current office and IT infrastructures requirements and related costs would not change materially and capital expenditures would be less than $2 million per year; (viii) that during 2011, research and development expense percentage growth would be faster than revenue percentage growth and would increase as a percentage of revenue as additional investment levels would be made in support of product roadmap expansion; (ix) that sales and marketing expense percentage growth would be slower than revenue percentage growth and would decrease as a percentage of revenue in the future periods by leveraging existing investment levels to support sales and marketing activities; (x) that general and administrative expense percentage growth would be slower than revenue percentage growth and would decrease as a percentage of revenue in the future period by leveraging current general and administrative investment levels; (xi) an assumed tax rate of 2% for 2010 and 10% for 2011 on operating income and interest income and (xii) an assumed interest rate earned on invested cash balances of 2.2%.

The estimates and assumptions underlying these internal financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. In any event, these estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Occam’s control. In addition, the internal financial projections are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (see “Cautionary Statement Regarding Forward-Looking Statements” on page 67, “Risk Factors” on page 26 and other risk factors as disclosed in Occam’s filings with the SEC). Accordingly, there can be no assurance that the estimates and assumptions made in preparing the internal financial projections will prove accurate or that any of the internal financial projections will be realized or that actual results would not differ materially from those presented in the internal financial projections.

The internal financial projections are not being included in this proxy statement/prospectus to influence your decision whether to vote to adopt the merger agreement, but solely because such internal financial projections were made available to Calix, Morgan Stanley and Jefferies. None of Occam, Calix, any of Occam’s or Calix’s affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the internal financial projections. The inclusion of the internal financial projections should not be interpreted as an indication that Occam or Calix considers this information a reliable prediction of future results, and this information should not be unduly relied on for that purpose.

The internal financial projections represent Occam’s evaluation of its future financial performance on a stand-alone basis, and without reference to whether the proposed merger transaction will be consummated, the effect of any transaction-related costs or benefits or the effect of any failure of the merger transaction to occur and should not be viewed as accurate or continuing in that context. In addition, the internal financial projections do not take into account any circumstances or events occurring after the date they were prepared. Neither Occam nor Calix intends to update or otherwise revise the internal financial projections to reflect circumstances existing or arising after the date such internal financial projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the estimates and assumptions underlying the internal financial projections are shown to be in error.

In light of the foregoing, as well as the uncertainties inherent in any internal financial projections, you are cautioned not to unduly rely on the internal financial projections as a predictor of future operating results or otherwise.

Interests of Certain Persons in the Merger

Occam’s executive officers and directors have financial interests in the merger transaction that are different from, or in addition to, their interests as Occam stockholders generally. The members of the Occam board were aware of and considered these interests, among other matters, in evaluating the merger agreement, and in recommending that the Occam stockholders adopt the merger agreement.

The Occam board consists of seven directors: Robert L. Howard-Anderson, Steven M. Krausz, Albert J. Moyer, Robert B. Abbott, Thomas E. Pardun, Robert E. Bylin and Brian H. Strom.

References in this section to Occam’s “executive officers” refer to the following individuals: Robert L. Howard-Anderson, Gregory R. Dion, David C. Mason, Mark Rumer, Jeanne Seeley and Russell J. Sharer.

Change in Control Agreements

Agreements between Occam and each of its executive officers provide for change in control severance benefits in the event of certain qualifying terminations of employment in connection with or following a change in control. Completion of the merger transaction will constitute a change in control for purposes of the change in control agreements.

The following table sets forth an estimate of the amounts payable to the executive officers under their respective change in control agreements, assuming each executive officer incurred a qualifying termination of employment immediately following the effective time, which is assumed for this purpose to occur on November 30, 2010.

Name	Estimated Amount of Cash Severance	Estimated Value of Other Benefits	Total
Robert L. Howard-Anderson	$260,000	$12,803	$272,803
Jeanne Seeley	250,000	6,863	256,863
David C. Mason	210,000	6,863	216,863
Gregory C. Dion	210,000	21,264	231,264
Russell J. Sharer	200,000	21,264	221,264
Mark Rumer	200,000	14,930	214,930

Total	$1,330,000	$83,987	$1,413,987

Equity Compensation Awards

Occam’s executive officers and non-employee directors participate in Occam’s equity incentive plans under which stock options, restricted stock and restricted stock units have been granted. As discussed under “The Merger Agreement—Treatment of Occam Options and Other Equity-Based Awards,” at the effective time, the vested portion of each outstanding and unexpired Occam stock option or restricted stock unit with an exercise price less than the cash-out consideration, as well as certain other equity awards, will be converted into the right to receive the cash-out consideration less the applicable exercise price. Each outstanding and unexpired Occam stock option that is not cashed out pursuant to the preceding sentence and each award of Occam restricted stock units that is held by an employee or consultant who will continue to be employed by or provide consulting services to Calix after the effective time will be converted into an option or award of restricted stock units for shares of Calix common stock, subject to certain adjustments. Immediately prior to the effective time, the restrictions on awards of restricted stock held by non-employee directors will immediately lapse and the underlying Occam common stock will be treated in the merger in the same manner as other shares of Occam common stock.

Stock Options

The following table sets forth the aggregate number of the outstanding and unexpired Occam stock options held by each of the executive officers and members of the Occam board that would be cancelled and converted into the right to receive cash at the effective time (assuming the merger transaction were to have closed on November 30, 2010). The estimated total consideration is based on the $13.38 closing price of Calix common shares on the NYSE on September 14, 2010. However, the actual amount of cash-out consideration the executive officers and directors will receive in exchange for the options may vary and cannot be determined until the effective time.

Name	No. of Shares Subject to Vested Options	Average Exercise Price of Vested Options	No. of Options Subject to Accelerated Vesting	Average Exercise Price of Options Subject to Accelerated Vesting	No. of Restricted Stock Units Subject to Acceleration	Estimated Total Value
Robert L. Howard-Anderson	329,605	$5.31	28,750	$2.90	10,001	$77,248
Jeanne Seeley	104,583	$3.71	30,209	$3.31	14,168	$109,430
Mark Rumer	154,989	$5.28	14,313	$2.90	5,000	$38,620
David C. Mason	159,188	$5.67	14,563	$2.91	5,000	$38,620
Russell J. Sharer	171,156	$5.81	14,313	$2.90	5,000	$38,620
Greg Dion	152,875	$5.54	14,563	$2.91	5,000	$38,620
Steven M. Krausz	1,000	$7.12	—		—
Robert B. Abbott	1,250	$10.16	—		—
Robert E. Bylin	16,875	$9.09	—		—
Thomas E. Pardun	5,625	$19.67	—		—
A.J. “Bert” Moyer	—	—	—		—
Brian Strom	16,250	$19.00	—		—

The following table sets forth the aggregate number of the outstanding and unexpired Occam stock options and restricted stock units held by each of the executive officers and members of the Occam board that would be assumed by Calix at the effective time (assuming the merger transaction were to have closed on November 30, 2010).

Name	No. of Shares Subject to Unvested Options	Average Exercise Price of Unvested Options	No. of Restricted Stock Units
Robert L. Howard-Anderson	28,750	$2.90	10,001
Jeanne Seeley	30,208	$3.31	14,167
Mark Rumer	14,312	$2.90	5,000
David C. Mason	14,562	$2.91	5,000
Russell J. Sharer	14,312	$2.90	5,000
Greg Dion	14,562	$2.90	5,000

Restricted Stock

In addition, immediately prior to the effective time, any forfeiture or repurchase rights with respect to outstanding shares of Occam restricted stock held by members of the Occam board will lapse. The following table sets forth the number of shares of restricted stock held by each of the members of the Occam board that would become fully vested immediately prior to the effective time (assuming the merger transaction were to have closed on November 30, 2010) and treated as any other share of common stock in the merger transaction. The estimated total consideration is based on the $13.38 closing price of Calix shares on the NYSE on September 14, 2010. However, the actual amount of merger consideration the directors will receive in exchange for the shares may vary and cannot be determined until the effective time.

Name	No. of Shares of Restricted Stock	Estimated Total Value
Steven M. Krausz	14,792	$114,253
Robert B. Abbott	14,792	$114,253
Robert E. Bylin	14,793	$114,261
Thomas E. Pardun	14,792	$114,253
A.J. “Bert” Moyer	14,792	$114,253
Brian Strom	14,792	$114,253

Indemnification and Insurance

Calix and Ocean Sub I have agreed that all rights to indemnification under any contracts existing as of the effective time between Occam and its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Occam or any of its subsidiaries prior to the effective time, whom we refer to herein as the indemnified persons, shall survive the merger transaction and shall continue in full force and effect in accordance with their terms following the effective time. Calix will cause the surviving company and its subsidiaries to honor and fulfill any obligations under such indemnification contracts with the indemnified persons. In addition, for six years after the effective time, the surviving company and its subsidiaries will cause the certificate of incorporation and bylaws (and other similar organizational documents) of the surviving company and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the effective time, to the fullest extent permitted by law.

Calix will cause individuals serving as officers and directors of Occam or its subsidiaries immediately prior to the effective time, and any other person who is covered by Occam’s current directors’ and officers’ liability insurance policy, to be covered with respect to actions or omissions occurring prior to the effective time for a period of six (6) years from the effective time by a tail insurance policy with policy limits, terms and conditions at least as favorable as those in Occam’s existing policy as in effect on the date of the merger agreement. In no event will Calix be required to expend annually in the aggregate an amount in excess of two hundred fifty percent (250%) of the annual premiums currently paid by Occam for such insurance.

Management of Calix Following the Merger

Upon the effective time and subject to the review and approval of Calix’s board of directors, one member of the Occam board who is not an employee of Occam, which individual shall be mutually and reasonably agreed to by Calix and Occam, will be appointed to Calix’s board of directors and will be nominated by the Calix board for election at Calix’s next annual meeting of stockholders. As of the date of this proxy statement/prospectus, no determination has been made as to the identity of the designee who will be appointed to the Calix board of directors. There are currently no changes to Calix’s executive officers contemplated in connection with the merger transaction. Information about the Calix directors and executive officers after the effective time can be found in the section “Management Following the Merger—Management of Calix.”

Manner and Procedure for Exchanging Shares of Occam Common Stock

As soon as reasonably practicable after the effective time, the exchange agent will mail a letter of transmittal, as well as instructions for use in effecting the surrender of certificates or book-entry shares evidencing shares of Occam common stock, to each holder of record of Occam common stock as of the effective time. Such holders will be paid the merger consideration to which they are entitled promptly following the receipt by the exchange agent of such Occam stock certificates or book-entry shares and a properly completed letter of transmittal. Until holders of certificate or book-entry shares previously representing shares of Occam common stock have surrendered those certificates or book-entry shares for exchange, those holders will not receive dividends or distributions on the shares of Calix common shares into which those shares have been converted with a record date after the effective time. When holders surrender those certificates or book-entry shares, they will receive any dividends or distributions on Calix common shares with a record date after the effective time and a payment date on or prior to the date of surrender.

Any Calix common shares received as merger consideration will be issued in book-entry form and, as such, the conversion of any Occam book-entry shares into Calix common shares will occur automatically upon the receipt by the exchange agent of a properly completed letter of transmittal. After the effective time, shares of Occam common stock will no longer be outstanding, will be automatically canceled and will cease to exist and only represent the right to receive the merger consideration.

Regulatory Approvals Required for the Merger

Calix and Occam agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or notices pursuant to, the Hart-Scott-Rodino Act, or the HSR Act. Under the HSR Act and the rules promulgated by the Federal Trade Commission, or the FTC, the merger transaction may not be completed by the parties until (1) certain information and materials are furnished to the Department of Justice, or the DOJ, and the FTC and (2) the applicable waiting period under the HSR Act is terminated or expires. Calix and Occam filed the required HSR notification and report forms on September 27, 2010. Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Calix and Occam also intend to make all required filings under the Securities Act and the Exchange Act relating to the merger transaction, and obtain all other approvals and consents which may be necessary to give effect to the merger transaction.

For further information about the regulatory approvals required for the merger transaction and the efforts required of the parties to obtain those approvals, please read the sections titled “Risk Factors” and “The Merger Agreement—Agreement to use Reasonable Best Efforts With Respect to Certain Matters” beginning on pages 26 and 122, respectively.

Expected Timing of the Merger

Occam and Calix currently expect to complete the merger transaction in the first quarter of 2011, subject to adoption of the merger agreement by Occam’s stockholder and regulatory approvals, and the satisfaction or waiver of other closing conditions. Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010. However, no assurance can be given as to when, or if, the merger transaction will occur. If the merger transaction has not been completed by March 15, 2011, either Calix or Occam may terminate the merger agreement, so long as the party seeking to terminate has not breached the merger agreement and such breach caused the failure of the closing to occur by such time.

No Calix Stockholder Approval Required

Calix common stockholders are not required to adopt or approve the merger agreement or the issuance of Calix common shares in connection with the merger transaction.

Appraisal Rights

Under Section 262 of the DGCL, any holder of Occam common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the first-step merger, and receive payment of fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Occam common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the company, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the applicable statutory provisions are attached to this proxy statement/prospectus as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Occam common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights, will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to Occam a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time; and

•

the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Occam common stock issued and outstanding immediately prior to the effective time may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Occam of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, California 93117

Attn: Chief Financial Officer

If the merger transaction is completed, Calix will give written notice of the effective time within 10 days after the effective time to each former Occam stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Occam common stock held by all dissenting stockholders. The surviving company is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, may receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Occam has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings and any stockholder who fails to comply with this direction may be dismissed from the proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Occam common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger transaction, but together with interest, if any, to be paid on the amount determined to be fair value.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on the terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the consideration for your dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an Occam stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

Merger Expenses, Fees and Costs

All fees and expenses incurred by Calix and Occam in connection with the merger transaction will be paid by the party incurring those fees or expenses, whether or not the merger transaction is complete, except that Calix and Occam will share certain expenses relating to the filing and provision of this proxy statement/prospectus and relating to the filings made under the HSR Act. Upon termination of the merger agreement under certain circumstances, Occam will be required to pay Calix a termination fee of $5.2 million. Upon termination of the merger agreement under certain other circumstances, Calix will be required to pay Occam a termination fee of $5.0 million or $10.0 million. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 130.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, or GAAP, Calix will account for the merger transaction using the purchase method of accounting for business combinations. Under this method of accounting, Calix will record the acquisition based on the fair value of the consideration given, which includes the market value of its shares issued in connection with the merger transaction (based on the closing price of Calix’s common shares on the effective time) and the cash consideration paid in the merger transaction. Calix will allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger transaction. Any excess of the value of consideration paid over the aggregate fair value of those net assets will be recorded as goodwill.

Material U.S. Federal Income Tax Consequences of the Merger Transaction

The following is a summary of the material U.S. federal income tax consequences of the merger transaction to U.S. holders of Occam common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) who hold their shares of Occam common stock as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address the tax consequences applicable to Occam stockholders who are not U.S. holders, nor does it address all of the tax consequences that may be relevant to any particular U.S. holder or U.S. holders who are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	financial institutions;

•	insurance companies;

•	partnerships and other pass-through entities;

•	tax-exempt organizations;

•	certain former U.S. citizens or long-term residents;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or currencies;

•	holders who own 5% of more of the total outstanding vote or value of Occam common stock, except where specifically indicated;

•

holders of Occam common stock who also own, directly or constructively for U.S. federal income tax purposes, any stock of Calix (apart from any Calix common stock that such holders receive in the merger transaction in exchange for Occam common stock);

•	U.S. persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Occam common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons who are subject to the alternative minimum tax provisions of the Code; and

•	persons who acquired their shares of Occam common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of Occam common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Occam common stock and partners in such partnerships should consult their tax advisors about the tax consequences of the merger transaction to them.

This discussion does not address the tax consequences of the merger transaction under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger transaction.

OCCAM STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR NON-U.S. AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Occam common stock who or that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions, (3) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (4) a trust (i) the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or (ii) that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. The obligation of Occam to complete the merger transaction is conditioned on, among other things, the receipt by Occam of a tax opinion from Wilson Sonsini Goodrich & Rosati, P.C., dated the date of the effective time, to the effect that, for U.S. federal income tax purposes, the merger transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The merger agreement provides that Occam may not waive the receipt of the tax opinion after the Occam stockholders have adopted the merger agreement unless further stockholder approval is obtained with appropriate disclosure. This opinion will be subject to customary qualifications and assumptions, including that the merger transaction will be completed according to the terms of the merger agreement. In rendering the tax opinion, Wilson Sonsini Goodrich & Rosati, P.C. may require and rely on representations of Calix, Ocean Sub I, Ocean Sub II, Occam, and the affiliates of Calix, Ocean Sub I, Ocean Sub II, and Occam, to be delivered at the effective time. If any such assumption or representation, without regard to any knowledge qualification, is or becomes inaccurate, the U.S. federal income tax consequences of the merger transaction could be adversely affected. This tax opinion will not be binding on the IRS. Neither Calix nor Occam intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Based on and subject to the foregoing and assuming that the merger transaction qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger transaction to U.S. holders of Occam common stock will be as follows:

•

an Occam stockholder will recognize gain (but not loss) with respect to its shares of Occam common stock in an amount equal to the lesser of (i) any gain realized with respect to such stock or (ii) the amount of cash received with respect to such stock (other than any cash received in lieu of a fractional share of Calix common stock). A holder’s gain realized will equal the difference between (x) the sum of the fair market value of the Calix common stock and cash received and (y) such holder’s tax basis in the Occam common stock surrendered. Any such gain recognized will be a capital gain;

•

an Occam stockholder’s aggregate tax basis for the shares of Calix common stock received in the merger transaction (including any fractional share interest for which cash is received) will equal the stockholder’s aggregate tax basis in the shares of Occam common stock surrendered upon completion of the merger transaction, increased by any gain recognized by such holder in the merger transaction (other than gain resulting from the receipt of cash in lieu of a fractional share of Calix common stock) and reduced by the amount of any cash received in the merger transaction (other than any cash received in lieu of a fractional share of Calix common stock);

•

an Occam stockholder’s holding period for the shares of Calix common stock received in the merger transaction (including any fractional share interest for which cash is received) will include the period during which the shares of Occam common stock surrendered in the merger transaction were held; and

•

an Occam stockholder who receives cash in lieu of a fractional share of Calix common stock in the merger transaction will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of a fractional share and the stockholder’s tax basis in its Occam common stock allocable to such fractional share of Calix common stock.

An Occam stockholder who holds different blocks of Occam common stock (generally, shares of Occam common stock purchased or acquired on different dates or at different prices) should consult such stockholder’s tax advisor to determine how the above rules apply to such stockholder.

Occam stockholders who owned at least 5% (by vote or value) of the total outstanding stock of Occam or Occam securities with a tax basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b).

If the merger transaction does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then a holder of Occam common stock that receives cash and Calix common stock in the merger transaction would recognize capital gain or loss equal to the difference between the fair market value of the Calix common stock and cash received and such holder’s tax basis in the Occam common stock surrendered.

Capital gains or losses recognized in the merger transaction as described above will constitute long-term capital gain or loss if the Occam stockholder’s holding period in the Occam common stock surrendered in the merger transaction is more than one year as of the date of the merger transaction. The deductibility of capital losses is subject to limitations.

Dissenting Occam Stockholders. The above discussion does not apply to Occam stockholders who properly perfect dissenters’ rights. An Occam stockholder who perfects dissenters’ rights with respect to such stockholder’s Occam common stock will recognize capital gain or loss equal to the difference between (i) the amount of cash received in exchange for such Occam common stock and (ii) such holder’s tax basis in such Occam common stock except with respect to any amounts properly treated as interest. Capital gains and losses are subject to tax in the manner set forth above.

Information Reporting and Backup Withholding. Cash payments received in the merger transaction by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of an individual, such individual’s Social Security number) and otherwise complies with all applicable requirements of the backup withholding rules. To prevent backup withholding, each U.S. holder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter. Amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS by the U.S. holder.

The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular Occam stockholder. Tax matters regarding the merger transaction are very complicated, and the tax consequences of the merger transaction to any particular Occam stockholder will depend on such Occam stockholder’s particular situation. Occam stockholders should consult their own tax advisors to determine the specific tax consequences of the merger transaction, including tax return reporting requirements, the applicability of U.S. federal, state, local and non-U.S. tax laws, and the effect of any proposed change in the tax laws to them.

NYSE Listing of Calix Common Stock

Calix’s common shares currently trade on the New York Stock Exchange, or the NYSE, under the stock symbol “CALX.” It is a condition to completion of the merger transaction that the Calix common shares to be issued by Calix to Occam stockholders in connection with the merger transaction be approved for listing on the NYSE, subject to official notice of issuance. Calix has agreed to use all reasonable efforts to cause the Calix common shares issuable and required to be reserved for issuance in connection with the merger transaction, including those shares to be reserved for issuance upon the exercise or conversion of equity awards described above, to be authorized for listing on the NYSE and expects to obtain the NYSE’s approval to list such shares prior to completion of the merger transaction, subject to official notice of issuance.

Delisting and Deregistration of Occam Common Stock

Shares of Occam common stock currently trade on the NASDAQ Global Market under the stock symbol “OCNW.” Upon completion of the merger transaction, all shares of Occam common stock will cease to be listed for trading on the NASDAQ Global Market and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger transaction.

The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Occam, Calix or their respective businesses. The merger agreement contains customary representations and warranties of each of Occam, Calix, Ocean Sub I and Ocean Sub II relating to their respective businesses. The representations and warranties of each of Occam, Calix, Ocean Sub I and Ocean Sub II have been made solely for the benefit of the other party or parties and such representations and warranties should not be relied on by any other person. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus. Also, see “Where You Can Find More Information” on page 284.

Structure of the Merger Transaction

Upon the terms and subject to the conditions set forth in the merger agreement, as the first step in the transaction, Ocean Sub I, a direct, wholly owned subsidiary of Calix will merge with Occam, with Occam continuing as the surviving entity. Immediately thereafter, Occam will merge with Ocean Sub II, a second direct, wholly owned subsidiary of Calix, with Ocean Sub II continuing as the surviving company. At that time, the corporate existence of Occam will cease. The first merger is referred to as the first-step merger, the second merger is referred to as the second-step merger, the first-step merger and the second-step merger are collectively referred to as the merger transaction and the effective time of the first-step merger is referred to as the effective time.

Merger Consideration

In the first-step merger, each share of Occam common stock, other than dissenting shares, if any, and shares owned by Calix, Occam or any of their respective subsidiaries (which will be cancelled), will be converted into the right to receive (i) 0.2925 shares of Calix common stock and (ii) $3.8337 in cash.

If the application of the exchange ratio to all shares in respect of which a Occam stockholder would be entitled to receive would cause such stockholder to receive a fraction of a Calix common share, such stockholder will instead receive an amount of cash equal to the product of (x) the fractional share interest to which such stockholder would otherwise be entitled and (y) Calix’s closing stock price on the day the merger transaction becomes effective.

Treatment of Occam Options and Other Equity-Based Awards

Stock Options and Restricted Stock Units. Immediately prior to the effective time, (a) each outstanding Occam stock option or restricted stock unit as of immediately prior to the effective time which was or shall become vested as of the effective time with a per share exercise price that is less than (i) $3.8337 plus (ii) 0.2925 multiplied by the average volume weighted average trading price of Calix common stock during the five consecutive trading days ending on the trading day that is one day before the effective time, such amount being referred to as the cash-out consideration, (b) certain additional Occam options or restricted stock units that may be included, depending on the number of shares of Calix common stock issuable pursuant to the merger agreement and (c), unless determined otherwise by Calix, any Occam options or restricted stock units held by persons who are not Occam employees or consultants immediately prior to the effective time will be automatically cancelled and extinguished and the vested portion thereof will be automatically converted into the right to receive the cash-out consideration for the aggregate number of shares of Occam common stock that were issuable upon the exercise of such stock options or restricted stock units, less any applicable per share exercise price. If additional equity awards are cancelled in accordance with (b) above, equity awards with the highest exercise price will be cashed-out first, and for these purposes a restricted stock unit is treated as having a $0 exercise price.

Unvested portions of each outstanding Occam stock option or restricted stock unit held by employees who continue to be employed by Calix or its subsidiaries after the effective time that are not cancelled as described above will be, at the effective time, automatically converted into options or restricted stock units, as the case may be, for Calix common stock, subject to adjustments in accordance with the compensatory award exchange ratio, and will otherwise be subject to the terms and conditions of such award prior to the completion of the first-step merger, including vesting and exercisability.

Restricted Stock. Immediately prior to the effective time, the restrictions on each restricted stock award held by a non-employee director will lapse and the underlying Occam common stock will be treated in the merger in the same manner as other shares of Occam common stock.

Representations and Warranties

The merger agreement contains representations and warranties by Occam, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the incorporation, valid existence, good standing, qualification to do business, corporate powers and authorization of Occam and its subsidiaries;

•	the certificate of incorporation, bylaws, stock records and certain corporate records and minutes of Occam and its subsidiaries;

•	the corporate authority to enter into and perform its obligations under, and enforceability and approval of, the merger agreement;

•	required governmental authorization, consents and approvals;

•

the absence of conflicts with, or violations of, organizational documents, contracts and applicable laws, or the creation of a material lien on Occam’s assets, in each case, as a result of the merger transaction;

•	capitalization of Occam and its subsidiaries;

•	reports, financial statements and other documents filed by Occam with the SEC and certain internal controls and procedures;

•

the absence of certain changes, actions or events since June 30, 2010, including those that have a material adverse effect, result in any material damage, destruction or casualty loss affecting Occam’s business or would violate Occam’s operating covenants in the merger agreement;

•	no undisclosed liabilities;

•	matters with respect to Occam’s material contracts;

•

investigations respecting, and compliance with, applicable laws, including the United States Export Administration Act, the Arms Export Control Act and the Foreign Corrupt Practices Act of 1977, as amended since January 1, 2008;

•

the absence of investigations and legal proceedings (pending or threatened) since January 1, 2010, and the absence of orders to which Occam is subject or which restrict the ability of Occam to conduct its business;

•	valid leasehold interest in, and the absence of certain liens, notices, condemnation action or special assessment with respect to, real property parcels leased by Occam and its subsidiaries;

•

marketable title to, or leasehold interest in, certain properties and assets, and developments that could detract from the value, or affect the marketability, of the property, including defects, maintenance, adequacy and certain liens;

•	intellectual property matters;

•	insurance matters;

•	possession of material licenses and permits since January 1, 2008 and the absence of any notice regarding failure to comply with any permits since January 1, 2010;

•	tax matters;

•	employees and employee benefit plans including compliance with the terms of, and applicable laws affecting, benefit plans and the effect of the merger transaction thereon;

•	environmental matters;

•	the absence of affiliate transactions;

•	dealings with suppliers and communications or indications regarding the continued relationship with supplier after the merger transaction;

•	absence of brokers, except for Jefferies, retained or entitled to any fee in connection with the transaction contemplated by the merger agreement;

•	receipt of an opinion from Jefferies, Occam’s financial advisor in connection with the merger transaction;

•	actions by the Occam board to ensure the inapplicability of DGCL Section 203 to the merger agreement and the merger transaction; and

•	accuracy of information supplied by Occam for inclusion in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part.

The merger agreement contains representations and warranties by Calix, Ocean Sub I and Ocean Sub II, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the incorporation (or organization), valid existence, good standing, qualification to do business, powers and authorizations of Calix, Ocean Sub I and Ocean Sub II;

•	the corporate authority to enter into and perform its obligations under, and enforceability of, the merger agreement of Calix, Ocean Sub I and Ocean Sub II;

•	required governmental authorization, consents and approvals of Calix, Ocean Sub I and Ocean Sub II;

•	the absence of conflicts with, or violations of, applicable laws, organizational documents and contracts of Calix, Ocean Sub I and Ocean Sub II, in each case, as a result of the merger transaction;

•	capitalization of Calix, Ocean Sub I and Ocean Sub II;

•	the status of Calix, Ocean Sub I and Ocean Sub II as interested stockholders of Occam during the last three years;

•	reports, financial statements and other documents filed by Calix with the SEC and certain internal controls and procedures;

•

the absence of certain changes, actions or events since June 26, 2010, including those that have a material adverse effect, amendments to organizational documents, certain actions relating to securities or changes in accounting methods or practices;

•	no undisclosed liabilities;

•	matters with respect to Calix’s material contracts;

•	investigations respecting, and compliance with, applicable laws since January 1, 2008;

•

the absence of investigations and legal proceedings (pending or threatened) since January 1, 2008, and of orders that materially restrict the ability of Calix to conduct its business as of the date of the merger agreement;

•	intellectual property matters;

•	possession of licenses and permits necessary to conduct the business of Calix and its subsidiaries and the absence of certain notices regarding permits;

•	employees, employee benefit plans and material compliance with applicable laws;

•	the absence of non-disclosed affiliate transactions;

•	absence of brokers, except for Morgan Stanley & Co. Incorporated, retained or entitled to any free in connection with the transaction contemplated by the merger agreement;

•	Calix’s financial capability to meet its obligations under the merger agreement; and

•	the accuracy of information supplied by Calix for inclusion in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part.

Many of the representations and warranties of Occam and Calix are qualified by a material adverse effect standard. For the purposes of the merger agreement, “material adverse effect,” with respect to both parties, is defined to mean any event, change, development or state of facts that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, operations or financial condition of the party and its subsidiaries, taken as a whole.

However, no event, change, development or state of facts resulting from, or arising out of, the following shall constitute, either alone or in combination, a material adverse effect with respect to either Occam or Calix:

(i)	general economic conditions in the United States economy or any other country (or changes in such conditions), general conditions in the industries in which either party or its subsidiaries conduct business (or any changes in such conditions) or general conditions in the securities or financial markets in the United States or any other country (or changes in such conditions);

(ii)	any change in GAAP or any change in laws applicable to the operation of the business of either party or its subsidiaries;

(iii)	any decline in the market price, or change in trading volume, of the capital stock of either party or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a material adverse effect);

(iv)	political conditions (or changes in such conditions) in the United States or any other country in which either party or its subsidiaries conduct business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which either party or its subsidiaries conduct business;

(v)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country in which either party or its subsidiaries conduct business;

(vi)	the announcement of the merger agreement or the pendency of the transactions contemplated hereby, including the loss of employees, customers or suppliers, provided that this shall not preclude any contractual consequences that arise under the terms of any existing contract to which Calix or Occam is a party solely as a result of the execution of the merger agreement or consummation of the merger transaction from being considered in determining whether there has been a material adverse effect; or

(vii)	any actions taken or failure to take action which either party has approved, consented to or requested in writing.

Any event, change, development or state of facts described in (i), (ii), (iv) or (v) above may be taken into account when determining whether a material adverse effect has occurred or would reasonably be expected to occur if the event, change, development or state of facts has or would reasonably be expected to have a disproportionate impact on either party or its subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and in the industries in which either party or its subsidiaries conduct business.

Conduct of Business Pending the Merger

Occam

Occam has agreed in the merger agreement that, until the effective time, Occam will conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve substantially intact its present business organization, (ii) keep available the services of Occam’s officers and key employees, and (iii) maintain substantially intact its relationships with its customers and suppliers and others having material business relationships with them.

Occam has further agreed that, until the effective time, and with certain exceptions and except with Calix’s prior written consent (which is not to be unreasonably withheld, conditioned or delayed) Occam will not, and will not permit each of its subsidiaries to, take any of the following actions:

•	amend its governing or organizational documents;

•

declare, set aside or pay any dividends or other distribution of capital stock, or redeem, repurchase or otherwise acquire any securities of Occam or any of its subsidiaries, except in connection with Occam stock options, restricted stock units or other equity-based compensation awards in the ordinary course of business consistent with past practice;

•

issue, deliver or sell, or so authorize, any of their equity securities, however Occam may (i) issue shares upon the exercise of certain options, the vesting of certain restricted stock units and certain grants to newly hired employees issued in the ordinary course of business up to an aggregate of 50,000 shares of Occam common stock; and (ii) amend the terms of an equity security to provide for acceleration of vesting as a result of the merger transaction or a termination of employment related to the merger transaction;

•	incur significant capital expenditures;

•	acquire (i) any organization or any assets, properties, interest or business, except operating assets in the ordinary course of business; or (ii) the securities of a third party;

•	make any material sale, lease, license or other disposition of assets or properties, other than pursuant to certain exceptions, existing contracts or in the ordinary course of business;

•	make certain loans, advances or capital contributions to any other person or organization;

•

make any payments to any Occam director, officer, employee or stockholder owning more than 5% of Occam’s common stock (or any associates or immediate family members of each) except pursuant to existing contracts that are disclosed with the SEC or payments to Occam employees in the ordinary course of business;

•	create, incur or assume any indebtedness, other than debt related to bonds incurred in the ordinary course of business consistent with past practice;

•

enter into any contract that materially restricts Occam from engaging or competing in any business or enter into, modify or terminate any material contract or otherwise modify any of Occam’s rights, claims or benefits thereunder outside of the ordinary course of business consistent with past practice;

•

other than pursuant to a plan or agreement otherwise disclosed to Calix or as required by law, (i) grant or increase any change-in-control, severance or termination pay to any director, officer, advisor, consultant or employee of Occam, (ii) enter into, amend or increase benefits payable under any agreements with directors or officers, advisors, consultants or employees of Occam, (iii) establish, adopt, amend, or increase compensation or benefits under any collective bargaining plan or any other benefit plan or arrangement payable to any director, officer advisor, consultant or employees of Occam (other than ordinary course increases of compensation or benefits consistent with past practice), or (iv) terminate any key employee except for cause;

•	change methods of accounting or accounting practices;

•	commence, settle, or offer to settle, any significant legal proceeding or any legal proceeding that relates to the transactions contemplated by the merger agreement;

•

make or change any material tax election or settle any material tax liability; enter into any agreement relating to any material tax; surrender or forfeit any right to a material tax refund; or consent to any extension or waiver of a statute of limitations period applicable to any material tax claim or assessment; and

•	agree, resolve or commit to take any of the above actions.

Reasonable Best Efforts of Occam to Obtain the Required Stockholder Vote

Subject to the terms and conditions set forth in the merger agreement, Occam has agreed to take all action necessary under applicable law to give notice of and hold a meeting of Occam’s stockholders to vote on the adoption of the merger agreement, where such meeting would be held as promptly as practicable after the date the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) is declared effective. Occam may (and will if requested by Calix) adjourn the stockholders’ meeting one time for up to ten business days if Occam has not received proxies representing a sufficient number of shares to conduct business at the meeting, if Occam is required to adjourn the meeting by applicable law or if the Occam board or an authorized committee determines in good faith that it is necessary or appropriate to postpone or adjourn the meeting.

Agreement to use Reasonable Best Efforts With Respect to Certain Matters

Subject to the terms and conditions set forth in the merger agreement, each of Calix and Occam has agreed to, and to cause its subsidiaries to, use all reasonable best efforts to, among other things:

•

take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the first-step merger as soon as practicable;

•

within 15 business days after the date of the merger agreement, make all necessary filings and registrations with governmental authorities in connection with the merger agreement and the consummation of the transactions contemplated therein;

•

work together in a mutual, cooperative manner on all strategic and tactical aspects in connection with any filing or submission, provided that Calix shall be entitled, after consultation with Occam, to make all strategic and tactical decisions as to the manner in which to obtain from any governmental authority under any antitrust law any actions or non-actions, consents or approvals required to be obtained by Calix or Occam in connection with the consummation of the transaction; and

•

keep the other party reasonably informed of any communication received from, or given by such party to the FTC, the DOJ or any other governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement.

Neither Calix nor Occam is obligated to agree to any divestiture or operational restriction or enter into a voting trust or proxy arrangement with respect to the assets of each of their businesses, or contest, defend or appeal any proceedings brought by a governmental authority seeking to restrain or prohibit the consummation of the merger transaction or seeking to compel such a divestiture or operational restrictions.

Occam has also agreed to take all necessary actions to call, give notices of, convene and hold the special meeting for the purpose of obtaining stockholder adoption of the merger agreement. Occam is required to hold the special meeting (irrespective of whether its board has changed its recommendation of the merger transaction) unless Occam terminates the merger agreement in connection with entering into a “superior proposal” (as defined in the merger agreement and described in further detail in the section titled “No Solicitation of Offers by Occam—Exceptions to Non-Solicitation Obligations”).

Other Covenants and Agreements

Access to Information

Occam has agreed to provide and cause each of its subsidiaries to provide to Calix reasonable access to Occam’s offices, properties, books and records, furnish Calix with such financial and operating data for Occam and its subsidiaries as Calix may reasonably request and instruct its employees, counsel and financial advisors to cooperate with Calix in its investigation of Occam and its subsidiaries. Occam may, however, restrict access to any such information if required by applicable law, if, in Occam’s good faith opinion after consultation with outside legal counsel, access to such information would result in the loss of legal privilege or if access to a contract would violate or cause a default under or give a third party a right to terminate such contract, in each case, so long as Occam and its subsidiaries use commercially reasonable efforts to communicate the information to Calix without violating such law, privilege or contract.

Notices of Certain Events

From the date of the merger agreement until the effective time, Occam has agreed to provide notice to Calix of the occurrence of the following events:

•	any material written notice or communication from a governmental authority indicating that a permit is revoked or about to be revoked;

•	any actions, suits, claims, investigations or proceedings commenced against Occam or its subsidiaries that would reasonably be expected to have a material adverse effect on Occam;

•	any inaccuracy in or breach of any of the representations and warranties given by Occam and its subsidiaries in the merger agreement; and

•	any actions, suits, claims, investigations or proceedings commenced against Occam or its subsidiaries relating to the merger agreement or related transactions.

From the date of the merger agreement until the effective time, Calix has agreed to provide notice to Occam of the occurrence of the following events:

•	any actions, suits, claims, investigations or proceedings commenced against Calix or its subsidiaries that would reasonably be expected to have a material adverse effect on Calix;

•	any inaccuracy in or breach of any of the representations and warranties given by Calix and its subsidiaries in the merger agreement; and

•	any actions, suits, claims, investigations or proceedings commenced against Occam or its subsidiaries relating to the merger agreement or related transactions.

Tax Matters

Calix, Occam, Ocean Sub I and Ocean Sub I have agreed to use commercially reasonable efforts to cause the first-step merger and second-step merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and they agreed to adopt the merger agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Employee Benefits

Calix has agreed to, for any stock options or restricted stock units that it will assume upon the consummation of the merger transaction, file with the SEC, within 10 business days after the effective time, a registration statement on Form S-8 with respect to the shares of Calix common stock issuable upon exercise of the assumed awards.

Occam has also agreed to take such action as may be necessary to establish a “New Exercise Date” with respect to Occam’s employee stock purchase plan, or ESPP, on the last day of the payroll period ending at least 10 business days prior to the effective time and Occam will terminate the ESPP as of the date of the effective time, contingent upon the occurrence of the effective time.

Calix has agreed, for at least one-year following the effective time, to maintain total cash compensation opportunities (including base pay and target bonus opportunities) for the benefit of Occam employees who continue to be employed by Calix, that are no less favorable, in the aggregate, than the total cash compensation opportunities provided to such employees immediately prior to the effective time. Additionally, from and after the effective time Calix will either continue Occam employee benefit plans or permit employees who continue to be employed by Calix and their eligible dependents to participate in the employee benefit plans, programs and policies of Calix on terms no less favorable in the aggregate than those provided to similarly situated employees of Calix. Calix will also give Occam salaried employees full service credit for purposes of eligibility, level of benefits, vesting and other appropriate benefits, excluding benefit accruals, under any employee benefit plan provided by Calix for the benefit of these employees, to the same extent service was recognized by Occam immediately prior to the effective time.

No later than five business days prior to the effective time, the Occam board will adopt resolutions terminating Occam’s 401(k) plans.

Calix and Occam also agreed that the provisions described in this Employee Benefits section were included for the sole benefit of Calix and Occam and their affiliates and do not create any rights in any other person or beneficiary thereof. These provisions will also not be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement of Calix or Occam or any of their affiliates or require any of them to continue or amend any particular benefit plan after the consummation of the merger transaction.

Indemnification and Insurance

Calix and Ocean Sub I have agreed that all rights to indemnification under any contracts existing as of the effective time between the Occam and its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the effective time, whom we refer to herein as the indemnified persons, shall survive the merger transaction and shall continue in full force and effect in accordance with their terms following the effective time. Calix will cause the surviving company and its subsidiaries to honor and fulfill any obligations under such indemnification contracts with the indemnified persons. In addition, for six years after the effective time, the surviving company and its subsidiaries will cause the certificate of incorporation and bylaws (and other similar organizational documents) of the surviving company and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the effective time, to the fullest extent permitted by law.

Calix will cause individuals serving as officers and directors of Occam or its subsidiaries immediately prior to the effective time, and any other person who is covered by Occam’s current directors’ and officers’ liability insurance policy, to be covered with respect to actions or omissions occurring prior to the effective time for a period of six (6) years from the effective time by a tail insurance policy with policy limits, terms and conditions at least as favorable as those in Occam’s existing policy as in effect on the date of the merger agreement. In no event will Calix be required to expend annually in the aggregate an amount in excess of two hundred fifty percent (250%) of the annual premiums currently paid by Occam for such insurance.

No Solicitation of Offers by Occam

Pursuant to the merger agreement, the Occam board is required to recommend that Occam’s stockholders adopt the merger agreement at the special meeting in accordance with the applicable provisions of DGCL. Moreover, except as described in the merger agreement and as set forth below under the headings “Exceptions to Non-Solicitation Obligations” and “Ability to Accept a Superior Proposal or Effect a Change in Recommendation,” neither the Occam board nor any committee thereof is permitted to withdraw, modify or qualify the board of directors’ recommendation in any manner adverse to Calix or adopt any resolution doing so. Any of the actions referred to in the preceding sentence is referred to as a change in recommendation. However, notwithstanding the foregoing, the Occam board will not be prohibited from disclosing to Occam stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act or to comply with the provisions of Rule 14d-9 of the Exchange Act if Occam notifies Calix at least one business day prior to making such disclosure, and such communications are accompanied with a statement by the Occam board that either reaffirms the board recommendation in connection with such statement or disclosure or, if the disclosure of the information constitutes a change in recommendation, such change in recommendation is made in accordance with the other terms and conditions of the merger agreement.

Non-Solicitation Obligations

Subject to certain exceptions summarized below and set forth in the merger agreement, Occam has agreed that it will not, and that it will cause its subsidiaries not to, and each of them will direct each of their directors, officers and employees not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage or facilitate any “acquisition proposal” (as defined below in this section) or any inquiries, expression of interest, proposal or offer that constitutes an acquisition proposal;

•	enter into, participate in, maintain or continue discussions or negotiations relating to any acquisition proposal with any third person other than Calix;

•

furnish to any third person other than Calix any non-public information that Occam believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest proposal or offer relating to an acquisition proposal;

•	accept any acquisition proposal or enter into any agreement providing for the consummation of any transaction contemplated by or otherwise relating to an acquisition proposal; or

•	submit any acquisition proposal or any related matter to a vote of the stockholders of Occam.

The merger agreement also provides that Occam will, and will cause its subsidiaries and Occam’s representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted on or prior to the signing of the merger agreement regarding any acquisition proposal (and request the prompt return or destruction of any confidential information previously furnished). Occam is further obligated to notify Calix promptly upon the receipt of any acquisition proposal or of any request for information that could reasonably be expected to lead to an acquisition proposal and the material terms thereof, to keep Calix informed of the status and details of any such acquisition proposal and to provide a copy of each material written communication and a summary of each material oral communication transmitted on behalf of the interested third parties. Occam has also agreed that it will notify Calix orally and in writing if Occam determines to begin providing information or to engage in discussions concerning an acquisition proposal. The foregoing limitations on Occam’s ability to solicit offers are referred to as its non-solicitation obligations.

Exceptions to Non-Solicitation Obligations

If, however, prior to the adoption of the merger agreement by Occam’s stockholders, Occam receives from a third person a bona fide written acquisition proposal that did not result from a breach of its non-solicitation obligations under the merger agreement, then Occam may, to the extent that the Occam board determines in good faith (after consultation with its financial advisors and outside counsel) that the acquisition proposal is or is reasonably likely to be a superior proposal (as defined below) and taking such action would be required by its fiduciary duties, furnish information with respect to Occam and its subsidiaries to the person making the acquisition proposal and participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal. However, Occam must not, and must not allow any of its subsidiaries or its or their directors, officers or employees, disclose any information to such person without first entering into a confidentiality agreement regarding the use and disclosure of all nonpublic information furnished to such person, and Occam must promptly provide to Calix or its representatives any information provided to such other person which was not previously provided to Calix.

For the purposes of this discussion, an “acquisition proposal” means any inquiry, expression of interest, proposal or offer from a third party relating to any transaction or series of transactions involving (i) the sale, lease, exchange, transfer, license, disposition or acquisition from Occam or its subsidiaries of any business or assets that account for 15% or more of the assets of Occam and its subsidiaries, taken as a whole (either as measured by the fair market value thereof or by revenues on a consolidated basis attributable thereto), (ii) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization or other similar transaction in which any of Occam or its subsidiaries is a constituent corporation and which would result in a third party acquiring record or beneficial ownership of securities representing more than 15% of any class of voting securities of any resulting parent company of Occam or its parent company (if Occam is a surviving corporation) or resulting company or its parent company (if Occam is not a surviving corporation), (iii) any issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (y) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of Occam or its subsidiaries, or (z) in which any of Occam or its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of Occam or its subsidiaries to any person or “group” of persons or (iv) any liquidation or dissolution of any of Occam or its subsidiaries.

For the purposes of this discussion, a “superior proposal” means any bona fide written acquisition proposal (with all references to 15% in the definition of acquisition proposal being treated as references to 50.1% for these purposes) that did not result from or arise in connection with a breach of the merger agreement by Occam and that the Occam board determines in good faith, after consultation with its financial advisors and outside counsel, is reasonably capable of being consummated, and if consummated would be more favorable to Occam’s stockholders (in their capacity as such) from a financial point of view than the merger transaction, taking into account all financial, regulatory, legal and other aspects of such acquisition proposal and any adjustment to the terms and conditions of the merger agreement in response to such acquisition proposal that have been delivered to Occam by Calix in writing during the applicable notice period, that Calix has irrevocably committed to in writing and that are binding on Calix.

Ability to Accept a Superior Proposal or Effect a Change in Recommendation

In addition, the restrictions on Occam’s ability to effect a change in recommendation and/or accept a superior proposal are subject to the following exceptions:

•

Prior to the adoption of the merger agreement by Occam’s stockholders the Occam board may make a change of recommendation and/or terminate the merger agreement in response to a bona fide acquisition proposal if (i) it reasonably determines in good faith (after consultation with its financial advisors and outside counsel) that such acquisition proposal is a superior proposal; (ii) it determines in good faith (after consultation with its outside counsel) that in light of such superior proposal, taking such action is required by its fiduciary duties; (iii) Occam complies with the procedures described below; and (iv) Occam is simultaneously entering into an agreement for the superior proposal.

•

Prior to the adoption of the merger agreement by Occam’s stockholders the Occam board may make a change in recommendation in response to an “intervening event” (as defined below) if the Occam board determines in good faith (after consultation with outside counsel) that taking such action is required by its fiduciary duties and Occam complies with the provisions and other procedures described below.

Prior to the Occam board making a change in recommendation or terminating the merger agreement to enter into an agreement with respect to a superior proposal, Occam must:

•	provide Calix with four business days’ prior written notice advising Calix that it is prepared to take such action;

•

with respect to an acquisition proposal that the Occam board deems a superior proposal, make available to Calix all information concerning its business, properties or assets made available to the third party making the superior proposal and provide Calix with the specific terms and conditions of such superior proposal, the identity of the person making such proposal and a copy of the proposed transaction agreements with the person making such superior proposal;

•	with respect to a change in recommendation in response to an intervening event, provide Calix with a description of such intervening event and the reason for effecting a change in recommendation; and

•

negotiate with Calix in good faith during the four business day window to make adjustments in the merger agreement such that such acquisition proposal would no longer constitute a superior proposal or the intervening event would no longer necessitate a change in recommendation, as applicable.

In the event of any material revisions to the superior proposal, Occam must deliver a new written notice to Calix and again comply with the procedures described above for an additional two business days.

If, after the four business day (or additional two business days in the event of a material revision to a superior proposal) window has expired, the Occam board has determined that the acquisition proposal still constitutes a superior proposal, or the intervening event still necessitates a change in recommendation, as applicable, then the Occam board may proceed to change or modify its recommendation of the merger transaction or, solely in the case of the existence of a superior proposal, terminate the merger agreement and simultaneously enter into an agreement with respect to such superior proposal, provided that Occam pays the termination fee described below under “—Termination Fees and Expenses.”

For the purposes of this discussion, the term “intervening event” means the development of facts, events or circumstances since the date of the merger agreement that were not foreseen or reasonably foreseeable to Occam as of the signing of the merger agreement that would require the Occam board to take action to comply with its fiduciary duties.

Conditions to the Merger

Conditions to Each Party’s Obligations: The obligations of Calix, Occam and Ocean Sub I to consummate the first-step merger are subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by an affirmative vote of the holders of a majority of the issued and outstanding shares of Occam common stock entitled to vote;

•

the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, or the HSR Act, and any other applicable antitrust laws in the United States and the receipt of any required clearances, consents, approvals, orders and authorizations required by any antitrust laws in the United States;

•

the absence of any temporary restraining order, preliminary or permanent injunction, or any other order, decree, law or prohibition preventing the consummation of the merger transaction, in each case, issued or enacted by any governmental authority of a competent jurisdiction in the United States; and

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declaration of effectiveness of the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) under the Securities Act and the absence of any stop order or proceeding seeking a stop order affecting the registration statement.

Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Conditions to the Obligations of Calix, Ocean Sub I and Ocean Sub II: The obligations of Calix, Ocean Sub I and Ocean Sub II to consummate the first-step merger are subject to the satisfaction, at or prior to the effective time, of the following conditions:

•

the representations and warranties of Occam relating to organization and qualification, corporate authorization, capitalization, delivery of Jefferies’ opinion and the applicability of DGCL Section 203, shall be accurate in all material respects as of the effective time as if made on such date, in each case, (i) except for representations and warranties that speak as of a particular date (provided that Occam’s capitalization representation may be inaccurate by up to one percent of the fully-diluted shares of Occam); and (ii) without giving effect to any material adverse effect or other qualifications contained in the representations and warranties;

•

all other representations and warranties of Occam shall be accurate in all respects as of the effective time as if made on such date (except for representations and warranties that speak as of a particular date, which shall be accurate as of such date) except, in each case, where the failure to be so accurate has not given, and would not reasonably be expected to give, effect to any material adverse effect or other qualifications contained in the representations and warranties;

•	Occam must have complied in all material respects with its obligations and covenants required under the merger agreement at, or prior to, the effective time;

•	the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of Occam and its subsidiaries since the date of the agreement;

•	Occam’s delivery to Calix of (i) an executed closing certificate; and (ii) written resignations of all the Occam directors and officers, which, in each case, shall be in full force and effect; and

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the absence of any proceeding (pending or threatened) that (i) challenges or seeks to prohibit the merger transaction, (ii) would limit Calix’s ability to exercise full ownership rights with respect to Occam, (iii) would materially and adversely affect Calix’s ability to own the assets or operate the business of Occam or (iv) seeks to compel any party to dispose of or hold separate any material assets as a result of the transaction.

Conditions to Occam’s Obligations: The obligations of Occam to consummate the first-step merger are subject to the satisfaction of the following conditions:

•

the representations and warranties of Calix, Ocean Sub I and Ocean Sub II, relating to organization, qualification and capitalization shall be accurate in all material respects as of the effective time as if made on such date, in each case, (i) except for representations and warranties that speak as of a particular date (provided that Calix’s capitalization representation may be inaccurate by up to one percent of the fully-diluted shares of Calix); and (ii) without giving effect to any material adverse effect or other qualifications contained in the representations and warranties;

•

all other representations and warranties of Calix, Ocean Sub I and Ocean Sub II shall be accurate in all respects as of the effective time as if made on such date (except for representations and warranties that speak as of a particular date, which shall be accurate as of such date) except, in each case, where the failure to be so accurate has not given, and would not reasonably be expected to give, effect to a material adverse effect or other qualifications contained in the representations and warranties;

•

Calix, Ocean Sub I and Ocean Sub II must have complied in all material respects with the obligations and covenants required by each entity under the merger agreement at, or prior to, the effective time;

•	the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of Calix and its subsidiaries since the date of the agreement;

•	Occam must have received an executed closing certificate from Calix;

•

Occam must have received the written opinion of Wilson Sonsini Goodrich & Rosati, P.C. to the effect that, for U.S. federal income tax purposes, the merger transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the Calix common shares deliverable to Occam stockholders in connection with the merger transaction shall have been authorized for listing on the NYSE, upon official notice of issuance.

Effective Time

Under the terms of the merger agreement, the closing of the merger transaction will occur on a date to be specified by the parties, which in no event may be later than the second business day following the satisfaction or waiver of the conditions to closing. Unless a later date is agreed upon in writing by the parties, the merger transaction will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware in connection with the first-step merger or such later time as agreed to by Calix and Occam and specified in the certificate of merger.

Termination of the Merger Agreement

The merger agreement may be terminated, and the first-step merger may be abandoned, at any time prior to the completion of the merger transaction (whether before or after Occam stockholder approval has been obtained):

•	by mutual written agreement of Calix and Occam;

•

by either Calix or Occam if the merger transaction has not been consummated on or before March 15, 2011 (provided that this right to terminate is not available to a party whose breach of the merger agreement resulted in the failure to consummate the merger transaction by March 15, 2011);

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by mutual agreement of Calix and Occam, if the merger transaction has not been consummated by December 15, 2010 and if Calix and Occam make a mutual good faith determination that certain conditions relating to antitrust approval are not likely to be satisfied on or before March 15, 2011;

•	by either Calix or Occam if any final, non-appealable order, injunction or decree of a governmental entity of a competent jurisdiction in the United States permanently prohibits the merger transaction

(provided that this right to terminate is not available to a party whose breach of the merger agreement caused the issuance of such order, injunction or decree); and

•

by either Calix or Occam if Occam stockholders do not adopt the merger agreement at the Occam stockholder meeting (provided that this right to terminate is not available to a party whose breach of the merger agreement resulted in the failure to obtain Occam stockholder approval).

Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Calix may terminate the merger agreement:

•

If, prior to the adoption of the merger agreement by Occam stockholders, (i) the Occam board withdraws, modifies or qualifies in a manner adverse to Calix the recommendation of the Occam board in this proxy statement/prospectus that the Occam stockholders adopt the merger agreement, (ii) with respect to any acquisition proposal, (A) the Occam board fails to publicly reaffirm its recommendation within ten business days after the request of Calix to do so following the public announcement of such acquisition proposal, (B) the Occam board approves, endorses or publicly recommends to the Occam stockholders any such acquisition proposal or (C) Occam enters into any letter of intent or agreement (other than a confidentiality agreement as contemplated under the merger agreement) for such acquisition proposal, (iii) a tender or exchange offer for Occam securities is commenced and Occam fails to notify its stockholders in writing within ten business days after commencement that Occam recommends rejecting such offer, or (iv) Occam intentionally and materially breaches its obligations with respect to non-solicitation of offers described in “The Merger Agreement—No Solicitation of Offers by Occam.”

•

if any of Occam’s representations and warranties are inaccurate or if Occam has breached any of its covenants or obligations (in each case, if such breach not cured within 30 days’ written notice thereof), such that the applicable conditions to Calix’s obligations to close would not be satisfied (provided that Calix, Ocean Sub I or Ocean Sub II are not then in material breach of the merger agreement);

Occam may terminate the merger agreement:

•

if, prior to Occam stockholder approval, the Occam board changes its recommendation in respect of a superior proposal and simultaneously enters into an acquisition agreement with respect to such proposal; or

•

if any of Calix’s representations and warranties are inaccurate or if Calix has breached any of its covenants or obligations (in each case, if such breach is not cured within 30 days’ written notice thereof), such that the applicable conditions to Occam’s obligations to close would not be satisfied (provided that Occam is not then in material breach of the merger agreement).

Termination Fees and Expenses

Occam has agreed to pay Calix a termination fee of $5,200,000 if the merger agreement is terminated under any of the following circumstances:

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(i) the merger transaction has not been consummated because Occam stockholders do not adopt the merger agreement at the Occam stockholder meeting; and (ii) at or prior to the Occam stockholder meeting to vote on the merger transaction, an acquisition proposal involving a third party is publicly announced or becomes publicly known and has not been withdrawn; and (iii) within twelve months following the termination of the merger agreement pursuant to (i) above, Occam enters into a definitive agreement to effect an acquisition of Occam and such transaction is subsequently consummated;

•	if the merger agreement (i) is terminated (A) by mutual agreement of Calix and Occam between December 15, 2010 and March 15, 2011 or (B) by either Calix or Occam after March 15, 2011, in each case,

as a result of the antitrust conditions not being likely to be satisfied or not being met by March 15, 2011 and (ii) at or prior to such termination an acquisition proposal involving a third party is publicly announced or becomes publicly known and such acquisition proposal has not been withdrawn and (iii) within six months following such termination Occam enters into a definitive agreement to effect an acquisition of Occam with such third party and such transaction is subsequently consummated;

•	by Calix because certain triggering events relating to other acquisition proposals occur prior to the adoption of the merger agreement by Occam stockholders; or

•

by Occam, prior to Occam stockholder adoption of the merger agreement, because the Occam board recommends to its stockholders a superior proposal and is entering into an agreement with respect to such superior proposal.

Calix has agreed to pay Occam a termination fee of $5,000,000 if the merger agreement is terminated:

•

by the mutual agreement of Occam and Calix because the merger transaction has not been consummated by December 15, 2010 based on a good faith determination that certain conditions relating to antitrust approval are not likely to be satisfied on or before March 15, 2011, and if on such date, all of the merger transaction closing conditions, other than those relating to antitrust approval, are reasonably capable of being satisfied.

Calix has agreed to pay Occam a termination fee of $10,000,000 if the merger agreement is terminated:

•

by either Occam or Calix because the merger transaction has not been consummated on or before March 15, 2011, and if on such date all of the merger transaction closing conditions have been satisfied or waived other than conditions that, by their nature, can only to be satisfied at the effective time or those relating to antitrust approval.

Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010.

Amendment and Waiver

The parties may amend the merger agreement at any time before completion of the merger transaction. All amendments to the merger agreement must be in writing and signed by Calix, Ocean Sub I, Ocean Sub II and Occam, and in the case of a waiver, signed by each party against whom the waiver is to be effective. After adoption of the merger agreement by Occam’s stockholders, no amendment or waiver may be made which requires further approval by Occam’s stockholders, unless Occam obtains that further approval.

Exclusive Jurisdiction

Under the merger agreement, the parties have submitted to the exclusive jurisdiction of the Delaware courts for disputes among the parties.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT

Support Agreement

As a condition and inducement to Calix’s willingness to enter into the merger agreement, Calix, Ocean Sub I and Ocean Sub II have entered into an agreement, which we refer to as the support agreement, with each of the beneficial owners of Occam’s common stock listed on the table below. The following is a summary of the terms of the support agreement only and may not contain all of the information that is important to you. A copy of the support agreement is attached to this proxy statement/prospectus as Annex D and is incorporated by reference herein.

According to the terms of the support agreement, each party other than Calix has agreed to vote (or to cause the holder of record of such shares to so vote), and has granted Calix an irrevocable proxy to vote such party’s beneficially owned shares, (i) in favor of the adoption of the merger agreement, (ii) against any acquisition proposal, and (iii) against any amendment to Occam’s certificate of incorporation or bylaws that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the merger transaction. Furthermore, each party other than Calix has agreed not to exercise any of such party’s appraisal rights that may arise in connection with the merger transaction, and, if applicable to such party, has also agreed not to, and to cause any of its affiliates to not, exercise or seek to exercise any of their rights under the Fourth Amended and Restated Investors’ Rights Agreement, dated as of January 7, 2005, by and among Occam and certain investors listed therein.

Subject to certain exceptions described in the support agreement, each party other than Calix, Ocean Sub I and Ocean Sub II has agreed not to sell, pledge, encumber, grant options with respect to, transfer or dispose of the shares of Occam common stock beneficially owned by such party or to enter into any agreement related to any of the foregoing transfers or dispositions, in each case to anyone other than Calix. Subject to certain exceptions described in the support agreement, each such party has also agreed not to reduce such party’s beneficial ownership of the shares set forth in the table below.

Subject to certain exceptions described in the support agreement, each party other than Calix has made representations and warranties to Calix regarding, among other things, such party’s power and authority to enter into the support agreement and deliver the proxy, such party’s unencumbered beneficial ownership of the shares of Occam common stock subject to the support agreement, and such party’s full voting power and full power of disposition with respect to such shares of common stock.

The support agreement will terminate at the earlier to occur of (i) the valid termination of the merger agreement pursuant to its terms or (ii) the effective time.

As of November 30, 2010, the stockholders listed below who are party to the support agreement together owned 5,722,034 shares of Occam common stock, or approximately 27% of the voting power of Occam common stock. In addition, such stockholders hold Occam equity-based awards to purchase an additional 1,346,813 shares of Occam common stock.

Parties to the Support Agreements	Number of Shares of Common Stock	Number of Shares of Common Stock Issuable Upon Exercise of Outstanding Options	Number of Shares of Common Stock Issuable Upon Settlement of Outstanding RSUs
Robert L. Howard-Anderson(1)	58,208	387,105	20,002
Jeanne Seeley	28,808	165,000	28,335
Mark Rumer(2)	110,356	183,614	10,000
David C. Mason	17,167	188,313	10,000
Russell J. Sharer	27,150	199,781	10,000
Greg Dion	16,046	182,000	10,000
Steven M. Krausz(3)	3,172,497	1,000	0
Robert B. Abbott(4)	2,062,640	1,250	0
Robert E. Bylin	52,978	16,875	0
Thomas E. Pardun	64,228	5,625	0
A.J. “Bert” Moyer	52,978	0	0
Brian Strom	58,978	16,250	0
TOTAL	5,722,034	1,346,813	88,337

(1)	Includes 2,698 ESPP shares purchased on August 16, 2010.
(2)	Includes 1,038 ESPP shares purchased on August 16, 2010.
(3)	Includes 3,110,893 shares held directly by US Venture Partners VII, L.P. (USVP VII), USVP Entrepreneur Partners VII-A, L.P. (“EP VII-A”), USVP Entrepreneur Partners VII-B, L.P. (“EP VII-B”), and 2180 Associates Fund VII, L.P. (“2180 VII”). Presidio Management Group VII, LLC (“PMG VII”), the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and Irwin Federman, Steven M. Krausz, Jonathan D. Root, Philip M. Young, Winston Fu and David Liddle the managing members of PMG VII, may be deemed to share voting and dispositive power over the shares held by USVP VII, EP VII-A, EP VII-B and 2180 VII. Such persons and entities disclaim beneficial ownership of shares held by USVP V, V Int’l, 2180 V and EP V except to the extent of any pecuniary interest therein. Information to the number of shares held by U.S. Venture Partners is based on the Form 13D/A filed with the SEC on November 1, 2010. Also includes 23,392, 17,241 and 12,345 of Occam’s restricted stock granted to Mr. Krausz on November 29, 2007, December 10, 2008 and November 18, 2009, respectively, in his capacity as Occam’s non-employee director. Also includes 8,626 shares held by Krausz Family Limited Partnership.
(4)	Includes (i) 5,518 shares of Common Stock held by NEC; (ii) 1,909,493 shares of Common Stock held by NVP VIII; (iii) 94,651 shares of Common Stock held by NVP-E VIII; and (iv) 52,978 of restricted stock granted to Mr. Abbott in his capacity as non-employee director. George J. Still and Promod Haque are managing partners of Itasca NEC LLC, the managing member of NEC, and may be deemed have indirect beneficial ownership of the shares held by NEC. Messrs. Still and Haque are also managing partners of Itasca VC Partners VIII, the general partner of NVP VIII and NVP-E VIII and may be deemed to have beneficial ownership of the shares held by NVP VIII and NVP-E VIII. Messrs. Haque and Still disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Mr. Abbott is a non-managing member of Itasca NEC LLC and non-managing partner of Itasca VC Partners VIII, has no voting or dispositive power with respect to the shares held by NEC, NVP VIII or NVP-E VIII, and disclaims all beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein.

PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

Approval of Adjournment or Postponement of the Special Meeting of Occam Stockholders

If Occam fails to receive a sufficient number of votes to approve the terms of the merger, Occam may propose to adjourn or postpone Occam’s special meeting, whether or not a quorum is present, until a later time for the purpose of soliciting additional proxies to approve the terms of the merger. Occam currently does not intend to propose adjournment or postponement at Occam’s special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone Occam’s special meeting for the purpose of soliciting additional proxies is submitted to Occam’s stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at Occam’s special meeting by the holders of shares of Occam common stock present or represented by proxy and entitled to vote thereon.

Board Recommendation

The Occam board unanimously recommends that the Occam stockholders vote “FOR” the proposal to adjourn or postpone Occam’s special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal regarding the adoption of the merger agreement.

INFORMATION ABOUT THE COMPANIES

Calix, Inc.

Calix is a leading provider in North America of broadband communications access systems and software for copper- and fiber- based network architectures that enable communications service providers, or CSPs, to connect to their residential and business subscribers. Calix develops and sells carrier-class hardware and software products, referred to as the Unified Access portfolio, designed to enhance and transform CSP access networks to meet the changing demands of subscribers rapidly and cost-effectively. The Unified Access portfolio consists of Calix’s two core platforms, the C-Series multiservice, multiprotocol access platform, or C-Series platform, and the E-Series Ethernet service access platforms and nodes, or E-Series platforms and nodes, along with complementary P-Series optical network terminals, or ONTs, and the Calix Management System, or CMS, network management software. Calix also offers installation, training, post-sales software support and extended warranty services.

Calix’s shares are listed on the NYSE and trade under the symbol “CALX.” Calix’s principal executive offices are located at 1035 N. McDowell Blvd, Petaluma, California 94954 and its telephone number is (707) 766-3000. As of September 25, 2010, Calix employed approximately 463 people.

Ocean Sub I, Inc.

Ocean Sub I, Inc., or Ocean Sub I, is a wholly owned subsidiary of Calix. Ocean Sub I has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger transaction. Ocean Sub I’s principal executive offices are located at 1035 N. McDowell Blvd, Petaluma, California 94954 and its telephone number is (707) 766-3000.

Ocean Sub II, LLC

Ocean Sub II, LLC, or Ocean Sub II, is a wholly owned subsidiary of Calix. Ocean Sub II has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger transaction. Ocean Sub II’s principal executive offices are located at 1035 N. McDowell Blvd, Petaluma, California 94954 and its telephone number is (707) 766-3000.

Occam Networks, Inc.

Occam develops markets and supports innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and high speed internet, or Triple Play, services over both copper and fiber optic networks. Occam’s core product line is the Broadband Loop Carrier, or BLC, an integrated hardware and software platform that uses Internet Protocol, or IP, and Ethernet technologies to increase the capacity of local access networks, enabling the delivery of advanced Triple Play services. Occam also offers a family of ONTs for fiber optic networks, remote terminal cabinets and professional services.

Occam’s common stock is listed on the NASDAQ and trades under the symbol “OCNW.” Occam’s principal executive offices are located at 6868 Cortona Drive, Santa Barbara, California 93117, and its telephone number is (805) 692-2900.

CALIX BUSINESS

Overview

Calix is a leading provider in North America of broadband communications access systems and software for copper- and fiber- based network architectures that enable communications service providers, or CSPs, to connect to their residential and business subscribers. Calix enables CSPs to provide a wide range of revenue-generating services, from basic voice and data to advanced broadband services, over legacy and next-generation access networks. Calix focuses solely on CSP access networks, the portion of the network which governs available bandwidth and determines the range and quality of services that can be offered to subscribers. Calix develops and sells carrier-class hardware and software products, which is referred to as the Unified Access portfolio, that are designed to enhance and transform CSP access networks to meet the changing demands of subscribers rapidly and cost-effectively.

Calix’s Unified Access portfolio consists of two core platforms, the C7 multiservice, multiprotocol access platform, or C-Series platform, and the E-Series Ethernet service access platforms and nodes, or E-Series platforms and nodes, along with complementary P-Series optical network terminals, or ONTs, and the Calix Management System, or CMS, network management software. Calix’s broad and comprehensive portfolio serves the CSP network from the central office to the subscriber premises and enables CSPs to deliver both basic voice and data and advanced broadband services over legacy and next-generation access networks. These packet-based platforms enable CSPs to rapidly introduce new revenue-generating services, while minimizing the capital and operational costs of CSP networks. The Unified Access portfolio allows CSPs to evolve their networks and service delivery capabilities at a pace that balances their financial, competitive and technology needs.

Calix believes that the rapid growth of Internet and data traffic, introduction of bandwidth-intensive advanced broadband services, such as high-speed Internet, Internet protocol television, or IPTV, mobile broadband, high-definition video and online gaming, and the increasingly competitive market for residential and business subscribers are driving CSPs to invest in and upgrade their access networks. Calix also believes that CSPs will gradually transform their access networks to deliver these advanced broadband services over fiber-based networks, thereby preparing networks for continued bandwidth growth, the introduction of new services and more cost-effective operations. During this time, CSPs will increasingly deploy new fiber-based network infrastructure to enable this transition while continuing to support basic voice and data services over legacy networks. Calix’s portfolio is designed to enable this evolution of the access network efficiently and flexibly.

Calix markets its access systems and software to CSPs in North America, the Caribbean and Latin America through its direct sales force. As of September 25, 2010, Calix has shipped over seven million ports of its Unified Access portfolio to more than 600 North American and international customers, whose networks serve over 40 million subscriber lines in total. Calix’s customers include 14 of the 20 largest U.S. Incumbent Local Exchange Carriers, or ILECs. In addition, Calix has over 260 commercial video customers and have enabled over 450 customers to deploy gigabit passive optical network, or GPON, Active Ethernet and point-to-point Ethernet fiber access networks.

Industry Background

CSPs compete in a rapidly changing market to deliver a range of voice, data and video services to their residential and business subscribers. CSPs include wireline and wireless service providers, cable multiple system operators, or MSOs, and municipalities. The rise in Internet-enabled communications has created an environment in which CSPs are competing to deliver voice, data and video offerings to their subscribers across fixed and mobile networks. Residential and business subscribers now have the opportunity to purchase an array of services such as basic voice and data as well as advanced broadband services such as high-speed Internet, IPTV, mobile broadband, high-definition video and online gaming from a variety of CSPs. The rapid growth in new services is generating increased network traffic. For example, Cisco Systems, Inc. estimates that global IP traffic will grow at a compound annual growth rate of 40% from approximately 10,000 petabytes per month in 2008 to approximately 56,000 petabytes per month in 2013. Calix believes that increased network traffic will be largely driven by video, which is expected to account for over 90% of global consumer traffic by 2013. CSPs are also broadening their offerings of bandwidth-intensive advanced broadband services, while maintaining support for their widely utilized basic voice and data services. CSPs are being driven to evolve their access networks to enable cost-effective delivery of a broad range of services demanded by their subscribers. According to estimates by Infonetics Research, CSPs will increase their aggregate spending on broadband aggregation equipment, fiber-based access equipment, cable aggregation equipment, mobile backhaul equipment and carrier Ethernet equipment in North America from $7.6 billion in 2009 to $11.2 billion in 2013 and worldwide from $35.9 billion in 2009 to $54.7 billion in 2013.

With strong subscriber demand for low latency and bandwidth-intensive applications, CSPs are seeking to offer new services, realize new revenue streams, build out new infrastructure and differentiate themselves from their competitors. CSPs typically compete on their cost to acquire and retain subscribers, the quality of their service offerings and the cost to deploy and operate their networks. In the past, CSPs offered different solutions delivered over distinct networks designed for specific services and were generally not in direct competition. For example, traditional wireline service providers provided voice services whereas cable MSOs delivered cable television services. Currently, CSPs are increasingly offering services that leverage Internet protocol, or IP, thereby enabling CSPs of all types to offer a comprehensive bundle of IP-based voice, data and video services to their subscribers. This has increased the level of competition among CSPs as wireline and wireless service providers, cable MSOs and other CSPs can all compete for the same residential and business subscribers using similar types of IP-based services.

Access Networks are Critical and Strategic to CSPs and Policymakers

Access networks, also known as the local loop or last mile, directly and physically connect the residential or business subscriber to the CSP’s central office or similar facilities. The access network is critical for service delivery as it governs the bandwidth capacity, service quality available to subscribers and ultimately the services CSPs can provide to subscribers. Providing differentiated, high-speed, high quality connectivity has become increasingly critical for CSPs to retain and expand their subscriber base and to launch new services. Typically, subscribers consider service breadth, price, ease of use and technical support as key factors in the decision to purchase services from a CSP. As CSPs face increasing pressure to retain their basic voice and data customers in response to cable MSOs offering voice, data and video services, it is critical for CSPs to continue to invest in and upgrade their access networks in order to maintain a compelling service offering, drive new revenue opportunities and maintain and grow their subscriber base. Access networks can meaningfully affect the ongoing success of CSPs.

Governments around the world recognize the importance of expanding broadband networks and delivering advanced broadband services to more people and businesses. For example, in February 2009, the U.S. government passed the American Recovery and Reinvestment Act, or ARRA, which set aside approximately $7.2 billion as Broadband Stimulus funds for widening the reach of broadband access across the United States. These funds, distributed in the form of grants, loans and loan guarantees, primarily target wireline and wireless service providers operating in rural, unserved and underserved areas in the United States. Many CSPs are actively pursuing stimulus funds and have submitted various proposals to receive assistance for their broadband access infrastructure projects. Awards for these projects were issued between December 2009 and September 2010.

Limitations of Traditional Access Networks

CSPs rely on the capabilities and quality of their access networks to sustain their business and relationships with their subscribers. In the past, subscribers had little influence over the types of services provided by CSPs. Today, subscribers can be more selective among CSPs and they are increasingly demanding advanced broadband services in addition to basic voice and data services. In general, access networks are highly capital intensive and CSPs have historically upgraded capacity as technology and subscriber demands on their networks changed. CSPs will increasingly integrate fiber-and Ethernet-based access networks to enable the delivery of more advanced broadband services at a lower cost while at the same time enabling the continued delivery of basic voice and data services. Thus far CSPs have taken an incremental approach to capacity upgrades in their access networks. As a result CSPs face multiple challenges concerning their access networks, business models and service delivery capabilities, including:

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A Complex Patchwork of Networks and Technologies—In order to upgrade their access networks CSPs have typically added networks for new residential or business services that they deliver, such as digital subscriber line, or DSL, data over cable service interface specification, or DOCSIS, GPON or Gigabit Ethernet on top of existing networks. This led to an overbuild of access technologies and an unnecessarily complex patchwork of physical connections between the central office and the subscriber. In addition, CSPs have generally begun to expand the penetration of fiber into their access networks, thereby shortening the length of the subscriber connection through other lower bandwidth media types (such as copper-based or coaxial cable-based networks). CSPs have also attempted to evolve their access networks to enable more efficient packet-based services by adding Ethernet protocols on top of existing asynchronous transfer mode, or ATM, and DSL protocols. In addition, CSPs have often deployed separate equipment to facilitate the delivery of Synchronous Optical Networking, or SONET, Gigabit Ethernet and 10 Gigabit Ethernet transport which connects CSP central offices with their access networks, further increasing the complexity and the cost of their networks. This approach has left most CSPs with disparate architectures, features, functions and capabilities in different parts of their networks. This increasingly complex, patchwork approach to deploying access networks and delivering new services to their subscribers has created potential complications for CSPs within their access networks. These potential complications limit data transmission capability, increase the cost of operation and maintenance and can negatively impact the subscriber experience.

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Limited Capacity from Legacy Access Architectures—Legacy access network architectures were designed to address earlier generation communication demands of wireline telephone, cable television and cellular services. Such access networks have physical limitations in their ability to scale bandwidth, avoid latency issues and deliver advanced broadband services, which subscribers demand today and are expected to increasingly demand in the future. In addition, CSPs understand the need to add fiber to their networks to provide the bandwidth required to scale advanced broadband services. However, it is costly and complex to integrate fiber-based technologies into legacy access networks.

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Inflexible Technologies Increase Network Switching Costs—Legacy access networks were architected around a narrow set of technologies. For example, traditional voice calls use circuit switching technology to allocate a fixed amount of network capacity to each call, regardless of whether such capacity is fully utilized. The emergence of packet-based technologies, primarily IP and Ethernet, has significantly improved the ability to transmit data efficiently across networks as bandwidth is only consumed when signals are actually being transmitted. Most legacy access networks do not allow circuit- and packet-based technologies to co-exist or to evolve from one technology to another.

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Inefficient Service Roll-out Constrains Subscriber Offerings—Legacy access networks were designed to support a narrow range of services and as a result, they limit the ability of CSPs to provision the advanced broadband services increasingly demanded by their subscribers. Packet-based networks are more flexible and efficient than traditional circuit-switched networks. For example, to provision additional business services in a legacy access network, a CSP would typically deploy additional physical connections and equipment, whereas packet-based infrastructure allows a CSP to change or add services virtually, without the presence of a service technician or the installation of new equipment. In order to deploy these services quickly and efficiently, CSPs must be able to utilize their existing infrastructure while upgrading the legacy access network to packet-based technologies.

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Highly Reliable Access Products are Difficult to Engineer and Manage—Given the critical nature of access networks and their typical deployment in remote and distant locations, access infrastructure products must be highly reliable. Unlike most other communications equipment which is deployed in environmentally controlled central offices or similar facilities, most access equipment is deployed in outdoor environments and must be specifically engineered to operate in variable and often extremely harsh conditions, as well as fit into smaller spaces, such as on a street corner, near office buildings or on the side of a house or cellular tower. Since the access portion of the network is broadly distributed, it is expensive as well as difficult to manage and maintain. CSPs require access network equipment that can perform reliably in these uncontrolled environments and be deployed in a variety of form factors, thereby adding significant engineering and product development challenges as compared to most other forms of communications infrastructure equipment. In addition, some portion of the access market is supported by government initiatives and products sold into this segment require additional government certifications and approvals in order to qualify for deployment.

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Expensive to Deploy and Operate—As a result of deploying multiple networks with discrete functions, legacy access networks require a wide variety of equipment to be installed, maintained and ultimately replaced, thereby placing a significant and recurring capital and operating expense burden on the CSP. Once installed, this equipment occupies valuable space inside a central office, requires frequent labor-intensive maintenance and consumes meaningful amounts of power. Moreover, the lack of integration across protocols and copper- and fiber-based network architectures negatively impacts network performance. Inferior network performance diminishes the subscriber experience and increases network operating costs by increasing service calls, the number of required support staff and the frequency of equipment upgrades and replacements. As broadband network availability and quality are becoming more critical to subscribers, lack of network reliability can be materially disruptive, expensive and ultimately increase subscriber churn, thereby negatively impacting the CSP’s business.

Given these limitations of legacy access networks, CSPs will increasingly emphasize fiber- and Ethernet-based technologies in their access networks thereby enabling the rapid, cost-effective deployment of advanced broadband services. Such technologies reduce overhead expenses, simplify network architectures and seamlessly integrate legacy and next-generation networks. Calix therefore believes that successful CSPs will be those that evolve from providing basic subscriber connectivity to providing the most relevant services and subscriber experience.

The Calix Solution

Calix is a leading provider in North America of broadband communications access systems and software for copper- and fiber-based network architectures that enable CSPs to connect to their residential and business subscribers. The Unified Access portfolio enables CSPs to quickly meet subscriber demands for both basic voice and data as well as advanced broadband services, while providing CSPs with the flexibility to optimize and transform their networks at a pace that balances their financial, competitive and technology needs. Calix’s systems and software leverage packet-based technologies enable CSPs to offer a wide range of revenue-generating services, from basic voice and data to advanced broadband services regardless of protocol or network connection media. Calix’s Unified Access portfolio consists of the C-Series platform, E-Series platforms and nodes, complementary P-Series ONTs and CMS.

Calix believes that its Unified Access portfolio of network and premises-based solutions provides the following benefits to CSPs:

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Single Unified Access Infrastructure Network for Basic and Advanced Services—Calix’s Unified Access portfolio allows for a broad range of subscriber services to be provisioned and delivered over a single unified network. These systems can deliver basic voice and data, advanced broadband services, including high-speed Internet, IPTV, mobile broadband, high-definition video and online gaming, as well as integrated transport within the Unified Access portfolio, all of which can be monitored and managed by CMS. In addition, the systems can be deployed in both small and large form factors across multiple deployment scenarios depending on subscriber proximity and service requirements. The multiservice approach allows CSPs to utilize their legacy access networks during the course of their equipment upgrade and network migration, saving them time and money in delivering both basic voice and data and advanced broadband services.

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High Capacity and Operational Efficiency—Calix’s Unified Access portfolio is designed to facilitate the evolution of CSP access networks to fiber- and Ethernet-based network architectures. The portfolio includes platforms that exceed the capacity of the products of Calix’s most direct competitors. Calix’s platforms are designed and optimized for copper- and fiber-based network architectures. Calix also has a broad portfolio of feature-rich fiber ONTs that serve as the on-premises gateways for new services to subscribers. Calix’s extended reach GPON offers customers greater capacity and operational efficiencies, including the ability to reach subscribers further away from a CSP’s central office, thereby also allowing CSPs to consolidate multiple central offices and further reduce operating expense. Furthermore, Calix’s ONTs auto-detect fiber access technologies supporting both GPON and Active Ethernet and provide CSPs additional cost and management efficiencies.

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Highly Flexible Technology Solutions—Calix’s Unified Access portfolio enables CSPs to utilize legacy access network infrastructure during their migration towards fiber- and Ethernet-based access networks. The portfolio supports multiple protocols, different form factors and modular options optimized for a variety of installation locations and environments and multiple services delivered over copper- and fiber-based network architectures.

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Seamless Transition to Advanced Services—Calix’s Unified Access portfolio enables CSPs to better manage the evolution of their access networks by transitioning the delivery of basic voice and data services to advanced broadband services. The C-Series platform supports ongoing demand for basic voice and data services and facilitates a seamless and controlled migration to IP-based services. For CSPs without legacy network constraints, the E-Series platforms and nodes allow CSPs to deploy advanced broadband services rapidly and cost effectively to their subscribers.

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Highly Reliable and Purpose-Built Solutions for Demands of Access—Calix’s Unified Access portfolio is designed for high availability and purpose-built for the demands of access network deployments. Calix’s carrier-class products are environmentally hardened and field-tested to be capable of withstanding harsh environmental conditions, including temperatures between –40 and 65 degrees Celsius, extremely dry or wet conditions and physical abuse. Calix’s access systems are built and tested to meet or exceed network equipment-building system standards, which are a set of safety, spatial and environmental design guidelines for telecommunications equipment. Calix’s products are highly compatible and designed to be easily integrated into the existing operational and management infrastructure of CSP access networks. Calix’s portfolio can be deployed in multiple form factors and power configurations to address a wide range of deployment scenarios influenced by space and power constraints.

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Compelling Customer Value Proposition—Calix believes its Unified Access portfolio offers CSPs a compelling value proposition. The portfolio provides CSPs the flexibility to upgrade their networks over time, reduce operational costs and maximize their return on capital expenditures. Calix’s packet-based platforms enable CSPs to offer new services more quickly and generate new revenue opportunities. Calix believes the interoperability and compatibility of its portfolio reduces the complexity and cost of managing CSP networks.

Calix’s Strategy

Calix’s Unified Access portfolio enables the delivery of basic voice and data and advanced broadband services, across multiple protocols and form factors over copper- and fiber-based network architectures. Calix’s objective is to leverage its Unified Access portfolio to become the leading supplier of access systems and software that enable CSPs to transform their networks and business models to meet the changing demands of their subscribers. The principal elements of Calix’s strategy are:

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Continue Calix’s Sole Focus on Access Systems and Software—Calix’s dedicated focus on access has been an important driver of its success with customers. Calix believes this focus has allowed the company to develop innovative access systems and a highly efficient service and deployment model that have been widely implemented by CSPs. For example, according to Broadband Properties Magazine’s March 2010 study of fiber access technology deployed by independent U.S. CSPs, Calix has deployed leading edge passive optical network fiber access solutions at 309 distinct CSPs representing 62% of all CSPs who have reported the vendor supplying their fiber access solutions. According to Infonetics Research, Calix was the leading provider of multiservice access platforms in North America during the calendar year 2009, representing a 49% market share based on revenue. Virtually all of Calix’s large competitors in the access market devote some percentage of their resources to products outside of the access network, and in some cases, products not even designed for CSPs. Calix intends to continue to focus its efforts on the access market, which it believes will enable Calix to continue to deliver compelling, timely and innovative access solutions to CSPs.

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Continue to Enable Customers to Transform Their Networks and Business Models—Calix believes that residential and business subscribers are pressuring CSPs to expand their offerings through the delivery of superior subscriber experiences. In response, CSPs need to transform their networks and business models by rapidly provisioning new services while minimizing the capital and operational costs of their networks. Calix believes its Unified Access portfolio enables CSPs to introduce new revenue-generating services as demanded by their subscribers. As of September 25, 2010, over 260 of Calix’s customers have added commercial video services deployed over Calix’s Unified Access Infrastructure.

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Continue to Engage Directly with Customers—Calix operates a differentiated business model focused on aligning with its customers through direct engagement, service and support. Calix’s direct customer engagement model allows the company to target its sales resources as well as align Calix’s product development efforts closely to customers’ needs. Calix’s direct engagement model is a key differentiator for its business and is critical to its continued market leadership.

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Leverage Calix’s Growing Customer Footprint—As of September 25, 2010, Calix has shipped over seven million ports from its portfolio to more than 600 North American and international customers, whose networks serve over 40 million subscriber lines in total. Calix’s customers include 14 of the 20 largest U.S. ILECs. This footprint provides Calix with the opportunity to sell additional components of its Unified Access portfolio to existing customers. For example, the vast majority of Calix’s existing customers have purchased additional line cards and other products from the company after their initial purchase. Calix has also demonstrated that its footprint, combined with the flexibility of its portfolio, gives it incumbency benefits to sell complementary or new offerings in the future. For instance, since the introduction of Calix’s first E-Series platform in the fourth quarter of 2007, approximately 61% of Calix’s customers that originally purchased the C-Series platform have also purchased E-Series platforms and nodes to deliver complementary services to their subscribers.

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Expand Deliberately into New Market and Applications—Calix believes that a disciplined approach to targeting markets and applications is critical to the company’s long-term success. For example, Calix initially focused on rural ILECs and has achieved an industry leadership position as over 40% of U.S. Independent Operating Companies, or IOCs, have deployed the access systems and software. Calix then entered new geographic markets, including Mexico and the Caribbean, where it now has significant deployments in the Bahamas, Barbados, Dominican Republic, Jamaica and Trinidad and Tobago. Calix will continue its disciplined approach of targeting new applications in which the company believes its products will rapidly gain customer adoption. For example, Calix is targeting additional markets for its fiber access solutions, including the mobile backhaul and cable business services markets.

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Pursue Strategic Relationships, Alliances and Acquisitions—Calix intends to continue to pursue strategic technology and distribution relationships, alliances and acquisitions that align the company with CSPs’ strategic direction to increase revenue-generating services while reducing the cost to deploy and operate their access networks. Calix believes these relationships, alliances and acquisitions will allow the company to grow its footprint and enhance its ability to sell Calix access systems and software. Calix developed and invested in the Calix Compatible Program to assure interoperability across the ecosystem of the majority of vendors critical for implementing and delivering new advanced broadband services. This program has more than 67 technology members to date and enables customers to rapidly deploy proven solutions in their access networks. Calix works with Cisco to provide GPON solutions in North America and has partnered with Microsoft to ensure successful interoperation between its products and its Mediaroom IPTV application. In addition, Calix’s acquisition of Optical Solutions, Inc. in 2006 has provided the company with leading fiber access technology that has been integrated into the Calix Unified Access portfolio.

Customers

Calix operates a differentiated customer engagement model that focuses on direct alignment with its customers through sales, service and support. In order to allocate product development and sales efforts efficiently, Calix believes that it is critical to target markets, customers and applications deliberately. Calix has traditionally targeted CSPs which own, build and upgrade their own access networks and which also value strong relationships with their access systems and software suppliers.

As of September 25, 2010, Calix had more than 600 customers, the majority of which are based in the United States. The U.S. ILEC market is composed of three distinct “tiers” of carriers, which are categorized based on their subscriber line counts and geographic coverage. Tier 1 CSPs are very large with wide geographic footprints. They have greater than ten million subscriber lines and they generally correspond with the former Regional Bell Operating Companies. Tier 2 CSPs also operate typically within a wide geographic footprint, but are smaller in scale, with subscriber lines that range from approximately one million subscriber lines to approximately eight million subscriber lines. Their service coverage areas are predominantly regional in scope and therefore are often known as Regional Local Exchange Carriers, or RLECs. Tier 3 CSPs consist of over 1,000 predominantly local operators typically focused on a single or a cluster of communities. Often called IOCs, they range in size from a few hundred to approximately half a million subscriber lines. Because of similarities in subscriber line size and focused market footprint, Calix typically includes Competitive Local Exchange Carriers and municipalities in this market segment.

To date, Calix has focused primarily on Tier 2 and Tier 3 CSPs. As a result, Calix’s customers include 14 of the largest 20 ILECs in the United States, as measured by subscriber lines. Calix’s existing customers’ networks serve over 40 million subscriber lines. Representative Tier 2 customers include CenturyLink, Inc. (formed by the merger of CenturyTel, Inc. and Embarq Corporation, completed as July 1, 2009), Windstream Corp. and TDS Telecommunications Corporation. Calix’s Tier 3 CSP customers have historically accounted for a large percentage of its sales. Calix also serves new entrants to the access services market who are building their own access networks, including cable MSOs, such as Cox Communications, and municipalities. Moreover, Calix has entered new geographic markets, including Mexico and the Caribbean, where it now has significant deployments in locations such as the Bahamas, Barbados, Dominican Republic, Jamaica and Trinidad and Tobago. Calix anticipates that it will target CSPs outside North America as part of its expansion strategy.

Calix has a number of large customers who have represented a significant portion of its sales in a given period. For example, for 2009, CenturyLink, Inc. and its predecessors Embarq Corporation and CenturyTel, Inc., which are collectively referred to herein as CenturyLink, accounted for 38% of Calix’s revenue. In 2008, CenturyLink and one other customer accounted for 25% and 11% of Calix’s revenue, respectively. In 2007, CenturyLink and another different customer accounted for 22% and 15% of Calix’s revenue, respectively.

Some of Calix’s customers within the United States use or expect to use government-supported loan programs or grants to finance capital spending. Loans and grants through RUS, which is a part of the United States Department of Agriculture, are used to promote the development of telecommunications infrastructure in rural areas. In addition, the Broadband Stimulus initiatives under the ARRA may also make funds available to certain of Calix’s customers.

Sales to customers outside of the United States represented approximately 13% of Calix’s revenues for the nine months ended September 25, 2010, 9% of its revenues for 2009, 16% of its revenues for 2008 and 6% of its revenues for 2007. To date, Calix’s sales outside of the United States have predominantly been to customers in the Caribbean.

Customer Engagement Model

Calix markets and sells access systems and software exclusively through its direct sales force, supported by marketing and product management personnel. Calix’s sales effort is organized either by named accounts or regional responsibilities. Account teams comprise sales managers, supported by sales engineers and account managers, who work to target and sell to existing and prospective CSPs. The sales process includes analyzing Calix’s existing networks and identifying how to utilize Calix products within their networks. Calix also offers advice regarding eligibility and also supports proposals to the appropriate agencies when the company is a material supplier. Calix believes that its direct customer engagement approach provides the company with significant differentiation in the customer sales process by aligning more closely with its customers’ changing needs.

As part of Calix’s sales process, CSPs will usually perform a lab trial or a field trial of its access systems prior to full-scale commercial deployment. This is most common for CSPs purchasing a particular access system for the first time. Upon successful completion, the CSP generally accepts the lab and field trial equipment installed in its network and may continue with deployment of additional access systems. Calix’s sales cycle, from initial contact with a CSP through the signing of a purchase agreement, may, in some cases, take several quarters.

Typically Calix customer agreements contain general terms and conditions applicable to purchases of the access systems and software. By entering into a customer agreement with Calix, a customer does not become obligated to order or purchase any fixed or minimum quantities of access systems and software. Customers generally order access systems and software from Calix by submitting purchase orders that describe, among other things, the type and quantities of Calix’s access systems and software that they desire to order, the delivery and installation terms and other terms that are applicable to the access systems and software. Customers who have been awarded RUS loans or grants are required to contract under form contracts approved by RUS.

Calix’s direct customer engagement model extends to service and support. Calix’s service and support organization works closely with customers to ensure the successful installation and ongoing support of the company’s Unified Access portfolio. Calix’s service and support organization provides technical product support and consults with its customers to address their needs. The company offers its customers a range of support offerings, including program management, training, installation and post-sales technical support. As a part of its pre-sales effort, Calix engineers design the implementation of the products in its customers’ access networks to meet their performance and interoperability requirements.

Calix’s U.S.-based technical support organization offers support 24 hours a day, seven days a week. With an active CMS license, customers receive access to telephone support and online technical information, software product upgrades and maintenance releases, advanced return materials authorization and on-site support, if necessary. CMS licenses are renewable on an annual basis. Most of Calix’s customers renew their CMS licenses. For customers not under CMS license, support is provided for a fee on a per-incident basis.

Products and Technology

Calix develops, sells and supports carrier-class hardware and software products which are collectively referred to as the Unified Access portfolio. The Unified Access portfolio enables CSPs to deliver both basic voice and data and advanced broadband services over legacy and next-generation access networks. Calix’s Unified Access Infrastructure consists of the following key features:

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Broad Product Offering—Calix offers a comprehensive portfolio of access systems and software that is deployed in the portion of the network that extends from the central office or similar facilities to a subscriber’s premises. Calix sells its access systems in a variety of form factors, modular options and configurations that are important to CSPs. Calix’s network-based products include the C-Series platform, which is a multiservice, multiprotocol access platform, and the Ethernet-focused E-Series platforms and nodes, which provide cost-effective, flexible service delivery of IP-based services. Calix’s premises-based offering consists of the P-Series ONTs, which are deployed in combination with the C-Series and E-Series platforms and nodes. Calix offers an extensive line of ONTs to enable customers to connect to their subscribers across a diverse set of form factors, protocols and functionality requirements.

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Multiservice and Multiprotocol—Calix develops its products and an extensive offering of service interfaces to ensure CSPs can connect to their subscribers to enable the delivery of basic voice and data or advanced broadband services over copper- and fiber-based network architectures regardless of protocol. Calix’s C-Series platform also enables CSPs to integrate IP and legacy protocols as well as the integration of copper- and fiber-based connectivity in a single chassis. In doing so, the C-Series platform allows CSPs to evolve their access infrastructures over time. The E-Series platforms and nodes are multiservice but focus solely on Ethernet. The E-Series platforms and nodes are well suited for CSPs who are using Ethernet to transform their networks. The C-Series and E-Series platforms and nodes are often, but not required to be, deployed together so that the C-Series platforms can act as a protocol gateway for E-Series platforms and nodes.

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Common Operating System Kernel—All of Calix’s access systems are interoperable and are designed to be easily deployed and managed together as a single, unified access network. The C7, E7 and the E5-400 utilize a common Ethernet kernel, which is referred to as the Ethernet Extensible Architecture, or EXA, that was developed based on industry standard protocols and focused on the needs of the access network. Because its core platforms leverage this common operating system kernel, Calix can develop, test and introduce new access systems and software rapidly, and enable its customers to deploy advanced broadband services at their desired pace.

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Unified Network Management—CMS is server-based network management software capable of overseeing and managing multiple C-Series and E-Series networks. In addition, CMS performs all provisioning, maintenance and troubleshooting operations across disparate access technologies and networks through a common user interface. This enables CSPs to manage and unify the various elements of the Unified Access portfolio as a single, scalable platform. CMS is often integrated by Calix customers with their back-office systems for billing and provisioning.

Calix’s Unified Access portfolio allows CSPs to transform their legacy and mixed protocol access networks to fiber and Ethernet over time. CSPs often deploy Calix’s C-Series and/or E-Series platforms and nodes together in central offices or similar facilities to interconnect central offices. The C-Series platform can act as a protocol gateway when deployed with the E-Series platforms and nodes. Calix’s E-Series platforms and nodes can be deployed either in central offices, remote network locations, existing cabinets or in customer premises locations depending upon the CSP’s requirements. Both the C-Series and E-Series platforms and nodes interoperate with and can terminate network traffic from the P-Series ONTs.

A graphic representation of how the various components of Calix’s Unified Access portfolio work together is shown in the network diagram below:

The graphic above depicts how a CSP might deploy Calix’s Unified Access portfolio in a CSP network. The network is divided into four segments: (1) the routed core network, (2) the central office and the remote terminal, (3) the node and (4) the subscriber, business or multi-dwelling unit, or MDU, premises. First, voice, video or data content is aggregated by a router in the network core and transferred to a C7 or E7. The content is then sent around a redundant Ethernet transport ring, which operates using the 10 Gigabit Ethernet or Gigabit Ethernet standard. The ring consists of a variety of Calix access platforms, including the C7, the E7 and the E5-400, each of which may be located in other central offices or in remote terminal locations closer to subscribers. Content can be pulled from any one of these locations and delivered either to a Calix platform located at a remote node or directly to a subscriber premises. In the case where content is delivered to another Calix platform, the content can be delivered over a variety of fiber-based technologies, such as 10 Gigabit Ethernet, Gigabit Ethernet or multiple Gigabit Ethernet, or NxGE. Delivery to the subscriber premises over fiber or copper transmission lines is the final part of the access network. Delivery over fiber lines uses GPON, Active Ethernet or point-to-point Ethernet services, and delivery over copper lines uses DSL services or plain old telephone service, or POTS. The CMS manages all aspects of the Unified Access portfolio and supports features that allow remote management of equipment across the network, including equipment at the subscriber premises.

Calix C-Series Multiservice, Multiprotocol Access Platform

Calix’s C7 multiservice, multiprotocol access platform, or C-Series platform, is designed to support a wide array of basic voice and data services offered by CSPs, while also supporting advanced, high-speed, packet-based services such as Gigabit Ethernet, GPON and DSL (including very high-speed digital subscriber line 2, or VDSL2, and asymmetrical digital subscriber line 2+, or ADSL2+) and advanced applications like IPTV. In so doing, the C-Series platform facilitates network transformation by integrating the functions required to transport and deliver voice, data and video services over both copper- and fiber-based network architectures. Calix’s C-Series platform is a chassis-based product with 23 line card slots, three of which are used for common logic, switching fabric and uplinks, with the remaining 20 slots available for any service interface card Calix offers. The C-Series platform is managed using CMS. Calix’s high-capacity C-Series platform is flexible and is designed to be deployed in a variety of locations, including central offices, remote terminals, video headends and co-location facilities. Calix’s C-Series platform leverages a common operating system kernel, the EXA, that it shares with most of the Calix E-Series Ethernet service access platforms and nodes, or E-Series platforms and nodes, allowing for common provisioning and facilitated platform interoperability. The multiprotocol and integrated transport capabilities of Calix’s C-Series platform allow it to be deployed as an aggregation or gateway device for the E-Series platforms and nodes and P-Series ONTs.

Key technology differentiators of the C-Series platform are:

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Protocol Independent—The C-Series platform enables the integration of multiple protocols through a system architecture where line cards perform specific protocol processing before converting traffic into fixed length packets that are then processed by a highly scalable packet core.

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High Capacity—The C-Series platform can enable up to 200 gigabits per second total throughput capacity. It can provide service delivery speeds of up to 10 gigabits per second in network transport rings or directly to subscribers, which is significantly greater than the bandwidth that CSPs are typically providing to their subscribers. This enables CSPs to scale their advanced broadband service offerings over time without the need to change their equipment.

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Flexible Switching Architecture—The C-Series platform supports a highly scalable 64-byte fixed length packet switch with characteristics similar to high performance routers. All services are converted to packets on line cards allowing this platform to natively switch circuits, cells and packets. As a result, both legacy and advanced packet-based services can be supported simultaneously or uniformly, allowing the C-Series to be deployed as a pure Ethernet delivery platform, a traditional service delivery platform or a hybrid services platform.

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Density—In typical applications, a single 14-inch high C-Series platform shelf can terminate 480 copper-based subscriber connections, or up to 5,120 fiber-to-the premises, or FTTP, subscribers using GPON. This functionality allows up to 2,400 subscribers of advanced broadband services over copper-based networks or over 25,000 subscribers over fiber-based networks to be served out of a single seven-foot rack in the central office.

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Reduced Risk of Technological Obsolescence—As new services and technologies are introduced to the network, the flexible C-Series architecture allows CSPs to add or swap line cards to introduce new functionality into the access system. New services such as IPTV and voice-over-Internet-protocol require new features like Internet Group Management Protocol channel change processing and protocol gateway support, which can easily be added without substantial changes to existing equipment. As a result, equipment purchased by CSPs can have longer useful lives which can reduce CSPs’ capital expenditures.

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Extensive Line Card Offering—Currently the C-Series platform offers 47 line cards that enable a diverse set of trunk and subscriber interfaces, ranging from basic voice service and specialized circuits to advanced broadband services such as packet-based Fast and Gigabit Ethernet, SONET (up to optical carrier-48, or OC-48), VDSL2 and ADSL2+ across multiple copper pairs and GPON. In addition, the C-Series platform supports multiple combinations of service interface cards in any slot at any time. Calix believes this flexibility provides CSPs the ability to evolve networks toward higher-capacity, packet-based service offerings in a minimally disruptive and cost-effective manner.

The following pictures depict the C-Series platform and sample line cards:

Calix E-Series Ethernet Service Access Platforms and Nodes

The E-Series Ethernet service access platforms and Ethernet series access nodes, or E-Series platforms and nodes, consist of chassis-based platforms as well as fixed form factor nodes that are designed to support an array of advanced IP-based services offered by CSPs. The E-Series platforms and nodes are designed to be carrier-class and enable CSPs to implement advanced Ethernet transport and aggregation, as well as voice, data and video services over both copper- and fiber-based network architectures. The E-Series platforms and nodes are environmentally hardened and can be deployed in a variety of network locations, including central offices, remote terminals, video headends and co-location facilities. In addition, due to the small size of many E-Series platforms, most can be installed in confined locations such as remote nodes and multi-dwelling units, or MDUs. As such, many of the E-Series platforms and nodes can be deployed in most competitor and other third-party cabinets, or as stand-alone sealed nodes in the access network. The E-Series platforms and nodes are managed using CMS and can be deployed in conjunction with the C-Series platform and P-Series ONTs. Calix believes the deployment flexibility and Ethernet focus of its E-Series platforms and nodes make them well suited for CSPs extending Ethernet services and fiber closer to the subscriber premises.

The Calix E7 has two form factors. The E7-2 is a one rack unit chassis with two line card slots, whereas the E7-20 is a 13 rack unit chassis with two common control card slots and 20 service line card slots. Calix’s E7s deliver Ethernet services over fiber, including a wide range of GPON, point-to-point Gigabit Ethernet, Active Ethernet and 10 Gigabit Ethernet services. Calix’s other E-Series nodes include the fixed form factor E5-100 and E5-400 node families, as well as the E3-12C and E3-48 sealed Ethernet service access nodes, which collectively deliver high-speed broadband with interfaces that range from 10 Gigabit Ethernet transport and aggregation to ADSL2+, VDSL2 and point-to-point Gigabit Ethernet and Active Ethernet.

Key technology differentiators of the E-Series platforms and nodes are:

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Standards-Based Switching Architecture—Calix’s E7 and E5-400 utilize a common Ethernet kernel, the EXA, that was developed based on industry standard protocols and focused on the needs of the access network. EXA facilitates cross network awareness, installation, management and provisioning for the C-Series platform and the E-Series platforms.

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Multiservice over Ethernet—The E-Series platforms and nodes enable CSPs to offer high bandwidth, advanced broadband and low latency services across Ethernet over copper- and fiber-based network architectures.

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Deployment Flexibility—The E-Series platforms and nodes are composed of eight distinct small form factor configurations between 1 and 1.5 rack units in height and a 13 rack unit large chassis. The E-Series platforms and nodes are designed to deliver operational efficiencies without sacrificing deployment flexibility or service functionality. The E-Series platforms and nodes are optimally sized to deliver high bandwidth services from a central office, remote terminal, remote node or MDU. For CSPs seeking additional flexibility and performance, the E7-2 is modular and stackable and can be combined with other E7s or other C-Series and E-Series platforms and nodes, all of which are managed by CMS. Also managed by CMS, the E7-20 was built for the high capacity, low latency needs of the future.

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High Capacity and Reliability—The Calix E-Series platforms and nodes have high data throughput capacity and are designed to meet the demanding bandwidth and low latency requirements of advanced broadband services for residential and business subscribers. The E-Series platforms and nodes support a range of transport options from six 10 Gigabit Ethernet uplinks in each E7-2 chassis down to redundant Gigabit Ethernet in the E5-100 node family. Calix’s chassis-based E7-2 supports a redundant 100 gigabits per second backplane in each deployable module with line cards that further support a minimum of 100 gigabits per second switching capacity. The E7-20 supports the same 100 gigabits per second line card switching capacity per card, but houses each card in a 20 service line card slot chassis with a two terabits per second backplane. The E7 and the E5-400 also support transparent local area network services and were designed to be Metro Ethernet Forum compliant and to meet NEBS requirements.

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Broad Array of Advanced Services Support—The E-Series platforms and nodes support a broad array of advanced services. Calix’s E5-100 node family supports up to 24 VDSL2 and 48 ADSL2+ overlay or combination voice and DSL services ports as well as DSL port bonding, and offers multiple Gigabit Ethernet network uplinks. The E3-12C supports up to 12 VDSL2 combination voice and DSL services ports as well as DSL port bonding, and offers multiple Gigabit Ethernet network uplinks. The E3-48 supports up to 48 VDSL2 service ports as well as DSL port bonding, and offers multiple 10 Gigabit Ethernet and 2.5 or single Gigabit Ethernet uplinks. The E7 and the E5-400 support a mix of GPON, Active Ethernet and multiple Gigabit Ethernet and 10 Gigabit Ethernet ports. Line card options include a mix of GPON, point-to-point Gigabit Ethernet and Active Ethernet, and 10 Gigabit Ethernet services, as well as traffic management and queuing, performance monitoring and virtual local area network stacking to support quality of service.

The following pictures depict the E-Series platforms and nodes:

Calix P-Series Optical Network Terminals

Calix’s P-Series ONTs consist of a broad range of customer premises solutions, including standards-based ONTs, for residential and business use. The P-Series ONTs can auto-detect the bandwidth of the network and enable CSPs to change line rates and features without expensive truck rolls or hardware replacements. Calix’s family of ONTs are designed to support advanced broadband services, such as IPTV, RF video, business services and mobile backhaul. The design and flexibility of the P-Series allows CSPs to lower initial capital expenditures as well as reduce operational costs. To meet the deployment and service requirement needs of CSPs, Calix currently offers 30 ONT models available in a variety of form factors tailored to multiple deployment scenarios, including single homes, MDUs, businesses and cellular towers as illustrated below:

Calix Management System

CMS is server-based network management software which enables CSPs to remotely manage their access networks and scale bandwidth capacity to support advanced broadband services and video. CMS is capable of overseeing and managing multiple standalone networks and performs all provisioning, maintenance and troubleshooting operations for these networks across Calix’s entire product portfolio. Additionally, CMS is designed to scale from small networks to large, geographically dispersed networks consisting of hundreds or even thousands of Calix’s access systems. CMS provides an enhanced graphic user interface and delivers a detailed view and interactive control of various management functions, such as access control lists, alarm reporting and security. For very large CSPs, CMS can be used in conjunction with operational support systems to manage large, global networks with tens of millions of subscribers. CMS is scalable to support large networks and enables integration into the other management systems of Calix’s customers. For smaller CSPs, CMS operates as a standalone element management system, managing service provisioning and network troubleshooting for hundreds of independent C-Series and E-Series networks consisting of thousands of shelves and P-Series ONTs.

Calix offers CSPs a graphical user interface-based management software for provisioning and troubleshooting a service, and the capacity for bulk provisioning and reporting for thousands of elements simultaneously. The CMS also has open application programming interfaces which allow third-party software developers to extend functionality to include home provisioning, remote troubleshooting and applications monitoring and management. The following pictures are sample screenshots illustrating CMS functionality and variety of third-party applications:

Research and Development

Continued investment in research and development is critical to Calix’ business. Its research and development team is composed of engineers with expertise in hardware, software and optics. Calix’s team of engineers is primarily based in the company’s Petaluma, California headquarters and Minneapolis, Minnesota facility, with additional engineers located in Acton, Massachusetts. The Calix research and development team is responsible for designing, developing and enhancing hardware and software platforms, performing product and quality assurance testing and ensuring the compatibility of products with third-party hardware and software products. Calix has made significant investments in the Unified Access portfolio. Calix intends to continue to dedicate significant resources to research and development and to develop new product capabilities to support the performance, scalability and management of the Unified Access portfolio. Calix also performs a portion of its quality assurance and cost reduction engineering through a dedicated team of engineers based in Nanjing, China and outsources a portion of its software development to a team of software engineers based in Shenyang, China. For the year ended 2007, 2008 and 2009 and the nine months ended September 25, 2010, Calix’s research and development expenses totaled $44.4 million, $44.3 million, $46.1 million and $39.2 million, respectively.

Manufacturing

Calix works closely with third parties to manufacture and deliver its products. The Calix manufacturing organization consists primarily of supply chain managers, new product introduction personnel and test engineers. Calix outsources its manufacturing and order fulfillment and tightly integrate supply chain management and new product introduction activities. Calix primarily utilizes Flextronics International Ltd., or Flextronics, as its contract manufacturer. The relationship with Flextronics allows Calix to conserve working capital, reduce product costs and minimize delivery lead times while maintaining high product quality. Generally, new product introduction occurs in Flextronics’ Milpitas, California facility. Once product manufacturing quality and yields reach a satisfactory level, volume production and testing of circuit board assemblies, chassis and fan trays occur in Shanghai, China. Final system and cabinet assembly, testing and order fulfillment for the multiservice access and multiservice over Ethernet product lines are performed in Flextronics’ facilities in Guadalajara, Mexico. Order fulfillment for the ONT product line is performed by Pegasus Logistics Group in Coppell, Texas. Calix also evaluates and utilizes other vendors for various portions of its supply chain from time to time, including order fulfillment of its circuit boards. This model allows Calix to operate with low inventory levels while maintaining the ability to scale quickly to handle increased order volume.

Product reliability is essential for Calix’s customers, who place a premium on continuity of service for their subscribers. Calix performs rigorous in-house quality control testing to help ensure the reliability of its systems. Calix’s internal manufacturing organization designs, develops and implements complex test processes to help ensure the quality and reliability of its products.

Despite outsourcing manufacturing operations for cost-effective scale and flexibility, the manufacturing of Calix’s products by contract manufacturers is a complex process and involves certain risks, including the potential absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies, and reduced control over delivery schedules, manufacturing yields, quality and costs. As such, Calix may experience production problems or manufacturing delays in the future. Additionally, shortages in components that Calix uses in its systems are possible and the company’s ability to predict the availability of such components may be limited. Some of these components are available only from single or limited sources of supply. Calix’s systems include some components that are proprietary in nature and only available from a single source, as well as some components that are generally available from a number of suppliers. The lead times associated with certain components are lengthy and preclude rapid changes in product specifications or delivery schedules. In some cases, significant time would be required to establish relationships with alternate suppliers or providers of proprietary components. Calix generally does not have long-term contracts with component providers that guarantee supply of components or their manufacturing services. If Calix experiences any difficulties in managing relationships with its contract manufacturers, or any interruption in the operations of the company or its contract manufacturers or if a supplier is unable to meet its needs, Calix may encounter manufacturing delays that could impede its ability to meet customers’ requirements and harm its business, operating results and financial condition. Calix’s ability to deliver products in a timely manner to its customers would be materially adversely impacted if Calix needed to qualify replacements for any of a number of the components used in its systems.

To date, Calix has not experienced significant delays or material unanticipated costs resulting from the use of its contract manufacturers. Additionally, Calix believes that its current contract manufacturers and its facilities can accommodate an increase in capacity for production sufficient for the foreseeable future.

Intellectual Property

Calix’s success depends upon its ability to protect the company’s core technology and intellectual property. To accomplish this, Calix relies on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, as well as customary contractual protections. In addition, Calix generally controls access to and the use of its proprietary technology and other confidential information. This protection is accomplished through a combination of internal and external controls, including contractual protections with employees, contractors, customers and partners, and through a combination of U.S. and international copyright laws.

As of September 25, 2010, Calix held 25 U.S. patents expiring between 2015 and 2028, and had 31 pending U.S. patent applications. Two of the U.S. patents are also covered by granted international patents, one in five countries and the other in three countries. As of September 25, 2010, Calix has no pending international patent applications. Calix relies on intellectual property laws, as well as nondisclosure agreements, licensing arrangements and confidentiality provisions, to establish and protect its proprietary rights. U.S. patent, copyright and trade secret laws afford the company only limited protection, and the laws of some foreign countries do not protect proprietary rights to the same extent. Calix’s pending patent applications may not result in issued patents, and the issued patents may not be enforceable. Any infringement of proprietary rights could result in significant litigation costs. Further, any failure by Calix to adequately protect its proprietary rights could result in competitors offering similar products, resulting in the loss of its competitive advantage and decreased sales.

Calix believes that the frequency of assertions of patent infringement is increasing as patent holders, including entities that are not in Calix’s industry and who purchase patents as an investment or to monetize such rights by obtaining royalties, use such actions as a competitive tactic as well as a source of additional revenue. Any claim of infringement from a third party, even those without merit, could cause Calix to incur substantial costs defending against such claims and could distract management from running Calix’s business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires Calix to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Calix from selling its access systems. In addition, Calix might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, Calix may be required to develop non-infringing technology, which would require significant effort and expense and may ultimately not be successful. See “Calix Business—Legal Proceedings” for a description of Calix’s litigation with Wi-LAN.

Competition

The communications access equipment market is highly competitive. Competition in this market is based on any one or a combination of the following factors:

•	price;

•	functionality;

•	existing business and customer relationships;

•	the ability of products and services to meet customers’ immediate and future network requirements;

•	product quality;

•	installation capability;

•	service and support;

•	scalability; and

•	manufacturing capability.

Calix competes with a number of companies within markets that it serves and Calix anticipates that competition will intensify. Alcatel-Lucent S.A., formed by the 2006 merger of Alcatel S.A. and Lucent Technologies, Inc., represents Calix’s largest and most direct competitor. Alcatel-Lucent S.A. enjoys strong supplier relationships with the largest U.S. ILECs, commands the leading market share position in DSL access multiplexers, and has a broad international business. Other established suppliers with which Calix competes include ADTRAN, Inc., LM Ericsson Telephone Company, Motorola, Inc. and Tellabs, Inc. There are also a number of smaller companies with which Calix competes in various geographic or vertical markets, including Enablence Technologies Inc., Occam, the company which Calix is proposing to acquire, and Zhone Technologies, Inc. While most of these smaller competitors lack broad national scale and product portfolios, they can offer strong competition on a deal-by-deal basis. Calix has also begun to see competition from foreign suppliers, such as Huawei Technologies Co., Ltd., in the Caribbean and other select international geographies.

Competition in the communications access equipment market is dominated by a small number of large, multi-national corporations. Many of Calix’s competitors have substantially greater name recognition and technical, financial and marketing resources, and greater manufacturing capacity, as well as better established relationships with CSPs, than Calix does. Many of Calix’s competitors have greater resources to develop products or pursue acquisitions, and more experience in developing or acquiring new products and technologies and in creating market awareness for these products and technologies. In addition, a number of Calix’s competitors have the financial resources to offer competitive products at below market pricing levels that could prevent Calix from competing effectively. Further, a number of Calix’s competitors have built long-standing relationships with some of the company’s prospective customers and provide financing to customers and could, therefore, have an advantage in selling products to those customers.

Government Funding Initiatives

Many of Calix’s customers fund deployment of and improvements to telecommunications network infrastructure using government funds. In the United States, CSPs are required under the Federal Communications Commission’s rules to contribute a percentage of their revenues to the federal Universal Service Fund. These funds are distributed as subsidies to CSPs serving rural subscribers that are expensive to reach as well as to low-income consumers, schools and libraries, and rural health care facilities. RUS administers programs to promote the development of telecommunications infrastructure in rural areas through loans, loan guarantees and grants. Some of Calix’s customers have been awarded RUS loans, and Calix has provided the network equipment for such projects. As a contractor to an RUS loan recipient, in most cases Calix is required to obtain RUS approval for each of its products used in RUS-funded projects. Calix may experience delays in recognizing revenue under applicable revenue recognition rules from government-funded contracts.

In February 2009, the U.S. Congress passed the ARRA, which appropriated funds to assist in economic recovery in the United States. Approximately $7.2 billion of these funds were set aside as Broadband Stimulus funds for supporting the proliferation, adoption and tracking of broadband services across the United States. The Broadband Stimulus programs are administered by RUS and the National Telecommunications and Information Administration, which is part of the U.S. Department of Commerce. Under the ARRA, funds must be awarded by September 30, 2010. Awards under the Broadband Stimulus programs were issued between December 2009 and September 2010. Funded projects must be two-thirds complete within two years of the award and complete within three years of the award. Therefore, all funds that are awarded are expected to be expended by September 2013. Many of Calix’s customers have submitted Broadband Stimulus funding applications for broadband network infrastructure projects; however, Calix cannot determine what impact the Broadband Stimulus funds will have on its business. In the event these customers are awarded funds and select Calix as their preferred communications access systems vendor, Calix’s operating results and financial condition could be positively impacted. However, the revenue recognition guidelines related to sales to CSPs who have received Broadband Stimulus funds may create uncertainties around the timing of revenue, which could adversely affect Calix’s operating results.

Employees

As of September 25, 2010, Calix employed a total of 463 people. Most of the company’s employees are located in North America. None of Calix’s employees is represented by a labor union with respect to his or her employment with the company. Calix has not experienced any work stoppages, and it considers its relations with employees to be good.

Properties

Calix’s corporate headquarters are located in Petaluma, California. These offices are approximately 82,000 square feet. The lease for this property expires in February 2014.

In addition to its headquarters, Calix leases approximately 33,300 square feet of office space in Minneapolis, Minnesota under a lease that expires in March 2014 and approximately 6,200 square feet of office space in Acton, Massachusetts under a lease that expires in February 2011.

Calix believes that its facilities are in good condition and are generally suitable to meet its needs for the foreseeable future; however, Calix will continue to seek additional space as needed, and the company believes this space will be available on commercially reasonable terms.

Legal Proceedings

From time to time, Calix is involved in various legal proceedings arising from the normal course of business activities. For example, on December 28, 2009, Calix filed a lawsuit against Wi-LAN Inc., or Wi-LAN, of Ontario, Canada, in the federal court in the Northern District of California, seeking declaratory relief that Calix does not infringe U.S. Patents Nos. 5,956,323 and 6,763,019, allegedly owned by Wi-LAN. Wi-LAN withdrew a motion to dismiss or to transfer the Calix lawsuit to the Eastern District of Texas, where Wi-LAN had filed a separate subsequent action accusing Calix of infringement of the two patents. On December 6, 2010, the court in the Eastern District of Texas granted Calix’s motion to transfer that action to the Northern District of California. Both parties have filed extensive written discovery requests in the California action. Calix intends to continue to vigorously pursue its lawsuit and defend against all Wi-LAN claims and counterclaims. While Calix believes it has substantial and meritorious arguments and defenses, neither the outcome of the litigation nor the amount and range of potential damages or exposure associated with the litigation can be assessed with certainty, and Calix is not currently able to estimate the loss, if any, that may result from the claims against it. If Wi-LAN is successful in obtaining injunctive relief, it could force Calix to stop or alter certain of its business activities.

On September 17, 2010, September 20, 2010 and September 21, 2010, three purported class action complaints were filed by three purported stockholders of Occam in the California Superior Court for Santa Barbara County: Kardosh v. Occam Networks, Inc., et al. (Case No. 1371748), or the Kardosh complaint; Kennedy v. Occam Networks, Inc., et al. (Case No. 1371762), or the Kennedy complaint; and Moghaddam v. Occam Networks, Inc., et al. (Case No. 1371802), or the Moghaddam complaint, respectively. The Kardosh, Kennedy and Moghaddam complaints, which are referred to collectively as the California class action complaints, are substantially similar. Each of the California class action complaints names Occam, the members of the Occam board and Calix as defendants. The Kennedy complaint also names Calix’s merger subsidiaries, Ocean Sub I and Ocean Sub II, as defendants.

The California class action complaints generally allege that the members of the Occam board breached their fiduciary duties in connection with the proposed acquisition of Occam by Calix, by, among other things, engaging in an allegedly unfair process and agreeing to an allegedly unfair price for the proposed merger transaction. The California class action complaints further allege that Occam and the other entity defendants aided and abetted the alleged breaches of fiduciary duty. The plaintiffs in the California class action complaints seek injunctive relief directing the individual defendants to comply with their fiduciary duties and enjoining the proposed merger transaction, and rescinding the merger transaction and awarding damages in an unspecified amount in the event the merger transaction closes, as well as plaintiffs’ costs, attorney’s fees, and other relief. On November 19, 2010, the California Superior Court issued an order staying the California class actions in favor of a substantively identical stockholder class action pending in the Delaware Court of Chancery (see below).

On October 6, 2010, a purported class action complaint was filed by purported stockholders of Occam in the Delaware Court of Chancery: Steinhardt v. Howard-Anderson, et al. (Case No. 5878-VCL). On November 24, 2010, these purported stockholders filed an amended complaint, or the amended Steinhardt complaint. The amended Steinhardt complaint names Occam and the members of the Occam board as defendants. The amended Steinhardt complaint does not name Calix as a defendant.

Like the California class action complaints, the amended Steinhardt complaint generally alleges that the members of the Occam board breached their fiduciary duties in connection with the proposed acquisition of Occam by Calix, by, among other things, engaging in an allegedly unfair process and agreeing to an allegedly unfair price for the proposed merger transaction. The amended Steinhardt complaint also alleges that Occam and the members of the Occam board breached their fiduciary duties by failing to disclose certain allegedly material facts about the proposed merger in the preliminary Form S-4 Registration Statement that Calix filed with the SEC on November 2, 2010. The amended Steinhardt complaint seeks injunctive relief enjoining the proposed merger, or rescinding the merger transaction and awarding damages in an unspecified amount in the event the merger transaction closes, as well as plaintiffs’ costs, attorney’s fees, and other relief.

On November 12, 2010, a complaint was filed by two purported stockholders of Occam in the U.S. District Court for the Central District of California: Kennedy and Moghaddam v. Occam Networks, Inc., et al. (Case No. CV10-8665), or the Federal complaint. The Federal complaint names Occam, the members of the Occam board, Calix, Ocean Sub I, and Ocean Sub II as defendants. The Federal complaint generally alleges that the defendants violated sections 14(a) and 20(a) of the Securities Exchange Act of 1934 in connection with the proposed acquisition of Occam by Calix, by, among other things, making material misstatements and omissions about the proposed merger in the preliminary Form S-4 Registration Statement that Calix filed with the SEC on November 2, 2010, and/or aiding and abetting the issuance of the allegedly misleading registration statement. The plaintiffs in the Federal complaint seek injunctive relief enjoining the proposed merger transaction, as well as plaintiffs’ costs, attorney’s fees, and other relief.

Occam’s management believes that the allegations in the California actions, the Delaware action, and the Federal action are without merit and intends to vigorously contest the actions. However, there can be no assurance that the defendants will be successful in their defense. In addition, Occam has obligations, under certain circumstances, to hold harmless and indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and Occam’s bylaws and certificate of incorporation. Such obligations may apply to these lawsuits. An unfavorable outcome in these lawsuits could prevent or delay the consummation of the merger, result in substantial costs to Occam or both.

Calix is reviewing the California class action complaints and the Steinhardt complaint and has not yet formally responded to them, but believes the plaintiffs’ allegations are without merit and intends to defend against them vigorously. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that Calix’s defense of these actions will be successful. Additional complaints containing substantially-similar allegations may be filed in the future.

Calix is not presently a party to any other legal proceedings which, if determined adversely to the company, would individually or in the aggregate have a material adverse effect on Calix’s business, operating results or financial condition.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

During the fiscal years ended December 31, 2009 and 2008 and the subsequent interim period through September 25, 2010, there were no changes in accountants nor any disagreements with accountants on accounting and financial disclosure.

Corporate Information

Calix, a Delaware corporation, was founded in August 1999. Calix’s principal executive offices are located at 1035 N. McDowell Boulevard, Petaluma, California 94954, and its telephone number is (707) 766-3000. Calix’s website address is www.calix.com. Calix does not incorporate the information on or accessible through its website into this prospectus, and you should not consider any information on, or that can be accessed through, its website as part of this prospectus. Calix®, the Calix logo design, C7®, E5™, E7™ and other trademarks or service marks of Calix appearing in this proxy statement/prospectus are the property of Calix. Trade names, trademarks and service marks of other companies appearing in this proxy statement/prospectus are the property of the respective holders.

OCCAM BUSINESS

Corporate Information

In May 2002, Occam Networks, Inc., a private California corporation, or Occam CA, merged with Accelerated Networks, Inc., a publicly-traded Delaware corporation. Occam CA was incorporated in California in July 1999. Accelerated Networks was incorporated in California in October 1996 under the name “Accelerated Networks, Inc.,” and was reincorporated in Delaware in June 2000. The May 2002 merger of these two entities was structured as a reverse merger transaction in which Accelerated Networks succeeded to the business and assets of Occam CA. In connection with the merger, Accelerated Networks changed its name to Occam Networks, Inc., a Delaware corporation, which is the successor corporation of this merger.

Overview

Occam develops, markets and supports innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and high speed Internet, or Triple Play, services over both copper and fiber optic networks. Occam’s core product line is the Broadband Loop Carrier, or BLC, an integrated hardware and software platform that uses Internet Protocol, or IP, and Ethernet technologies to increase the capacity of local access networks, enabling the delivery of advanced Triple Play services. Occam also offers a family of optical network terminals, or ONTs, for fiber optic networks, remote terminal cabinets, and professional services.

Occam markets its products through a combination of direct and indirect channels. Occam’s direct sales efforts are focused on the North American independent operating company, or IOC, segment of the telecom service provider market. These are companies that never were a part of the original Bell System. Recently, Occam has expanded its sales activities to include the Europe, Middle East, and Africa, Caribbean, Latin America, the Pacific Islands and certain other international locations, but sales outside North America continue to represent an insignificant portion of Occam’s business. As of September  30, 2010, Occam shipped its BLC platform to over 380 telecommunications customers.

Industry Background

Increasing Demand for Broadband Services and Content

In recent years, the number of broadband subscribers has increased significantly on a worldwide basis. This growth has been driven, in large part, by increasing demand for bandwidth intensive applications, such as music and video downloads, electronic commerce, telecommuting and online gaming. In addition, services are increasingly being delivered over broadband networks using IP, the underlying communications technology of the Internet. For example, Voice over Internet Protocol, or VoIP, services are now widely available to consumers, and many telecom service providers have announced or initiated plans to offer Internet Protocol television, or IPTV, services to their subscribers. The rapid growth in broadband subscribers, coupled with the growing amount and diversity of IP-based services, has strained the capacity of many traditional telecommunications networks. Capacity constraints are being exacerbated as high-definition television, or HDTV, and other bandwidth-intensive services become more prevalent. Occam believes the rapid growth in IP-based communications traffic is prompting many telecom service providers to modify their network architectures and substantially upgrade the capacity of their networks.

Challenges Faced by Telecom Service Providers

While telecom service providers historically faced little competition in the market for basic voice services, competition has increased significantly in recent years. Deregulation efforts have generally allowed incumbent, competitive and long-distance telecom service providers to compete with one another. Most cable operators now offer high-speed Internet access and VoIP as part of a Triple Play offering. Specialized service providers such as Vonage Holdings Corp. and Skype S.A. have introduced low-cost VoIP services, and many incumbent service providers have responded by offering their own VoIP services. With the widespread use of mobile telephones, some wireless subscribers have elected to discontinue their traditional wired telephone service. For many telecom service providers, these trends have resulted in pricing pressure for basic voice services, subscriber losses and a reduction in profit margins related to voice services. As consumers now have a greater variety of service providers to choose from, telecom service providers face challenges in differentiating their offerings and retaining customers.

Emergence of Triple Play and IPTV Services

In response to increased competition and pricing pressure for standalone voice services, many telecom service providers are seeking to offer Triple Play services, which provides them with the opportunity to increase revenue per subscriber, create flexible pricing plans and promotions, improve customer loyalty and offer the convenience of a single bill, among other benefits. While traditional voice and data services leave little room for differentiation, and the prices of these services are decreasing steadily, video represents an important source of spending by consumers and has therefore emerged as a critical Triple Play offering. Once largely the domain of broadcasters, cable operators and satellite providers, video is increasingly viewed by telecom service providers as an essential element of their business plans. However, because traditional telecom networks were not designed to carry video traffic, telecom service providers must substantially upgrade the capacity, quality and design of their networks in order to deliver IPTV and other broadband services.

Access Network is the Bottleneck

Throughout the past decade, telecom service providers have invested considerable resources to upgrade the capacity of their core and metro networks. Core networks connect cities over long distances, while metro networks connect telecom facilities within cities. However, the access network, which serves as the final connection to a residence or business, represents a significant network capacity bottleneck. The access network was originally designed for low-speed voice traffic and is comprised largely of copper telephone lines. In order to overcome the inherent limitations of the access network, service providers deployed first-generation digital subscriber line, or DSL technology. The most prevalent form of this technology generally enables maximum downstream speeds of 1.5 megabits per second, which is far lower than the data transmission rates offered by competing cable companies. These DSL downstream speeds are adequate for basic data applications such as web browsing and emailing, but are less viable for the concurrent or standalone operation of more bandwidth intensive Triple Play services and applications such as HDTV and two-way video conferencing. More recently, enhanced variations of DSL technology supporting greater throughput, including asymmetric digital subscriber line, or ADSL2Plus, and very high bitrate digital subscriber line, or VDSL2, have been standardized, and in the case of ADSL2Plus, have been widely deployed. Enhanced DSL services support bandwidth intensive applications and create a more competitive alternative to cable services. Some service providers have begun replacing portions of their copper access network with a fiber optic technology known as fiber-to-the-premise, or FTTP. Given the cost and effort of replacing copper telephone lines with fiber optic cables, FTTP is typically deployed by most phone companies in phases over multiple years, depending on the number of lines being replaced or deployed.

Transition to Packet-Based Technologies

Traditional telecom networks were designed to support low-capacity voice calls using complex voice switches and circuit-switched transmission technology, in which a fixed amount of network capacity is reserved throughout the duration of a voice call, regardless of whether signals are being transmitted. While traditional networks adequately support voice calls, they are inherently inefficient in handling large volumes of high-bandwidth communications. With the emergence of the Internet and the growing demand for broadband services, telecom service providers have begun deploying new packet-based technologies, including IP, Ethernet and softswitching, to overcome the limitations of the traditional, circuit-switched telephone network. IP-based networks handle the combination of voice, data and video traffic more efficiently by using bandwidth only when signals are being transmitted. Ethernet is the most widely adopted networking technology for business and home networks, and is being increasingly utilized in telecom networks because of its low cost, simplicity and pervasiveness. Softswitching refers to a network architecture in which the key functions of traditional voice switches are separated and performed by various VoIP gateways and call servers built upon open standards.

Networks employing packet-based technologies are generally simpler, more flexible and cheaper to construct and maintain than traditional circuit-switched voice networks. However, the process of transitioning traditional networks to packet-based technologies is lengthy and costly. Most telecom service providers are therefore implementing packet-based technologies gradually and are seeking products that can coexist in circuit-switched and packet-switched networks. Packet-based technologies were first used in core networks to more cost-effectively process long-distance voice and Internet traffic, and were more recently adopted in many metro networks. The next step in this evolution, which has already begun, is the deployment of packet-based technologies such as Ethernet and IP, in the access portion of the network.

Limitations of Current Access Solutions

Telecom service providers are seeking to upgrade their access networks to increase capacity, support IP-based services, such as VoIP and IPTV and capitalize on the advantages of packet-based technologies. However, most existing solutions for upgrading access networks are generally insufficient, and include:

•

Voice-centric products. Next-generation digital loop carriers, or NGDLCs, were introduced in the early 1990s to deliver basic voice services, and later DSL services, in the access network. NGDLCs are generally voice-centric, relatively expensive to deploy and manage, and lack native support for IP-based services.

•

Data-centric products. DSL access multiplexers, or DSLAMs, are used to deliver broadband services over copper telephone lines. While some DSLAMs have been upgraded to natively support IP, these products generally do not support traditional voice services and lack important features for quality of service, reliability and full Triple Play services.

•

Passive optical networks. Passive optical networks, or PON, attempt to address the access bottleneck by upgrading the access network by replacing copper wire telephone lines with fiber optic cables and passive components. PON are most suitable for densely populated regions or newly-built networks and have less capacity than other fiber optic technologies such as active Gigabit Ethernet.

Occam believes telecom service providers are seeking a new class of innovative broadband access products that can address the access network bottleneck, deliver the advantages of packet-based technologies and provide simultaneous support for traditional and newer IP-based services. This new class of product must provide a compelling total cost of ownership, be simple to install and manage and meet the stringent quality and performance standards of telecom service providers.

The Occam Networks Solution

Occam develops, markets and supports innovative broadband access products designed to allow telecom service providers to increase the capacity of local access networks and deliver Triple Play services. Occam’s primary product, the Broadband Loop Carrier, or BLC, is an advanced broadband access platform that supports a range of IP-based and traditional services in a single platform. Occam’s BLC platform can be deployed in either a local telecom central office, or closer to the end-user in a remote terminal. Occam also provides a range of ancillary products as part of its total solution, including ONTs and remote terminal cabinets. Occam believes its products enable service providers to deliver new revenue-generating services while minimizing capital expenditures and operating costs.

Occam’s solution offers the following key benefits:

Supports multiple services. Occam’s products support a range of IP-based services, including broadband Internet access, VoIP and IPTV, in addition to traditional circuit-switched voice services. The ability to offer bundled Triple Play services allows telecom service providers to increase average revenue per subscriber, increase customer retention and differentiate themselves versus their competitors. In particular, Occam’s support for IPTV enables its customers to address competitive threats posed by cable operators and other competitors.

Addresses the access network bottleneck. Occam has designed its products to address capacity constraints in the local access network. Occam’s platform employs advanced DSL technologies, such as ADSL2Plus, to enable access speeds to the subscriber in excess of 20 megabits per second. In addition, Occam provides a Point-to-Point Gigabit Ethernet fiber-to-the-premise, or FTTP, blade for its BLC product, enabling dedicated access speeds to the subscriber of up to 1,000 megabits per second. In July of 2008, Occam released its Gigabit Passive Optical Network (GPON) product family. Occam’s customers are now able to offer copper, point-to-point (GigE) and point-to-multipoint (PON) services from the same BLC. By significantly increasing the capacity of local access networks, Occam’s customers are able to offer bandwidth-intensive services such as HDTV, on-line gaming and two-way video conferencing.

Employs packet-based technologies. Occam’s BLC platform features an innovative design that is built upon packet-based technologies, including IP, Ethernet and softswitching. Occam’s IP-based product efficiently utilizes network capacity and natively supports VoIP, IPTV and other IP-based services. Because Occam utilizes Ethernet in the design of its products, its customers benefit from the simplicity and economies of scale related to this pervasive networking technology. Occam’s BLC platform also features an integrated media gateway, which allows the company’s customers to more easily and cost-effectively adopt softswitches within their access networks.

Integrated and flexible platform. Occam’s BLC platform performs many of the functions that have traditionally been derived from standalone products dedicated to circuit-switched voice, VoIP, DSL access, fiber optic access, DSL testing and Ethernet switching. Occam believes the integration of its platform delivers substantial performance advantages while helping its customers to conserve costs, space and power, and simplify their networks by minimizing the number of discrete components. Occam’s platform also features a modular design, allowing its customers to purchase its product with minimal initial investment, and add capacity and features incrementally as their requirements grow. The BLC platform is economical for low-capacity sites, but can scale to support tens of thousands of telephone subscribers from a single site in the network. With the recent introduction of Occam’s GPON family of products, and its shipping of point-to-point Gigabit Ethernet FTTP products, Occam’s customers have the flexibility to adopt either copper or fiber optic access technologies from the same system.

Reliable and simple to install and operate. Occam’s products are designed to meet the most stringent performance and reliability standards of telecom service providers. Occam’s field-proven BLC platform contains redundancy features to maximize network uptime and has been designed to withstand harsh environmental conditions. Occam’s products are simple to install and allow for the rapid introduction of new services. Occam offers sophisticated network management tools that allow its customers to monitor and optimize the quality of their networks, which is critical when deploying services that are particularly sensitive to network quality, such as VoIP and IPTV.

Strategy

Occam’s objective is to become the leading provider of innovative broadband access products to telecom service providers. Key elements of its strategy include the following:

Extend technology leadership position. Occam’s management team and technical personnel possess a unique combination of expertise in both telecom and data networking technologies. Occam believes its technical leadership differentiates the company from its competitors and has been key to Occam’s success in attracting customers to date. Occam will continue to leverage its technical expertise and invest in research and development to design, engineer and sell innovative products that address its customers’ needs.

Continue to enhance and extend Occam’s product line. Occam will continue to enhance its BLC platform to support new technologies and features to address the evolving requirements of its customers. For example, Occam has enhanced its BLC platform with support for 10 Gigabit Ethernet transport. Occam broadened its product line with the introduction of its GPON blade and a line of GPON ONTs, providing Occam’s customers with a more complete FTTP solution. During the past year Occam developed and announced the availability of VDSL2 and a doubling of density of its Gigabit Ethernet FTTP blade, as well as several new ONT models. Occam also intends to continue to reduce the cost of its new and existing products to bring increased value to its customers.

Focus initially on independent operating companies. Occam currently focuses its direct sales and marketing efforts primarily on North American independent operating companies, or IOCs, because, in Occam’s experience, they quickly adopt new technologies and are more willing to purchase products from focused suppliers like Occam. In addition, a number of favorable regulatory, demographic, financial and competitive factors make IOCs attractive target customers for Occam. IOCs benefit from government funding for telecom projects aimed at increasing broadband access to rural regions. Some of the areas IOCs serve are experiencing population growth as residents leave cities and suburbs for less populated surrounding areas. IOCs are upgrading their local access networks to support population growth and demand for advanced services by deploying advanced copper and fiber-optic broadband access products such as Occam’s. In addition, IOCs tend to be financially stable with excellent credit and payment characteristics.

Expand customer focus by partnering with market leaders. While Occam expects to continue concentrating its direct sales efforts on IOCs, the company plans to prudently expand its target customer base to include larger telecom service providers in the U.S. and internationally. To assist in these efforts, Occam will continue to develop distribution relationships with third parties that the company believes will have strong market positions and customer relationships. Occam believes this strategy allows the company to expand its addressable market while focusing resources on product development and Occam’s other core strengths.

Continue to prioritize customer satisfaction. Occam seeks to consistently provide its customers with high levels of support and service throughout the sales cycle and after installation of Occam’s products. Occam believes that its commitment to service and support has been an important contributing factor to its success to date. Occam continues to expand its customer support and service capabilities to keep pace with the growth in its customer base, and will continue to make customer satisfaction a top priority for the company.

Products

BLC 6000 System. The BLC 6000, Occam’s primary product line, was announced in May 2003 and became commercially available in June 2003. The BLC 6000 is an advanced broadband access platform that increases the capacity of local access networks and allows telecom service providers to deliver Triple Play services to their subscribers. The BLC 6000 is a highly-integrated platform that performs functions that have traditionally been delivered by separate voice, video, DSL access, fiber optic access and data networking products. The BLC platform has a modular design composed of a central housing unit, or chassis, and a variety of electronic assemblies or blades to support various services or features. Key elements of the system include:

Blades. Occam offers a variety of blades that transmit traffic upstream and downstream, interconnect various networks and convert circuit-switched voice traffic to VoIP, among other functions. Occam’s blades currently support Gigabit Ethernet, 10 Gigabit Ethernet, GPON, ADSL2Plus, and standard telephone service, or POTS. Occam’s current line of blades is summarized in the table below.

Model	Function	Description
6150	Lifeline POTS	Provides 48 POTS ports, multiple Gigabit Ethernet ports, and four T1 ports and converts analog voice traffic to VoIP
6151	Lifeline POTS	Provides 48 POTS ports and converts analog voice traffic to VoIP
6152	Lifeline POTS	Provides 48 ports of POTS, multiple Gigabit Ethernet ports, and converts analog voice traffic to VoIP
6214	ADSL2plus	Provides 48 ADSL2plus ports with integrated POTS splitters for data and video
6244	ADSL2Plus and POTS Blade	Provides for 24 combination POTS and ADSL2Plus ports for voice, data, and video service delivery and multiple Gigabit Ethernet ports for optical fiber transport and blade interconnection
6246	ADSL2plus and POTS	Provides 24 combination POTS and ADSL2plus ports for voice, data and video service delivery and multiple Gigabit Ethernet ports and four T1 ports
6252	ADSL2plus and POTS	Provides 48 combination POTS, multiple Gigabit Ethernet ports and ADSL2plus ports for voice, data and video service delivery
6312	Optical Line Termination	Provides 20 Gigabit Ethernet ports for customer data and video services, optical fiber transport and blade interconnection
6314	Optical Line Termination	Provides 16 Gigabit Ethernet ports for customer data and video services and two optical 10 Gigabit Ethernet transport ports and two copper 10 Gigabit interconnection ports
6322	GPON Optical Line Termination	Provides 4 GPON OLT ports for customer voice, data and video services, one optical 10 Gigabit Ethernet transport port and two copper 10 Gigabit interconnection ports
6440	Optical Packet Transport	Provides 8 T1 ports and Gigabit Ethernet ports for optical fiber transport and blade interconnection
6450	10Gigabit Optical Aggregation	Provides 16 Gigabit Ethernet ports for customer subnetworks and two optical 10 Gigabit Ethernet transport ports and two copper 10 Gigabit interconnection ports
6640	Subscriber Trunk Gateway	Interconnects VoIP to traditional voice switches using the TR-08 or GR-303 voice interface protocols
6660	Emergency Standalone	Provides local dialing to emergency service facilities and calls between local POTS subscribers during network outages

Chassis. Occam’s chassis house its blade products, perform cooling, power and cable distribution and are offered in two model types. The BLC 6001 chassis houses a single blade and can be deployed as a standalone unit for low-capacity applications or stacked for medium-capacity applications. The BLC 6012 chassis houses up to twelve blades for deployment in high-capacity applications.

OccamView. OccamView is a distributed element management system that allows its customers to remotely manage Triple Play services from any secure web browser. OccamView features an open architecture that can be integrated into a wide variety of telecom network management systems.

Optical network terminals. Occam’s ON 2300 and ON 2400 series of optical network terminals, or ONTs, reside at either residential or business locations and terminate active Gigabit Ethernet or Gigabit PON FTTP services delivered by the BLC platform. Voice, video and data traffic from the customer premises is fed to the ONT which converts the traffic into optical signals for transmission to the BLC platform. Occam has introduced two families of ONTs for residential and business applications.

Model	Function	Description
ON 2300	Optical Network Terminal Series	Enables the connection of single family and multi-dwelling units to Point-to-Point GigE FTTH networks
ON 2400	Optical Network Terminal Series	Enables the connection of single family and multi-dwelling units to GPON FTTH networks

Remote terminal cabinets. Occam offers a series of remote terminal cabinets that house its BLC platform and protect the system from harsh environmental conditions. Occam sources these cabinets from third parties who integrate Occam’s BLCs with a variety of accessory devices into the cabinets. Occam offers its customers versions for low-, medium- and high-density deployments in a variety of geographical areas. Occam’s cabinets are environmentally controlled, and the company believes they deliver reliable protection with a high degree of deployment flexibility.

Products in development

Occam currently has under development products, features and functions that the company believes will further enhance its product family. These development activities are generally focused on the following areas:

•	reducing the overall cost of solutions;

•	software for improving operation, administration, and maintenance, or OAM, of Occam products, while improving the ease of deployment for customers;

•	improving the scalability of networks that are built with Occam’s products; and

•	additional elements of Occam’s FTTx family, such as a broader range of ONTs for business and Multi-Dwelling Units, or MDUs, and expanded support for 10Gigabit Ethernet aggregation.

Technology

Occam has a set of differentiated hardware and software technology elements and skills that Occam applies to the development of its products. Occam has recruited a technical staff that possesses a unique combination of telecom and data networking expertise, which Occam believes provides a critical advantage in the design of its products. Occam’s technical staff is responsible for the introduction of several key developments, including Point-to-Point Gigabit Ethernet FTTP, 10 Gigabit transport, Ethernet Protection Switching, Emergency Standalone service, and IP Security Management.

In October 2007, Occam purchased certain assets of Terawave Communications, Inc., including its gigabit passive optical networking, or GPON, technology. Occam believes this acquisition, along with the subsequent hiring of certain former Terawave technical personnel, augmented its skills with knowledge of GPON and other standards associated with its development and eventual deployment.

Key components of Occam’s technology and expertise include:

IP/Ethernet architecture. Occam’s system architecture is based upon IP and Ethernet technologies. Occam selected this design because it believes that IP and Ethernet will account for a growing portion of communications traffic, and that telecom service providers will increasingly adopt IP and Ethernet technologies in local access networks. Because Occam’s platform processes IP and Ethernet traffic natively, Occam believes its platform is more efficient, scalable and cost-effective than competing products based on legacy technologies. Occam believes that its IP/Ethernet-based design will allow for continued cost-reductions due the significant economies of scale associated with these pervasive technologies.

Telecom expertise. Transitioning telecom networks to IP will be a lengthy process, and telecom service providers will continue to deliver circuit-switched voice services for the foreseeable future. For this reason, Occam has designed its products to support a range of legacy switching, signaling and transport protocols and have recruited engineering personnel with expertise in these areas. In order to help telecom service providers maintain the reliability of their networks as they transition to IP, Occam has designed its products with key resiliency features, including Emergency Standalone, clustering and Ethernet Protection Switching.

Data networking expertise. Occam’s products are designed for the secure and reliable delivery of critical services over IP networks. Occam’s engineering staff has expertise in the areas of switching, routing, native IP security management and VoIP signaling protocols such as SIP and MGCP. To assist in the deployment of broadband Internet services, Occam has designed its products with integrated subscriber management, automated provisioning and policy enforcement tools.

Video delivery expertise. Delivering video services over telecom access networks is challenging because these networks were not designed to carry bandwidth-intensive traffic, and video is more sensitive to disruption than other services, such as Internet access. Occam has designed its platform to address these challenges and assist its customers in the rapid delivery of IPTV services. For example, Occam’s BLC platform provides sufficient capacity to support multiple channels of HDTV and provides integrated video diagnostic tools for proactive video service quality management. Occam also believes its customers benefit from the experience it has gained in a multitude of IPTV deployments.

Transport and access interfaces. Occam’s products interface with a wide variety of communications networks. Occam has applied its diverse expertise in access and transport interfaces to design a family of blades, providing its customers with significant flexibility in the deployment of its products. Specific interface technologies supported by Occam’s platform include: Gigabit Ethernet, 10 Gigabit Ethernet, GPON, ADSL2plus, DS1 and standard POTS telephone service.

Network management. Occam’s network provisioning and management system, OccamView, enables its customers to monitor the status of their network, services and equipment through a web-based graphical user interface. OccamView interfaces with commonly used telecom network management systems and features a variety of tools to facilitate service provisioning, activation, monitoring and access to service profiles.

Customers

For the year ended December 31, 2009, Goldfield Telecom, a value-added reseller and network operator, accounted for 13% of Occam’s revenue. For the year ended December 31, 2008, Goldfield Telecom, and Rural Telephone Services, accounted for 11% and 10% of Occam’s revenue, respectively.

To date, Occam has primarily focused its sales and marketing efforts on IOCs. Occam believes there are more than 1,100 IOCs in North America. These companies vary in size ranging from small, rural companies serving limited geographic areas with a limited number of lines to large independent providers serving multiple states. Occam has chosen to focus on IOCs because of the following favorable characteristics:

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Receptive to innovative technologies. Because most IOCs operate relatively small networks, they tend to adopt new technologies more quickly than large service providers. In addition, the typical sales cycle for IOCs is generally shorter than that of large service providers. Occam believes these factors have allowed the company to increase its sales in a relatively short time frame with limited sales and marketing expenditures.

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Accessible for focused suppliers. Occam believes IOCs make equipment purchase decisions based primarily on product technical merits and the level of sales and support attention received, areas in which Occam believes it competes favorably. Furthermore, Occam believes competition among equipment suppliers in the IOC market is more moderate than in the market for large service providers.

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Favorable demographic trends. Occam believes that certain IOCs are experiencing subscriber growth in their markets as individuals move from urban and suburban areas to less populated regions. Many IOCs are also experiencing an increase in demand by their customers for Triple Play services, including IPTV. As a result, many IOCs that Occam targets have a strong incentive to upgrade the capacity and capabilities of their local access networks by purchasing Occam’s products.

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Financially stable and well funded. Most IOCs have lengthy operating histories in the industry, and based on Occam’s experience to date, have strong credit profiles and payment practices. In addition, many IOCs receive government funding for broadband access expansion projects under the United States Department of Agriculture’s Rural Utilities Service, or RUS and other US Government programs, including the ARRA. Occam believes the financial health of IOCs, along with government funding, has contributed to the rapid adoption of Occam’s products to date.

Occam also believes there are significant opportunities to sell its products to large telecom service providers, including the national local exchange carriers, competitive local exchange carriers and international network and service providers.

Sales and Marketing

Occam has implemented a two-pronged sales strategy composed of the following elements:

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Direct sales. Occam’s direct sales organization focuses on IOCs in North America by establishing and maintaining direct relationships with prospective customers. Occam’s direct sales force is responsible for identifying sales opportunities and advising prospective customers on the benefits of its products and tailoring its products to their specific needs. Occam also employs a team of sales engineering personnel in its sales process in order to address prospective customers’ technical issues. A substantial majority of Occam’s sales to date have been through its direct sales efforts.

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Value-added resellers. Occam utilizes value-added resellers to service small customers in North America and internationally that would not be cost-effective for the company to address directly. In addition, these value-added resellers provide a range of services, including network design and product installation and configuration, that facilitate the deployment of Occam’s products by customers with limited internal capabilities.

Occam’s marketing efforts are designed to create brand awareness with these customers and to demonstrate the company’s technological leadership and cost advantages in the broadband access equipment market. Occam educates potential customers about its products and the benefits of its solutions through industry publications and trade shows. Occam also conducts education programs to describe its products and the benefits of its solutions for senior management of engineering design firms who design networks for IOCs.

An important element in Occam’s marketing strategy is the development of relationships with companies who have an established presence in Occam’s target market segments. Occam has developed the Occam Packet Access Network Alliance, whereby independent companies work with the company to define broader solutions, perform interoperability tests, develop joint-business cases and provide cooperative customer support.

Technical Service and Customer Support

Occam’s technical service and customer support organization is responsible for customer training, post-sales technical support and maintenance. Occam has established a technical assistance center and a test and interoperability lab, which allows the company to provide effective and timely customer support 24 hours a day, seven days a week. Occam works with various third-party engineering, furnishing and installation companies to assist its customers with the design engineering, staging, installation and initial activation of Occam’s products. Occam also employs a staff of interoperability and test engineers to ensure that its products are interoperable with various standards-based network elements including voice gateways, softswitches, DSLAMs, Ethernet switches, DSL modems, ONTs, integrated access devices and residential gateways.

Occam’s equipment is typically implemented as a part of the service provider’s local access network, and is sometimes combined with additional work by the service provider to update the copper wire or to install new fiber optic cable. As a result, a large percentage of the work is done in the late spring, summer and early fall in portions of the country that experience colder weather, including snow and ice. As a result, there can be seasonality to Occam shipments biased towards these seasons.

Research and Development

Occam has a team of engineers dedicated to conducting research and development in specific technology areas that are strategic to its business. Occam’s research and development team has expertise covering a range of telecom and data networking technologies, including digital loop carrier, voice signaling, call control, IP and Ethernet networking, DSL, optical networking and network management.

Occam expects to continue to make substantial investments in research and development. Research and development expenses, including amortization of stock-based compensation, were approximately $16.1 million, $19.0 million and $13.3 million during the fiscal years ended December 31, 2009, 2008 and 2007, respectively. Research and development expenses were approximately $3.9 million for the three months ended September 30, 2010 and approximately $11.5 million for the nine months ended September 30, 2010. Occam’s primary research and development center is based in Santa Barbara, California. Occam has additional development centers in Fremont and Simi Valley, California.

Patents and Intellectual Property

Occam relies on a combination of patent, copyright and trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights with respect to the company’s technology and proprietary information. Occam has been issued 30 patents, it has several additional patent applications pending and the company intends to file more patent applications. Occam’s issued patents expire over the next 10 to 15 years. Occam’s patent strategy is designed to protect corporate technology assets, provide access to additional technology through cross licensing opportunities and create opportunities for additional revenue through technology licensing. Occam cannot provide any assurance that any patents will be issued from pending applications or that any issued patents will adequately protect its intellectual property.

While Occam relies on patent, copyright, trademark and trade secret laws to protect its technology, Occam also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and product reliability are essential to establishing and maintaining a technology leadership position. Occam selectively licenses technologies from third parties when necessary or useful.

Occam maintains a program to identify and obtain patent protection for its inventions. It is possible that Occam will not receive patents for every application that the company files. Furthermore, Occam’s issued patents may not adequately protect its technology from infringement or prevent others from claiming that its products infringe the patents of those third parties. Occam’s failure to protect its intellectual property could materially harm the company’s business. In addition, Occam’s competitors may independently develop similar or superior technology, duplicate its products, or design around Occam’s patents. It is possible that litigation may be necessary in the future to enforce Occam’s intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could materially harm Occam’s business.

Occam may receive in the future, notice of claims of infringement of other parties’ proprietary rights. Infringement or other claims could be asserted or prosecuted against Occam in the future, and it is possible that past or future assertions or prosecutions could harm Occam’s business. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of Occam’s products, or require the company to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may require Occam to license back its technology or may not be available on terms acceptable to Occam, or at all. For these reasons, infringement claims could materially harm Occam’s business.

Manufacturing

Occam outsources significant portions of its manufacturing operation to third parties and has entered into a manufacturing outsourcing contract with AsteelFlash Group (formerly Flash Electronics), located in Fremont, California, for the manufacture of Occam’s BLC 6000 blade products, as well as Occam’s ONT products. This agreement provides for material procurement, board level assembly, testing, purchase commitments and quality control by the manufacturer, and delivery to Occam’s end customers. Occam’s products are manufactured in the United States, China and Mexico. Occam designs, specifies and monitors all applicable testing in order to meet its internal and customer quality standards. Occam is ISO certified. ISO is a series of standards agreed to by the International Organization for Standardization covering various aspects of design, development, production of equipment and distribution. Occam has several single or limited source suppliers. Although Occam’s products could be redesigned to avoid using any sole source supplier, it would be expensive and time consuming to make such a change.

Competition

Competition in Occam’s market is intense and the company expects competition to increase. The market for broadband access equipment is dominated primarily by large suppliers such as Alcatel-Lucent SA, Motorola, Tellabs and ADTRAN Inc. While these suppliers focus primarily on large service providers, they have competed, and may increasingly compete, in the IOC market segment. In addition, a number of companies, including Calix, Inc., have developed, or are developing, products that compete with Occam’s products, including within Occam’s core IOC segment.

Occam’s ability to compete successfully depends on a number of factors, including:

•	the performance of Occam’s products relative to its competitors’ products;

•	Occam’s ability to properly define and develop new products, differentiate those products from its competitors’ and deliver them at competitive prices;

•	Occam’s ability to market and sell its products through effective sales channels;

•	the protection of Occam’s intellectual property, including its processes, trade secrets and know-how; and

•	Occam’s ability to attract and retain qualified technical, executive and sales personnel.

Although Occam believes it competes favorably on the basis of product quality and performance, many of Occam’s existing and potential competitors are larger than Occam is with longer operating histories, and have substantially greater financial, technical, marketing or other resources and a larger installed base of customers than Occam does. In addition, many of Occam’s competitors have broader product lines than Occam does, so they can offer bundled products, which may appeal to certain customers.

As the market for Occam’s products evolves, winning customers early in the growth of this market is critical to its ability to expand Occam’s business and increase sales. Service providers are typically reluctant to switch equipment suppliers once a particular supplier’s product has been installed due to the time and cost associated with such replacements. As a result, competition among equipment suppliers to secure initial contracts with key potential customers is particularly intense and will continue to place pressure on product pricing. If Occam is forced to reduce prices in order to secure customers, Occam may be unable to sustain gross margins at desired levels or maintain profitability.

Governmental Regulation

The markets for Occam’s products are characterized by a significant number of laws, regulations and standards, both domestic and international, some of which are evolving as new technologies are deployed. Occam’s products, or the deployment of its products, are required to comply with these laws, regulations and standards, including those promulgated by the Federal Communications Commission, or FCC, and counterpart foreign agencies. Subject to certain statutory parameters, Occam is required to make available to its customers, on a reasonably timely basis and at a reasonable charge, such features or modifications as are necessary to permit its customers to meet those capability requirements. In some cases, Occam is required to obtain certifications or authorizations before its products can be introduced, marketed or sold. While Occam believes that its products comply with all current applicable governmental laws, regulations and standards, Occam cannot assure that it will be able to continue to design its products to comply with all necessary requirements in the U.S. in the future. Accordingly, any of these laws, regulations and standards may directly affect Occam’s ability to market or sell its products.

In addition, the Federal Communications Commission and state public utility commissions regulate Occam’s customers, including the rates that its customers may charge for telecommunications services. In particular, Occam’s IOC customers, but also others including regional Bell operating companies and competitive local exchange carriers, receive substantial revenue from intercarrier compensation (including interstate and intrastate access charges) and federal and state universal service subsidies. In 2001, the FCC initiated a rulemaking proceeding to seek comment as to whether and how the FCC should change its rules governing intercarrier compensation. Beginning in late 2000 and continuing into 2004, the telecom industry experienced a severe downturn, and many telecom service providers filed for bankruptcy. Those companies that survived the downturn substantially reduced their investments in new equipment. In addition, uncertain and volatile capital markets depressed the market values of telecom service providers and restricted their access to capital, resulting in delays or cancellations of certain projects. More recently, Occam believes capital expenditures among IOCs have been adversely affected as its customers consider their investment and capital expenditure decisions in light of the industry transition from copper wire to fiber. Because many of Occam’s customers are IOCs, their revenues are particularly dependent upon intercarrier payments (primarily interstate and intrastate access charges) and federal and state universal service subsidies. The FCC and some states are considering changes to both intercarrier payments and universal service subsidies, and such changes could reduce IOC revenues. Furthermore, many IOCs use government supported loan programs or grants to finance capital spending. Changes to those programs, such as the United States Department of Agriculture’s RUS loan program, could reduce the ability of IOCs to access capital. The recent turmoil in the U.S. lending markets and current uncertainty in global economic conditions has had an impact on the overall U.S. economy and the spending patterns of Occam’s customers and prospects. Any decision by telecom service providers to reduce capital expenditures, whether caused by the economic downturn, changes in government regulations and subsidies, or other reasons, would have a material adverse effect on Occam’s business, consolidated financial condition and results of operations.

Furthermore FCC regulatory policies that affect the availability of broadband access services may impede the penetration of Occam’s customers in their respective markets, affecting the prices that Occam’s customers are able to charge, or otherwise affecting the ability of its customers to market their services and grow their business. For example, FCC regulations addressing interconnection of competing networks, collocation, unbundling of network elements and line sharing impact Occam’s potential regional Bell operating company, IOC and competitive local exchange provider customers.

Legislation is also currently before the United States Congress that could affect the demand for Occam’s products. Various proposals before the United States Congress would alter the regulatory regime for franchising multichannel video providers, the regulatory status and obligations of VoIP, broadband video and broadband data providers, and the extent to which broadband Internet access providers are subject to non-discrimination or other duties with respect to applications or service provided over broadband networks. Some of these issues are also being considered by state legislatures in various forms.

State regulation of telecommunications networks and service providers may also affect the regulatory environment of Occam’s market. As discussed above, states generally regulate the rates for intrastate telecommunications services, particularly those offered by incumbent local exchange carriers such as the Regional Bell Operating Companies, or RBOCs, and IOCs, and some states provide state universal service subsidies to Occam’s customers. State regulators also, for example, typically settle disputes for competitive access to some incumbent local exchange carrier network elements or collocation in incumbent local exchange carrier offices, which competitive carriers use to offer various services. State regulators may also regulate and arbitrate disputes concerning interconnection of networks of incumbent local exchange carriers and competitive carriers. To the extent that Occam’s customers are adversely affected by these changes in the regulatory environment, its business, operating results, and financial condition may be harmed.

In addition to federal and state telecommunications regulations, an increasing number of other domestic laws and regulations are being adopted to specifically address broadband and telecommunications issues such as liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation, consumer protection, security of data and access by law enforcement, as well as intellectual property ownership, obscenity and libel. For instance, the Federal Trade Commission has recommended that Congress enact legislation to ensure adequate protection of online privacy and federal online privacy legislation is currently pending in Congress. The adoption of this or other restrictive legislation could increase the costs of communicating over the Internet or decrease the acceptance of the Internet as a commercial and advertising medium, thus dampening the growth of the Internet. Because Occam’s customers use its products to facilitate both commercial and personal uses of the Internet, Occam’s business could be harmed if the growth of the Internet were adversely affected by such regulations or standards.

Countries in the European Union, or EU, have also adopted laws relating to the provision of Internet services, the use of the Internet, and Internet-related applications. For example, in the United Kingdom, an Internet service provider, or ISP, may be liable for defamatory material posted on its sites. In Germany, an ISP may be liable for failing to block access to content that is illegal in the country. In addition, the EU has adopted a data protection directive to address privacy issues, impacting the use and transfer of personal data within and outside the EU. The application of this directive within the EU and with respect to U.S. companies that may handle personal data from the EU is unsettled. Similarly, countries in Europe restrict the use of encryption technology to varying degrees, making the provision of such technology unclear. Other laws relating to Internet usage are also being considered in the EU.

The applicability of laws, regulations and standards affecting the voice telephony, broadband telecommunications and data industry in which Occam and its customers operate is continuing to develop, both domestically and internationally. Occam cannot predict the exact impact that current and future laws, regulations and standards may have on Occam or its customers. These laws, regulations and standards may directly impact

Occam’s products and result in a material and adverse effect on its business, financial condition and results of operations. In addition, should Occam’s customers be adversely impacted by such regulation, Occam’s business, financial condition and results of operations would likely be adversely affected as well.

Employees

As of September 30, 2010, Occam employed 196 full-time employees in the United States and 3 full-time employees in Canada. Of Occam’s total number of employees, 63 were in engineering, 49 were in sales, marketing and customer service, 39 were in finance, IT and administration and 45 were in operations and customer support. None of Occam’s employees is represented by collective bargaining agreements. Occam considers its relations with employees to be good.

Facilities

Occam has lease agreements related to the following properties:

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approximately 51,000 square feet of space in Santa Barbara, California, used primarily for executive offices and for research and product development, administrative, and sales and marketing purposes, which expires in February 2014, and which Occam initially occupied in June 2007;

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approximately 36,000 square feet of space in Fremont, California, used primarily for executive offices and for research and product development, administrative, and sales and marketing purposes, which expires in June 2015, and which Occam initially occupied in June 2008; and

•	approximately 2,080 square feet of space in Simi Valley, California, used primarily for research and product lab equipment which expires in October 2010.

Occam believes that its facilities adequately meet its current requirements for the foreseeable future and that Occam will be able to secure additional facilities as needed on commercially acceptable terms.

Backlog

Occam’s backlog primarily consists of purchase orders from customers for products to be delivered within the next several quarters. Occam’s backlog as of September 30, 2009 and September 30, 2010 was approximately $26.0 million and $30.8 million, respectively. Due in part to factors such as the timing of product release dates, customer purchase orders, product availability, allowing customers to delay scheduled delivery dates without penalty, allowing customers to cancel orders within negotiated time frames without significant penalty, and other factors that may adversely affect or delay Occam’s ability to recognize revenue under applicable revenue recognition rules, the company’s backlog may not be indicative of future revenue during any subsequent quarter.

Geographic Information

During Occam’s last three years, substantially all of its revenue was generated within North America, and all of its long-lived assets are located within the United States.

Legal Proceedings

2007 Class Action Litigation

On April 26, 2007 and May 16, 2007, two putative class action complaints were filed in the United States District Court for the Central District of California against Occam and certain of its officers. The complaints allege that the defendants violated sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5 by making false and misleading statements and omissions relating to its financial statements and internal controls with respect to revenue recognition. The complaints seek, on behalf of persons who purchased Occam’s common stock during the period from May 2, 2006 to April 17, 2007, damages of an unspecified amount.

On July 30, 2007, Judge Christina A. Snyder consolidated these actions into a single action, appointed NECA-IBEW Pension Fund (The Decatur Plan) as lead plaintiff, and approved its selection of lead counsel. On November 16, 2007, lead plaintiff filed a consolidated complaint. This consolidated complaint adds as defendants certain of Occam’s current and former directors and officers, Occam’s current and former outside auditors, the lead underwriter of Occam’s secondary public offering in November 2006, and two venture capital firms who were early investors in Occam. The consolidated complaint alleges that defendants violated sections 10(b), 20(a) and 20A of the Exchange Act and SEC Rule 10b-5 promulgated thereunder, as well as sections 11 and 15 of the Securities Act by making false and misleading statements and omissions relating to Occam’s financial statements and internal controls with respect to revenue recognition that required restatement. The consolidated complaint seeks, on behalf of persons who purchased Occam’s common stock during the period from April 29, 2004 to October 15, 2007, damages of an unspecified amount.

On January 25, 2008, defendants filed motions to dismiss the consolidated complaint. On July 1, 2008, Judge Snyder issued an order granting in part and denying in part defendants’ motions. This order dismissed all claims against certain of Occam’s current and former directors, the 20A claim in its entirety, the section 10(b) claim against the auditors and venture capital firms, and the section 11 claims against the venture capital firms. On July 16, 2008, lead plaintiff filed an amended complaint to conform to the Court’s July 1, 2008 order. On August 29, 2008, defendants answered the amended complaint.

On September 10, 2009, Occam entered into a memorandum of understanding to settle and resolve this stockholder class action lawsuit. On November 2, 2009, the parties signed and submitted a formal, binding stipulation of settlement to the court. The court issued its preliminary approval of the settlement on November 13, 2009. On February 22, 2010, the court held a hearing dismissing the litigation with prejudice and entered a final judgment. This matter is now resolved as to all defendants. The settlement provides for a payment to the class of $13.945 million, of which Occam has agreed to contribute $1.7 million and the balance of which will come from Occam’s insurers and other settling defendants. Occam recorded a charge of $1.7 million as a loss on settlement for the quarter ended September 30, 2009, associated with the settlement.

Initial Public Offering Allocation Litigation

In June 2001, three putative stockholder class action lawsuits were filed against Accelerated Networks, certain of its then officers and directors and several investment banks that were underwriters of Accelerated Networks’ initial public offering. The cases, which were later consolidated, were filed in the United States District Court for the Southern District of New York, and the operative Complaint was filed on April 19, 2002. The Complaint was filed on behalf of investors who purchased Accelerated Networks’ stock between June 22, 2000 and December 6, 2000 and alleged violations of Sections 11 and 15 of the Securities Act and Sections 10(b) and 20(a) and Rule 10b-5 of the 1934 Act against one or both of Accelerated Networks and the individual defendants. The claims were based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks’ initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs alleged that the prospectus for Accelerated Networks’ initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements.

Occam believes that over three hundred other companies have been named in over three hundred similar lawsuits that have been coordinated with Occam’s case. In October 2002, the plaintiffs voluntarily dismissed the individual defendants without prejudice. On February 1, 2003 a motion to dismiss filed by the issuer defendants was heard and the court dismissed the 10(b), 20(a) and rule 10b-5 claims against Occam. On October 13, 2004, the Court certified a class in six of the approximately 300 other nearly identical actions (the “focus” cases) and noted that the decision was intended to provide guidance to all parties regarding class certification in the remaining cases. The Second Circuit Court of Appeals vacated the District Court’s decision granting class certification in those six cases on December 5, 2006. Plaintiffs filed a motion for rehearing. On April 6, 2007, the Second Circuit denied the petition, but noted that plaintiffs could ask the District Court to certify a more narrow class than the one that was rejected.

The parties in the approximately 300 coordinated cases, including Occam’s, reached a settlement. On October 5, 2009, the Court approved the settlement and certified a settlement class. Six notices of appeal of the Second Circuit of the Court’s approval of the settlement have been filed. As of October 6, 2010, the deadline for filing appellate briefs opposing the settlement, only one brief was filed. On October 8, 2010 the remaining objectors along with plaintiff filed a stipulation withdrawing their appeals with prejudice. The remainder of the briefing schedule has not been set. Appellees, including Occam, are required to request a date not later than one hundred twenty days from the date of appellate brief filing to file their brief. The case remains open pending the briefing schedule and the outcome of the court ruling on the appeal.

Due to the inherent uncertainties of litigation, Occam cannot accurately predict the ultimate outcome of the matter. Occam has not recorded any accrual related to the settlement because Occam expects any settlement amounts to be covered by its insurance policies.

Initial Public Offering Short Swing Profits Litigation

In late 2007, Occam received a letter from Vanessa Simmonds, a putative shareholder, demanding that Occam investigate and prosecute a claim for alleged short-swing trading in violation of Section 16(b) of the Securities Exchange Act, 15 U.S.C. § 78p(b), by the underwriter of Occam’s initial public offering, or Occam’s IPO, and certain unidentified directors, officers and shareholders of Occam (then known as Accelerated Networks). Occam evaluated the demand and declined to prosecute the claim. On October 12, 2007, the putative shareholder commenced a civil lawsuit in the U.S. District Court for the Western District of Washington against Credit Suisse Group, the lead underwriter of Occam’s IPO, alleging violations of Section 16(b). The complaint alleges that the combined number of shares of Occam common stock beneficially owned by the lead underwriter and certain unnamed officers, directors, and principal shareholders exceeded ten percent of its outstanding common stock from the date of Occam’s IPO on June 23, 2000, through at least June 22, 2001. It further alleges that those entities and individuals were thus subject to the reporting requirements of Section 16(a) and the short-swing trading prohibition of Section 16(b), and failed to comply with those provisions. The complaint seeks to recover from the lead underwriter any “short-swing profits” obtained by it in violation of Section 16(b). Occam was named as a nominal defendant in the action, but has no liability for the asserted claims. None of the directors or officers of Occam are named as defendants in this action.

On October 29, 2007, the case was reassigned to Judge James L. Robart along with fifty-four other Section 16(b) cases seeking recovery of short-swing profits from underwriters in connection with various initial public offerings. The Underwriters and Issuers have filed a motion to dismiss the case and reply briefs have been filed. The Court heard oral argument on January 19, 2009 from all parties. On March 12, 2009, the Court dismissed the 16(b) complaint against the issuer defendants including Occam on both jurisdictional and statute of limitation grounds. On March 31, 2009, the plaintiffs filed a Notice of Appeal and their opening brief on August 26, 2009. The Issuers including Occam and the underwriters filed their responses on October 2, 2009. Each party’s reply briefs have been filed as of November 17, 2009. The Appellate Court for the Ninth Circuit heard oral argument on October 5, 2010.

On December 2, 2010 the Ninth Circuit Court of Appeals affirmed the District Court’s conclusion that plaintiff’s demand letter to Occam as well as twenty-nine other defendants was inadequate under Delaware law and ordered the District Court to dismiss all claims against the thirty defendants including Occam with prejudice for failure to satisfy Delaware law demand requirements. The case remains open while the file is being remanded to the District Court to carry out the Ninth Circuit Court of Appeals order.

Due to the inherent uncertainties of threatened litigation, Occam cannot accurately predict the ultimate outcome of the matter. Occam has not recorded any accruals related to the demand letters or Section 16(b) litigation because Occam expects any resulting resolution to be covered by its insurance policies.

Atwater Partners of Texas LLC v. AT&T, Inc. et al.

On May 27, 2010, Atwater Partners of Texas LLC filed a complaint in the U.S. District Court for the Eastern District of Texas alleging infringement of certain U.S. Patent Nos. 6,490,296; 7,158,523; 7,161,953; 7,310,310; and 7,349,401 by 25 companies, including Occam. The complaint seeks an injunction, unspecified damages, and other relief. The disclosure of each of the patents in suit relates to the field of digital networks. Occam has answered the complaint and has asserted thirteen affirmative defenses, including invalidity, non-infringement, and patent exhaustion. This case is currently pending.

Merger Transaction Class Action Lawsuits

On September 17, 2010, September 20, 2010 and September 21, 2010, three purported class action complaints were filed by three purported stockholders of Occam in the California Superior Court for Santa Barbara County: Kardosh v. Occam Networks, Inc., et al. (Case No. 1371748), or the Kardosh complaint; Kennedy v. Occam Networks, Inc., et al. (Case No. 1371762), or the Kennedy complaint; and Moghaddam v. Occam Networks, Inc., et al. (Case No. 1371802), or the Moghaddam complaint, respectively. The Kardosh, Kennedy and Moghaddam complaints, which are referred to collectively as the California class action complaints, are substantially similar. Each of the California class action complaints names Occam, the members of the Occam board and Calix as defendants. The Kennedy complaint also names Calix’s merger subsidiaries, Ocean Sub I and Ocean Sub II, as defendants.

The California class action complaints generally allege that the members of the Occam board breached their fiduciary duties in connection with the proposed acquisition of Occam by Calix, by, among other things, engaging in an allegedly unfair process and agreeing to an allegedly unfair price for the proposed merger transaction. The California class action complaints further allege that Occam and the other entity defendants aided and abetted the alleged breaches of fiduciary duty. The plaintiffs in the California class action complaints seek injunctive relief directing the individual defendants to comply with their fiduciary duties and enjoining the proposed merger transaction, and rescinding the merger transaction and awarding damages in an unspecified amount in the event the merger transaction closes, as well as plaintiffs’ costs, attorney’s fees, and other relief. On November 19, 2010, the California Superior Court issued an order staying the California class actions in favor of a substantively identical stockholder class action pending in the Delaware Court of Chancery (see below).

On October 6, 2010, a purported class action complaint was filed by purported stockholders of Occam in the Delaware Court of Chancery: Steinhardt v. Howard-Anderson, et al. (Case No. 5878-VCL). On November 24, 2010, these purported stockholders filed an amended complaint, or the amended Steinhardt complaint. The amended Steinhardt complaint names Occam and the members of the Occam board as defendants. The amended Steinhardt complaint does not name Calix as a defendant.

Like the California class action complaints, the amended Steinhardt complaint generally alleges that the members of the Occam board breached their fiduciary duties in connection with the proposed acquisition of Occam by Calix, by, among other things, engaging in an allegedly unfair process and agreeing to an allegedly unfair price for the proposed merger transaction. The amended Steinhardt complaint also alleges that Occam and the members of the Occam board breached their fiduciary duties by failing to disclose certain allegedly material facts about the proposed merger in the preliminary Form S-4 Registration Statement that Calix filed with the SEC on November 2, 2010. The amended Steinhardt complaint seeks injunctive relief enjoining the proposed merger, or rescinding the merger transaction and awarding damages in an unspecified amount in the event the merger transaction closes, as well as plaintiffs’ costs, attorney’s fees, and other relief.

On November 12, 2010, a complaint was filed by two purported stockholders of Occam in the U.S. District Court for the Central District of California: Kennedy and Moghaddam v. Occam Networks, Inc., et al. (Case No. CV10-8665), or the Federal complaint. The Federal complaint names Occam, the members of the Occam board, Calix, Ocean Sub I, and Ocean Sub II as defendants. The Federal complaint generally alleges that the defendants violated sections 14(a) and 20(a) of the Securities Exchange Act of 1934 in connection with the proposed acquisition of Occam by Calix, by, among other things, making material misstatements and omissions about the proposed merger in the preliminary Form S-4 Registration Statement that Calix filed with the SEC on November 2, 2010, and/or aiding and abetting the issuance of the allegedly misleading registration statement. The plaintiffs in the Federal complaint seek injunctive relief enjoining the proposed merger transaction, as well as plaintiffs’ costs, attorney’s fees, and other relief.

Occam’s management believes that the allegations in the California actions, the Delaware action, and the Federal action are without merit and intends to vigorously contest the actions. However, there can be no assurance that the defendants will be successful in their defense.

Other Matters

From time to time, Occam is subject to threats of litigation or actual litigation in the ordinary course of business, some of which may be material. Occam believes that, except as described above, there are no currently pending matters that, if determined adversely to the company, would have a material effect on Occam’s business or that would not be covered by its existing liability insurance maintained by Occam.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

During the fiscal years ended December 31, 2009 and 2008 and the subsequent interim period through September 30, 2010, there were no changes in accountants nor any disagreements with accountants on accounting and financial disclosure for Occam.

MARKET PRICE AND DIVIDEND INFORMATION

Comparative Stock Prices and Dividends

Calix common stock is traded on NYSE under the trading symbol “CALX.” Occam common stock is traded on the NASDAQ Stock Market under the trading symbol “OCNW.” The following table sets forth, for the fiscal periods indicated, the high and low sale prices per share of Calix common stock as reported on NYSE and the high and low sale prices per share of Occam stock as reported on the NASDAQ Stock Market. The table also provides information as to dividends declared and paid per share of Calix common stock and Occam common stock. Calix does not currently intend to pay any cash dividends on its common stock for the foreseeable future.

Calix operates on a 4-4-5 fiscal calendar which divides the year into four quarters with each quarter having 13 weeks which are grouped into two 4-week months and one 5-week month. In 2010, Calix’s first quarter ended on March 27, the second quarter ended June 26 and the third quarter ended September 25. Calix’s fiscal year ends on December 31. Occam operates on the calendar quarter system which divides the year into four quarters and each quarter is comprised of three full calendar months. For every year, Occam’s first quarter ends on March 31, the second quarter ends on June 30, the third quarter ends on September 30 and the fourth quarter ends on December 31. Occam’s fiscal year ends on December 31.

	Calix			Occam
	High	Low	Dividend per Share	High	Low	Dividend per Share
Calendar Year 2008
First Quarter	$—	$—	$—	$5.82	$2.75	—
Second Quarter	—	—	—	5.66	3.70	—
Third Quarter	—	—	—	5.38	3.00	—
Fourth Quarter	—	—	—	4.03	1.80	—

Calendar Year 2009
First Quarter	—	—	—	3.48	1.82	—
Second Quarter	—	—	—	3.59	2.00	—
Third Quarter	—	—	—	4.45	3.13	—
Fourth Quarter	—	—	—	5.69	2.91	—

Calendar Year 2010
First Quarter	18.00	13.55	—	7.41	4.93	—
Second Quarter	14.81	9.66	—	7.15	5.37	—
Third Quarter	13.55	9.57	—	7.86	4.21	—
Fourth Quarter (through December 13, 2010)	16.39	12.17	—	8.47	7.17	—

The following table sets forth the high, low and closing sale prices per share of Calix common stock as reported on the NYSE and Occam common stock as reported on the NASDAQ Stock Market on September 15, 2010, the last trading day before the public announcement of the merger agreement, and on December 13, 2010, the latest practicable date prior to the date of this proxy statement/prospectus. The equivalent per share value reflects the value of the Calix common stock that Occam stockholders would receive for each share of their Occam common stock if the merger was completed on those dates, September 15, 2010 and December 13, 2010, and equals the exchange ratio of 0.2925 multiplied by the closing price of one share of Calix common stock on such date plus $3.8337.

	Calix			Occam			Equivalent Per Share Value of Calix Common Stock
	High	Low	Closing	High	Low	Closing
September 15, 2010	$13.50	$13.00	$13.30	$5.35	$4.88	$5.29	$7.72395
December 13, 2010	$16.39	$15.77	$15.90	$8.47	$8.29	$8.34	$8.48445

The market price of Calix common stock is likely to fluctuate prior to the effective time. You should obtain current market quotations. Calix cannot predict the future prices for Calix common stock.

Number of Holders of Common Stock and Number of Shares Outstanding

As of December 7, 2010, there were 475 stockholders of record of Calix common stock who held an aggregate of 38,537,854 shares of Calix common stock.

As of November 30, 2010, there were 183 stockholders of record of Occam common stock who held an aggregate of 21,414,116 shares of Occam common stock.

A substantially greater number of holders of Calix common stock and Occam common stock are “street name” or beneficial holders, whose shares are held of record by banks, brokers, and other financial institutions.

SELECTED HISTORICAL FINANCIAL DATA OF CALIX

Summary Historical Financial Data of Calix

The following tables summarize Calix’s financial data. The statements of operations data for the nine months ended September 26, 2009 and September 25, 2010 and the balance sheet data as of September 25, 2010 are derived from Calix’s unaudited financial statements and related notes. The statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the balance sheet data as of December 31, 2008 and 2009 are derived from Calix’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005, 2006 and 2007 are derived from Calix’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

	Years Ended December 31,					Nine Months Ended
	2005	2006	2007	2008	2009	September 26, 2009	September 25, 2010
	(in thousands, except per share data)					(unaudited, in thousands,
						except per share data)
Consolidated Statements of Operations Data:
Revenue	$133,516	$203,590	$193,819	$250,463	$232,947	$144,588	$195,348
Cost of revenue:
Products and services(1)	92,527	138,651	128,025	165,925	150,863	93,584	117,194
Amortization of existing technologies	—	4,987	5,440	5,440	5,440	4,080	4,080

Total cost of revenue	92,527	143,638	133,465	171,365	156,303	97,664	121,274

Gross profit	40,989	59,952	60,354	79,098	76,644	46,924	74,074
Operating expenses:
Research and development(1)	30,312	43,469	44,439	44,348	46,132	33,187	39,232
Sales and marketing(1)	20,632	29,852	28,439	31,627	33,486	23,691	29,014
General and administrative(1)	6,541	8,938	12,103	15,253	15,613	11,629	19,515
Acquisition-related costs	—	—	—	—	—	—	2,137
Amortization of acquired intangible assets	—	2,378	740	740	740	555	555
In-process research and development	—	9,000	—	—	—	—	—

Total operating expenses	57,485	93,637	85,721	91,968	95,971	69,062	90,453

Loss from operations	(16,496)	(33,685)	(25,367)	(12,870)	(19,327)	(22,138)	(16,379)
Other income (expense), net	1,468	14,331	530	(130)	(3,466)	(3,097)	(1,001)

Net loss before provision (benefit) from income taxes	(15,028)	(19,354)	(24,837)	(13,000)	(22,793)	(25,235)	(17,380)
Provision (benefit) from income taxes	27	105	102	(81)	(352)	51	435

Net loss before cumulative effect of change in accounting principle	(15,055)	(19,459)	(24,939)	(12,919)	(22,441)	(25,286)	(17,815)
Cumulative effect of change in accounting principle	(8,278)	—	—	—	—	—	—

Net loss	(23,333)	(19,459)	(24,939)	(12,919)	(22,441)	(25,286)	(17,815)
Preferred stock dividends	—	—	1,016	4,065	3,747	3,041	900

Net loss attributable to common stockholders	$(23,333)	$(19,459)	$(25,955)	$(16,984)	$(26,188)	$(28,327)	$(18,715)

Net loss per common share:
Basic and diluted	$(10.86)	$(6.25)	$(6.96)	$(4.27)	$(6.48)	$(7.03)	$(0.70)

Pro forma basic and diluted (unaudited)(2)					$(0.77)		$(0.50)

Weighted average number of shares used to compute net loss per share:
Basic and diluted	2,149	3,111	3,727	3,975	4,040	4,029	26,751

Pro forma basic and diluted (unaudited)(2)					28,991		35,540

(1)	Includes stock-based compensation as follows:

Cost of revenue	$164	$277	$379	$619	$581	$516	$1,152
Research and development	259	824	1,852	3,189	2,657	1,969	4,014
Sales and marketing	427	659	1,285	1,998	1,840	1,287	3,034
General and administrative	1,248	1,053	2,738	4,134	4,118	2,918	9,282

	$2,098	$2,813	$6,254	$9,940	$9,196	$6,690	$17,482

(2)	Pro forma weighted average shares outstanding reflects the conversion of Calix’s convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

	As of December 31,					As of September 25, 2010
	2005	2006	2007	2008	2009
	(In thousands)					(In thousands, unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$11,926	$11,750	$29,645	$23,214	$68,049	$109,243
Working capital (deficit)	(6,268)	(11,637)	15,465	41,403	77,999	127,102
Total assets	54,437	203,530	202,677	189,455	241,116	262,066
Current and long-term loans payable	4,262	23,262	16,512	21,000	20,000	—
Preferred stock warrant liabilities	16,023	3,195	1,561	232	195	—
Convertible preferred stock	281,262	379,316	422,337	426,403	479,628	—
Common stock and additional paid-in capital	22,357	26,062	33,307	43,597	52,841	608,602
Total stockholders’ equity (deficit)	(282,990)	(296,993)	(315,676)	(322,397)	(339,358)	197,785

CALIX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Calix’s financial condition and results of operations in conjunction with the financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Calix’s plans, estimates and beliefs. The actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the section titled “Risk Factors.”

Overview

Calix is a leading provider in North America of broadband communications access systems and software for copper- and fiber-based network architectures that enable communications service providers, or CSPs, to connect to their residential and business subscribers. Calix develops and sells carrier-class hardware and software products, which the company refers to as its Unified Access portfolio, designed to enhance and transform CSP access networks to meet the changing demands of subscribers rapidly and cost-effectively. The Calix Unified Access portfolio consists of the company’s two core platforms, the C-Series multiservice, multiprotocol access platform, or C-Series platform, and the E-Series Ethernet service access platforms and nodes, or E-Series platforms and nodes, along with the complementary P-Series optical network terminals, or ONTs and the Calix Management System, or CMS, network management software. Calix also offers installation, training, post-sales software support and extended warranty services. To date, service revenue has comprised an insignificant portion of Calix’s revenue.

Calix’s revenue has increased from $133.5 million for 2005 to $232.9 million for 2009 and was $195.3 million for the nine months ended September 25, 2010. Continued revenue growth will depend on Calix’s ability to continue to sell its access systems and software to existing customers and to attract new customers, including in particular, those customers in the large CSP and international markets. Since its inception Calix has incurred significant losses, and as of September 25, 2010, the company had an accumulated deficit of $410.9 million. Calix’s net loss was $24.9 million, $12.9 million and $22.4 million for 2007, 2008 and 2009, respectively. For the nine months ended September 25, 2010, the company’s net loss was $17.8 million.

Basis of Presentation

Revenue

Calix derives its revenue primarily from sales of its hardware products and related software. Calix generally recognizes revenue after products have been delivered and accepted, and title has been transferred to the customer. In certain cases, its products are sold along with services, which include installation, training, post-sales software support and/or extended warranty services. To date, service revenue has comprised an insignificant portion of Calix’s revenue, and the company has not reported service revenue separately from product revenue in its financial statements. As of September 25, 2010, Calix’s revenue deferrals, related to partially delivered arrangements that were entered into prior to January 1, 2010, and RUS contracts that include installation services, special customer arrangements and ratably recognized services totaled $28.5 million. Where substantive acceptance provisions are specified in an arrangement or extended return rights exist, revenue is deferred until all acceptance criteria have been met or the extended return rights expire. The timing of deferred revenue recognition may cause significant fluctuations in Calix’s revenue and operating results from period to period.

Cost of Revenue

Calix’s cost of revenue is comprised of the following:

•

Products and services revenue—Cost of products revenue includes the inventory costs of Calix’s products that have shipped, accrued warranty costs for its standard warranty program, outbound freight costs to deliver products to its customers, overhead from its manufacturing operations cost centers, including stock-based compensation, and other manufacturing related costs associated with manufacturing its products and managing inventory. Calix outsources its manufacturing to third-party manufacturers. Inventory costs are estimated using standard costs which reflect the cost of historical direct labor, direct overhead and materials used to build Calix’s inventory. Cost of services revenue includes direct installation material costs, direct costs from third-party installers, professional service costs, repair fees charged by Calix’s outsourced repair contractors to refurbish product returns under an extended warranty or per incident repair agreement, and other miscellaneous costs to support Calix’s services.

•	Amortization of existing technologies—These expenses are the result of Calix’s acquisition of Optical Solutions, Inc., or OSI.

Gross Profit

Calix’s gross profit and gross margin have been, and will likely be, impacted by several factors, including new product introduction or upgrades to existing products, changes in customer mix, changes in the mix of products demanded and sold, shipment volumes, changes in product costs, changes in pricing and the extent of customer rebates and incentive programs. Calix believes its gross margin could increase due to favorable changes in these factors, for example, increases in sales of newly introduced products such as the Calix E7 Ethernet service access platform, which was introduced in the fourth quarter of 2009, upgrades to the existing C7, new introductions of Calix’s P-Series ONTs and reductions in the impact of rebate or similar programs. Calix believes its gross margin could decrease due to unfavorable changes in factors such as increased product costs, pricing decreases due to competitive pressure and an unfavorable customer or product mix. Changes in these factors could have a material impact on Calix’s future average selling prices and unit costs. Also, the timing of deferred revenue recognition and related deferred costs can have a material impact on Calix’s gross profit and gross margin results. The timing of recognition and the relative size of these arrangements could cause large fluctuations in gross profit from period to period.

Operating Expenses

Operating expenses consist primarily of research and development, sales and marketing and general and administrative expenses and are recognized as incurred. Personnel-related costs, which include stock- based compensation expense, are the most significant component of each of these expense categories. Calix expects to continue to hire new employees in order to support its anticipated growth and status as a public company. In any particular period, the timing of additional hires could materially affect Calix’s operating expenses, both in absolute dollars and as a percentage of revenue. The company anticipates that its operating expenses will increase in absolute dollar amounts but will decline as a percentage of revenue over time.

•

Research and Development—Research and development expenses represent the largest component of Calix’s operating expenses and include personnel costs, consulting services, depreciation on lab equipment, costs of prototypes and overhead allocations. Calix expenses research and development costs as incurred. Since the costs of software development that the company incurs after a product has reached technological feasibility are not material, Calix has not capitalized any such costs to date. Calix intends to continue making significant investments in developing new products and enhancing the functionality of its existing products.

•

Sales and Marketing—Sales and marketing expenses consist of personnel costs, employee sales commissions and marketing programs. Calix expects sales and marketing expenses to increase as it hires additional personnel both in North America and internationally to support anticipated revenue growth.

•

General and Administrative—General and administrative expenses consist primarily of personnel costs and costs for facilities related to Calix’s executive, finance, human resource, information technology and legal organizations and fees for professional services. Professional services consist of outside legal, tax and audit costs. Calix expects to incur significant additional expenses as a result of operating as a public company, including costs to comply with the Sarbanes-Oxley Act and the rules and regulations applicable to companies listed on the New York Stock Exchange.

•	Acquisition-Related Costs—Acquisition-related costs consist primarily of costs incurred for professional services associated with Calix’s acquisition related activities that are in progress.

•	Amortization of Acquired Intangible Assets—Amortized acquired intangible assets comprise customer contracts and lists and purchase order backlog obtained in the OSI acquisition.

Other Income (Expense), Net

Other income (expense), net primarily includes interest expense on Calix’s outstanding loans and interest income on the company’s cash and investment balances. In addition, other income (expense), net includes adjustments to record Calix’s convertible preferred stock warrants at fair value. These convertible preferred stock warrants were converted into common stock warrants upon the closing of Calix’s initial public offering, or Calix’s IPO, on March 26, 2010. Although an adjustment was recorded in the three months ended March 27, 2010, no such adjustment was made in the three months ended September 25, 2010 and no further adjustments will be made in future periods. Further, on May 4, 2010, Calix paid in its entirety its outstanding term loan of $20.0 million including outstanding accrued interest and prepayment penalties of $0.4 million.

Critical Accounting Policies and the Use of Estimates

Calix’s financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP. These accounting principles require Calix to make certain estimates and judgments that can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Management bases its estimates, assumptions and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. To the extent there are material differences between these estimates and actual results, Calix’s financial statements will be affected. Calix’s management evaluates its estimates, assumptions and judgments on an ongoing basis.

On January 1, 2010, Calix early adopted the new accounting standard for multiple deliverable revenue arrangements (ASC Topic 605-25), on a prospective basis, related to allocating revenue in a multiple deliverable arrangement as described more fully below. Other than the adoption of ASC Topic 605-25, there have been no significant changes in Calix’s significant accounting policies during the nine months ended September 25, 2010 as compared to the significant accounting policies described in Calix’s Prospectus filed pursuant to Rule 424(b) under the Securities Act with the SEC on March 24, 2010.

The items in Calix’s condensed consolidated financial statements requiring significant estimates and judgments are as follows:

Revenue Recognition

In October 2009, the Financial Accounting Standards Board, or FASB, amended the accounting standards for revenue recognition to remove tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry-specific software revenue recognition guidance. In October 2009, the FASB also amended the accounting standards for multiple deliverable revenue arrangements to:

•	provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated;

•

require an entity to allocate revenue in an arrangement using best estimate of selling prices, or BSP, of deliverables if a vendor does not have vendor-specific objective evidence of selling price, or VSOE, or third-party evidence of selling price, or TPE; and

•	eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

Calix elected to early adopt this accounting guidance at the beginning of its first quarter of fiscal 2010 on a prospective basis for applicable transactions originating or materially modified after December 31, 2009. This guidance does not change the units of accounting for Calix’s revenue transactions. Calix’s products and services qualify as separate units of accounting. Products are typically considered delivered upon shipment and are deemed to be non-contingent deliverables. Calix provides certain services at stated prices over a specified period of time and must meet specified performance conditions. As such, Calix has determined that its individual services are contingent deliverables. In addition, Calix provides specified packages of items considered a package arrangement which Calix also considers a contingent deliverable, and therefore Calix does not bill its customers until it has fully delivered the package. For multiple-element arrangements that include products and packages or services, Calix will first exclude the contingent revenue items and then allocate the remaining consideration to the non-contingent product deliverables on the basis of their relative selling price, which is currently BSP. To the extent that the stated contractual prices fall within Calix’s calculated range for BSP, Calix will allocate the consideration using the stated contractual prices. However, if the stated contractual price for any product deliverable is outside the range, the contractual prices will be adjusted using the midpoint price within its range in order to allocate arrangement consideration using the “relative selling price method.” Since the individual products and services meet the criteria for separate units of accounting, Calix will recognize revenue upon delivery of each product and/or services. Post-sales software support revenue and extended warranty services revenue is deferred and recognized ratably over the period during which the services are to be performed. Installation and training service arrangements are recognized upon delivery or completion of performance. These service arrangements are typically short term in nature and are largely completed shortly after delivery of the product. Revenue from package arrangements is recognized upon full delivery of the package. In instances where substantive acceptance provisions are specified in the customer agreement, revenue is deferred until all acceptance criteria have been met. Calix’s arrangements generally do not include any provisions for cancellation, termination, or refunds that would significantly impact recognized revenue.

Calix derives revenue primarily from the sale of hardware products and related software. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of revenue. In certain cases, Calix products are sold along with services, which include installation, training, post-sales software support and/or extended warranty services. Post-sales software support consists of the Calix management software, including rights, on a when-and-if available basis, to receive unspecified software product upgrades to either embedded software or the management software, maintenance releases and patches released during the term of the support period and product support, which includes telephone and Internet access to technical support personnel. Extended warranty services include the right to warranty coverage beyond the standard warranty period. From time to time, Calix offers customers sales incentives, which include volume rebates and discounts. These amounts are accrued on a quarterly basis and recorded net of revenue.

Payment terms to customers generally range from net 30 to net 90 days. Calix assesses the ability to collect from customers based primarily on the creditworthiness and past payment history of the customer. Revenue arrangements that provide payment terms that extend beyond the customary payment terms are considered extended payment terms. Occasionally, Calix offers extended payment terms in a revenue arrangement. Through the date of this filing, Calix has not experienced any significant accounts receivable write-offs related to revenue arrangements with extended payment terms. Customer arrangements with extended payment terms may also include substantive acceptance criteria within the arrangement which, in accordance with the Calix revenue recognition policy, would cause the revenue in the arrangement to be deferred until all the acceptance criteria have been met. Extended payment terms may also indicate that the customer is relying on a future event as a prerequisite for the payment, such as installation, a new software release or financing, which would indicate that the fees associated with the arrangement are not fixed or determinable. Due to the unusual nature and uncertainty associated with granting extended payment terms in customer arrangements, Calix defers revenue under these arrangements and recognizes the revenue upon payment from the customer, assuming all other revenue recognition criteria have been met.

Calix enters into arrangements with certain of its customers who receive government supported loans and grants from the U.S. Department of Agriculture’s Rural Utility Service, or RUS, to finance capital spending. Under the terms of an RUS equipment contract that includes installation services, the customer does not take possession and control and title does not pass until formal acceptance is obtained from the customer. Under this type of arrangement, Calix does not recognize revenue until it has received formal acceptance from the customer. For RUS arrangements that do not involve installation services, Calix recognizes revenue in accordance with the revenue recognition policy described above.

For transactions entered into prior to the first quarter of fiscal 2010, Calix primarily recognized revenue based on software revenue recognition guidance prescribed in ASC Topic 985. As Calix is unable to establish VSOE for its products or installation services the entire fee from arrangements involving multiple product deliverables were deferred and recognized upon delivery of all products. Revenue from products that were sold in combination with installation services was deferred and recognized upon delivery of all products and completion of the installation. In most circumstances when Calix is not able to determine VSOE for all of the deliverables of the arrangement, but was able to obtain VSOE for any undelivered elements, revenue was allocated using the residual method. Under the residual method, the fair value of the undelivered elements was deferred and the remaining portion of the arrangement fee was allocated to the delivered items and recognized as revenue, and no revenue was recognized until all elements without VSOE had been delivered. If VSOE of any undelivered items did not exist, revenue from the entire arrangement was initially deferred and recognized at the earlier of: (i) delivery of those elements for which VSOE did not exist or (ii) when VSOE was established. Deferred revenue consisted of arrangements that had been partially delivered, contracts with the RUS that include installation services, special customer arrangements and ratably recognized services.

Contrary to the product and installation service sales, Calix has been able to establish VSOE for its training, post-sales software support and extended warranty services. Training courses are based on a daily rate per person and will vary according to the type of training class offered. Post-sales software support is offered for a one year term and the price is based on the number of customer subscriber lines. Extended warranty pricing is based on the type of product and is sold in 1 or 5 year durations. In substantially all of the arrangements with multiple deliverables pertaining to arrangements with these services, Calix has used and intend to continue using VSOE to allocate the selling price to each deliverable. Consistent with its methodology under previous accounting guidance, Calix determines VSOE based on its normal pricing practices for these specific services when sold separately.

In most instances, Calix is not able to establish VSOE for all deliverables in an arrangement with multiple elements. This may be due to infrequently selling each element separately, not pricing products within a narrow range, or only having a limited sales history. When VSOE cannot be established, Calix attempts to establish selling price of each element based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, Calix’s marketing strategy differs from that of its peers and its offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, Calix is unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis. Therefore, Calix is typically not able to determine TPE.

When Calix is unable to establish selling price using VSOE or TPE, it uses BSP. The objective of BSP is to determine the price at which Calix would transact a sale if the product or service were sold on a stand-alone basis. BSP is primarily used for all products and installation services where Calix historically has not been able to establish VSOE of selling price.

Calix determines BSP for a product or service by considering multiple factors including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives, characteristics of targeted customers and pricing practices. The determination of BSP is made through consultation with and formal approval by management, taking into consideration the go-to-market strategy.

Calix regularly reviews VSOE, TPE and BSP and maintains internal controls over the establishment and updates of these estimates. There were no material impacts during the nine months ended September 25, 2010 nor does Calix expect a material impact in the near term from changes in VSOE, TPE or BSP.

Revenue as reported and Calix’s estimate of the pro forma revenue that would have been reported during the nine months ended September 25, 2010, if the transaction entered into or materially modified after December 31, 2009 were subject to previous accounting guidance, are shown in the following table (in thousands):

	Nine Months Ended September 25, 2010
	As Reported	Pro Forma Basis as if the Previous Accounting Guidance Were in Effect
Revenue	$195,348	$170,719

The new accounting standards for revenue recognition if applied in the same manner to the year ended December 31, 2009 would have resulted in additional revenues of $10.3 million for that fiscal year. Agreements entered into prior to January 1, 2010 which previously had been accounted for under ASC Topic 985-605 but were materially modified subsequent to January 1, 2010 and are now accounted for under ASC Topic 605-25 resulted in recognized revenue of $13.0 million for the nine months ended September 25, 2010. In terms of the timing and pattern of revenue recognition, the new accounting guidance for revenue recognition may have a significant effect on revenue in periods after the initial adoption as Calix continues to market its products in multiple element arrangements.

Stock-Based Compensation

Prior to January 1, 2006, Calix accounted for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. In addition, Calix applied the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting For Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

Effective January 1, 2006, Calix adopted the applicable accounting guidance under ASC Topic 718 for share-based payment transactions. Under the fair value recognition provisions of this guidance, stock-based awards, including stock options, are recorded at fair value as of the grant date and recognized to expense over the employee’s requisite service period (generally the vesting period), which Calix has elected to amortize on a straight-line basis. Calix adopted this guidance using the modified prospective transition method. Under that transition method, compensation expense recognized beginning in 2006 includes compensation expense for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of this guidance, and compensation expense for all share-based payments granted after December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of this guidance. Such amounts have been reduced by Calix’s estimated forfeitures on all unvested awards. Under the provisions of this guidance, Calix estimates the fair value of stock options using the Black-Scholes option-pricing model. This model requires various highly judgmental assumptions, including volatility, expected forfeiture rates and expected option life, which have a significant impact on the fair value estimates. Because Calix is a newly public company, it derives its expected volatility based on its peer group of publicly-traded companies in the industry in which Calix does business. The expected life of an option award is calculated using the “simplified” method provided in the SEC’s Staff Accounting Bulletin 110, and takes into consideration the grant’s contractual life and vesting periods. Calix applies an estimated forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior and other factors. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period.

The fair values of the common stock underlying stock options granted during 2008 and 2009 were estimated by the Calix board, which intended all options granted to be exercisable at a price per share not less than the per share fair market value of Calix common stock underlying those options on the date of grant. Given the absence of a public trading market in the periods prior to its initial public offering, the Calix board considered numerous objective and subjective factors to determine the best estimate of the fair market value of its common stock at each meeting at which stock option grants were approved. These factors included, but were not limited to, the following: contemporaneous valuations of Calix common stock, the rights and preferences of Calix convertible preferred stock relative to its common stock, the lack of marketability of the common stock, developments in Calix’s business, recent issuances of the convertible preferred stock and the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of the company, given prevailing market conditions. If Calix had made different assumptions and estimates, the amount of its recognized and to be recognized stock-based compensation expense could have been materially different. Calix believes that it has used reasonable methodologies, approaches and assumptions in determining the fair value of its common stock.

During the nine months ended September 25, 2010, Calix recorded stock-based compensation of $17.5 million. At September 25, 2010, Calix had $1.4 million of total unrecognized compensation cost related to unvested stock options, net of estimated forfeitures. This cost is expected to be recognized over a weighted average service period of approximately 3.0 years. At September 25, 2010, Calix had $29.2 million of total unrecognized compensation cost related to unvested restricted stock units, or RSUs, net of estimated forfeitures. This cost is expected to be recognized over a weighted average service period of approximately 2.3 years. To the extent that the actual forfeiture rate is different than what Calix had anticipated, stock-based compensation related to these awards will be adjusted in future periods. The increased stock-based non-cash compensation expense for the nine months ended September 25, 2010 was the result of employee stock options exchanged for RSUs in the third quarter of 2009 which began amortizing upon the IPO in March of 2010 and will amortize through April of 2011.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

In valuing its common stock prior to the IPO Calix determined a business enterprise value of the company by taking a weighted combination of the enterprise values calculated under two valuation approaches, an income approach and a market approach. The income approach estimated the present value of future estimated debt-free cash flows, based upon forecasted revenue and costs. These discounted cash flows were added to the present value of Calix’s estimated enterprise terminal value, the multiple of which was derived from comparable company market data. These future cash flows were discounted to their present values using a rate corresponding to Calix’s estimated weighted average cost of capital. The discount rate was derived from an analysis of the weighted average cost of capital of Calix’s publicly-traded peer group as of the valuation date and was adjusted to reflect the risk inherent in its cash flows. The market approach estimated the fair value of a company by applying to that company the market multiples of comparable publicly-traded companies. Calix calculated a multiple of key metrics implied by the enterprise values or acquisition values of its publicly-traded peers. Based on the range of these observed multiples, Calix applied judgment in determining an appropriate multiple to apply to its metrics in order to derive an indication of value.

Once Calix had determined the fair value of the company, it then allocated that value to each of its classes of stock then existing using a probability weighted scenario analysis. The common stock value was based upon the probability weighted average of two possible future liquidity scenarios: (1) a merger and acquisition scenario, or non-IPO scenario, and (2) a scenario in which an IPO was completed, or an IPO scenario. Under both scenarios, Calix uses an options-based methodology for allocating the estimated aggregate value to each of its securities using the Black-Scholes option-pricing model. In the non-IPO scenario, a large portion of Calix’s equity value was allocated to its convertible preferred stock as the aggregate liquidation preference was approximately $512.2 million at December 31, 2009, and certain series of convertible preferred stock participates on a pro-rata basis with the common stock subsequent to the distribution of the liquidation preference to the preferred holders. In the IPO scenario, the equity value was allocated pro rata among the shares of common stock and each series of convertible preferred stock, which causes Calix’s common stock to have a higher relative value per share than under the non-IPO scenario.

Common Stock Valuations

Information regarding Calix’s stock option grants to its employees and non-employee members of the Calix board from January 1, 2008 and until the IPO is summarized as follows:

Date of Issuance	Number of Options Granted	Price	Value	ASC Topic 718 Black Scholes Option Fair Value
January 8, 2008	65,621	$17.55	$17.55	$9.59
April 22, 2008	734,847	15.42	15.42	8.57	(1)
July 22, 2008	85,217	15.56	15.56	8.75
October 22, 2008	46,263	15.36	15.36	8.87
January 27, 2009	172,462	6.95	6.95	4.44
July 14, 2009	262,994	5.24	5.24	3.06
October 13, 2009	152,173	6.80	6.80	3.96
January 26, 2010	62,999	9.54	9.54	4.89
February 16, 2010	1,666	9.54	9.54	4.89

(1)	Excludes options exercisable for 2,001,930 shares of Calix common stock that were repriced in April 2008 to have an exercise price of $15.42 per share, the estimated fair market value of Calix’s common stock as of that date. These options had a Black- Scholes option fair values ranging from $1.02 to $22.16. In accordance with ASC Topic 718, Calix incurred a one-time stock compensation charge of $0.9 million on the incremental value of the vested repriced options. In addition, Calix recorded an additional incremental value of $2.8 million related to the unvested repriced options, which will be amortized over their remaining vesting period.

Restricted Stock Units

In July 2009, the Calix board approved a proposal to offer current employees and directors the opportunity to exchange eligible stock options for restricted stock units, or RSUs, on a one-for-one basis. Each RSU granted in the option exchange entitled the holder to receive one share of Calix common stock if and when the RSU vests. The vesting schedule for the RSUs is as follows: 50% of the RSUs vested on October 26, 2010, and the remaining 50% of the RSUs will vest on the first day the trading window opens for employees following April 24, 2011, subject to the employee or director’s continuous service to Calix through the vesting date. However, any unvested RSUs become immediately vested prior to the closing of a change in control, subject to the employee or director’s continuous service to Calix through such date. The offer was made to eligible option holders on August 14, 2009 and expired on September 14, 2009. Only current employees and directors who were providing services to the company as of August 14, 2009 and continued to provide services through September 14, 2009 were eligible to participate. Pursuant to the exchange, Calix subsequently canceled options for 3.4 million shares of its common stock and issued an equivalent number of RSUs to eligible holders on September 23, 2009. In connection with the RSU grants, the unrecognized compensation expense of $16.8 million related to the exchanged options will be expensed over the remaining period of the original vesting period. The incremental cost of $14.8 million due to the exchange will be deferred until a liquidation event and be recognized in accordance with the vesting period described above. On December 23, 2009, Calix granted 1.1 million RSUs to its chief executive officer. These RSUs vest in equal installments on each of the first four anniversaries of the date of the grant, and vesting was contingent upon the completion of Calix’s IPO. The unrecognized compensation cost related to this grant of $10.6 million will amortize through the end of fiscal 2013.

Inventory Valuation

Inventory consisting of finished goods purchased from a contract manufacturer is stated at the lower of cost, determined by the first-in, first-out method, or market value. Calix regularly monitors inventory quantities on-hand and record write-downs for excess and obsolete inventories based on the estimate of demand for Calix products, potential obsolescence of technology, product life cycles and whether pricing trends or forecasts indicate that the carrying value of inventory exceeds the estimated selling price. These factors are impacted by market and economic conditions, technology changes and new product introductions and require estimates that may include elements that are uncertain. Actual demand may differ from forecasted demand and may have a material effect on gross margins. If inventory is written down, a new cost basis will be established that cannot be increased in future periods. The sale of previously reserved inventory has not had a material impact on Calix’s gross margins.

Allowance for Doubtful Accounts

Calix maintains an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of its customers to make required payments. Calix records a specific allowance based on an analysis of individual past-due balances. Additionally, based on historical write-offs and collections experience, Calix records an additional allowance based on a percentage of outstanding receivables. Calix performs credit evaluations of its customers’ financial condition. These evaluations require significant judgment and are based on a variety of factors including, but not limited to, current economic trends, payment history and a financial review of the customer.

Changes in Valuation of Preferred Stock Warrants

On July 1, 2005, Calix adopted the applicable guidance as it relates to freestanding warrants and other similar instruments on shares that are redeemable. This guidance requires Calix to classify its outstanding preferred stock warrants as liabilities on its balance sheets and record adjustments to the value of these warrants in its statements of operations to reflect their fair value at the end of each reporting period. Upon adoption, Calix reclassified the fair value of these warrants from equity to liabilities and recorded a cumulative effect charge of $8.3 million for the change in accounting principle. Calix recorded income of $1.2 million for the remainder of 2005 and expense of $0.5 million for 2006, to reflect further changes in the estimated fair value of these warrants. Calix also recorded income of $15.6 million for 2006, when its Series F convertible preferred stock warrants expired unexercised. In addition, Calix recorded income of $1.6 million, $1.3 million and $0.04 million in 2007, 2008 and 2009, respectively, to reflect changes in the estimated fair value of the remaining outstanding warrants.

These convertible preferred stock warrants were converted into common stock warrants upon the closing of the Calix IPO on March 26, 2010. Although an adjustment was recorded in the three months ended March 27, 2010, no such adjustment was made in the three months ended September 25, 2010 and no further adjustments will be made in future periods.

Warranty

Calix offers limited warranties for its hardware products for a period of one or five years, depending on the product type. Calix recognizes estimated costs related to warranty activities as a component of cost of revenue upon product shipment. The estimates are based on historical product failure rates and historical costs incurred in correcting product failures. The recorded amount is adjusted from time to time for specifically identified warranty exposure. Actual warranty expenses are charged against the estimated warranty liability when incurred. Factors that affect warranty liability include the number of installed units and historical and anticipated rates of warranty claims and cost per claim.

Impairment of Goodwill, Intangible Assets and Other Long-Lived Assets

Goodwill is not amortized but instead is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it may be impaired. Calix evaluates goodwill on an annual basis as of the end of the second quarter of each year. The test for goodwill impairment is a two-step process. The first step compares the fair value of each reporting unit with its respective carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and, therefore, the second step of the impairment test is unnecessary. The second step, used to measure the amount of impairment loss, compares the implied fair value of each reporting unit’s goodwill with the respective carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. Management has determined that Calix operates as a single reporting unit and, therefore, evaluates goodwill impairment at the enterprise level. Calix completed its annual goodwill impairment test during the third quarter of 2010 and the estimated fair value of Calix significantly exceeded its carrying value at that date. There were no impairment charges during 2007, 2008, 2009 or the nine months ended September 25, 2010. In addition, there have been no events or changes in circumstances through December 13, 2010, which would indicate any impairment to Calix’s goodwill.

Intangible assets with definite useful lives are amortized over their estimated useful lives, generally four to five years, and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. Calix believes that no events or changes in circumstances have occurred that would require an impairment test for these assets.

Calix periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that a potential impairment may have occurred. If such events or changes in circumstances arise, Calix compares the carrying amount of the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the long-lived assets. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge, calculated as the amount by which the carrying amount of the assets exceeds the fair value of the assets, is recorded. The fair value of the long-lived assets is determined based on the estimated discounted cash flows expected to be generated from the long-lived assets. There were no impairment losses during 2007, 2008 and 2009 and the nine months ended September 25, 2010.

Income Taxes

Calix evaluates its tax positions and estimates its current tax exposure together with assessing temporary differences resulting from differing treatment of items not currently deductible for tax purposes. These differences result in deferred tax assets and liabilities on the company’s balance sheets, which are estimated based upon the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates that will be in effect when these differences reverse. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in Calix’s statements of operations become deductible expenses under applicable income tax laws or loss or credit carryforwards are utilized. Accordingly, realization of Calix’s deferred tax assets is dependent on future taxable income against which these deductions, losses and credits can be utilized, which the company unable to predict. For example, as of September 25, 2010, Calix had U.S. federal and state net operating loss, or NOL, carryforwards of approximately $386.5 million and $262.9 million, respectively. The U.S. federal NOLs have expired and will expire at various dates during 2010 and through 2029, if not utilized. The state NOLs will expire at various dates during 2010 and through 2029, if not utilized. These NOL carryforwards represent an asset to Calix to the extent they can be utilized to reduce cash income tax payments expected in the future. Utilization of Calix’s NOL carryforwards depends on the timing and amount of taxable income earned by the company in the future, which Calix is unable to predict. Utilization of NOL carryforwards also depends on the extent to which such carryforwards are subject to limitations attributable to equity transactions that result or resulted in ownership changes under section 382 of the Internal Revenue Code (and similar state provisions), or section 382, which limitations may be substantial. Calix has in the past experienced ownership changes within the meaning of section 382 that the company believes could result in significant limitations under section 382 (and similar state provisions) on the use of these NOLs and other tax attributes. Future changes in ownership could result in additional ownership changes within the meaning of section 382 that could further limit Calix’s ability to utilize its NOLs and certain other tax attributes. Finally, the utilization of state NOL carryforwards may be limited by existing or potential state suspensions of the use of such NOLs.

Calix must assess the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent the company believes that recovery is not likely, it must establish a valuation allowance. Management judgment is required in determining Calix’s provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against the company’s net deferred tax assets. The realization of deferred tax assets is dependent upon future earnings. Calix has been in a cumulative loss position since inception which represents a significant piece of negative evidence. Using the more likely than not criteria specified in the applicable accounting guidance, this negative evidence cannot be overcome by positive evidence currently available to Calix and as a result the company has established a full valuation allowance against its deferred tax assets. Calix intends to maintain the full valuation allowances until sufficient evidence exists to support the reversal of the valuation allowances.

On January 1, 2009, Calix adopted the guidance related to accounting for uncertainty in income taxes (ASC Topic 740-10). This topic prescribes a recognition threshold and measurement attribute to the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The standard requires a company to recognize the financial statement effects of an uncertain tax position when it is more likely than not that such position will be sustained upon audit. Calix’s adoption of ASC Topic 740-10 did not result in a cumulative effect adjustment to accumulated deficit. Upon adoption the company recorded a cumulative unrecognized tax benefit of $9.3 million, which was netted against deferred tax assets with a full valuation allowance. In the event that any unrecognized tax benefits are recognized, the effective tax rate will not be affected. Calix will recognize accrued interest and penalties related to unrecognized tax benefits as interest expense and income tax expense, respectively, in its statements of operations.

Results of Operations

Comparison of Nine Months Ended September 25, 2010 and September 26, 2009

Revenue

The following table sets forth Calix’s revenue (in thousands, except percentages):

	Nine Months Ended
	September 25, 2010	September 26, 2009	Variance in Dollars	Variance in Percent
Revenue	$195,348	$144,588	$50,760	35.1%

Calix’s revenue is principally derived in the United States. During the nine months ended September 25, 2010 and September 26, 2009, revenue generated in the United States represented approximately 87% and 90% of revenue, respectively.

Revenues increased during the first nine months of fiscal 2010 compared with the corresponding period of fiscal 2009, primarily due to the recognition of approximately $13.0 million of deferred revenue related to the amendment of a significant agreement which had previously been accounted for under Topic 985-605. Furthermore, the first nine months of 2009 were impacted negatively by the uncertainty surrounding the Broadband Stimulus initiative and the overall macroeconomic environment. In addition, a change in Calix’s methodology for recognizing revenue on multiple-element arrangements allowed the company to recognize revenue on partially delivered orders in 2010. On January 1, 2010, Calix adopted the guidance of ASC Topic 605-25 which permits the company to recognize revenue on multiple-element arrangements for those elements that have been delivered. In periods prior to January 1, 2010, Calix had deferred such arrangements until all elements had been delivered because the company had not established vendor specific objective evidence of fair value for most of its products.

Cost of Revenue and Gross Profit

The following table sets forth Calix’s costs of revenue (in thousands, except percentages):

	Nine Months Ended
	September 25, 2010	September 26, 2009	Variance in Dollars	Variance in Percent
Cost of revenue:
Products and services	$117,194	$93,584	$23,610	25.2%
Amortization of existing technologies	4,080	4,080	—	—

Total cost of revenue	121,274	97,664	23,610	24.2%

Gross profit	$74,074	$46,924	$27,150	57.9%

Gross margin	37.9%	32.5%

Cost of revenues increased during the first nine months of fiscal 2010 compared with the corresponding period of fiscal 2009, primarily due to an increase in revenues recognized during this period. Gross margins increased during the first nine months of fiscal 2010 compared with the corresponding period of fiscal 2009, primarily the result of cost reductions in raw materials, product and customer mix and leveraging Calix’s fixed costs its higher revenue base.

Operating Expenses

Research and Development Expenses

The following table sets forth Calix’s research and development expenses (in thousands, except percentages):

	Nine Months Ended
	September 25, 2010	September 26, 2009	Variance in Dollars	Variance in Percent
Research and development	$39,232	$33,187	$6,045	18.2%
Percent of total revenue	20.1%	23.0%

Research and development expenses increased during the first nine months of fiscal 2010 compared with the corresponding period in fiscal 2009, primarily due to an increase in payroll and related costs of $4.7 million, mostly attributable to increased stock-based non-cash compensation, and an increase in headcount mostly related to the opening of Calix’s development center in Nanjing, China. The impact of cost cutting efforts in the first quarter of 2009 such as mandatory vacations that did not reoccur in the first nine months of fiscal 2010 also contributed to the increase in payroll and related costs. Further, during the first nine months of fiscal 2010 compared with the corresponding period in fiscal 2009, Calix had an increase in spending on consulting expenses of $0.4 million, an increase in prototype expenses of $0.3 million and an increase in facility related expenses of $0.5 million. Calix plans to continue investing in new products and to innovate with its development organization in 2010. The increased stock-based non-cash compensation expense was the result of employee stock options exchanged for RSUs in the third quarter of 2009 which began amortizing upon Calix’s IPO in March of 2010 and will amortize through April of 2011.

Sales and Marketing Expenses

The following table sets forth Calix’s sales and marketing expenses (in thousands, except percentages):

	Nine Months Ended
	September 25, 2010	September 26, 2009	Variance in Dollars	Variance in Percent
Sales and marketing	$29,014	$23,691	$5,323	22.5%
Percent of total revenue	14.9%	16.4%

Sales and marketing expenses increased during the first nine months of fiscal 2010 compared with the corresponding period in fiscal 2009, primarily due to an increase in payroll and related costs of $4.5 million in the first nine months of 2010. This was largely attributable to increased stock-based non-cash compensation, increased headcount, higher commissions on increased bookings, and an increase in travel related expenses. Another factor contributing to the increase in sales and marketing expenses include mandatory vacations taken in the first quarter of fiscal 2009 which were not mandatory in 2010. Further, during the first nine months of fiscal 2010 compared with the corresponding period in fiscal 2009, facility related expenses increased $0.5 million, consulting services increased $0.2 million, and spending on advertising costs increased $0.2 million. The increase in stock-based non-cash compensation expense was due to employee stock options exchanged for RSUs in the third quarter of 2009 which began amortizing upon Calix’s IPO in March of 2010 and will amortize through April of 2011.

General and Administrative Expenses

The following table sets forth Calix’s general and administrative expenses (in thousands, except percentages):

	Nine Months Ended
	September 25, 2010	September 26, 2009	Variance in Dollars	Variance in Percent
General and administrative	$19,515	$11,629	$7,886	67.8%
Percent of total revenue	10.0%	8.0%

General and administrative expenses increased during the first nine months of fiscal 2010 compared with the corresponding period in fiscal 2009, primarily due to an increase in payroll and related costs of $7.6 million, mostly attributable to increased stock-based non-cash compensation and, to a lesser degree increased headcount. Additionally, Calix had an increase in consulting and professional services expenses of $1.1 million in the first nine months of 2010 and an increase in insurance costs for its directors and officers of $0.5 million in the first nine months of 2010, partially offset by a decrease in bad debt expense of $1.0 million. The increased stock-based non-cash compensation expense was due to employee stock options exchanged for RSUs in the third quarter of 2009 which began amortizing upon Calix’s IPO in March of 2010 and will amortize through April of 2011. Non-cash compensation related to restricted stock units granted to one of Calix’s executives in the fourth quarter of 2009 will amortize through the end of fiscal 2013.

Acquisition-Related Costs

The following table sets forth Calix’s acquisition-related costs (in thousands):

	Nine Months Ended
	September 25, 2010	September 26, 2009	Variance in Dollars	Variance in Percent
Acquisition-related costs	$2,137	$—	$2,137	NA

In connection with Calix’s effort to acquire Occam, Calix has incurred acquisition related costs of $2.1 million in the first nine months of fiscal 2010. There were no acquisition-related costs in the corresponding periods in fiscal 2009. Calix anticipates it will incur additional significant acquisition-related costs in future periods through at least the first quarter of 2011.

Amortization of Intangible Assets

The following table sets forth Calix’s amortization of intangible asset expenses (in thousands, except percentages):

	Nine Months Ended
	September 25, 2010	September 26, 2009	Variance in Dollars	Variance in Percent
Amortization of intangible assets	$555	$555	—	—

In connection with the acquisition of OSI, $32.6 million of the total purchase price was allocated to amortizable intangible assets, which included customer contracts and lists and purchase order backlog. In addition, $4.2 million for each of the nine months ended September 25, 2010 and September 26, 2009, related to the amortization of existing technology in connection with the acquisition of OSI was classified as cost of revenue in Calix’s financial statements.

Other Income (Expense)

The following table sets forth Calix’s other income (expense) (in thousands, except percentages):

	Nine Months Ended
	September 25, 2010	September 26, 2009	Variance in Dollars	Variance in Percent
Interest income	$297	$144	$153	106.3%
Interest expense	(1,138)	(3,426)	(2,288)	66.8%
Change in fair value of preferred stock warrants	(173)	72	(245)	340.3%
Other income	13	113	(100)	88.5%

Total other income (expense)	$(1,001)	$(3,097)

The decrease in other expense in the first nine months of fiscal 2010 compared with the corresponding period of fiscal 2009 was primarily due to a reduction in interest expense from the repayment of Calix’s outstanding loan of $20.0 million on May 4, 2010 including outstanding accrued interest and prepayment penalties of $0.4 million.

The expense resulting from the change in the fair value of preferred stock warrants in the first nine months of fiscal 2010 was recorded in the first quarter of 2010. Such preferred stock warrants were converted to common stock warrants at the end of the first quarter of 2010 due to Calix’s IPO and will no longer require revaluation in future periods.

Calix’s operating results may fluctuate due to a variety of factors, many of which are outside of the company’s control. As a result, comparing Calix’s operating results on a period-to-period basis may not be meaningful and you should not rely on past results as an indication of future performance. In addition, a significant portion of Calix’s quarterly sales typically occurs during the last month of the quarter, which the company believes reflects customer buying patterns of products similar to Calix and other products in the technology industry generally. As a result, Calix’s quarterly operating results are difficult to predict even in the near term.

Revenue fluctuations result from many factors, including but not limited to: increases or decreases in customer orders for Calix products and services, large customer purchase agreements with special revenue considerations, varying budget cycles for customers and seasonal buying patterns of customers. More specifically, Calix’s customers tend to spend less in the first fiscal quarter as they are finalizing their annual budgets. Customers then typically decide to purchase Calix products during Calix’s second fiscal quarter. In the third fiscal quarter, customers are in the process of deploying such products and as a result there is less spending. In addition, difficulties related to deploying products during the winter also tend to limit spending in the third quarter. Finally, in the fourth fiscal quarter, customer purchases increase as customers are attempting to spend the rest of their budget for the year.

Calix’s operating expenses have fluctuated based on the following factors: timing of variable sales compensation expenses due to fluctuations in order volumes, timing of salary increases which have historically occurred in the second quarter, timing of research and development expenses including prototype builds and intermittent outsourced development projects and increases in stock-based compensation expenses resulting from modifications to outstanding stock options.

As a result of the fluctuations described above and a number of other factors, many of which are outside Calix’s control, its quarterly and annual operating results fluctuate from period to period. Comparing the company’s operating results on a period-to-period basis may not be meaningful, and you should not rely on Calix’s past results as an indication of future performance.

Comparison of Years Ended December 31, 2007, 2008 and 2009

Revenue

The following table sets forth Calix’s revenue:

	Years Ended December 31,
	2007	2008	2009
	(In thousands)
Revenue	$193,819	$250,463	$232,947

Calix’s revenue is principally derived in the United States. During 2007, 2008 and 2009 revenue generated in the United States represented approximately 94%, 84% and 91% of revenue, respectively.

2008 compared to 2009: Although revenue decreased $17.5 million from $250.5 million for 2008 to $232.9 million for 2009, sales orders were consistent in 2008 and 2009. The decrease in revenue recognized was the result of recognition of revenue under a significant customer contract in the first quarter of 2008 that did not occur in 2009.

2007 compared to 2008: Revenue increased $56.6 million from $193.8 million for 2007 to $250.5 million for 2008, primarily due to an increase in order volume from new and existing customers, the recognition of revenue under a large customer contract in 2008 and sales resulting from the introduction of Calix’s new E-Series platforms and nodes and P-Series ONTs.

Cost of Revenue and Gross Profit

The following table sets forth Calix’s costs of revenue:

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
Cost of revenue
Products and services	$128,025	$165,925	$150,863
Amortization of existing technologies	5,440	5,440	5,440

Total cost of revenue	$133,465	$171,365	$156,303
Gross profit	60,354	79,098	76,644
Gross margin	31%	32%	33%

2008 compared to 2009: Cost of revenue decreased $15.1 million from $171.4 million for 2008 to $156.3 million for 2009, primarily due to a decrease in revenues recognized during this period. Gross margin increased from 32% for 2008 to 33% for 2009, as a result of reduced product costs.

2007 compared to 2008: Cost of revenue increased $37.9 million from $133.5 million for 2007 to $171.4 million for 2008, primarily due to higher product shipments to customers and increases in related provisions for warranty and freight costs. Gross margin increased slightly from 31% for 2007 to 32% for 2008. The increase in gross margin was primarily due to lower product costs.

Operating Expenses

Research and Development Expenses

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
Research and development	$44,439	$44,348	$46,132
Percent of revenue	23%	18%	20%

2008 compared to 2009: Research and development expenses increased $1.8 million from $44.3 million for 2008 to $46.1 million for 2009, primarily due to increased spending on several new product prototypes of $1.1 million, an increase in costs for employee compensation and benefits of $0.8 million due to an increase in headcount, partially offset by a decrease of $0.5 million in stock-based compensation, an increase in consulting costs of $0.7 million and an increase in costs for employee recruiting of $0.2 million, partially offset by a decrease in equipment depreciation and overhead costs of $0.4 million.

2007 compared to 2008: Research and development expenses remained relatively flat at $44.4 million and $44.3 million for 2007 and 2008, respectively. Although expenses were relatively flat, expenses in 2008 included an increase in compensation and benefits of $2.5 million, including stock-based compensation, primarily due to increased headcount which was offset by reduced prototype expenses of $0.7 million, depreciation expenses of $0.2 million and consulting expenses of $1.5 million.

Sales and Marketing Expenses

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
Sales and marketing	$28,439	$31,627	$33,486
Percent of revenue	15%	13%	14%

2008 compared to 2009: Sales and marketing expenses increased $1.9 million, from $31.6 million for 2008 to $33.5 million for 2009, primarily due to an increase in costs for employee compensation and benefits of $2.0 million. The increase in employee compensation was primarily due to an increase in employee headcount.

2007 compared to 2008: Sales and marketing expenses increased $3.2 million, from $28.4 million for 2007 to $31.6 million for 2008, primarily due to an increase in the number of sales and marketing employees. The increase in employees resulted in an increase in compensation and benefits of $2.9 million, including stock-based compensation and fees for recruitment of new employees of $0.2 million.

General and Administrative Expenses

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
General and administrative	$12,103	$15,253	$15,613
Percent of revenue	6%	6%	7%

2008 compared to 2009: General and administrative expenses remained relatively flat at $15.3 million and $15.6 million for 2008 and 2009, respectively.

2007 compared to 2008: General and administrative expenses increased $3.2 million, from $12.1 million for 2007 to $15.3 million for 2008, primarily due to increases in compensation and benefits, including stock-based compensation, of $2.6 million due to increased headcount and an increase in bad debt expense of $0.6 million. The increased headcount primarily resulted from Calix’s ongoing efforts to build its legal, finance, human resources and information technology functions.

Amortization of Intangible Assets

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
Amortization of intangible assets	$740	$740	$740
Percent of revenue	0%	0%	0%

In connection with the acquisition of OSI, $32.6 million of the total purchase price was allocated to amortizable intangible assets, which included customer contracts and lists and purchase order backlog. Amortization of intangible assets expense totaled $0.7 million in each of 2007, 2008 and 2009. In addition, $5.4 million for each of 2007, 2008 and 2009, related to the amortization of existing technology was classified as cost of revenue in Calix’s financial statements.

Other Income (Expenses)

	Years Ended December 31,
	2007	2008	2009
	(In thousands)
Interest income	$1,094	$620	$245
Interest expense	(2,330)	(2,089)	(3,867)
Change in fair value of preferred stock warrants	1,634	1,329	37
Other income (expense)	132	10	119

Total other income (expense)	$530	$(130)	$(3,466)

2008 compared to 2009: Other expense, net was $0.1 million for 2008 compared to other expense, net of $3.5 million for 2009. The increase in other expense, net of $3.3 million was primarily due to an increase in interest expense of $1.8 million, resulting from the higher average interest rate of debt in place during a portion of 2009. Such debt was retired in the third quarter of 2009 and replaced with new debt. In connection with this transaction, Calix incurred a prepayment penalty and wrote off debt issuance costs, which contributed to the increase in interest expense. Calix expects interest expense to decline in future quarters as its debt carries a much lower interest rate than its previous debt. In addition, income from the change in the fair value of preferred stock warrants decreased by $1.3 million, which contributed to the increase in other expense, net during 2009.

2007 compared to 2008: Other income, net was $0.5 million for 2007 compared to other expense, net of $0.1 million for 2008. The decrease in other income, net was primarily due to a decrease in interest income resulting from lower invested balances. Calix had higher invested balances during 2007 as a result of funds raised in its Series I convertible preferred stock financing.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly statements of operations data for the last ten fiscal quarters, as well as the percentage that each line item represents of total net revenue. The information for each of these quarters has been prepared on the same basis as the audited financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of Calix’s management, includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus. These quarterly operating results are not necessarily indicative of Calix’s operating results for any future period. Calix operates on a 4-4-5 fiscal calendar which divides the year into four quarters with each quarter having 13 weeks which are grouped into two 4-week months and one 5-week month. Calix’s year ends on December 31.

	Quarters Ended
	Mar 29, 2008	Jun 28, 2008	Sep 27, 2008	Dec 31, 2008	Mar 28, 2009	Jun 27, 2009	Sep 26, 2009	Dec 31, 2009	Mar 27, 2010	Jun 26, 2010	Sep 25, 2010
	(in thousands, unaudited)
Statements of Operations Data:
Revenue	$59,661	$60,820	$59,317	$70,665	$37,146	$47,842	$59,600	$88,359	$48,203	$71,653	$75,492
Cost of revenue:
Products and services	41,358	39,331	39,158	46,078	25,391	31,076	37,117	57,279	30,171	41,855	45,168
Amortization of existing Technologies	1,360	1,360	1,360	1,360	1,360	1,360	1,360	1,360	1,360	1,360	1,360

Total cost of revenue	42,718	40,691	40,518	47,438	26,751	32,436	38,477	58,639	31,531	43,215	46,528

Gross profit	16,943	20,129	18,799	23,227	10,395	15,406	21,123	29,720	16,672	28,438	28,964
Operating expenses	21,730	24,547	23,002	22,689	21,525	23,153	24,384	26,909	25,202	30,878	34,373

Income (loss) from operations	(4,787)	(4,418)	(4,203)	538	(11,130)	(7,747)	(3,261)	2,811	(8,530)	(2,440)	(5,409)
Other income (expense), net	562	(86)	(85)	(521)	(800)	(917)	(1,380)	(369)	(561)	(519)	79

Net income (loss) before provision (benefit) for income taxes	(4,225)	(4,504)	(4,288)	17	(11,930)	(8,664)	(4,641)	2,442	(9,091)	(2,959)	(5,330)
Provision (benefit) for income taxes	45	101	73	(300)	130	138	(217)	(403)	171	243	20

Net income (loss)	(4,270)	(4,605)	(4,361)	317	(12,060)	(8,802)	(4,424)	2,845	(9,262)	(3,202)	(5,350)
Preferred stock dividends	479	540	2,441	605	652	—	2,389	706	900	—	—

Net income (loss) attributable to common stockholders	$(4,749)	$(5,145)	$(6,802)	$(288)	$(12,712)	$(8,802)	$(6,813)	$2,139	$(10,162)	$(3,202)	$(5,350)

	Quarters Ended
	Mar 29,	Jun 28,	Sep 27,	Dec 31,	Mar 28,	Jun 27,	Sep 26,	Dec 31,	Mar 27,	Jun 26,	Sep 25,
	2008	2008	2008	2008	2009	2009	2009	2009	2010	2010	2010
	(unaudited, in percent)
Statements of Operations Data:
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue:
Products and services	69.3	64.7	66.0	65.2	68.4	65.0	62.3	64.8	62.6	58.4	59.8
Amortization of existing technologies	2.3	2.2	2.3	1.9	3.7	2.8	2.3	1.6	2.8	1.9	1.8

Total cost of revenue	71.6	66.9	68.3	67.1	72.1	67.8	64.6	66.4	65.4	60.3	61.6

Gross profit	28.4	33.1	31.7	32.9	27.9	32.2	35.4	33.6	34.6	39.7	38.4
Operating expenses	36.4	40.4	38.8	32.1	57.9	48.4	40.9	30.4	52.3	43.1	4.6

Income (loss) from operations	(8.0)	(7.3)	(7.1)	0.8	(30.0)	(16.2)	(5.5)	3.2	(17.7)	(3.4)	33.8
Other income (expense), net	0.9	(0.1)	(0.1)	(0.7)	(2.2)	(1.9)	(2.3)	(0.4)	(1.2)	(0.7)	0.1

Net income (loss) before provision
(benefit) for income taxes	(7.1)	(7.4)	(7.2)	0.1	(32.2)	(18.1)	(7.8)	2.8	(18.9)	(4.1)	33.9
Provision (benefit) for income taxes	0.1	0.2	0.1	(0.4)	0.3	0.3	(0.4)	(0.4)	0.4	0.3	0.0

Net income (loss)	(7.2)	(7.6)	(7.3)	0.5	(32.5)	(18.4)	(7.4)	3.2	(19.3)	(4.4)	33.9
Preferred stock dividends	0.8	0.9	4.1	0.9	1.8	0.0	4.0	0.8	1.9	0.0	0.0

Net income (loss) attributable to common stockholders	(8.0)%	(8.5)%	(11.4)%	(0.4)%	(34.3)%	(18.4)%	(11.4)%	2.4%	(21.2)%	(4.4)%	33.9%

Calix’s operating results may fluctuate due to a variety of factors, many of which are outside of the control of the company. As a result, comparing Calix’s operating results on a period-to-period basis may not be meaningful and you should not rely on the company’s past results as an indication of its future performance. In addition, a significant portion of Calix’s quarterly sales typically occurs during the last month of the quarter, which the company believes reflects customer buying patterns of products similar to those of Calix and other products in the technology industry generally. As a result, Calix’s quarterly operating results are difficult to predict even in the near term.

Revenue fluctuations result from many factors, including but not limited to: increases or decreases in customer orders for Calix products and services, large customer purchase agreements with special revenue considerations, varying budget cycles for Calix customers and seasonal buying patterns of customers. More specifically, Calix customers tend to spend less in the first fiscal quarter as they are finalizing their annual budgets. Customers then typically decide to purchase products during Calix’s second fiscal quarter. In the third fiscal quarter, customers are in the process of deploying such products and as a result there is less spending. In addition, difficulties related to deploying products during the winter also tend to limit spending in the third quarter. Finally, in the fourth fiscal quarter, customer purchases increase as customers are attempting to spend the rest of their budget for the year.

During the quarters ended March 29, 2008 and December 31, 2008, Calix recognized revenue on two large orders that were previously deferred. For the quarters ended March 28, 2009 and June 27, 2009, orders for Calix goods and services declined significantly from the same periods in 2008, primarily due to challenging macroeconomic and capital market conditions that negatively impacted Calix’s customers’ financial condition and decreased demand for Calix’s products. For the quarters ended September 26, 2009 and December 31, 2009, orders increased from the quarters ended March 28, 2009 and June 27, 2009 due to an increase in orders from one of Calix’s largest customers, which contributed to the increase in revenue during the quarters ended September 26, 2009 and December 31, 2009. At the beginning of the third quarter of 2009, two of Calix’s largest customers merged. Following the merger, this customer increased its orders.

During the quarters ended March 27, 2010, June 26, 2010 and September 25, 2010, Calix experienced an increase in shipment volume compared to the corresponding periods in 2009 as a result of improved macroeconomic conditions. In addition, a change in Calix’s methodology for recognizing revenue on multiple-

element arrangements, effective January 1, 2010, resulted in increased revenues during the quarters ended March 27, 2010 and June 26, 2010, compared to the corresponding periods in 2009. The change in revenue recognition rules on multiple-element arrangements allowed Calix to recognize revenue on partially delivered orders in 2010. Prior to 2010, Calix had deferred such arrangements until all elements had been delivered because Calix had not established vendor specific objective evidence of fair value for most of its products. Furthermore, revenue for the quarter ended September 25, 2010 increased over the same period in 2009 due to the recognition of approximately $13.0 million of revenue related to the amendment of a significant agreement which had previously been accounted for under Topic 985-605.

From time to time, Calix offers its customers sales incentives, which include volume rebates and discounts, and during this period Calix provided this customer volume rebates on orders made during this period. After such an increase in spending by a customer, there could be a corresponding decrease in spending in a subsequent quarter or quarters, which could adversely affect Calix’s operating results and financial condition. Calix is unable to anticipate the quantity of orders from any given customer in future quarters.

Cost of revenue is strongly correlated to revenue and will tend to fluctuate from all of the aforementioned factors that could impact revenue. Other additional factors that impact cost of revenue include changes in the mix of products delivered to Calix’s customers and changes in the standard cost of Calix’s inventory. Cost of revenue includes fixed expenses related to the internal operations department which could impact Calix’s cost of revenue as a percentage of revenue, if there are large sequential fluctuations to revenue.

Calix’s operating expenses have fluctuated based on the following factors: timing of variable sales compensation expenses due to fluctuations in order volumes, timing of salary increases which have historically occurred in the second quarter, timing of research and development expenses including prototype builds and intermittent outsourced development projects and increases in stock-based compensation expenses resulting from modifications to outstanding stock options. For example, in the quarter ended June 28, 2008, operating expense increases resulted primarily from merit-based salary increases, increased variable sales compensation due to increased customer orders, and stock-based compensation expenses resulting from the repricing of outstanding stock options. In the quarter ended March 28, 2009, reduced operating expenses resulted from a decrease in variable sales compensation expenses coincident with a reduction in customer orders, and reduced spending on customer marketing initiatives and industry tradeshow events relative to other quarters.

As a result of the fluctuations described above and a number of other factors, many of which are outside Calix’s control, its quarterly and annual operating results fluctuate from period to period. Comparing operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of Calix’s future performance.

Liquidity and Capital Resources

	Years Ended December 31,			Nine Months Ended
	2007	2008	2009	September 26, 2009	September 25, 2010
Net cash provided by (used in) Operating activities	$(11,873)	$(5,551)	$1,390	$(6,346)	$8,377
Net cash provided by (used in) Investing activities	(13,926)	2,849	(41,309)	(9,781)	(42,440)
Net cash provided by financing activities	35,391	4,574	48,526	48,535	37,383

At September 25, 2010, Calix had cash, cash equivalents and marketable securities of $109.2 million, which primarily consisted of money market mutual funds and highly liquid debt instruments held at major financial institutions. Since inception, Calix financed its operations primarily through private sales of equity and from borrowings under credit facilities. In its initial public offering Calix raised net proceeds of approximately $57.3 million. On May 4, 2010, Calix paid down its outstanding term loan of $20.0 million with Silicon Valley Bank in its entirety including outstanding accrued interest and prepayment penalties of $0.4 million.

Calix entered into an amended and restated loan and security agreement, or loan agreement, with Silicon Valley Bank, or SVB, in August 2009 and subsequently amended this loan agreement in March 2010. This loan agreement, which replaced a previous loan agreement with SVB, provides for $50.0 million of total lending capacity as follows: a term loan of $20.0 million and a revolving credit facility of $30.0 million based upon a percentage of eligible accounts receivable. Included in the revolving line are amounts available under letters of credit and cash management services. The term loan and the revolving credit facility, unless terminated earlier, each expire on June 30, 2013. The proceeds of the term loan were used, along with other funds, to repay a term loan with an institutional investor totaling slightly over $23.0 million of principal, accrued interest and other fees. As of December 31, 2009, $20.0 million in principal was outstanding under the term loan and there were no outstanding borrowings under the revolving line. The term loan as of December 31, 2009 bears interest at 7.75%, which is set at 6-month LIBOR (with a floor of 1.25%) plus a 6.50% margin. At Calix’s election, the term loan will accrue interest at (a) SVB’s prime rate (with a floor of 4.00%) plus a 0.50% to 4.00% margin or (b) LIBOR (with a floor of 1.25%) plus a 3.00% to 6.50% margin, subject to certain terms and conditions. The loan agreement also allows SVB to call the note in the event there is a material adverse change in Calix’s business or financial condition. At Calix’s election, advances under the revolving line will accrue interest at (a) SVB’s prime rate (with a floor of 4.00%) plus a 0.50% to 2.00% margin or (b) LIBOR (with a floor of 1.25%) plus a 3.00% to 4.50% margin, subject to certain terms. The loan agreement is secured by all Calix’s assets, including intellectual property. In addition, the loan agreement stipulates that Calix must comply with certain covenants, information reporting requirements and other restrictive provisions. As of September 25, 2010 and as of the date of this proxy statement/prospectus, Calix was in compliance with all covenants and information reporting requirements in the loan agreement. On May 4, 2010, Calix paid down its outstanding term loan payable with Silicon Valley Bank of $20.0 million, which bore interest at LIBOR (not less than 1.25%) plus 6.50%, in its entirety, including outstanding accrued interest and prepayment penalties of $0.4 million. As of September 25, 2010, there were no outstanding borrowings under the revolving credit facility. Calix issues letters of credit under its credit facility to support performance bonds that it may be required to issue to satisfy contract requirements under RUS contracts. Calix had outstanding letters of credit totaling $2.9 million as of September 25, 2010.

Operating Activities

In the nine months ended September 25, 2010, Calix’s operating activities provided cash of $8.4 million. This resulted primarily from non-cash charges of $26.7 million (the majority of which consist of stock-based compensation charges), partially offset by a net loss of $17.8 million. Cash inflows from changes in operating assets and liabilities included a decrease in accounts receivable of $14.1 million due to lower shipments in the third quarter of 2010 compared to the fourth quarter of 2009, a decrease in deferred cost of goods sold of $6.0 million related to the decrease in deferred revenue, and a decrease in prepaid expenses and other assets of $1.4 million primarily due to lower procurement of raw materials on behalf of Calix’s manufacturing vendor and the write-off of loan origination fees from the repayment of Calix’s loan with SVB. Cash outflows from changes in operating assets and liabilities included a decrease in deferred revenue of $7.9 million primarily the result of a change in revenue recognition rules on multiple-element arrangements, which allowed Calix to recognize revenue on partially delivered orders in 2010 and an amendment to a customer agreement that had previously been accounted for under the ASC Topic 985-605, an increase in inventory of $6.4 million as Calix built inventories in anticipation of higher shipment volumes in future periods, a decrease in accounts payables of $5.9 million resulting from lower inventory receipts in the last month of the third quarter of 2010 compared to the last month of the fourth quarter of 2009, and a decrease in accrued liabilities of $2.7 million primarily due to an increase in employee compensation, legal fees related to Calix’s efforts to acquire Occam partially offset by a decrease in accrued customer rebates.

In the nine months ended September 26, 2009, Calix used $6.3 million in cash from operating activities, which consisted of a net loss of $25.3 million, partially offset by non-cash charges of $15.1 million. In addition, cash outflows from changes in operating assets and liabilities included an increase in accounts receivable of $9.7 million from increased shipment volume near the end of the third quarter, a decrease in accounts payable of $7.8 million due to accelerated payment terms with Calix’s contract manufacturer to obtain early payment discounts and an increase in deferred cost of goods sold of $5.2 million, related to the increase in deferred revenue. Cash inflows from changes in operating assets and liabilities included an increase in deferred revenue of $10.7 million, a decrease in inventory of $9.5 million resulting from better inventory management and a decrease in restricted cash of $4.2 million as Calix released performance bonds for the close out of RUS revenue contracts.

In 2009, Calix’s operating activities provided $1.4 million in cash, which consisted of a net loss of $22.4 million, offset by non-cash charges of $20.3 million. In addition, cash outflows from changes in operating assets and liabilities included an increase in accounts receivable of $14.2 million from increased shipment volume near the end of the year, a decrease in accounts payable of $3.9 million due to accelerated payment terms with Calix’s contract manufacturer to obtain early payment discounts, an increase in prepaid expenses and other assets of $4.3 million primarily related to costs capitalized for Calix’s IPO, and an increase in deferred cost of goods sold of $2.3 million, related to the increase in deferred revenue. Cash inflows from changes in operating assets and liabilities included an increase in accrued liabilities of $12.1 million primarily related to an increase in customer rebates, professional fees associated with Calix’s IPO, employee compensation and warranty reserves, an increase in deferred revenue of $7.7 million, a decrease in inventory of $4.8 million resulting from better inventory management and a decrease in restricted cash of $4.2 million as Calix released performance bonds for the close out of RUS revenue contracts, as further described below.

In 2008, Calix used $5.6 million in cash from operating activities, which consisted of its net loss of $12.9 million, offset by non-cash charges of $21.5 million. In addition, cash outflows from changes in operating assets and liabilities included a decrease in deferred revenue of $17.7 million resulting from the close-out of a large contract, an increase in accounts receivable of $5.2 million due to increased shipment volume, an increase in restricted cash of $4.9 million to purchase performance bonds for RUS revenue contracts, as further described below, and an increase in inventory of $2.3 million. Cash inflows from changes in operating assets and liabilities included a decrease in deferred cost of goods sold of $13.1 million resulting from the close-out of the large contract noted above and an increase in accounts payable and accrued liabilities totaling $3.7 million due to the timing of payment.

In 2007, Calix used $11.9 million in cash from operating activities, which consisted of its net loss of $24.9 million, offset by non-cash charges of $18.9 million. In addition, cash outflows from changes in operating assets and liabilities included an increase in inventory of $4.6 million due to increased inventory receipts on low shipment volume, a decrease in accounts payable of $9.6 million due to significant payments to Calix’s main supplier and a decrease in accrued liabilities and deferred revenue of $3.1 million and $3.0 million, respectively, due to the timing of transactions. Cash inflows from changes in operating assets and liabilities included a decrease in accounts receivable, which resulted from a combination of lower shipment volume and strong collections.

Investing Activities

Calix’s cash used in investing activities in the nine months ended September 25, 2010 consisted of capital expenditures of $3.9 million, the purchase of marketable securities of $74.6 million, which primarily included highly liquid debt instruments and certificates of deposit, offset by sales and maturities of marketable securities of $36.1 million.

Calix’s cash used in investing activities in the nine months ended September 26, 2009 consisted of the purchase of marketable securities of $6.3 million, which primarily included money market funds and highly liquid debt instruments, and capital expenditures of $3.5 million, which primarily consisted of computer and test equipment.

Calix’s cash used in investing activities in 2009 consisted of the purchase of marketable securities of $36.2 million, which primarily included highly liquid debt instruments and certificates of deposit, and capital expenditures of $5.1 million, which primarily consisted of computer and test equipment.

Calix’s cash provided by investing activities in 2008 consisted of the sale of marketable securities of $8.3 million, partially offset by the purchase of property and equipment of $5.4 million. These capital expenditures primarily consisted of computer and test equipment.

Calix’s cash used in investing activities in 2007 consisted of the net purchase of marketable securities of $8.3 million and the purchase of property and equipment of $5.7 million, which primarily consisted of computer and test equipment.

Financing Activities

Calix’s financing activities provided cash of $37.4 million in the nine months ended September 25, 2010, which primarily consisted of net proceeds of $57.3 million from Calix’s IPO offset by the repayment of a term loan of $20.0 million. On May 4, 2010, Calix paid the outstanding loan payable to Silicon Valley Bank of $20.0 million in its entirety including outstanding accrued interest and prepayment penalties of $0.4 million.

Calix’s financing activities provided cash of $48.5 million in the nine months ended September 26, 2009 and in the year ended December 31, 2009, which primarily consisted of net proceeds of $49.5 million from the issuance of 6.3 million shares of Series J convertible preferred stock. On May 29, 2009, Calix entered into a Series J Preferred Stock Purchase Agreement, or the Series J Agreement, with certain investors and completed its first closing, at which Calix issued 4.4 million shares of Series J convertible preferred stock for gross proceeds of $34.7 million. Calix subsequently completed three additional closings, with the final closing occurring on August 5, 2009. Upon completion, Calix issued a total of 6.3 million shares of Series J convertible preferred stock for gross proceeds of $50.0 million.

In addition, Calix entered into an amended and restated loan agreement with SVB in August 2009 and subsequently amended this loan agreement in March 2010. This loan agreement, which replaced a previous loan agreement Calix had with SVB, provides for $50.0 million of total lending capacity.

Calix’s financing activities provided cash of $4.6 million in 2008, which primarily consisted of net proceeds of $4.5 million from borrowings.

Calix’s financing activities provided cash of $35.4 million in 2007, which primarily consisted of net proceeds of $42.0 million from the issuance of 1.7  million shares of Series I convertible preferred stock, partially offset by loan repayments of $6.8 million.

Working Capital and Capital Expenditure Needs

Except as disclosed in Contractual Obligations and Commitments below and in connection with Calix’s efforts to acquire Occam pursuant to which Calix has committed approximately $88.9 million in cash as part of the acquisition cost which will be funded by cash from the combined company, Calix currently has no material cash commitments, except for normal recurring trade payables, expense accruals and operating leases. In addition, Calix does not currently anticipate significant investment in property, plant and equipment, and Calix believes that its outsourced approach to manufacturing provides the company significant flexibility in both managing inventory levels and financing its inventory. Calix may be required to issue performance bonds to satisfy requirements under its RUS contracts. Calix issues letters of credit under its existing credit facility to support these performance bonds. In the event Calix does not have sufficient capacity under its credit facility to support these bonds, Calix will have to issue certificates of deposit, which could materially impact its working capital or limit its ability to satisfy such contract requirements. In the event that the revenue plan does not meet Calix’s expectations, Calix may eliminate or curtail expenditures to mitigate the impact on the company’s working capital.

Calix believes, based on its current operating plan, its existing cash, cash equivalents and marketable securities and existing amounts available under the revolving line will be sufficient to meet its anticipated cash needs for at least the next twelve months. Calix’s future capital requirements will depend on many factors including its rate of revenue growth, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancements to existing products, the acquisition of new capabilities or technologies and the continued market acceptance of Calix’s products. In the event that additional financing is required from outside sources, Calix may not be able to raise it on terms acceptable to the company or at all. If Calix is unable to raise additional capital when desired, its business, operating results and financial condition would be harmed.

Contractual Obligations and Commitments

The following summarizes Calix’s contractual obligations at September 25, 2010 (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 years
Operating lease obligations	$5,934	$1,706	$3,505	$723	$—

Total	$5,934	$1,706	$3,505	$723	$—

Future minimum lease payments under Calix’s lease for its facilities in Minneapolis, Minnesota and Acton, Massachusetts are disclosed in the table above. Calix leases its primary office space in Petaluma, California. The prior lease agreement expired in December 2008, after which Calix leased the office space under its prior lease agreement on a month-to-month basis. In February 2009, Calix entered into a new lease agreement that expires in February 2014. Calix received a lease incentive consisting of $1.2 million in leasehold improvements provided by its lessor. Calix has capitalized the full amount of the lease incentive and will amortize the cost of the improvements over the lease term.

Off-Balance Sheet Arrangements

As of December 31, 2007, 2008 and 2009 and September 25, 2010, Calix did not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

In April 2010, the FASB issued ASU No. 2010-12, Income Taxes (ASC Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts. This ASU updates the FASB Accounting Standards CodificationTM for the SEC Staff Announcement, Accounting for the Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act. This announcement provides guidance on the accounting effect, if any, that arises from the different signing dates between the Health Care and Education Reconciliation Act of 2010, a reconciliation bill that amends the Patient Protection and Affordable Care Act (collectively the “Acts”). Recently, questions have arisen about whether and how the different signing dates will affect the accounting for these two Acts for that limited number of registrants with a period end that falls between the two signing dates. The company does not believe this will impact its financial statements at this time.

In January 2010, the FASB issued an update to ASC Topic 820, Fair Value Measurements and Disclosures, related to the disclosures for transfers in and out of Levels 1 and 2 fair value measurements and the activity in Level 3 fair value measurements. The amendment recommends a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. Further, in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements (that is, on a gross basis rather than as one net number). Also, the amendment requires clarification in existing disclosures for disaggregation of fair value measurement disclosures for each class of assets and liabilities and disclosures about inputs and valuation techniques. The effective date is for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Calix adopted all the amended provisions of ASC Topic 820 in the first quarter of 2010. There was no impact from adoption of this amendment to ASC Topic 820 to Calix’s financial statements and related footnote disclosures.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE MARKET RISK OF CALIX

Interest Rate Risk

The primary objectives of Calix’s investment activity are to preserve principal, provide liquidity and maximize income without significantly increasing risk. By policy, Calix does not enter into investments for trading or speculative purposes. Some of the securities in which Calix invests, however, may be subject to interest rate risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, Calix invests in a variety of securities, which primarily consists of money market funds, U.S. government bonds, commercial paper and other debt securities of domestic corporations. Due to the nature of these investments, Calix believes that it does not have any material exposure to changes in the fair value of its investment portfolio as a result of changes in interest rates

Calix’s exposure to interest rates also relates to the increase or decrease in the amount of interest the company must pay on its outstanding debt instruments. Any outstanding borrowings under its term loan and line of credit bear a variable rate of interest based upon the applicable Libor or prime rate and is adjusted monthly based upon changes in the Federal Reserve’s prime rate. On May 4, 2010, Calix paid in its entirety the outstanding loan payable with Silicon Valley Bank of $20.0 million, which bore interest at LIBOR (not less than 1.25%) plus 6.50%, in its entirety, including outstanding accrued interest and prepayment penalties of $0.4 million. As of September 25, 2010, Calix had no term loans outstanding and there were no outstanding borrowings under the revolving credit facility. The company had outstanding letters of credit totaling $2.9 million as of September 25, 2010.

Foreign Currency Risk

Calix’s sales contracts and vendor payables are primarily denominated in U.S. dollars and, therefore, the majority of its revenues and operating expenses are not subject to foreign currency risk.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OCCAM

Summary Historical Financial Data of Occam

The following tables summarize Occam’s financial data. The statements of operations data for the nine months ended September 30, 2009 and September 30, 2010 and the balance sheet data as of September 30, 2010 are derived from Occam’s unaudited financial statements and related notes. The consolidated financial data set forth below as of December 31, 2008 and December 31, 2009 and for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 are derived from, and qualified by reference to, Occam’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the years ended December 25, 2005 and December 31, 2006 and the balance sheet data as of December 25, 2005 and December 31, 2006 and 2007 are derived from Occam’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future. The consolidated financial data set forth below for and as of the year ended December 25, 2005 has been restated as a result of Occam’s audit committee review as described below.

On October 16, 2007, Occam announced that the audit committee of the Occam board had completed its previously announced internal review of its revenue recognition practices. Among other matters, Occam’s audit committee, assisted by independent forensic accountants and legal advisors, reviewed its practices relating to the following:

•

commitments to provide customers with software, hardware and software maintenance, hardware and software upgrades, training, and other services in connection with customers’ purchases of Occam’s network equipment;

•	sales to value added resellers; and

•	use of intermediate shipping vendors in connection with shipments of product at the end of quarters falling on weekends.

As a result of Occam’s audit committee’s review, Occam identified errors in its previous recognition of revenue and determined that Occam recognized approximately $33.0 million of revenue prematurely during fiscal years 2004 through 2006. As a result, Occam restated its consolidated financial statements for the following fiscal periods: (i) the fiscal years ended December 25, 2005 and December 26, 2004; (ii) each of the interim quarterly periods in the fiscal years ended December 25, 2005 and December 26, 2004; and (iii) each of the interim quarterly periods ended March 26, June 25, and September 24, 2006.

All references to earnings and the number of shares of Occam’s common stock have been retroactively restated to reflect the 1-for-40 reverse stock split effected on March 10, 2006.

	Fiscal Year Ended					Nine Months Ended
	December 25, 2005	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	September 30, 2009	September 30, 2010
	(in thousands except per share data)					(unaudited, in thousands except per share data)
Statement of Operations Data:
Revenue	$39,597	$68,203	$75,149	$99,268	$84,046	$62,120	$75,930
Cost of revenue(1)	27,736	42,473	46,137	56,877	50,019	36,970	44,396

Gross margin	11,861	25,730	29,012	42,391	34,027	25,150	31,534

Operating expenses
Research and product development(1)	7,440	9,584	13,321	18,964	16,091	12,186	11,549
Sales and marketing(1)	8,349	11,222	14,650	19,855	17,588	13,404	14,200
General and administrative(1)	3,420	4,095	11,823	10,812	7,940	6,179	5,702
Restructuring charges	—	—	—	—	213	213	—
Loss on legal settlement	—	—	—	—	1,700	1,700	—
In-process research and development	—	—	2,180	—	—	—	—
Merger related expenses	—	—	—	—	—	—	2,840

Total operating expenses	19,209	24,901	41,974	49,631	43,532	33,682	34,291

Income (loss) from operations	(7,348)	829	(12,962)	(7,240)	(9,505)	(8,532)	(2,757)
Other income (expense), net	—	—	—	(342)	147	147	—
Interest income (expense), net	(259)	470	2,632	1,120	227	274	8

Income (loss) before provision for (benefit from) income taxes	(7,607)	1,299	(10,330)	(6,462)	(9,131)	(8,111)	(2,749)
Provision for (benefit from) income taxes	—	64	56	256	(206)	(35)	32

Net income (loss)	(7,607)	1,235	(10,386)	(6,718)	(8,925)	(8,076)	(2,781)
Beneficial conversion feature	(1,822)	(3,437)	—	—	—	—	—

Net loss attributable to common stockholders	$(9,429)	$(2,202)	$(10,386)	$(6,718)	$(8,925)	$(8,076)	$(2,781)

Basic and diluted net loss per share	$(1.40)	$(0.24)	$(0.53)	$(0.34)	$(0.44)	$(0.40)	$(0.13)
Shares used to compute basic and diluted net loss per share	6,759	9,020	19,760	19,874	20,259	20,214	20,820

(1) Stock-based compensation included in:

Cost of revenue	$—	$288	$233	$377	$504	$326	$234
Research and product development	519	748	754	1,128	1,152	778	594
Sales and marketing	70	476	558	731	1,002	692	560
General and administrative	6	390	546	811	1,370	889	644

Total stock-based compensation	$595	$1,902	$2,091	$3,047	$4,028	$2,685	$2,032

	December 25, 2005	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	September 30 2010
	(in thousands)					(unaudited, in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,571	$59,219	$37,637	$30,368	$39,268	$44,174
Restricted cash	3,749	4,378	13,103	13,771	5,721	1,804
Working capital	12,225	66,096	51,765	47,953	45,521	46,356
Total assets	30,638	87,758	90,885	92,734	83,162	90,305
Total debt and capital lease obligation	2,557	—	64	67	46	—
Total liabilities	17,645	19,615	30,619	35,563	30,312	36,875
Convertible preferred stock and warrants	34,942	—	—	—	—	—
Total stockholders’ equity (deficit)	(21,949)	68,143	60,266	57,171	52,850	53,430

OCCAM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Occam’s financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Occam’s plans, estimates and beliefs. The actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the section titled “Risk Factors.”

Overview

Occam develops, markets and supports innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and high speed Internet, or Triple Play, services over both copper and fiber optic networks. Occam’s Broadband Loop Carrier, or BLC, is an integrated hardware and software platform that uses Internet Protocol, or IP, and Ethernet technologies to increase the capacity of local access networks, enabling Occam’s customers to deliver advanced services, including voice-over-IP, or VoIP, IP-based television, or IPTV, video-on-demand, or VoD, and high-definition television, or HDTV. Occam’s platform simultaneously supports traditional voice and data services, enabling Occam’s customers to leverage their existing networks and migrate to IP without disruption. In addition to providing customers with increased bandwidth, Occam’s products provide incremental value by offering software-based features to improve the quality, resiliency and security of network service offerings. Occam markets its products through a combination of direct and indirect channels. Occam’s direct sales efforts are focused on the North American independent operating company, or IOC, segment of the telecom service provider market. As of September 30, 2010, Occam had shipped its BLC platform to over 380 telecommunications customers.

From its inception through September 30, 2010, Occam has incurred cumulative net losses of approximately $138.2 million. Occam realized income from operations and was profitable on a net income basis during the quarters ended December 31, 2008, December 31, 2006 and September 24, 2006, and for the year ended December 31, 2006. Previously, Occam had not been profitable on a quarterly or annual basis, excluding the quarter ended December 25, 2005, in which Occam realized modest operating income of $3,000. Occam experienced operating and net losses in all four quarters of fiscal 2009. During the current quarter, Occam experienced an increase in customer bookings activity due to certain orders related to the broadband funding initiatives. In the short term, Occam expects that booking activity may vary depending on Occam’s customers’ ability to make capital investments, using their own funds, and their access to credit facilities or other loan program funds.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses Occam’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires Occam to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, Occam evaluates its estimates and judgments, including those related to revenue recognition, inventories, accounts receivable reserves, sales return reserves, litigation, warranty reserve, stock-based compensation and valuation of deferred income tax assets. Occam bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Occam believes the following critical accounting policies, among others, affect the company’s more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Occam generally recognizes revenue under Staff Accounting Bulletin Codification Topic 13, Revenue Recognition, in the period when all of the requirements of Staff Accounting Bulletin Codification Topic 13: Revenue Recognition have been met:

•	persuasive evidence of sales arrangements,

•	delivery has occurred or services have been rendered,

•	the buyer’s price is fixed or determinable and

•	collection is reasonably assured.

Occam enters into transactions with value-added resellers where the resellers may not have the ability to pay for these sales independent of payment to them by the end-user. In these cases, Occam does not recognize revenue until payment has been received, provided the remaining revenue recognition criteria are met.

Occam sells hardware products that contain embedded operating system software, which the company has determined are “incidental” to the hardware products. These tangible products contain software components and non-software components that function together to deliver the product’s essential functionality. Revenue is recognized for these products under Staff Accounting Bulletin Codification Topic 13: Revenue Recognition. Occam has one minor software network management product which is a stand alone product not essential to the functionality of other products that Occam sells. Revenue is recognized for this product in accordance with FASB Accounting Standard Codification Topic 985, Software. The amount of sales of this product and the related revenue recognized to date by Occam have been immaterial. In October 2009, the Financial Accounting Standards Board, or FASB, amended the accounting standards for revenue recognition to remove tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry specific software revenue recognition guidance. Occam elected to early adopt this accounting guidance in the fourth quarter of fiscal 2009 on a prospective basis for applicable transactions.

In addition to the aforementioned general policy, Occam enters into transactions that represent multiple-element arrangements, which may include training and post-sales technical support and maintenance to its customers as needed to assist them in installation or use of Occam’s products, and makes provisions for these costs in the periods of sale. Multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	the delivered item(s) has value to the customer on a stand-alone basis;

•	there is objective and reliable evidence of the fair value of the undelivered item(s); and

•	the arrangement includes a general right of return relative to the delivered item(s) and delivery or performance of the undelivered item(s) is considered probable and substantially in Occam’s control.

If these criteria are not met, then revenue is deferred until such criteria are met or until the period(s) over which the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. In October 2009, FASB amended the accounting standards to allow the use of best estimate of selling price in addition to VSOE and TPE for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or third party evidence, or TPE, of the selling price cannot be determined. Occam elected to early adopt this accounting guidance in the fourth quarter of fiscal 2009 on a prospective basis for applicable transactions. The adoption of this accounting guidance did not have an impact on any quarterly period in 2009. When Occam is unable to establish selling price using VSOE or TPE, the Company uses “estimated selling price,” or ESP, in its allocation of arrangement consideration. The objective of ESP is to determine the price at which Occam would transact a sale if the product or service were sold on a stand-alone basis. ESP is generally used for new products, and it applies to a small proportion of Occam’s arrangements with multiple deliverables. Occam determines ESP for a product or service by considering multiple factors including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives, and pricing practices.

In certain circumstances, Occam enters into arrangements with customers who receive financing support in the form of long-term low interest rate loans from the United States Department of Agriculture’s RUS program. The terms of the RUS contracts provide that in certain instances transfer of title of Occam’s products does not occur until customer acceptance, however Occam previously waited for final cash payment on these contracts before recognizing revenue. Effective January 1, 2009 based on historical experience, Occam determined that revenue recognition on RUS contracts is appropriate upon customer acceptance, given the remaining revenue recognition criteria, such as collectability, under Staff Accounting Bulletin Codification Topic 13: Revenue Recognition have been met. As a result the Company recognized approximately $6.1 million in revenue for year ended December 31, 2009 based on customer acceptance, not final cash payment.

Occam warrants its products for periods up to five years and records an estimated warranty accrual when shipped.

Valuation of Inventories

Occam’s inventories are stated at the lower of acquisition cost or market value, with cost being determined using the first-in, first-out method. In assessing the ultimate realization of inventories, Occam is required to make judgments as to future demand and market conditions and compare them with current inventory levels. If actual future demand or market conditions are less favorable than those projected by Occam, additional inventory write-downs may be required.

Deferred Tax Valuation Allowance

Occam records a valuation allowance to reduce its deferred income tax asset to the amount the company believes is more likely than not to be realized. While Occam has considered future taxable income and ongoing prudent and feasible tax-planning strategies in assessing the need for the valuation allowance, should the company determine that it would be able to realize its deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made. For 2009, 2008 and 2007, Occam’s net deferred tax assets have been offset with a full valuation allowance.

Loss Contingencies

Occam evaluates its estimated potential financial exposure for loss contingencies, particularly the pending litigation matters discussed in Note 13 and the FairPoint bankruptcy filing discussed in Note 15 to the accompanying consolidated financial statements for the fiscal year ended December 31, 2009 included elsewhere in this proxy statement/prospectus. Occam accrues an estimated loss related to a contingency if (a) it is probable that a liability had been incurred and future events will occur confirming the fact of the loss at the date of the consolidated financial statements and (b) the amount of the loss can be reasonably estimated. When a reasonable estimate of the loss is a range and no amount within the range is a better estimate than any other amount, Occam accrues the minimum amount in the range. As additional information becomes available, Occam assesses the potential liability related to pending litigation and revises its estimates. Such revisions in the estimated potential liability could materially impact Occam’s consolidated results of operations and financial position. Occam has not recorded an accrual for an estimated loss for the IPO allocation case because the company believes the anticipated settlement amounts are covered by its insurance policies.

Product Warranties

Occam provides a standard warranty with the sale of its products for up to five years from the date of shipment. The estimated cost of providing the product warranty is recorded at the time of shipment. Occam maintains product quality programs and processes, including actively monitoring and evaluating the quality of its suppliers. Occam quantifies and records an estimate for warranty-related costs based on a variety of factors including but not limited to Occam’s actual history, projected return and failure rates and current repair costs.

Occam’s estimates are primarily based on an estimate of products that may be returned for warranty repair and estimated costs of repair, including parts and labor, depending on the type of service required. These estimates require the company to examine past and current warranty issues and consider their continuing impact in the future. Occam’s accrual is based on consideration of all these factors which are known as of the preparation of its consolidated financial statements. Occam’s estimates of future warranty liability are based on prediction of future events, conditions and other complicated factors that are difficult to predict. The actual costs Occam incurs may differ materially from Occam’s estimates. To the extent that actual warranty repairs are higher than Occam’s estimates, Occam’s costs will increase. The costs for warranty returns totaled $2.3 million, $1.5 million and $1.9 million for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively.

Stock-Based Compensation

Effective beginning the first fiscal quarter of 2006, Occam adopted FASB Accounting Standard Codification Topic 718 using the modified prospective transition method. Under this method, compensation costs for all awards granted after the date of adoption and the unvested portion of previously granted awards outstanding at the date of adoption are measured at estimated fair value and included in cost of sales and operating expenses over the vesting period during which an employee provides service in exchange for the award. Prior period amounts presented herein have not been restated to reflect the adoption of FASB Accounting Standard Codification Topic 718.

Upon adoption of FASB Accounting Standard Codification Topic 718, Occam selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility, forfeitures, and expected dividends. The risk-free interest rate assumption is based on the U.S. Treasury yield curve in effect at the time of grant. Occam does not anticipate declaring dividends in the foreseeable future. Expected volatility is based on the annualized weekly historical volatility of its stock price and Occam believes it is indicative of future volatility. Occam estimates the expected life of options granted based on historical exercise and post-vesting cancellation patterns with consideration to its industry peers of similar size with similar option vesting periods. Occam’s analysis of stock price volatility and option lives involves management’s best estimates at the time of determination. FASB Accounting Standard Codification Topic 718 also requires that Occam recognize compensation expense for only the portion of options or stock units that are expected to vest. Therefore, Occam applies an estimated forfeiture rate that is derived from historical employee termination behavior. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

Occam recognizes stock-based compensation expense for the fair value of restricted stock, including restricted stock units. Fair value is determined by using the closing price of Occam’s common stock on the grant date. The fair value of these awards is recognized to expense over the requisite service period of the awards.

During 2009, certain performance related awards were granted to Occam’s officers and certain employees that became exercisable upon the achievement of certain performance criteria and the confirmation of such achievement by Occam’s audit committee upon its approval of the Company’s audited financial statements for fiscal year 2009. During 2009, 2008, and 2007 stock-based compensation expense associated with restricted stock totaled $729,000, $534,000 and $42,000 respectively. The stock-based compensation expense included $229,000 related to the performance based units, granted in the third quarter of 2009.

Results of Operations

Comparison of Nine Months ended September 30, 2010 and 2009

Revenue

The following table sets forth Occam’s revenue (in thousands, except percentages):

	Nine Months Ended
	September 30, 2010	September 30, 2009	Variance in Dollars	Variance in Percent
Revenue	$75,930	$62,120	$13,810	22%

Occam’s revenue is principally comprised of its BLC 6000 series system product line, Optical Network Terminals, cabinets and related accessories. Revenue increased by $13.8 million or 22% to $75.9 million for the nine months ended September 30, 2010 as compared to revenue of $62.1 million for the nine months ended September 30, 2009. The increase in revenue is primarily due to the recognition of revenue associated with customer orders related to government broadband funding initiatives, which included increased volumes of Occam’s ONT and BLC 6000 products and the recognition of $1.7 million of FairPoint revenue that was deferred in the third quarter of 2009.

In the first nine months of 2010, Occam experienced an increase in customer bookings activity due to certain orders related to government broadband funding initiatives. Although Occam expects that IOCs will continue to carefully evaluate their capital investment decisions in light of continued economic uncertainty, government broadband funding initiatives should have a favorable impact on capital spending trends among telecommunications carriers for the balance of 2010 and into 2011. In the short term, Occam expects that booking activity may vary depending on Occam’s customers’ ability to make capital investments, using their own funds, and their access to credit facilities or other loan program funds. However, Occam’s announcement of an agreement to be acquired by Calix could have an adverse effect on Occam’s revenues and revenue growth, if any, in the fourth quarter of 2010 and the first quarter of 2011. In particular, while the transaction remains pending, customers could defer purchase decisions pending the outcome of the transaction (including obtaining required stockholder and regulatory approval), or customers could elect to purchase from other suppliers.

Occam has experienced and believes it may continue to experience supply constraints as demand increases or as Occam introduces its newest products.

Cost of Revenue and Gross Margin

The following table sets forth Occam’s cost of revenue and gross margin (in thousands, except percentages):

	Nine Months Ended
	September 30, 2010	September 30, 2009	Variance in Dollars	Variance in Percent
Cost of revenue:	$44,396	$36,970	$7,426	20%
Gross margin	$31,534	$25,150	$6,384	25%
Gross margin percent	42%	40%

Cost of revenue includes the cost of products shipped for which revenue was recognized, warranty costs, costs of any manufacturing yield problems, re-work costs, manufacturing overhead, provisions for obsolete inventory and the cost of post-sales support. Cost of revenue increased by $7.4 million or 20% to $44.4 million for the nine months ended September 30, 2010 as compared to $37.0 million for the nine months ended September 30, 2009. The increase in cost of revenue during the nine months ended September 30, 2010 was primarily attributable to increased revenue shipments.

Gross margin increased to 42% of revenue in the nine months ended September 30, 2010 compared to gross margin of 40% of revenue for the nine months ended September 30, 2009. The increase in gross margin percent was primarily attributable to product mix and decreased unit cost of Occam’s blades and ONT products.

Occam expects that its gross margin will vary from quarter-to-quarter due in part to product mix, average selling price changes and manufacturing cost changes. To the extent that lower margin products represent an increased percentage of Occam’s total revenue in any period, it will tend to reduce Occam’s gross margin. Additionally, as Occam introduces new products into the market, Occam anticipates its gross margin may fluctuate.

Operating Expenses

Research and Product-Development Expenses

The following table sets forth Occam’s research and product-development expenses (in thousands, except percentages):

	Nine Months Ended
	September 30, 2010	September 30, 2009	Variance in Dollars	Variance in Percent
Research and development	$11,549	$12,186	$(637)	(5)%
Percent of total revenue	15%	20%

Research and product-development expenses consist primarily of salaries and other personnel-related costs, prototype component and assembly costs, third-party design services and consulting costs, and other costs related to the design, development, and testing of Occam’s products. Research and product-development costs are expensed as incurred, except for capital expenditures, which are capitalized and depreciated over their estimated useful lives, generally two to three years.

Research and product-development expenses decreased by $0.6 million or 5% to $11.6 million for the nine months ended September 30, 2010 as compared to $12.2 million for the nine months ended September 30, 2009. The decrease in research and product-development expenses was primarily attributable to the decrease in personnel related costs, decreased product-development expenses and lower stock-based compensation expense.

Occam currently expects research and product-development expenses in future periods to be largely consistent with current expense levels but may vary with the introduction of new products.

Sales and Marketing Expenses

The following table sets forth Occam’s sales and marketing expenses (in thousands, except percentages):

	Nine Months Ended
	September 30, 2010	September 30, 2009	Variance in Dollars	Variance in Percent
Sales and marketing	$14,200	$13,404	$796	6%
Percent of total revenue	19%	22%

Sales and marketing expenses consist primarily of salaries, sales commissions, and other personnel-related costs, development and distribution of promotional materials, and other costs related to generating sales and conducting corporate marketing activities. Sales and marketing expenses increased by $0.8 million or 6% to $14.2 million for the nine months ended September 30, 2010 as compared to $13.4 million for the nine months ended September 30, 2009. This increase was primarily due to higher sales commissions due to the increase in bookings activity, partially offset by lower personnel related costs.

Occam currently expects sales and marketing expenses in future periods to be consistent with current expense levels but may vary with the level of customer bookings and the level of spending on new or expanded marketing programs.

General and Administrative Expenses

The following table sets forth Occam’s general and administrative expenses (in thousands, except percentages)

	Nine Months Ended
	September 30, 2010	September 30, 2009	Variance in Dollars	Variance in Percent
General and administrative	$5,702	$6,179	$(477)	(8)%
Percent of total revenue	8%	10%

General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, finance, human resources, and administrative personnel. Additionally, general and administrative expenses include professional fees, liability insurance and other general corporate costs such as rent, legal, utilities and accounting expenses. General and administrative expenses decreased by $0.5 million or 8% to $5.7 million for the nine months ended September 30, 2010 as compared to $6.2 million for the nine months ended September 30, 2009. General and administrative expenses decreased primarily due to lower professional fees and lower stock-based compensation expense, partially offset by an increase in personnel related costs.

Occam currently expects general and administrative expenses in future periods to be largely consistent with current expense levels.

Restructuring charges

On May 7, 2009, Occam implemented a reduction-in-force that resulted in the termination of approximately 10% of its work force. Occam substantially completed the reduction-in-force by the end of the second quarter of 2009. The purpose of the workforce reduction was to reduce costs, streamline operations, and improve the cost structure in light of the economic and operating environment. During the quarter ended June 30, 2009, Occam recorded approximately $213,000 of restructuring charges related to termination benefits in connection with the reduction-in-force. There were no such restructuring charges incurred during the quarter ended September 30, 2010.

Loss on litigation settlement

On September 10, 2009 Occam entered into a memorandum of understanding regarding the settlement of the April 26th, 2007 stockholder class action lawsuit. On November 2, 2009 the parties signed and submitted a formal binding stipulation of settlement to the court. The court issued its preliminary approval of the settlement on November 13, 2009. On February 22, 2010, the court held a hearing dismissing the litigation with prejudice and entered a final judgment. The total settlement amount of $13.9 million had been agreed by all parties, of which Occam contributed $1.7 million. Occam recorded a charge of $1.7 million as a loss on settlement for the quarter ended September 30, 2009, associated with this settlement. There was no such loss recorded for the quarter ended September 30, 2010.

Merger Related Expenses

On September 16, 2010, Occam announced that it had entered into the Merger Agreement with Calix and two wholly owned subsidiaries of Calix. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Calix will acquire Occam by means of a series of mergers involving two wholly owned subsidiaries of Calix. As a result of the merger, Occam will become a wholly-owned subsidiary of Calix. Occam has incurred $2.8 million, in merger related expenses for the quarter ended September 30, 2010. Occam currently expects to incur continuing merger related expenses during the fourth quarter of 2010.

The completion of the transaction is subject to various closing conditions, including obtaining the approval of Occam’s stockholders, registering the shares of Calix Common Stock to be issued in connection with the merger and receipt of regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Occam expects the transaction to close in the fourth quarter of 2010 or the first quarter of 2011.

Stock-based Compensation

The following table sets forth Occam’s stock-based compensation (in thousands):

	Nine Months Ended
	September 30, 2010	September 30, 2009
Cost of revenue	$234	$326
Research and development	594	778
Sales and marketing	560	692
General and administrative	644	889

Total stock-based compensation	$2,032	$2,685

Stock-based compensation expenses decreased by approximately $0.7 million or 24% to $2.0 million for the nine months ended September 30, 2010 as compared to approximately $2.7 million for the nine months ended September 30, 2009. This net decrease was primarily attributable to the completion of four years of vesting of certain higher value grants during the initial months of the prior quarter and the current quarter and no performance related stock based compensation expense when compared to the stock based compensation expense for the nine months ended September 30, 2009.

Occam anticipates that the stock-based compensation expense calculated under FASB Accounting Standards Codification Topic 718 will continue to have a material effect on Occam’s consolidated statement of operations.

Interest Income

The following table sets forth Occam’s interest income (expense), net (in thousands):

	Nine Months Ended
	September 30, 2010	September 30, 2009	Variance in Dollars	Variance in Percent
Interest income	$11	$278	$(267)	(96)%
Interest expense	(3)	(4)	1	25%

Total other income (expense), net	$8	$274	$(266)	(97)%

Interest income and expense, net decreased by $266,000 or 97% to $8,000 for the nine months ended September 30, 2010, as compared to $274,000 for the nine months ended September 30, 2009. The decrease was primarily attributable to lower average restricted cash balances earning interest and lower interest rates.

Provision for (benefit from) income taxes

For income tax purposes, Occam considers its projected annual income and the utilization of its net operating loss carryforwards among other factors. For the nine months ended September 30, 2010 and 2009, Occam recorded an income tax expense of $32,000 and an income tax benefit of $35,000, respectively, for federal and state income taxes.

Comparison of Years Ended December 31, 2007, 2008 and 2009

Revenue

The following table sets forth Occam’s revenue:

	Years Ended December 31,
	2007	2008	2009
	(In thousands)
Revenue	$75,149	$99,268	$84,046

Occam’s revenue is principally comprised of its BLC 6000 series system product line, ONTs, cabinets and related accessories. Revenue decreased by $15.2 million, or 15.3%, to $84.0 million in 2009 as compared to revenue of $99.3 million in 2008. Occam believes the decrease in revenue was primarily due to the global economic recession and credit contraction and a continued delay in customer purchase decisions as they evaluate the timing and availability of potential government broadband stimulus funds. Occam cannot predict the timing or financial impact, if any, of government stimulus programs.

In 2009, Occam continued to experience a slow down in customer bookings activity. In the short term Occam expects that booking activity may vary depending on its customer’s ability to make capital investments using their own funds, access to credit facilities or other loan program funds.

Revenue increased by $24.2 million or 32% to $99.3 million in 2008 as compared to revenue of $75.1 million in 2007. The increase in Occam’s revenue was due to higher sales of copper product as well as revenue from newly released GPON products in mid-2008. Occam believes its revenues in the second half of 2007 were also adversely affected by its then-pending audit committee investigation and financial restatement.

Occam expects that current global economic conditions will likely have an adverse impact on its business in 2010, in particular as carriers evaluate capital spending budgets due to the uncertainty as to the approval, timing and amount of stimulus awards as well as a potentially difficult economic environment.

Cost of Revenue and Gross Margin

The following table sets forth Occam’s costs of revenue:

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
Cost of revenue	$46,137	$56,877	$50,019
Gross Margin	$29,012	$42,391	$34,027
Gross Margin Percentage	39%	43%	40%

Cost of revenue includes the cost of products shipped for which revenue was recognized, warranty provision, re-work costs, manufacturing overhead, provisions for obsolete inventory and the cost of post-sales support.

Cost of revenue decreased by $6.9 million, or 12.1%, to $50.0 million in 2009 as compared to $56.9 million in 2008. This decrease in cost of revenue in 2009 was primarily attributable to decreased revenue. Occam’s gross margin in 2009 was 40% as compared to 43% in 2008. The decrease in gross margin percentage is primarily attributable to higher volumes of certain lower margin products and increased warranty related costs.

Cost of revenue increased by $10.8 million, or 23%, to $56.9 million in 2008 as compared to $46.1 million in 2007. This increase in cost of revenue in 2008 was primarily attributable to increased sales of Occam’s products and an inventory provision for certain product components. Occam’s gross margin in 2008 was 43% as compared to 39% in 2007. The increase was attributable to lower product and warranty costs.

Occam expects that its gross margin will vary from quarter-to-quarter due in part to product mix, average selling price changes and manufacturing cost changes, including warranty related costs. To the extent that Occam introduces new products into the market, the company anticipates its gross margin will fluctuate primarily as a function of its product mix. For example, Occam’s gross margin percentages were 42%, 38%, 41% and 40% in the first, second, third and fourth quarters of fiscal 2009, respectively. To the extent that cabinets and other lower- margin products represent an increased percentage of Occam’s total revenue in any period, it will tend to reduce its gross margin percentage.

Operating Expenses

Research and product-development Expenses

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
Research and development	$13,321	$18,964	$16,091
Percent of revenue	18%	19%	19%

Research and product-development consist primarily of salaries and other personnel-related costs, prototype component and assembly costs, third-party design services and consulting costs, and other costs related to design, development, and testing of Occam’s products. Research and product-development costs are expensed as incurred, except for capital expenditures, which are capitalized and depreciated over their estimated useful lives, generally two to five years.

Research and product-development expenses decreased by $2.9 million, or 15.1%, to $16.1 million in 2009 as compared to $19.0 million in 2008. The decrease in research and product-development expenses was primarily attributable to decreased development expenses and lower compensation expenses attributed to a reduction in work force, offset partially by an increase in stock-based compensation expense, primarily related to the grant of performance based equity incentive awards.

Research and product-development expenses increased by $5.7 million, or 42%, to $19.0 million in 2008 as compared to $13.3 million in 2007. The increase in research and product-development expenses was attributable to increased personnel and related costs, certain costs related to the Terawave Communications, Inc. asset purchase and expenses associated with the development of its GPON equipment.

Occam currently expects research and product-development expenses to be largely consistent with current expense levels in future periods.

Sales and Marketing Expenses

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
Sales and marketing	$14,650	$19,855	$17,588
Percent of revenue	19%	20%	21%

Sales and marketing expenses consist primarily of salaries, sales commissions, and other personnel-related costs, development and distribution of promotional materials, and other costs related to generating sales and conducting corporate marketing activities. Sales and marketing expenses decreased by $2.3 million, or 11.4%, to $17.6 million in 2009 as compared to $19.9 million in 2008. The decrease was primarily attributed to lower commission expense, lower personnel and related expense attributed to a reduction in force, and lower contractor expense, offset partially by an increase in stock-based compensation expense, primarily related to the grant of performance based equity incentive awards.

Sales and marketing expenses increased by $5.2 million, or 36%, to $19.9 million in 2008 as compared to $14.7 million in 2007. This increase was primarily due to increased headcount, commissions and marketing events.

Occam currently expects sales and marketing expenses to be largely consistent with current expense levels in future periods, but may vary with levels of customer bookings.

General and Administrative Expenses

	Years Ended December 31,
	2007	2008	2009
	(In thousands, except percentages)
General and Administrative	$11,823	$10,812	$7,940
Percent of revenue	16%	11%	9%

General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, finance, human resources, and administrative personnel. Additionally, general and administrative expenses include professional fees, liability insurance and other general corporate costs such as rent, legal, utilities and accounting expenses. General and administrative expenses decreased by $2.9 million, or 27%, to $7.9 million for the year ended December 31, 2009 as compared to $10.8 million for the year ended December 31, 2008. General and administrative expenses decreased primarily due to lower personnel and related expense, lower legal fees due to insurance reimbursements, offset partially by an increase in stock-based compensation expense, primarily related to the grant of performance based equity incentive awards.

General and administrative expenses decreased by $1.0 million, or 9%, to $10.8 million for the year ended December 31, 2008 as compared to $11.8 million for the year ended December 31, 2007. General and administrative expenses decreased primarily due to lower legal and accounting fees related to the audit committee review.

Occam currently expect general and administrative expenses to be consistent with current expense levels in future periods.

Purchase of in-process research and development(in thousands, except percentages)

In 2009 and 2008, Occam did not incur charges for in-process research and development. During 2007, Occam recorded charges for purchased in-process research and development of $2.2 million in October 2007 associated with its purchase of certain assets of Terawave Communications, Inc.

Restructuring charges

On May 7, 2009, Occam implemented a reduction-in-force that resulted in the termination of approximately 10% of its work-force. Affected employees were notified on May 7, 2009, and Occam substantially completed the reduction-in-force during the second quarter of 2009. The purpose of the workforce reduction was to reduce costs, streamline operations, and improve the cost structure in light of the current economic and operating environment. During the quarter ended June 30, 2009, Occam recorded approximately $213,000 of restructuring charges related to termination benefits in connection with the reduction in force.

Stock-based compensation

	Years Ended December 31,
	2007	2008	2009
	(In thousands)
Cost of revenue	$233	$377	$504
Research and product development	$754	$1,128	$1,152
Sales and Marketing	$558	$731	$1,002
General and administrative	$546	$811	$1,370

Total stock-based compensation	$2,091	$3,047	$4,028

Effective as of the first quarter of fiscal 2006, Occam began recording the fair value of its stock-based compensation in consolidated financial statements in accordance with FASB Accounting Standard Codification Topic 718, stock-based compensation. Occam anticipates that the stock-based compensation expense calculated under FASB Accounting Standard Codification Topic 718 will continue to have a material effect on Occam’s consolidated statement of operations.

Stock-based compensation expenses increased by approximately $1.0 million, or 32%, to $4.0 million for the year ended December 31, 2009 as compared to approximately $3.0 million for the year ended December 31, 2008. This net increase was primarily attributable to the stock-based compensation expense of $0.8 million related to the performance based equity incentive awards granted during the third quarter of 2009 and additional grants of options and awards during the year.

Stock-based compensation expenses increased by approximately $0.9 million, or 46%, to $3.0 million for the year ended December 31, 2008 as compared to approximately $2.1 million for the year ended December 31, 2007. This net increase is attributable to the grants of additional options and awards offset by an increase in the forfeiture rate used in Occam’s stock-based compensation expense calculations.

Occam anticipates that the stock-based compensation expense will continue to have a material effect on its consolidated statement of operations.

Interest income (expense), net

	Years Ended December 31,
	2007	2008	2009
	(In thousands)
Interest income	$2,637	$1,182	$267
Interest expense	$(5)	$(62)	$(40)

Total interest income (expense), net	2,632	1,120	227

Interest income, net decreased by 80% from 2008 to 2009. This decrease in interest income was principally attributable to lower average restricted cash balances earning interest and generally lower interest rates.

Interest income, net decreased 57% from 2007 to 2008. This decrease in interest income was principally attributable to lower average cash balances and lower interest rates.

Provision for (benefit from) income taxes

	Years Ended December 31,
	2007	2008	2009
	(In thousands)
Provision for (benefit from) income taxes	$56	$256	$(206)

For income tax purposes, Occam considers its annual income and the utilization of its net operating losses and tax credits carryforwards among other factors. For the years ended December 31, 2009, 2008 and 2007, Occam recorded income tax benefit of $206,000, and income tax expense of $256,000 and 56,000, respectively, for federal and state income taxes. The decrease in the income tax expense is primarily attributable to federal refundable tax credits and net operating loss carrybacks available under a change in the tax law during the fourth quarter of 2009.

Net operating loss carry-forwards

As of December 31, 2009, Occam had net operating loss carryforwards of approximately $113.7 million and $88.8 million to offset federal and state future taxable income, respectively. The federal and state net operating loss carryforwards will expire beginning in 2019 and 2010, respectively. In addition, Occam has federal research tax credits of $1.6 million and state research tax credits of $2.0 million. The federal research tax credits will expire beginning in 2022. State credits may be carried forward indefinitely.

Occam believes an ownership change may have occurred, as defined by Sections 382 and 383 of the Internal Revenue Code (IRC), which could result in the forfeiture of a significant portion of its net operating loss and credit carryforwards. Occam is currently analyzing whether a change occurred and the related impact on its gross deferred tax assets, if any. As its analysis is not complete, the impact to gross deferred tax assets is uncertain. The utilization of state NOL carryforwards may be limited by existing or potential suspensions of the use of such NOLs.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly statements of operations data for the last ten fiscal quarters, as well as the percentage that each line item represents of total net revenue. The information for each of these quarters has been prepared on the same basis as the audited financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of Occam’s management, includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus. These quarterly operating results are not necessarily indicative of Occam’s operating results for any future period.

	Quarter Ended
	Jun 30, 2008	Sep. 30, 2008	Dec. 31, 2008	March 31, 2009	Jun 30, 2009	Sep. 30, 2009	Dec. 31, 2009	March 31 2010	June 30, 2010	Sep. 30 2010
	(unaudited, in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$22,826	$25,131	$31,658	$19,419	$21,028	$21,673	$21,926	$22,344	$23,776	$29,810
Cost of revenue	12,731	14,380	18,546	11,245	13,000	12,725	13,049	12,511	14,007	17,878
Gross margin	10,095	10,751	13,112	8,174	8,028	8,948	8,877	9,833	9,769	11,932
Loss from operations	(2,864)	(980)	831	(3,162)	(2,637)	(2,733)	(973)	(602)	(318)	(1,837)
Net loss	(2,659)	(659)	1,140	(3,030)	(2,415)	(2,631)	(849)	(610)	(320)	(1,851)
Basic net loss per share	$(0.13)	$(0.03)	$0.06	$(0.15)	$(0.12)	$(0.13)	$(0.04)	$(0.03)	$(0.02)	$(0.09)
Diluted net loss per share	$(0.13)	$(0.03)	$0.06	$(0.15)	$(0.12)	$(0.13)	$(0.04)	$(0.03)	$(0.02)	$(0.09)
Shares used to compute basic net loss per share	19,801	19,894	20,017	20,149	20,219	20,273	20,392	20,650	20,853	20,973
Shares used to compute diluted net loss per share	19,801	19,894	20,046	20,149	20,219	20,273	20,392	20,650	20,853	20,973

Occam’s operating results may fluctuate due to a variety of factors, many of which are outside of the control of the company. Factors that may cause or contribute to fluctuations in Occam’s operating results include: fluctuations in demand for its products, including the timing of decisions by its target customers to upgrade its networks and deploy its products; delays in customer orders as IOCs evaluate and consider their capital expenditures and investments in light of the industry transition from copper wire to fiber, increases in warranty accruals and other costs associated with remedying any performance problems relating to its products; seasonal reductions in field work during the winter months and the impact of annual budgeting cycles; the size and timing of orders it receives and products it ships during a given period; delays in recognizing revenue under applicable revenue recognition rules, particularly from government funded contracts, as a result of additional commitments it may be required to make to secure purchase orders, or with respect to sales to value added resellers where it cannot establish based on its credit analysis that collectability is reasonably assured; introductions or enhancements of products, services and technologies by Occam or its competitors, and market acceptance of these new or enhanced products, services and technologies; its ability to achieve targeted cost reductions; the amount and timing of its operating costs, including sales, engineering and manufacturing costs and capital expenditures; and quarter-to-quarter variations in its operating margins resulting from changes in its product mix. As a result, comparing its operating results on a period-to-period basis may not be meaningful. Due to this as well, operating results for a particular future period are difficult to predict and prior results are not necessarily indicative of results to be expected in the future. Any of the foregoing factors may have a material adverse effect on Occam’s consolidated results of operations.

From Occam’s inception through September 30, 2010, it has incurred cumulative net losses of approximately $138.2 million. Occam realized income from operations and was profitable on a net income basis during the quarters ended December 31, 2008, December 31, 2006 and September 24, 2006, and for the year ended December 31, 2006. Previously, Occam had not been profitable on a quarterly or annual basis, excluding the quarter ended December 25, 2005, in which it realized modest operating income of $3,000. Occam experienced operating and net losses in all four quarters of fiscal 2009. In the first nine months of 2010, Occam experienced an increase in customer bookings activity, due to certain orders related to government broadband funding initiatives. Although Occam expects that IOCs will continue to carefully evaluate their capital investment decisions in light of continued economic uncertainty, government broadband funding initiatives should have a favorable impact on capital spending trends among telecommunications carriers for the balance of 2010 and into 2011. In the short term, Occam expects that booking activity may vary depending on its customers’ ability to make capital investments using their own funds, and their access to credit facilities or other loan program funds. Demand for Occam’s products depends on the magnitude and timing of capital spending by telecom service providers as they construct, expand and upgrade their networks. In the fourth quarter of 2008, Occam identified a weakening in new order activity that continued throughout 2009 and into 2010. Occam believes this weakening relates to reductions in capital expenditures and capital equipment investment budgets resulting from the worldwide financial crisis and economic downturn.

Revenue fluctuations result from many factors, including but not limited to: increases or decreases in customer orders for Occam’s products and services, capital spending patterns of telecom operators, and seasonal buying patterns of customers. Occam’s customers tend to spend less in the first quarter as they finalize their annual budgets. Customers then typically decide to purchase products during the second fiscal quarter, while in the third fiscal quarter, they are in the process of deploying and as a result there is less spending and in the fourth fiscal quarter, customer purchases increase as customers are attempting to spend the rest of their budget for the year. Occam currently focuses its sales efforts on the independent telephone operating companies, or IOCs, in North America. These customers generally operate relatively small networks with limited capital expenditure budgets. Accordingly, Occam believes the total potential sales volume for its products at any individual IOC is limited, and it must identify and sell products to new IOC customers each quarter to continue to increase its sales.

Cost of revenue is directly related to revenue and will tend to fluctuate from all of the aforementioned factors that could impact revenue. Other additional factors that impact cost of revenue include product mix, average selling price changes and manufacturing cost changes. Occam’s gross margin may vary from quarter-to-quarter due in part to product mix, average selling price changes and manufacturing cost changes. To the extent that lower margin products represent an increased percentage of Occam’s total revenue in any period, it will tend to reduce its gross margin. Additionally, as Occam introduces new products into the market, it anticipates its gross margin may fluctuate.

Occam’s operating expenses have fluctuated based on the following factors: timing of commission expenses due to fluctuations in bookings activity, personnel related costs reductions, timing of research and development expenses, fluctuations in stock-based compensation expenses resulting from stock –based awards, fluctuations in legal and professional fees. Occam’s operating expenses may fluctuate due to factors such as introduction of new products, spending on new marketing programs, changes in personnel related expenses, changes in the level of customer bookings and any changes in any legal and professional fees.

As a result of the fluctuations described above and a number of other factors, many of which are outside Occam’s control, its quarterly and annual operating results fluctuate from period to period. Comparing operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of Occam’s future performance.

Liquidity and Capital Resources

	Years Ended December 31,			Nine Months Ended
	2007	2008	2009	September 30, 2009	September 30, 2010
Net cash provided by (used in) Operating activities	$(1,179)	$(1,850)	$1,356	$1,055	$1,402
Net cash provided by (used in) Investing activities	$(20,868)	$(5,993)	$6,976	$6,805	$2,221
Net cash provided by financing activities	$465	$574	$568	$615	$1,283

As of September 30, 2010, Occam had cash and cash equivalents of $44.2 million, restricted cash of $1.8 million, stockholders’ equity of $53.4 million, and working capital of $46.4 million, compared with cash and cash equivalents of $39.3 million, restricted cash of $5.7 million, stockholders’ equity of $52.9 million, and working capital of $45.5 million as of December 31, 2009. A significant portion of Occam’s cash balances are restricted to secure performance bonds which Occam is sometimes required to post in connection with customer purchases under the RUS program of the United States Department of Agriculture.

Occam expects to devote capital resources to continue its research and development efforts, to support its sales and marketing, and to fund general corporate activities. Occam may also consider making strategic investments in complementary products or technologies, which could require further cash expenditures.

Occam’s future capital requirements depend on many factors, some of which are outside of its control. Occam expects its cash used in operations to decrease in 2010 at a lesser rate as compared to 2009 in part due to cost control initiatives implemented in 2009. Occam believes that existing cash and investment securities and anticipated cash flows from operations will be sufficient to support its current operating plan for the next 12 months. However, these cash flow and operating results expectations are subject to numerous assumptions, many of which may not actually occur. If some or all of such assumptions do not occur, Occam’s results may be substantially lower or different than expected, and its cash resources could be reduced faster than currently anticipated. Such assumptions include, without limitation, assumptions that new product introductions will occur on a timely basis and achieve market acceptance, that customer testing and service provider deployments occur as anticipated, that Occam’s customer base will continue to grow, that Occam does not experience an adverse result in existing litigation or new legal proceedings, and that its industry’s competitive landscape will not change adversely. For more information about the risks relating to Occam’s business, please read carefully the section of this report entitled “Risk Factors.”

Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2010, was $1.4 million compared to $1.1 million during the same period ended September 30, 2009. The sum of Occam’s net loss and certain non-cash expenses, such as stock-based compensation, depreciation and amortization, accounts receivable reserves and inventory reserves resulted in an inflow of $1.5 million in the 2010 period, compared to an outflow of $2.5 million in the nine months ended September 30, 2009. The overall impact of change in certain operating assets and liabilities on total operating cash flows resulted in a cash outflow of $0.1 million in the nine months ended September 30, 2010 compared to a cash inflow of $3.6 million in the nine months ended September 30, 2009.

Net cash provided by operating activities for 2009 was $1.4 million compared to net cash used in operating activities of $1.9 million in 2008. The sum of Occam’s net loss and certain non-cash expenses, such as stock-based compensation expense, depreciation and, accounts receivable reserves and inventory reserves resulted in an outflow of $1.4 million compared to an inflow of $0.1 million in the 2008 period. The overall impact of change in certain operating assets and liabilities on total operating cash flows resulted in a cash inflow of $2.8 million in the 2009 period compared to a cash outflow of $2.0 million in the 2008 period.

Net cash used in operating activities for 2008 was $1.9 million compared to $1.2 million in 2007. The sum of Occam’s net loss and certain non-cash expenses, such as stock-based compensation expense, depreciation and amortization and impairment of intangibles related to the developed technologies and customer relationships, accounts receivable reserves and inventory reserves resulted in an inflow of $0.1 million compared to an outflow of $4.1 million in the 2007 period. The overall impact of change in certain operating assets and liabilities on total operating cash flows resulted in a cash outflow of $2.0 million in the 2008 period compared to a cash inflow of $2.9 million in the 2007 period.

Investing Activities

Net cash provided by investing activities for the nine months ended September 30, 2010, was $2.2 million compared to $6.8 million, during the same period ended September 30, 2009. Cash provided by investing activities for the nine months ended September 30, 2010, was primarily due to a decrease of $3.9 million in restricted cash required for performance bonds in connection with Occam’s Rural Utility Service, or RUS, contracts offset by $1.7 million for purchases of property and equipment, as compared to a decrease of $7.5 million in restricted cash, offset by $0.7 million for purchases of property and equipment in the nine months ended September 30, 2009.

Net cash provided by investing activities was $7.0 million in the year ended December 31, 2009, compared to net cash used in investing activities of $6.0 million 2008. Cash provided by investing activities for the year ended 2009, was primarily due to a net decrease of $8.1 million in restricted cash the result of net cash released in connection with Occam’s RUS contract performance bonds. Net cash used in investing activities was $6.0 million, in the year ended December 31, 2008, due to $5.0 million for purchases of property and equipment of which $3.1 million was for Occam’s facility in Fremont, California.

Net cash used in investing activities was $6.0 million in the year ended December 31, 2008, compared to $20.9 million in 2007. Cash used in investing activities for the year ended 2008, was primarily due to $5.0 million for purchases of property and equipment of which $3.1 million was for Occam’s facility in Fremont, California, compared to $8.0 million for purchases of property and equipment which was primarily leasehold improvements for Occam’s corporate headquarters in Santa Barbara, California during 2007, an increase of $0.7 million in restricted cash related to performance bonds and increase of $0.3 million in intangible assets.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2010, was $1.3 million compared to $615,000 for the same period ended September 30, 2009. Cash provided by financing activities for the nine months ended September 30, 2010, was mainly due to proceeds from the exercise of stock options of $1.1 million and sale of common stock under the ESPP of $0.5 million partially offset by payment of payroll taxes for vested restricted stock units of $0.3 million and payment of capital lease obligations of approximately $46,000, as compared to proceeds of approximately $61,000 related to the exercise of stock options and sale of common stock under the ESPP of $0.6 million which was offset by the payment of approximately $17,000 for capital lease obligations for the nine months ended September 30, 2009.

Cash provided by financing activities was $0.6 million in the year ended December 31, 2009, compared to $0.6 million in 2008, mainly due to proceeds from the issuance of common stock under the employee stock purchase plan, or ESPP, of $0.6 million and exercise of stock options of $0.2 million offset by payments of payroll taxes for vested restricted stock units of $0.2 million, as compared to proceeds of $0.6 million, mainly due to the issuance of common stock under the ESPP, proceeds of $69,000 for the exercise of stock options, offset by payments of payroll taxes for vested restricted stock units of $85,000 for the same period in 2008.

Cash provided by financing activities was $0.6 million in the year ended December 31, 2008, compared to $0.5 million in 2007, mainly due to proceeds from the issuance of common stock under the ESPP of $0.6 million and exercise of stock options of $69,000 offset by payments of payroll taxes for vested restricted stock units of $85,000 as compared to proceeds of $0.5 million for exercise of options and the issuance of common stock under the ESPP for the same period in 2007.

Working Capital

Working capital increased to $46.4 million as of September 30, 2010, as compared to $45.5 million as of December 31, 2009. The increase in the working capital is primarily attributable to an increase in accounts receivable and inventory balance and a decrease in deferred revenue partially offset by an increase in accounts payable and accrued expenses balance.

Working capital decreased from $51.8 million at December 31, 2007 to $48.0 million at December 31, 2008 and further decreased to $45.5 million at December 31, 2009. The decrease from 2008 to 2009 was primarily attributable to Occam’s net loss and decreases in receivables and inventories partially offset by a decrease in deferred revenue. The decrease from 2007 to 2008 was primarily attributable to Occam’s net loss, leasehold improvements and purchase of equipment for its facility in Fremont, and purchases of performance bonds for its RUS contracts.

Occam’s future liquidity and capital requirements will depend on numerous factors, including the:

•	amount and timing of revenue;

•	collectability of accounts receivable;

•	extent to which Occam’s existing and new products gain market acceptance;

•	cost and timing of product development efforts and the success of these development efforts;

•	cost and timing of marketing and selling activities;

•	extent to which funds are restricted due to performance bonds required in connection with Occam’s RUS contracts; and

•	availability of borrowing arrangements and the availability of other means of financing.

Occam believes that its cash and cash equivalents will be sufficient to finance its operations over the next 12 months. Although Occam believes these funds will be sufficient to maintain and expand its operations in accordance with its business strategy, Occam may need additional funds in the future. If Occam is unable to raise additional financing when and if needed, Occam may be required to reduce certain discretionary spending, which could have a material adverse effect on Occam’s ability to achieve its intended business objectives.

Contractual Obligations

Occam leases its facilities and certain assets under non-cancelable operating leases expiring through 2016, excluding various renewal options. Occam leases certain office equipment under capital leases.

The following table summarizes Occam’s minimum purchase commitments to Occam’s contract manufacturers, Occam’s minimum commitments under non-cancelable operating leases, Occam’s commitment under capital leases, Occam’s commitment under fixed assets and licensing agreements as of September 30, 2010 (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 years
Contractual Obligations
Purchase commitments(1)	$28,991	$28,991	$—	$—	$—
Operating leases	$6,012	$389	$4,621	$1,002	$—
Licensing agreements	$41	$31	$10	$—	$—

(1)	Under the terms of agreements with Occam’s contract manufacturers and original design manufacturers, Occam issues purchase orders for the production of its products. Occam is required to place orders in advance with its contract manufacturers and original design manufacturers to meet estimated sales demands. The agreements include certain lead-time and cancellation provisions. Future amounts payable to Occam’s contract manufacturer will vary based on the level of purchase requirements.

Of the unrecognized tax benefit liability of approximately $9.3 million, unrecognized tax benefits of only $0.1 million would require a cash settlement and is not included in the table above due to Occam’s significant tax net loss and research tax credit carryforward position. If some or all of the unrecognized tax benefit liability became a recognized tax liability, it would generally result in reduction of these net operating losses and tax credits and would not result in the use of cash to satisfy the tax liability.

Off-Balance Sheet Arrangements

As of September 30, 2010, Occam did not have any material off-balance sheet arrangements, other than operating leases and certain purchase commitments described in the contractual obligations table above.

Indemnification Obligations

Occam enters into indemnification provisions under its agreements with other companies in Occam’s ordinary course of business, typically with its contractors, customers, and landlords. In connection with its 2006 public offering, Occam also agreed to indemnify the underwriters in the offering and certain stockholders who sold shares as part of the offering with respect to certain liabilities arising from the offering. Under these provisions, Occam generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of Occam’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments Occam could be required to make under these indemnification provisions is generally unlimited. As of December 31, 2009, Occam did not have any material accrued liability relating to the defense of lawsuits or settlement of claims related to these indemnification agreements. As of December 31, 2009, Occam had reimbursed Norwest Venture Partners for indemnification expenses in the aggregate amount of $176,460. As of December 31, 2009, Occam had reimbursed U.S. Venture Partners for indemnification expenses in the aggregate amount of $240,050. As of September 30, 2010, Occam did not have any material accrued liability related to these indemnification agreements.

Occam is also a party to indemnification agreements with its officers and directors, consequently, Occam has obligations to hold harmless and indemnify each of its directors as defendants in the California Complaints and the Steinhardt Complaint (as described above) against judgments, fines, settlements and expenses and otherwise to the fullest extent permitted under Delaware law and Occam’s bylaws and certificate of incorporation.

Recent Accounting Pronouncements

In September 2009, the Emerging Issues Task Force, or EITF, released a final consensus on Issue No. 08-1, Revenue Arrangements with Multiple Deliverables. Issue No. 08-1 enables entities to separately account for individual deliverables for many more revenue arrangements. Issue No. 08-1 is effective for the company beginning on January 1, 2011, with early adoption permitted. EITF 08-1 was codified into the Revenue Recognition topic of the FASB ASC. Occam elected to early adopt this EITF Issue and the adoption of this issue did not have an impact on its financial position, results of operations, and cash flows.

In September 2009, the EITF released a final consensus on a new revenue recognition standard, Issue No. 09-3, “Applicability of AICPA Statement of Position 97-2 to Certain Arrangements That Contain Software Elements” (EITF 09- 3). EITF 09-3 amends the scope of AICPA Statement of Position 97-2, Software Revenue Recognition to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This Issue shall be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Earlier application is permitted as of the beginning of the company’s fiscal year provided the company has not previously issued financial statements for any period within that year. An entity shall not elect early application of this Issue unless it also elects early application of Issue 08-1. Occam elected to early adopt this EITF Issue and the adoption of this issue did not have an impact on its financial position, results of operations, and cash flows.

In June 2009, the FASB issued SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification does not change GAAP. SFAS 168 is effective for interim and annual periods ending on or after September 15, 2009. The adoption of this standard only impacts the references to the accounting standards. References to accounting standards in this Form 10-K now refer to the relevant ASC topic.

In April 2009, the FASB issued three related Staff Positions: (i) FSP 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly, or FSP 157-4, (ii) SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, or FSP 115-2 and FSP 124-2, and (iii) SFAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, or FSP 107 and APB 28-1, which are effective for interim and annual periods ending after June 15, 2009. FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS 157 in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If Occam were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and Occam may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. FSP 115-2 and FSP 124-2 modify the requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. FSP 107 and APB 28-1 enhance the disclosure of instruments under the scope of SFAS 157 for both interim and annual periods. The above staff positions did not have a material impact on Occam’s financial position, results of operations, and cash flows. The above staff positions and ABP 28-1 were codified in the ASC topic on Financial Instruments.

In April 2009, the FASB issued FSP No. 141R-1 Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, or FSP 141R-1. FSP 141R-1 amends the provisions in Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Occam believes the adoption of SFAS 141R will have an impact on accounting for business combinations once adopted, but the effect on Occam will depend upon its level of acquisition activity. FAS 141R was codified in the ASC topic on Business Combinations.

Quantitative and Qualitative Disclosures about the Market Risk Of Occam

Interest Rate Risk

Occam’s portfolio of cash equivalents is of a short-term nature. Therefore, Occam is not subject to significant market price risk related to investments. However, Occam’s interest income is sensitive to changes in the general level of taxable and short-term U.S. interest rates. Occam’s exposure to market risk due to changes in the general level of U.S. interest rates relates primarily to its cash equivalents. Occam generally invests its surplus cash balances in money-market funds with original or remaining contractual maturities of less than 90 days. The primary objective of its investment activities is the preservation of principal while minimizing risk. Occam does not hold financial instruments for trading or speculative purposes. Occam does not use any derivatives or similar instruments to manage its interest rate risk.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial statements of Calix and Occam as if the merger had previously occurred on the dates specified below.

The unaudited pro forma condensed combined financial statements assume that, at the effective time of the first-step merger, each outstanding share of Occam common stock (other than those shares with respect to which appraisal rights are available, properly exercised and not withdrawn) will convert into the right to receive (a) $3.8337 per share in cash plus (b) 0.2925 of validly issued, fully paid and non-assessable share of Calix common stock. Subject to stockholder and regulatory approvals, this acquisition is expected to close in the first quarter of 2011.

After the consummation of the merger transaction, Occam stockholders, in the aggregate, will own between approximately 14.1% and 15.9% of Calix’s outstanding shares of common stock immediately after completion of the merger transaction (such ownership percentages are based on the number of Calix shares of common stock outstanding as of September 14, 2010 and will vary based upon the actual number of Calix and Occam shares outstanding as of the effective time). After consideration of all applicable factors pursuant to the business combination accounting rules, the parties consider Calix to be the “accounting acquirer” for purposes of the preparation of the pro forma combined financial information included below because Calix is issuing its common stock to acquire Occam (at a premium), the board of directors of the combined company will be composed principally of existing Calix directors and one former Occam director, and the executive management team of the combined company will be led by current Calix executives.

Pro Forma Combined Information

The following unaudited pro forma condensed combined balance sheet as of September 25, 2010 is based on (i) the historical consolidated balance sheet of Calix as of September 25, 2010 and (ii) the historical consolidated balance sheet of Occam as of September 30, 2010. The following unaudited pro forma condensed combined statement of operations for the nine months ended September 25, 2010 and the year ended December 31, 2009 are based on (i) the historical consolidated results of operations of Calix for the nine months ended September 25, 2010 and the year ended December 31, 2009, respectively, and (ii) the historical consolidated results of operations of Occam for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

The unaudited pro forma condensed combined financial information also reflects the effects of acquiring Occam for an aggregate estimated consideration of approximately $171.1 million, as calculated below (in thousands):

Cash to be paid by Calix	$88,866
Estimated valuation of equity to be issued by Calix	82,274

$171,140

Pro forma combined adjustments and the assumptions related to the Occam acquisition were prepared using the purchase method of accounting and is based on the assumption that the acquisition of Occam took place as of September 25, 2010 for purposes of the pro forma combined balance sheet and January 1, 2009 for purposes of the pro forma combined statements of income.

In accordance with the purchase method of accounting, the actual consolidated financial statements of Calix will reflect the Occam acquisition only from and after the date of acquisition. Calix has not yet undertaken any detailed analysis of the fair value of Occam’s assets and liabilities and will not finalize the purchase price allocation related to the Occam acquisition until after the merger is consummated.

For purposes of the pro forma combined information, adjustments for estimated transaction and integration costs for the Occam acquisition have been excluded. These aggregate estimated transaction costs are expected to be approximately $7.0 million and include estimated costs associated with investment banker advisory fees and legal fees of both companies. In addition, the combined company will incur integration costs related to system and customer conversions (including hardware and software costs) and certain employee-related severance costs. The specific details of these integration plans will continue to be refined over the next couple of years.

The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the Occam acquisition, including but not limited to those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

The pro forma combined information has been prepared in accordance with the rules and regulations of the SEC. The pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

You are urged to read the pro forma combined information below together with Calix’s and Occam’s publicly-available historical consolidated financial statements and accompanying notes.

Unaudited Pro Forma Condensed Combined Balance Sheet

CALIX, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 25, 2010

	Calix	Occam(1)	Pro Forma Combined Adjustments		Pro Forma Combined
	(in thousands)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,141	$44,174	$(79,315	)(A)	$—
Marketable securities	74,102	—	(9,551	)(A)	64,551
Accounts receivable, net	32,881	21,189			54,070
Inventory	24,920	8,781			33,701
Deferred cost of goods sold	10,427	4,700	(4,700	)(B)	10,427
Prepaid expenses and other current assets	3,044	3,051			6,095

Total current assets	180,515	81,895	(93,566)		168,844
Property and equipment, net	11,524	8,254			19,778
Goodwill	65,576	—	38,307	(C)	103,883
Intangible assets, net	2,060	85	67,515	(D)	69,660
In-process research and development	—	—	6,760	(C)	6,760
Other assets	2,391	71			2,462

Total assets	$262,066	$90,305	$19,016		$371,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,785	$17,231	$—		$26,016
Accrued liabilities	25,966	9,816	—		35,782
Deferred revenue	18,662	8,131	(8,131	)(B)	18,662
Other liabilities	—	361	(361	)(E)	—

Total current liabilities	53,413	35,539	(8,492)		80,460
Long-term portion of deferred revenue	9,876	—			9,876
Other long-term liabilities	992	1,336	(1,336	)(E)	992

Total liabilities	64,281	36,875	(9,828)		91,328
Stockholders’ equity
Common stock	933	289	(135	)(F)	1,087
Additional paid-in capital	607,669	191,374	(109,254	)(F)	689,789
Other comprehensive loss	80	—			80
Accumulated deficit	(410,897)	(138,233)	138,233	(F)	(410,897)

Total stockholders’ equity	197,785	53,430	28,844		280,059

Total liabilities, stockholders’ equity	$262,066	$90,305	$19,016		$371,387

(1)	Occam’s historical financial position contained in this table is as of September 30, 2010.

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

CALIX, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010

	Calix	Occam(1)(2)	Pro Forma Combined Adjustments		Pro Forma Combined
	(in thousands, except per share data)
	(unaudited)
Revenues	$195,348	$75,930	$(13,035)	(G)	$258,243
Cost of revenue	121,274	44,396	(6,200)	(G)	159,470

Gross profit	74,074	31,534	(6,835)		98,773
Operating expenses:
Research and development(2)	39,232	11,478			50,710
Sales and marketing	29,014	14,200			43,214
General and administrative	19,515	5,702	261	(H)	25,478
Acquisition-related costs	2,137	2,840			4,977
Amortization of acquired intangible assets	555	71	6,464	(I)	7,090

Total operating expenses	90,453	34,291	6,725		131,469

Loss from operations	(16,379)	(2,757)	(13,560)		(32,696)
Other income (expense), net	(1,001)	8	—		(993)

Net loss before provision (benefit) from income taxes	(17,380)	(2,749)	(13,560)		(33,689)
Provision (benefit) from income taxes	435	32	(339)	(J)	128

Net loss	(17,815)	(2,781)	(13,221)		(33,817)
Preferred stock dividends	900	—	—		900

Net loss attributable to common stockholders	$(18,715)	$(2,781)	$(13,221)		$(34,717)

Net loss per common share:
Basic and diluted	$(0.70)	$(0.13)			$(1.06)

Pro forma combined basic and diluted(3)	$(0.50)				$(0.81)

Weighted average number of shares used to compute net loss per share:
Basic and diluted	26,751	20,820	(14,671)	(K)	32,900

Pro forma combined basic and diluted(3)	35,540	20,820	(14,671)	(K)	41,689

(1)	Occam’s historical results of operations contained in this table are for the nine months ended September 30, 2010.
(2)	Research and development expenses and amortization of intangible assets for Occam for 2010 have been reclassified to conform with Calix’s 2010 presentation.
(3)	Pro forma combined weighted average shares outstanding reflects the conversion of Calix convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

CALIX, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Calix	Occam(1)	Pro Forma Combined Adjustments		Pro Forma Combined
	(in thousands, except per share data)
	(unaudited)
Revenues	$232,947	$84,046	$(17,612	)(G)	$299,381
Cost of revenue	156,303	50,019	(8,100	)(G)	198,222

Gross profit	76,644	34,027	(9,512)		101,159
Operating expenses:
Research and development(1)	46,132	15,996	—		62,128
Sales and marketing	33,486	17,588	—		51,074
General and administrative	15,613	7,940	328	(H)	23,881
Amortization of acquired intangible assets(1)	740	95	15,228	(I)	16,063
Restructuring charges and loss on legal settlement	—	1,913	—		1,913

Total operating expenses	95,971	43,532	15,556		155,059

Loss from operations	(19,327)	(9,505)	(25,068)		(53,900)
Other income (expense), net	(3,466)	374	—		(3,092)

Net loss before provision (benefit) from income taxes	(22,793)	(9,131)	(25,068)		(56,992)
Provision (benefit) from income taxes	(352)	(206)	(376	)(J)	(934)

Net loss	(22,441)	(8,925)	(24,692)		(56,058)
Preferred stock dividends	3,747	—	—		3,747

Net loss attributable to common stockholders	$(26,188)	$(8,925)	$(24,692)		$(59,805)

Net loss per common share:
Basic and diluted	$(6.48)	$(0.44)			$(5.87)

Pro forma combined basic and diluted(2)	$(0.77)				$(1.60)

Weighted average number of shares used to compute net loss per share:
Basic and diluted	4,040	20,259	(14,110	)(K)	10,189

Pro forma combined basic and diluted(2)	28,991	20,259	(14,110	)(K)	35,140

(1)	Research and development expenses and amortization of intangible assets for Occam for 2009 have been reclassified to conform with Calix’s 2009 presentation.
(2)	Pro forma combined weighted average shares outstanding reflects the conversion of Calix convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the Occam purchase price is based on Calix’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Occam as of September 30, 2010. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the acquisition and will be completed after the acquisition is consummated. Such final determination of the purchase price allocation may be different than the preliminary estimates used in these pro forma combined financial statements.

The estimated purchase price of Occam (as calculated in the manner described above) is allocated to the assets to be acquired and liabilities to be assumed based on the following preliminary basis as of September 30, 2010 (amounts in thousands):

Cash, accounts receivable and other current assets	$77,195
Net property, plant and equipment	8,254
Intangible identifiable assets
Customer contracts and lists, purchase order backlog	22,533
Developed and core technology patents	45,067
Other non-current assets	71
Current liabilities	(27,047)
In process research and development	6,760
Goodwill	38,307

Total estimated purchase price	$171,140

(2) Pro Forma Combined Adjustments

The following pro forma combined adjustments have been reflected in the unaudited pro forma condensed combined financial information. These adjustments give effect to pro forma events that are (i) directly attributable to the Occam merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have continuing impact on the combined company. As of September 30, 2010, Occam had certain deferred revenues and deferred costs on its balance sheet primarily associated with product that has been shipped but which is pending customer acceptance and post-sales support whereby Occam received payments up front but is recognizing the related revenues and expense over the life of the contract; and certain deferred credits on its balance sheet associated with cash lease incentives which are being amortized over the life of the lease agreement. Based on the accounting guidance for business combinations, these existing deferred revenues, deferred costs and deferred credits are expected to be assigned little or no value in the purchase price allocation process since the remaining obligation is considered insignificant and have thus been eliminated in preparation of these pro forma combined financial statements.

All adjustments are based on current assumptions and are subject to change upon completion of the final purchase price allocation based on the intangible assets and liabilities of Occam at the merger closing date.

Balance Sheet Adjustments

(A) To reflect the cash paid to Occam shareholders by Calix as consideration delivered to acquire Occam.

(B) To eliminate existing deferred revenues and deferred costs of Occam associated with product shipped but is pending customer acceptance and post-sales support that will likely be assigned little or no value in the purchase price allocation process.

(C) To reflect the establishment of goodwill of $38.3 million estimated as a result of the preliminary purchase price allocation described in Note (1); and the establishment of in-process research and development of $6.5 million which was estimated by Calix’s management based on the fair value assigned to similar assets in recent comparable acquisitions of related industries. No formal appraisal process has commenced and therefore these allocations may materially change once such a process is conducted.

(D) To reflect the preliminary fair values of the identifiable intangible assets of Occam which were estimated by Calix’s management based on the fair values assigned to similar assets in recent comparable acquisitions of related industries. No formal appraisal process has commenced and therefore these allocations may materially change once such a process is conducted. The estimated useful life of the developed and core technology patents asset, and the customer contract and lists asset was assumed to be 5 years. The estimated useful life of the purchase order backlog asset was assumed to be 0.5 years. This adjustment also includes the elimination of an existing intangible asset from Occam’s acquisition of Terawave Communications Inc. that will likely be assigned no value in the purchase price allocation process. The pro forma combined adjustment is composed of the following (in thousands):

Increase (Decrease) to Assets
Establish developed and core technology patents asset	$45,067
Establish customer contract and lists assets	20,280
Establish purchase order backlog assets	2,253
Elimination of intangible asset from prior Occam acquisition	(85)

Net pro forma combined adjustment	$67,515

(E) To eliminate existing deferred credits of Occam associated with cash lease incentives that will likely be assigned no value in the purchase price allocation process.

(F) To reflect the elimination of Occam’s stockholders’ equity balances as of September 30, 2010 and to reflect the issuance of 6.153 million shares of Calix common stock (valued at $82.3 million for purposes of this pro forma combined information) as consideration delivered to acquire Occam.

Income Statement Adjustments

(G) To reflect the elimination of operating revenues and operating costs recognized by Occam associated with deferred revenues and deferred costs on product shipped but is pending customer acceptance and post-sales support that will likely be assigned little or no value in the purchase price allocation process.

(H) To reflect the elimination of amortized cash lease incentive credits recognized by Occam associated with cash lease incentives provided by Occam’s landlord that will likely be assigned no value in the purchase price allocation process.

(I) To reflect amortization expense associated with the developed and core technology patents asset and the customer contract and lists asset estimated in Note (D) above assuming an estimated useful life of 5 years and the Occam purchase order backlog asset assuming an estimated useful life of 0.5 years. This is offset by elimination of amortization expense associated with Occam’s acquisition of Terawave Communications Inc.

	Increase (Decrease) to Amortization Expense
	Year Ended December 31, 2009	Nine Months Ended September 25, 2010

	(In Thousands)
Amortizable intangible assets acquired	$15,323	$6,535
Terawave Communications acquisition	(95)	(71)

Total pro forma combined adjustment	$15,228	$6,464

(J) To reflect the tax effects of Items (G), (H) and (I) using an estimated effective income tax rate of 1.5% for the year ended December 31, 2009 and an estimated effective income tax benefit rate of 2.5% for the nine months ended September 30, 2010.

(K) To reflect (i) the elimination of Occam’s basic and diluted common shares outstanding, net of (ii) the assumed issuance of basic and diluted common shares as a result of the transaction calculated by multiplying 6,149,000 shares of Calix common stock, assuming this transaction occurred at the beginning of the period.

For purposes of preparing these pro forma combined financial statements, the fair value of Occam’s property, plant and equipment was estimated to approximate their carrying value on the date of acquisition. To the extent that the final purchase price allocation causes Calix’s depreciation and amortization expense to differ from the presented in the accompanying pro forma combined statement of income information, annual earnings per common share will be affected by $0.01 per share for every $200.0 thousand difference in annual depreciation and amortization expense. Thus, for example, if Calix ultimately allocates an additional $825.4 thousand of the aggregate purchase price to property, plant and equipment (representing a 10% increase in the amount that has been preliminarily allocated to such assets as described above), the annual depreciation and amortization would increase by $244.6 thousand (assuming a composite annual depreciation rate of 30%) and the annual earnings per share would decrease by $.007 per share for 2009 from the amounts presented in the accompanying pro forma combined information. In contrast, a 10% reduction in the amount that has been preliminarily allocated to property, plant and equipment would decrease depreciation and amortization by $244.6 thousand (assuming a composite annual depreciation rate of 30%) and increase annual earnings per share by $.007 per share for 2009 from the amounts presented herein.

MANAGEMENT FOLLOWING THE MERGER

Upon the effective time and subject to the review and approval of Calix’s board, one member of the Occam board who is not an employee of Occam, which individual shall be mutually and reasonably agreed to by Calix and Occam, will be appointed to the Calix board and will be nominated by the Calix board for election at Calix’s next annual meeting of stockholders. As of the date of this proxy statement/prospectus, no determination has been made as to the identity of the designee who will be appointed to the Calix board. There are currently no changes to Calix’s executive officers contemplated in connection with the merger transaction. Information about the Calix directors and executive officers who will continue to be Calix directors and executive officers after the effective time is set forth below in the section “Management of Calix,” and information about members of the Occam board who are not employees of Occam, one of whom will be appointed to the Calix board after the effective time, is set forth below in the section “Non-Employee Directors of Occam.”

Management of Calix

Executive Officers and Directors

The following table sets forth the names, ages and positions of Calix’s executive officers and directors as of December 7, 2010.

Name(1)	Age	Position(s)
Carl Russo	54	President, Chief Executive Officer and Director
Kelyn Brannon	52	Executive Vice President and Chief Financial Officer
Tony Banta	63	Senior Vice President, Manufacturing Operations
John Colvin	47	Vice President, Field Operations for the Americas
Kevin Pope	53	Senior Vice President, Product Development
Roger Weingarth	56	Executive Vice President and Chief Operating Officer
Don Listwin(3)(4)	51	Director and Chairman of the Board
Michael Ashby	61	Director
Michael Everett(2)(4)	61	Director
Robert Finzi	56	Director
Michael Flynn(2)(3)	62	Director
Adam Grosser(2)(4)	49	Director
Michael Matthews	54	Director

(1)	Michael Marks resigned as a member of Calix’s board of directors effective as of December 7, 2010.
(2)	Member of audit committee
(3)	Member of compensation committee
(4)	Member of nominating and corporate governance committee

Executive Officers

Carl Russo has served as Calix’s president and chief executive officer since December 2002 and as a member of the company’s board of directors since December 1999. From November 1999 to May 2002, Mr. Russo served as vice president of optical strategy and group vice president of optical networking of Cisco. From April 1998 to October 1999, Mr. Russo served as president and chief executive officer of Cerent Corporation, which was acquired by Cisco. From April 1995 to April 1998, Mr. Russo served in various capacities, most recently as chief operating officer, at Xircom, Inc., which was acquired by Intel Corporation. Previously, Mr. Russo served as senior vice president and general manager for the hyperchannel networking group of Network Systems Corporation and as vice president and general manager of the data networking products division of AT&T Paradyne Corporation. Mr. Russo also serves on the board of directors of the Alliance for Telecommunications Industry Solutions, a telecommunications standards organization. Mr. Russo attended Swarthmore College and serves on its board of managers. As Calix’s president and chief executive officer, Mr. Russo brings expertise and knowledge regarding the company’s business and operations to Calix’s board of directors. He also brings to Calix’s board of directors an extensive background in the telecommunications and networking technology industries.

Kelyn Brannon has served as Calix’s executive vice president and chief financial officer since April 2008. From July 2004 to April 2008, Ms. Brannon served as executive vice president and chief financial officer of Calypso Technology, Inc., an application software provider for the capital markets industry. From August 2003 to July 2004, Ms. Brannon served as chief financial officer of Arzoon, Inc., a provider of logistics and transportation management software. From November 2000 to July 2003, Ms. Brannon served in various capacities at Creative Planet, Inc. (also known as Movie Magic Technologies, Inc. and Studio Systems, Inc.), including chief financial officer, president and chief executive officer. Previously, Ms. Brannon served in senior finance positions at Fort Point Partners, Inc., Amazon.com, Inc., Sun Microsystems, Inc., Lexmark International, Inc. and Ernst & Young LLP. Ms. Brannon is a Certified Public Accountant and a member of The American Institute of Certified Public Accountants. Ms. Brannon holds a Bachelor of Arts degree in Political Science from Murray State University.

Tony Banta has served as Calix’s senior vice president of manufacturing operations since April 2009. From July 2007 to April 2009, Mr. Banta served as Calix’s vice president of manufacturing. From September 2005 to July 2007, Mr. Banta served as Calix’s director of global supply chain management. From September 1995 to June 2005, Mr. Banta served in various capacities at Cisco, including vice president of worldwide operations. From March 1993 to September 1995, Mr. Banta served as vice president of manufacturing at Grand Junction Networks, Inc. Previously, Mr. Banta served in senior management positions, including vice president of manufacturing at Vitalink Communications Corporation and Teledyne MEC. Mr. Banta holds a Master of Business Administration degree from Golden Gate University, a Master of Science Degree in Aeronautical Engineering from Wichita State University and a Bachelor of Science degree in Aeronautics from San Jose State College. Mr. Banta also served ten years in the United States Air Force.

John Colvin has served as Calix’s vice president of field operations for the Americas since March 2004. From November 1999 to March 2004, Mr. Colvin served in numerous leadership positions at Cisco, including senior director of business development and operations director in service provider sales. From January 1999 to October 1999, Mr. Colvin served as director of national carrier sales of Cerent Corporation. Previously, Mr. Colvin served in various capacities at Alcatel S.A. for eight years, most recently as account vice president for AT&T. Before that, Mr. Colvin worked as an engineer at Rockwell International Corporation and NEC America, Inc. Mr. Colvin holds a Bachelor of Science degree in Electrical Engineering from Texas A&M University.

Kevin Pope has served as Calix’s senior vice president of product development since January 2009. From September 2005 to January 2009, Mr. Pope served as vice president of engineering of Hammerhead Systems, Inc., a metro Ethernet aggregation switching equipment company. In September 1999, Mr. Pope founded Mahi Networks, Inc., a core network integrated time division multiplexing/data switching equipment company, and served as its vice president of engineering until September 2005. From June 1988 to September 1999, Mr. Pope served as vice president of development engineering of Applied Digital Access, Inc. Mr. Pope holds a Master of Business Administration degree from San Diego State University, a Master of Science degree in Electrical Engineering and Computer Science from the University of California, Berkeley and a Bachelor of Science degree in Electrical Engineering from the University of Minnesota.

Roger Weingarth has served as Calix’s executive vice president and chief operating officer since July 2007. From February 2006 to July 2007, Mr. Weingarth served as Calix’s senior vice president of product and manufacturing operations and from March 2003 to February 2006, as Calix’s vice president of operations. From March 2002 to March 2003, Mr. Weingarth served as president and chief executive officer of Arista Networks, Inc. From June 1998 to February 2002, Mr. Weingarth served as president and chief operating officer of Optical Solutions, Inc. Previously, Mr. Weingarth served in senior management roles at Centron DPL Company, Inc., Switched Network Technologies, Inc., Network Systems Corporation and AT&T/NCR Corporation. Mr. Weingarth holds a Master of Business Administration degree from the University of Minnesota and a Bachelor of Arts degree in Business Administration from Bethel College.

Board of Directors

Don Listwin has served on Calix’s board of directors since January 2007 and has served as chairman of the board of directors since July 2007. In October 2004, Mr. Listwin founded Canary Foundation, a non-profit organization devoted to the early detection of cancer, and has since then served as its chairman. From January 2008 to January 2009, Mr. Listwin served as chief executive officer of Sana Security, Inc., a security software company, which was acquired by AVG Technologies. From September 2000 to October 2004, Mr. Listwin served as chief executive officer of Openwave Systems Inc., a leader in mobile internet infrastructure software. From August 1990 to September 2000, he served in various capacities at Cisco, most recently as executive vice president. Mr. Listwin currently serves on the board of directors of Sana Security, Inc., Genologics Life Sciences Software Inc. and Stratos Product Development LLC, each a privately-held company, and Isilon Systems, Inc., a public company. During the past five years, Mr. Listwin formerly served on the board of directors of Openwave Systems Inc., TIBCO Software Inc., Redback Networks, Inc., Software.com Pty Ltd., Phone.com LLC and E-Tek Dynamics Inc., each a publicly-held company. Mr. Listwin is a member of the board of trustees of the Fred Hutchinson Cancer Research Center, a non-profit organization, the board of scientific advisors of the National Cancer Institute, a research and development center, and the board of directors of the Public Library of Science, a non-profit organization. Mr. Listwin holds an honorary Doctorate of Law degree from the University of Saskatchewan and a Bachelor of Science degree in Electrical Engineering from the University of Saskatchewan. Mr. Listwin brings over 30 years of experience in the networking industry to Calix’s board of directors.

Michael Ashby has served on Calix’s board of directors since January 2006. From December 2002 to April 2008, Mr. Ashby served as Calix’s chief financial officer. From November 1999 to July 2001, Mr. Ashby served as vice president of finance of Cisco. From February 1999 to October 1999, Mr. Ashby served as chief financial officer of Cerent Corporation. From September 1997 to January 1999, Mr. Ashby served as executive vice president and chief financial officer of Ascend Communications Inc., which was acquired by Lucent Technologies, Inc. Prior to that, Mr. Ashby served as chief financial officer of Pacific Telesis Enterprise Group, a division of Pacific Telesis Group, Inc. which was later acquired by SBC Communications. Mr. Ashby has also served as chief executive officer of Network Systems Corporation and served in a senior management position at Teradata Corporation. During the past five years, Mr. Ashby formerly served on the board of directors of Sierra Monolithics, Inc., a privately-held fabless mixed signal design company for communications systems. He currently serves on the board of directors of Canary Foundation, including as chairman of the audit committee. Mr. Ashby brings to Calix’s board of directors expertise in finance as well as over 20 years of experience in financial management and investor relations for both public and privately-held technology companies.

Michael Everett has served on Calix’s board of directors since August 2007. From May 2007 until his retirement in December 2008, Mr. Everett served as vice president of finance at Cisco. From April 2003 to May 2007, Mr. Everett was chief financial officer of WebEx Communications, Inc., a web collaboration service provider that was acquired by Cisco. From 2001 to 2003, Mr. Everett served as chief financial officer of Bivio Networks, Inc., a network appliance company. In 2001, Mr. Everett served as chief financial officer of VMware, Inc., an infrastructure software company. From February 1997 to November 2000, Mr. Everett served as executive vice president and chief financial officer of Netro Corporation. Mr. Everett served in several senior management positions at Raychem Corporation from 1987 through 1996, including senior vice president and chief financial officer from August 1988 to August 1993. Before joining Raychem Corporation, Mr. Everett served as a partner of Heller, Ehrman, White & McAuliffe LLC. During the past five years, Mr. Everett formerly served on the board of directors of Broncus Technologies, Inc., a privately-held medical technology company, including as chairman of the audit committee and member of the compensation committee. He also served on the board of directors of the Northern California and Northern Nevada chapter of the Alzheimer’s Association, a non-profit organization, and Self-Help for the Elderly, a non-profit organization. Mr. Everett holds a Juris Doctor degree from the University of Pennsylvania Law School and a Bachelor of Arts degree in History from Dartmouth College. Mr. Everett is licensed to practice law in California and in New York and was named chief financial officer of the year by San Francisco Business Times in 2007. Mr. Everett brings to Calix’s board of directors his background as a lawyer as well as over 30 years of experience in senior management and financial operations at communications technology companies.

Robert Finzi has served on Calix’s board of directors since August 2009. In May 1991, Mr. Finzi joined Sprout Group, a venture capital firm and since November 2003, has served as co-managing partner. From October 1984 to May 1991, Mr. Finzi was a partner of Merrill Lynch Venture Capital, a venture capital firm, and was promoted to general partner in 1985. From May 1983 to October 1984, Mr. Finzi was an associate at Menlo Ventures, a venture capital firm. From August 1976 to August 1981, Mr. Finzi was a consultant at Arthur Andersen’s Administrative Services Division, a consultancy now known as Accenture LTD. Mr. Finzi currently serves on the board of directors of Aurora Networks, Inc., Cleantech Group LLC, CyOptics, Inc., Teachscape, Inc. and TradeBeam, Inc., each a privately-held company. During the past five years, Mr. Finzi previously served on the board of directors of Concur Technologies, Inc. (including as a member of its compensation committee), a publicly-held company, Viteos Mauritius Limited, a privately-held company, and LeftHand Networks Inc. (which was acquired by Hewlett-Packard Company) and Watchfire Corporation (which was acquired by IBM), each a privately-held company when Mr. Finzi served on its board of directors. Mr. Finzi holds a Master of Business Administration degree from Harvard Business School, where he received the Baker Scholar Designation, a Master of Science degree in Industrial Engineering from Lehigh University and a Bachelor of Science degree in Industrial Engineering from Lehigh University. Mr. Finzi brings to Calix’s board of directors extensive experience in financial management, operations and reporting and management information systems.

Michael Flynn has served on Calix’s board of directors since July 2004. From June 1994 until his retirement in April 2004, Mr. Flynn served in various capacities at Alltel Corporation, a telecommunications provider. His most recent position at Alltel Corporation was group president. Mr. Flynn currently serves on the board of directors of Airspan Networks Inc., a publicly-held vendor of wireless products and solutions, and iLinc Communications, Inc., a publicly-held provider of web conferencing software and services including as a member of the audit committee and the compensation committee of each. He is a member of the board of directors, and audit and compensation committees, of Atlantic Tel-Networks, a publicly-held, diversified telecommunications services provider, and he is owner and president of Deli Planet Inc., a privately-held company. During the past five years, Mr. Flynn formerly served on the board of directors of Webex Communications, Inc. and Equity Media Holdings Corporation, each a publicly-held company, and GENBAND Inc., a privately-held company. Mr. Flynn served on the audit committee and the compensation committee of Webex Communications, Inc. and the governance committee and the compensation committee of Equity Media Holdings Corporation, and was chairman of the compensation committee of GENBAND Inc. Mr. Flynn holds a Bachelor of Science degree in Industrial Engineering from Texas A&M University. Mr. Flynn brings to Calix’s board of directors extensive experience in advising and managing companies in the technology and telecommunications industries. He also has expertise in public company corporate governance.

Adam Grosser has served on Calix’s board of directors since May 2009. Since September 2000, Mr. Grosser has served as a general partner of Foundation Capital, a venture capital firm. From May 1996 to May 1999, Mr. Grosser was president of the subscriber networks division at Excite@Home. From December 1993 to January 1996, Mr. Grosser served as co-founder, president and chief executive officer of Catapult Entertainment, Inc. From August 1984 to November 1993, Mr. Grosser served in engineering and management capacities at Apple Computer, Lucasfilm Ltd. and Sony Corporation of America. Mr. Grosser currently serves on the boards of directors of Control4 Corporation, Conviva, Inc., GridIron Systems Inc., Numerate, Inc., Sentient Energy, Inc., SiBEAM, Inc. and Silver Spring Networks, Inc., each a privately-held company. During the past five years, he formerly served on the board of directors of EnerNOC, Inc., Rohati Systems, Inc., which was acquired by Cisco, and Naverus, Inc., which was acquired by GE Aviation. Mr. Grosser holds a Master of Science degree in Engineering, a Master of Business Administration degree and a Bachelor of Science degree in Design Engineering from Stanford University. Mr. Grosser brings to the Calix board of directors extensive experience in advising technology startup companies as well as counseling boards of directors and senior management regarding corporate governance, compliance and business operations.

Michael Matthews has served on Calix’s board of directors since December 2010. Mr. Matthews has served as Head of Strategy and Business Development at Nokia Siemens Networks since September 2008 and has directed the company’s strategic planning and investments, mergers and acquisitions program and strategic alliances and partnerships since September 2008. From February 2003 to January 2008, Mr. Matthews served as Chief Marketing Officer at Amdocs Inc. From September 1999 to March 2002 he served as the Executive Vice President, Sales & Marketing, at Groove Networks, a privately held software company which was acquired by Microsoft Corporation. Prior to this, he served in leadership positions across technology companies such as Platinum Technology, Inc. a database management software company which was acquired by Computer Associates, Inc., Sterling Software, a software company which was acquired by Computer Associates, Inc., and Digital Equipment Corporation, which was acquired by Compaq Computer Corporation in the United States and Australia. Mr. Matthews has a degree in Civil Engineering from the University of Queensland, Australia. Mr. Matthews brings to Calix’s board of directors 30 years of experience in the technology industry, and a strong background in telecommunications, software, technology and innovation.

Leadership Structure of the Board

In accordance with Calix’s bylaws, the board of directors appoints the company’s officers, including the chief executive officer. Calix’s board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee and if it is to be combined, whether a lead independent director should be selected. However, Calix’s board of directors is committed to corporate governance practices and values independent board oversight as an essential component of strong corporate performance. For example, six of Calix’s eight directors qualify as independent according to the rules and regulations of the New York Stock Exchange. In September 2009, Calix’s board of directors undertook a review of the independence of each director and considered whether any director has a material relationship with Calix that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, Calix’s board of directors determined that Messrs. Everett, Finzi, Flynn, Grosser and Listwin, representing five of Calix’s eight directors, are independent directors as defined under the listing requirements of the New York Stock Exchange, constituting a majority of independent directors of Calix’s board of directors as required by the New York Stock Exchange rules. Michael Marks, a director of Calix at that time, was also determined to be independent. In connection with Mr. Matthews’ appointment to Calix’s board of directors, the board of directors determined that Mr. Matthews is also an independent director as defined under the listing requirements of the New York Stock Exchange. In addition, Calix’s corporate governance guidelines require that the directors meet in executive session without management directors or management present on a regularly scheduled basis, but not less than two times a year. Also, Calix’s nominating and corporate governance committee periodically reviews and recommends to the board of directors the leadership structure of the board of directors. Currently, Calix separates the roles of chief executive officer and chairman in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for, and the day-to-day leadership and performance of, Calix, while the chairman provides guidance to the chief executive officer and management and sets the agenda for board meetings and presides over meetings of the full board of directors. Mr. Russo, Calix’s chief executive officer, is an employee of the company and is therefore not “independent” under the rules of the New York Stock Exchange. Mr. Listwin, Calix’s chairman, is an independent director, as defined under the rules of the New York Stock Exchange. Calix’s board of directors believes that the current board leadership structure is best for the company and its stockholders at this time.

Board Composition

Calix’s board of directors currently consists of eight members.

In accordance with Calix’s amended and restated certificate of incorporation, the board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Calix’s directors are divided among the three classes as follows:

•	The Class I directors are Messrs. Finzi and Matthews and their terms will expire at the annual general meeting of stockholders to be held in 2011;

•	The Class II directors are Messrs. Ashby, Flynn and Russo and their terms will expire at the annual general meeting of stockholders to be held in 2012; and

•	The Class III directors are Messrs. Everett, Grosser and Listwin and their terms will expire at the annual general meeting of stockholders to be held in 2013.

•

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

•	The division of Calix’s board of directors into three classes with staggered three-year terms may delay or prevent a change of the company’s management or a change in control.

Oversight of Risk Management

Calix’s board of directors has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The board of directors is responsible for general oversight of risks and regularly reviews information regarding Calix’s risks, including credit risks, liquidity risks and operational risks, as well as the risks associated with each. The compensation committee is responsible for overseeing the management of risks relating to Calix’s executive compensation plans and arrangements. The audit committee is responsible for overseeing management of Calix’s risks relating to accounting matters, financial reporting and legal and regulatory compliance. The nominating and corporate governance committee is responsible for overseeing management of Calix’s risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Committees of the Board of Directors

Calix’s board of directors has established an audit committee, a compensation committee and a nominating and governance committee, each of which have the composition and responsibilities described below.

Audit Committee

Calix’s audit committee is comprised of Messrs. Everett, Flynn and Grosser, each of whom is a non-employee member of the board of directors. Mr. Everett is the audit committee chairman and is the audit committee financial expert, as currently defined under the SEC rules. Calix’s board of directors has determined that each of Messrs. Everett, Flynn and Grosser is independent within the meaning of the applicable SEC rules and the listing standards of the New York Stock Exchange.

Calix’s audit committee oversees its corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of Calix’s quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on Calix’s engagement team as required by law; reviews Calix’s critical accounting policies and estimates; oversees the internal audit function and annually reviews the audit committee charter and the committee’s performance. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange.

Compensation Committee

The current members of Calix’s compensation committee are Messrs. Flynn and Listwin, each of whom is a non-employee member of the board of directors. Mr. Flynn is the compensation committee chairman. Calix’s board of directors has determined that each of the directors serving on the compensation committee is independent within the meaning of the listing standards of the New York Stock Exchange.

Calix’s compensation committee reviews and recommends policies relating to compensation and benefits of Calix officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under Calix stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange.

Nominating and Corporate Governance Committee

Calix’s nominating and corporate governance committee consists of Messrs. Grosser, Listwin and Everett, each of whom is a non-employee member of the board of directors. Mr. Grosser is the chairman of the nominating and corporate governance committee. Calix’s board of directors has determined that each of the directors serving on the nominating and corporate governance committee is independent within the meaning of the listing standards of the New York Stock Exchange.

The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of Calix’s board. In addition, the nominating and corporate governance committee is responsible for overseeing Calix’s corporate governance guidelines and reporting and making recommendations concerning governance matters. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange.

Calix’s nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for Calix’s board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current board members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: diversity of personal background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly-held company; experience in Calix’s industry and with relevant social policy concerns; experience as a board member of another publicly-held company; academic expertise in an area of Calix’s operations; diversity of business or career experience relevant to the success of Calix; and practical and mature business judgment. Calix’s board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Compensation Committee Interlocks and Insider Participation

None of the members of Calix’s compensation committee is or has at any time during the past year been an officer or employee of Calix. None of Calix’s executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on Calix’s board of directors or compensation committee.

Risk Assessment and Compensation Practices

Calix’s management assessed and discussed with the compensation committee the company’s compensation policies and practices for its employees as they relate to risk management and, based upon this assessment, Calix believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the company in the future.

Calix’s employees’ base salaries are fixed in amount and thus the company does not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, Calix believes that its internal controls help mitigate this risk and the company’s performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most employees. Calix also believes that its performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus employees on specific short-term goals important to the company’s success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to Calix employees, and nearly all of the compensation provided to Mr. Russo, is in the form of long-term equity-based incentives that are important to help further align Calix’s employees’ interests with those of its stockholders. Calix does not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to Calix’s stock price.

The statements regarding the risks arising from Calix’s compensation policies and practices contain forward-looking statements that involve substantial risks and uncertainties. Calix has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that the company believes may affect its financial condition, results of operations, business strategy and financial needs.

Code of Business Conduct and Ethics

Calix has a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is currently available on Calix’s website at www.calix.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on the Calix website.

Director Compensation

2009

In January 2009, Calix’s board of directors adopted a compensation policy pursuant to which non-employee directors who were not affiliated with the company’s significant stockholders received the following retainers for service on the Calix board of directors during 2009:

•	Don Listwin—$27,750;

•	Michael Everett—$36,000;

•	Michael Flynn—$30,000;

•	Michael Ashby—$30,000; and

•	Michael Marks—$6,750.

In accordance with Calix’s director compensation policy, on January 27, 2009 the company granted each of Mr. Flynn and Mr. Listwin an annual option to purchase 4,666 shares of Calix common stock with a per share exercise price equal to $6.95, which the board determined equaled the fair market value of Calix common stock on the date of grant. On July 14, 2009 Calix granted Mr. Everett an annual option to purchase 4,666 shares of Calix common stock with a per share exercise price equal to $5.24, which the board determined equaled the fair market value of Calix common stock on the date of grant. Also in accordance with Calix’s director compensation policy, in October 2009, Mr. Ashby was granted an annual option to purchase 4,666 shares of Calix common stock and Mr. Marks was granted an initial option to purchase 14,000 shares of Calix common stock, each with a per share exercise price equal to $6.80, which the board determined equaled the fair market value of Calix common stock on the date of grant.

In July 2009, Calix’s board of directors approved a program to allow members of the board of directors, along with all Calix employees, to voluntarily exchange outstanding stock options having a per share exercise price of $17.55 or lower for restricted stock units, or RSUs, on a one-to-one basis. The vesting schedule for the RSUs is as follows: 50% of the RSUs vested on October 6, 2010, and the remaining 50% of the RSUs will vest on the first day the trading window opens for employees following April 24, 2011, subject to the employee or director’s continuous service to Calix through the vesting date. However, any unvested RSUs will become immediately vested prior to the closing of a change in control, subject to the employee or director’s continuous service to Calix through such date. All of Calix’s executive officers and directors who held eligible stock options participated in the stock option exchange.

2010

Upon the recommendation of the Calix compensation committee, the board of directors adopted a new compensation policy in December 2009, which was amended in March 2010. Pursuant to the amended policy, non-employee directors who are not affiliated with Calix’s significant stockholders will receive the following retainers for service on the board of directors during 2010:

•	Chairman of the Board—$55,000;

•	Chairman, Audit Committee—$52,000;

•	Chairman, Compensation Committee—$50,000;

•	Chairman, Nominating and Governance Committee—$45,000;

•	Committee Member who is not a Committee Chair—$40,000; and

•	member of Calix board of directors who does not serve on a committee—$35,000.

Pursuant to the amended policy, such non-affiliated directors are also entitled to receive an option to purchase 10,000 shares of Calix common stock and 4,533 RSUs upon initial election or appointment to the board of directors and an option to purchase 5,000 shares of Calix common stock and 2,266 RSUs annually thereafter. The initial option grant will vest with respect to one-third of the shares subject to the option on the first anniversary of the date of grant and then in equal monthly installments over the following two years. The initial RSUs vests in three equal annual installments. The subsequent options will vest in equal monthly installments over one year. Subsequent RSUs will vest on the first anniversary of the date of grant. Additionally, the board of directors provided that all options and RSUs held by members of the board of directors, regardless of when granted, shall automatically accelerate in the event of a change in control of the company, as defined in the Calix Amended and Restated 2002 Stock Plan.

The 2010 compensation policy for the board of directors will cover all of Calix’s non-employee directors. The equity awards described above will be made at the first board meeting following Calix’s annual stockholders meeting, with the first such equity awards to be adjusted to reflect any initial or annual grants received within the twelve months immediately preceding the annual stockholders meeting.

On December 7, 2010, in connection with his appointment as a member of Calix’s board of directors, Mr. Matthews received an option to purchase 10,000 shares of Calix’s common stock at an exercise price of $15.20 per share and 4,533 restricted stock units. Following the grant of such option and restricted stock units, as of December 7, 2010, Mr. Matthews was the beneficial owner of no shares of Calix’s common stock.

In accordance with the 2010 compensation policy for the board of directors, on January 26, 2010, Messrs. Listwin and Flynn each received annual grants that included 2,266 RSUs and options to purchase 5,000 shares of Calix common stock. The stock options have a per share exercise price equal to $9.54, which the compensation committee determined was equal to the per share fair market value of Calix common stock on the date of grant. The stock options vest in equal monthly installments over one year. The RSUs will vest on January 26, 2011.

Calix also reimburses non-employee directors for travel, lodging and other expenses incurred in connection with their attendance at board or committee meetings.

Director Compensation Table

The following table sets forth information regarding compensation earned by Calix’s non-employee directors during the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Don Listwin	$27,750	$110,631	$20,721	$159,102
Michael Everett	36,000	101,626	14,272	151,898
Paul Ferris	—	—	—	—
Michael Flynn	30,000	146,834	20,721	197,555
Michael Marks(3)	6,750	—	55,421	62,171
Adam Grosser	—	—	—	—
Robert Finzi	—	—	—	—
Michael Ashby	30,000	493,778	18,474	542,252

(1)	Amounts reflect the incremental fair value of RSUs received in exchange for cancelled options in 2009 calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in Note 13 to Calix’s financial statements included in this prospectus.
(2)	Amounts reflect the grant date fair value of stock options granted in 2009 calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in Note 13 to Calix’s financial statements included in this prospectus.
(3)	Michael Marks was a member of Calix’s board of directors from August 2009 to December 2010.

As of December 31, 2009 Calix had outstanding options and restricted stock unit awards to its nonemployee directors as follows:

Name	Stock Options	Restricted Stock Units
Don Listwin	—	23,332
Michael Everett	—	23,332
Michael Flynn	—	29,998
Michael Marks	14,000	—
Michael Ashby	4,666	107,333

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of Calix’s named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on Calix’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the company adopts may differ materially from currently planned programs as summarized in this discussion.

Calix’s named executive officers, or NEOs, for 2009 were as follows:

•	Carl Russo, President and Chief Executive Officer;

•	Kelyn Brannon, Executive Vice President and Chief Financial Officer;

•	Roger Weingarth, Executive Vice President and Chief Operating Officer;

•	Kevin Pope, Senior Vice President, Product Development; and

•	John Colvin, Vice President, North American Field Operations.

Overview—Compensation Objectives

Calix’s compensation and benefits programs seek to attract and retain the company’s NEOs and encourage them to pursue Calix’s corporate objectives. Calix evaluates and rewards its NEOs based on their willingness to take a leadership position in improving the company’s internal structures and processes and their ability to identify and target opportunities to grow Calix’s business.

Calix has created a compensation program that has a mix of short- and long-term components, cash and equity elements and fixed and contingent payments in the proportions the company believes will provide the proper incentives, reward its NEOs and help Calix achieve the following goals:

•	foster a goal oriented, highly-talented management team who have a clear understanding of business objectives and shared corporate values;

•	allocate company resources effectively in the development of market-leading technology and products;

•	control costs in each facet of Calix’s business to maximize efficiency;

•	balance Calix’s compensation program to ensure that its elements, individually and in combination, do not encourage excessive risk-taking;

•	modify Calix’s programs to reflect the competitive environment and the company’s changing business needs;

•	enable Calix to attract, retain and drive a world-class leadership team; and

•	maintain internal equity across the organization.

Calix does this with programs designed to:

•	be based on competitive market data and reflect the current competitive environment;

•	stress pay for performance;

•	share risks and rewards;

•	align the interests of Calix’s employees with those of its stockholders;

•	reflect Calix’s values; and

•	be equitably administered.

Role of Calix’s Compensation Committee

Calix’s compensation committee approves and interprets the company’s executive compensation and benefit plans and policies. Calix’s compensation committee is appointed by the board of directors. The compensation committee consists entirely of directors who are outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors for purposes of Rule 16b-3 under the Exchange Act. In 2009, the compensation committee determined the compensation for all of Calix’s NEOs with the exception of Mr. Colvin. Calix’s executive management team, consisting of Mr. Russo, Ms. Brannon and Mr. Weingarth, approved compensation, including a sales commission plan, for Mr. Colvin in 2009.

Competitive Market Review

The market for experienced management is highly competitive in Calix’s industry. Calix’s goal is to attract and retain the most highly qualified executives to manage each of the company’s business functions. In doing so, Calix draws upon a pool of talent that is highly sought after by both large and established telecommunications and data communications equipment companies in Calix’s geographic area and by other competitive companies in development or early stage phases. Established organizations in Calix’s industry seek to recruit top talent from emerging companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole. Calix also competes for key talent on the basis of its vision of future success; its culture and values; the cohesiveness and productivity of the company’s teams; and the excellence of its technical and management staff. The competition for technical and non-technical skills is aggressive across the sector and Calix expects it to remain high for the foreseeable future.

Calix’s compensation committee determines compensation for its NEOs, in large part based upon the company’s financial resources, as well as competitive market data. In setting both cash and equity compensation for 2009, Calix’s compensation committee conducted a review of NEO compensation, as well as the mix of elements used to compensate Calix’s NEOs and compared them with data contained in third-party surveys conducted by Radford. The surveys compiled executive compensation data from technology companies based in Northern California having annual revenues of less than $1 billion and reported such data on an aggregate basis. The surveys reported statistics on the total compensation, position and responsibilities of executives. While Calix’s compensation committee reviewed compensation levels and elements derived from this supplemental industry data, the compensation committee was not aware of the identity of any of the surveyed companies and as such, did not rely on data for any single company.

Historically, Calix’s NEOs have been primarily compensated through equity grants and have had total cash compensation set below the competitive market. However, total cash compensation for 2009 for each of Calix’s NEOs was frozen in light of the challenging economic climate and to help preserve the company’s cash resources. Mr. Russo is compensated differently than Calix’s other NEOs in light of his role as president and chief executive officer. Since 2006, Mr. Russo has been paid a base salary of $52,000 to offset the expense of the benefit programs Mr. Russo participates in, but otherwise has been compensated solely through grants of equity awards, primarily consisting of stock option grants. Mr. Russo’s cash compensation is far below the average cash compensation provided to chief executive officers by companies who participated in third-party surveys reviewed by Calix’s compensation committee. However, the compensation committee has determined that the heavy weighting of equity over cash compensation for Mr. Russo better aligns him with the interests of Calix stockholders and is appropriate in light of his ability to directly affect the stockholder returns through effective leadership of the company. In December 2009, Calix’s compensation committee recommended, and the board of directors approved, a grant of 1,120,000 RSUs to Mr. Russo in order to provide an additional long term incentive for Mr. Russo to remain employed with Calix, particularly in light of his base salary and total compensation being far below the average of chief executive officers in the aggregated data reviewed by the compensation committee and to directly tie Mr. Russo’s future compensation to the returns provided to Calix stockholders. The RSUs vest in four equal annual installments on each anniversary of the date of grant.

In November 2009, based on recommendations made by Calix’s senior director, human resources, the compensation committee adopted a peer group of companies to be used for comparison of compensation paid to Calix’s NEOs, referred to herein as the 2010 Peer Group, consisting of the following:

ADC Telecommunications, Inc.;	MRV Communications, Inc.;
ADTRAN, Inc.;	Occam Networks, Inc.;
Aruba Networks, Inc.;	Riverbed Technology, Inc.;
Bigband Networks, Inc.;	Sonus Networks, Inc.;
Brocade Communications Systems, Inc.;	Tekelec;
Ciena Corporation;	Tellabs, Inc.;
Extreme Networks;	SeaChange International, Inc.;
F5 Networks, Inc.;	Sycamore Networks, Inc.; and
Harmonic Inc.;	UTStarcom, Inc.
Infinera Corporation;

In late 2009, Total Reward Strategies, a management consulting and advisory service firm, prepared an executive total compensation review that compares Calix’s executives’ compensation levels to those of other executives at the 2010 Peer Group. Total Reward Strategies was hired by management to assist with general compensation-related projects and prepared the review at management’s request. The review was later reviewed by Semler Brossy Consulting Group, LLC, a compensation consulting firm. Semler Brossy was hired by management but worked directly with Calix’s compensation committee and management to interpret the results, make recommendations and assist in setting compensation levels for the company’s executive officers. In late 2009, based on the information verified by Semler Brossy, Calix’s compensation committee approved pay increases for each of its NEOs, other than Mr. Russo. These increases were in an effort to return to the process of targeting Calix’s NEOs’ total cash compensation at the 50th percentile of the 2010 Peer Group. Following these increases, each of Calix’s NEOs’ total cash compensation, other than Mr. Russo’s, was at or very near the 50th percentile of the 2010 Peer Group. Going forward, the company expects to compare its practices and levels by each compensation component, by target annual cash compensation, which includes base salary and target annual incentive opportunity, and by total direct compensation, including base salary, target annual incentive opportunity and annual equity compensation components. The competitive comparisons made in this process are expected to be used to determine Calix’s approximate position relative to the appropriate market benchmark by compensation component and in aggregate.

Executive Compensation Program

Calix’s performance-driven compensation program for its NEOs consists of five components:

•	base salary;

•	cash bonuses;

•	sales commissions (for sales executives only);

•	equity-based incentives; and

•	benefits.

Calix is continuing to build its executive compensation program around each of the above elements, if applicable, because each individual component is useful in achieving one or more of the objectives of the program and Calix believes that, collectively, they are effective in achieving the company’s overall objectives. Going forward, Calix expects to use short-term compensation, including base salary, sales commissions and cash bonuses, to drive and reward its NEOs in accordance with Calix’s pay for performance philosophy. Calix is in the process of implementing and systematizing its review process, with the objective of measuring and providing feedback on individual performance as it relates to the goals Calix wishes to achieve for the company as a whole and the NEO individually.

Basis for Calix’s Compensation Program

Calix’s NEOs establish their functional objectives taking into account overall corporate goals and incorporating the feedback of their senior management colleagues and the board of directors. In line with established financial objectives, each NEO who reports directly to the chief executive officer sets goals in support of the overall corporate goals. Ultimately, the chief executive officer has final authority with respect to the goals that are established, except for his own goals, which are established by the compensation committee.

Going forward, Calix’s compensation philosophy is intended to successfully promote a team-oriented approach to performance. Beginning in 2010, each non-sales NEO’s annual incentive compensation is based on achievement against the same performance objectives. For 2010, the company established one set of performance-oriented goals against which all non-sales NEOs are measured for purposes of determining annual incentive compensation. Mr. Colvin’s 2010 sales compensation is based on a mix of the goals for all other NEOs but will also have a component related specifically to sales goals as determined in Calix’s sales incentive compensation plan. Annual incentive compensation is paid based upon achievement against each of the corporate goals and individual goals. Calix sees this approach to its annual incentive compensation as an integral part of Calix’s culture of collaborative, team-oriented management. Individual performance and achievement against individual goals and objectives is taken into account in setting base salaries, annual equity awards and annual incentive compensation. The value of equity awards made to the NEOs will vary in value based on Calix’s stock price performance. Calix’s NEOs’ total compensation may vary significantly from year-to-year based on the company’s performance as well as individual performance.

Weighting of Elements in Calix’s Compensation Program. The use and weight of each compensation element is based on a subjective determination by the compensation committee of the importance of each element in meeting Calix’s overall objectives. In general, Calix seeks to put a significant amount of each NEO’s total potential compensation “at risk” based historically on stockholder returns, though Calix intends to focus more broadly on corporate and individual performance going forward. For 2009, compensation paid in the form of base salary and benefits represent less than half of each NEO’s potential total compensation at target performance levels.

Base Salary. Base salary is typically used to recognize the experience, skills, knowledge and responsibilities required of each NEO, as well as competitive market conditions. In light of the challenging economic climate and in order to preserve cash resources, Calix’s compensation committee decided not to increase any NEO base salaries for 2009.

In late 2009, Calix’s compensation committee resumed the process of bringing the base salaries and cash incentive payments made to its NEOs, other than Mr. Russo, to a competitive level, which the compensation committee determined means the 50th percentile of the 2010 Peer Group. As a result, the compensation committee increased the base salary of each of Calix’s NEOs, other than Mr. Russo, for 2010 to a level at or very near the 50th percentile of the 2010 Peer Group.

Name of Executive Officer	2010 Base Salary
Roger Weingarth	$305,000
Kelyn Brannon	285,000
Kevin Pope	250,000
John Colvin	200,000

The base salaries of Calix’s NEOs are expected to be reviewed on an annual basis and adjustments are intended to be made to reflect performance-based factors as well as competitive conditions. Calix does not expect to continue to apply specific formulas to determine increases, though the company generally does expect to increase to and maintain at the 50th percentile of its peer group of companies as Calix matures as a company.

Cash Bonuses. Calix’s compensation committee approved a bonus program for 2009 in concept, but decided not to fund the program based on the economic climate in early 2009 and in order to preserve the company’s cash resources.

In November 2008, Calix’s compensation committee approved a retention bonus for Ms. Brannon of twelve monthly payments of $8,500, net of any taxes, effective January 1, 2009 in order to provide an additional incentive to Ms. Brannon to continue to provide services to us. The retention bonus would have been credited against any bonuses that become payable to Ms. Brannon in 2009 and would have been recoverable by Calix if Ms. Brannon voluntarily resigned or was terminated for cause prior to January 1, 2010. The first installment of this retention bonus was paid to Ms. Brannon in December 2008. In addition, in January 2009, Calix’s compensation committee approved a $25,000 discretionary bonus for Ms. Brannon based on her partial year of service during 2008 and the company’s strong financial results which would have been paid to her in 2009, but instead was used to offset the retention bonus described above. Calix’s compensation committee did not award Mr. Russo a discretionary cash bonus for 2009 consistent with its historical focus on the equity component of Mr. Russo’s compensation. Mr. Colvin did not receive a discretionary cash bonus because the compensation committee determined that his sales commission plan provided adequate reward for the company’s 2009 performance.

Calix’s compensation committee may award additional discretionary bonuses from time to time in the future. In January 2009, the compensation committee approved a sign-on bonus for Kevin Pope of $50,000, as negotiated in connection with his commencement of employment.

Sales Commission. In 2009, Mr. Colvin was eligible for quarterly commissions based solely on the value of bookings, which represent new orders for Calix products. Mr. Colvin earned and was paid $191,090 in commissions for 2009, which represented 86.9% of his target sales commissions. Mr. Colvin’s goal for bookings in 2009 was set at a level Calix’s executive management team felt would be difficult for Mr. Colvin to obtain and would not be met by Mr. Colvin unless he were able to obtain bookings at a rate above the company’s budget for bookings. Calix’s sales commission plan for Mr. Colvin seeks to provide a total cash compensation opportunity for Mr. Colvin that is targeted near the 50th percentile for total cash compensation as reported for sales executives at similar levels at companies that participated in third-party surveys reviewed by Calix’s compensation committee. Mr. Colvin’s sales commission plan will be reviewed and approved annually by the compensation committee.

In November 2009, Calix’s compensation committee revised Mr. Colvin’s cash incentive compensation, such that, starting in 2010, his cash incentive compensation will be based on a mix of any corporate cash bonus plan the company adopts and the sales commission plan, with payment amounts of $75,000 and $150,000, respectively, for achievement of his target goals. The goal for Mr. Colvin’s sales commission plan for 2010 will continue to be based solely on the value of bookings. Calix’s compensation committee set the 2010 goals at a level the compensation committee felt would be difficult for Mr. Colvin to achieve and would not be attained unless Mr. Colvin’s performance exceeds Calix’s internal budget projections.

Equity-based incentives. Calix believes that strong long-term corporate performance is achieved with a corporate culture that encourages long-term performance by the company’s NEOs through the use of stock-based awards. Calix’s equity incentive plans have been established to provide its NEOs with incentives to help align their interests with the interests of Calix stockholders. Calix has not adopted stock ownership guidelines for its NEOs. Calix’s equity incentive plan has provided the principal method for its NEOs to acquire equity or equity-linked interests in Calix. Calix’s board of directors grants equity awards to key executives in order to enable them to participate in the long-term appreciation of Calix stockholder value, while reducing or eliminating the economic benefit of such awards in the event the company does not perform well. Additionally, Calix’s equity awards provide an important retention tool for Calix’s NEOs, as they are in almost all cases subject to vesting over an extended period of time.

Generally, Calix provides annual grants of stock options to Calix’s NEOs, including Calix’s chief executive officer. Most NEOs receive a new hire option grant that vests over a four year period with 25% vesting after the first twelve months of service and the remainder vesting ratably each month thereafter over the next three years. Subsequent grants are generally made on an annual basis, or in recognition of a promotion or extraordinary performance, and vest ratably each month over a four year period subject to continued service through each vesting date. All options are granted with an exercise price equal to the fair market value of Calix common stock on the date of grant. Calix’s compensation committee also considers alternative forms of equity, such as performance shares, RSUs or restricted stock awards and alternative vesting strategies based on the achievement of milestones.

The size and terms of the initial option grant made to each NEO upon joining Calix is primarily based on competitive conditions applicable to the NEO’s specific position. In addition, Calix considers the number of shares of the company common stock underlying options granted to other executives in comparable positions within the company using a model that considers options awarded as a percentage of shares outstanding. For other option grants to Calix’s NEOs, the compensation committee gets input from the chief executive officer, except with respect to himself, and makes recommendations to Calix’s board of directors. Calix uses a number of methodologies to make external comparisons to aggregate data from companies that participated in the third-party surveys reviewed by the compensation committee when Calix sets the number of shares of common stock underlying options to be granted to each NEO, primarily using data from Radford and information provided by Semler Brossy.

During 2009, Calix’s board of directors did not grant annual stock options to Calix’s NEOs. In lieu of an annual stock option grant and in light of the continued decline of the fair market value of the company’s common stock and continued economic uncertainty, the board of directors approved a program to allow all employees, including NEOs, and members of the board of directors to voluntarily exchange outstanding stock options having a per share exercise price of $17.55 or lower for RSUs on a one-to-one basis. Calix’s board of directors granted RSUs to provide an incentive to the company’s employees, including Calix’s NEOs, and members of the board of directors to maximize the value of the company to Calix stockholders and to provide a significant incentive to participants in the option exchange to continue to provide services to the company. Given continued economic uncertainty in late 2009, the board of directors granted RSUs, which have value regardless of whether the value of Calix’s common stock declines. The vesting schedule for the RSUs is as follows: 50% of the RSUs vested on October 26, 2010 and the remaining 50% of the RSUs will vest on the first day the trading window opens for employees following April 24, 2011, subject to the employee or director’s continuous service to Calix through the vesting date. However, any unvested RSUs will become immediately vested prior to the closing of a change in control, subject to the employee or director’s continuous service to Calix through such date. All of Calix’s executive officers and directors who held eligible stock options participated in the stock option exchange.

In December 2009, Calix’s compensation committee revised the company’s equity-based incentives strategy to bring equity participation levels more in line with current market practices based on 2010 Peer Group Data and also to reduce the overall burn rate under the company’s equity incentive plans. In order to reduce Calix’s equity participation levels, the compensation committee plans to target annual award amounts to Calix’s NEOs at 50% of current market practices. In order to reduce the burn rate under the equity incentive plans, Calix’s compensation committee intends to utilize a mixture of stock options and RSUs in making annual grants, where previously Calix solely used stock options.

In December 2009, the compensation committee also recommended, and Calix’s board of directors approved, a grant of 1,120,000 RSUs to Mr. Russo in order to provide an additional long term incentive for Mr. Russo to remain employed with Calix, particularly in light of his base salary and total compensation being far below the average of chief executive officers in the aggregated data from companies that participated in the third-party surveys reviewed by the compensation committee, and to directly tie Mr. Russo’s future compensation to the returns provided to Calix stockholders. The RSUs vest in four equal annual installments on each anniversary of the date of grant.

Calix expects that the annual performance equity awards the company makes to its NEOs will be driven by the company’s sustained performance over time, Calix’s executive officers’ ability to impact the results that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility and competitive equity award levels for similar positions and organization levels in comparable companies. Equity forms a key part of the overall compensation for each executive officer and will be considered each year as part of the annual performance review process and incentive payout calculation.

Termination-Based Compensation. Historically, Calix’s compensation committee has awarded termination-based compensation on a case-by-case basis as the result of arms length negotiations generally in connection with the commencement of the NEO’s employment. Historically, Calix has not provided its NEOs with a right to cash compensation upon a termination of employment with the company for any reason. However, each of Mr. Russo, Ms. Brannon and Mr. Weingarth were entitled to receive 12 months, 12 months and 6 months, respectively, accelerated vesting of the executive’s then unvested stock options pursuant to each executive’s offer letter with Calix. These benefits provided under the offer letters were replaced by the Change in Control and Severance Plan adopted by the Compensation Committee in July 2010, as described more fully below. As of December 31, 2009, all stock options held by Calix’s NEOs were fully vested. Pursuant to the restricted stock unit agreement entered into by Mr. Russo with Calix in connection with his grant of 1,120,000 RSUs in December 2009, such grant will fully vest and all restrictions shall lapse in the event of his termination without cause, as defined in his offer letter agreement. Under Mr. Colvin’s offer letter agreement, he is entitled to 12 months accelerated vesting of his equity awards if he is terminated by Calix without cause or constructively terminated within the 12 month period commencing on a change in control of the company.

Change in Control-Based Compensation. Calix’s compensation committee awards change in control-based compensation when it determines that such compensation is necessary in order to provide security to Calix’s NEOs in the event of a proposed change in control of the company. Historically, change in control-based compensation has also been frequently provided as the result of arms length negotiations in connection with the commencement of employment of an NEO. Mr. Russo, Ms. Brannon, Mr. Pope, Mr. Colvin and Mr. Weingarth were entitled to 100%, 100%, 100%, 12 months and 12 months accelerated vesting of outstanding stock options upon a change in control of Calix pursuant to each executive’s offer letter agreement. These benefits provided under each of the NEO’s offer letters, other than Mr. Colvin’s offer letter, were replaced by the Change in Control and Severance Plan adopted by the Compensation Committee in July 2010, as described more fully below. RSUs granted pursuant to Calix’s stock option exchange in September 2009 and Mr. Russo’s grant of 1,120,000 RSUs in December 2009 are subject to full accelerated vesting in the event of a change in control of the company.

2010 Change in Control and Severance Plan.

On July 20, 2010, the Compensation Committee adopted the Calix, Inc. Change in Control and Severance Plan for the benefit of employees of the Company who hold the title of Chief Executive Officer, Executive Vice President or Senior Vice President, including each of the NEOs other than Mr. Colvin. Each executive holding such title will participate in the plan, and the plan will replace all existing employment agreements between the Company and such participating executives that have to do with severance or change in control. The Company will provide tiered cash payments and constructive termination provisions as consideration to replace such existing agreements. The goal is to create an equitable and consistent program for the Company’s participating executives that is commensurate with their level of employment, and to protect the Company’s stockholders and other stakeholders by mitigating agency conflicts that may arise in any future transaction potentially involving a “change in control” (as defined in the plan).

Pursuant to the plan, if the Company terminates a participating executive’s employment other than for “cause” (as defined in the plan) or the executive terminates his or her employment for “good reason” (as defined in the plan) outside of the Change in Control Period (as defined below), the executive may be entitled to receive certain compensation and benefits from the Company, including the following:

•	a severance payment equal to 12 months base salary (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months base salary (in the case of Senior Vice Presidents);

•

a bonus payment equal to 12 months of the Senior Executive’s target bonus opportunity (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months of the Senior Executive’s target bonus opportunity (in the case of Senior Vice Presidents);

•

12 months accelerated vesting of unvested equity awards (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months accelerated vesting of unvested equity awards (in the case of Senior Vice Presidents); and

•

continuation of health coverage (medical, dental and vision) for 12 months (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months (in the case of Senior Vice Presidents).

In lieu of the benefits described above, if the Company terminates a participating executive’s employment other than for “cause” or the executive terminates his or her employment for “good reason,” and such termination occurs within 60 days prior to or 12 months following a change in control (the “Change in Control Period”), the executive may be entitled to receive the following:

•	a severance payment equal to 12 months base salary (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months base salary (in the case of Senior Vice Presidents);

•

a bonus payment equal to the pro rata value of the actual bonus the participating executive would receive as of the date of his or her termination, to be paid when all other bonus awards for such executives are determined (the “Pro Rata Bonus”);

•

an additional bonus payment equal to 12 months of the executive’s target bonus opportunity (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months of the executive’s target bonus opportunity (in the case of Senior Vice Presidents);

•	one hundred percent accelerated vesting of unvested equity awards; and

•

continuation of health coverage (medical, dental and vision) for 12 months (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months (in the case of Senior Vice Presidents).

All payments under the plan are designed to be paid in lump sum within a reasonable time following the executive’s termination (with the exception of the Pro Rata Bonus, as described above). Among other conditions, the executive must sign and not revoke a general release of all claims against the Company as a condition to receiving any of the benefits prescribed by the plan. The plan will not serve to amend or modify any more favorable change in control provisions of previously granted equity awards.

Notwithstanding the foregoing, pursuant to the plan, all payments made in connection with a change in control will be structured such that the executive will receive, on an after-tax basis, the greater of (i) the full payments prescribed by the plan or (ii) payments at an amount just below the amount that would trigger an excise tax under Section 4999 of the Internal Revenue Code.

Benefits. Calix provides the following benefits to its NEOs. These are the same benefits provided to all Calix employees:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	employee assistance program;

•	health and dependent care flexible spending accounts;

•	short and long-term disability;

•	401(k) plan; and

•	health club membership.

Perquisites. In November 2008, Calix’s compensation committee approved a retention bonus for Ms. Brannon of twelve monthly payments of $8,500 effective January 1, 2009. Ms. Brannon is to be fully grossed up for any taxes incurred in connection with the retention bonus. Both the retention bonus and the gross up are intended to provide an additional incentive to Ms. Brannon to continue to provide services to Calix. Other than the gross up provided to Ms. Brannon and participation in benefit programs made available to all other employees, Calix’s NEOs are not eligible for perquisites.

Tax and Accounting Considerations. While Calix’s board of directors and compensation committee generally consider the financial accounting and tax implications of executive compensation decisions, neither element has been a material consideration in the compensation awarded to Calix’s NEOs historically. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and each of the other NEOs (other than the chief financial officer), unless compensation is performance-based. Calix’s compensation committee adopted a policy that, where reasonably practicable, Calix will seek to qualify the variable compensation paid to Calix’s NEOs for an exemption from the deductibility limitations of Section 162(m).

Summary Compensation Table for 2008 and 2009

The following table sets forth all of the compensation awarded to, earned by or paid to Calix’s NEOs during 2008 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Carl Russo	2009	$52,000	$—		$13,807,389	$—	$—	$—	$13,859,389
President and Chief Executive Officer	2008	52,000	—		—	1,194,512	—	—	1,246,512

Kelyn Brannon	2009	215,000	93,500		869,886	—	—	57,907	1,236,293
Executive Vice President and Chief Financial Officer	2008	144,712	58,488		—	1,712,160	—	4,741	1,920,101

Roger Weingarth	2009	255,000	—		566,718	—	—	4,410	826,128
Executive Vice President and Chief Operating Officer	2008	246,923	100,000		—	382,531	—	4,140	733,594

Kevin Pope	2009	235,577	50,000	(5)	339,839	—	—	—	625,416
Senior Vice President, Product Development

John Colvin	2009	195,000	—		187,862	—	191,090	—	573,952
Vice President, North American Field Operations	2008	195,000	—		—	230,640	226,012	—	651,652

(1)	Amounts reflect the incremental fair value of RSUs received in exchange for cancelled options and the grant date fair value of RSUs granted, calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to Calix’s financial statements included in this proxy statement/prospectus for a discussion of assumptions made in determining the incremental fair value and the grant date fair value of Calix’s RSUs.
(2)	Amounts represent the grant date fair value for stock options granted in or the incremental fair value for stock options repriced in 2008, calculated in accordance with ASC Topic 718 and exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to Calix’s financial statements included in this proxy statement/prospectus for a discussion of assumptions made in determining the grant date fair value and incremental fair value of Calix’s stock options.

(3)	Mr. Colvin earned the amounts reported during 2008 and 2009 solely through sales commissions under his sales commission plan.
(4)	Includes a contribution Calix made pursuant to Calix’s 401(k) Plan for Mr. Weingarth and a tax gross up provided to Ms. Brannon in connection with her retention bonus.
(5)	Represents a sign-on bonus paid in connection with Mr. Pope’s commencement of employment with Calix in January 2009.

Grants of Plan-Based Awards in 2009

The following table lists grants of plan-based awards to or awards exchanged with Calix’s NEOs in 2009 and their related fair value.

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Carl Russo	9/23/09		$—	658,133	$3,122,589
	12/23/09	(4)	—	1,120,000	10,684,800
Kelyn Brannon	9/23/09		—	200,000	869,886
Roger Weingarth	9/23/09		—	160,665	566,718
Kevin Pope	9/23/09		—	120,000	339,839
John Colvin	9/23/09		—	41,884	187,862
	—		220,000	—	—

(1)	Represents the target commission for Mr. Colvin under his sales commission plan. Actual amounts paid to Mr. Colvin are set forth in the section titled “Executive Compensation—Summary Compensation Table.”
(2)	Except as otherwise noted, these RSUs were received in exchange for an equal number of options in September 2009 as part of the option exchange program described above under the heading “Compensation Discussion and Analysis—Equity-based Incentives.”
(3)	Amounts reflect the incremental fair value of RSUs received in exchange for cancelled options and the grant date fair value of RSUs granted, calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to Calix’s financial statements included in this proxy statement/prospectus for a discussion of assumptions made in determining the incremental fair value and the grant date fair value of Calix’s RSUs.
(4)	Represents a grant to Mr. Russo as described above under “Compensation Discussion and Analysis—Equity-Based Incentives.” These RSUs vest in equal installments on December 23, 2010, 2011, 2012 and 2013.

Outstanding Equity Awards at December 31, 2009

The following table lists all outstanding equity awards held by Calix’s NEOs as of December 31, 2009.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)		Market Value of Shares or Units of Stock that Have Not Vested as of December 31, 2009 ($)(4)
Carl Russo	—	$—	—	658,133		$6,278,592
	—	—	—	1,120,000	(5)	10,684,800
Kelyn Brannon	—	—	—	200,000		1,908,000
Roger Weingarth	80,000	0.48	3/28/13	—		—
	160	0.66	10/15/13	—		—
	—	—	—	160,665		1,532,760
Kevin Pope	—	—	—	120,000		1,144,800
John Colvin	—	—	—	41,884		399,599

(1)	All outstanding options held by NEOs were fully vested as of December 31, 2009.
(2)	Except as otherwise noted, these RSUs were received in exchange for an equal number of options in September 2009 as part of the option exchange program described above under the heading “Compensation Discussion and Analysis—Equity-Based Incentives.”
(3)	Unless specified otherwise, each restricted stock unit vest as follows: 50% of each NEO’s RSUs vested on October 26, 2010 and the remaining 50% of the RSUs will vest on the first day the trading window opens for employees following April 24, 2011.
(4)	Amounts calculated using a per share fair market value as of December 31, 2009 of $9.54.
(5)	Represents a grant to Mr. Russo as described above under “Compensation Discussion and Analysis—Equity-Based Incentives.” These RSUs vest in equal installments on December 23, 2010, 2011, 2012 and 2013.

Option Exercises and Stock Vested in 2009

None of Calix’s NEOs exercised stock options or had any restricted stock vest during 2009.

Pension Benefits

None of Calix’s NEOs participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by Calix.

Nonqualified Deferred Compensation

None of Calix’s NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by Calix.

Quantification of Termination-Based and Change in Control-Based Payments

Severance Arrangements. Pursuant to Mr. Russo’s restricted stock unit agreement, entered into in connection with his grant of 1,120,000 RSUs in December 2009, such grant will fully vest and all restrictions on such shares shall lapse in the event of his termination without cause, as defined in his offer letter agreement. None of Calix’s other NEOs had severance arrangements that would have provided a benefit upon a termination of employment as of December 31, 2009, other than as described below under “Change in Control Arrangements.” In July 2010, the Compensation Committee adopted the Change in Control and Severance Plan which provides for certain severance and other benefits to certain senior executives, including the NEOs other than Mr. Colvin, in the event of certain qualifying terminations of employment as disclosed more fully above under “2010 Change in Control and Severance Plan.”

The following table sets forth quantitative estimates of the value of accelerated equity awards that would have accrued to Mr. Russo upon a termination without cause as of December 31, 2009.

Name of Executive Officer	Value of Accelerated Equity Awards(1)
Carl Russo	$16,963,392

(1)	Amount calculated based on the aggregate fair market value of the common stock subject to RSUs outstanding as of December 31, 2009 that would have been accelerated upon a termination of employment without cause, which value was based on a fair market value of $9.54 per share.

Change in Control Arrangements. Pursuant to the terms of the restricted stock unit agreements entered into with each of Calix’s NEOs in connection with the option-for-restricted stock unit exchange in September 2009, the RSUs held by Calix’s NEOs will vest immediately prior to the closing of such change in control, subject to continuous service to Calix through such date. The following table sets forth quantitative estimates of value of the shares of company common stock subject to RSUs held by Calix’s NEOs that would have vested upon a change in control as of December 31, 2009.

Name of Executive Officer	Value of Accelerated Equity Awards(1)(2)
Carl Russo	$16,963,392
Kelyn Brannon	1,908,000
Roger Weingarth	1,532,760
Kevin Pope	1,144,800
John Colvin	399,599

(1)	Amounts calculated based on the aggregate fair market value of the common stock subject to RSUs outstanding as of December 31, 2009, which value was based on a fair market value of $9.54 per share.
(2)	All outstanding stock options were vested as of December 31, 2009.

Offer Letters

Carl Russo. On November 1, 2006, Calix entered into an offer letter with Carl Russo, Calix’s president and chief executive officer. The offer letter provides that Mr. Russo will receive an annual base salary of $52,000. Mr. Russo was granted an option to purchase 293,333 shares of Calix’s common stock by its board of directors in connection with the offer letter. Mr. Russo’s options vest with respect to 1/48th of the shares subject to his options on each monthly anniversary of the date of grant as long as he continues as Calix’s chief executive officer and with respect to 1/96th of the shares subject to his options in the event Mr. Russo continues with Calix as a consultant and director following his termination of employment, in each case, over four years from the date of grant. Mr. Russo was also granted an option to purchase 364,800 shares of Calix’s common stock in connection with the offer letter, which vest in three equal tranches beginning on each of the first three anniversaries of the date of grant subject to Mr. Russo’s continued employment as Calix’s chief executive officer or service as a consultant or director through each vesting date. While serving as Calix’s chief executive officer, the options vest with respect to 1/48th of the total shares subject to each tranche on each monthly anniversary of the date such tranche begins to vest, and while serving as a consultant and director (and not chief executive officer), the options vest with respect to 1/96th of the total shares subject to each tranche on each monthly anniversary of the date such tranche begins to vest.

Kelyn Brannon. On April 2, 2008, Calix entered into an offer letter with Kelyn Brannon, Calix’s executive vice president and chief financial officer. The offer letter provides that Ms. Brannon will receive an annual base salary of $215,000 and is eligible for a prorated 2008 annual incentive bonus targeted at $215,000. Ms. Brannon was provided a partial guarantee of her 2008 bonus in the amount of $50,000 and was granted an option to purchase 200,000 shares of common stock by Calix’s board of directors in connection with the offer letter. Ms. Brannon’s options vested with respect to 25% of the shares subject to her options on the one year anniversary of the date the terms of Ms. Brannon’s offer letter commenced, with the remainder of the shares vesting monthly thereafter in equal installments over the next thirty-six months. Vesting was dependent on Ms. Brannon’s continued employment with Calix.

Roger Weingarth. On February 17, 2003, Calix entered into an offer letter with Roger Weingarth as vice president of operations, which was amended as of April 13, 2004. On July 10, 2007, Mr. Weingarth was offered the position of executive vice president and chief operating officer. The offer letter, as amended, provides that Mr. Weingarth will receive an annual base salary of $150,000. Mr. Weingarth was granted options to purchase an aggregate of 240,000 shares of Calix’s common stock, as adjusted for stock splits, in connection with the offer letter and options to purchase an aggregate of 80,000 shares of Calix’s common stock in connection with the amendment of the offer letter. Mr. Weingarth’s options have fully vested.

Kevin Pope. On December 22, 2008, Calix entered into an offer letter agreement with Kevin Pope, Calix’s senior vice president of product development. The offer letter provides that Mr. Pope will receive an annual base salary of $250,000 and was eligible for an annual incentive bonus for 2009 targeted at 40% of his annual base salary based on the achievement of objectives to be agreed upon by Calix’s chief executive officer and compensation committee. Mr. Pope was also eligible to receive a one-time sign-on bonus of $50,000 in the first pay period of his employment with Calix, contingent upon his signing and returning a sign-on bonus repayment agreement. Mr. Pope was granted an option to purchase 120,000 shares of common stock by Calix’s board of directors in connection with the offer letter. Mr. Pope’s options vested with respect to 25% of the shares subject to his options on the first anniversary of the date Mr. Pope commenced employment, with the remainder of the shares vesting monthly thereafter in equal installments over the next thirty-six months, subject to Mr. Pope’s continued employment with Calix.

John Colvin. On March 12, 2004, Calix entered into an offer letter with John Colvin, Calix’s vice president of North American field operations. The offer letter provides that Mr. Colvin will receive an annual base salary of $150,000 and sales incentive compensation which has a targeted $200,000 bonus at quota. Mr. Colvin was granted an option to purchase 200,000 shares of common stock in connection with the offer letter. Mr. Colvin’s options have fully vested. In the event that Mr. Colvin’s options are assumed or substituted by a successor company in connection with a change in control transaction and either the surviving entity terminates his employment other than for cause, or Mr. Colvin resigns his employment as the result of a constructive termination within twelve months of the effective date of the change in control transaction, then Mr. Colvin will become vested in (and any repurchase right held by Calix shall lapse as to) the number of the then-unvested shares that would have vested if his employment continued for twelve months following the termination date.

Limitation of Liability and Indemnification

Calix’s amended and restated certificate of incorporation contains provisions that limit the liability of Calix’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Calix’s directors will not be personally liable to Calix or Calix’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Calix or Calix’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Calix’s amended and restated certificate of incorporation and amended and restated bylaws provide that Calix is required to indemnify Calix’s directors and officers, in each case to the fullest extent permitted by Delaware law. Calix’s amended and restated bylaws also provide that Calix is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit Calix to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether Calix would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Calix has entered and expect to continue to enter into agreements to indemnify Calix’s directors, executive officers and other employees as determined by Calix’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Calix believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Calix also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in Calix’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against Calix’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Calix’s directors and officers, even though an action, if successful, might benefit Calix and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Calix pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Calix’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Calix has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of Calix’s directors, officers or employees for which indemnification is sought, and Calix is not aware of any threatened litigation that may result in claims for indemnification.

Non-Employee Directors of Occam

The following table sets forth the names, ages and positions of Occam’s directors as of November 30, 2010

Name	Age	Position(s) with Occam Networks, Inc.
Steven M. Krausz(2)	56	Director and Chairman of the Board
Robert B. Abbott(2)	45	Director
Robert E. Bylin(1)	68	Director
Thomas E. Pardun(2)(3)	67	Director
Albert J. Moyer(1)(3)	66	Director
Brian H. Strom(1)(3)	68	Director

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and corporate governance committee

Robert L. Howard-Anderson has served as Occam’s President and Chief Executive Officer since May 2002 and as one of the company’s directors since July 2002. Mr. Howard-Anderson was Senior Vice President of Product Operations at Occam CA from February 2002 to May 2002. Mr. Howard-Anderson was Vice President of Product Operations at Procket Networks, Inc., a network infrastructure company, from August 2000 to February 2002 and Vice President of Engineering at Sun Microsystems, Inc., a computer company, from June 1995 to August 2000. Mr. Anderson has a B.S. in electrical engineering from Tufts University.

Occam believes that Mr. Howard-Anderson’s over 20 years’ experience in the data and telecommunication equipment industries and management of large research and development and product development organizations at an executive level bring demonstrated management ability to its board and qualify him to serve as one of Occam’s directors.

Steven M. Krausz has served as one of Occam’s directors since May 1997 and has served as chairman since May 2002. As Occam’s non-executive chairman, Mr. Krausz functions as the independent lead director. Mr. Krausz also served as a director of Occam CA from February 2000 to May 2002 and served as its chairman from March 2002 until the closing of the merger with Accelerated Networks, Inc., when he became Occam’s chairman. Mr. Krausz has been a managing member of several venture capital funds affiliated with U.S. Venture Partners, a venture capital firm, since August 1985. Mr. Krausz holds a B.S. in electrical engineering and an M.B.A. from Stanford University.

Occam believes that Mr. Krausz’s focus on communications, Internet, infrastructure, networking and systems technology during his time at U.S. Venture Partners, as well as his several years of operating experience with a number of companies bring valuable industry and operations knowledge to the board and qualify him to serve as one of Occam’s directors.

Robert B. Abbott has served as one of Occam’s directors since May 2002. He served as a director of Occam CA, from February 2001 to May 2002. Mr. Abbott is currently a general partner with Norwest Venture Partners, a venture capital firm he has been with since August 1998. He also serves as a director for several private companies. Mr. Abbott received a B.S. in electrical engineering, an M.S. in electrical engineering and an M.B.A. from Stanford University.

Occam believes that Mr. Abbott’s extensive experience with enterprise software and communications technologies, together with his several years of operating experience in roles such as engineering, marketing and product management bring valuable industry and operations knowledge to the board and qualify him to serve as one of Occam’s directors.

Robert E. Bylin has served as one of Occam’s directors since September 2004. Mr. Bylin has served as the chief financial officer of SpectraLinear Inc., a timing solutions company, since October 2006. From November 2005 to October 2006, Mr. Bylin served as a consultant to SpectraLinear, Pyxis Technology, Inc., an electronic design automation company, and TAK Imaging, a provider of imaging processors. From April 2004 to November 2005, Mr. Bylin served as the chief financial officer of TAK Imaging. From March 2001 to October 2003, Mr. Bylin served as chief financial officer and chief operations officer for D.T. Consulting, a consulting company specializing in technical integration of hardware and software systems. Prior to that, he served as chief financial officer and vice president of finance for Veridicom, Inc., a semiconductor and software company. Mr. Bylin currently serves as a director for Technology Credit Union. Mr. Bylin received a B.S. in mathematics from Trinity College and an M.B.A. from Harvard University.

Occam believes that Mr. Bylin’s financial expertise, including his several years’ experience as chief financial officer of and financial consultant for a number of technology companies, bring financial and accounting knowledge to the board and qualify him to serve as one of Occam’s directors.

Thomas E. Pardun has served as one of Occam’s directors since September 2004. Since April 2007, Mr. Pardun has served as chairman of the board of directors of Western Digital Corporation, a manufacturer of hard-disk drives for the personal computer and home entertainment markets. He previously served as chairman of Western Digital from January 2000 to November 2001, and he has served as a director of Western Digital since January 1993. In July 2000, Mr. Pardun retired as president of MediaOne International, Asia-Pacific (formerly US West Asia-Pacific), an owner/operator of international properties in cable television, telephone services, and wireless communications. Prior to that, he served as president and chief executive officer of US West Multimedia Communications, Inc. and held numerous other executive positions with US West. Prior to joining US West,

Mr. Pardun was president of the Central Group for Sprint as well as president of Sprint’s West Division. He also served as senior vice president of United Telecommunications, a predecessor company to Sprint. Mr. Pardun spent the first 19 years of his career at IBM. In addition to Western Digital Corporation, Mr. Pardun serves on the boards of CalAmp Corporation, Finisar Corporation Megapath, Inc and MaxLinear, Inc. Mr. Pardun received a B.B.A. in economics and marketing from the University of Iowa and Management School Certificates from Harvard Business School, Stanford University, and The Tuck School of Business at Dartmouth College.

Occam believes Mr. Pardun’s experience serving for several years in executive positions for large telecommunication companies, his long history in the technology industry and his experience serving as a director for other public companies bring valuable industry knowledge and practical experience to the board and qualify him to serve as one of Occam’s directors.

Albert J. Moyer was appointed to the Occam board on November 29, 2007. Mr. Moyer has served as a business consultant. Mr. Moyer served as executive vice president and chief financial officer of QAD Inc., a publicly-held software company that is a provider of enterprise resource planning software applications, from March 1998 until February 2000, and he subsequently served as a consultant to QAD, assisting in the Sales Operations of the Americas Region. From February to July 2000, he served as president of the commercial division of Profit Recovery Group International, Inc. (now known as PRG-Schultz International, Inc.), a publicly-held provider of recovery audit services. Prior to joining QAD in 1998, Mr. Moyer served as chief financial officer of Allergan Inc., a specialty pharmaceutical company based in Irvine, California, from 1995 to 1998. Previously, Mr. Moyer served as Chief Financial Officer of National Semiconductor Corporation, a semiconductor company. Mr. Moyer also served as Chief Financial Officer of Western Digital Corporation, a manufacturer of hard-disk drives for the personal computer and home entertainment markets. Mr. Moyer also serves on the board of CalAmp Corp., a provider of wireless communications solutions, Collectors Universe, Inc., a third-party grading and authentication services of high-value collectibles, Virco Manufacturing Corporation, LaserCard Corporation, a provider of secure identification solutions and MaxLinear, Inc., a provider of radio-frequency and mixed signal semiconductor solutions. Mr. Moyer received his Bachelor of Science degree in Finance from Duquesne University and graduated from the Advanced Management Program at the University of Texas, Austin.

Occam believes Mr. Moyer’s several years’ experience as chief financial officer for other public companies and his service on the board of directors of several other companies bring financial and accounting knowledge to the board and qualify him to serve as one of Occam’s directors.

Brian H. Strom was appointed to the Occam board on May 17, 2006. Mr. Strom served as president and chief executive officer of SureWest Communications from December 1993 to December 2005 and as a director of SureWest from December 1993 to May 2006. He served as chairman of the United States Telecom Association (US Telecom) from October 2003 to October 2004. He also served as chair of the Sacramento Area Commerce and Trade Organization (SACTO) from July 2003 to July 2004, and served as chairman of the California Communications Association (CalCom) from February 2001 to February 2002.

Occam believes Mr. Strom’s long history in the telecommunications industry, including in executive positions and as a director of a large telecommunications company, together with his accounting and financial background bring a combination of industry knowledge and financial expertise to the board and qualify him to serve as one of Occam’s directors.

Director Compensation

Cash Compensation of Non-Employee Directors

Occam compensates non-employee directors in cash for their service as members of the board, in addition to reimbursing directors for all reasonable expenses incurred by them in attending board and committee meetings. In October and November 2007, the compensation committee of the Occam board evaluated Occam’s director and executive compensation policies to determine whether they were competitive in the current marketplace. In conducting its evaluation, the committee retained and relied on analysis, evaluation, and recommendations prepared by an independent compensation consultant.

At the November 29, 2007 meeting, Occam’s compensation committee recommended and its board of directors approved adjustments to its cash compensation program for members of the board of directors. Each member of The Occam board receives an annual cash retainer of $25,000. In addition, the chair of the audit committee receives an additional annual cash retainer of $20,000, the chair of the compensation committee receives an additional annual cash retainer of $10,000, and the chair of the nominating and governance committee receives an additional annual cash retainer of $5,000. Other committee members receive additional annual cash retainers as follows: audit committee, $7,500; compensation committee, $5,000; and nominating and governance committee, $2,500. Finally, the non-executive chairman of the Occam board receives an additional annual cash retainer of $20,000. All retainers are paid in four equal quarterly installments.

Steven M. Krausz, chairman of The Occam board, and Robert B. Abbott, one of its independent directors, waived all of their rights to receive cash compensation under Occam’s cash compensation program for non- employee directors until Occam’s employee’s salaries are restored to their historic levels. The waiver applied to any cash compensation otherwise payable for services rendered during calendar year 2009, but did not apply to any forms of non-cash compensation (including, without limitation, equity incentives) payable to non-employee directors. In addition, the waiver does not apply to the directors’ rights to reimbursement for director travel or incidental expenses incurred in connection with attending board meetings.

Equity Compensation of Non-Employee Directors

In November 2007, the Occam board approved an amendment to its 2006 Equity Incentive Plan to eliminate the automatic grant of stock options to new directors at the time of initial election and to continuing directors on an annual base thereafter. In lieu of the previous program, the board of directors approved a policy providing for the initial grant to newly elected non-employee directors of shares of restricted stock with an approximate value of $80,000 based on the closing price of Occam’s common stock over the fifteen trading days prior to and including the date of approval of the grant. Initial grants would vest in three equal annual installments on each anniversary of the date of grant. Follow-on grants with an approximate value of $40,000, to be made on an annual basis to continuing directors, would be valued on the same basis and would vest in two equal annual installments on each anniversary of the date of grant.

At the November 18, 2009 meeting, Occam’s compensation committee recommended and the board of directors approved an annual restricted stock grant to each non-employee director, with a value of $40,000, with the number of shares being based on the average closing price of Occam’s common stock over the 15 trading days prior to and including November 18, 2009. Based on the established formula, the number of shares of restricted stock granted was determined to be 12,345 for each eligible director. The restricted stock grants made to non-employee directors will vest in two equal annual installments on each anniversary of the date of grant.

Compensation of Non-Employee Directors in 2009

The following table sets forth information concerning compensation paid or accrued for services rendered to Occam in all capacities by the non-employee members of The Occam board for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)		Stocks Awards ($)(1)		Total ($)
Steven M. Krausz Non-executive Chairman of the Board	—	(2)	44,565	(3)	44,565
Robert B. Abbott Director	—	(2)	44,565	(3)	44,565
Robert E. Bylin Chairman of the Audit Committee	45,000		44,565	(3)	89,565
Thomas E. Pardun Chairman of the Compensation Committee	37,500		44,565	(3)	82,065
Brian H. Strom Director	35,833		44,565	(3)	80,398
Albert J. Moyer Chairman of the Nominating and Governance Committee	36,667		44,565	(3)	81,232

(1)	Amounts do not reflect compensation actually received by the director. Instead the amounts included under the “Stock Awards” column represent the aggregate grant date fair value of restricted stock awards granted during the fiscal year ended December 31, 2009, computed in accordance with Financial Accounting Standards Codification Topic, 718. See “Equity Compensation of Non-Employee Directors,” above for a full description of these awards. For a discussion of the valuation assumptions, see Note 10 to Occam’s consolidated financial statements included in Occam’s Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	In connection with the company-wide temporary salary reduction implemented in 2009, Messrs. Krausz and Abbott elected to waive, solely for the year ended December 31, 2009, their rights to receive cash compensation (during the company-wide salary reduction period) under Occam’s cash compensation program for non-employee directors in the amounts of $50,000 and $30,000, respectively.
(3)	Represents restricted stock awards granted on November 18, 2009, which vest in two annual installments.

The aggregate number of shares subject to stock awards and stock options outstanding at December 31, 2009 for each non-employee director was as follows:

Name	Aggregate Number of Stock Awards Outstanding as of December 31, 2009	Aggregate Number of Option Awards Outstanding as of December 31, 2009
Steven M. Krausz	20,965	1,750
Robert B. Abbott	20,965	1,250
Robert E. Bylin	20,966	16,875
Thomas E. Pardun	20,965	16,875
Brian H. Strom	20,965	16,250
Albert J. Moyer	28,762	—

Compensation Committee Interlocks and Insider Participation

Occam’s compensation committee is responsible for determining salaries, incentives, and other forms of compensation for Occam’s directors, officers, and other employees. No member of Occam’s compensation committee in 2009 was an officer or employee of the company during 2009. No current executive officer of Occam has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Occam board or compensation committee.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Transactions described below are transactions and series of similar transactions, since January 1, 2007, to which Calix was or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of Calix’s directors, executive officers, holders of more than 5% of Calix capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the sections titled “Management Following the Merger—Director Compensation” and “Management Following the Merger—Executive Compensation.”

Preferred Stock Issuances

Issuance of Series J Convertible Preferred Stock

During May, July and August 2009, Calix issued and sold in a series of closings, an aggregate of 6,311,897 shares of Calix Series J convertible preferred stock at a price per share of $7.9215, for aggregate consideration of approximately $50.0 million. The table below sets forth the number of shares of Series J convertible preferred stock purchased by Calix’s directors, executive officers and 5% stockholders and their affiliates.

Name	Number of Shares of Series J Convertible Preferred Stock	Aggregate Purchase Price ($)
Funds affiliated with Foundation Capital(1)(2)	1,262,387	$10,000,001
Funds affiliated with TeleSoft Partners(3)	482,444	3,821,691
Funds affiliated with Azure Capital Partners(1)(4)	476,971	3,778,334
Funds affiliated with Meritech Capital Partners(5)	382,954	3,033,575
Funds affiliated with Redpoint Ventures(6)	343,494	2,720,993
Funds affiliated with Sprout Group(1)(7)	169,300	1,341,121
Carl Russo(8)	1,515,502	12,005,054
Don Listwin	64,258	509,020
Michael Ashby	234,918	1,860,908

(1)	Adam Grosser is a member of Calix’s board of directors and a general partner of Foundation Capital, Paul Ferris is a member of Calix’s board of directors and a general partner of Azure Capital Partners, and Wayne Nemeth is a former member of Calix’s board of directors and at the time of the Series J financing was affiliated with Sprout Group.
(2)	Consists of 1,235,561 shares purchased by Foundation Capital V, LP and 26,826 shares purchased by Foundation Capital V Principals Fund, LLC.
(3)	Consists of 258,191 shares purchased by TeleSoft Partners II SBIC, L.P., 209,962 shares purchased by TeleSoft Partners II QP, L.P. and 14,291 shares purchased by TeleSoft Partners II, L.P.
(4)	Consists of 457,908 shares purchased by Azure Venture Partners I, L.P., 13,564 shares purchased by Azure Ventures I, L.P., 5,222 shares purchased by Azure Partners I, L.P. and 277 shares purchased by Azure I, L.P.
(5)	Consists of 376,827 shares purchased by Meritech Capital Partners L.P. and 6,127 shares purchased by Meritech Capital Affiliates L.P.
(6)	Consists of 334,907 shares purchased by Redpoint Ventures I, L.P. and 8,587 shares purchased by Redpoint Associates I, LLC.
(7)	Consists of 159,424 shares purchased by Sprout Capital IX, L.P., 6,362 shares purchased by DLJ ESC II, L.P., 1,912 shares purchased by DLJ Capital Corporation, 972 shares purchased by Sprout IX Plan Investors, L.P. and 630 shares purchased by Sprout Entrepreneur’s Fund L.P.
(8)	Includes 719,856 shares purchased by the Crescentico Trust, 658,474 shares purchased by Equanimous Investments and 13,414 shares purchased by Calgrat Partners, L.P.

Issuance of Series I Convertible Preferred Stock

During June and September 2007, Calix issued and sold in a series of closings, an aggregate of 1,716,172 shares of Series I convertible preferred stock at a per share price of $24.84, for aggregate consideration of approximately $42.6 million. The table below sets forth the number of shares of Series I convertible preferred stock purchased by Calix’s directors, executive officers and 5% stockholders and their affiliates.

Name	Number of Shares of Series I Convertible Preferred Stock	Aggregate Purchase Price ($)
Funds affiliated with Foundation Capital(1)(2)	805,152	$19,999,992
Funds affiliated with TeleSoft Partners(3)	40,256	999,992
Carl Russo(4)	24,154	600,002
Don Listwin	40,258	1,000,009

(1)	Adam Grosser is a member of Calix’s board of directors and a general partner of Foundation Capital.
(2)	Consists of 788,043 shares purchased by Foundation Capital V, LP and 17,109 shares purchased by Foundation Capital V Principals Fund, LLC.
(3)	Consists of 21,538 shares purchased by TeleSoft Partners II SBIC, L.P., 17,526 shares purchased by TeleSoft Partners II QP, L.P. and 1,192 shares purchased TeleSoft Partners II, L.P.
(4)	Consists of 24,154 shares purchased by The Crescentico Trust, of which Mr. Russo is the trustee.

From the third quarter of 2007 until immediately prior to Calix’s initial public offering, Calix paid quarterly and annual dividends to its Series I convertible preferred stockholders in the form of additional shares of Series I convertible preferred stock. The table below sets forth the number of shares of Series I convertible preferred stock issued or declared as dividends to Calix’s directors, executive officers and 5% stockholders and their affiliates.

Name	Number of Shares of Series I Convertible Preferred Stock
Funds affiliated with Foundation Capital(1)(2)	270,021
Funds affiliated with TeleSoft Partners(3)	13,460
Carl Russo(4)	8,089
Don Listwin	13,488
Michael Marks(5)(6)	34,893

(1)	Adam Grosser is a member of Calix’s board of directors and a general partner of Foundation Capital.
(2)	Consists of 264,296 shares issued to Foundation Capital V, LP and 5,725 shares issued to Foundation Capital V Principals Fund, LLC.
(3)	Consists of 7,210 shares issued to TeleSoft Partners II SBIC, L.P., 5,865 shares issued to TeleSoft Partners II QP, L.P. and 385 shares issued to TeleSoft Partners II, L.P.
(4)	Consists of 8,089 shares issued to The Crescentico Trust, of which Mr. Russo is the trustee.
(5)	Michael Marks was a member of Calix’s board of directors from August 2009 to December 2010 and is a founding partner of Riverwood Capital LLC.
(6)	Consists of 34,893 shares issued or declared as dividends to Riverwood Capital LLC in September 2009, December 2009 and March 2010.

Description of Series I and J Convertible Preferred Stock

Please see Note 12 to Calix’s financial statements included in this proxy statement/prospectus for a summary description of the terms of the Series I and J convertible preferred stock.

Investors’ Rights Agreement

Calix is party to an amended and restated investors’ rights agreement which provides that the holders of common stock issuable upon conversion of Calix convertible preferred stock have the right to demand that Calix file a registration statement or request that their shares of common stock be covered by a registration statement that Calix is otherwise filing. The provisions of the amended and restated investors’ rights agreement, other than those relating to registration rights, terminated upon the completion of Calix’s initial public offering in March 2010.

Voting Agreement

Calix had entered into an amended and restated voting agreement with certain holders of Calix common stock and certain holders of Calix convertible preferred stock. The amended and restated voting agreement terminated upon the closing of Calix’s initial public offering in March 2010.

Promissory Note

On January 15, 2003, Calix issued a non-interest bearing promissory note for $5.0 million due January 15, 2008 to Michael Hatfield, a former member of Calix’s board of directors. The note was amended and restated on May 7, 2003. The amended and restated note had a principal amount of $4.3 million and an annual interest rate of 3.04%, payable on a quarterly basis. As of December 31, 2007, there was $4.3 million outstanding under the amended and restated note. Calix repaid the principal amount of the note, plus accrued interest, on January 15, 2008. Over the term of the note, Calix paid an aggregate of approximately $0.6 million in interest.

Stock Purchase Agreement

On August 28, 2009, Calix entered into a stock purchase agreement with The Crescentico Trust and Equanimous Investments, which are entities affiliated with Carl Russo, Calix’s president and chief executive officer and a member of the board of directors, and certain purchasers, including entities affiliated with Foundation Capital, Riverwood Capital LLC, WB Investors, LLC, Michael Everett and Don Listwin. Adam Grosser is a member of Calix’s board of directors and a general partner of Foundation Capital, one of Calix’s 5% stockholders. Michael Marks was a member of Calix’s board of directors and is a founding partner of Riverwood Capital LLC and a manager of WB Investors, LLC. Messrs. Everett and Listwin are members of Calix’s board of directors. Under this stock purchase agreement, the entities affiliated with Mr. Russo agreed to sell to the purchasers 617,009 shares of Series J convertible preferred stock for aggregate consideration of $4.9 million. In connection with this transaction, Calix waived its right of first refusal with respect to the sale by The Crescentico Trust and Equanimous Investments.

2008 Stock Option Repricing

In April 2008, Calix reset the exercise price of stock options granted between February 28, 2006 and December 31, 2007 (i.e., those stock options having a per share exercise price of $19.56 or higher) and repriced those options to $15.42, which represented the fair market value of Calix’s common stock as of that date. All of Calix’s executive officers and directors who held eligible stock options participated in the repricing.

The following table sets forth the options held by Calix’s executive officers and directors, which were repriced in April 2008.

Name	Number of Options	Exercise or Base Price Stock of Stock and Options Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(1)
Carl Russo	$658,133	15.42	$1,194,512
Roger Weingarth	49,999	15.42	120,000
Tony Banta	9,877	15.42	23,237
John Colvin	20,418	15.42	46,869
Michael Ashby	133,333	15.42	240,000
Frank Wiener	91,331	15.42	124,640

(1)	Amounts represent the incremental fair value of the repriced options on April 22, 2008 calculated in accordance with ASC Topic 718. See Note 13 to Calix’s financial statements included in this proxy statement/prospectus for a discussion of assumptions made in determining the grant date value and compensation expense of Calix stock options.

2009 Stock Option Exchange Program

In August 2009, Calix offered current employees, including its executive officers and directors, the opportunity to exchange eligible stock options having a per share exercise price of $17.55 or lower for restricted stock units, or RSUs, on a one-for-one basis. The vesting schedule for the RSUs is as follows: 50% of the RSUs vested on October 26, 2010, and the remaining 50% of the RSUs will vest on the first day the trading window opens for employees following April 24, 2011, subject to the employee or director’s continuous service to Calix through the vesting date. However, any unvested RSUs will become immediately vested prior to the closing of a change in control, subject to the employee or director’s continuous service to Calix through such date. All of Calix’s executive officers and directors who held eligible stock options participated in the stock option exchange.

The following table sets forth the number of options exchanged for RSUs by Calix directors and named executive officers.

Name	Number of Options Exchanged for RSUs
Carl Russo	658,133
Kelyn Brannon	200,000
Tony Banta	66,543
John Colvin	41,884
Kevin Pope	120,000
Roger Weingarth	160,665
Don Listwin	23,332
Michael Ashby	107,333
Michael Everett	23,332
Robert Finzi	—
Michael Flynn	29,998
Adam Grosser	—
Michael Marks(1)	—

(1)	Mr. Marks was a member of Calix’s board of directors from August 2009 to December 2010.

Stock Option Grants

Calix has granted stock options to its executive officers and certain members of its board of directors. For a description of these options, see the section titled “Management Following the Merger—Executive Compensation—Grants of Plan-Based Awards in 2009” and “Management Following the Merger—Director Compensation” beginning on pages 255 and 243, respectively.

Change in Control Arrangements

Calix has entered into change in control agreements with certain of its executive officers that, among other things, provide for certain change in control benefits. For a description of these agreements, see the section titled “Management Following the Merger—Offer Letters” beginning on page 257.

Indemnification Agreements

Calix entered into indemnification agreements with each of its current directors, officers and some employees in connection with the company’s initial public offering in March 2010. See the section titled “Management Following the Merger—Limitation of Liability and Indemnification” beginning on page 258.

Other than as described above under this section titled “Related Party Transactions of Directors and Executive Officers of the Combined Company,” since January 1, 2007, Calix has not entered into any transactions, nor are there any currently proposed transactions, between Calix and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. Calix believes the terms of the transactions described above were comparable to terms Calix could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Calix’s board of directors and audit committee have adopted a written related person transaction policy, that sets forth the policies and procedures for the review and approval or ratification of related person transactions that may be deemed “related person transactions” under the rules of the SEC. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Calix was or is to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by Calix of a related person. For purposes of the policy, a “related person” is a director, officer, or greater than 5% beneficial owner of Calix’s stock and their immediate family members.

Calix recognizes that related person transactions can present potential or actual conflicts of interest or create the appearance of a conflict of interest. Management presents to the Audit Committee each proposed Related Party Transaction, including all relevant facts and circumstances, and the Audit Committee reviews the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of Calix’s Code of Business Conduct and Ethics, and either approves or disapproves the related party transaction. Any related party transaction may be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. No director may participate in approval of a related party transaction for which he or she is a related party. As required under rules issued by the SEC, transactions that are determined to be directly or indirectly material to Calix or a related person are or will be disclosed in Calix’s proxy statements.

DESCRIPTION OF CALIX CAPITAL STOCK

The following discussion is a summary of the terms of Calix common stock and should be read in conjunction with the section entitled “Comparison of Rights of Calix Stockholders and Occam Stockholders” beginning on page 273. This summary is not meant to be complete and is qualified in its entirety by reference to the certificate of incorporation and bylaws of Calix. You are urged to read those documents carefully. Copies of the certificate of incorporation and bylaws of Calix have been filed with the SEC. See “Where You Can Find More Information” beginning on page 284.

Authorized Share Capital

Under the certificate of incorporation of Calix, the total number of shares that Calix is authorized to issue is 105,000,000 shares, 100,000,000 shares of which shall be common stock, par value $0.025 per share and 5,000,000 shares of which shall be preferred stock, par value $0.025 per share. As of December 7, 2010, Calix had issued and outstanding 38,537,854 shares of common stock and no shares of preferred stock.

Voting Rights

Pursuant to the Calix certificate of incorporation, each share of Calix stock conveys the right to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Calix stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock outstanding will be able to elect all of Calix’s directors. To determine the stockholders entitled to vote at any stockholder meeting, the Calix board fixes, in advance, a record date, between ten (10) and sixty (60) days before the date of a stockholder meeting, to establish the stockholders of record for that meeting. Each stockholder entitled to vote at a stockholder meeting may authorize another person or persons to act for the stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law.

All stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. Only Calix’s board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of stockholders.

Supermajority Voting

The Calix certificate of incorporation and bylaws require the affirmative vote of at least two-thirds of the then outstanding shares of voting stock of Calix to approve the following matters:

•	the amendment of certain provisions of the Calix certificate of incorporation;

•	the amendment of the Calix bylaws; and

•	the removal of the board of directors or any individual director from office without cause.

Quorum

All resolutions and elections voted on in stockholder meetings require the presence of a quorum of stockholders. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all stockholder meetings.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Calix common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Rights and Preferences

Holders of Calix common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Calix common stock. The rights, preferences and privileges of the holders of Calix common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of Calix preferred stock that the board of directors may designate in the future.

Board of Directors—Number, Removal and Classification

The DGCL states that the board of directors must consist of one or more members with the number of directors to be fixed as provided in the certificate of incorporation or bylaws, and that the directors may be divided into one, two, or three classes by the certificate of incorporation or by a bylaw adopted by the stockholders. Calix’s bylaws provide that the Calix board of directors shall consist of one or more members, with the exact number to be determined from time to time by the board of directors. Calix currently has 8 directors.

The Calix certificate of incorporation also provides for a classified board of directors. The board is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible, with each class standing for election once every 3 years. Calix’s bylaws provide that directors will be elected by a plurality in voting power of the shares present at the stockholder meeting when a quorum is present. Cumulative voting is prohibited in the election of directors.

Liquidation Rights

In the event of Calix’s liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Calix common stock will be entitled to share ratably in the net assets or funds that are legally available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of Calix preferred stock.

New Shares

The Calix stock to be issued to Occam stockholders as merger consideration will be issued out of Calix’s authorized share capital.

Preferred Stock

Calix’s board of directors has the authority, without further action by Calix stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of Calix preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Calix or other corporate action. No shares of preferred stock are currently outstanding, and Calix has no present plan to issue any shares of preferred stock.

Registration Rights

Demand Registration Rights

The holders of approximately 26.0 million shares of Calix common stock are entitled to certain demand registration rights. At any time, the holders of at least 40% of these shares can, on not more than two occasions, request that Calix register all or a portion of their shares. Such request for registration must cover that number of shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $10,000,000. Additionally, Calix will not be required to effect a demand registration during the period beginning 60 days prior to the filing and 180 days following the effectiveness of a company-initiated registration statement relating to a public offering of Calix securities.

Piggyback Registration Rights

In the event that Calix proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the holders of approximately 26.0 million shares of Calix common stock will be entitled to certain “piggyback” registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever Calix proposes to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, debt securities or corporate reorganizations, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of approximately 26.0 million shares of Calix common stock will be entitled to certain Form S-3 registration rights. The holders of more than 30% of these shares can make a written request that Calix register their shares on Form S-3 if Calix is eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $1 million. These stockholders may make an unlimited number of requests for registration on Form S-3. However, Calix will not be required to effect a registration on Form S-3 if Calix has previously effected two such registrations in the 12-month period preceding the request for registration.

Calix will pay the registration expenses of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described above. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, five years after the date of Calix’s initial public offering, or on March 24, 2015, or when that stockholder can sell all of its shares under Rule 144 of the Securities Act during any three-month period. In any event, all such registration rights shall expire upon the earlier of March 24, 2015 or the consummation of certain events, including the sale of all of Calix’s assets or a change in control of Calix in which Calix stockholders receive cash or marketable securities.

Antitakeover Provisions

The classified board, the lack of cumulative voting and the supermajority requirements described above serve as an impediment to certain takeover attempts by making it more difficult for existing Calix stockholders to replace the board of directors or for another party to obtain control of Calix by replacing the board. Since the board of directors has the power to retain and discharge Calix officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, Calix’s certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights or preferences in one or more series out of authorized share capital without stockholder approval.

These provisions may have the effect of deterring hostile takeovers or delaying changes in Calix’s control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of Calix’s board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Calix. These provisions are designed to reduce Calix’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Calix’s shares and, as a consequence, they also may inhibit fluctuations in the market price of Calix’s stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in Calix’s management.

Stock Exchange Listing

Calix common shares are traded on the New York Stock Exchange under the symbol “CALX.”

COMPARISON OF RIGHTS OF CALIX STOCKHOLDERS

AND OCCAM STOCKHOLDERS

This section of the proxy statement/prospectus describes the material differences between the rights of Calix stockholders and Occam stockholders. Calix and Occam are both incorporated under the DGCL. Any differences, therefore, between the rights of Calix stockholders and Occam stockholders are due to differences in each company’s respective certificate of incorporation, bylaws and agreements, if any, defining the rights of stockholders. Upon completion of the merger transaction, Occam stockholders will exchange their shares of Occam for cash and shares of Calix stock, at which time they will become stockholders of Calix and their rights as stockholders will be governed by Calix’s certificate of incorporation and bylaws.

The summary does not purport to be a complete description of the differences. You are urged to read carefully the relevant provisions of the DGCL and the certificate of incorporation and bylaws of Calix and the certificate of incorporation and bylaws of Occam. The certificates of incorporation and bylaws of Calix and Occam are subject to amendment in accordance with their respective terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 284.

	Calix	Occam
Supermajority Voting	The affirmative vote of a supermajority of stockholders entitled to vote is required to amend certain provisions of the Calix certificate of incorporation; to amend the Calix bylaws; and to remove the board of directors or any individual director from office without cause.	The affirmative vote of a
supermajority of stockholders
entitled to vote is required to
amend certain provisions of the
Occam certificate of
incorporation; to amend the
Occam bylaws; and to remove any
director or the entire board of
directors for cause.

Number of Directors	Calix’s bylaws provide that the Calix board of directors shall consist of one or more members, with the exact number to be determined from time to time by the board of directors. Calix currently has 8 directors.	Occam’s bylaws provide that the
number of Occam directors shall
be determined by resolution of the
board of directors; provided,
however, that no decrease in the
number of directors shall have the
effect of shortening the term of an
incumbent director. Occam
currently has 7 directors.

Classification of Directors	The Calix certificate of incorporation provides for a classified board of directors. The board is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible, with each class standing for election once every 3 years.	Occam’s certificate of incorporation and bylaws do not provide for classification of the Occam board of directors.

	Calix	Occam
Election of Directors

Calix’s bylaws provide that directors will be elected by a plurality in voting power of the shares present at the stockholder meeting—provided that a quorum is present.

Cumulative voting is prohibited in the election of directors.

Occam’s bylaws provide that
directors shall be elected by a
plurality of the voting power of
the shares present in person or
represented by proxy at the
meeting and entitled to vote on the
election of directors.

Cumulative voting is prohibited in
the election of directors.

Removal of Directors

The Calix bylaws provide that the board or any individual director may be removed from office with cause at any time by the majority of the voting power of all the then outstanding shares of voting stock entitled to vote.

Directors may also be removed without cause by a vote of the holders of at least sixty six and two thirds percent (66-2/3%) of the then outstanding shares of the voting stock entitled to vote.

No reduction of the authorized number of directors shall result in removal of a director prior to the expiration of the director’s term.

The Occam certificate of
incorporation and bylaws provide
that any director or the entire
board of directors may be
removed, but only for cause, by
the holders of at least sixty-six and
two-thirds percent (66-2/3%) of
the shares then entitled to vote at
an election of directors.
Amendment of Charter Documents
	The affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of the voting stock is required to alter, amend or repeal certificate of incorporation provisions relating to the election and removal of directors; the indemnification of directors and officers, employees or agents of Calix; and the vote required to amend certain provisions of the certificate of incorporation.	Under the Occam certificate of incorporation, a supermajority vote is required to amend certain provisions the certificate of incorporation.
Amendment to Organizational Bylaws
The Calix certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal the Calix bylaws. The bylaws may also be rescinded, altered, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the voting stock.	The Occam certificate of
incorporation provides that the
board of directors is expressly
authorized to make, repeal, alter,
amend and rescind any or all of
the Occam bylaws. The bylaws
may also be amended by the
affirmative vote of holders of at
least sixty-six and two-thirds
percent (66-2/3%) of the
outstanding shares of voting stock
of Occam entitled to vote.

	Calix	Occam
Nomination of Directors and Stockholder Proposals

Nominations for election to the Calix board may be made at stockholder meetings only (a) by or at the direction of the board, board committee or persons appointed by the board, or (b) by a stockholder who (A) was a Calix stockholder of record both at the time of giving the notice provided for and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the requirements of the nomination process.

For a stockholder to make any nomination for election to the board, the stockholder must (a) provide timely notice in writing and in proper form and (b) provide any updates or supplements.

To be in proper form, the stockholder’s notice must set forth: (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were nominating himself or herself;(B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act; (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the stockholder making the nomination, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee, on the other hand, including, without limitation, all information that would be

Nominations of persons for
election to Occam’s board shall be
made at an annual meeting of
stockholders only (A) by or at the
direction of the board or (B) by an
Occam stockholder who (1) was a
stockholder of record at the time
of the giving of the notice and on
the record date for the
determination of stockholders
entitled to vote at the annual
meeting and (2) has complied with
the notice procedures. The
stockholder must give timely
notice in proper written form to
the Occam secretary not later than
the later of the 90th day prior to
such special meeting or the tenth
day following the day on which
Public Announcement is first
made of the date of the meeting.

To be in proper written form, the
stockholder’s notice to the
secretary must set forth: (i) as to
each: (A) the name, age, business
address and residence address of
the nominee, (B) the principal
occupation or employment of the
nominee, (C) the class and number
of Occam shares held of record or
are beneficially owned by the
nominee and any derivative
positions held or beneficially held
by the nominee, (D) whether and
the extent to which any hedging or
other transaction or series of
transactions has been entered into
by or on behalf of the nominee
with respect to any Occam
securities, and a description of any
other agreement, arrangement or
understanding, the effect or intent
of which is to mitigate loss to, or
to manage the risk or benefit of
share price changes for, or to
increase or decrease the voting
power of the nominee, (E) a
description of all arrangements or
understandings between the
stockholder and each nominee and
any other person or persons
pursuant to which the nominations
are to be made by the stockholder,

Calix	Occam

required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and (D) a completed and signed questionnaire, representation and agreement. In addition, Calix may require any proposed nominee to furnish such other information (A) as may reasonably be required by Calix to determine the eligibility of the proposed nominee to serve as an independent director of Calix or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide timely notice in writing and in proper form and (b) provide any updates or supplements.

To be timely, a stockholder’s notice must be delivered to the principal executive offices of Calix not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting.

To be in proper form, a stockholder’s notice shall set forth: (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (B) the class or series and number of Calix shares that are, directly or indirectly, owned of record or beneficially owned by the stockholder. As to each item of business the stockholder proposes to bring before the annual

(F) a written statement executed
by the nominee acknowledging
that as a director, the nominee will
owe a fiduciary duty to Occam
and its stockholders, and (G) any
other information relating to the
nominee that would be required to
be disclosed if proxies were being
solicited for the election of the
nominee as a director.

To be properly brought before an
annual meeting, business must be
brought: (A) pursuant to the
corporation’s proxy materials with
respect to such meeting, (B) by or
at the direction of the board of
directors, or (C) by an Occam
stockholder who (1) is a
stockholder of record at the time
of the giving of the notice and on
the record date for the
determination of stockholders
entitled to vote at the annual
meeting and (2) has timely
complied in proper written form
with notice procedures. In
addition, for business to be
properly brought before an annual
meeting by a stockholder, such
business must be a proper matter
for stockholder action and
applicable law.

A stockholder’s notice must set
forth all information required under
the bylaws and must be timely
received by the secretary of the
corporation at the principal
executive offices of the corporation
not later than the 45th day nor
earlier than the 75th day before the
one-year anniversary of the date on
which the corporation first mailed
its proxy materials or a notice of
availability of proxy materials
(whichever is earlier) for the
preceding year’s annual meeting.

For each matter of business the
stockholder intends to bring before
the annual meeting: (1) a brief
description of the business

Calix	Occam
meeting, (A) a reasonably brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the stockholder meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Calix bylaws, the language of the proposed amendment) and (C) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the proposing stockholder and any other person or entity (including their names) in connection with the proposal of such business by such stockholder.	intended to be brought before the
annual meeting and the reasons for
conducting such business at the
annual meeting, (2) the name and
address, as they appear on the
corporation’s books, of the
stockholder proposing such
business and any Stockholder
Associated Person (as defined
below), (3) the class and number
of shares of the corporation that
are held of record or are
beneficially owned by the
stockholder or any associated
person and any derivative
positions held or beneficially held
by the stockholder, (4) whether
and the extent to which any
hedging or other transaction or
series of transactions has been
entered into by or on behalf of
such stockholder with respect to
any Occam securities, and a
description of any other
agreement, arrangement or
understanding (including any short
position or any borrowing or
lending of shares), the effect or
intent of which is to mitigate loss
to, or to manage the risk or benefit
from share price changes for, or to
increase or decrease the voting
power of, such stockholder with
respect to any securities of the
corporation, (5) any material
interest of the stockholder in such
business, and (6) a statement
whether either such stockholder
will deliver a proxy statement and
form of proxy to holders of at least
the percentage of the corporation’s
voting shares required under
applicable law to carry the
proposal.

	Calix	Occam
Limitation of Liability of Directors
The Calix certificate of incorporation provides that a director of Calix shall not be personally liable to Calix or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by DGCL.	The Occam certificate of
incorporation provides that no
Occam director shall be personally
liable to Occam or its stockholders
for monetary damages for breach
of fiduciary duty as a director,
except if the director (1) breached
the director’s duty of loyalty to
Occam or its stockholders, (2)
acted in bad faith, engaged in
intentional misconduct or
knowingly violated a law; or (3)
derived an improper personal
benefit.
Indemnification of Directors and Officers
The Calix certificate of incorporation provides that Calix will indemnify directors for breach of fiduciary duty to the maximum extent under the DGCL and may provide indemnification to the fullest extent permitted by the DGCL of any of Calix’s directors, officers, employees or agents in any action or proceeding by reason of their relationship and services rendered to Calix.	The Occam bylaws provide that
Occam shall indemnify any
director made, or threatened to be
made, a party to an action or
proceeding, whether criminal,
civil, administrative or
investigative, by reason of being a
director of Occam, to the fullest
extent authorized under the
DGCL.

Dividends	The Calix bylaws provide that the board may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Calix’s capital stock. The board may set apart out of any of the Calix funds available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of Calix, and meeting contingencies.	The Occam bylaws provide that
the board of directors may declare
dividends upon the capital stock of
Occam at any regular or special
meeting, pursuant to law.
Dividends may be paid in cash, in
property, or in shares of the capital
stock, subject to the provisions of
the certificate of incorporation.
Before payment of any dividend,
there may be set aside out of any
Occam funds available for
dividends such sum or sums as the
directors think proper as a reserve
to meet contingencies, or for
equalizing dividends, or for
repairing or maintaining any
Occam property, or for such other
purposes as the directors shall
think conducive to Occam’s
interest and the directors may
modify or abolish any such
reserve in the manner in which it
was created.

PRINCIPAL STOCKHOLDERS OF CALIX

The following table sets forth certain information with respect to the beneficial ownership of Calix’s common stock as of December 7, 2010 by:

•	each person who the company knows beneficially owns more than 5% of Calix’s common stock;

•	each of Calix’s directors;

•	each of Calix’s named executive officers; and

•	all of Calix’s directors and executive officers as a group.

The percentage of ownership is based upon 38,537,854 shares of common stock outstanding as of December 7, 2010. Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 7, 2010 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, California 94954.

	Beneficial Ownership(1)
	Common Stock	Options Exercisable within 60 Days	RSUs Vesting within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Funds Affiliated with Foundation Capital(2) 250 Middlefield Road Menlo Park, CA 94025	2,943,440	—	—	2,943,440	7.64%

Funds affiliated with TeleSoft(3) 950 Tower Lane, Suite 1600 Foster City, CA 94404	2,690,526	—	—	2,690,526	6.98%

Funds affiliated with Azure Capital Partners(4) 650 California Street, 11th Floor San Francisco, CA 94108	2,644,743	—	—	2,644,743	6.86%

Funds affiliated with Meritech Capital(5) 245 Lytton Avenue, Suite 350 Palo Alto, CA 94301	2,119,540	—	—	2,119,540	5.50%

Executive Officers and Directors:
Carl Russo(6)	5,092,537	—	280,000	5,372,537	13.84%
Kelyn Brannon	45,469	—	—	45,469	*
Roger Weingarth	129,636	40,160	—	169,796	*
Tony Banta	21,075	—	—	21,075	*
John Colvin	213,264	—	—	213,264	*
Kevin Pope	22,339	—	—	22,339	*
Don Listwin	437,282	1,250	2,266	440,798	1.14%
Michael Ashby	1,588,862	5,916	—	1,594,778	4.14%
Michael Everett	19,289	2,500	—	21,789	*
Robert Finzi(7)	1,046,017	—	—	1,046,017	2.71%
Michael Flynn	14,999	5,000	2,266	22,265	*
Adam Grosser(2)	2,943,440	—	—	2,943,440	7.64%
Michael Matthews(8)	—	—	—	—	*

	Beneficial Ownership(1)
	Common Stock	Options Exercisable within 60 Days	RSUs Vesting within 60 Days	Number of Shares Beneficially Owned	Percent
All executive officers and directors as a group (13 persons)	11,574,209	54,826	284,532	11,913,567	30.64%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Represents 2,880,916 shares held by Foundation Capital V, LP and 62,524 shares held by Foundation Capital V Principals Fund, LLC. The sole general partner of Foundation Capital V, LP and Foundation Capital V Principals Fund, LLC is Foundation Capital Management Co. V, LLC. The managers of Foundation Capital Management Co. V, LLC are William B. Elmore, Adam Grosser, Paul R. Holland, Paul G. Koontz, Charles P. Moldow, Richard A. Redelfs, Michael N. Schuh and Warren M. Weiss. These individuals may be deemed to have shared voting and investment power of the shares held by Foundation Capital V, LP and Foundation Capital V Principals Fund, LLC. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.
(3)	Represents 1,449,286 shares held by TeleSoft Partners II SBIC, L.P., 1,160,747 shares held by TeleSoft Partners II QP, L.P., 78,979 shares held by TeleSoft Partners II, L.P. and 1,514 shares held by TeleSoft NP Employee Fund, L.L.C. The sole general partner of TeleSoft Partners II SBIC, L.P. is TeleSoft II SBIC-GP, Inc. The sole stockholder of TeleSoft II SBIC-GP, Inc. is TeleSoft Management II, L.L.C. The sole general partner of TeleSoft Partners II QP, L.P. and TeleSoft Partners II, L.P. is TeleSoft Management II, L.L.C. The executive manager of TeleSoft Management II, L.L.C. is Arjun Gupta. The sole manager of TeleSoft NP Employee Fund, L.L.C. is Al Howard. Mr. Gupta may be deemed to have shared voting and investment power over the shares held by TeleSoft Partners II SBIC, L.P., TeleSoft Partners II QP, L.P. and TeleSoft Partners II, L.P. Mr. Howard may be deemed to have shared voting and investment power over the shares held by TeleSoft NP Employee Fund, L.L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.
(4)	Represents 2,523,656 shares held by Azure Venture Partners I, L.P., 78,476 shares held by Azure Ventures I, L.P., 41,430 shares held by Azure Partners I, L.P. and 1,181 shares held by Azure I, L.P. The sole general partner of each of Azure Venture Partners I, L.P. and Azure Ventures I, L.P. is Azure Capital Partners VC Administrators, LLC. The general partners of Azure Capital Partners VC Administrators, LLC are Paul Ferris, Michael Kwatinetz, Cameron Lester and Paul Weinstein. The sole general partner of each of Azure Partners I, L.P. and Azure I, L.P. is Azure Capital Partners CO Administrators, LLC. The general partners of Azure Capital Partners CO Administrators, LLC are Paul Ferris, Michael Kwatinetz, Cameron Lester and Paul Weinstein. These individuals may be deemed to have shared voting and investment power over the shares held by Azure Venture Partners I, L.P., Azure Ventures I, L.P., Azure Partners I, L.P. and Azure I, L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.
(5)	Represents 2,085,647 shares held by Meritech Capital Partners L.P. and 33,893 shares held by Meritech Capital Affiliates L.P. The general partner of Meritech Capital Partners L.P. and Meritech Capital Affiliates L.P. is Meritech Capital Associates L.L.C. The managing member of Meritech Capital Associates L.L.C. is Meritech Management Associates L.L.C. The managing members of Meritech Management Associates L.L.C. are Paul S. Madera and Michael B. Gordon. These individuals may be deemed to have shared voting and investment power over the shares held by Meritech Capital Partners L.P. and Meritech Capital Affiliates L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.
(6)	Includes 2,239,188 shares held by The Crescentico Trust, Carl Russo, Trustee, 275,633 shares held by Equanimous Investments and 73,758 shares held by Calgrat Partners, L.P. The managing members of Equanimous Investments are Carl Russo and Tim Pasquinelli. The managing partner of Calgrat Partners, L.P. is Tim Pasquinelli. These individuals may be deemed to have shared voting and investment power over the shares held by Equanimous Investments and Calgrat Partners, as applicable. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of each of The Crescentico Trust, Carl Russo, Trustee, Equanimous Investments and Calgrat Partners, L.P. is 1960 The Alameda #150, San Jose, California 95126.
(7)

Represents 982,618 shares held by Sprout Capital IX, L.P., 39,228 shares held by DLJ ESC II, L.P., 14,301 shares held by DLJ Capital Corporation, 5,986 shares held by Sprout IX Plan Investors, LP and 3,884 shares held by Sprout Entrepreneurs Fund L.P., which we collectively refer to as the Sprout Funds. The members of the investment committee of the Sprout Funds have voting and dispositive power over the shares of common stock held by the Sprout Funds. The investment committee consists of Robert Finzi, Janet Hickey, Kathleen LaPorte, Philippe Chambon and Nicole Arnaboldi. Each of Ms. Arnaboldi, Ms. Hickey, Ms. LaPorte and Messrs. Finzi and Chambon disclaim beneficial ownership of the shares held by the Sprout Funds, except to the extent of her or his pecuniary interest therein. DLJ Capital Corporation is the managing general partner of Sprout Capital IX, L.P. and the general partner of Sprout Entrepreneurs Fund, L.P. DLJ LBO Plans Management Corporation is the general partner of DLJ ESC II, L.P. DLJ LBO Plans Management Corporation II is the general partner of Sprout IX Plan Investors, L.P. DLJ LBO Plans Management Corporation, DLJ LBO Plans Management Corporation II and DLJ Capital Corporation are each wholly owned subsidiaries of Credit Suisse (USA) Inc., or CS-USA. The address for the Sprout Funds is c/o Credit Suisse, Eleven Madison Avenue, New York, NY 10010.

Credit Suisse, a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), Inc., which in turn owns all of the voting stock of CS-USA. The entities discussed above are private equity funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse’s asset management business. The ultimate parent company of Credit Suisse is Credit Suisse Group AG, or CSG. CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries. The address for CS-USA and CSG is Eleven Madison Avenue, New York, NY 10010.

(8)	On December 7, 2010, in connection with his appointment as a member of Calix’s board of directors, Mr. Matthews received an option to purchase 10,000 shares of Calix’s common stock at an exercise price of $15.20 per share and 4,533 restricted stock units. Following the grant of such option and restricted stock units, as of December 7, 2010, Mr. Matthews was the beneficial owner of no shares of Calix’s common stock.

PRINCIPAL STOCKHOLDERS OF OCCAM

The following table sets forth certain information with respect to the beneficial ownership of Occam’s common stock as of November 30, 2010 by:

•	each person who the company knows beneficially owns more than 5% of Occam’s common stock;

•	each of Occam’s directors;

•	each of Occam’s named executive officers; and

•	all of Occam’s directors and executive officers as a group.

The percentage of ownership is based upon 21,414,116 shares of common stock outstanding as of November 30, 2010. Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of November 30, 2010 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Occam Networks, Inc., 6868 Cortona Drive, Santa Barbara, California 93117.

	Beneficial Ownership(1)
	Common Stock	Options Exercisable within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
U.S. Venture Partners(2)	3,110,893		3,110,893	14.5%
2735 Sand Hill Road,
Menlo Park, CA 94025

Ilex Partners, LLC(3)	2,839,983		2,839,983	13.3%
650 Madison Avenue, 17th Floor,
New York, New York 10022

Norwest Venture Partners(4)	2,009,662		2,009,662	9.4%
525 University Avenue, Suite 800,
Palo Alto, CA 94301

Executive Officers and Directors:
Robert L. Howard-Anderson(5)	58,208	335,230	393,438	1.8%
Jeanne Seeley	28,808	109,792	138,600	*
Mark Rumer(6)	110,356	157,781	268,137	1.2%
David C. Mason	17,167	162,063	179,230	*
Russell J. Sharer	27,150	173,948	201,098	*
Greg Dion	16,046	155,750	171,796	*
Steven M. Krausz(7)	3,172,497	1,000	3,173,497	14.8%
Robert B. Abbott(8)	2,062,640	1,250	2,063,890	9.6%
Robert E. Bylin	52,978	16,875	69,853	*
Thomas E. Pardun	64,228	5,625	69,853	*
A.J. “Bert” Moyer	52,978	—	52,978	*
Brian Strom	58,978	16,250	75,228	*

All executive officers and directors as a group (12 persons)	5,722,034	1,135,564	6,857,598	30.4%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)	Based on outstanding shares of common stock as of November 30, 2010, and includes options to acquire shares of common stock held by the named individual or entity, and all executive officers as a group, that were exercisable within 60 days after November 30, 2010.
(2)	Includes 3,110,893 shares held directly by US Venture Partners VII, L.P. (USVP VII), USVP Entrepreneur Partners VII-A, L.P. (“EP VII-A”), USVP Entrepreneur Partners VII-B, L.P. (“EP VII-B”), and 2180 Associates Fund VII, L.P. (“2180 VII”). Presidio Management Group VII, LLC (“PMG VII”), the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and Irwin Federman, Steven M. Krausz, Jonathan D. Root, Philip M. Young, Winston Fu and David Liddle the managing members of PMG VII, may be deemed to share voting and dispositive power over the shares held by USVP VII, EP VII-A, EP VII-B and 2180 VII. Such persons and entities disclaim beneficial ownership of shares held by USVP V, V Int’l, 2180 V and EP V except to the extent of any pecuniary interest therein. Information to the number of shares held by U.S. Venture Partners is based on the Form 13D/A filed with the SEC on November 1, 2010. Also includes 23,392, 17,241 and 12,345 of restricted stock granted to Mr. Krausz on November 29, 2007, December 10, 2008 and November 18, 2009, respectively, in his capacity as a non-employee director. Also includes 8,626 shares held by Krausz Family Limited Partnership.
(3)	This information is based solely on a Schedule 13D filed with the SEC by Ilex Partners, L.L.C. on September 27, 2010. Ilex Partners, L.L.C. and Michael H. Steinhardt share voting and disposition power over these common shares. Michael H. Steinhardt is the Managing Member of Ilex Partners, L.L.C.
(4)	Includes (i) 5,518 shares of Common Stock held by Norwest Equity Capital, L.L.C. (“NEC”); (ii) 1,909,493 shares of Common Stock held by Norwest Venture Partners VIII, L.P. (“NVP VIII”); and (iii) 94,651 shares of Common Stock held by NVP Entrepreneurs Fund VIII, L.P. (“NVP-E VIII”). George J. Still and Promod Haque are managing partners of Itasca NEC LLC, the managing member of NEC, and may be deemed have indirect beneficial ownership of the shares held by NEC. Messrs. Still and Haque are also managing partners of Itasca VC Partners VIII, the general partner of NVP VIII and NVP-E VIII and may be deemed to have beneficial ownership of the shares held by NVP VIII and NVP-E VIII. Messrs. Haque and Still disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.
(5)	Includes 2,698 ESPP shares purchased by Mr. Howard-Anderson August 16, 2010.
(6)	Includes 1,038 ESPP shares purchased by Mr. Rumer on August 16, 2010.
(7)	Includes 3,110,893 shares held directly by US Venture Partners VII, L.P. (USVP VII), USVP Entrepreneur Partners VII-A, L.P. (“EP VII-A”), USVP Entrepreneur Partners VII-B, L.P. (“EP VII-B”), and 2180 Associates Fund VII, L.P. (“2180 VII”). Presidio Management Group VII, LLC (“PMG VII”), the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and Irwin Federman, Steven M. Krausz, Jonathan D. Root, Philip M. Young, Winston Fu and David Liddle the managing members of PMG VII, may be deemed to share voting and dispositive power over the shares held by USVP VII, EP VII-A, EP VII-B and 2180 VII. Such persons and entities disclaim beneficial ownership of shares held by USVP V, V Int’l, 2180 V and EP V except to the extent of any pecuniary interest therein. Information to the number of shares held by U.S. Venture Partners is based on the Form 13D/A filed with the SEC on November 1, 2010. Also includes 23,392, 17,241 and 12,345 of restricted stock granted to Mr. Krausz on November 29, 2007, December 10, 2008 and November 18, 2009, respectively, in his capacity as a non-employee director. Also includes 8,626 shares held by Krausz Family Limited Partnership.
(8)	Includes (i) 5,518 shares of Common Stock held by NEC; (ii) 1,909,493 shares of Common Stock held by NVP VIII; (iii) 94,651 shares of Common Stock held by NVP-E VIII; and (iv) 52,978 of restricted stock granted to Mr. Abbott in his capacity as non-employee director. George J. Still and Promod Haque are managing partners of Itasca NEC LLC, the managing member of NEC, and may be deemed have indirect beneficial ownership of the shares held by NEC. Messrs. Still and Haque are also managing partners of Itasca VC Partners VIII, the general partner of NVP VIII and NVP-E VIII and may be deemed to have beneficial ownership of the shares held by NVP VIII and NVP-E VIII. Messrs. Haque and Still disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Mr. Abbott is a non-managing member of Itasca NEC LLC and non-managing partner of Itasca VC Partners VIII, has no voting or dispositive power with respect to the shares held by NEC, NVP VIII or NVP-E VIII, and disclaims all beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein.

LEGAL MATTERS

The validity of the Calix common shares to be issued in connection with the merger transaction and being offered by this proxy statement/prospectus will be passed upon by Latham & Watkins LLP. Certain U.S. federal income tax consequences of the merger transaction will be passed upon for Occam by Wilson Sonsini Goodrich & Rosati P.C. Certain investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati P.C. beneficially hold shares of Occam common stock, which represented less than 0.1% of Occam’s outstanding shares of common stock on November 30, 2010.

EXPERTS

The financial statements of Calix, Inc. and its subsidiaries as of December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and effectiveness of internal control over financial reporting of Occam Networks, Inc. and subsidiary appearing in this proxy statement/prospectus have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere herein, and are included in reliance upon such reports, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

It is not expected that Occam will hold an annual meeting of stockholders for 2011 unless the merger transaction is not completed. In order to be considered for inclusion in the proxy statement for the 2011 annual meeting of stockholders, should one be held, stockholder proposals must have been submitted in writing and received by the Secretary of Occam at its principal executive offices located at 6868 Cortona Drive, Santa Barbara, California 93117 no later than December 9, 2010 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Calix has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of Calix common shares, to be issued to Occam stockholders in connection with the merger transaction. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Calix and its common stock. The rules and regulations of the SEC allow Occam to omit certain information included in the registration statement from this document.

Occam and Calix file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also inspect reports, proxy statements and other information about Calix at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Calix and Occam, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Calix with the SEC are also available at Calix’s website at http://investors.Calix.com. The reports and other information filed by Occam with the SEC are also available at Occam’s website at http://www.occamnetworks.com/aboutus/investor/. The web addresses of the SEC, Calix, and Occam have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

Occam stockholders requesting documents should do so by January 20, 2011 to receive them before the Occam special meeting. You will not be charged for any of these documents that you request.

Neither Calix nor Occam has authorized anyone to give any information or make any representation about the merger transaction or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annexes

•	Annex A: Agreement and Plan of Merger and Reorganization, dated as of September 16 2010, by and among Calix, Inc., Ocean Sub I, Inc., Ocean Sub II, LLC, Occam Networks, Inc.

•	Annex B: Opinion of Jefferies & Company, Inc.

•	Annex C: Section 262 of the Delaware General Corporations Law

•	Annex D: Support Agreement

CALIX, INC.

INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2008 and 2009

CALIX, INC.

For the Nine Months Ended September 25, 2010 and September 26, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Calix, Inc.

We have audited the accompanying balance sheets of Calix, Inc. (the Company) as of December 31, 2008 and 2009, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in Part II, Item 21.(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Calix, Inc. at December 31, 2008 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

San Jose, California

February 8, 2010, except for Note 17, as to which the date is March 23, 2010

CALIX, INC.

BALANCE SHEETS

(In thousands, except par value data)

	December 31,		Pro Forma Stockholders’ Equity as of December 31, 2009 (See Note 1)
	2008	2009
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,214	$31,821
Marketable securities	—	36,228
Restricted cash	4,856	629
Accounts receivable, net	32,783	46,992
Inventory	23,397	18,556
Deferred cost of goods sold	14,208	16,468
Prepaid expenses and other current assets	2,247	4,018

Total current assets	100,705	154,712
Property and equipment, net	9,940	11,293
Goodwill	65,576	65,576
Intangible assets, net	12,875	6,695
Other assets	359	2,840

Total assets	$189,455	$241,116

Liabilities, convertible preferred stock and stockholders’ equity (deficit)

Current liabilities:
Accounts payable	$18,490	$14,635
Accrued liabilities	16,347	28,629
Preferred stock warrant liabilities	232	195	$—
Current portion of loan payable	—	3,333
Deferred revenue	24,233	29,921

Total current liabilities	59,302	76,713
Loan payable	21,000	16,667
Long-term portion of deferred revenue	4,580	6,556
Other long-term liabilities	567	910

Commitments and contingencies (Note 10)

Convertible preferred stock, $0.025 par value, issuable in series: 38,760 shares authorized; 15,908 and 22,492 shares issued and outstanding as of December 31, 2008 and 2009; aggregate liquidation preference of $512,184 as of December 31, 2009, and no shares outstanding pro forma (unaudited)	426,403	479,628	—
Stockholders’ equity (deficit)
Common stock, $0.025 par value: 62,975 shares authorized; 4,024 and 4,087 shares issued and outstanding as of December 31, 2008 and 2009, and 32,131 shares outstanding pro forma (unaudited)	100	102	803
Additional paid-in capital	43,497	52,739	531,861
Other comprehensive loss	—	(17)	(17)
Accumulated deficit	(365,994)	(392,182)	(392,182)

Total stockholders’ equity (deficit)	(322,397)	(339,358)	$140,465

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$189,455	$241,116

See notes to financial statements.

CALIX, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2007	2008	2009
Revenue	$193,819	$250,463	$232,947
Cost of revenue:
Products and services(1)	128,025	165,925	150,863
Amortization of existing technologies	5,440	5,440	5,440

Total cost of revenue	133,465	171,365	156,303

Gross profit	60,354	79,098	76,644
Operating expenses:
Research and development(1)	44,439	44,348	46,132
Sales and marketing(1)	28,439	31,627	33,486
General and administrative(1)	12,103	15,253	15,613
Amortization of intangible assets	740	740	740

Total operating expenses	85,721	91,968	95,971

Loss from operations	(25,367)	(12,870)	(19,327)
Other income (expense):
Interest income	1,094	620	245
Interest expense	(2,330)	(2,089)	(3,867)
Change in fair value of preferred stock warrants	1,634	1,329	37
Other income	132	10	119

Net loss before provision (benefit) for income taxes	(24,837)	(13,000)	(22,793)
Provision (benefit) for income taxes	102	(81)	(352)

Net loss	(24,939)	(12,919)	(22,441)
Preferred stock dividends	1,016	4,065	3,747

Net loss attributable to common stockholders	$(25,955)	$(16,984)	$(26,188)

Net loss per common share:
Basic and diluted	$(6.96)	$(4.27)	$(6.48)

Pro forma basic and diluted (unaudited)(2)			$(0.77)

Weighted average number of shares used to compute net loss per share:
Basic and diluted	3,727	3,975	4,040

Pro forma basic and diluted (unaudited)(2)			28,991

(1)	Includes stock-based compensation as follows:

	Years Ended December 31,
	2007	2008	2009
Cost of revenue	$379	$619	$581
Research and development	1,852	3,189	2,657
Sales and marketing	1,285	1,998	1,840
General and administrative	2,738	4,134	4,118

	$6,254	$9,940	$9,196

(2)	Pro forma weighted average shares outstanding reflects the conversion of our convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

See notes to financial statements.

CALIX, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2006	13,943	$379,316	4,199	$89	$25,973	$—	$(323,055)	$(296,993)
Amortization of early exercise liability	—	—	—	7	848	—	—	855
Stock-based compensation	—	—	—	—	6,254	—	—	6,254
Exercise of stock options and preferred stock warrants	—	5	45	1	151	—	—	152
Repurchase of common stock	—	—	(72)	—	(16)	—	—	(16)
Issuance of Series I preferred stock, net of issuance costs	1,716	42,000	—	—	—	—	—	—
Issuance of Series I preferred stock dividends	43	1,016					(1,016)	(1,016)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(24,939)	(24,939)
Unrealized gain on short-term investments	—	—	—	—	—	27	—	27

Total comprehensive loss	—	—	—	—	—	—	—	(24,912)

Balance at December 31, 2007	15,702	422,337	4,172	97	33,210	27	(349,010)	(315,676)
Amortization of early exercise liability	—	—	—	2	263	—	—	265
Stock-based compensation	—	—	—	—	9,940	—	—	9,940
Exercise of stock options and preferred stock warrants	1	1	25	1	103	—	—	104
Repurchase of common stock	—	—	(173)	—	(19)	—	—	(19)
Issuance of Series I preferred stock dividends	205	4,065	—	—	—	—	(4,065)	(4,065)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(12,919)	(12,919)
Unrealized loss on short-term investments	—	—	—	—	—	(27)	—	(27)

Total comprehensive loss	—	—	—	—	—	—	—	(12,946)

Balance at December 31, 2008	15,908	426,403	4,024	100	43,497	—	(365,994)	(322,397)
Stock-based compensation	—	—	—		9,196	—	—	9,196
Exercise of stock options	—	—	64	2	58	—	—	60
Repurchase of common stock	—	—	(1)	—	(12)	—	—	(12)
Issuance of Series I preferred stock dividends	272	3,747	—	—	—	—	(3,747)	(3,747)
Issuance of Series J preferred stock, net of issuance costs	6,312	49,478	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	(22,441)	(22,441)
Unrealized loss on short-term investments	—	—	—	—	—	(17)	—	(17)

Total comprehensive loss	—	—	—	—	—	—	—	(22,458)

Balance at December 31, 2009	22,492	$479,628	4,087	$102	$52,739	$(17)	$(392,182)	$(339,358)

See notes to financial statements.

CALIX, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2007	2008	2009
Operating activities
Net loss	$(24,939)	$(12,919)	$(22,441)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	6,201	5,423	4,942
Amortization of intangible assets	6,180	6,180	6,180
Revaluation of warrant liability	(1,634)	(1,329)	(37)
Stock-based compensation	6,254	9,940	9,196
Amortization of warrant issued to reseller	233	—	—

Changes in operating assets and liabilities:
Change in restricted cash	—	(4,856)	4,227
Accounts receivable, net	15,702	(5,228)	(14,209)
Inventory	(4,582)	(2,334)	4,841
Deferred cost of goods sold	419	13,104	(2,260)
Prepaid expenses and other assets	245	(71)	(4,252)
Accounts payable	(9,587)	1,743	(3,855)
Accrued liabilities	(3,101)	1,920	12,138
Other long-term liabilities	(291)	567	(744)
Deferred revenue	(2,973)	(17,691)	7,664

Net cash provided by (used in) operating activities	(11,873)	(5,551)	1,390

Investing activities
Acquisition of property and equipment	(5,650)	(5,427)	(5,064)
Purchase of marketable securities	(23,946)	—	(36,245)
Sale of marketable securities	15,670	8,276	—

Net cash provided by (used in) investing activities	(13,926)	2,849	(41,309)

Financing activities
Proceeds from loans	—	21,000	20,000
Principal payments on loans	(6,750)	(12,250)	(21,000)
Principal payments on related party loan	—	(4,262)	—
Proceeds from preferred stock investors	57,500	—	49,478
Repayments to preferred stock investors	(20,000)	—	—
Net proceeds from issuance of preferred stock	4,500	—	—
Proceeds from exercise of stock options and warrants	157	105	60
Repurchase of common and preferred stock	(16)	(19)	(12)

Net cash provided by financing activities	35,391	4,574	48,526

Net increase in cash and cash equivalents	9,592	1,872	8,607
Cash and cash equivalents at beginning of period	11,750	21,342	23,214

Cash and cash equivalents at end of period	$21,342	$23,214	$31,821

Supplemental schedule of noncash investing and financing activities
Interest paid	$2,429	$1,193	$4,384

Income taxes paid	$230	$93	$39

Amortization of liability related to early exercise of common stock	$855	$265	$—

Conversion of loan to Series I preferred stock	$37,500	$—	$—

Issuance of Series I preferred stock dividends	$1,016	$4,065	$3,747

See notes to financial statements.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2008 AND 2009 AND FOR THE YEARS ENDED

DECEMBER 31, 2007, 2008 AND 2009

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Calix, Inc. (the “Company”), which was incorporated in Delaware in August 1999, develops, markets and sells communications access systems and software that enable communications service providers to connect to their residential and business subscribers.

Significant Accounting Policies

Applicable Accounting Guidance

Any reference in these notes to applicable accounting guidance (“guidance”) is meant to refer to the authoritative nongovernmental U.S. generally accepted accounting principles as found in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Fiscal Year End

The Company operates on a 4-4-5 fiscal calendar which divides the year into four quarters with each quarter having 13 weeks which are grouped into two 4-week months and one 5-week month. The Company’s fiscal year ends on December 31.

Unaudited Pro Forma Stockholders’ Equity

The Company has filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission for its proposed initial public offering of shares of its common stock (the “IPO”). When the IPO is consummated, all of the convertible preferred stock outstanding will automatically convert into 28.0 million shares of common stock based on the shares of convertible preferred stock outstanding as of December 31, 2009. In addition, the outstanding preferred stock warrants will automatically convert into warrants to purchase common stock and the preferred stock warrant liabilities of $0.2 million as of December 31, 2009 will be reclassified to additional paid in capital. Unaudited pro forma stockholders’ equity, as adjusted for the assumed conversion of the convertible preferred stock and the reclassification of the preferred stock warrant liabilities, is set forth on the balance sheets.

Use of Estimates

The preparation of financial statements in conformity with the applicable accounting guidance requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For the Company, these estimates include, but are not limited to: allowances for credit losses, excess and obsolete inventory, allowances for obligations to its contract manufacturer, useful lives assigned to long-lived assets and acquired intangible assets, the valuation of common and preferred stock and related warrants and options, warranty costs, and contingencies. Actual results could differ from those estimates, and such differences could be material to the Company’s financial position and results of operations.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The Company derives its revenue primarily from sales of its hardware products and its related software. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of revenue.

The Company recognizes revenue under the applicable accounting guidance, as prescribed in ASC Topic 985, for software revenue recognition. Revenue is recognized when the following basic criteria of revenue recognition have been met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured. The Company uses the residual method to recognize revenue when an agreement includes one or more elements to be delivered at a future date and vendor-specific objective evidence, or VSOE, of the fair value of all undelivered elements exists. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If VSOE of the fair value of one or more undelivered elements does not exist, all revenue is deferred and recognized when delivery of those elements occurs or when fair value can be established. Deferred revenue consists of arrangements that have been partially delivered, contracts with the U.S. Department of Agriculture’s Rural Utility Service (“RUS”) that include installation services, special customer arrangements and ratably recognized services.

As noted above, the Company derives revenue primarily from the sales of its hardware products and related software. In certain cases, the Company’s products are sold along with services, which include installation, training, post-sales software support and/or extended warranty services. Installation is typically provided shortly after delivery of the product. Training services include the right to a specified number of training classes. Post-sales software support consists of the Company’s management software, including rights, on a when-and-if available basis, to receive unspecified software product upgrades to either embedded software or the Company’s management software, maintenance releases and patches released during the term of the support period and product support, which includes telephone and Internet access to technical support personnel. Extended warranty services include the right to warranty coverage beyond the standard warranty period.

Revenue from installation and training services is recognized when the respective services are rendered. Revenue from post-sales software support and extended warranty services is recognized on a straight-line basis over the service contract term. The Company has established VSOE of the fair value for training, post-sales software support and extended warranty services. VSOE of fair value is based on the prices a customer pays for these elements when they are sold separately. The Company is required to exercise judgment in determining whether VSOE exists for each element in an arrangement based on whether its pricing for these elements is sufficiently consistent. The Company has not established VSOE of the fair value for its products or installation services, because the Company infrequently sells its products and installation services separately and/or the pricing of such products and installation services are not deemed to be sufficiently consistent as prescribed by the appropriate accounting guidance. Therefore, revenue from product sales is recognized upon full shipment and title transfer of all products, assuming all other revenue recognition criteria are met. Revenue from products that are sold in combination with installation services is deferred and recognized upon completion of the installation and delivery of all products. Revenue from product sales that are partially shipped is deferred and recognized upon delivery of all products. In certain instances where substantive acceptance provisions are specified in the arrangement or extended return rights exist, revenue is deferred until all acceptance criteria have been met or the extended return rights expire. From time to time, the Company offers customers sales incentives, which include volume rebates and discounts. These amounts are accrued on a quarterly basis and recorded net of revenue.

Payment terms to customers generally range from net 30 to net 90 days. The Company assesses the ability to collect from its customers based primarily on the creditworthiness and past payment history of the customer.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue arrangements that provide payment terms that extend beyond the Company’s customary payment terms are considered extended payment terms. Occasionally, the Company offers extended payment terms in a revenue arrangement. Through December 31, 2009, the Company has not experienced any significant accounts receivable write-offs related to revenue arrangements with extended payment terms. Customer arrangements with extended payment terms may also include substantive acceptance criteria within the arrangement which, in accordance with the Company’s revenue recognition policy, would cause the revenue in the arrangement to be deferred until all the acceptance criteria have been met. Extended payment terms may also indicate that the customer is relying on a future event as a prerequisite for the payment, such as installation, a new software release or financing, which would indicate that the fees associated with the arrangement are not fixed or determinable. Due to the unusual nature and uncertainty associated with granting extended payment terms in customer arrangements, the Company defers revenue under these arrangements and recognizes the revenue upon payment from the customer, assuming all other revenue recognition criteria have been met.

The Company enters into arrangements with certain of its customers who receive government-supported loans and grants from the U.S. Department of Agriculture’s Rural Utility Service to finance capital spending. Under the terms of an RUS equipment contract that includes installation services, the customer does not take possession and control and title does not pass until formal acceptance is obtained from the customer. Under this type of arrangement, the Company does not recognize revenue until it has received formal acceptance from the customer. For RUS arrangements that do not involve installation services, the Company recognizes revenue in accordance with the revenue recognition policy described above.

Cost of Revenue

Cost of revenue consists primarily of finished goods inventory purchased from the Company’s contract manufacturers, payroll and related expenses associated with managing the contract manufacturers’ relationships, depreciation of manufacturing test equipment, warranty costs, excess and obsolete inventory costs, shipping charges and amortization of certain intangible assets.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the applicable accounting guidance in ASC Topic 718 for share-based payment transactions. Under the fair value recognition provisions of this guidance, stock-based awards, including stock options, are recorded at fair value as of the grant date and recognized to expense over the employee’s requisite service period (generally the vesting period), which the Company has elected to amortize on a straight-line basis. The Company adopted this guidance using the modified prospective transition method. Under that transition method, compensation expense recognized beginning in 2006 includes: compensation expense for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of the guidance, and compensation expense for all share-based payments granted after December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of this guidance. Such amounts have been reduced by the Company’s estimated forfeitures on all unvested awards.

Warranty

The Company offers limited warranties for its hardware products for a period of one or five years, depending on the product type. The Company recognizes estimated costs related to warranty activities as a component of cost of revenue upon product shipment. The estimates are based on historical product failure rates and historical costs incurred in correcting product failures. The recorded amount is adjusted from time to time for specifically identified warranty exposure. Actual warranty expenses are charged against the Company’s

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

estimated warranty liability when incurred. Factors that affect the Company’s warranty liability include the number of installed units and historical and anticipated rates of warranty claims and cost per claim.

Research and Development

Research and development costs include costs of developing new products and processes, as well as design and engineering costs. Such costs are charged to research and development expense as incurred.

Development costs related to software incorporated in the Company’s products incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated useful lives of the related products. Technological feasibility is established upon completion of a working model. Through December 31, 2009, these costs have been minimal and, accordingly, all software development costs have been charged to research and development expense in the Company’s statements of operations.

Credit Risk and Inventory Supplier Concentrations

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. Cash equivalents consist of money market funds which are invested through financial institutions in the United States. Such deposits may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. Marketable securities consist principally of U.S. government sponsored entity bonds, commercial paper, debt securities of domestic corporations with strong credit ratings, bank certificates of deposit and U.S. Treasury bills. Management believes that that the financial institutions that hold the Company’s cash and investments are financially sound and, accordingly, minimal credit risk exists with respect to these cash and investments.

Concentrations of credit risk with respect to trade receivables exist to the full extent of amounts presented in the financial statements. The Company performs ongoing credit evaluations of its customers and does not require collateral from its customers to secure accounts receivable. Accounts receivable are derived from shipments to customers located primarily in the U.S. and the Caribbean. The Company provides an allowance for estimated losses on receivables based on a review of the current status of existing receivables and historical collection experience. Actual collection losses may differ from management’s estimates, and such differences could be material to the Company’s financial position and results of operations.

Customers with an accounts receivable balance of 10% or greater of total accounts receivable and customers with net revenues of 10% or greater of total revenues are presented below for the periods indicated:

	Percentage of Accounts Receivable as of December 31,		Percentage of Revenue Years Ended December 31,
Customers	2008	2009	2007	2008	2009
Embarq Corporation(1)	17%	—%	11%	16%	—%
CenturyTel(1)	—	—	11	9	—
CenturyLink(1)	—	44	—	—	38
Customer A	15	—	—	11	4
Customer B	—	—	15	—	—

(1)	As of July 1, 2009, Embarq and CenturyTel completed a merger to create a combined company known as CenturyLink. The percentages shown above, for the year ended December 31, 2009, are shown for the combined entity.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of its customers to make required payments. The Company records a specific allowance based on an analysis of individual past-due balances. Additionally, based on its historical write-offs and collections experience, the Company records an additional allowance based on a percentage of outstanding receivables. The Company performs credit evaluations of its customers’ financial condition. These evaluations require significant judgment and are based on a variety of factors including, but not limited to, current economic trends, payment history and financial review of the customer.

The Company depends primarily on a single contract manufacturer for the bulk of its finished goods inventory. The Company generally purchases its product through purchase orders and has no supply agreements with its suppliers or contract manufacturers. While the Company seeks to maintain a sufficient reserve of its products, the Company’s business and results of operations could be adversely affected by a stoppage or delay in receiving such products, the receipt of defective parts, an increase in price of such products or the Company’s inability to obtain lower prices from its contract manufacturers and suppliers in response to competitive pressures.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, trade receivables, marketable securities, accounts payable, and other accrued liabilities approximate their fair value due to their relatively short-term nature. The carrying amount of the Company’s loans payable, preferred stock warrant liabilities and other long-term liabilities approximate their fair value. The fair value of loans payable was based upon management’s best estimates of interest rates that would be available for similar debt obligations as of December 31, 2008 and 2009. The fair value of the preferred stock warrant liabilities was estimated using the Black-Scholes valuation model.

Cash, Cash Equivalents, and Marketable Securities

The Company has invested its excess cash primarily in money market funds and highly liquid debt instruments. The Company considers all investments with maturities of three months or less when purchased to be cash equivalents. Marketable securities represent highly liquid debt instruments with maturities greater than 90 days at date of purchase. Cash, cash equivalents and marketable securities are stated at amounts that approximate fair value based on quoted market prices.

The Company’s investments have been classified and accounted for as available-for-sale. Such investments are recorded at fair value and unrealized holding gains and losses are reported as a separate component of comprehensive loss in the statements of convertible preferred stock and stockholders’ deficit until realized. Should the Company determine that any unrealized losses on the investments are other-than-temporary, the amount of that impairment to be recognized in earnings will depend on whether the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current period credit loss. The Company, to date, has not determined that any of the unrealized losses on its investments are considered to be other-than-temporary. Realized gains and losses, which have been immaterial to date, are determined on the specific identification method and are reflected in results of operations.

Restricted Cash

Restricted cash consisted of certificates of deposit totaling $4.9 million and $0.6 million as of December 31, 2008 and 2009, respectively. These certificates of deposit are purchased to back performance bonds for the Company’s RUS-funded customer contracts.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Inventory

Inventory consisting of finished goods purchased from a contract manufacturer is stated at the lower of cost, determined by the first-in, first-out method, or market value. The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based on the Company’s estimate of demand for its products, potential obsolescence of technology, product life cycles, and whether pricing trends or forecasts indicate that the carrying value of inventory exceeds its estimated selling price. These factors are impacted by market and economic conditions, technology changes, and new product introductions and require estimates that may include elements that are uncertain. Actual demand may differ from forecasted demand and may have a material effect on gross margins. If inventory is written down, a new cost basis will be established that cannot be increased in future periods.

Deferred Cost of Goods Sold

When the Company’s products have been delivered, but the product revenue associated with the arrangement has been deferred as a result of not meeting the criteria for immediate revenue recognition, the Company also defers the related inventory costs for the delivered items until all criteria are met for revenue recognition.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, and are depreciated using the straight-line method over the estimated useful life of each asset. Computers are depreciated over two years; software, manufacturing test equipment, and tooling are depreciated over three years; furniture and fixtures are depreciated over seven years; and leasehold improvements are depreciated over the shorter of the respective lease term or the estimated useful life of the asset. Maintenance and repairs are charged to expense as incurred.

Impairment of Long–Lived Assets

The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that a potential impairment may have occurred. If such events or changes in circumstances arise, the Company compares the carrying amount of the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the long-lived assets. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge, calculated as the amount by which the carrying amount of the assets exceeds the fair value of the assets, is recorded. The fair value of the long-lived assets is determined based on the estimated discounted cash flows expected to be generated from the long-lived assets. Through December 31, 2009, no impairment losses have been identified.

Goodwill and Intangible Assets

Goodwill and other purchased intangible assets have been recorded as a result of the Company’s acquisition of Optical Solutions, Inc. (“OSI”) in February 2006. This goodwill is not deductible for tax purposes, and there have been no adjustments to goodwill since the acquisition date.

Goodwill is not amortized but instead is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that they may be impaired. The Company evaluates goodwill on an annual basis as of the end of the second quarter of each fiscal year. The test for goodwill impairment is a two-step process. The first step compares the fair value of each reporting unit with its respective carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting

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NOTES TO FINANCIAL STATEMENTS—(Continued)

unit is not considered impaired and, therefore, the second step of the impairment test is unnecessary. The second step, used to measure the amount of impairment loss, compares the implied fair value of each reporting unit’s goodwill with the respective carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. Management has determined that it operates as a single reporting unit and therefore evaluates goodwill impairment at the enterprise level. There were no impairment charges through December 31, 2009.

The Company performs its annual goodwill impairment test during the third quarter and the estimated fair value of the Company significantly exceeded its carrying value at that date.

Intangible assets with definite useful lives are amortized over their estimated useful lives, generally four to five years, and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. The Company believes that no events or changes in circumstances have occurred that would require an impairment test for these assets.

Preferred Stock Warrants

Warrants to purchase the Company’s convertible preferred stock are classified as liabilities on the Company’s balance sheet. The Company re-measures the fair value of these warrants at each balance sheet date and any change in fair value is recognized as a component of other income (expense) in the Company’s statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of an initial public offering, at which time the liability will be reclassified as a component of stockholders’ equity.

The Company estimates the fair value of these warrants using the Black-Scholes option valuation model, which includes the estimated fair market value of the underlying preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, and expected dividends on and expected volatility of the price of the underlying preferred stock. These estimates, especially the market value of the underlying preferred stock and the expected volatility, are highly judgmental and could differ materially in the future. The Company recorded income of $1.6 million, $1.3 million and $0.04 million in the years ended December 31, 2007, 2008 and 2009, respectively, to reflect changes in the estimated fair value of the remaining outstanding warrants.

Income Taxes

The Company evaluates its tax positions and estimates its current tax exposure together with assessing temporary differences resulting from differing treatment of items not currently deductible for tax purposes. These differences result in deferred tax assets and liabilities on the Company’s balance sheets, which are estimated based upon the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates that will be in effect when these differences reverse. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the Company’s statements of operations become deductible expenses under applicable income tax laws or loss or credit carry-forwards are utilized. Accordingly, realization of the Company’s deferred tax assets is dependent on future taxable income against which these deductions, losses and credits can be utilized.

The Company must assess the likelihood that the Company’s deferred tax assets will be recovered from future taxable income, and to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Management judgment is required in determining the Company’s provision for

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NOTES TO FINANCIAL STATEMENTS—(Continued)

income taxes, the Company’s deferred tax assets and liabilities and any valuation allowance recorded against the Company’s net deferred tax assets. The Company recorded a full valuation allowance at each balance sheet date presented because, based on the available evidence, the Company believes it is more likely than not that it will not be able to utilize all of its deferred tax assets in the future. The Company intends to maintain the full valuation allowances until sufficient evidence exists to support the reversal of the valuation allowances.

Recent Accounting Pronouncements

In September 2009, the FASB issued an Accounting Standard Update, or ASU, to ASC Topic 985-605 and ASC Topic 605-25. The ASU related to Topic 985-605 excludes the sales of tangible products that contain essential software elements from the scope of revenue recognition requirements for software arrangements. The sale of these products will then fall under the general revenue recognition guidance as provided by the FASB in the ASC. The ASU related to Topic 605-25 has two fundamental changes: (1) it requires a vendor to allocate revenue to each unit of accounting in many arrangements involving multiple deliverables based on the relative selling price of each deliverable, and (2) it changes the level of evidence of standalone selling price required to separate deliverables by allowing a vendor to make its best estimate of the standalone selling price of deliverables when more objective evidence of selling price is not available. The revised guidance will cause revenue to be recognized earlier for many revenue transactions involving sales of software-enabled devices and transactions involving multiple deliverables. The revised guidance must be adopted by all entities no later than fiscal years beginning on or after June 15, 2010 with earlier adoption allowed through either a prospective or retrospective application methodology. However, an entity must select the same transition method and same period for both of the ASUs that were issued. The Company expects the adoption of the revised guidance to have a significant impact on the financial statements due to the fact that the Company’s products consist of tangible products with essential software elements. Further, when these products are sold as part of multiple element arrangements, the Company will allocate the revenue based on the revised allocation guidance. The Company expects to early adopt the revised guidance as of January 1, 2010 using the prospective method of application.

In August 2009, the FASB issued an update to ASC Topic 820, Fair Value Measurements and Disclosures, related to the measurement of liabilities at fair value. The amendment partially delays the effective date of ASC Topic 820 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues from the application of ASC Topic 820. The effective date is for interim periods after August 2009 for items within the scope of this amendment. The Company adopted the provisions of ASC Topic 820 for the year ended December 31, 2009. There was no impact from adoption of ASC Topic 820 to the Company’s financial statements.

In August 2009, the FASB issued an update to ASC Topic 480, Accounting for Redeemable Equity Instruments, related to the adoption of the SEC update as issued in their Accounting Series Release No. 268, or ASR 268, Presentation in Financial Statements of “Redeemable Preferred Stocks.” The SEC, in ASR 268, provides additional clarification on the presentation in the financial statements of equity instruments with certain redemption features which did not have an impact on the Company’s financial statements.

In May 2009, the FASB issued an update to ASC Topic 855, Subsequent Events. The update establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted the provisions of ASC Topic 855 during the quarter ended September 26, 2009. Since the guidance only requires additional disclosures, the adoption did not have an impact on the Company’s financial position, results of operations or cash flows.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

In April 2009, the FASB issued an update to ASC Topic 320, Investments-Debt and Equity Securities. The updates provide additional guidance as to the recognition and presentation of other-than-temporary impairments. The updated guidance modifies the requirements for recognizing other-than-temporarily impaired debt securities and revises the existing impairment model for such securities by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. The update is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for the period ending after March 15, 2009. The Company adopted the update during the quarter ended September 26, 2009. The adoption did not have a material effect on the Company’s financial statements.

In April 2009, the FASB issued two updates to ASC Topic 820, Fair Value Measurements. The first update provides guidance on estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. The update also provides guidance on identifying circumstances that indicate a transaction is not orderly. Should the Company conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and the Company may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. The second update amends the disclosure requirements about fair value instruments to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements and requires those disclosures in summarized financial information at interim reporting periods. The updates are effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the updates during the quarter ended September 26, 2009. The adoption did not have a material effect on the Company’s financial statements.

In May 2008, the FASB issued certain guidance related to the hierarchy of generally accepted accounting principles. The proposed guidance would identify the sources of accounting principles and the framework for selecting the principles to be used in the preparation of the financial statements that are presented in conformity with generally accepted accounting principles in the United States. In June 2009, the FASB replaced the originally issued guidance and issued the Accounting Standards Codification which serves to establish the hierarchy of generally accepted accounting principles and codifies all the relative guidance. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has adopted the guidance and adjusted the footnote disclosures to incorporate the references to the ASC Topics.

In April 2008, the FASB issued ASC Topic 350, Intangibles Goodwill and Other, which provides certain guidance related to the determination of the useful life of intangible assets. The guidance amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. This guidance may have an impact on the Company’s financial statements to the extent that the Company acquires intangible assets either individually or with a group of other assets in a business combination. However, the nature and magnitude of the impact will depend upon the nature of any intangibles the Company may acquire after the effective date.

In December 2007, the FASB issued ASC Topic 805, Business Combinations, which provides certain guidance related to business combinations which establishes principles and requirements for how the acquiror of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquire. The guidance also provides guidance for recognizing and measuring goodwill acquired in a business combination and determines what information to disclose to enable

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NOTES TO FINANCIAL STATEMENTS—(Continued)

users of the financial statement to evaluate the nature and financial effects of the business combination. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this standard had no impact on the Company’s financial statements in or during 2009. The nature and magnitude of the impact will depend upon the nature, terms and size of any future acquisition the Company may consummate.

2. INTANGIBLE ASSETS

Intangible assets are carried at cost, less accumulated amortization, as disclosed in the following tables (in thousands):

	December 31, 2008			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Existing technologies	$27,200	$(15,867)	$11,333	$27,200	$(21,307)	$5,893
Customer contracts and lists	3,700	(2,158)	1,542	3,700	(2,898)	802
Purchase order backlog	1,700	(1,700)	—	1,700	(1,700)	—

Total intangible assets	$32,600	$(19,725)	$12,875	$32,600	$(25,905)	$6,695

Amortization expense was $6.2 million for each of the years ended December 31, 2007, 2008 and 2009. The Company expects amortization expense on intangible assets to be $6.2 million for 2010 and $0.5 million in 2011.

Existing Technologies

Included in existing technologies is developed and core technology and patents. Developed technology consists of products that have reached technological feasibility and includes products in most of OSI’s product lines, principally network technologies. Core technology and patents represent a combination of OSI processes, patents and trade secrets developed through years of experience in design and development relating to various network technologies. The Company intends to leverage this proprietary knowledge to develop new technology and improved products and manufacturing processes. The Company determined the estimated useful life based on the estimated economic benefit of the asset, which represents the period of time in which the acquired technology is expected to contribute to the future cash flows of the Company. The Company determined an estimated life of five years based on the assumption that the acquired technology is expected to be replaced with new technology approximately five years subsequent to the acquisition date. Due to uncertainties in the pattern of these future cash flows, the Company cannot reliably determine the pattern of economic benefits in which existing technologies are realized. The Company is therefore amortizing the developed and core technology and patents on a straight-line basis over an estimated useful life of five years.

Customer Contracts and Lists

Customer contracts and lists represent contractual customer relationships pertaining to the products and services provided by OSI and agreements with various business partners, including any distribution arrangements. The Company determined the estimated useful life based on the estimated economic benefit of the asset, which represents the period of time in which the acquired customer contracts and lists are expected to contribute to the future cash flows of the Company. The acquired customer contracts and lists were assigned the same useful life as existing technology, given that the acquired customer contracts would be at risk once the

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

existing technology became obsolete after approximately five years. Due to uncertainties in the pattern of these future cash flows, the Company cannot reliably determine the pattern of economic benefits in which customer contracts and lists are realized. The Company is therefore amortizing the fair value of these assets on a straight-line basis over an estimated useful life of five years.

3. NET LOSS PER SHARE

Basic net loss per common share is calculated by dividing net loss by the weighted average number of vested common shares outstanding during the reporting period. Diluted net loss per common share is calculated by giving effect to all potential dilutive common shares, including options, warrants, common stock subject to repurchase and convertible preferred stock.

Pro forma basic and diluted net loss per common share have been calculated to give effect to the conversion of the Company’s convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share data):

	Years Ended December 31,
	2007	2008	2009
Numerator:
Net loss attributable to common stockholders	$(25,955)	$(16,984)	$(26,188)

Denominator:
Weighted-average common shares outstanding	4,155	4,167	4,040
Less: weighted-average common shares subject to repurchase	(428)	(192)	—

Weighted-average common shares used to compute basic and diluted net loss per share	3,727	3,975	4,040

Basic and diluted net loss per share	$(6.96)	$(4.27)	$(6.48)

Year Ended December 31, 2009
Numerator for pro forma calculation:
Net loss attributable to common stockholders	$(26,188)
Add: preferred stock dividends	3,747

Net loss attributable to common stockholders for pro forma calculation	$(22,441)

Denominator for pro forma calculation:
Weighted average common shares outstanding used to compute basic and diluted net loss per share	4,040
Pro forma adjustment to reflect assumed conversion of convertible preferred stock (unaudited)	24,951

Weighted average common shares outstanding used to compute pro forma basic and diluted net loss per share (unaudited)	28,991

Pro forma basic and diluted net loss per share (unaudited)	$(0.77)

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As the Company incurred net losses in the periods presented, the following table displays the Company’s other outstanding common stock equivalents that were excluded from the computation of diluted net loss per share, as the effect of including them would have been antidilutive (in thousands):

	As of December 31,
	2007	2008	2009
Common stock subject to repurchase	284	—	—
Stock options	3,223	3,782	678
Restricted stock units	—	—	4,537
Common stock warrants	11	11	11
Convertible preferred stock	19,973	20,420	28,044
Convertible preferred stock warrants	136	51	58

4. CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

Cash, cash equivalents and marketable securities consist of the following (in thousands):

	December 31,
	2008	2009
Cash and cash equivalents:
Cash	$2,372	$14,626
Money market funds	20,842	17,195

Total cash and cash equivalents	23,214	31,821
Marketable securities:
Corporate debt securities	—	14,669
U.S. government sponsored entity bonds	—	10,471
Commercial paper	—	5,195
Certificates of deposit	—	3,401
U.S. Treasury bills	—	2,492

Total marketable securities	—	36,228

Total cash, cash equivalents and marketable securities	$23,214	$68,049

The following tables summarize the unrealized gains and losses related to the Company’s investments in cash, cash equivalents and marketable securities designated as available-for-sale as follows (in thousands):

As of December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
Corporate debt securities	$14,677	$12	$(20)	$14,669
U.S. government sponsored entity bonds	10,480	—	(9)	10,471
Commercial paper	5,195	—	—	5,195
Certificates of deposit	3,401	—	—	3,401
U.S. Treasury bills	2,492	—	—	2,492

Total	$36,245	$12	$(29)	$36,228

Reported as:
Cash and cash equivalents	$—	$—	$—	$—

Marketable securities	36,245	12	(29)	36,228

Total	$36,245	$12	$(29)	$36,228
Due within one year	$26,450	$9	$(8)	$26,451
Due between one and two years	9,795	3	(21)	9,777

Total	$36,245	$12	$(29)	$36,228

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company did not have unrealized gains and losses on its cash and cash equivalents as of December 31, 2008.

As of December 31, 2009 gross unrealized losses on the Company’s investments were due to changes in market conditions that caused interest rates to fluctuate. The Company reviews investments held with unrealized losses to determine if the loss is other-than-temporary. The Company determined that it has the ability and intent to hold these investments for a period of time sufficient for a forecast recovery of fair market value and does not consider the investments to be other-than-temporarily impaired for all periods presented. In addition, the Company did not experience any significant realized gains or losses on its investments through December 31, 2009. The Company’s money market funds maintained a net asset value of $1.00 for all periods presented.

5. FAIR VALUE MEASUREMENTS

In accordance with ASC Topic 820 as adopted on January 1, 2008, the Company measures its cash, cash equivalents and marketable securities at fair value. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC Topic 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Observable inputs other than quoted prices included in Level 1 for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-driven valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 – Unobservable inputs to the valuation derived from fair valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The fair value hierarchy also requires the Company to maximize the use of observable inputs, when available, and to minimize the use of unobservable inputs when determining inputs and determining fair value.

As of December 31, 2009 and 2008, the fair values of certain of the Company’s financial assets were determined using the following inputs (in thousands):

	Fair Value Measurement Using Input Type		Total
As of December 31, 2009	Level 1	Level 2
Money market funds	$17,195	$—	$17,195
Marketable securities	—	36,228	36,228

Total	$17,195	$36,228	$53,423

As of December 31, 2008
Money market funds	$20,842	$—	$20,842

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company’s valuation techniques used to measure the fair values of money market funds were derived from quoted market prices as active markets for these instruments exist. Investments in marketable securities are held by a custodian who obtains investment prices from a third-party pricing provider that uses standard inputs derived from or corroborated by observable market data, to models which vary by asset class.

6. PROPERTY AND EQUIPMENT

Property and equipment, net, consisted of the following (in thousands):

	December 31,
	2008	2009
Computer equipment and purchased software	$20,509	$21,756
Test equipment	18,728	22,134
Furniture and fixtures	991	1,208
Leasehold improvements	1,505	2,815

Total	41,733	47,913
Accumulated depreciation	(31,793)	(36,620)

Property and equipment, net	$9,940	$11,293

7. PREFERRED STOCK WARRANT LIABILITIES

Significant terms and fair value of warrants to purchase convertible preferred stock are as follows (in thousands, except per share data):

Preferred Stock	Expiration Date	Exercise Price	Shares as of December 31,		Fair Value as of December 31,
			2008	2009	2008	2009
Series E	February 27, 2011	$6.77	4	4	$23	$18
Series H	Various dates between August 2, 2012 and August 6, 2014	$11.84 - $13.31	34	34	183	135
Series I	September 4, 2017	$24.84	12	12	26	42

			50	50	$232	$195

Those warrants that do not expire prior to the closing of an initial public offering will convert into warrants to purchase shares of common stock at the applicable conversion rate for the related convertible preferred stock.

The Company estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option valuation model, based on the estimated market value of the underlying convertible redeemable preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates and expected dividends on and expected volatility of the price of the underlying convertible preferred stock. These estimates, especially the market value of the underlying convertible preferred stock and the expected volatility, are highly judgmental and could differ materially in the future.

The following table includes the assumptions used for the periods indicated:

Years Ended December 31,
	2008	2009
Expected volatility	55-70%	50-70%
Remaining contractual term (years)	0.1-9.5 years	1.16-8.5 years
Expected dividend yield	0.0-15.5%	0.0-17.5%
Risk-free interest rate	0.32-3.99%	0.55-3.45%

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

8. BALANCE SHEET DETAILS

Accounts receivable, net consisted of the following (in thousands):

	December 31,
	2008	2009
Accounts receivable	$34,621	$49,199
Allowance for doubtful accounts	(943)	(1,008)
Product return reserve	(895)	(1,199)

Accounts receivable, net	$32,783	$46,992

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2008	2009
Accrued compensation and related benefits	$5,701	$7,922
Accrued warranty	3,375	4,213
Accrued excess and obsolete inventory at contract manufacturer	1,642	1,054
Sales and use tax payable	749	631
Accrued professional and consulting fees	1,386	2,978
Accrued customer rebates	1,421	8,958
Other	2,073	2,873

Total accrued liabilities	$16,347	$28,629

9. ACCRUED WARRANTY

The Company provides a warranty for its hardware products. Hardware generally has a five-year warranty from the date of shipment. The Company accrues for potential warranty claims based on the Company’s historical claims experience. The adequacy of the accrual is reviewed on a periodic basis and adjusted, if necessary, based on additional information as it becomes available.

Activity related to the product warranty is as follows (in thousands):

	Years Ended December 31,
	2008	2009
Balance at beginning of year	$2,534	$3,375
Warranty costs charged to cost of revenue	4,514	5,147
Utilization of warranty	(3,673)	(4,309)

Total accrued warranty	$3,375	$4,213

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

10. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases office space under non-cancelable operating leases. Certain of the Company’s operating leases contain renewal options and rent acceleration clauses. Future minimum payments under the non-cancelable operating leases consisted of the following as of December 31, 2009 (in thousands):

2010	$1,718
2011	1,697
2012	1,736
2013	1,798
2014	271

Total	$7,220

The Company leases its primary office space in Petaluma, California under a lease agreement that extends through February 2014. Rent expense was $2.1 million for each of the years ended December 31, 2007, 2008 and 2009. The Company received a lease incentive consisting of $1.2 million in leasehold improvements provided by the lessor. The Company has capitalized the full amount of the lease incentive and will amortize the cost of the improvements over the lease term. The value of the improvements is being amortized through rent expense over the lease term. Payments under the Company’s operating leases that escalate over the term of the lease are recognized as rent expense on a straight-line basis.

Purchase Commitments

The Company does not have firm purchase commitments with its primary contract manufacturer. In order to reduce manufacturing lead times and ensure adequate component supply, the contract manufacturer places orders for component inventory in advance based upon the Company’s build forecasts. The components are used by the contract manufacturer to build the products included in the build forecasts. The Company does not take ownership of the components and any outstanding orders do not represent firm purchase commitments pursuant to the Company’s agreement with the contract manufacturer. The Company incurs a liability when the manufacturer has converted the component inventory to a finished product and takes ownership of the inventory when transferred to the designated shipping warehouse. However, historically, the Company has reimbursed its primary contract manufacturer for inventory purchases when this inventory has been rendered obsolete, for example due to manufacturing and engineering change orders resulting from design changes, manufacturing discontinuation of parts by its suppliers, or in cases where inventory levels greatly exceed projected demand. The estimated excess and obsolete inventory liabilities related to such manufacturing and engineering change orders, which are included in accrued liabilities in the accompanying balance sheets, were $1.6 million and $1.1 million as of December 31, 2008 and 2009. The Company records these amounts in cost of products and services in its statement of operations.

Litigation

The Company may be subject to various litigation matters arising in the ordinary course of business from time to time. However, the Company is not aware of any currently pending legal matters or claims, individually or in the aggregate, that are expected to have a material adverse impact on its financial position, results of operations, or cash flows.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Guarantees

The Company from time to time enters into certain types of contracts that contingently require it to indemnify various parties against claims from third parties. These contracts primarily relate to (i) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises, (ii) certain agreements with the Company’s officers, directors, and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their relationship with the Company, (iii) contracts under which the Company may be required to indemnify customers against third-party claims that a Company product infringes a patent, copyright, or other intellectual property right and (iv) procurement or license agreements, under which the Company may be required to indemnify licensors or vendors for certain claims that may be brought against them arising from the Company’s acts or omissions with respect to the supplied products or technology.

Generally, a maximum obligation under these contracts is not explicitly stated. Because the obligated amounts associated with these types of agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations in the Company’s balance sheets.

11. LOANS PAYABLE

In January 2003, the Company entered into a loan agreement, as amended, with a stockholder and former member of the Company’s Board of Directors. The loan accrued interest at 3.04% which was payable on a quarterly basis. The principal amount of the loan, plus any accrued interest, was fully paid in January 2008.

In January 2004, the Company entered into a loan and security agreement, as amended, with a financial institution (the “lender”). The agreement divided a borrowing base into two facilities: a $20.0 million revolving line of credit based upon a total of 80% of eligible accounts receivable, with a subfacility that included amounts available under letters of credit and merchant card services, both managed within the formula-based facility; and a $10.0 million non-formula term loan. In August 2008, the Company terminated this agreement and repaid the remaining balances due under the term loan and revolving line.

In July 2008, the Company entered into a loan and security agreement, as amended, with an institutional investor for a term loan totaling $21.0 million. During 2008 and through January 2009, annual interest on the loan was calculated and payable as follows: 9.5% of the outstanding loan amount, including unpaid interest, was accrued and payable on a quarterly basis; and 6.19% of the outstanding loan amount was accrued and payable upon maturity on August 1, 2011. Effective February 2009, the interest rate of 6.19% was increased by 2.5% to 8.69%. The outstanding principal, plus accrued interest was due on August 1, 2011. This loan and security agreement was secured by all assets of the Company, including intellectual property and stipulated that the Company must comply with certain covenants and information reporting requirements. As of December 31, 2008, the Company was in compliance with the covenants set forth in the loan and security agreement. Nonrefundable loan fees in connection with this agreement were being amortized to interest expense over the term of the loan and security agreement. In August 2009, the Company terminated its existing loan and security agreement, as amended, with the institutional investor and repaid the outstanding interest and principal due under the term loan.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In August 2008, the Company entered into a loan and security agreement, as amended, with a financial institution, which provided for a revolving credit facility of $20.0 million based upon a total of 80% of eligible accounts receivable. In August 2009, the Company entered into an amended and restated loan and security agreement, or loan agreement, with the same financial institution, which provided for a term loan of $20.0 million and a revolving credit facility of $30.0 million based upon a similar percentage of eligible accounts receivable. Included in the revolving line are amounts available under letters of credit and cash management services. Nonrefundable loan fees in connection with this agreement are being amortized to interest expense over the term of the loan and security agreement. As of December 31, 2009, $20.0 million was outstanding under the term loan and there were no outstanding borrowings under the revolving credit facility. In addition, the Company had outstanding letters of credit totaling $2.4 million as of December 31, 2009. The term loan as of December 31, 2009 bears interest at 7.75%, which is set at 6-month LIBOR (with a floor of 1.25%) plus a 6.50% margin. The loan agreement is secured by all assets of the company, including intellectual property. The agreement also allows the lender to call the note in the event there is a material adverse change in the Company’s business or financial condition. As of December 31, 2009, and as of the date of issuance of these financial statements, the Company was in compliance with the covenants and information reporting requirements set forth in the loan agreement.

The Company’s future principal payments under the outstanding term loan as of December 31, 2009 are as follows (in thousands):

2010	$3,333
2011	6,667
2012	6,666
2013	3,334

Minimum payments	$20,000

12. CONVERTIBLE PREFERRED STOCK

On June 22, 2007, the Company entered into a Series I Preferred Stock Purchase Agreement, as amended (the “Series I Agreement”) with certain investors. In connection with the Series I Agreement, the Company received $57.5 million in cash from the initial investors on June 22, 2007. On August 15, 2007, prior to finalizing the terms of the Series I Agreement, the Company entered into a separate agreement with one of the initial investors, whereby the Company agreed to repay $20.0 million, plus accrued interest, that was advanced to the Company in connection with the Series I Agreement. On August 31, 2007, the terms of the Series I Agreement were finalized and, on September 4, 2007, the Company issued a total of 1.5 million shares to the initial investors and 206,000 shares to new investors at $24.84 per share for total gross proceeds of $42.6 million.

On May 29, 2009, the Company entered into a Series J Preferred Stock Purchase Agreement, (the Series J Agreement) with certain investors. The Company completed its Series J financing on August 5, 2009 and issued a total of 6.3 million shares for gross proceeds of $50.0 million.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Convertible preferred stock consisted of the following (in thousands):

Aggregate Liquidation Preference
December 31, 2009
Series A, 61 shares authorized, issued and outstanding	$11,436
Series B, 137 shares authorized, issued and outstanding	74,310
Series C, 87 shares authorized, issued and outstanding	57,996
Series D, 557 shares authorized, issued and outstanding	50,459
Series E, 7,385 shares authorized; 7,381 shares issued and outstanding	100,004
Series E-1, 1,175 shares authorized, issued and outstanding	1,990
Series G, 1,111 shares authorized, issued and outstanding	30,000
Series H, 3,468 shares authorized; 3,434 shares issued and outstanding	80,420
Series I, 3,770 shares authorized; 2,237 shares issued and outstanding	55,569
Series J, 8,089 shares authorized; 6,312 shares issued and outstanding	50,000

$512,184

Convertible preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preference and terms of each series.

Dividends

The holders of shares of the Company’s convertible preferred stock are entitled to receive dividends at the rate of $15.00, $43.50, $53.25, $7.50, $0.54, $2.16, and $2.16 per annum on each outstanding share of Series A, Series B, Series C, Series D, Series E, Series G and Series H convertible preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), payable in preference and priority to any payment of dividend on common stock of the Company. Such dividends are payable when and if declared by the board of directors, but only to the extent of funds legally available, and are noncumulative. In the event a dividend is paid on any share of common stock, all preferred stockholders are entitled to a proportionate share of any such dividend as if they were holders of common stock (on an as if converted to common stock basis). No dividends have been declared through December 31, 2009.

The holders of shares of the Company’s Series I are entitled to receive cumulative dividends at an annual rate of 5% of the original purchase price per share, payable quarterly, at the Company’s option, in cash or in additional shares of Series I. Beginning in 2007 and prior to the Company’s completion of an IPO: (a) the dividend rate increases by 0.5% each quarter, up to a maximum of 10%, and (b) the Company will make a payment of 5% of the then-outstanding shares of Series I to each holder on June 30 of every year. The Company paid dividends to Series I stockholders by issuing approximately 43,000 shares, approximately 205,000 shares and approximately 272,000 shares of Series I preferred stock in 2007, 2008 and 2009, respectively. These dividends totaled $1.0 million, $4.1 million and $3.7 million in 2007, 2008 and 2009, respectively. The value of the Series I shares was determined by the Company’s board of directors and considered numerous objective and subjective factors to determine its best estimate of the fair value at each issuance date. These factors included, but were not limited to, the following: (1) contemporaneous valuations of the Company’s preferred stock, (2) the rights and preferences of the Company’s preferred stock relative to its common stock, (3) the lack of marketability of the Company’s preferred stock, (4) developments in the Company’s business, (5) recent issuances of the Company’s preferred stock, and (6) the likelihood of achieving a liquidity event, such as an IPO, or sale of the Company, given prevailing market conditions.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Beginning on November 28, 2010 and prior to the completion of an IPO, the holders of the Company’s Series J will be entitled to receive cumulative dividends at an annual rate of 10% of the original purchase price per share. The first payment will include the amount accrued over the six months ending November 28, 2010 and subsequent dividends will be payable quarterly, at the Company’s option, in cash or in additional shares of Series J. In addition the Company will make a payment of 5% of the then-outstanding shares of Series J to each holder on November 28, 2010, and on each June 30 thereafter.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, all assets of the Company available for distribution among the holders of convertible preferred stock will be distributed in the following order: (1) each holder of shares of Series I and Series J is entitled to a $24.84 and $7.92 per share distribution, respectively, prior to any distribution of the assets to the holders of Series A through H and common stock; (2) each holder of shares of Series G and Series H is entitled to an $27.00 and $0.13485 per share distribution, respectively, prior to any distribution to the holders of Series A through E-1 and common stock; (3) each holder of shares of Series E and Series H is entitled to a $13.548 and $4.4985 per share distribution, prior to any distribution to the holders of Series A through E-1 and common stock; (4) each holder of shares of Series A, B, C, D and H is entitled to $187.50, $544.6875, $663.00, $90.6225 and $8.7435 per share distribution, respectively, prior to any distribution to the holders of Series E-1 and common stock; (5) each holder of shares of Series E-1 and Series H is entitled to a $1.6935 and $0.090 per share distribution respectively, prior to any distribution to the holders of common stock and (6) if assets are available for distribution subsequent to the distributions noted above, the holders of Series H will be entitled to an additional amount equal to $30.0 million divided by the number of shares of Series H outstanding immediately prior to the consummation of a liquidation, dissolution, or winding up of the Company, in each case, plus all declared and unpaid dividends on such series, if any. In no event will the holders of Series H be entitled to receive an aggregate liquidation preference exceeding $81.8 million.

In the event that the assets available for distribution are insufficient to make the full per share distributions, all such assets will be distributed among the holders of the respective series in proportion to the full preference to which such holders would otherwise be entitled. In the event the assets available for distribution are in excess of the amount necessary to pay the above distributions in full, the remaining assets, if any, are to be distributed among the holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J preferred stock and common stock pro rata, based on the number of shares of common stock held by each (assuming conversion of all such preferred stock). No additional distribution shall be made to the holders of Series E-1 preferred stock.

A liquidation, dissolution, or winding up of the Company shall be deemed to occur if the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation or other entity or effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, provided that this clause does not apply to a merger effected exclusively for the purpose of changing the domicile of the Company, or to an equity financing in which the Company is the surviving corporation. As the redemption events described above could occur and are not solely within the Company’s control, all shares of convertible preferred stock have been presented outside of permanent equity in accordance with ASC Topic 480. However, because the timing of any such redemption event is uncertain, the Company has elected not to adjust the carrying values of its convertible preferred stock to their respective liquidation values until it becomes probable that redemption will occur.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Conversion

Each share of preferred stock is convertible, at the option of the holder, into fully paid and nonassessable shares of common stock at a rate of 6.419:1 for Series A, 8.747:1 for Series B, 9.055:1 for Series C, 4.481:1 for Series D, 1.026:1 for Series E and Series E-1, 1.153:1 for Series G and H, and 1.27:1 for Series I and 1:1 for Series J. Additionally, conversion will occur immediately upon the closing of an IPO, which results in aggregate cash proceeds of not less than $50.0 million, or upon the written consent of 66.66% of the outstanding shares of all series of preferred stock. The conversion rates are subject to adjustment for future dilution and other events.

13. STOCKHOLDERS’ EQUITY (DEFICIT)

The Company maintained two equity incentive plans, the 2000 Stock Plan and the 2002 Stock Plan (together, the “Plans”), which allowed the Company to grant stock options, restricted stock and restricted stock units to employees, directors and consultants of the Company. Under the terms of the Plans, the Company may grant incentive stock options at a price not less than 100% of the fair market value of the common stock on the date of grant and non-statutory stock options at a price not less than 85%, or, with respect to the 2002 Stock Plan, 100%, of the fair market value of the common stock on the date of grant. Additionally, options could be granted with the right to exercise those options before vesting. Upon the exercise of an option prior to vesting, the optionee is required to enter into a restricted stock purchase agreement with the Company, which provides that the Company has a right to repurchase any unvested shares at a repurchase price equal to the exercise price during the 90-day period following the termination of an individual’s service with the Company for any reason. In addition, the Company has a 30-day right of first refusal if an optionee intends to sell shares acquired pursuant to options. Options granted under both Plans generally vest over four years and expire ten years from the date of grant. Given the absence of a public trading market, the Company’s board of directors considered numerous objective and subjective factors to determine the best estimate of the fair market value of its common stock at each meeting at which stock option grants were approved. These factors included, but were not limited to, the following: contemporaneous valuations of common stock, the rights and preferences of convertible preferred stock relative to common stock, the lack of marketability of common stock, developments in the business, recent issuances of convertible preferred stock and the likelihood of achieving a liquidity event, such as an IPO, or sale of the Company, given prevailing market conditions. These determinations of fair market value were used for purposes of determining the Black-Scholes fair value of the Company’s stock option awards and related stock based compensation expense.

The following table summarizes the activity under the Company’s stock option plans (in thousands, except per share data):

	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value(1)
Outstanding as of December 31, 2007	3,223	$18.00
Granted	2,934	15.47
Exercised	(25)	2.76
Canceled	(2,350)	22.94

Outstanding as of December 31, 2008	3,782	13.08	$3,950
Granted	595	6.15
Exercised	(64)	0.95
Canceled	(3,635)	13.44

Outstanding as of December 31, 2009	678	$6.15	$4,240

(1)	Amounts represent the difference between the exercise price and the fair market value of common stock at each period end for all in the money options outstanding.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Options outstanding that have vested and are expected to vest as of December 31, 2009 are as follows (in thousands, except year and per share data):

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value(1)
Vested	513	$5.87	3.50	$3,795
Expected to vest	137	7.02	8.97	370

Total	650	$6.11	4.65	$4,165

(1)	Amounts represent the difference between the exercise price and the fair market value of common stock as of December 31, 2009 for all in the money options outstanding.

During the years ended December 31, 2007, 2008 and 2009, the total intrinsic value of stock options exercised was approximately $1.0 million, $0.3 million, and $0.4 million, respectively.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2009 (in thousands, except year and per share data):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.49 – $1.20	389	3.34	$0.72	389	$0.72
$1.50 – $5.24	59	4.81	3.20	53	3.02
$6.80	159	9.72	6.80	6	6.80
$6.95 – $66.75	71	6.22	21.12	65	21.78

	678	5.28	$6.15	513	$5.87

The Company had 1.9 million exercisable options as of December 31, 2008.

Stock Options Repricing

In April 2008, the Company’s board of directors approved the reduction of the exercise price of employee stock options granted between February 28, 2006 and December 31, 2007 having a per share exercise price of $19.56 or greater. Consequently, the Company repriced options to purchase 2.0 million shares of common stock on April 22, 2008 to have a per share exercise price equal to $15.42, which represented the per share fair market value of the Company’s common stock as of that date. These options have been included as grants during 2008 in the option table above. In accordance with ASC Topic 718, the Company incurred a one-time stock compensation charge of $0.9 million on the incremental value of the vested repriced options. In addition, the Company will recognize an additional incremental value of $2.8 million related to the unvested repriced options, which will be amortized over the remaining vesting period.

Stock Option Exchange

In July 2009, the Company’s board of directors approved a proposal to offer current employees and directors the opportunity to exchange eligible stock options for restricted stock units, or RSUs, on a one-for-one

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

basis. Each RSU granted in the option exchange entitles the holder to receive one share of the Company’s common stock if and when the RSU vests. The vesting schedule for the RSUs is as follows: 50% of the RSUs will vest on the first day the trading window opens for employees that is more than 180 days following the effective date of an initial public offering, or the First Vesting Date, and the remaining 50% of the RSUs will vest on the first day the trading window opens for employees that is more than 180 days after the First Vesting Date, in each case subject to the employee’s or director’s continuous service to the Company through the vesting date. However, the RSUs will vest with respect to 100% of the then unvested RSUs immediately prior to the closing of a change in control, subject to the employee’s or director’s continuous service to the Company through such date. The offer was made to eligible option holders on August 14, 2009 and terminated on September 14, 2009. Only employees and directors who were providing services to the Company as of August 14, 2009 and continued to provide services through September 14, 2009 were eligible to participate. Pursuant to the exchange, the Company subsequently canceled options for 3.4 million shares of the Company’s common stock and issued an equivalent number of RSUs to eligible holders on September 23, 2009. In connection with the RSU grants, the unrecognized compensation expense related to the exchanged options will be expensed over the remaining period of the original vesting period of the options exchanged. The incremental cost due to the exchange will be deferred until a liquidity event and be recognized in accordance with the vesting periods described above.

The fair value of the RSUs was calculated as follows (in thousands):

Unrecognized expense of exchanged options		$16,809
Incremental cost:
Fair value of RSUs	$23,295
Value of old options canceled in exchange	(8,537)	14,758

Total fair value of RSUs granted under the exchange		$31,567

The following table summarizes the Company’s restricted stock unit activity (in thousands, except per share data):

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Balance at December 31, 2008	—	$—
Exchanged	3,428	6.80
Granted	1,120	9.54
Vested	—	—
Canceled	(11)	6.80

Balance at December 31, 2009	4,537	$7.47

Restricted stock units granted during 2009 vest in four equal annual installments beginning on December 23, 2010, and are contingent upon the occurrence of an IPO. The unrecognized compensation cost related to this grant of $10.6 million will be deferred until the occurrence of an IPO and recognized in accordance with the vesting period described above. As of December 31, 2009 there was $39.9 million of total unrecognized compensation cost related to unvested restricted stock units, net of estimated forfeitures.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Shares Reserved for Issuance

As of December 31, 2009 the Company had common shares reserved for future issuance as follows (in thousands):

December 31, 2009
Convertible preferred stock	28,044
Preferred stock warrants	58
Common stock warrants	11
Restricted stock units	4,537
Stock options:
Outstanding	678
Reserved for future issuance	735

Total	34,063

Stock Based Compensation

The Company estimates the fair value of stock options in accordance with ASC Topic 718 using the Black-Scholes option-pricing model. This model requires the use of the following assumptions: (i) expected volatility of the Company’s common stock, which is based on the Company’s peer group in the industry in which the Company does business; (ii) expected life of the option award, which is calculates using the “simplified” method provided in the Securities Exchange Commission’s Staff Accounting Bulletin No. 110 and takes into consideration the grant’s contractual life and vesting periods; (iii) expected dividend yield, which is assumed to be 0%, as the Company has not paid and does not anticipate paying dividends on its common stock; and (iv) the risk-free interest, which is based on the U.S. Treasury yield curve in effect at the time of grant with maturities equal to the grant’s expected life. In addition, ASC Topic 718 requires the Company to estimate the number of options that are expected to vest. Thus, the Company applies an estimated forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. Further, to the extent the Company’s actual forfeiture rate is different from management’s estimate, stock-based compensation is adjusted accordingly. In valuing share-based awards under ASC Topic 718, significant judgment is required in determining the expected volatility of the Company’s common stock and the Company’s forfeiture rate. The following table presents the weighted average assumptions used to estimate the fair values of the stock options granted in the periods presented:

	Years Ended December 31,
	2007	2008	2009
Expected volatility	51%	55%	62%
Expected life (years)	6.25	6.25	6.25
Expected dividend yield	—	—	—
Risk free interest rate	4.77%	3.13%	2.38%

The per share weighted average fair value of options granted was $14.25, $10.56 and $3.65 for the years ended December 31, 2007, 2008 and 2009. As of December 31, 2009 there was $0.6 million of total unrecognized compensation cost related to unvested stock options, net of estimated forfeitures. This cost is expected to be recognized over a weighted average service period of 3.39 years. To the extent the actual forfeiture rate is different than what the Company has anticipated, stock-based compensation related to these awards will be different from its expectations.

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

14. INCOME TAXES

The Company recorded a provision for income taxes of $0.1 million in 2007 and a benefit for income taxes of $0.1 million in 2008 and $0.4 million in 2009. The benefit in 2008 and 2009 consisted of an “Accelerated Research Credit” of $0.2 million and $0.4 million, respectively, partially offset by state income taxes in both years. The provision in 2007 consisted of state income taxes.

The significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2008	2009
Deferred tax assets:
Deferred revenue	$5,665	$7,829
Accruals and reserves	4,567	4,499
Depreciation and amortization	1,269	1,428
Stock-based compensation	3,027	969
Net operating loss carryforwards	150,547	151,841
Tax credit carryforwards	14,017	13,714
Other	43	52

	179,135	180,332
Deferred tax liability:
Intangible assets	(4,994)	(2,620)

Gross deferred taxes	174,141	177,712
Valuation allowance	(174,141)	(177,712)

Net deferred taxes	$—	$—

Management reviews the recognition of deferred tax assets to determine if realization of such assets is more likely than not. The realization of the Company’s deferred tax assets is dependent upon future earnings. The Company has been in a cumulative loss position since inception which represents a significant piece of negative evidence. Using the more likely than not criteria specified in the applicable accounting guidance, this negative evidence cannot be overcome by positive evidence currently available to the Company and as a result the Company has established a full valuation allowance against its deferred tax assets. The Company’s valuation allowance increased by $2.9 million and $3.6 million in the years ended December 31, 2008 and 2009. The valuation allowance in both 2008 and 2009 includes $0.1 million related to excess tax benefits of stock option deductions prior to the adoption of ASC Topic 718. The benefits will increase additional paid-in capital when realized.

Since inception, the Company has incurred operating losses and, accordingly, has not recorded a provision for federal income taxes for any periods presented. As of December 31, 2009, the Company had U.S. federal and state net operating losses of approximately $409.8 million and $268.4 million. The U.S. federal net operating loss carryforwards will expire at various dates beginning in 2010 and through 2029 if not utilized. The state net operating loss carryforwards will expire at various dates beginning in 2010 and through 2029, if not utilized. In addition, as of December 31, 2008 and 2009, the Company has $3.4 million in federal deductions and $1.9 million in state deductions related to excess tax benefits from stock options which are not included in the net operating loss carryforward amounts in the table above since they have not met the realization criteria of ASC Topic 718. The tax benefits from these deductions will increase additional paid-in capital when realized. Additionally, the Company has U.S. federal and California research and development credits of approximately $12.1 million and $11.1 million as of December 31, 2009. The U.S. federal research and development credits will begin to expire in 2020 and through 2029, and the California research and development credits have no

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

expiration date. Utilization of the Company’s net operating losses and credit carry-forwards may be subject to a substantial annual limitation due to the ownership change limitations under the Internal Revenue Code and similar state provisions.

On January 1, 2009, the Company adopted the guidance related to accounting for uncertainty in income taxes (ASC Topic 740-10). This topic prescribes a recognition threshold and measurement attribute to the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The standard requires the Company to recognize the financial statement effects of an uncertain tax position when it is more likely than not that such position will be sustained upon audit. The Company’s adoption of ASC Topic 740-10 did not result in a cumulative effect adjustment to accumulated deficit. Upon adoption the Company recorded a cumulative unrecognized tax benefit of $9.3 million, which was netted against deferred tax assets with a full valuation allowance. In the event that any unrecognized tax benefits are recognized, the effective tax rate will not be affected. The Company will recognize accrued interest and penalties related to unrecognized tax benefits as interest expense and income tax expense, respectively, in statements of operations.

The following table reconciles the Company’s unrecognized tax benefits for the year ended December 31, 2009 (in thousands):

Balance at January 1, 2009	$9,252
Reductions for tax positions of prior years	(2,799)
Additions for tax positions related to the current year	517

Balance at December 31, 2009	$6,970

The Company files income tax returns in the U.S. federal and various state and local jurisdictions. Tax years from 1995 forward remain open to examination due to the carryover of net operating losses and tax credits.

15. SEGMENT INFORMATION

The FASB, in ASC Topic 280, has established standards for reporting information about operating segments. The guidance requires disclosures of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Segment reporting is based upon the management approach, i.e. how management organizes the Company’s operating segments for which separate financial information is (1) available, and (2) evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Company’s chief executive officer. The Company’s chief executive officer reviews financial information presented on a Company wide basis, accompanied by disaggregated information about revenues by geographic region for purposes of allocating resources and evaluating financial performance. The Company develops, markets and sells communications access systems and software, and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the Company unit level. Accordingly, the Company is considered to be in a single reporting segment and operating unit structure. The Company’s operations and substantially all of its assets are located primarily in the United States and are not allocated to any specific region. Therefore, geographic information is presented only for total revenue. The following is a summary of revenues by geographic region based upon the location to which the product was shipped (in thousands):

	Years Ended December 31,
	2007	2008	2009
United States	$181,974	$211,032	$212,967
Caribbean	8,253	36,387	18,410
Other	3,592	3,044	1,570

Total	$193,819	$250,463	$232,947

CALIX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

16. EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) tax-deferred savings plan for all employees who meet certain eligibility requirements. Participants may contribute, on a pre-tax basis, a percentage of their annual compensation, but not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company, at the discretion of the board of directors, may make additional matching contributions on behalf of the participants. The Company made matching contributions totaling $0.3 million, $0.6 million and $0.6 million in 2007, 2008 and 2009.

17. SUBSEQUENT EVENTS

Reverse Stock Split

On March 2, 2010, the Board of Directors approved an amended and restated certificate of incorporation that will increase the authorized common stock to 100 million shares and authorize 5 million shares of preferred stock immediately prior to the completion of this offering.

On March 21, 2010, the Board of Directors approved an amended and restated certificate of incorporation effecting a 2-for-3 reverse stock split of its common stock and all convertible preferred stock. The par value and the authorized shares of the common and convertible preferred stock were not adjusted as a result of the reverse stock split. All issued and outstanding common stock, convertible preferred stock, warrants for common stock, warrants for preferred stock, and per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effected on March 23, 2010.

Adoption of New Equity Stock Award Plans

On March 2, 2010, the Board of Directors approved the 2010 Equity Incentive Award Plan and the Employee Stock Purchase Plan. A total of 5,666,666 shares of common stock were reserved for future issuance under these plans which will become effective upon the completion of this offering.

On March 5, 2010, the Board of Directors approved an amendment to the amended and restated certificate of incorporation effecting the change of the Company’s name from Calix Networks, Inc. to Calix, Inc. The name change was effected on March 23, 2010.

CALIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 25, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,141	$31,821
Marketable securities	74,102	36,228
Restricted cash	—	629
Accounts receivable, net	32,881	46,992
Inventory	24,920	18,556
Deferred cost of goods sold	10,427	16,468
Prepaids and other current assets	3,044	4,018

Total current assets	180,515	154,712
Property and equipment, net	11,524	11,293
Goodwill	65,576	65,576
Intangible assets, net	2,060	6,695
Other assets	2,391	2,840

Total assets	$262,066	$241,116

Liabilities, convertible redeemable preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$8,785	$14,635
Accrued liabilities	25,966	28,629
Preferred stock warrant liabilities	—	195
Current portion of loans payable	—	3,333
Deferred revenue	18,662	29,921

Total current liabilities	53,413	76,713
Loan payable	—	16,667
Long-term portion of deferred revenue	9,876	6,556
Other long-term liabilities	992	910

Total liabilities	64,281	100,846

Commitments and contingencies
Convertible preferred stock, $0.025 par value, issuable in series: no shares and 38,760 shares authorized at September 25, 2010 and December 31, 2009; no shares and 22,492 shares issued and outstanding at September 25, 2010 and December 31, 2009	—	479,628
Stockholders’ equity (deficit):
Preferred stock, $0.025 par value; 5,000 shares authorized; no shares issued and outstanding as of September 25, 2010 and December 31, 2009	—	—
Common stock, $0.025 par value; 100,000 shares authorized; 37,341 and 4,087 shares issued and outstanding as of September 25, 2010 and December 31, 2009	933	102
Additional paid-in capital	607,669	52,739
Other comprehensive income (loss)	80	(17)
Accumulated deficit	(410,897)	(392,182)

Total stockholders’ equity (deficit)	197,785	(339,358)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$262,066	$241,116

See notes to condensed consolidated financial statements.

CALIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Revenue	$75,492	$59,600	$195,348	$144,588
Cost of revenue:
Products and services(1)	45,168	37,117	117,194	93,584
Amortization of existing technologies	1,360	1,360	4,080	4,080

Total cost of revenue	46,528	38,477	121,274	97,664

Gross profit	28,964	21,123	74,074	46,924
Operating expenses:
Research and development(1)	14,299	11,977	39,232	33,187
Sales and marketing(1)	10,408	8,494	29,014	23,691
General and administrative(1)	7,344	3,728	19,515	11,629
Acquisition-related costs	2,137	—	2,137	—
Amortization of intangible assets	185	185	555	555

Total operating expenses	34,373	24,384	90,453	69,062

Loss from operations	(5,409)	(3,261)	(16,379)	(22,138)
Other income (expense):
Interest income	120	38	297	144
Interest expense	(45)	(1,404)	(1,138)	(3,426)
Change in fair value of preferred stock warrants	—	(23)	(173)	72
Other income	4	9	13	113

Loss before provision (benefit) for income taxes	(5,330)	(4,641)	(17,380)	(25,235)
Provision (benefit) for income taxes	21	(217)	435	51

Net loss	(5,351)	(4,424)	(17,815)	(25,286)
Preferred stock dividends	—	2,389	900	3,041

Net loss attributable to common stockholders	$(5,351)	$(6,813)	$(18,715)	$(28,327)

Net loss per common share:
Basic and diluted	$(0.14)	$(1.69)	$(0.70)	$(7.03)

Weighted average number of shares used to compute net loss per share:
Basic and diluted	37,341	4,031	26,751	4,029

(1)Includes stock-based compensation as follows:
	Three Months Ended		Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Cost of revenue	$528	$169	$1,152	$516
Research and development	1,758	621	4,014	1,969
Sales and marketing	1,353	410	3,034	1,287
General and administrative	3,855	1,040	9,282	2,918

	$7,494	$2,240	$17,482	$6,690

See notes to condensed consolidated financial statements.

CALIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 25, 2010	September 26, 2009
Operating activities
Net cash provided by (used in) operating activities	$8,377	$(6,346)

Investing activities
Acquisition of property and equipment	(3,923)	(3,486)
Purchase of marketable securities	(74,577)	(6,295)
Sales and maturities of marketable securities	36,060	—

Net cash used in investing activities	(42,440)	(9,781)

Financing activities
Proceeds from initial public offering of common stock, net of issuance costs	57,311	—
Proceeds from loans	—	20,000
Principal payments on loans	(20,000)	(21,000)
Proceeds from issuance of Series J preferred stock	—	49,537
Proceeds from exercise of stock options and warrants and other	72	10
Repurchase of common and preferred stock	—	(12)

Net cash provided by financing activities	37,383	48,535

Net increase in cash and cash equivalents	3,320	32,408
Cash and cash equivalents at beginning of period	31,821	23,214

Cash and cash equivalents at end of period	$35,141	$55,622

See notes to condensed consolidated financial statements.

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Company and Basis of Presentation

Company

Calix, Inc. (the “Company”), which was incorporated in Delaware in August 1999, is a leading provider in North America of broadband communications access systems and software for copper- and fiber-based network architectures that enable communications service providers to connect to their residential and business subscribers.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements, including the accounts of Calix, Inc. and its wholly owned subsidiaries, have been prepared in accordance with the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. generally accepted accounting principles (“GAAP”) can be condensed or omitted. In the opinion of management, the financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the Company’s financial position and operating results. All significant intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated balance sheet at December 31, 2009 has been derived from the audited financial statements at that date.

The results of the Company’s operations can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year or any future periods. The information included in this quarterly report on Form 10-Q should be read in conjunction with the audited financial statements for the year ended December 31, 2009, included in the Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) with the SEC on March 24, 2010 (the “Prospectus”).

The Company operates on a 4-4-5 fiscal calendar which divides the year into four quarters with each quarter having 13 weeks which are grouped into two 4-week months and one 5-week month. The Company’s fiscal year ends on December 31. The preparation of financial statements in conformity with GAAP for interim financial reporting requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

The Company has made certain reclassifications to prior period amounts in order to conform to the current period’s presentation.

2. Significant Accounting Policies

Applicable Accounting Guidance

Any reference in these notes to applicable accounting guidance (“guidance”) is meant to refer to the authoritative nongovernmental U.S. generally accepted accounting principles as found in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Revenue Recognition

In October 2009, the FASB amended the accounting standards for revenue recognition to remove tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry-specific software revenue recognition guidance. In October 2009, the FASB also amended the accounting standards for multiple deliverable revenue arrangements to:

(i)	provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated;

(ii)	require an entity to allocate revenue in an arrangement using best estimate of selling prices (“BSP”) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (“VSOE”) or third-party evidence of selling price (“TPE”); and

(iii)	eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

The Company elected to early adopt this accounting guidance at the beginning of its first quarter of fiscal 2010 on a prospective basis for applicable transactions originating or materially modified after December 31, 2009. This guidance does not change the units of accounting for the Company’s revenue transactions. The Company’s products and services qualify as separate units of accounting. Products are typically considered delivered upon shipment and are deemed to be non-contingent deliverables. The Company provides certain services at stated prices over a specified period of time and must meet specified performance conditions. As such, the Company has determined that its individual services are contingent deliverables. In addition, the Company provides specified packages of items considered a package arrangement which it also considers a contingent deliverable, and therefore the Company does not bill its customers until it has fully delivered the package. For multiple-element arrangements that include products and packages or services, the Company first excludes the contingent revenue items and then allocates the remaining consideration to the non-contingent product deliverables on the basis of their relative selling price, which is currently BSP. To the extent that the stated contractual prices fall within the Company’s calculated range for BSP, it will allocate the consideration using the stated contractual prices. However, if the stated contractual price for any product deliverable is outside the range, the contractual prices will be adjusted using the midpoint price within its range in order to allocate arrangement consideration using the “relative selling price method.” Since the individual products and services meet the criteria for separate units of accounting, the Company will recognize revenue upon delivery of each product and/or services. Post-sales software support revenue and extended warranty services revenue is deferred and recognized ratably over the period during which the services are to be performed. Installation and training service arrangements are recognized upon delivery or completion of performance. These service arrangements are typically short term in nature and are largely completed shortly after delivery of the product. Revenue from package arrangements are recognized upon full delivery of the package. In instances where substantive acceptance provisions are specified in the customer agreement, revenue is deferred until all acceptance criteria have been met. The Company’s arrangements generally do not include any provisions for cancellation, termination, or refunds that would significantly impact recognized revenue.

The Company derives revenue primarily from the sales of its hardware products and related software. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of revenue. In certain cases, the Company’s products are sold along with services, which include installation, training, post-sales software support and/or extended warranty services. Post-sales software support consists of the Company’s management software, including rights, on a when-and-if available basis, to receive unspecified

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

software product upgrades to either embedded software or the Company’s management software, maintenance releases and patches released during the term of the support period and product support, which includes telephone and Internet access to technical support personnel. Extended warranty services include the right to warranty coverage beyond the standard warranty period. From time to time, the Company offers customers sales incentives, which include volume rebates and discounts. These amounts are accrued on a quarterly basis and recorded net of revenue.

Payment terms to customers generally range from net 30 to net 90 days. The Company assesses the ability to collect from its customers based primarily on the creditworthiness and past payment history of the customer. Revenue arrangements that provide payment terms that extend beyond the Company’s customary payment terms are considered extended payment terms. Occasionally, the Company offers extended payment terms in a revenue arrangement. Through the date of this filing, the Company has not experienced any significant accounts receivable write-offs related to revenue arrangements with extended payment terms. Customer arrangements with extended payment terms may also include substantive acceptance criteria within the arrangement which, in accordance with the Company’s revenue recognition policy, would cause the revenue in the arrangement to be deferred until all the acceptance criteria have been met. Extended payment terms may also indicate that the customer is relying on a future event as a prerequisite for the payment, such as installation, a new software release or financing, which would indicate that the fees associated with the arrangement are not fixed or determinable. Due to the unusual nature and uncertainty associated with granting extended payment terms in customer arrangements, the Company defers revenue under these arrangements and recognizes the revenue upon payment from the customer, assuming all other revenue recognition criteria have been met.

The Company enters into arrangements with certain of its customers who receive government supported loans and grants from the U.S. Department of Agriculture’s Rural Utility Service (“RUS”) to finance capital spending. Under the terms of an RUS equipment contract that includes installation services, the customer does not take possession and control and title does not pass until formal acceptance is obtained from the customer. Under this type of arrangement, the Company does not recognize revenue until it has received formal acceptance from the customer. For RUS arrangements that do not involve installation services, the Company recognizes revenue in accordance with the revenue recognition policy described above.

For transactions entered into prior to the first quarter of fiscal 2010, the Company primarily recognized revenue based on software revenue recognition guidance prescribed in ASC Topic 985. As the Company is unable to establish VSOE for the Company’s products or installation services, the entire fee from arrangements involving multiple product deliverables were deferred and recognized upon delivery of all products. Revenue from products that were sold in combination with installation services was deferred and recognized upon delivery of all products and completion of the installation. In most circumstances when the Company was not able to determine VSOE for all of the deliverables of the arrangement, but was able to obtain VSOE for any undelivered elements, revenue was allocated using the residual method. Under the residual method, the fair value of the undelivered elements was deferred and the remaining portion of the arrangement fee was allocated to the delivered items and recognized as revenue, and no revenue was recognized until all elements without VSOE had been delivered. If VSOE of any undelivered items did not exist, revenue from the entire arrangement was initially deferred and recognized at the earlier of: (i) delivery of those elements for which VSOE did not exist or (ii) when VSOE was established. Deferred revenue consisted of arrangements that had been partially delivered, contracts with the RUS that include installation services, special customer arrangements and ratably recognized services.

Contrary to its product and installation service sales, the Company has been able to establish VSOE for its training, post-sales software support and extended warranty services. Training courses are based on a daily rate

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

per person and will vary according to the type of training class offered. Post-sales software support is offered for a one year term and the price is based on the number of customer subscriber lines. Extended warranty pricing is based on the type of product and is sold in one or five year durations. In substantially all of the arrangements with multiple deliverables pertaining to arrangements with these services, the Company has used and intends to continue using VSOE to determine the selling price for each deliverable. Consistent with its methodology under previous accounting guidance, the Company determines VSOE based on its normal pricing practices for these specific services when sold separately.

In most instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements. This may be due to the Company infrequently selling each element separately, not pricing products within a narrow range, or only having a limited sales history. When VSOE cannot be established, the Company attempts to establish selling price of each element based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Company’s marketing strategy differs from that of its peers and its offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis. Therefore, the Company is typically not able to determine TPE.

When the Company is unable to establish selling price using VSOE or TPE, the Company uses BSP. The objective of BSP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. BSP is primarily used for all products and installation services where the Company has historically not been able to establish VSOE of selling price.

The Company determines BSP for a product or service by considering multiple factors including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives, characteristics of targeted customers and pricing practices. The determination of BSP is made through consultation with and formal approval by the Company’s management, taking into consideration the go-to-market strategy.

The Company regularly reviews VSOE, TPE and BSP and maintains internal controls over the establishment and updates of these estimates. There were no material impacts during the three and nine months ended September 25, 2010 nor does the Company expect a material impact in the near term from changes in VSOE, TPE or BSP.

Revenue as reported and the Company’s estimate of the pro forma revenue that would have been reported during the three and nine months ended September 25, 2010, if the transactions entered into or materially modified after December 31, 2009 were subject to previous accounting guidance, are shown in the following table (in thousands):

	Three Months Ended September 25, 2010		Nine Months Ended September 25, 2010
	As Reported	Pro Forma Basis as if the Previous Accounting Guidance Were in Effect	As Reported	Pro Forma Basis as if the Previous Accounting Guidance Were in Effect
Revenue	$75,492	$62,683	$195,348	$170,719

The new accounting standards for revenue recognition if applied in the same manner to the year ended December 31, 2009 would have resulted in additional revenues of $10.3 million for that fiscal year. Agreements

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

entered into prior to January 1, 2010 which previously had been accounted for under ASC Topic 985-605 but were materially modified subsequent to January 1, 2010 and are now accounted for under ASC Topic 605-25 resulted in recognized revenue of $13.0 million for the three and nine months ended September 25, 2010. In terms of the timing and pattern of revenue recognition, the new accounting guidance for revenue recognition may have a significant effect on revenue in periods after the initial adoption as the Company continues to market its products in multiple element arrangements.

Cost of Revenue

Cost of revenue consists primarily of finished goods inventory purchased from the Company’s contract manufacturers, payroll and related expenses associated with managing the contract manufacturers’ relationships, depreciation of manufacturing test equipment, warranty costs, excess and obsolete inventory costs, shipping charges and amortization of certain intangible assets.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the applicable accounting guidance in ASC Topic 718 for share-based payment transactions. Under the fair value recognition provisions of this guidance, stock-based awards, including stock options, are recorded at fair value as of the grant date and recognized to expense over the employee’s requisite service period (generally the vesting period), which the Company has elected to amortize on a straight-line basis. The Company adopted this guidance using the modified prospective transition method. Under that transition method, compensation expense recognized beginning in 2006 includes: compensation expense for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of the guidance, and compensation expense for all share-based payments granted after December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of this guidance. Such amounts have been reduced by the Company’s estimated forfeitures on all unvested awards.

Cash, Cash Equivalents, and Marketable Securities

The Company has invested its excess cash primarily in money market funds and highly liquid debt instruments. The Company considers all investments with maturities of three months or less when purchased to be cash equivalents. Marketable securities represent highly liquid debt instruments with maturities greater than 90 days at date of purchase. Cash, cash equivalents and marketable securities are stated at amounts that approximate fair value based on quoted market prices.

The Company’s investments have been classified and accounted for as available-for-sale. Such investments are recorded at fair value and unrealized holding gains and losses are reported as a separate component of comprehensive loss in the statements of convertible preferred stock and stockholders’ deficit until realized. Should the Company determine that any unrealized losses on the investments are other-than-temporary, the amount of that impairment to be recognized in earnings will depend on whether the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current period credit loss. The Company, to date, has not determined that any of the unrealized losses on its investments are considered to be other-than-temporary. Realized gains and losses, which have been immaterial to date, are determined on the specific identification method and are reflected in results of operations.

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Restricted Cash

Restricted cash consisted of certificates of deposit totaling $0.6 million as of December 31, 2009. These certificates of deposit were purchased to back performance bonds for the Company’s RUS-funded customer contracts. As of September 25, 2010, such certificates of deposit were no longer required to back performance bonds for the Company’s RUS-funded customer contracts and therefore there are no restricted cash balances at September 25, 2010.

Deferred Cost of Goods Sold

When the Company’s products have been delivered, but the product revenue associated with the arrangement has been deferred as a result of not meeting the criteria for immediate revenue recognition, the Company also defers the related inventory costs for the delivered items until all criteria are met for revenue recognition.

Warranty

The Company offers limited warranties for its hardware products for a period of one or five years, depending on the product type. The Company recognizes estimated costs related to warranty activities as a component of cost of revenue upon product shipment. The estimates are based on historical product failure rates and historical costs incurred in correcting product failures. The recorded amount is adjusted from time to time for specifically identified warranty exposure. Actual warranty expenses are charged against the Company’s estimated warranty liability when incurred. Factors that affect the Company’s warranty liability include the number of installed units and historical and anticipated rates of warranty claims and cost per claim.

Preferred Stock Warrants

Prior to the Company’s initial public offering, warrants to purchase the Company’s convertible preferred stock were classified as liabilities on the Company’s balance sheet. On March 26, 2010, the Company completed its initial public offering, at which time the liability was reclassified as a component of stockholders’ equity. The Company re-measured the fair value of these warrants at each balance sheet date and any changes in fair value were recognized as a component of other income (expense) in the Company’s statements of operations.

The Company estimated the fair value of these warrants using the Black-Scholes option valuation model, which included the estimated fair market value of the underlying preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, and expected dividends on and expected volatility of the price of the underlying preferred stock. In the Company’s initial public offering, the remaining outstanding preferred stock warrants were automatically converted into warrants to purchase common stock. The Company recorded expense of $0.2 million during the nine months ended September 25, 2010 to reflect changes in the estimated fair value of the remaining outstanding warrants and the Company recorded income of $0.01 million during the three and nine months ended September 26, 2009. The Company recorded no expense related to preferred stock warrants in the three months ended September 25, 2010. Such preferred stock warrants were converted to common stock warrants on March 26, 2010 in connection with the Company’s initial public offering and will no longer require revaluation in future periods.

Foreign Currency Translation

Assets and liabilities of the Company’s wholly owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

are translated at average exchanges rates prevailing during the day. Any material resulting translation adjustments are reflected as a separate component of stockholders’ equity. Realized foreign currency transaction gains and losses were not material during the three or nine months ended September 25, 2010 and September 26, 2009.

Recent Accounting Pronouncements

In April 2010, the FASB issued ASU No. 2010-12, Income Taxes (ASC Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts. This ASU updates the FASB Accounting Standards CodificationTM for the SEC Staff Announcement, Accounting for the Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act. This announcement provides guidance on the accounting effect, if any, that arises from the different signing dates between the Health Care and Education Reconciliation Act of 2010, a reconciliation bill that amends the Patient Protection and Affordable Care Act (collectively the “Acts”). Recently, questions have arisen about whether and how the different signing dates will affect the accounting for these two Acts for that limited number of registrants with a period end that falls between the two signing dates. The Company does not believe this will impact its financial statements at this time.

In January 2010, the FASB issued an update to ASC Topic 820, Fair Value Measurements and Disclosures, related to the disclosures for transfers in and out of Levels 1 and 2 fair value measurements and the activity in Level 3 fair value measurements. The amendment recommends a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. Further, in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements (that is, on a gross basis rather than as one net number). Also, the amendment requires clarification in existing disclosures for disaggregation of fair value measurement disclosures for each class of assets and liabilities and disclosures about inputs and valuation techniques. The effective date is for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted all the amended provisions of ASC Topic 820 in the first quarter of 2010. There was no impact from adoption of this amendment to ASC Topic 820 to the Company’s financial statements.

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

3. Cash, Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities consist of the following (in thousands):

	September 25, 2010	December 31, 2009
Cash and Cash equivalents:
Cash	$13,807	$14,626
Money market funds	21,334	17,195

Total cash and cash equivalents	35,141	31,821
Marketable securities:
Corporate debt securities	36,316	14,669
U.S. government sponsored entity bonds & discount notes	19,049	10,471
Commercial paper	14,536	5,195
U.S. treasury bills	2,500	2,492
Certificates of deposit	1,701	3,401

Total marketable securities	74,102	36,228

Total cash, cash equivalents and marketable securities	$109,243	$68,049

The following tables summarize the unrealized gains and losses related to the Company’s investments in cash equivalents and marketable securities designated as available-for-sale as follows (in thousands):

As of September 25, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
Corporate debt securities	$36,246	$76	$(6)	$36,316
U.S. government sponsored entity bonds & discount notes	19,043	7	(1)	19,049
Commercial paper	14,536	—	—	14,536
U.S. treasury bills	2,499	1	—	2,500
Certificates of deposit	1,700	1	—	1,701

Total	$74,024	$85	$(7)	$74,102

Due within one year	$68,304	$75	$(6)	$68,373
Due between one and two years	5,720	10	(1)	5,729

Total	$74,024	$85	$(7)	$74,102

As of December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
Corporate debt securities	$14,677	$12	$(20)	$14,669
U.S. government sponsored entity bonds	10,480	—	(9)	10,471
Commercial paper	5,195	—	—	5,195
Certificates of deposit	3,401	—	—	3,401
U.S. treasury bills	2,492	—	—	2,492

Total	$36,245	$12	$(29)	$36,228

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

As of September 25, 2010 and December 31, 2009 gross unrealized gains and losses on the Company’s investments were due to changes in market conditions that caused interest rates to fluctuate. The Company reviews investments held with unrealized losses to determine if the loss is other-than-temporary. The Company determined that it has the ability and intent to hold these investments for a period of time sufficient for a recovery of fair market value and does not consider the investments to be other-than-temporarily impaired for all periods presented. In addition, the Company did not experience any significant realized gains or losses on its investments through September 25, 2010. The Company’s money market funds maintained a net asset value of $1.00 for all periods presented. Net unrealized gains/losses are recorded to other comprehensive income (loss) in the Company’s condensed consolidated balance sheets.

4. Balance Sheet Details

Accounts receivable, net consisted of the following (in thousands):

	September 25, 2010	December 31, 2009
Accounts receivable	$34,091	$49,199
Allowance for doubtful accounts	(665)	(1,008)
Product return reserve	(545)	(1,199)

Accounts receivable, net	$32,881	$46,992

Property and equipment, net, consisted of the following (in thousands):

	September 25, 2010	December 31, 2009
Computer equipment and purchased software	$22,565	$21,647
Test equipment	27,074	24,335
Furnitures and fixtures	1,615	1,515
Leasehold improvements	2,859	2,808

Total	54,113	50,305
Accumulated depreciation	(42,589)	(39,012)

Property and equipment, net	$11,524	$11,293

Accrued liabilities consisted of the following (in thousands):

	September 25, 2010	December 31, 2009
Accrued compensation and related benefits	$9,951	$7,922
Accrued warranty	4,232	4,213
Accrued professional and consulting fees	3,315	2,978
Accrued customer rebates	3,303	8,958
Accrued excess and obsolete inventory at contract manufacturer	896	1,054
Sales and use tax payable	790	631
Other	3,479	2,873

Total accrued liabilities	$25,966	$28,629

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

5. Contingencies

Accrued Warranty

The Company provides a warranty for its hardware products. Hardware generally has a five-year warranty from the date of shipment. The Company accrues for potential warranty claims based on the Company’s historical claims experience. The adequacy of the accrual is reviewed on a periodic basis and adjusted, if necessary, based on additional information as it becomes available.

Activity related to the product warranty is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Balance at beginning of period	$4,491	$2,864	$4,213	$3,375
Warranty charged to cost of revenue	794	1,239	3,334	3,022
Utilization of warranty	(1,053)	(1,117)	(3,315)	(3,411)

Total accrued warranty	$4,232	$2,986	$4,232	$2,986

Legal Proceedings

From time to time, the Company is involved in various legal proceedings arising from the normal course of business activities. The Company not presently a party to any legal proceedings which, if determined adverse to the Company, would individually or in the aggregate have a material adverse effect on its financial position, results of operations or cash flows.

6. Fair Value Measurements

In accordance with ASC Topic 820 as adopted on January 1, 2008, the Company measures its cash, cash equivalents and marketable securities at fair value. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC Topic 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Observable inputs other than quoted prices included in Level 1 for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-driven valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 – Unobservable inputs to the valuation derived from fair valuation techniques in which one or more significant inputs or significant value drivers are unobservable. The fair value hierarchy also requires the Company to maximize the use of observable inputs, when available, and to minimize the use of unobservable inputs when determining inputs and determining fair value.

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

As of September 25, 2010 and December 31, 2009, the fair values of certain of the Company’s financial assets were determined using the following inputs (in thousands):

As of September 25, 2010	Level 1	Level 2	Total
Money market funds	$21,334	$—	$21,334
Marketable securities	—	74,102	74,102

Total	$21,334	$74,102	$95,436

As of December 31, 2009
Money market funds	$17,195	$—	$17,195
Marketable securities	—	36,228	36,228

Total	$17,195	$36,228	$53,423

The Company’s valuation techniques used to measure the fair values of money market funds were derived from quoted market prices as active markets for these instruments exist. Investments in marketable securities are held by a custodian who obtains investment prices from a third-party pricing provider that uses standard inputs derived from or corroborated by observable market data, to models which vary by asset class.

7. Net Loss per Share

Basic net loss per common share is calculated by dividing net loss by the weighted average number of vested common shares outstanding during the reporting period. Diluted net loss per common share is calculated by giving effect to all potential dilutive common shares, including options, warrants, common stock subject to repurchase and convertible preferred stock.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Numerator:
Net loss applicable to common stockholders	$(5,351)	$(6,813)	$(18,715)	$(28,327)

Denominator:
Weighted-average common shares outstanding	37,341	4,031	26,751	4,029

Basic and diluted net loss per share	$(0.14)	$(1.69)	$(0.70)	$(7.03)

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

As the Company incurred net losses in the periods presented, the following table displays the Company’s other outstanding common stock equivalents that were excluded from the computation of diluted net loss per share, as the effect of including them would have been anti-dilutive (in thousands):

	Nine Months Ended
	September 25, 2010	September 26, 2009
Stock options	775	593
Restricted stock units	5,395	3,428
Common stock warrants	65	11
Convertible preferred stock	9,371	27,979
Convertible preferred stock warrants	—	58

8. Loans Payable

In August 2009, the Company entered into an amended and restated loan and security agreement, or loan agreement, with Silicon Valley Bank, which provided for a term loan of $20.0 million and a revolving credit facility of $30.0 million based upon a total of 80% of eligible accounts receivable. Included in the revolving line are amounts available under letters of credit and cash management services. Nonrefundable loan fees in connection with this agreement were amortized to interest expense over the term of the loan and security agreement. As of December 31, 2009, $20.0 million was outstanding under the term loan and there were no outstanding borrowings under the revolving credit facility. In addition, the Company had outstanding letters of credit totaling $2.4 million as of December 31, 2009. The term loan as of December 31, 2009 bore interest at 7.75%, which was set at 6-month LIBOR (with a floor of 1.25%) plus a 6.50% margin. The loan agreement was secured by all assets of the Company, including intellectual property. On May 4, 2010, the Company paid in its entirety the outstanding loan payable with Silicon Valley Bank of $20.0 million including outstanding accrued interest and prepayment penalties of $0.4 million. As of September 25, 2010, there were no outstanding borrowings under the revolving credit facility. The Company had outstanding letters of credit totaling $2.9 million as of September 25, 2010.

9. Stockholders’ Equity (Deficit)

Capital Structure

On March 2, 2010, the Company’s board of directors approved an amended and restated certificate of incorporation that increased the authorized common stock to 100 million shares and the authorized preferred stock to 5 million shares effective immediately prior to the completion of the Company’s initial public offering on March 26, 2010.

On March 21, 2010, the Company’s board of directors approved an amended and restated certificate of incorporation effecting a 2-for-3 reverse stock split of its common stock and all convertible preferred stock. The par value and the authorized shares of the common stock and convertible preferred stock were not adjusted as a result of the reverse stock split. All issued and outstanding common stock, convertible preferred stock, warrants for common stock, warrants for preferred stock, and per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effected on March 23, 2010.

On March 26, 2010, the Company completed its initial public offering in which 4,166,666 shares of common stock were sold by the Company and 2,162,266 shares of common stock were sold by existing

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

stockholders at a public offering price of $13.00 per share. Gross proceeds of $54.2 million from the sale of 4,166,666 shares of common stock by the Company were reduced by issuance costs of $4.6 million and underwriters fees of $3.8 million.

On April 8, 2010, the Company issued and sold 949,339 shares of common stock resulting from the exercise of the underwriters’ option to purchase common shares associated with the Company’s initial public offering. This sale resulted in gross proceeds of $12.3 million based on an initial public offering price of $13.00 per share of common stock. Proceeds to the Company were $11.5 million which were net of underwriters’ discount and offering expenses payable by the Company of approximately $0.8 million.

Preferred Stock

The board of directors has the authority, without action by its stockholders with the exception of stockholders who hold board positions, to designate and issue up to 5 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of the Company’s preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action. Subsequent to the Company’s initial public offering and the conversion of all preferred stock outstanding at that date, the board of directors has not designated any rights, preference or powers of any preferred stock and no shares of preferred stock have been issued

Adoption of Equity Stock Award Plans

On March 2, 2010, the Company’s Board of Directors approved the 2010 Equity Incentive Award Plan and the Employee Stock Purchase Plan. A total of 5,666,666 shares of common stock were reserved for future issuance under these plans which became effective upon the completion of the Company’s initial public offering of common stock. In addition, shares of common stock previously available for issuance under the Company’s Amended and Restated 2002 Stock Plan became available for issuance under the 2010 Plan effective upon completion of the Company’s initial public offering of common stock.

Stock Based Compensation

Stock-based compensation expense associated with stock options and restricted stock units (“RSUs”) is measured at the grant date, based on the fair value of the award, and is recognized as expense over the remaining requisite service period. Total stock-based compensation expense of $7.5 million and $2.2 million was recorded during the three months ended September 25, 2010 and September 26, 2009, respectively, and $17.5 million and $6.7 million was recorded during the nine months ended September 25, 2010 and September 26, 2009, respectively.

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Stock Options

The Company estimates the fair value of stock options in accordance with ASC Topic 718. The fair value of each option grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Three Months Ended		Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Expected volatility	60%	60%	51%	64%
Expected life (years)	6.25	6.25	6.25	6.25
Expected dividend yield	—	—	—	—
Risk free interest rate	1.91%	2.71%	2.60%	2.35%

The Company’s computation of expected volatility for the three and nine months ended September 25, 2010 and September 26, 2009 is based on the Company’s peer-group of similar companies. The Company’s computation of expected term in the three and nine months ended September 25, 2010 and September 26, 2009 utilizes the simplified method in accordance with SAB 110. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant with maturities equal to the grant’s expected life. In addition, ASC Topic 718 requires the Company to estimate the number of options that are expected to vest. Thus, the Company applies an estimated forfeiture rate based on actual forfeiture experience. The Company recognizes stock-based compensation expense for the fair values of these awards on a straight-line basis over the requisite service period of each of these awards.

As of September 25, 2010, unrecognized stock-based compensation expense related to stock options of $1.4 million was expected to be recognized over a weighted-average period of 3.0 years.

Restricted Stock Units

In September 2009, the Company began to grant RSUs to eligible employees, executives and outside directors. Each RSU represents a right to receive one share of the Company’s common stock (subject to adjustment for certain specified changes in the capital structure of the Company) upon the completion of a specific period of continued service.

The Company values the RSUs at fair value or the market price of the Company’s common stock on the date of grant. The Company recognizes non-cash compensation expense for the fair values of these RSUs on a straight-line basis over the requisite service period of these awards.

The weighted-average grant date fair value of RSUs granted during the nine months ended September 25, 2010 was $10.84 per share. As of September 25, 2010, unrecognized stock-based compensation expense related to non-vested RSUs of $29.2 million was expected to be recognized over a weighted-average period of 2.3 years. Stock-based non-cash compensation expense increased in the second quarter of 2010 compared to prior quarters as the result of employee stock options exchanged for RSUs in the third quarter of 2009 which began amortizing upon our initial public offering in March 2010 and will amortize through April 2011.

10. Income Taxes

The Company’s provision for income taxes is based on an estimated annual effective tax rate in compliance with ASC Topic 740, Accounting for Income Taxes and ASC Topic 270, Interim Financial Reporting. Significant

CALIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

components affecting the tax rate include various state and alternative minimum taxes and the utilization of losses carried forward.

ASC Topic 740, Accounting for Income Taxes provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company has established and continues to maintain a full valuation allowance against the Company’s deferred tax assets as the Company does not believe that realization of those assets is more likely than not.

11. Acquisition

On September 16, 2010, the Company, Occam Networks, Inc., a Delaware corporation (“Occam”), Ocean Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Calix (“Merger Sub One”), and Ocean Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Calix (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement provides for the acquisition of Occam by the Company by means of a series of mergers involving the Merger Subs (the “Transaction”). As a result of the Transaction, Occam would become a wholly-owned subsidiary of the Company. At the effective time of the first merger, each outstanding share of Occam common stock (other than those shares with respect to which appraisal rights are available, properly exercised and not withdrawn) will be converted into the right to receive (a) $3.8337 per share in cash plus (b) 0.2925 of a validly issued, fully paid and non-assessable share of the Company’s common stock.

The Merger Agreement has been approved by the boards of directors of Occam and the Company. The parties expect to complete the Transaction in the first quarter of 2011, subject to Occam stockholder approval and customary closing conditions, including receipt of required regulatory clearances. Calix and Occam were granted early termination of the waiting period under the HSR Act effective November 16, 2010. The Company incurred $2.1 million in acquisition related costs during the three and nine months ended September 25, 2010.

12. Subsequent Events

Effective December 7, 2010, the board of directors of the Company appointed Michael Matthews as a member of the board of directors, filling an existing vacancy. On December 7, 2010, Michael Marks resigned as a member of the board of directors effective as of December 7, 2010.

OCCAM NETWORKS, INC.

INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2009, 2008 and 2007

OCCAM NETWORKS, INC.

For the Nine Months Ended September 30, 2010 and September 30, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Occam Networks, Inc. and Subsidiary

Santa Barbara, California

We have audited the accompanying consolidated balance sheets of Occam Networks, Inc. and subsidiary (collectively, the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position Occam Networks, Inc. and subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Occam Networks, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 23, 2010 expressed an unqualified opinion on the effectiveness of Occam Network, Inc. and subsidiary’s internal control over financial reporting.

/s/ SingerLewak LLP

San Jose, California

February 23, 2010

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$39,268	$30,368
Restricted cash	5,721	13,771
Accounts receivable, net	14,874	17,391
Inventories	12,927	16,761
Prepaid and other current assets	1,426	3,290

Total current assets	74,216	81,581
Property and equipment, net	8,699	10,834
Intangibles, net	156	251
Other assets	91	68

Total assets	$83,162	$92,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,274	$6,911
Accrued expenses	6,999	8,687
Deferred revenue	13,035	17,612
Deferred rent	361	394
Capital lease obligations	26	24

Total current liabilities	28,695	33,628
Deferred rent, net of current portion	1,597	1,892
Capital lease obligations, net of current portion	20	43

Total liabilities	30,312	35,563
Commitments and contingencies (note 13)
Stockholders’ equity:
Common stock, $0.001 par value, 250,000,000 shares authorized; 20,669,089 and 20,268,488 shares issued and outstanding at December 31, 2009 and 2008, respectively	289	289
Additional paid-in capital	188,013	183,409
Accumulated deficit	(135,452)	(126,527)

Total stockholders’ equity	52,850	57,171

Total liabilities and stockholders’ equity	$83,162	$92,734

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended
	December 31, 2009	December 31, 2008	December 31, 2007
Revenue	$84,046	$99,268	$75,149
Cost of revenue	50,019	56,877	46,137

Gross margin	34,027	42,391	29,012
Operating expenses:
Research and product-development	16,091	18,964	13,321
Sales and marketing	17,588	19,855	14,650
General and administrative	7,940	10,812	11,823
Restructuring charges	213	—	—
Loss on legal settlement	1,700	—	—
In-process research and development	—	—	2,180

Total operating expenses	43,532	49,631	41,974

Loss from operations	(9,505)	(7,240)	(12,962)
Other income (expense), net	147	(342)	—
Interest income, net	227	1,120	2,632

Loss before provision for (benefit from) income taxes	(9,131)	(6,462)	(10,330)
Provision for (benefit from) income taxes	(206)	256	56

Net loss	(8,925)	(6,718)	(10,386)

Basic and diluted net loss per share	$(0.44)	$(0.34)	$(0.53)

Shares used to compute basic and diluted net loss per share	20,259	19,874	19,760

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

Years Ended December 31, 2007, 2008 and 2009

	Common Stock		Warrants	Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2006	19,713	$288	$331	$176,947	$(109,423)	$68,143
Stock-based compensation	—	—	—	2,091	—	2,091
Issuance costs	—	—	—	(75)	—	(75)
Exercise of stock options	40	1	—	230	—	231
Stocks issued under the employee stock purchase plan	21	—	—	245	—	245
Tax benefit from stock option activity	—	—	—	17	—	17
Net loss	—	—	—	—	(10,386)	(10,386)

Balance at December 31, 2007	19,774	$289	$331	$179,455	$(119,809)	$60,266

Stock-based compensation	—	—	—	3,047	—	3,047
Exercise of stock options	20	—	—	69	—	69
Stocks issued under the employee stock purchase plan	170	—	—	587	—	587
Restricted stock units issued	61	—	—	(85)	—	(85)
Restricted stock issued	244	—	—	—	—	—
Tax benefit from stock option activity	—	—	—	5	—	5
Expiration of Warrants	—	—	(331)	331	—	—
Net loss	—	—	—	—	(6,718)	(6,718)

Balance at December 31, 2008	20,269	$289	$—	$183,409	$(126,527)	$57,171

Stock-based compensation	—	—	—	4,028	—	4,028
Exercise of stock options	49	—	—	165	—	165
Stocks issued under the employee stock purchase plan	204	—	—	571	—	571
Restricted stock units issued	73	—	—	(147)	—	(147)
Restricted stock issued	74	—	—	—	—	—
Tax benefit (expense) from stock option activity	—	—	—	(13)	—	(13)
Net loss	—	—	—	—	(8,925)	(8,925)

Balance at December 31, 2009	20,669	$289	$—	$188,013	$(135,452)	$52,850

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31, 2009	December 31, 2008	December 31, 2007
Operating activities
Net income (loss)	$(8,925)	$(6,718)	$(10,386)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	4,028	3,047	2,091
Acquired in-process research and development	—	—	2,180
Depreciation and amortization	3,304	3,191	1,866
Impairment of intangibles	—	981	—
Accounts receivable reserves	(99)	(33)	—
Inventory reserves	312	(405)	325
Loss from disposal of property and equipment	—	26	—
Rent expense reduction from lease incentive	—	—	(208)
Tax benefit (expense) from exercise of stock options	(13)	5	17
Changes in operating assets and liabilities:
Accounts receivable	2,616	2,354	(3,778)
Inventories	3,522	(3,179)	(1,784)
Prepaid expenses and other assets	1,841	(1,167)	(924)
Accounts payable	1,363	(3,224)	2,448
Accrued expenses	(1,688)	2,223	2,442
Deferred revenue	(4,577)	299	4,391
Deferred rent	(328)	750	141

Net cash provided by (used in) operating activities	1,356	(1,850)	(1,179)
Investing activities
Purchase of technologies and assets, net of cash acquired and liabilities assumed	—	—	(5,192)
Proceeds from operating lease incentive	—	—	1,586
Purchases of property and equipment	(1,074)	(5,040)	(8,452)
Restricted cash	8,050	(668)	(8,725)
Intangibles and other assets	—	(285)	(85)

Net cash provided by (used in) investing activities	6,976	(5,993)	(20,868)
Financing activities
Proceeds from capital lease financing	—	7	73
Payments of capital lease obligations	(21)	(4)	(9)
Proceeds (payments) from issuance of common stock, net of issuance costs	—	—	(75)
Proceeds from employee stock purchase plan	571	587	245
Payment of payroll taxes for vested restricted stock units	(147)	(85)	—
Proceeds from the exercise of stock options	165	69	231

Net cash provided by financing activities	568	574	465
Net increase (decrease) in cash and cash equivalent	8,900	(7,269)	(21,582)
Cash and cash equivalents, beginning of period	$30,368	$37,637	$59,219

Cash and cash equivalents, end of period	$39,268	$30,368	$37,637

Supplemental disclosure of cash flow information
Income taxes paid	202	40	267

Interest paid	5	62	4

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009

Note 1. Organization, Business and Basis of Presentation

Occam Networks, Inc. (“Occam,” the “Company,” “we” or “us”) develops markets and supports innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and high speed internet, or Triple Play, services over both copper and fiber optic networks. The Company’s core product line is the Broadband Loop Carrier (BLC), an integrated hardware and software platform that uses Internet Protocol (IP) and Ethernet technologies to increase the capacity of local access networks, enabling the delivery of advanced Triple Play services. The Company also offers a family of Optical Network Terminals (ONTs) for fiber optic networks, remote terminal cabinets, and professional services.

The Company is the successor corporation of the May 2002 merger of Occam Networks, Inc., a private California corporation, with Accelerated Networks, Inc., a publicly-traded Delaware corporation. Occam Networks was incorporated in California in July 1999. Accelerated Networks was incorporated in California in October 1996 under the name “Accelerated Networks, Inc.” and was reincorporated in Delaware in June 2000. The May 2002 merger of these two entities was structured as a reverse merger transaction in which Accelerated Networks succeeded to the business and assets of Occam Networks. In connection with the merger, Accelerated Networks changed its name to Occam Networks, Inc., a Delaware corporation. Unless the context otherwise requires, references to “Occam Networks,” “Occam” or the “Company” refer to Occam Networks, Inc. as a Delaware corporation and include the predecessor businesses of Occam, the California corporation, and Accelerated Networks. As required by applicable accounting rules, financial statements, data, and information for periods prior to May 2002 are those of Occam, the California corporation. Occam, as a predecessor business or corporation, is sometimes referred to as “Occam CA.”

On February 23, 2006, the Company announced a 1-for-40 reverse stock split which was previously authorized at its annual meeting of stockholders held on June 21, 2005. The record date for the reverse split was March 10, 2006, and Occam began trading on the NASD Electronic Bulletin Board (OTCBB) on a split-adjusted basis on Monday, March 13, 2006 under the new symbol “OCNW.” As a result of the reverse split, the conversion ratio of Series A-2 preferred stock was proportionately adjusted, decreasing the number of shares of common stock issuable upon conversion of each share of Series A-2 preferred stock from approximately 90.91 shares of common stock to 2.27273 shares of common stock. The share information in the accompanying financial statements has been retroactively restated to give effect to the reverse stock split.

In October 2007, the Company purchased certain assets of Terawave Communications, Inc. and assumed certain liabilities for $5.3 million. The transaction was recorded as an asset purchase. The significant items purchased were in-process research and development, intellectual property and current assets.

The Company has evaluated the financial statements for subsequent events through the date of this proxy statement/prospectus.

Note 2. Summary of Significant Accounting Policies

Fiscal Period End through December 31, 2006—Through the end of fiscal 2006, Occam reported its financial results based with each fiscal year and quarter ending on the last Sunday of the applicable calendar year and quarter. Beginning on January 1, 2007, Occam adopted a fiscal reporting schedule based on calendar period ends. Accordingly, the actual period end dates for 2005 and 2006 were December 25 and December 31, respectively.

Reclassification—Certain reclassifications have been made to our prior year balances in order to conform to the current year presentation.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Cash Equivalents—Cash equivalents consist of investments with original maturities of three months or less from the date of purchase. Due to the short-term nature of these investments, the carrying amounts of cash equivalents reported in the consolidated balance sheet approximate their fair value.

Restricted Cash—At December 31, 2009, restricted cash consisted of $5.7 million, most of which is related to performance bonds required for RUS funded contracts.

Financial Instruments—Due to their short-term nature and a relatively stable interest rate environment the carrying values of financial instruments, which include accounts receivable, inventories, accounts payable, deferred sales and accrued expenses approximate fair values at December 31, 2009 and 2008. The carrying value of notes payable approximates fair value as they bear interest commensurate with their risk.

Accounts Receivable and Allowance for Doubtful Accounts—Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Provisions for doubtful accounts are recorded in general and administrative expenses. The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The allowance for doubtful accounts is determined based on historical write-off experience, current customer information and other relevant data. Occam reviews the allowance for doubtful accounts regularly. Account balances are charged off against the allowance when management believes it is probable the receivable will not be recovered. As of December 31, 2009 and 2008, the allowance for doubtful accounts were $23,000 and $122,000, respectively.

Inventories—Inventories are goods held for sale in the normal course of business. Inventories are stated at the lower of cost (first-in, first-out) or market. The inventory balance is segregated between raw materials, work in process (“WIP”) and finished goods. Raw materials are low level components, many of which are purchased from vendors, WIP is partially assembled products and finished goods are products that are ready to be shipped to end customers. Consideration is given to inventory shipped and received near the end of a period and the transaction is recorded when transfer of title occurs. Management regularly evaluates inventory for obsolescence and adjusts to net realizable value based on inventory that is obsolete or in excess of current demand.

Property and Equipment—Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized; maintenance and repairs are expensed as incurred. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years for furniture and fixtures, two to three years for computer hardware and two to five years for software. Leasehold improvements are amortized over the shorter of the lease term or the remaining useful economic life. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

Long-Lived Assets—The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company identified no such impairment losses as of December 31, 2009.

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December 31, 2009

Intangibles—Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when events or circumstances indicate that impairment may have occurred. Intangible assets with finite useful lives are amortized over their estimated finite lives, and reviewed for impairment in accordance with FASB Accounting Standards Codification Topic 360, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company identified no such impairment losses as of December 31, 2009.

Warranty—The Company provides standard warranties with the sale of products generally for up to 5 years from the date of shipment. The estimated cost of providing the product warranty is recorded at the time of shipment. The Company maintains product quality programs and processes, including actively monitoring and evaluating the quality of its suppliers. The Company quantifies and records an estimate for warranty related costs based on the Company’s actual history, projected return and failure rates and current repair costs.

Deferred Rent—Deferred rent consist primarily of a $1.6 million cash lease incentive and is being amortized over the life of the lease as an offset to rent expense. Lease incentive is accounted for in accordance with FASB Accounting Standard Codification Topic 840, “Accounting for Leases.”

Revenue Recognition

Occam generally recognizes revenue under SAB 104 in the period when all of the requirements of SAB 104 have been met:

•	persuasive evidence of sales arrangements,

•	delivery has occurred or services have been rendered,

•	the buyer’s price is fixed or determinable and

•	collection is reasonably assured.

The Company enters into transactions with value-added resellers where the resellers may not have the ability to pay for these sales independent of payment to them by the end-user. In these cases, the Company does not recognize revenue until payment has been received, provided the remaining revenue recognition criteria are met.

The Company sells hardware products that contain embedded operating system software, which the Company has determined are “incidental” to the hardware products. Revenue is recognized for these products under SAB 104. The Company has one minor software network management product which is a stand alone product not essential to the functionality of other products that the Company sells. Revenue is recognized for this product in accordance with FASB Accounting Standard Codification Topic 985, Software. The amount of sales of this product and the related revenue recognized to date by the Company have been immaterial. In October 2009, the Financial Accounting Standards Board (FASB) amended the accounting standards for revenue recognition to remove tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry specific software revenue recognition guidance. The Company elected to early adopt this accounting guidance in the fourth quarter of fiscal 2009 on a prospective basis for applicable transactions.

In addition to the aforementioned general policy, the Company enters into transactions that represent multiple-element arrangements, which may include training and post-sales technical support and maintenance to our customers as needed to assist them in installation or use of our products, and makes provisions for these costs

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December 31, 2009

in the periods of sale. Multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	the delivered item(s) has value to the customer on a stand-alone basis;

•	there is objective and reliable evidence of the fair value of the undelivered item(s); and

•	the arrangement includes a general right of return relative to the delivered item(s) and delivery or performance of the undelivered item(s) is considered probable and substantially in our control.

If these criteria are not met, then revenue is deferred until such criteria are met or until the period(s) over which the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. In October 2009, the Financial Accounting Standards Board (FASB) amended the accounting standards to allow the use of best estimate of selling price in addition to vendor specific objective evidence (“VSOE’) and TPE for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. The Company elected to early adopt this accounting guidance in the fourth quarter of fiscal 2009 on a prospective basis for applicable transactions. The adoption of this accounting guidance did not have an impact on any quarterly period in 2009.

When the Company is unable to establish selling price using VSOE or TPE, the Company uses “estimated selling price” (“ESP”) in its allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. ESP is generally used for new products, and it applies to a small proportion of the Company’s arrangements with multiple deliverables. The Company determines ESP for a product or service by considering multiple factors including, but not limited to,geographies, market conditions, competitive landscape, internal costs, gross margin objectives, and pricing practices.

In certain circumstances, the Company enters into arrangements with customers who receive financing support in the form of long-term low interest rate loans from the United States Department of Agriculture’s Rural Utilities Service, or RUS. The terms of the RUS contracts provide that in certain instances transfer of title of the Company’s products does not occur until customer acceptance, however the Company waited for final cash payment on these contracts before recognizing revenue. Effective January 1, 2009 based on historical experience, the Company has determined that revenue recognition on RUS contracts is appropriate upon customer acceptance, given the remaining revenue recognition criteria, such as collectability, under SAB 104 have been met. As a result the Company recognized approximately $6.1 million in revenue for the year ended December 31, 2009 based on customer acceptance, not final cash payment.

Costs for the development of new software—The Company accounts for the development of new software and substantial enhancements to existing software, in accordance with Financial Accounting Standards Codification Topic 985-20, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed”. Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized. The Company believes its current process for developing software is essentially completed concurrent with the product launch, accordingly, no costs have been capitalized to date.

Costs of Computer Software Developed or Obtained for Internal Use—The Company accounts for the costs of computer software developed or obtained in accordance with FASB Accounting Standard Codification

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December 31, 2009

Topic 350-40. The Company has incurred no significant costs in 2009 related to computer software developed or obtained for internal use.

Net Loss Per Share—Basic and diluted net loss per share was computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share does not consider potential common shares because their effect is antidilutive. Potential common shares are incremental shares of common stock issuable upon the exercise of stock options and warrants.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006 and November 7, 2006, Occam began accounting for stock options and the Employee Stock Purchase Plan (ESPP) shares, respectively, under the provisions of FASB Accounting Standard Codification Topic 718, which requires recognition of the fair value of equity-based compensation. The fair value of stock options and ESPP shares was estimated using a Black-Scholes option valuation model. This methodology requires the use of subjective assumptions in implementing FASB Accounting Standard Codification Topic 718, including expected stock price volatility and the estimated life of each award. The fair value of equity-based compensation awards, less estimated forfeitures, is amortized over the service period of the award, and Occam has elected to use the straight-line method. Occam makes quarterly assessments of the adequacy of the tax credit pool to determine if there are any deficiencies that require recognition in the consolidated statements of operations. Prior to the implementation of FASB Accounting Standard Codification Topic 718, Occam accounted for stock options under the provisions of APB 25 and made pro forma footnote disclosures as required by SFAS No. 148, “Accounting For Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Accounting Standard Codification Topic 718”. Pro forma net loss and pro forma net loss per share disclosed in the footnotes to the Consolidated Financial Statements were estimated using a Black-Scholes option valuation model.

Warrants Issued with Notes Payable, Preferred Stock or Lines of Credit—In accordance with FASB Accounting Standard Codification Topic 470-20, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company allocates the proceeds received between the note payable or preferred stock and warrants based on their relative fair values. The resulting discount recorded on the note payable is accreted to interest expense over the term of the note. The fair value of warrants issued in connection with lines of credit are recorded as other assets and amortized to interest expense over the term of the line of credit agreement.

Income Taxes—Income taxes are accounted for using the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Research and Product Development—Research and product development costs are expensed as incurred.

Segment Information—FASB Accounting Standard Codification Topic 280, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way companies report information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. Based on the manner in which management analyzes its business, the Company has determined that its business consists of one operating segment.

Comprehensive Income (Loss)—FASB Accounting Standard Codification Topic 220, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its

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December 31, 2009

components in a full set of general purpose financial statements. For the years ended December 31, 2009, 2008 and 2007, respectively, there were no differences between the Company’s net income (loss) and total comprehensive income (loss).

Principles of Consolidation—The consolidated financial statements include the accounts of Occam Networks, Inc. and its wholly-owned subsidiary. All inter-company accounts and transactions have been eliminated in consolidation.

Recent Accounting Pronouncements

In September 2009, the Emerging Issues Task Force released a final consensus on Issue No. 08-1, Revenue Arrangements with Multiple Deliverables. Issue No. 08-1 enables entities to separately account for individual deliverables for many more revenue arrangements. Issue No. 08-1 is effective for the Company beginning on January 1, 2011, with early adoption permitted. EITF 08-1 was codified into the Revenue Recognition topic of the FASB ASC. We early adopted this EITF Issue and the adoption of this issue did not have an impact on our financial position, results of operations, and cash flows.

In September 2009, the Emerging Issues Task Force released a final consensus on a new revenue recognition standard, Issue No. 09-3, “Applicability of AICPA Statement of Position 97-2 to Certain Arrangements That Contain Software Elements” (EITF 09- 3). EITF 09-3 amends the scope of AICPA Statement of Position 97-2, Software Revenue Recognition to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This Issue shall be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Earlier application is permitted as of the beginning of the company’s fiscal year provided the company has not previously issued financial statements for any period within that year. An entity shall not elect early application of this Issue unless it also elects early application of Issue 08-1. We early adopted this EITF Issue and the adoption of this issue did not have an impact on our financial position, results of operations, and cash flows.

In June 2009, the FASB issued SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification does not change GAAP. SFAS 168 is effective for interim and annual periods ending on or after September 15, 2009. The adoption of this standard only impacts the references to the accounting standards. References to accounting standards in this proxy statement/prospectus now refer to the relevant ASC topic.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” SFAS No. 165 was issued in order to establish principles and requirements for reviewing and reporting subsequent events and requires disclosure of the date through which subsequent events are evaluated and whether the date corresponds with the time at which the financial statements were available for issue (as defined) or were issued. SFAS No. 165 is effective for interim reporting periods ending after June 15, 2009. SFAS No. 165 was codified in the ASC topic on Subsequent Events.

In April 2009, the FASB issued three related Staff Positions: (i) FSP 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying

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December 31, 2009

Transactions That Are Not Orderly, or FSP 157-4, (ii) SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, or FSP 115-2 and FSP 124-2, and (iii) SFAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, or FSP 107 and APB 28-1, which are effective for interim and annual periods ending after June 15, 2009. FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS 157 in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If we were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and we may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. FSP 115-2 and FSP 124-2 modify the requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. FSP 107 and APB 28-1 enhance the disclosure of instruments under the scope of SFAS 157 for both interim and annual periods. The above staff positions did not have a material impact on our financial position, results of operations, and cash flows. The above staff positions and ABP 28-1 were codified in the ASC topic on Financial Instruments.

In April 2009, the FASB issued FSP No. 141R-1 Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, or FSP 141R-1. FSP 141R-1 amends the provisions in Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We believe the adoption of SFAS 141R will have an impact on accounting for business combinations once adopted, but the effect on us will depend upon our level of acquisition activity. FAS 141R was codified in the ASC topic on Business Combinations.

Note 3. Fair Value Measurements

Effective January 1, 2008, the Company adopted the authoritative guidance on fair value measurements. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

In accordance with this guidance, we measure our cash equivalents at fair value. Our cash equivalents are classified within Level 1. Cash equivalents are valued primarily using quoted market prices utilizing market

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December 31, 2009

observable inputs. At December 31, 2009, cash equivalents consisted of money market funds measured at fair value on a recurring basis. Fair value of our money market funds was $33.8 million at December 31, 2009.

Effective January 1, 2009, the Company adopted, the FASB staff position that delayed the guidance on fair value measurements for non financial assets and non financial liabilities. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Note 4. Inventories

Inventories consist of the following (in thousands):

	December 31, 2009	December 31, 2008
Raw materials	$274	$495
Work-in-process	56	4
Finished goods(1)	12,597	16,262

Total inventories	$12,927	$16,761

(1)	$6.2 million and $8.1 million of finished goods inventory were shipped to customers as of December 31, 2009 and December 31, 2008, respectively. The majority were sent to RUS contract customers and value-added resellers. Revenue and related Cost of revenue were not recognized at the time of shipments as defined by the Company’s revenue recognition policy and therefore were included in inventories. For more information regarding our revenue recognition policy, see Revenue Recognition under Note 1 to these audited condensed consolidated financial statements.

Note 5. Property and Equipment

The major components of property and equipment are as follows (in thousands):

	December 31, 2009	December 31, 2008
Computer hardware and software	$11,095	$10,074
Furniture and fixtures	2,439	2,419
Equipment under capital leases (Note 8)	97	97
Leasehold improvements	7,945	7,912

	21,576	20,502
Less accumulated depreciation and amortization	(12,877)	(9,668)

Property and equipment, net	$8,699	$10,834

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December 31, 2009

Note 6. Intangibles

The following table summarizes the components of intangible assets (in thousands):

	December 31, 2009	December 31, 2008
Intangible assets with definite lives
Software license	$285	$285

	285	285
Less accumulated amortization	129	34

Intangibles assets with definite lives	156	251

Intangibles, net	$156	$251

Definite lived intangible assets are amortized over their estimated finite lives of 36 months for software licenses. In October 2007, we had purchased certain assets from Terawave Communications Inc., including a broadband passive optical network (BPON) line of business that addressed Metro- Ethernet/Telemetry applications. We intended to sell this line of business and recorded an intangible asset of approximately $0.8 million as of the asset acquisition date. During the quarter ended March 31, 2008, we were unable to secure a feasible offer and therefore decided to terminate the sales efforts and instead focus on bringing new GPON technology to market. As a result of this decision, we wrote-off both the intangible asset and the related inventory.

Note 7. Accrued Expenses

The major components of accrued expenses are as follows (in thousands):

	December 31, 2009	December 31, 2008
Payroll, paid time off, bonus and related accruals	$1,620	$2,727
Warranty accruals	4,818	4,326
Commissions	234	316
Other accruals	327	1,318

Total	$6,999	$8,687

Note 8. Capital Leases

The Company leases certain equipment under capital lease agreements that expire at various times during 2011. The terms of the leases are 48 months.

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December 31, 2009

The following is a schedule by year of the future minimum lease payments under capital leases together with present value of the net minimum lease payments as of December 31, 2009 (in thousands):

Years Ending December 31,
2010	29
2011	16
2012	1
Thereafter	—

Total minimum lease payments	$46
Amount representing interest	(3)

Present value of net minimum lease payments	$43

Present value of net minimum lease payments, current	$26

Present value of net minimum lease payments, non-current	$20

	Capitalized Cost	Accumulated Depreciation	Net Book Value December 31, 2009
Equipment under capital leases	$97	$(80)	$17

Note 9. Capital Stock and Stockholders’ Equity

Common Stock Reserved For Issuance

The following represents the number of common shares reserved for future issuance (in thousands):

	December 31, 2009	December 31, 2008
Common warrants	13	13
Common stock options outstanding	3,923	3,015
Restricted stock units outstanding	315	180
Reserves for future grants	1,525	1,612
Employee stock purchase plan	401	305

Total shares reserved for future issuances	6,177	5,125

Common Stock Warrants

From years 2000 to 2004, the Company issued warrants to purchase shares of common stock in connection with the issuance of certain financing arrangements. These warrants have expired on various dates between 2005 through 2006 and the corresponding warrant related charges were reclassified to additional paid in capital common stock. All warrants are immediately exercisable. The following table summarizes the warrants outstanding as of December 31, 2009:

Expiration Date	Exercise Price Per Share	Number of Shares Underlying Warrant
June 16, 2010	$10.00	12,500

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December 31, 2009

Stock Options, Stock Awards, Employee Stock Purchase Plan

In April 1997, Accelerated Networks adopted the 1997 Stock Option/Stock Issuance Plan (“1997 Plan”), which was replaced by the 2000 Stock Incentive Plan (“2000 Plan”). No further grants may be made under the 2000 Plan. The 2000 Plan provided for the issuance of non-qualified or incentive stock options to employees, non-employee members of the board and consultants. The exercise price per share for both non-qualified and incentive stock options was not to be less than 100% of the fair market value per share of the Company’s common stock on the date of grant (110% if granted to an employee who owned 10% or more of the voting power of all classes of stock of the Company). Plan administrator has the discretion to determine the vesting schedule. Options may be either immediately exercisable or in installments, but generally vest over a four-year period from the date of grant. In the event the holder ceases to be employed by the Company, all unvested options terminate and all vested options may be exercised within a specified period following termination. Unvested shares that are purchased under options that allow for early exercise are subject to repurchase by the Company at the original exercise price if they remain unvested at the time the holder ceases to be employed by the Company. In general, options expire ten years from the date of grant.

The 2000 Plan also provided for shares of common stock to be issued directly through either the immediate purchase of shares or as a bonus for services rendered. The purchase price per share was not to be less than 100% of the fair market value per share of the Company’s common stock on the date of grant. Vesting terms were at the discretion of the plan administrator and determined at the date of issuance. In the event the holder ceased to be employed by the Company, any unvested shares were subject to repurchase by the Company at the original purchase price. No such shares of common stock were issued under the 2000 Plan.

During 2000, Occam CA adopted the 1999 Plan. The 1999 Plan provides for the grant of incentive or nonqualified stock options to officers, employees, directors, and independent contractors or agents of Occam CA. The exercise price of incentive stock options was not to be less than 100% of the fair market value of the shares on the date of grant (110% if granted to an employee who owns 10% or more of the voting power of all classes of stock), and the exercise price of non-qualified stock options was not to be less than 85% of the fair market value of the shares on the date of grant (110% if granted to an employee who owns 10% or more of the voting prower of all classes of stock). The board was authorized to administer the 1999 Plan and establish the stock option terms, including the grant price and vesting period. Options granted to employees were generally exercisable upon grant; subject to an ongoing repurchase right of the Company matching the vesting period. The options expired ten years after the date of grant. Pursuant to the terms of the merger agreement, no further stock option grants may be made from the 1999 Plan subsequent to the May 14, 2002 merger date.

Occam’s board of directors adopted the 2006 Equity Incentive Plan (the “2006 Plan”) in May 2006, which was approved by the Company’s stockholders on August 14, 2006 and amended on November 29, 2007 and April 1, 2009. The 2000 Plan was in effect until the 2006 Plan became effective in November 2006. The 2006 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to its employees, directors and consultants and parent and subsidiary corporations’ employees and consultants.

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December 31, 2009

The Company has reserved a total of 5,074,689 shares of the Company’s common stock for issuance pursuant to the 2006 Plan. The 2006 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with fiscal 2010, equal to the lesser of:

•	3.0% of the outstanding shares of the Company’s common stock on the first day of the fiscal year;

•	750,000 shares; or

•	such other amount as the Company’s board of directors or a committee thereof may determine.

The compensation committee of the Company’s board of directors or a committee of the board administers the 2006 Plan and is responsible for administering all of the Company’s equity compensation plans. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee must consist of two or more “outside directors” within the meaning of Section 162(m).

The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise.

The administrator determines the exercise price of options granted under the 2006 Plan, which, subject to certain exceptions, must at least be equal to the fair market value of the Company’s common stock on the date of grant, except that with respect to any participant who owns 10% or more of the voting power of all classes of the Company’s outstanding stock as of the grant date, the exercise price must equal at least 110% of fair market value on the grant date. The administrator determines the term of all options; provided, that the term of any option may not exceed ten years and the term of any option granted to a participant who owns 10% or more of the voting power of all classes of the Company’s stock as of the grant date may not exceed five years.

No optionee may be granted an option to purchase more than 150,000 shares in any fiscal year, except that, in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 150,000 shares.

After termination of the employment of an optionee, he or she may exercise his or her option for the period of time stated in the option agreement, unless otherwise extended by the plan administrator. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, no option may be exercised after the expiration of its term.

Stock appreciation rights may be granted under the 2006 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or in shares of the Company’s common stock, or in some combination thereof. The exercise price of a stock appreciation right may not be less than 100% of the fair market value on the date of grant and the term of a stock appreciation right may not exceed ten years. Unless otherwise provided, stock appreciation rights generally expire under the same rules that apply to stock options.

Restricted stock may be granted under the 2006 Plan. The administrator determines the number of shares of restricted stock granted to any employee, the vesting schedule of such award, and other terms and conditions that

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December 31, 2009

govern the award. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may condition vesting on the achievement of specific performance goals. Until the shares of restricted stock vest, they are subject to the Company’s right of repurchase or to forfeiture.

Restricted stock units may be granted under the 2006 Plan. Restricted stock units are awards of bookkeeping units representing an unsecured right to receive stock at a future date or upon a future event that can be paid out in installments or on a deferred basis. The administrator determines the terms and conditions of restricted stock units including the vesting criteria and the form and timing of payment.

Performance units and performance shares may be granted under the 2006 Plan. Performance units and performance shares are awards that result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator establishes organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, determine the number and/or the value of performance units and performance shares to be paid out to the participant. Performance units have an initial dollar value established by the administrator at the grant date. Performance shares have an initial value equal to the fair market value of our common stock on the grant date. Payment of performance units and performance shares to the participant may be made in cash or in shares of the Company’s common stock with equivalent value, or in some combination, as determined by the administrator.

On November 29, 2007, the Company’s compensation committee recommended and the board of directors approved an amendment to our 2006 Equity Incentive Plan to eliminate the automatic grant of stock options to new directors at the time of initial election and to continuing directors on an annual basis thereafter. In lieu of the previous program, the board of directors approved a policy providing for the initial grant to newly elected non-employee directors of shares of restricted stock with an approximate value of $80,000 based on the closing price of Occam common stock over the fifteen trading days prior to and including the date of approval of the grant. Initial grants would vest in three equal annual installments on each anniversary of the date of grant. Follow-on grants with an approximate value of $40,000, to be made on annual basis to continuing directors, would be valued on the same basis and would vest in two equal annual installments on each anniversary of the date of grant. On May 7, 2009, the Company’s compensation committee recommended and the board of directors approved an amendment to our 2006 Equity Incentive, which removed from the 2006 Plan the provision providing the automatic stock option grants to outside directors.

The 2006 Plan provides that in the event of a “change in control,” the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. If there is no assumption or substitution of 2006 outstanding awards, the administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award. All awards will terminate upon the expiration of the period of time the administrator provides in the notice.

The 2006 Plan will automatically terminate in 2016, unless the Company terminates it sooner. In addition, the Company’s board of directors has the authority to amend, suspend or terminate the 2006 Plan, provided such action does not impair the rights of any participant and subject to any requisite stockholder approval.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

As of December 31, 2009 there were 5.1 million shares authorized under the Company’s stock option plans of which there were 1.5 million shares available under current option plan for future grants. Additional information with respect to the outstanding options as of December 31, 2009 is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Exercise Price	Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Price	Shares	Weighted Average Price
$2.00 to $2.60	62	6.18	$2.28	34	$2.28
$2.64 to $2.64	880	9.44	$2.64	—	$0.00
$2.80 to $3.20	53	8.54	$3.01	9	$3.10
$3.44 to $3.44	794	7.91	$3.44	423	$3.44
$3.60 to $3.76	563	7.01	$3.69	233	$3.60
$3.80 to $4.08	402	5.90	$4.00	331	$3.99
$4.16 to $4.20	408	5.16	$4.19	352	$4.20
$4.60 to $16.92	405	5.18	$9.38	379	$9.16
$17.00 to $537.50	356	6.27	$21.17	321	$21.36
$925.00 to $925.00	—	0.60	$925.00	—	$925.00

$2.00 to $925.00	3,923	7.18	$5.65	2,082	$7.49

A summary of the Company’s stock option activity is as follows (shares and intrinsic value in thousands):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2006	2,078	$9.59	7.91	16,593
Granted	1,138	3.73
Exercised	(40)	5.74
Forfeited or expired	(162)	14.37

Outstanding at December 31, 2007	3,014	$7.17	7.99	$184
Granted	327	3.90
Exercised	(20)	3.54
Forfeited or expired	(306)	8.50

Outstanding at December 31, 2008	3,015	$6.71	7.11	$15

Granted	1,278	2.94
Exercised	(49)	3.34
Forfeited or expired	(321)	5.17

Outstanding at December 31, 2009	3,923	$5.65	7.18	$6,379

Exercisable at December 31, 2009	2,082	$7.49	5.56	$2,323

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

Note 9. Capital Stock and Stockholders’ Equity

Included in the preceding table are options for 312,000 common shares granted to our officers and certain employees at exercise price of $3.76 that became exercisable upon the achievement of certain performance criteria and the confirmation of such achievement by the Company’s audit committee upon its approval of the Company’s audited financial statements for fiscal year 2009. The fair value of these performance based options was $1.82.

The weighted-average fair value of options granted to employees on the date of the grant for the years ended December 31, 2009, December 31, 2008, and December 31, 2007 were $1.37, $2.05 and $2.00 per share, respectively.

A summary of the Company’s restricted stock unit activity as follows (in thousands):

	Shares	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2008	180
Awarded	252
Released	(109)
Forfeited	(8)

Outstanding at December 31, 2009	315	1.09	$1,703

Included in the preceding table are restricted stock units of 69,000 common shares granted to our officers and certain employees that became exercisable upon the achievement of certain performance criteria and the confirmation of such achievement by the Company’s audit committee upon its approval of the Company’s audited financial statements for fiscal year 2009. The market value of these performance based units on the date of the grant was $3.32.

The weighted-average fair value of restricted stock units granted to employees for the years ended December 31, 2009, and December 31, 2008 were $2.83 and $4.08 per share, respectively.

Employee Stock Purchase Plan

In 2000, Accelerated Networks adopted the 2000 Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute up to 15% of cash earnings through payroll deductions. The accumulated deductions are applied to the purchase of common shares on each semi-annual purchase date, as defined. The purchase price per share is equal to 85% of the fair market value on the participant’s entry date into the offering period or, if lower, 85% of the fair market value on the semi-annual purchase date. Under the terms of the ESPP, 106,500 shares have been reserved for issuance. In April 2001, employee contributions and stock issuances under the ESPP were terminated, but approximately 104,750 common shares continue to be reserved for any re-instatement of the ESPP.

The Company’s board of directors adopted the 2006 Employee Stock Purchase Plan (the “2006 ESPP”) in May 2006, which was approved by the Company’s stockholders on August 14, 2006.

In March 2008, the Board of Directors approved an amendment to the 2006 ESPP. The amendment increased the maximum number of shares of the Company’s common stock that an eligible employee may

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

purchase during each offering period from 1,000 shares to 5,000 shares. In connection with the 2006 ESPP, 126,582 shares were issued on February 17, 2009 and 77,588 shares were issued on August 17, 2009. Both of these 2006 ESPP issuances were at a purchase price of $2.80.

As of December 31, 2009, a total of 400,746 shares of the Company’s common stock were available for sale under the 2006 ESPP. In addition, the 2006 ESPP provides for annual increases in the number of shares available for issuance under the 2006 ESPP on the first day of each fiscal year, beginning with fiscal 2007, equal to the lesser of:

•	1.5% of the outstanding shares of the Company’s common stock on the first day of the fiscal year;

•	300,000 shares; or

•	such other amount as may be determined by the Company’s board of directors or a committee thereof.

The Company’s compensation committee is responsible for administering the 2006 ESPP.

All of the Company’s employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 15 hours per week and more than 5 months in any calendar year. However, an employee may not participate in the plan if such employee at the start of the offering period would own stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s capital stock.

The 2006 ESPP is intended to qualify under Section 423 of the Internal Revenue Code, and provides for consecutive, non-overlapping 6-month offering periods. The offering periods will generally start on the first trading day on or after February 15 and August 15 of each year.

The 2006 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s straight time gross earnings, commissions, overtime and shift premiums, but excludes payments for incentive compensation, bonuses and other compensation. A participant may purchase a maximum of 5,000 shares of common stock during a 6-month offering period. In addition, no participant may participate at a rate which would enable the participant to purchase stock more than $25,000 in value, measured at the beginning of the offering period, in any calendar year.

Amounts deducted and accumulated for each participant are used to purchase shares of the Company’s common stock at the end of each 6-month offering period. The purchase price is 85% of the fair market value of its common stock on the first day of each trading period or the first exercise date at the end of the offering period, whichever is lower. Participants may end their participation at any time during an offering period, and will be reimbursed their payroll deductions to such date. Participation ends automatically upon termination of employment with the Company.
In the event of a “change of control,” a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights under the 2006 ESPP, the offering period then in progress will be shortened, and a new end date will be set.

The board of directors has the authority to amend or terminate the 2006 ESPP, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under the plan.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

Note 10. Stock-Based Compensation Expense

The Company adopted FASB Accounting Standard Codification Topic 718, “Stock-based compensation,”, effective January 1, 2006. FASB Accounting Standard Codification Topic 718, requires the recognition of the fair value of stock compensation in net income. The Company recognizes the stock compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period of the stock-based award. Prior to January 1, 2006, the Company followed APB 25 and related interpretations in accounting for its stock compensation. The Company elected the modified prospective transition method for adopting FASB Accounting Standard Codification Topic 718.

Stock-based compensation expense, net of adjustments, is included in the associated expense categories as follows (in thousands):

	Year Ended
	December 31, 2009	December 31, 2008	December 31, 2007
Cost of revenue	$504	$377	$233
Research and product-development	1,152	1,128	754
Sales and marketing	1,002	731	558
General and administrative	1,370	811	546

Total stock-based compensation	$4,028	$3,047	$2,091

As of December 31, 2009, total unamortized stock-based compensation cost related to non-vested stock options after accounting for estimated forfeitures was $2.7 million, which the Company expects to recognize over the remaining vesting period of each grant, up to the next 48 months. The stock-based compensation expense included $0.8 million related to the performance based equity incentive awards, granted in the third quarter of 2009.

Upon adoption of FASB Codification Topic 718, we selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility, risk-free interest rate, forfeitures, and expected dividends. The assumptions used to value options granted are as follows:

	Year Ended
	December 31, 2009	December 31, 2008	December 31, 2007
Option Plan Shares
Risk-free interest rate	3%	2-3%	4-5%
Expected Term (in years)	5	5	5
Dividend yield	—%	—%	—%
Volatility	54-57%	58-62%	51-60%
Estimated forfeitures	12.3%	12.0%	11.6%
Weighted average fair value	$1.37	$2.05	$2.00

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. We do not anticipate declaring dividends in the foreseeable future. Expected volatility is based on the annualized weekly historical volatility of our stock price and we believe it is indicative of future volatility. We estimate the expected

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

life of options granted based on historical exercise and post-vesting cancellation patterns with consideration of our industry peers of similar size with similar option vesting periods. Our analysis of stock price volatility and option lives involves management’s best estimates at the time of determination. FASB Accounting Standard Codification Topic 718, also requires that we recognize compensation expense for only the portion of options or stock units that are expected to vest. Therefore, we apply an estimated forfeiture rate that is derived from historical employee termination behavior. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

Note 11. Income Taxes

The income tax provision consists of the following (in thousands):

	December 31, 2009	December 31, 2008	December 31, 2007
Current
Federal	$(210)	$29	$(3)
State	4	227	59
Deferred
Federal	—	—	—
State	—	—	—

Total	$(206)	$256	$56

The differences between the U.S. federal statutory income tax rate (benefit) and the Company’s effective tax rate were as follows:

	Years Ended
	December 31, 2009	December 31, 2008	December 31, 2007
U.S. federal statutory tax rate	34%	34%	34%
State income tax benefit (net of federal benefit)	5%	4%	5%
Other	5%	(15)%	(9)%
Valuation allowance	(42)%	(27)%	(30)%

	2%	(4)%	—%

The primary components of temporary differences that gave rise to deferred taxes were as follows (in thousands):

	December 31, 2009	December 31, 2008
Deferred tax assets:
Net operating loss carryforwards	$44,040	$40,773
Tax credit carryforwards	2,904	2,794
Depreciation and amortization	1,582	1,210
Deferred sales	2,465	3,670
Other	5,782	4,435

	56,773	52,882
Valuation Allowance	(56,773)	(52,882)

Net deferred tax assets	$—	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

The change in the Company’s deferred tax valuation allowance is as follows (in thousands):

	Balance at Beginning of Period	Addition to Valuation Allowance	Balance at End of Period
Income tax valuation allowance:
2007	$45,588	$3,986	$49,574
2008	$49,574	$3,308	$52,882
2009	$52,882	$3,891	$56,773

As of December 31, 2009, the Company had net operating loss carryforwards of approximately $113.7 million and $88.8 million to offset federal and state future taxable income, respectively. The federal and state net operating loss carryforwards will expire beginning in 2019 and 2010, respectively. In addition, the Company has federal research tax credits of $1.6 million and state research tax credits of $2.0 million. The federal research tax credits will expire beginning in 2022. State credits may be carried forward indefinitely.

The Company believes an ownership change may have occurred, as defined by Sections 382 and 383 of the Internal Revenue Code (IRC), which could result in the forfeiture of a significant portion of its net operating loss and credit carryforwards. The Company is currently analyzing whether a change occurred and the related impact on its gross deferred tax assets, if any. As the Company’s analysis is not complete, the impact to its gross deferred tax assets is uncertain.

The net deferred tax assets have been offset with a full valuation allowance. FASB Accounting Standard Codification Topic 740-10 “Accounting for Income Taxes” requires that a valuation allowance be established to reduce a deferred tax asset to the extent that it is not more likely than not that the deferred tax asset will be realized. Based on management’s assessment of all available evidence, both positive and negative, the Company has concluded that it is more likely than not that the net deferred tax assets will not be realized due to the uncertainty regarding the magnitude of the Section 382 and 383 limitations as well as uncertainty concerning future taxable income.

Accounting for Uncertainty in Income Taxes Disclosure

Effective January 1, 2007, the Company adopted FASB Interpretation ASC 740-10, “Accounting for Uncertainty in Income Taxes” (FIN 48). This interpretation clarifies the criteria for recognizing income tax benefits under FASB Accounting Standard Codification Topic, 740-10, “Accounting for Income Taxes”, and requires additional disclosures about uncertain tax positions. Under ASC 740-10 the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. A reconciliation of the beginning and ending amount of the consolidated liability for unrecognized income tax benefits during the tax year ended December 31, 2009 is as follows:

In thousands:

	2009	2008
Balance as of January 1	$8,149	$5,829
Additions for tax positions related to prior year	707	1,886
Additions for tax positions related to current year	466	434

Balance as of December 31	$9,322	$8,149

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

The total amount of unrecognized tax benefits that would affect the Company’s effective tax rate is $79,000 for both the years ended December 31, 2009 and December 31, 2008. The Company accounts for any applicable interest and penalties on uncertain tax positions as a component of income tax expense. The liability for uncertain income taxes as of December 31, 2009 includes interest and penalty of $1,000.

The Company’s only major tax jurisdictions are the United States and various state jurisdictions. The tax years 1997 through 2009 remain open and subject to examination by the appropriate governmental agencies in the U.S. due to tax carryforward attributes.

FASB Accounting Standard Codification Topic 718 Tax Disclosure

On November 10, 2005, the Financial Accounting Standards Board issued FASB Staff Position ASC 718- , “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to FASB Accounting Standards Codification Topic 718. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of FASB Accounting Standard Codification Topic 718. The tax expense of $13,000 and a benefit of $5,000 and $17,000 was realized upon exercise of stock options during the year ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively.

Note 12. Concentration of Credit Risk and Suppliers, Significant Customers and Segment Reporting

Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents of $39.3 million and trade accounts receivable of $14.9 million. The Company maintains its cash and cash equivalents with a major financial institution; and such balances exceed FDIC insurance limits.

The Company’s accounts receivable are derived from revenue earned from customers located primarily in the United States. The Company extends differing levels of credit to customers and generally does not require collateral. Financial information required to be disclosed in accordance with FASB Accounting Standard Codification Topic 280 is included on the Consolidated Statements of Operations. In addition, as the Company’s assets are primarily located in the United States and not allocated to any specific region, it does not produce reports for, or measure the performance of its geographic regions based on any asset-based metrics.

The Company currently relies on a limited number of suppliers to manufacture its products, and does not have a long-term contract with any of these suppliers. The Company also does not have internal manufacturing capabilities. Management believes that other suppliers could provide similar products on comparable terms.

Net revenue and accounts receivable from significant customers were as follows (in thousands, except percentages):

	December 31, 2009
	Net Revenue	% of Net Revenue	Accounts Receivable	% of Accounts Receivable
Customer A	$10,892	13%	3,548	24%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

	December 31, 2008
	Net Revenue	% of Net Revenue	Accounts Receivable	% of Accounts Receivable
Customer A	$10,488	11%	$3,086	17%
Customer B	$9,738	10%	$220	1%

	December 31, 2007
	Net Revenue	% of Net Revenue	Accounts Receivable	% of Accounts Receivable
Customer A	$7,830	10%	$3,246	22%
Customer B	$7,143	10%	$27	—%

Note 13. Commitments and Contingencies

The Company leases its office facilities and certain equipment under non-cancelable operating lease agreements, which expire at various dates through 2015. Certain operating leases contain escalation clauses with annual base rent adjustments or a cost of living adjustment. Total rent expense for year ended December 31, 2009, was $1.1 and $1.3 million for both the years ended December 31, 2008 and December 31, 2007. Approximate minimum annual lease commitments under non-cancelable operating leases are as follows (in thousands):

Years Ending December 31,
2010	1,447
2011	1,469
2012	1,505
2013	1,543
2014	639
Thereafter	328

Total Minimum Lease Payments	6,931

Purchase Commitments

Under the terms of Occam’s contract manufacturer agreements, Occam is required to place orders with its contract manufacturers to provide inventory to meet its estimated sales demand. Certain contract manufacturer agreements include production forecast change, lead-time and cancellation provisions. As of December 31, 2009, the Company had open purchase orders with its current contract manufacturers of $14.8 million.

Royalties

From time to time, the Company may license certain technology for incorporation into its products. Under the terms of these agreements, royalty payments will be made based on per-unit sales of certain of the Company’s products. The Company incurred $246,000, $285,000, and $138,000 of royalty expenses for the years ended December 31, 2009, December 31, 2008, and December 31, 2007, respectively.

Warranties

Occam provides standard warranties with the sale of products for up to five years from date of shipment. The estimated cost of providing the product warranty is recorded at the time of shipment. Occam maintains

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

product quality programs and processes including actively monitoring and evaluating the quality of its suppliers. Occam quantifies and records an estimate for warranty related costs based on Occam’s actual history, projected return and failure rates and current repair and replacement costs.

Note 13. Commitments and Contingencies

A summary of changes in the Company’s accrued warranty liability, which is included in accrued expenses is as follows (in thousands):

	December 31, 2009	December 31, 2008	December 31, 2007
Warranty liability at beginning of the year	$4,326	$3,470	1,862
Accruals for warranty during the year	2,830	2,340	3,497
Warranty utilization	(2,338)	(1,484)	(1,889)

Warranty liability at end of the year	$4,818	$4,326	$3,470

Legal Proceedings

2007 Class Action Litigation

On April 26, 2007 and May 16, 2007, two putative class action complaints were filed in the United States District Court for the Central District of California against the Company and certain of its officers. The complaints allege that the defendants violated sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 by making false and misleading statements and omissions relating to the Company’s financial statements and internal controls with respect to revenue recognition. The complaints seek, on behalf of persons who purchased the Company’s common stock during the period from May 2, 2006 to April 17, 2007, damages of an unspecified amount.

On July 30, 2007, Judge Christina A. Snyder consolidated these actions into a single action, appointed NECA-IBEW Pension Fund (The Decatur Plan) as lead plaintiff, and approved its selection of lead counsel. On November 16, 2007, lead plaintiff filed a consolidated complaint. This consolidated complaint adds as defendants certain of the Company’s current and former directors and officers, the Company’s current and former outside auditors, the lead underwriter of the Company’s secondary public offering in November 2006, and two venture capital firms who were early investors in the Company. The consolidated complaint alleges that defendants violated sections 10(b), 20(a) and 20A of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder, as well as sections 11 and 15 of the Securities Act of 1933 by making false and misleading statements and omissions relating to the Company’s financial statements and internal controls with respect to revenue recognition that required restatement. The consolidated complaint seeks, on behalf of persons who purchased, he Company’s common stock during the period from April 29, 2004 to October 15, 2007, damages of an unspecified amount.

On January 25, 2008, defendants filed motions to dismiss the consolidated complaint. On July 1, 2008, Judge Snyder issued an order granting in part and denying in part defendants’ motions. This order dismissed all claims against certain of the Company’s current and former directors, the 20A claim in its entirety, the section 10(b) claim against the auditors and venture capital firms, and the section 11 claims against the venture capital firms. On July 16, 2008, lead plaintiff filed an amended complaint to conform to the Court’s July 1, 2008 order. On August 29, 2008, defendants answered the amended complaint.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

On September 10, 2009 the Company entered into a memorandum of understanding to settle and resolve this stockholder class action lawsuit. On November 2, 2009, the parties signed and submitted a formal, binding stipulation of settlement to the court. The court issued its preliminary approval of the settlement on November 13, 2009. On February 22, 2010, the court held a hearing dismissing the litigation with prejudice and entered a final judgment. This matter is now resolved as to all defendants. The settlement provides for a payment to the class of $13.945 million, of which the Company has agreed to contribute $1.7 million and the balance of which will come from the Company’s insurers and all other defendants. The Company has recorded a charge of $1.7 million as a loss on settlement for the quarter ended September 30, 2009, associated with the settlement.

IPO Allocation Litigation

In June 2001, three putative stockholder class action lawsuits were filed against Accelerated Networks, certain of its then officers and directors and several investment banks that were underwriters of Accelerated Networks’ initial public offering. The cases, which were later consolidated, were filed in the United States District Court for the Southern District of New York, and the operative Complaint was filed on April 19, 2002. The Complaint was filed on behalf of investors who purchased Accelerated Networks’ stock between June 22, 2000 and December 6, 2000 and alleged violations of Sections 11 and 15 of the 1933 Act and Sections 10(b) and 20(a) and Rule 10b-5 of the 1934 Act against one or both of Accelerated Networks and the individual defendants. The claims were based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks’ initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs alleged that the prospectus for Accelerated Networks’ initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements.

The Company believes that over three hundred other companies have been named in over three hundred similar lawsuits that have been coordinated with the Company’s case. In October 2002, the plaintiffs voluntarily dismissed the individual defendants without prejudice. On February 1, 2003 a motion to dismiss filed by the issuer defendants was heard and the court dismissed the 10(b), 20(a) and rule 10b-5 claims against Occam. On October 13, 2004, the Court certified a class in six of the approximately 300 other nearly identical actions (the “focus” cases) and noted that the decision was intended to provide guidance to all parties regarding class certification in the remaining cases. The Second Circuit Court of Appeals vacated the district court’s decision granting class certification in those six cases on December 5, 2006. Plaintiffs filed a motion for rehearing. On April 6, 2007, the Second Circuit denied the petition, but noted that Plaintiffs could ask the District Court to certify a more narrow class than the one that was rejected.

The parties in the approximately 300 coordinated cases, including the Company’s, reached a settlement. On October 5, 2009, the Court approved the settlement and certified a settlement class. Six notices of appeal of the Second Circuit of the Court’s approval of the settlement have been filed. Three objectors to the settlement who filed a notice of appeal also filed a permission to file an appeal on the basis that the Court purportedly abused its discretion concerning the class certification on the grounds that it was broader than the class rejected by the Second Circuit Appeals Court. Plaintiffs filed an opposition to the petition. The Court has not yet ruled on the petition and the briefing on the appeals has not yet commenced. The case remains open pending the outcome of the court ruling on the appeals.

Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the matter. The Company has not recorded any accrual related to the settlement because the Company expects any settlement amounts to be covered by its insurance policies.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

IPO Short Swing Profits Litigation

In late 2007, the Company received a letter from Vanessa Simmonds, a putative shareholder, demanding that the Company investigate and prosecute a claim for alleged short-swing trading in violation of Section 16(b) of the Securities Exchange Act of 1934, 15 U.S.C. § 78p(b), by the underwriter of the Company’s initial public offering (“IPO”) and certain unidentified directors, officers and shareholders of the Company (then known as Accelerated Networks). The Company evaluated the demand and declined to prosecute the claim. On October 12, 2007, the putative shareholder commenced a civil lawsuit in the U.S. District Court for the Western District of Washington against Credit Suisse Group, the lead underwriter of the Company IPO, alleging violations of Section 16(b). The complaint alleges that the combined number of shares of the Company common stock beneficially owned by the lead underwriter and certain unnamed officers, directors, and principal shareholders exceeded ten percent of its outstanding common stock from the date of Occam’s IPO on June 23, 2000, through at least June 22, 2001. It further alleges that those entities and individuals were thus subject to the reporting requirements of Section 16(a) and the short-swing trading prohibition of Section 16(b), and failed to comply with those provisions. The complaint seeks to recover from the lead underwriter any “short-swing profits” obtained by it in violation of Section 16(b). The Company was named as a nominal defendant in the action, but has no liability for the asserted claims. None of the directors or officers of the Company are named as defendants in this action.

On October 29, 2007, the case was reassigned to Judge James L. Robart along with fifty-four other Section 16(b) cases seeking recovery of short-swing profits from underwriters in connection with various IPOs. The Underwriters and Issuers have filed a motion to dismiss the case and reply briefs have been filed. The Court heard oral argument on January 19, 2009 from all parties. On March 12, 2009, the Court dismissed the 16 (b) complaint against the issuer defendants including Occam on both jurisdictional and statute of limitation grounds. On March 31, 2009, the Plaintiffs filed a Notice of Appeal and their opening brief on August 26, 2009. The Issuers including Occam and the underwriters filed their responses on October 2, 2009. Each party’s reply briefs have been filed as of November 17, 2009. To date the Appellate Court for the Ninth Circuit has not set a date of oral argument.

Due to the inherent uncertainties of threatened litigation, the Company cannot accurately predict the ultimate outcome of the matter. The Company has not recorded any accruals related to the demand letters or Section 16(b) litigation because the Company expects any resulting resolution to be covered by its insurance policies.

Other Matters

From time to time, the Company are subject to threats of litigation or actual litigation in the ordinary course of business, some of which may be material. The Company believes that, except as described above, there are no currently pending matters that, if determined adversely to us, would have a material effect on the Company’s business or that would not be covered by our existing liability insurance maintained by the Company.

Indemnifications and Guarantees

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with its contractors, customers, value-added resellers, and landlords. In connection with its 2006 offering, the Company also agreed to indemnify the underwriters in the offering and certain stockholders who sold shares as part of the offering with respect to certain liabilities arising from the offering. Under these provisions, the Company generally indemnifies and hold harmless the indemnified party

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

for losses suffered or incurred by the indemnified party as a result of its activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is generally unlimited. As of December 31, 2009, the Company did not have any material accrued liability relating to the defense of lawsuits or settlement of claims related to these indemnification agreements. As of December 31, 2009, the Company had reimbursed Norwest Venture Partners for indemnification expenses in the aggregate amount of $176,460. As of December 31, 2009, the Company had also reimbursed U.S. Venture Partners for indemnification expenses in the aggregate amount of $240,050.

Note 14. Restructuring Charges

On May 7, 2009, the Company implemented a reduction-in-force that resulted in the termination of approximately 10% of its work-force. Affected employees were notified on May 7, 2009, and the Company, substantially completed the reduction-in-force by the end of the second quarter of 2009. The purpose of the workforce reduction was to reduce costs, streamline operations, and improve the cost structure in light of the current economic and operating environment.

During the quarter ended June 30, 2009, the Company recorded approximately $213,000 of restructuring charges related to termination benefits in connection with the reduction- in- force. A summary of the Company’s accrued restructuring expenses is as follows for the twelve months ended December 31, 2009 (in thousands):

December 31, 2009
Balance January 1, 2009	$—
Severance related expenses accrued	213
Severance related expenses paid	(213)

Balance September 30, 2009	$—

Note 15. FairPoint Communications, Inc.

On October 26, 2009, FairPoint announced that it had filed a bankruptcy petition under chapter 11 of the United States Bankruptcy Code. According to the documents filed with the bankruptcy court, FairPoint’s plan is to restructure its debt and continue day to day operations under court supervision. As of December 31, 2009, the Company had an outstanding receivable balance of approximately $2.0 million. $1.7 million of this amount related to transactions that occurred before FairPoint filed its bankruptcy petition, including $1.4 million which was invoiced within 45 days of the bankruptcy petition filing and is covered by the “reclamation claim” filed by the Company in November 2009. Approximately $1.7 million of revenue and related cost of revenue as of December 31, 2009, for which cash has not been collected, has been deferred.

During the fourth quarter of 2009, the Company recorded an expense of approximately $138,000 to cost of revenue related to inventory not covered by the reclamation claim filed. In addition, during the fourth quarter of 2009, the Company recorded a bad debt expense of approximately $23,000 related to outstanding receivables not covered by the reclamation claim, which had been taken into revenue prior to the fourth quarter of 2009.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

Note 16. 401(k) Plan

The Company has a defined contribution plan under which employees may defer compensation pursuant to Section 401(k) of the Internal Revenue Code. Participants in the plan may contribute between 1% and 100% of their pay, subject to the limitations placed by the IRS. The Company, at its discretion, may match a portion of the amounts contributed by the employee. To date, the Company has made no matching contributions to the 401(k) plan.

Note 17. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted loss per share required under Accounting Standard Codification Topic 260, “Earnings per Share” (in thousands, except per share data):

	December 31, 2009	December 31, 2008	December 31, 2007
Numerator:
Net loss attributable to common stockholders	$(8,925)	$(6,718)	$(10,386)

Denominator:
Weighted-average common shares outstanding	20,259	19,874	19,760

Basic and diluted net loss per share applicable to common stockholders	$(0.44)	$(0.34)	$(0.53)

Basic and diluted loss per share is identical since the effect of common equivalent shares is anti-dilutive and therefore excluded. The anti-dilutive weighted average shares that were excluded from the shares used in computing diluted net loss per share for fiscal years 2009, 2008 and 2007 amounted to approximately 3.5 million, 2.8 million and 0.8 million shares, respectively.

Note 18. Summary Quarterly Financial Information (Unaudited)

The following is a summary of unaudited interim quarterly data for each of the four quarters of fiscal 2009, 2008 and 2007.

	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	(in thousands except for per share data)
Consolidated Statement of Operations Data:
Revenue	$21,926	$21,673	$21,028	$19,419
Cost of revenue	13,049	12,725	13,000	11,245
Gross margin	8,877	8,948	8,028	8,174
Loss from operations	(973)	(2,733)	(2,637)	(3,162)
Net loss	(849)	(2,631)	(2,415)	(3,030)
Basic net loss per share	$(0.04)	$(0.13)	$(0.12)	$(0.15)
Diluted net loss per share	$(0.04)	$(0.13)	$(0.12)	$(0.15)
Shares used to compute basic net loss per share	20,392	20,273	20,219	20,149
Shares used to compute diluted net loss per share	20,392	20,273	20,219	20,149

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2009

	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
	(In thousands except per share data)
Consolidated Statement of Operations Data:
Revenue	$31,658	$25,131	$22,826	$19,653
Cost of revenue	18,546	14,380	12,731	11,220
Gross margin	13,112	10,751	10,095	8,433
Income (loss) from operations	831	(980)	(2,864)	(4,227)
Net income (loss)	1,140	(659)	(2,659)	(4,540)
Basic net income (loss) per share	$0.06	$(0.03)	$(0.13)	$(0.23)
Diluted net income (loss) per share	$0.06	$(0.03)	$(0.13)	$(0.23)
Shares used to compute basic net income (loss) per share	20,017	19,894	19,801	19,779
Shares used to compute diluted net income (loss) per share	20,046	19,894	19,801	19,779

	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
	(In thousands except per share data)
Consolidated Statement of Operations Data:
Revenue	$21,265	$15,660	$19,237	$18,987
Cost of revenue	12,083	9,959	12,125	11,970
Gross margin	9,182	5,701	7,112	7,017
Loss from operations	(4,998)	(5,490)	(1,730)	(744)
Net income (loss)	(4,563)	(4,906)	(946)	29
Basic net income (loss) per share	$(0.23)	$(0.25)	$(0.05)	$0.00
Diluted net income (loss) per share	$(0.23)	$(0.25)	$(0.05)	$0.00
Shares used to compute basic net income(loss) per share	19,770	19,765	19,765	19,739
Shares used to compute diluted net income(loss) per share	19,770	19,765	19,765	20,665

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2010	December 31, 2009(*)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,174	$39,268
Restricted cash	1,804	5,721
Accounts receivable, net	21,189	14,874
Inventories	13,481	12,927
Prepaid and other current assets	1,247	1,426

Total current assets	81,895	74,216
Property and equipment, net	8,254	8,699
Intangibles, net	85	156
Other assets	71	91

Total assets	$90,305	$83,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,231	$8,274
Accrued liabilities	9,816	6,999
Deferred revenue	8,131	13,035
Deferred rent	361	361
Capital lease obligations	—	26

Total current liabilities	35,539	28,695
Deferred rent, net of current portion	1,336	1,597
Capital lease obligations, net of current portion	—	20

Total liabilities	36,875	30,312
Commitments and contingencies (See Note 6)
Stockholders’ equity:
Common stock, $0.001 par value, 250,000,000 shares authorized; and 21,161,838 shares issued and outstanding at September 30, 2010 and 20,669,089 shares issued and outstanding at December 31, 2009.	289	289
Additional paid-in capital	191,374	188,013
Accumulated deficit	(138,233)	(135,452)

Total stockholders’ equity	53,430	52,850

Total liabilities and stockholders’ equity	$90,305	$83,162

*	Derived from audited consolidated financial statements included in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2009.

OCCAM NETWORKS, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenue	$29,810	$21,673	$75,930	$62,120
Cost of revenue	17,878	12,725	44,396	36,970

Gross margin	11,932	8,948	31,534	25,150
Operating expenses:
Research and product-development	3,949	3,762	11,549	12,186
Sales and marketing	5,082	4,459	14,200	13,404
General and administrative	1,898	1,760	5,702	6,179
Restructuring charges	—	—	—	213
Loss on litigation settlement	—	1,700	—	1,700
Merger related expenses	2,840	—	2,840	—

Total operating expenses	13,769	11,681	34,291	33,682

Loss from operations	(1,837)	(2,733)	(2,757)	(8,532)
Other income (expense), net	—	43	—	147
Interest income (expense), net	2	38	8	274

Loss before provision for (benefit from) income taxes	(1,835)	(2,652)	(2,749)	(8,111)
Provision for (benefit from) income taxes	16	(21)	32	(35)

Net loss	$(1,851)	$(2,631)	$(2,781)	$(8,076)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.09)	$(0.13)	$(0.13)	$(0.40)
Weighted average shares attributable to common stockholders:
Basic and diluted	20,973	20,273	20,820	20,214

The accompanying notes are an integral part of these condensed consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 30, 2010	September 30, 2009
Operating activities
Net loss	$(2,781)	$(8,076)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,032	2,685
Depreciation and amortization	2,212	2,501
Accounts receivable reserves	(11)	176
Inventory reserves	8	160
Changes in operating assets and liabilities:
Accounts receivable	(6,304)	1,073
Inventories	(562)	6,428
Prepaid expenses and other current assets	199	1,710
Accounts payable	8,957	230
Accrued expenses	2,817	(173)
Deferred revenue	(4,904)	(5,415)
Deferred rent	(261)	(244)

Net cash provided by operating activities	1,402	1,055
Investing activities
Decrease (increase) in restricted cash	3,917	7,512
Net purchases of property and equipment	(1,696)	(707)

Net cash provided by investing activities	2,221	6,805
Financing activities
Exercise of stock options	1,052	61
Payments of payroll taxes for vested restricted stock units	(259)	—
Capital lease obligations	(46)	(17)
Proceeds from employee stock purchase plan	536	571

Net cash provided by financing activities	1,283	615

Net increase in cash and cash equivalents	4,906	8,475
Cash and cash equivalents, beginning of period	39,268	30,368

Cash and cash equivalents, end of period	$44,174	$38,843

Supplemental disclosure of cash flow information:
Income taxes paid	$211	$202
Interest paid	$3	$4

The accompanying notes are an integral part of these condensed consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

Occam Networks, Inc. (“Occam,” the “Company,” “we” or “us”) develops markets and supports innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and high speed internet, or Triple Play, services over both copper and fiber optic networks. The Company’s core product line is the Broadband Loop Carrier (BLC), an integrated hardware and software platform that uses Internet Protocol (IP) and Ethernet technologies to increase the capacity of local access networks, enabling the delivery of advanced Triple Play services. The Company also offers a family of Optical Network Terminals (ONTs) for fiber optic networks, remote terminal cabinets, and professional services.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited. The condensed consolidated balance sheet at December 31, 2009 is derived from Occam’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009. These unaudited condensed consolidated financial statements reflect all material entries, consisting only of normal recurring entries, which, in the opinion of management, are necessary to fairly state our financial position, results of operations and cash flows for the interim periods. The results of operations for the current interim periods are not necessarily indicative of results to be expected for the entire year.

The unaudited condensed consolidated financial statements include management’s estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and material effects on consolidated operating results and consolidated financial position may result.

The unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for annual financial statements. Because all of the disclosures required by GAAP are not included, as permitted by the rules of the Securities and Exchange Commission, or the SEC, these interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. In the opinion of management, all adjustments consisting of normal and recurring entries considered necessary for a fair statement of the results for the interim periods have been included in the Company’s financial position as of September 30, 2010, the results of its operations for the three and nine months ended September 30, 2010 and 2009, and its cash flow for the nine months ended September 30, 2010 and 2009.

Certain amounts in the prior periods presented have been reclassified to conform to the current period financial statement presentation. These reclassifications had no effect on previously reported net income (loss).

The Company warrants its products for periods up to five years and records an estimated warranty accrual when shipped.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Revenue Recognition

Occam generally recognizes revenue under Staff Accounting Bulletin Codification Topic 13, Revenue Recognition, in the period when all of the requirements of Staff Accounting Bulletin Codification Topic 13: Revenue Recognition have been met:

•	persuasive evidence of sales arrangements,

•	delivery has occurred or services have been rendered,

•	the buyer’s price is fixed or determinable and

•	collection is reasonably assured.

The Company enters into transactions with value-added resellers where the resellers may not have the ability to pay for these sales independent of payment to them by the end-user. In these cases, the Company does not recognize revenue until payment has been received, provided the remaining revenue recognition criteria are met.

The Company sells hardware products that contain embedded operating system software. These tangible products contain software components and non-software components that function together to deliver the product’s essential functionality. Revenue is recognized for these products under Staff Accounting Bulletin Codification Topic 13: Revenue Recognition. The Company has one minor software network management product which is a stand- alone product not essential to the functionality of other products that the Company sells. Revenue is recognized for this product in accordance with FASB Accounting Standard Codification Topic 985, Software. The amount of sales of this product and the related revenue recognized to date by the Company has been immaterial.

In addition to the aforementioned general policy, the Company enters into transactions that represent multiple-element arrangements, which may include training and post-sales technical support and maintenance to our customers as needed to assist them in installation or use of our products, and makes provisions for these costs in the periods of sale. Multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	the delivered item(s) has value to the customer on a stand-alone basis;

•	there is objective and reliable evidence of the fair value of the undelivered item(s); and

•	the arrangement includes a general right of return relative to the delivered item(s) and delivery or performance of the undelivered item(s) is considered probable and substantially in our control.

If these criteria are not met, then revenue is deferred until such criteria are met or until the period(s) over which the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. When the Company is unable to establish selling price using vendor specific objective evidence or third party evidence, the Company uses “estimated selling price” (“ESP”) in its allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. ESP is generally used

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for new products, and it applies to a small proportion of the Company’s arrangements with multiple deliverables. The Company determines ESP for a product or service by considering multiple factors including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives, and pricing practices.

In certain circumstances, the Company enters into arrangements with customers who receive financing support in the form of long-term low interest rate loans from the United States Department of Agriculture’s Rural Utilities Service, or RUS. The terms of the RUS contracts provide that in certain instances transfer of title of the Company’s products does not occur until customer acceptance, The Company recognizes revenue on these RUS contracts upon customer acceptance, given the remaining revenue recognition criteria, such as collectability, under Staff Accounting Bulletin Codification Topic 13: Revenue Recognition have been met.

2. Pending Merger

On September 16, 2010, the Company announced that it had entered into an Agreement and Plan of Merger, which is referred to in this report as the Merger Agreement with Calix, Inc. The Merger agreement provides that, upon the terms and subject to the conditions set forth therein, Calix will acquire Occam and as a result, Occam will become a wholly-owned subsidiary of Calix.

The transaction is valued at approximately $171 million, or approximately $7.75 per share of Occam common stock (based on the closing trading price of Calix’s stock as of September 14, 2010). Subject to the terms and conditions of the Merger Agreement, at the effective time of the first merger, each share of Occam’s common stock issued and outstanding will be converted into the right to receive $3.8337 in cash, without interest plus $0.2925 of a validly issued, fully paid and non-assessable share of Calix common stock. At the closing of the merger, former Occam stockholders will own between 14.1% and 15.9% of the outstanding shares of Calix’s common stock (based on the number of Calix shares outstanding as of September 14, 2010).

The completion of the transaction is subject to various closing conditions, including obtaining the approval of our stockholders, registering the shares of Calix common stock to be issued in connection with the merger and receipt of regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company currently expects the transaction to close in the fourth quarter of 2010 or the first quarter of 2011. Both companies will continue to operate their businesses independently until the close of the merger.

The Company has incurred $2.8 million, in merger related expenses for the quarter ended September 30, 2010. The Company expects to incur continuing expenses associated with the merger.

The foregoing description of the Merger Agreement and other references to the Merger Agreement in the proxy statement / prospectus do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, a copy of which has been filed with the SEC and the terms of which are incorporated herein by reference to the full text of the Merger Agreement.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Fair Value Measurements

Effective January 1, 2008, the Company adopted the authoritative guidance on fair value measurements. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

In accordance with this guidance, we measure our cash equivalents at fair value. Our cash equivalents are classified within Level 1. Cash equivalents are valued primarily using quoted market prices utilizing market observable inputs. At September 30, 2010, cash equivalents consisted of money market funds measured at fair value on a recurring basis. Fair value of our money market funds was $35.5 million at September 30, 2010.

Effective January 1, 2009, the Company adopted the FASB staff position that delayed the guidance on fair value measurements for non financial assets and non financial liabilities. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

4. Inventories

	September 30, 2010	December 31, 2009
Raw materials	$962	$274
Work-in-process	286	56
Finished goods(1)	12,233	12,597

Total inventories	$13,481	$12,927

(1)	$4.7 million and $6.2 million of finished goods inventory were shipped to customers as of September 30, 2010 and December 31, 2009, respectively. The majority were sent to RUS contract customers and value-added resellers. Revenue and related cost of revenue were not recognized at the time of shipments as defined by the Company’s revenue recognition policy and therefore were included in inventories. For more information regarding our revenue recognition policy, see Revenue Recognition under Note 1 to these unaudited condensed consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net loss attributable to common stockholders	$(1,851)	$(2,631)	$(2,781)	$(8,076)
Shares used in computation:
Weighted average common shares outstanding used in computation of basic net loss per share	20,973	20,273	20,820	20,214
Dilutive effect of stock options		—		—
Dilutive effect of common stock warrants		—		—

Shares used in computation of diluted net income (loss) per share	20,973	20,273	20,820	20,214
Basic and diluted net loss per share	$(0.09)	$(0. 13)	$(0.13)	$(0.40)

Basic and diluted net loss per share, are identical because we had losses from continuing operations and the impact of common equivalent shares was anti-dilutive and therefore excluded. The anti-dilutive weighted average shares that were excluded from the shares used in computing diluted net loss per share for three months ended September 30, 2010 and September 30, 2009, amounted to approximately 0.7 million and 3.5 million shares, respectively and for the nine months ended September 30, 2010 and September 30, 2009, amounted to approximately 0.6 million and 3.3 million shares, respectively.

6. Commitments and Contingencies

The Company leases its office facilities and certain equipment under non-cancelable operating lease agreements, which expire at various dates through 2016. Operating leases contain escalation clauses with annual base rent adjustments or a cost of living adjustment. Total rent expense was $0.3 million for both the three months ended September 30, 2010 and September 30, 2009, and $0.9 million, for both the nine months ended September 30, 2010 and September 30, 2009 respectively.

Minimum annual lease commitments under non-cancelable operating leases are as follows (in thousands):

Remainder of fiscal year,
2010	$389
Fiscal year ending December 31,
2011	1,504
2012	1,540
2013	1,577
2014	674
2015	328

Total Minimum Lease Payments	$6,012

Royalties

From time to time, the Company may license certain technology for incorporation into its products. Under the terms of these multi-year agreements, royalty payments will be made based on per-unit sales of certain of the

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s products. The Company incurred royalty expense of $85,000 and $63,000 for the three months ended September 30, 2010 and September 30, 2009, respectively. The Company incurred $215,000 and $171,000 in royalty expenses for the nine months ended September 30 2010 and September 30, 2009, respectively.

Legal Proceedings

Merger Transaction Class Action Lawsuits

On September 17, 20, and 21, 2010, three purported class action complaints were filed in the California Superior Court for Santa Barbara County: (1) Kardosh v. Occam Networks, Inc., et al., Case No. 1371748 (“Kardosh Complaint”); (2) Kennedy v. Occam Networks, Inc., et al., Case No. 1371762 (“Kennedy Complaint”); and (3) Moghaddam v. Occam Networks, Inc., et al., Case No. 1371802 (“Moghaddam Complaint”) (together, the “California Complaints”). Each of the California Complaints names Occam, the members of the Occam board, and Calix as defendants. The Kennedy Complaint also names Calix’s merger subsidiaries (Ocean Sub I, Inc. and Ocean Sub II, LLC) as defendants. The California Complaints generally allege that the members of the Occam board breached their fiduciary duties in connection with the proposed acquisition of Occam by Calix, by, among other things, engaging in an allegedly unfair process and agreeing to an allegedly unfair price for the proposed merger transaction. The California Complaints further allege that Occam and the other entity defendants aided and abetted these alleged breaches of fiduciary duty. The plaintiffs seek various forms of relief, including an order certifying a class of Occam shareholders and a preliminary and permanent injunction of the proposed merger.

On October 6, 2010, another purported class action complaint was filed in the Court of Chancery of the State of Delaware: Steinhart, et al. v. Howard-Anderson, et al., Case No. 5878-VCL (the “Delaware Complaint”). Like the California Complaints, the Delaware Complaint names the members of Occam’s board as defendants and generally alleges that the members of the Occam board breached their fiduciary duties in connection with the proposed acquisition of Occam by Calix, by, among other things, engaging in an allegedly unfair process and agreeing to an allegedly unfair price for the proposed merger transaction. Also, like the plaintiffs who filed the California Complaint, the plaintiffs who filed the Delaware Complaint seek various forms of relief, including an order certifying a class of Occam shareholders and a preliminary and permanent injunction of the proposed merger.

Occam is reviewing the complaints and has not yet formally responded to them, but believes the plaintiffs’ allegations are without merit and intends to defend against them vigorously. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that Occam’s defense of these actions will be successful. Additional complaints containing substantially similar allegations may be filed in the future.

Atwater Partners of Texas LLC v. AT&T, Inc. et al.

On May 27, 2010, Atwater Partners of Texas LLC filed a complaint in the U.S. District Court for the Eastern District of Texas alleging infringement of certain U.S. Patent Nos. 6,490,296; 7,158,523; 7,161,953; 7,310,310; and 7,349,401 by 25 companies, including Occam. The complaint seeks an injunction, unspecified damages, and other relief. The disclosure of each of the patents in suit relates to the field of digital networks. The Company has answered the complaint and has asserted thirteen affirmative defenses, including invalidity, non-infringement, and patent exhaustion. This case is currently pending.

Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the matter.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

IPO Short Swing Profits Litigation

In late 2007, the Company received a letter from Vanessa Simmonds, a putative shareholder, demanding that the Company investigate and prosecute a claim for alleged short-swing trading in violation of Section 16(b) of the Securities Exchange Act of 1934, 15 U.S.C. § 78p(b), by the underwriter of the Company’s initial public offering (“IPO”) and certain unidentified directors, officers and shareholders of the Company (then known as Accelerated Networks). The Company evaluated the demand and declined to prosecute the claim. On October 12, 2007, the putative shareholder commenced a civil lawsuit in the U.S. District Court for the Western District of Washington against Credit Suisse Group, the lead underwriter of the Company IPO, alleging violations of Section 16(b). The complaint alleges that the combined number of shares of the Company common stock beneficially owned by the lead underwriter and certain unnamed officers, directors, and principal shareholders exceeded ten percent of its outstanding common stock from the date of Occam’s IPO on June 23, 2000, through at least June 22, 2001. It further alleges that those entities and individuals were thus subject to the reporting requirements of Section 16(a) and the short-swing trading prohibition of Section 16(b), and failed to comply with those provisions. The complaint seeks to recover from the lead underwriter any “short-swing profits” obtained by it in violation of Section 16(b). The Company was named as a nominal defendant in the action, but has no liability for the asserted claims. None of the directors or officers of the Company are named as defendants in this action.

On October 29, 2007, the case was reassigned to Judge James L. Robart along with fifty-four other Section 16(b) cases seeking recovery of short-swing profits from underwriters in connection with various IPOs. The Underwriters and Issuers have filed a motion to dismiss the case and reply briefs have been filed. The Court heard oral argument on January 19, 2009 from all parties. On March 12, 2009, the Court dismissed the 16 (b) complaint against the issuer defendants including Occam on both jurisdictional and statute of limitation grounds. On March 31, 2009, the Plaintiffs filed a Notice of Appeal and their opening brief on August 26, 2009. The Issuers including Occam and the underwriters filed their responses on October 2, 2009. Each party’s reply briefs have been filed as of November 17, 2009. The Appellate Court for the Ninth Circuit heard oral argument on October 5, 2010. It is likely that it will be at least until April 2011 before the Court renders a decision on this matter.

Due to the inherent uncertainties of threatened litigation, the Company cannot accurately predict the ultimate outcome of the matter. The Company has not recorded any accruals related to the demand letters or Section 16(b) litigation because the Company expects any resulting resolution to be covered by its insurance policies.

IPO Allocation Litigation

In June 2001, three putative stockholder class action lawsuits were filed against Accelerated Networks, certain of its then officers and directors and several investment banks that were underwriters of Accelerated Networks’ initial public offering. The cases, which were later consolidated, were filed in the United States District Court for the Southern District of New York, and the operative Complaint was filed on April 19, 2002. The Complaint was filed on behalf of investors who purchased Accelerated Networks’ stock between June 22, 2000 and December 6, 2000 and alleged violations of Sections 11 and 15 of the 1933 Act and Sections 10(b) and 20(a) and Rule 10b-5 of the 1934 Act against one or both of Accelerated Networks and the individual defendants. The claims were based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks’ initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs alleged that the prospectus for Accelerated Networks’ initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company believes that over three hundred other companies have been named in over three hundred similar lawsuits that have been coordinated with the Company’s case. In October 2002, the plaintiffs voluntarily dismissed the individual defendants without prejudice. On February 1, 2003 a motion to dismiss filed by the issuer defendants was heard and the court dismissed the 10(b), 20(a) and rule 10b-5 claims against Occam. On October 13, 2004, the Court certified a class in six of the approximately 300 other nearly identical actions (the “focus” cases) and noted that the decision was intended to provide guidance to all parties regarding class certification in the remaining cases. The Second Circuit Court of Appeals vacated the district court’s decision granting class certification in those six cases on December 5, 2006. Plaintiffs filed a motion for rehearing. On April 6, 2007, the Second Circuit denied the petition, but noted that Plaintiffs could ask the District Court to certify a more narrow class than the one that was rejected.

The parties in the approximately 300 coordinated cases, including the Company’s, reached a settlement. On October 5, 2009, the Court approved the settlement and certified a settlement class. Six notices of appeal of the Second Circuit of the Court’s approval of the settlement have been filed. As of October 6, 2010, the deadline for filing appellate briefs opposing the settlement, only one brief was filed. On October 8, 2010 the remaining objectors along with Plaintiff filed a stipulation withdrawing their appeals with prejudice. The remainder of the briefing schedule has not been set. Appellees, including the Company, are required to request a date not later than one hundred twenty days from the date of the appellate brief filing to file their brief. The case remains open pending the briefing schedule and the outcome of the court ruling on the appeal.

Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the matter. The Company has not recorded any accrual related to the settlement because the Company expects any settlement amounts to be covered by its insurance policies.

Other Matters

From time to time, the Company is subject to threats of litigation or actual litigation in the ordinary course of business, some of which may be material. The Company believes that, except as described above, there are no currently pending matters that, if determined adversely to us, would have a material effect on the Company’s business or that would not be covered by our existing liability insurance maintained by the Company.

Indemnifications and Guarantees

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with its contractors, customers, value-added resellers, and landlords. As of September 30, 2010, the Company did not have any material accrued liability related to these indemnification agreements.

Occam is also a party to indemnification agreements with its officers and directors. Consequently, it has obligations to hold harmless and indemnify each of the directors who are named defendants in the California Complaints and the Delaware Complaint (as described above) against associated judgments, fines, settlements and expenses related to such claims and otherwise to the fullest extent permitted under Delaware law and Occam’s bylaws and certificate of incorporation.

Purchase Orders

Under the terms of Occam’s contract manufacturer agreements and original design manufacturer agreements, Occam is required to place orders with its contract manufacturers and original design manufacturers

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to provide inventory to meet its estimated sales demand. Certain contract manufacturer agreements include production forecast change, lead-time and cancellation provisions. At September 30, 2010, open purchase orders with contract manufacturers were $29.0 million.

Warranties

Occam provides standard warranties with the sale of products for up to five years from date of shipment. The estimated cost of providing the product warranty is recorded at the time of shipment. Occam maintains product quality programs and processes including actively monitoring and evaluating the quality of its suppliers. Occam quantifies and records an estimate for warranty related costs based on Occam’s actual history, projected return and failure rates and current repair and replacement costs. The following table summarizes changes in Occam’s accrued warranty liability that is included in accrued liabilities (in thousands):

	September 30, 2010	December 31, 2009
Warranty liability at beginning of the year	$4,818	$4,326
Accruals for warranty during the period	2,129	2,830
Warranty utilization	(2,979)	(2,338)

Warranty liability at end of the period	$3,968	$4,818

The increased warranty utilization for the nine months ended September 30, 2010, was primarily due to field rework and replacement for specific customer deployments related to capacitor power function failures.

7. Accrued Liabilities

The major components of accrued liabilities are (in thousands):

	September 30, 2010	December 31, 2009
Warranty accruals	$3,968	$4,818
Payroll, paid time off, bonus and related accruals	2,804	1,620
Accrued Legal Expenses	2,112	65
Commissions	400	234
Other accruals	532	262

Total	$9,816	$6,999

As of September 30, 2010, accrued legal expenses primarily consisted of accruals related to the proposed merger transaction.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Stock Options, Stock Awards, Employee Stock Purchase Plan, and Stock-Based Compensation

Stock option activity, under the Company’s stock option plan for the nine months ended September 30, 2010, is summarized as below (shares and intrinsic value in thousands):

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2010	3,923	$5.65	7.18	$6,379
Granted	81
Exercised	(290)
Forfeited or expired	(47)

Outstanding at September 30, 2010	3,667	$5.68	6.51	$13,254

Exercisable at September 30, 2010	2,628	$6.63	5.79	$8,497

The weighted-average fair value of options granted to employees on the date of the grant for the three months ended September 30, 2010 was $2.32 per share and for the nine months ended September 30, 2010 was $3.02 per share.

The 2006 Equity Incentive Plan, or 2006 Plan, provides for automatic annual increases in the number of shares available for issuance under the 2006 Plan effective as of the first day of each fiscal year equal to the lesser of (a) 3% of the outstanding shares of the common stock on the first day of the applicable fiscal year; (b) 750,000 shares; or (c) such other amount as the Board of Directors or a committee of the board may determine. On February 23, 2010, the Board of Directors approved an increase of 620,073 shares reserved for issuance under the 2006 Plan for fiscal 2010. This represented 3% of the outstanding common shares as of January 1, 2010.

Stock Awards

A summary of the Company’s restricted stock unit activities is as follows (in thousands):

	Restricted Stock Units	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2010	315	1.09	$1,703
Awarded	3
Released	(67)
Forfeited or expired or cancelled	(47)

Outstanding at September 30, 2010	204	0.81	$1,599

Employee Stock Purchase Plan

In March 2008, the Board of Directors approved an amendment to our 2006 Employee Stock Purchase Plan or the ESPP. The amendment increased the maximum number of shares of the Company’s common stock that an eligible employee may purchase during each offering period from 1,000 shares to 5,000 shares. Under the ESPP, 78,320 and 65,518 shares were issued on February 16, 2010 and August 15, 2010, at a purchase price per share of $2.97 and $4.63, respectively.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The ESPP provides for an automatic annual increase in the number of shares available for issuance under the ESPP effective as of the first day of each fiscal year equal to the lesser of (a) 300,000 shares of common stock; (b) 1.5% of the outstanding shares of common stock on the first day of the applicable fiscal year; or (c) an amount determined by the Board of Directors. On February 23, 2010, the Board of Directors approved an increase of 300,000 shares in the number of shares reserved for issuance under the ESPP.

Stock-Based Compensation

The following table summarizes the stock-based compensation expense, for all stock-based awards to employees and directors, including employee stock options, restricted stock and restricted stock units and shares purchased pursuant to the ESPP based on the estimated fair value on our Consolidated Statements of Operations (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Employee stock-based compensation in:
Cost of revenue	$63	$133	$234	$326

Research and product development expense	146	297	594	778
Sales and marketing expense	156	248	560	692
General and administrative expense	177	373	644	889

Total SFAS 123(R) stock-based compensation in operating expenses	479	918	1,798	2,359

Total SFAS 123(R) stock-based compensation	$542	$1,051	$2,032	$2,685

As of September 30, 2010, total unamortized stock-based compensation cost related to non-vested stock options after accounting for estimated forfeitures was $1.6 million, which the Company expects to recognize over the remaining vesting period of each grant, up to the next 48 months.

Upon adoption of the FASB Accounting Standard Codification Topic 718, stock-based compensation, we selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility, risk-free interest rate, forfeitures, and expected dividends. The assumptions used to value options granted are as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Risk-free interest rate	1.38%	2.41%	2.1%	2.87%
Expected term (years)	5.0	4.9	4.9	4.9
Dividend yield	0%	0%	0%	0%
Expected volatility	55%	54%-57%	54%	54%-57%

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. We do not anticipate declaring dividends in the foreseeable future. Expected volatility is based on the annualized weekly historical volatility of our stock price and we believe it is indicative of future volatility. We estimate the expected life of options granted based on historical exercise and post-vesting cancellation patterns with consideration of

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

our industry peers of similar size with similar option vesting periods. Our analysis of stock price volatility and option lives involves management’s best estimates at the time of determination. FASB Accounting Standard Codification Topic 718, stock-based compensation, also requires that we recognize compensation expense for only the portion of options or stock units that are expected to vest. Therefore, we apply an estimated forfeiture rate that is derived from historical employee termination behavior. If the actual number of forfeitures differs from that estimated by management, additional adjustments to compensation expense may be required in future periods.

9. Income Taxes—Final Outcome of Section 382 Analysis

As of December 31, 2009, the Company had net operating loss carry forwards of approximately $109.1 million and $72.1 million to offset federal and state future taxable income, respectively. These amounts have been reduced due to an ownership change which occurred, as defined by Sections 382 of the Internal Revenue Code, resulting in the forfeiture of a portion of the Company’s net operating loss carryforwards. Gross deferred tax assets and related valuation allowance have been reduced by $2.8 million to $54.0 million in the first quarter of 2010 to reflect the conclusions of this analysis.

10. FairPoint Communications, Inc. Bankruptcy

On June 1, 2010, the US Bankruptcy Court ordered the payment of $1.7 million by FairPoint Communications in full satisfaction of Occam’s pre-petition claim. On June 18, 2010, Occam received the amount of $1.7 million. As a result we have recognized $1.7 million as revenue in the quarter ended June 30, 2010, previously deferred, since all the criteria of Staff Accounting Bulletin Codification Topic 13: Revenue Recognition have been met. The expense previously recorded for inventory impairment, $138,000, was reversed in the quarter ended June 30, 2010 since the related revenue has been recognized. There are no remaining pre-petition claims outstanding.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

CALIX, INC.,

OCEAN SUB I, INC.,

OCEAN SUB II, LLC

AND

OCCAM NETWORKS, INC.

SEPTEMBER 16, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of September 16, 2010, is entered into by and among Occam Networks, Inc., a Delaware corporation (the “Company”), Calix, Inc., a Delaware corporation (“Parent”), Ocean Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Ocean Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Second Merger Sub”).

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”), the board of directors of Merger Sub, the sole member of Second Merger Sub and the board of directors of the Company (the “Company Board of Directors”) deem it advisable and in the best interests of each corporation and its respective stockholders that Parent and the Company engage in a business combination transaction as contemplated by this Agreement;

WHEREAS, Parent and the Company desire that Parent combine its businesses with the businesses operated by the Company through (i) the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “First Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) immediately following the First Merger, the merger of the Company with and into Second Merger Sub, with Second Merger Sub as the surviving entity (the “Second Merger”), as more fully provided in this Agreement and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, for Federal income tax purposes, it is intended that the First Merger and the Second Merger shall be treated as a single integrated transaction (collectively, the “Transaction”) and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and is, adopted as a plan of reorganization; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, the directors, officers and their affiliates who are stockholders of the Company are executing voting agreements in favor of Parent (the “Support Agreements”).

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, expression of interest, proposal or offer relating to, or any Person’s indication of interest in, any transaction or series of transactions involving: (i) the sale, lease, exchange, transfer, license, disposition or acquisition from the Acquired Companies of any business or businesses or assets that constitute or account for 15% or more of the assets of the Acquired Companies, taken as a whole (either as measured by the fair market value thereof or by revenues on a consolidated basis attributable thereto), (ii) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization or other similar transaction in which any of the Acquired Companies is a constituent corporation and which would result in a third party acquiring record or beneficial ownership of securities representing more than 15% of any class of voting securities of any resulting parent company of the Company or its parent company (if the Company is a surviving corporation) or resulting company or its parent company (if the Company is not a surviving corporation), (iii) any issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (y) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (z) in which any of the Acquired Companies issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Companies to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons or (iv) any liquidation or dissolution of any of the Acquired Companies.

“Additional Cashed Out Awards” if the number of shares of Parent Common Stock issuable pursuant to this Agreement exceeds the number of shares that Parent may issue without the consent of its stockholders pursuant to Section 312.03(c) of the NYSE Listed Company Manual (such excess, the “Share Issuance Excess”), then “Additional Cashed Out Awards” shall mean those Company Compensatory Awards selected in accordance with the next sentences that are not Vested Compensatory Awards covering that number of shares of Company Common Stock calculated by dividing the Share Issuance Excess by the Compensatory Award Exchange Ratio and rounding up to the nearest share. The specific Company Compensatory Awards that constitute Additional Cashed Out Awards will be selected in reverse order of per share exercise price with those Company Compensatory Awards having the highest per share exercise price selected first. In the event specific Company Compensatory Awards must be selected among Company Compensatory Awards having the same exercise price, then such selection shall be made in order of the date of grant with the earliest date of grant selected first. For the purposes of this definition, Company Restricted Stock Units shall be treated as having an exercise price equal to zero.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar legal requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Average Parent Common Stock Closing Price” means the volume weighted average trading price of Parent Common Stock during the five (5) consecutive trading days ending on the trading day that is one day prior to the Closing Date, as defined as “VWAP” in the Bloomberg function VAP.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash-Out Per Share Consideration” means the sum of (A) the Per Share Cash Amount and (B) an amount in cash equal to the product of (1) the Per Share Exchange Ratio and (2) the Average Parent Common Stock Closing Price.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2010 and the notes thereto.

“Company Balance Sheet Date” means June 30, 2010.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Compensatory Award” means each Company Stock Option, Company RSU and other equity based award denominated in Company Common Stock that was granted pursuant to a Company Stock Plan other than a Company Restricted Stock Award.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company Equityholder” means a Company stockholder or a Company Stock Optionholder, as the case may be.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company

“Company Material Adverse Effect” means any event, change, development or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that no event, change, development or state of facts resulting from the following shall constitute, in and of itself, either alone or in combination, a Company Material Adverse Effect to the extent such event, change, development or state of facts results from or arises out of, directly or indirectly: (i) general economic conditions in the United States economy or any other country (or changes in such conditions), general conditions in the industries in which the Acquired Companies conduct business (or any changes in such conditions) or general conditions in the securities or financial markets in the United States or any other country (or changes in such conditions); (ii) any change in GAAP or any change in Applicable Laws applicable to the operation of the business of the Acquired Companies; (iii) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a Company Material Adverse Effect; (iv) political conditions (or changes in such conditions) in the United States or any other country in which the Acquired Companies conduct business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which the Acquired Companies conduct business; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country in which the Acquired Companies conduct business; (vi) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including the loss of employees, customers or suppliers, provided that this clause (vi) shall not preclude any contractual consequences that arise under the terms of any existing Contract to which the Company is a party solely as a result of the execution of this Agreement or consummation of the Transaction from being considered in determining whether there has been a Company Material Adverse Effect; or (vii) any actions taken or failure to take action, in each case, which Parent has approved, consented to or requested, in each case in writing; provided, that any event, change, development or state of facts described in clauses (i), (ii), (iv) or (v) may be taken into account when determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such event, change, development or state of facts has or would reasonably be expected to have a disproportionate impact on the Acquired Companies, taken as a whole, as compared to other companies that conduct business in the countries and in the industries in which the Acquired Companies conduct business.

“Company ESPP” means the Company’s 2006 Employee Stock Purchase Plan, as amended.

“Company RSU” means any restricted stock unit with respect to Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Stock Option” means any option to purchase Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Stock Optionholder” means a holder of a Company Stock Option.

“Company Stock Plans” means the Company’s 1997 Stock Option/Stock Issuance Plan, 1999 Stock Plan, Amended and Restated 2000 Stock Incentive Plan and the 2006 Equity Plan, as amended and restated.

“Company Preferred Stock” means the preferred stock, $0.001 par value, of the Company.

“Compensatory Award Exchange Ratio” means an amount equal to the sum of (A) the Per Share Exchange Ratio and (B) (1) the Per Share Cash Amount divided by (2) the Average Parent Common Stock Closing Price.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease or any other binding commitment, plan or arrangement, whether oral or written.

“Environmental Laws” means any Applicable Law relating to occupational health and safety (with respect to the exposure to Hazardous Substances), the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Intellectual Property Rights” means and includes all (a) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, 800 numbers and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) United States and foreign mask work rights or equivalents, and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secret rights and other rights in non-public information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, which may include, e.g., know-how, business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information, (g) rights in URL and domain name registrations, (h) rights in inventions (whether or not patentable) and improvements thereto, (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, and (j) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) with respect to the Acquired Companies the actual knowledge of each of Bob Howard Anderson and Jeanne Seeley, and the knowledge that each of such individuals should have obtained after reasonable inquiry of their direct reports and (ii) with respect to Parent, Merger Sub and Second Merger Sub, the actual knowledge of each of Carl Russo, Roger Weingarth and Kelyn Brannon and the knowledge that each of such individuals should have obtained after reasonable inquiry of their direct reports. With respect to Intellectual Property Rights or Technology, the term “reasonable inquiry” does not require any Acquired Company to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property Right clearance searches, and no knowledge of any third party patents, trademarks, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to any Acquired Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Order” means any order, judgment, decree, injunction, ruling or writ of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under Applicable Law.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of June 26, 2010 and the notes thereto.

“Parent Balance Sheet Date” means June 26, 2010.

“Parent Common Stock” means the common stock, $0.025 par value, of Parent.

“Parent Material Adverse Effect” means any event, change, development or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of Parent or its Subsidiaries, taken as a whole; provided, however, that no event, change, development or state of facts resulting from the following shall constitute, in and of itself, either alone or in combination, a Parent Material Adverse Effect to the extent such event, change, development or state of facts results from or arises out of, directly or indirectly: (i) general economic conditions in the United States economy or any other country (or changes in such conditions), general conditions in the industries in which Parent or any of its Subsidiaries conduct business (or any changes in such conditions) or general conditions in the securities or financial markets in the United States or any other country (or changes in such conditions); (ii) any change in GAAP or any change in Applicable Laws applicable to the operation of the business of Parent or any of its Subsidiaries; (iii) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a Parent Material Adverse Effect); (iv) political conditions (or changes in such conditions) in the United States or any other country in which Parent or any of its Subsidiaries conduct business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which Parent or any of its Subsidiaries conduct business; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country in which Parent or any of its Subsidiaries conduct business; (vi) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including the loss of employees, customers or suppliers, provided that this clause (vi) shall not preclude any contractual consequences that arise under the terms of any existing Contract to which Parent is a party solely as a result of the execution of this Agreement or consummation of the Transaction from being considered in determining whether there has been a Parent Material Adverse Effect; or (vii) any actions taken or failure to take action, in each case, which Company has approved, consented to or requested, in each case in writing; provided, that any event, change, development or state of facts described in clauses (i), (ii), (iv) or (v) may be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such event, change, development or state of facts has or would reasonably be expected to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and in the industries in which Parent and its Subsidiaries conduct business.

“Parent Option” means any option to purchase Parent Common Stock which was granted pursuant to a Parent Option Plan.

“Parent Option Plans” means Parent’s Amended and Restated 2000 Stock Plan, Amended and Restated 2002 Stock Plan, Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock Option Plan and 2010 Equity Incentive Award Plan.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Per Share Cash Amount” means $3.8337 in cash.

“Per Share Consideration” shall be an amount equal to a combination of (i) the Per Share Cash Amount and (z) the Per Share Exchange Ratio.

“Per Share Exchange Ratio” means 0.2925 of a share of Parent Common Stock.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit or examination commenced, brought, conducted or heard by or pending before any court or other Governmental Authority.

“Prospectus/Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, registered mask works, and domain names, and all applications for any of the foregoing.

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the First Merger, as said registration statement may be amended from time to time.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations thereunder).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50.1% for these purposes) that did not result from or arise in connection with a breach of this Agreement by the Company and that the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the Transaction, taking into account (i) all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and (ii) any adjustment to the terms and conditions of this Agreement in response to such Acquisition Proposal that have been delivered to the Company by Parent in writing during the Notice Period contemplated by Section 6.03(f), that Parent has irrevocably committed to in writing and that are binding on Parent.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), (ii) in the case of any Acquired Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have effected a Change of Board Recommendation; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board of Directors has determined that the Transaction is in the best interests of the Company’s stockholders; (iii) an Acquisition Proposal is publicly announced, and the Company Board of Directors fails to publicly reaffirm the Company Board Recommendation, or fails to publicly reaffirm its determination that the Transaction is in the best interests of the Company’s stockholders, within 10 Business Days after Parent requests in writing (but in no event later than the Business Day prior to the date of the Company’s Stockholder Meeting if the Company has been given such written request at least three Business Days prior to the Company’s Stockholder Meeting) that such recommendation or determination be reaffirmed; (iv) the Company Board of Directors shall have approved, endorsed or publicly recommended to its stockholders any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.03(d)); (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (vii) any of the Acquired Companies shall have intentionally and materially breached the provisions set forth in Section 6.03.

“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, schematics, design information, bills of material, build instructions, tooling requirements, manufacturing processes, specifications, technical data, software code (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, IP cores, net lists, GDSII files, photomasks, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	6.05
Acquisition	9.03(i)(i)
Acquisition Proposal	9.03(i)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(f)(i)
Book-Entry Shares	3.02(a)
Cancelled Shares	3.01(d)
Cashed Out Award Consideration	3.06(a)
Cashed Out Compensatory Award	3.06(a)
Certificate	3.01(b)
Change of Board Recommendation	6.02(c)
Closing	2.01
Closing Date	2.01
Code	Recitals
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	4.02(b)
Company Closing Certificate	8.02(d)(i)
Company Cure Period	9.01(g)
Company Financial Advisor	4.22
Company Financial Statements	4.06(b)
Company Fundamental Representations	8.02(a)(i)
Company Material Contract	4.09(a)
Company Real Property	4.12(a)
Company SEC Documents	4.06(a)
Company Securities	4.05(c)
Company Stockholder Meeting	6.02(a)
Company Termination Fee	9.03(b)(i)
Confidentiality Agreement	7.03(a)
D&O Insurance	7.06(b)
Continuing Employee	7.05(a)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.07(a)
DLLCA	Recitals
EDGAR	4
Effective Time	2.02(a)
Employee Plans	4.18(b)
End Date	9.01(b)

Term	Section
Exchange Agent	3.02(a)
Exchange Fund	3.02(a)
Export Laws	4.10(b)
Final Exercise Date	7.04(b)
First Certificate of Merger	2.02(a)
First Merger	Recitals
Indemnified Persons	7.06(a)
Interim Surviving Corporation	2.02(a)
Intervening Event	6.03(e)
Maximum Annual Premium	7.06(b)
Intervening Event Notice Period	6.03(e)(i)
Merger Sub	Preamble
Non-Employee Compensatory Award	3.06(a)
Notice Period	6.03(f)(i)
Other Interested Party	6.03(c)
Parent	Preamble
Parent Benefit Plans	5.15
Parent Board of Directors	Recitals
Parent Closing Certificate	8.03(d)(i)
Parent Cure Period	9.01(h)
Parent Financial Advisor	5.17
Parent Financial Statements	5.07(b)
Parent Fundamental Representations	8.03(a)(i)
Parent Material Contracts	5.10(a)
Parent Preferred Stock	5.05(a)
Parent Related Person	5.16
Parent SEC Documents	5.07(a)
Permits	4.16
Permitted Liens	4.13(a)(vii)
Permitted Source Code Delivery	4.14(l)
Real Property Lease	4.12(a)
Related Person	4.20
Required Company Stockholder Approval	4.02(a)
Sarbanes-Oxley Act	4.06(d)
Second Certificate of Merger	2.03(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Section 16 Information	7.09
Significant Supplier	4.21
Standard Technology Contract	4.09(a)(ii)
Stock Issuance	3.02(g)
Support Agreements	Recitals
Surviving Company	2.03(a)
Tax Representation Letters	6.07(c)
Transaction	Recitals
Vested Compensatory Award	3.06(a)
WARN Act	4.18(r)

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(g) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(h) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

(i) For purposes of this Agreement, an “intentional breach” or a breach of this agreement which is “intended” or “intentional” or a breach which is modified by words of similar import as used herein shall mean that a party knowingly undertook an action when such party knew or should reasonably be expected to know that such action was, or could reasonably be expected to be determined to be, a breach of this Agreement.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 The Closing. The consummation of the Transaction (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of those conditions), or at such other date, time or location as Parent and the Company may otherwise agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02 The First Merger.

(a) At the Closing, the parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A (the “First Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the First Merger. The First Merger shall become effective at the time the First Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, subject to Section 2.03, shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the First Merger, is sometimes referred to in this Agreement as the “Interim Surviving Corporation.”

(b) The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Interim Surviving Corporation.

(c) At the Effective Time, (i) the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Interim Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Interim Surviving Corporation except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and this Agreement and as provided in such certificate of incorporation or bylaws and until the Second Merger becomes effective.

(d) From and after the Effective Time, the officers of the Company shall be the officers of the Interim Surviving Corporation and the directors of Merger Sub shall be the directors of the Interim Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Interim Surviving Corporation and until the Second Merger becomes effective. On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of the Company, such resignations to be effective as of the Effective Time.

(e) If, at any time after the Effective Time, the Interim Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Interim Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Interim Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Interim Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Interim Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Section 2.03 The Second Merger.

(a) Immediately following the Effective Time, Parent shall cause the Second Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit C (the “Second Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and DLLCA in order to consummate the Second Merger. There shall be no conditions to the completion of the Second Merger other than the completion of the First Merger. The Second Merger shall become effective at the time the Second Certificate of Merger has been filed with the Delaware Secretary of State. As a result of the Second Merger, the separate corporate existence of the Interim Surviving Corporation shall cease and Second Merger Sub shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware. Second Merger Sub, in its capacity as the entity surviving the Second Merger, is sometimes referred to in this Agreement as the “Surviving Company.”

(b) The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing (and subject thereto), at the effective time of the Second Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Second Merger Sub as the surviving entity in the Second Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Second Merger Sub as the surviving entity in the Second Merger.

(c) At the effective time of the Second Merger, the organizational documents of the Second Merger Sub in effect immediately prior to the effective time of the Second Merger shall be the applicable organizational documents of the Surviving Company (with any reasonable modifications, including as required by the DLLCA), in each case, until thereafter amended in accordance with the DLLCA and as provided in such organizational documents.

(d) From and after the effective time of the Second Merger, the officers of the Second Merger Sub shall be the officers of the Surviving Company, until their respective successors are duly elected and qualified in accordance with the organizational documents of the Surviving Company. For the avoidance of doubt, the Surviving Company shall initially be managed by Parent, as its sole member.

(e) If, at any time after the effective time of the Second Merger, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation or (ii) otherwise carry out the provisions of this Agreement, the Interim Surviving Corporation and its officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Surviving Company and otherwise to carry out the provisions of this Agreement, and the officers and sole member of the Surviving Company are authorized in the name of the Interim Surviving Corporation or otherwise to take any and all such action.

ARTICLE 3.

CONVERSION OF SECURITIES

Section 3.01 Effect of First Merger on Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Second Merger Sub or the Company or their respective stockholders or members, as applicable:

(a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall be converted into and shall thereafter represent the right to receive the Per Share Consideration.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the Per Share Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Per Share Consideration, (ii) any dividends and other distributions in accordance with Section 3.02(g), and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.03.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Per Share Consideration, the Per Share Cash Amount, the Per Share Exchange Ratio and any other number or amount contained in this Agreement which is based on the price of Parent Common Stock or Company Common Stock or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(d) At the Effective Time, all shares of Company Common Stock that are owned directly by Parent, Merger Sub or Second Merger Sub immediately prior to the Effective Time or held in treasury of the Company (in each case, other than any such Company Common Stock held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the First Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(e) At the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Interim Surviving Corporation.

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint Mellon Investor Services LLC as the exchange agent (the “Exchange Agent”) and promptly following the Effective Time shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, an amount of cash in U.S. dollars sufficient to pay, and shall make available to the Exchange Agent certificates representing the shares of Parent Common Stock sufficient to issue, the Per Share Consideration payable and issuable pursuant to Section 3.01 and the Cashed Out Award Consideration payable pursuant to Section 3.06, payable, in the case of Company Common Stock, upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and payable pursuant to the provisions of this Article 3. Following the Effective Time, Parent agrees to make available to the

Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 3.02(g). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 3.03) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Consideration contemplated to be issued pursuant to Section 3.01 and the Cashed Out Award Consideration contemplated to be issued pursuant to Section 3.06(a) out of the Exchange Fund. Except as contemplated by this Section 3.02, the Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Per Share Consideration. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(c) Each holder of shares of Company Common Stock that have been converted into a right to receive the Per Share Consideration will be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.01 (after taking into account all shares of Company Common Stock then held by such holder) and/or (B) a check in the amount equal to the cash portion of the Per Share Consideration that such holder has the right to receive pursuant to Section 3.01 and this Article 3, including cash payable in lieu of fractional shares pursuant to Section 3.03 and dividends and other distributions pursuant to Section 3.02(g) (less any required Tax withholding). Each holder of a Cashed Out Compensatory Award that has been converted into a right to receive cash will be entitled to receive in exchange therefor a check in the amount equal to the Cashed Out Award Consideration that such holder has the right to receive pursuant to Section 3.06(a) and this Article 3 (less any required Tax withholding). No interest shall be paid or accrued on any Per Share Consideration or Cashed Out Award Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Company Stock Options. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Per Share Consideration.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Per Share Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Per Share Consideration shall pay to the Exchange Agent any transfer Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of Transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Interim Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards after the one-year anniversary of the Effective Time shall be returned to Parent, upon demand. Any holder of shares of Company Common Stock who has not exchanged his shares of Company Common Stock for the Per Share Consideration in accordance with this Section 3.02 and any holder of a Cashed Out Compensatory Award who has not received the Cashed Out Award Consideration in accordance with Section 3.06(a) prior to that time shall thereafter look only to Parent for delivery of the Per Share Consideration or Cashed Out Award Consideration in respect of such holder’s shares of Company Common Stock or Cashed Out Compensatory Award. Notwithstanding the foregoing, neither Parent, the Company nor the Interim Surviving Corporation shall be liable to any Company Common Stock or holder of Cashed Out Compensatory Awards for any Per Share Consideration or Cashed Out Award Consideration properly delivered to a public official pursuant to applicable abandoned property laws. Any Per Share Consideration or Cashed Out Award Consideration remaining unclaimed by holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) No dividends or other distributions with respect to shares of Parent Common Stock issued in the First Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 3.02. Following such surrender, subject to the effect of escheat, Tax or other Applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Merger (the “Stock Issuance”) and all shares of Parent Common Stock to be issued pursuant to Section 3.06(a) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) Any portion of the Per Share Consideration deposited with the Exchange Agent pursuant to this Section 3.02 to pay for shares for which appraisal rights shall have been perfected shall be returned to Parent, upon demand.

(i) All Per Share Consideration or Cashed Out Award Consideration issued and paid upon conversion of the Company Common Stock or the Cashed Out Compensatory Awards, respectively, in accordance with the terms of this Agreement (including any cash paid pursuant to Section 3.03), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock or Cashed Out Compensatory Awards, respectively.

Section 3.03 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificates, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the New York Stock Exchange on the date the First Merger becomes effective.

Section 3.04 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article 3.

Section 3.05 Withholding Rights. Each of Parent, Merger Sub and the Interim Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Interim Surviving Corporation or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.06 Treatment of Company Compensatory Awards and Restricted Stock Awards.

(a) At the Effective Time by virtue of the First Merger and without any action on the part of the holders thereof, (1) each Company Compensatory Award that is outstanding immediately prior to the Effective Time and that has a per share exercise price that is less than the Cash-Out Per Share Consideration, and which pursuant to its terms was and/or shall become vested as of the Effective Time (each a “Vested Compensatory Award”), (2) each Additional Cashed Out Award (if any) and (3) unless determined otherwise by Parent, each Company Compensatory Award that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Non-Employee Compensatory Award” and together with the Vested Compensatory Awards and the Additional Cashed Out Awards each a “Cashed Out Compensatory Award”), shall not be assumed by Parent pursuant to this Section 3.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished and the vested portion thereof shall automatically be converted, as applicable, into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Cash-Out Per Share Consideration, less any per share exercise price of such Cashed Out Compensatory Award (the “Cashed Out Award Consideration”). If any Non-Employee Compensatory Award has a per share exercise price greater than the Cash-Out Per Share Consideration, such Non-Employee Compensatory Award, shall be cancelled and no longer outstanding and each holder of such an award shall cease to have any rights with respect thereto. In the event any Cashed Out Compensatory Award is subject to Section 409A of the Code, as reasonably determined by Parent, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

(b) At the Effective Time by virtue of the First Merger and without any action on the part of the holders thereof, each Company Compensatory Award that is outstanding immediately prior to the Effective Time, and which is not a Cashed Out Compensatory Award, shall be assumed by Parent and converted automatically at the Effective Time into an option, restricted stock unit award, or other equity-based award, as the case may be, denominated in shares of Parent Common Stock and which has other terms and conditions substantially similar to those of the related Company Compensatory Award except that (i) the number of shares of Parent Common Stock subject to each such award shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Compensatory Award immediately prior to the Effective Time by the

Compensatory Award Exchange Ratio (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Parent Common Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Compensatory Award immediately prior to the Effective Time divided by (y) the Compensatory Award Exchange Ratio; provided, however, that in no case shall the exchange of a Company Stock Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code. It is the intention of the parties that each Company Stock Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Stock Option qualified as an incentive stock option prior to the Effective Time.

(c) At the Effective Time by virtue of the First Merger and without any action on the part of the holders thereof, each Company Restricted Stock Award shall be treated in accordance with Section 3.01 hereof, provided, however, that any consideration payable or issuable to the holder of such Company Restricted Stock Award shall be subject to, and payable or issuable to the holder of such Company Restricted Stock Award, in accordance with the vesting schedule applicable to such Company Restricted Stock Award as in effect immediately prior to Effective Time.

(d) Subject to Parent’s compliance with this Section 3.06 and Section 3.01, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or a Company Restricted Stock Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Company.

Section 3.07 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have (i) not voted in favor of the First Merger nor consented thereto in writing, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights, or (iii) not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Company, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of section 262 of the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by the law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Consideration.

(b) The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (A) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (B) offer to settle any such demands, (C) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (D) agree to do any of the foregoing.

Section 3.08 Effect of Second Merger on Capital Stock. At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of Parent, Second Merger Sub, the Interim Surviving Corporation or any holder of the capital stock thereof, each issued and outstanding share of common stock, par value $0.01 per share, of the Interim Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable unit of membership interest in the Surviving Company.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.05, except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in any Company SEC Documents filed with the SEC on or after January 1, 2009 and prior to the date of this Agreement by the Company and made available to Parent (or Parent may obtain from the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) database of the SEC) (other than (A) any information that is contained solely in the “Risk Factors” section of such Company SEC Documents, except to the extent such information in “Risk Factors” consists of factual historical statements, and (B) any forward-looking statements contained in such Company SEC Documents that are of a nature that they speculate about future developments), the Company represents and warrants to Parent:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company (i) has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdiction in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(c) The Company has delivered or made available to Parent accurate and complete copies, in all material respects, of: (i) the certificate of incorporation and bylaws (or equivalent constituent document), including all amendments thereto, of each Acquired Company; (ii) the stock records of each Acquired Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the Company Board of Directors and all committees thereof, and the boards of directors and committees thereof or equivalent governing bodies of the Company’s Subsidiaries since January 1, 2008. None of the Acquired Companies is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent constituent documents), including all amendments thereto.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and the Company Board of Directors. Assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and Second Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and thereby approve the First Merger and the other transactions contemplated hereby (the “Required Company Stockholder Approval”).

(b) At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03(e)) to recommend adoption of this Agreement and approval of the First Merger and the other transactions contemplated hereby by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of any Acquired Company, (ii) assuming compliance with the matters referred to in Section 4.03, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and subject to obtaining the Required Company Stockholder Approval in order to adopt this Agreement require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Contract or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of any Acquired Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the First Merger or the ability of the Company to fully perform any of its covenants and obligations under this Agreement or (iv) result in the creation of any material Lien (other than a Permitted Lien) on any asset of any Acquired Company.

Section 4.05 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of September 14, 2010, there were outstanding (i) 21,157,082 shares of Company Common Stock, (ii) zero shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 3,671,211 shares of Company Common Stock (of which options to purchase an aggregate of 2,613,060 shares of Company Common Stock were exercisable), and (iv) 204,681 Company RSUs. As of September 14, 2010, 133,588 shares of Company Common Stock constitute Company Restricted Stock Awards.

(b) As of the date of this Agreement, the Company has reserved 6,542,834 shares of Company Common Stock for issuance on exercise of Company Stock Options or vesting of Company Compensatory Awards. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. There are no shares of Company Common Stock that are subject to vesting or forfeiture restrictions (other than the shares of subject to Company Restricted Stock Awards. Section 4.05(b)(i) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Compensatory Award, including the holder, date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award at the time of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, exercise price, vesting schedule (including the number of vested and unvested shares as of September 14, 2010) and whether such Company Compensatory Award is an “incentive stock option” within the meaning of Section 422 of the Code, the date on which such Company Compensatory Award expires and whether the vesting of such Company Compensatory Award shall be subject to any acceleration in connection with the First Merger or any other transactions contemplated by this Agreement.

(c) Except as set forth in this Section 4.05 or Section 4.05 of the Company Disclosure Schedule, as of September 14, 2010, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d) All outstanding shares of Company Common Stock have been, in all material respects, issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e) Section 4.05(e) of the Company Disclosure Schedule sets forth a list of any shares of its capital stock that the Company has repurchased, redeemed or otherwise reacquired since January 1, 2008. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other Applicable Law, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts in all material respects. There are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

(f) Section 4.05(f) of the Company Disclosure Schedule lists for each Subsidiary of the Company the percentage of equity securities owned or controlled, directly or indirectly, by the Company as of the date hereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating the Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Company free and clear of any Liens. The Company has not agreed and is not obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person, other than (i) any such agreements or obligations to provide such investments, capital contributions or advances among any of the Company or any of its direct or indirect wholly owned Subsidiaries and (ii) guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business.

Section 4.06 Company SEC Documents; Company Financial Statements.

(a) The Company has delivered or made available to Parent, or Parent may obtain from the EDGAR database of the SEC, accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2008, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); (ii) none of the Company SEC Documents that has been filed with the SEC prior to the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document that has been filed with the SEC prior to the date of this Agreement and (iii) as of the Closing, none of the Company SEC Documents that has been filed with the SEC after the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document that has been filed with the SEC prior to the date of Closing.

(b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which individually or in the aggregate is expected to be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

(c) The Acquired Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies, (iv) that the amount recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth in the Company SEC Documents, since December 31, 2008, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Acquired Companies. The Company is, and at all times since January 1, 2008 has been, in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ, and has not since January 1, 2008, received any notice from NASDAQ asserting any non-compliance with any such rules and regulations.

(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

Section 4.07 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and:

(a) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) there has not been any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or material assets of any Acquired Company; and

(c) the Company has not taken any action that would be prohibited by Section 6.01(a) - (m) (in any case without requesting or receipt of the consent of Parent) if such action were taken or proposed to be taken on or after the date of this Agreement.

Section 4.08 No Undisclosed Liabilities. No Acquired Company has any liabilities or obligations of a kind required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c) liabilities or obligations arising under this Agreement; or

(d) liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.09 Company Material Contracts.

(a) No Acquired Company is party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Company Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any material Contract to which an Acquired Company is a party pursuant to which any Person licenses, sells, assigns or otherwise conveys or provides to any Acquired Company any Intellectual Property Right or Technology that is used in or necessary for the operation of the business of the Acquired Companies as conducted currently by the Acquired Companies and immediately prior to the Closing, except for (A) any Contract for non-exclusive rights to commercially available Intellectual Property Rights or Technology for annual payments by any Acquired Company of $200,000 or less, (B) Contracts with employees or individual contractors for the assignment of, or license to, Intellectual Property Rights or Technology (e.g., proprietary invention assignment agreements) entered in to in the ordinary course of business consistent with past practice, or (C) confidentiality or nondisclosure Contracts entered into in the ordinary course of business consistent with past practice (any Contract described in (A) through (C) is a “Standard Technology Contract”));

(iii) any material Contract to which an Acquired Company is a party pursuant to which any Acquired Company licenses, sells, assigns or otherwise conveys or provides to any Person any Company IP, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party, except for any Contract (A) entered into in the ordinary course of business consistent with past practice, or (B) involving less than $300,000 per year;

(iv) any Contract to which an Acquired Company is a party (except for Contracts formed by the exchange of preprinted or standardized forms by the Company and a third party) imposing any material restriction on any Acquired Company’s right or ability (A) to compete in any line of business or with any Person or in any area or, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any Technology;

(v) any material Contract to which an Acquired Company is a party pursuant to which (A) any Acquired Company purchases manufacturing or assembly services, and (B) any Acquired Company purchases materials, supplies, goods, services, equipment or other assets, except for any Contract entered into in the ordinary course of business consistent with past practice involving less than $300,000 per year;

(vi) any material Contract between any Acquired Company and a third party for the sale, resale, or distribution of any of the Acquired Companies’ products or services by such third party;

(vii) any material Contract under which an Acquired Company provides services to a third party, including any consulting, development, integration, or support services Contract;

(viii) any Contract under which an Acquired Company grants to a third party “most favored nation” terms, including “most favored nation” terms for pricing;

(ix) any material Contract between any Acquired Company and a third party relating to marketing and advertising of any Acquired Company’s products or services;

(x) any Contract to which an Acquired Company is a party that creates a joint venture or similar arrangement, unless immaterial to the business of the Acquiring Companies;

(xi) [intentionally omitted];

(xii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) either (A) entered into after January 1, 2008 or (B) pursuant to which any Acquired Company has any current or future rights or obligations;

(xiii) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) and having an outstanding principal amount in excess of $200,000 individually or $500,000 in the aggregate;

(xiv) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xv) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection entered in the ordinary course of business);

(xvi) any Contract which creates any material Lien with respect to any asset of any Acquired Company;

(xvii) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business and materially consistent with past practice pursuant to the Company’s standard form agreement(s), as provided to Parent);

(xviii) any Contract with any Related Person that would be required to be disclosed in an SEC Document;

(xix) any Contract with any Governmental Authority that involves or would reasonably expected to involve payments by or to the Acquired Companies of $200,000 or more; and

(xx) any employment, severance, retention, bonus or other agreement with any current or former employee, officer, director, advisor or consultant (other than vendors) of any Acquired Company pursuant to which any Acquired Company has any current or future obligations reasonably expected to equal or exceed $150,000 in any twelve month period.

(b) The Company has delivered or made available to Parent accurate and complete copies of all written Company Material Contracts identified in Section 4.09(a) of the Company Disclosure Schedule, including all amendments thereto. There are no Material Contracts that are not in written form that would be required to be identified in Section 4.09(a) of the Company Disclosure Schedule.

(c) Each Company Material Contract is a valid and binding agreement of the Acquired Company party thereto, and is in full force and effect, and no Acquired Company is and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, except for such failures to be enforceable and in full force and effect and such breaches and defaults that have not had and would not be reasonably expected to be material to the Company, (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Material Contract.

(d) Since January 1, 2010, no Acquired Company has received any written notice or, to the Knowledge of the Company, any other communication regarding any violation or breach of, or default under, any Company Material Contract.

Section 4.10 Compliance with Applicable Laws.

(a) Each Acquired Company is, and has at all times since January 1, 2008, been in material compliance with, and to the Knowledge of the Company is not, and at no time since January 1, 2008 has been, by any Governmental Authority, under investigation with respect to or threatened to be charged with or given notice of any material violation of, any Applicable Law.

(b) Each Acquired Company is, and has at all times since January 1, 2008, been in material compliance with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“Export Laws”), applicable to its export transactions.

(c) Since January 1, 2008, no Acquired Company has and, to the Knowledge of the Company, no agent, employee or other Person acting on behalf of any Acquired Company has, directly or indirectly:

(i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute; or

(iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.11 Litigation.

(a) There is no pending investigation by any Governmental Authority (to the Knowledge of the Acquired Companies) or Proceeding, and, to the Knowledge of the Acquired Companies, since January 1, 2010, no Person has threatened in writing to commence any investigation or Proceeding that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law, and that is material to the Acquired Companies, except in each case, for any investigation or Proceeding between the date of this Agreement and the Effective Time pursuant to or in connection with any Antitrust Law. As of the date of this Agreement there is no pending Proceeding, and, to the Knowledge of the Company since January 1, 2010, no Person has threatened in writing to commence any Proceeding that challenges, or that may have the effect of preventing, materially delaying or making illegal the Transaction or any of the other transactions contemplated by this Agreement, except in each case, for any investigation or Proceeding between the date of this Agreement and the Effective Time pursuant to any Antitrust Law.

(b) There is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts the ability of any Acquired Company to conduct its business, except as would not be material to the Company.

Section 4.12 Real Property.

(a) No Acquired Company owns or has ever owned any real property. The Company or one of the other Acquired Companies has a good and valid leasehold interest in each parcel of real property leased by the Company or one of the other Acquired Companies (the “Company Real Property”). Section 4.12(a) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the occupancy of any Company Real Property by any Acquired Company (each, a “Real Property Lease”).

(b) The Company Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received any written notice within the 12 months prior to the date of this Agreement of a material violation of any ordinances, regulations or building, zoning or other similar laws by any Acquired Company with respect to the Company Real Property. No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Company Real Property.

Section 4.13 Properties.

(a) The Company or one of the other Acquired Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i) Liens disclosed on the Company Balance Sheet;

(ii) Liens for taxes not yet delinquent or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet);

(iii) Liens created by any restriction imposed in any approval, permit or consent granted by any Governmental Authority;

(iv) Liens affecting the fee interest of any owner of the Company Real Property;

(v) Landlord’s Liens;

(vi) Liens imposed by Applicable Laws such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens; or

(vii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses “(i)” through “(v)” of this Section 4.13(a) are, collectively, the “Permitted Liens”).

(b) There are no developments affecting any such property or assets pending or, to the Knowledge of the Company threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity, and there does not exist under any such lease any default by any Acquired Company, or any event which with notice or lapse of time or both would constitute a default by any Acquired Company.

(c) The equipment owned by each Acquired Company has no material defects, is in working condition, and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

(d) The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use by the Acquired Companies in connection with the businesses of the Acquired Companies and are adequate to conduct such business as currently conducted.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) a listing of all actions, filings and payment obligations due to be made to any Governmental Body within one hundred and eighty (180) days following the date of this Agreement with respect to each item of Registered IP. There are no material unregistered trademarks of the Acquired Companies.

(b) Section 4.14(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) all material Contracts to which an Acquired Company is a party pursuant to which a third party licenses, sells, assigns or otherwise conveys or provides to any Acquired Company any Intellectual Property Right or Technology that is used in or necessary to the business of the Acquired Companies as conducted currently by the Acquired Companies and immediately prior to the Closing, excluding Standard Technology Contracts and (ii) whether a Contract identified in Section 4.14(b)(i) of the Company Disclosure Schedule includes a license or licenses granted to any Acquired Company that is or are, as the case may be, exclusive. Except as identified in Section 4.14(b)(iii) of the Company Disclosure Schedule, no Person who has licensed Technology or Intellectual Property Rights to any Acquired Company has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights.

(c) Section 4.14(c) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each material Contract to which an Acquired Company is a party pursuant to which any Acquired Company licenses, sells, assigns or otherwise conveys or provides to any Person any right (whether or not currently exercisable) or interest in, any Company IP, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party, excluding any Contracts (I) entered into in the ordinary course of business consistent with past practice pursuant to the Company’s standard form, or (II) licensing Company IP to a third party for less than $200,000 per year. No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world. Since January 1, 2008, no Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use any Technology or Intellectual Property Rights currently used by an Acquired Company in the operation of their business.

(d) The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than non-exclusive licenses granted by an Acquired Company in the ordinary course of business consistent with past practice). Each Person who is or was an employee, officer, director or contractor of any Acquired Company and who is or was involved in the creation or development of any Company IP has signed an agreement containing an assignment and an agreement to assign to the applicable

Acquired Company all Intellectual Property Rights in such Person’s contribution to the Company IP that was created within the scope of such Person’s services for the Company. To the Knowledge of the Acquired Companies, no current or former shareholder, officer, director, or employee of an Acquired Company has any claim, right (whether or not currently exercisable), or ownership interest in any Company IP. To the Knowledge of the Acquired Companies, no employee of any of the Acquired Companies is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Acquired Companies or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of and on behalf of any of the Acquired Companies.

(e) No Person who has licensed Technology or Intellectual Property Rights to the Acquired Companies has an ownership interest in or exclusive license rights to improvements made by the Acquired Companies in such Person’s Technology or Intellectual Property Rights, except where (a) such Person has granted rights to the Acquired Companies related to such improvements and all Intellectual Property Rights therein and such licenses do not materially restrict the Acquired Companies’ ability to conduct the business of the Acquired Companies as currently conducted; or (b) such improvements are not necessary to the conduct of the business of the Acquired Companies as currently conducted or proposed to be conducted.

(f) Section 4.14(f) of the Disclosure Schedule contains a complete and accurate list of all material Contracts pursuant to which any of the Acquired Companies is obligated to pay, within six months of the date of this Agreement, royalties or fees for the use of any in-licensed Technology or Intellectual Property Rights that is incorporated into any of the Acquired Company’s products.

(g) To the Knowledge of the Acquired Companies, as of the date of this Agreement all Company IP is valid, subsisting, and enforceable. The Acquired Companies have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination, or other investigation (to the Knowledge of the Acquired Companies) or Proceeding is or since January 1, 2008 has been pending or, to the Knowledge of the Acquired Companies, threatened, in which the scope, validity, or enforceability of any Company IP is being contested or challenged. Each item of Company IP that is Registered IP is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a material copyright, mask work, or trademark registration or any other type of material Registered IP filed by or on behalf of any of the Acquired Companies at any time since January 1, 2008 has been abandoned, allowed to lapse, or rejected. To the Knowledge of the Acquired Companies, none of the Acquired Companies has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered IP. To the Knowledge of the Acquired Companies, the Acquired Companies and their patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all patents included in the Company IP. To the Knowledge of the Acquired Companies, no trademark or trade name owned, used, or applied for by any of the Acquired Companies conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person. To the Knowledge of the Acquired Companies, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by any of the Acquired Companies.

(h) To the Knowledge of the Acquired Companies, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 4.14(h) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered at any time since January 1, 2008 by or to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP.

(i) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) a material breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 4.14(b) or Section 4.14(c) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of the source code for any software that is Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer by any Acquired Company to any other Person of any license or other right or interest under, to, or in any Company IP.

(j) To the Knowledge of the Acquired Companies, each of the Acquired Companies owns or otherwise has the right to use all Technology and Intellectual Property Rights used in or necessary for the conduct the business of the Acquired Companies as currently conducted.

(k) To the Knowledge of the Acquired Companies, no Acquired Company has infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing against any Acquired Company or, to the Knowledge of the Acquired Companies, against any Person who is entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding pursuant to a Contract with an Acquired Company. No Acquired Company has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person caused by an Acquired Company.

(l) To the Knowledge of the Acquired Companies as of the date of this Agreement, none of the software owned, developed, marketed, distributed, licensed, sold, or otherwise made available to any Person by any Acquired Company (collectively, “Company Products”) (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product except as would not reasonably be expected to have a Company Material Adverse Effect or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product except as would not reasonably be expected to have a Company Material Adverse Effect.

(m) To the Knowledge of the Acquired Companies as of the date of this Agreement, no Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed to: (i) disrupt, disable, harm, or otherwise impede in any material manner the operation of, or providing unauthorized access to, a Company Product or any computer system or network or other device on which such Company Product is stored or installed, or (ii) compromise the data security of, or damage or destroy any data or file stored on, any Company Product without the consent of a user of that Company Product (collectively, “Malicious Code”), in each case except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Acquired Companies as of the date of this Agreement, each Acquired Company implements measures reasonably designed to prevent the introduction of Malicious Code into Company Products, except as would not reasonably be expected to have a Company Material Adverse Effect.

(n) No source code for any Company IP has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Acquired Company, except when delivered, licensed, or made available in the ordinary course of business in conjunction with a Company product as part of software development kits (“Permitted Source Code Delivery”). No Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company IP to any escrow agent or other Person, except for instances of Permitted Source Code Delivery. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, result in the delivery, license, or disclosure of any source code for any

Company IP to any other Person who is not, as of the date of this Agreement, an employee of any Acquired Company, except in the ordinary course of business for instances of Permitted Source Code Delivery.

(o) No Company IP is subject to any license commonly referred to as an “open source” or “copyleft” license that (i) requires, or conditions the use or distribution of such Company IP, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company IP, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company IP or portions thereof or (ii) requires any Acquired Company to distribute any Company IP on a royalty-free basis.

(p) No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used by any Acquired Company to develop or create, in whole or in part, any Company IP.

(q) None of the Acquired Companies is currently required or obligated to grant or offer to any other Person any license or right to any Company IP as a result of its membership in, or contribution to, any industry standards body or similar organization.

Section 4.15 Insurance Coverage. The Company has provided to Parent a list of, and accurate and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect. There is no claim by any Acquired Company pending under any of such policies or bonds as to which, to the Knowledge of the Company, coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. The Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 4.16 Licenses and Permits. The Acquired Companies have, and at all times since January 1, 2008 have had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to service its accounts in accordance with Applicable Laws and otherwise to conduct the business of the Acquired Companies, except as would not reasonably be expected to be material to the operation of the business of any Acquired Company. Since January 1, 2010, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

Section 4.17 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all material respects and have been completed in accordance with Applicable Law in all material respects.

(b) All material Taxes of each Acquired Company (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP). The unpaid Taxes of the Acquired Companies have been accrued on the balance sheet in accordance with GAAP. No Acquired Company has incurred any liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business. Each Acquired Company has made available to Parent or its legal counsel copies of all material Tax Returns for such Acquired Company filed since the fiscal year ended December 31, 2007.

(c) No deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid. There are no material audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of any Acquired Company. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company. No claim has ever been made by any Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax in that jurisdiction.

(d) Subject to such exceptions as would not be material, all Taxes required to be withheld or collected by an Acquired Company have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority.

(e) There are no Liens for Taxes upon any property or assets of any Acquired Company, except for Liens for current Taxes not yet delinquent that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(f) No Acquired Company has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies during the two-year period ending on the Closing Date.

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(h) No Acquired Company has engaged in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.18 Employees and Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) the names, titles, and annual base salary, commission, and any other cash compensation or bonus opportunity of all employees of the Acquired Companies as of the date of this Agreement whose annual total cash compensation opportunities equal or exceed $150,000, including their principal location and indicating whether any employee is on a work visa, and (ii) the hourly compensation of non-salaried employees of the Acquired Companies as of the date of this Agreement whose annual total cash compensation opportunities equal or exceed $150,000 (by classification). The services provided by each employee of the Acquired Companies is terminable at the will of the Acquired Company employing such individual.

(b) (i) Section 4.18(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each (A) material “employee benefit plan,” as defined in Section 3(3) of ERISA, (B) each material plan or arrangement (written or oral) that provides for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, supplemental unemployment benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate and covers any employee or former employee of any Acquired Company or with respect to which such Acquired Company has any liability and (C) material employment, termination, change in control or severance contracts that constitute a Company Material Contract to which the Company or any ERISA Affiliate is a party, except for any offer letter that provides for employment that is terminable at will without material liability to the Company. Such plans are referred to collectively herein as the “Employee Plans.” (ii) None of the Employee Plans and no other contract, policy, agreement or arrangement provides for any change in control payment, acceleration of vesting or severance payment (or any similar provision) in connection with the transactions contemplated by this Agreement.

(c) The Company has furnished or made available to Parent (i) accurate and complete copies of all material documents constituting each Employee Plan (or a written summary thereof with respect to any Employee Plan which has not been documented in writing) to the extent currently effective, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, and (vi) material correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan.

(d) No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code.

(e) No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(f) Each Acquired Company has performed all material obligations required to be performed by such Acquired Company under each Employee Plan. Each Acquired Company is not in material default with respect to or in material violation of, and has no Knowledge of any material default or violation by any other party to, any Employee Plan. Each Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA and the Code. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination notification or advisory letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and no Acquired Company is aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent accurate and complete copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against any Acquired Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(g) Except as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former employee or independent contractor of any Acquired Company to any severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan (including any acceleration of vesting with respect to a Company Compensatory Award held by employees of an Acquired Company as a result of the Transaction or any termination of employment in connection therewith). No payment or benefit (including vesting of Company Compensatory Awards) that has been or could be received by any current or former employee or other service provider of any Acquired Company will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which any Acquired Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Section 4.18(g) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) all of the Contracts which give rise to a material obligation to make or set aside amounts payable to or on behalf of the officers of any Acquired Company as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by an Acquired Company or the officer), true and complete copies of which have been previously provided or made available to Parent.

(h) No Acquired Company or ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of any Acquired Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent any Acquired Company or any ERISA Affiliate from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA and neither any Acquired Company nor such Employee Plan will be subject to any surrender fees or service fees upon termination except for any reasonable administrative fees associated with the termination of such plan.

(i) There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009.

(j) No Acquired Company or any ERISA Affiliate currently maintains or has any material liability with respect to any self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(k) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date of this Agreement, have been discharged and paid on or prior to the date of this Agreement except to the extent reflected as a liability on the Company Balance Sheet. There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits). There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits).

(l) No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(m) Each person providing services to any Acquired Company that has been characterized as a consultant or independent contractor and not an employee has been properly characterized as such and no Acquired Company or any ERISA Affiliate has any liability or obligations, including under or on account of any Employee Plan, arising out of the hiring or retention of persons to provide services to any Acquired Company or any ERISA Affiliate and treating such persons as consultants or independent contractors and not as employees of any Acquired Company or any ERISA Affiliate.

(n) No Acquired Company maintains or sponsors any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to any such nonqualified deferred compensation plan listed in Section 4.18(o) of the Company Disclosure Schedule, (i) such plan has been operated in compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder as of December 31, 2008 (or as of such subsequent date on which the plan was initially adopted) and (iii) the Transaction will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(o) All Company Compensatory Awards have been appropriately authorized by the Company Board of Directors or an appropriate committee thereof, including approval of the option exercise price of all Company Stock Options or the methodology for determining the such option exercise price and the substantive option terms. The exercise price of all of such options Company Stock Options granted to employees in the United

States is no less than the fair market value of the Company Common Stock as determined in good faith by the Company Board of Directors and to the extent applicable, in accordance with Section 409A of the Code on the date the Company Stock Option was granted (within the meaning of United States Treasury Regulation §1.421409A-1(cb)(5)(vi)(B)). No Company Stock Options have been retroactively granted, or the exercise price of any such Company Stock Option determined retroactively in contravention of any Applicable Law.

(p) No Acquired Company is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union, works council or similar organization. Since January 1, 2008, to the Knowledge of the Company, there have been no attempts by any labor union, works council or similar organization to organize any employees of the Acquired Companies. Each Acquired Company is in compliance in all material respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no controversies pending, or to the Knowledge of the Company, threatened between any Acquired Company and any of its respective current or former employees that would reasonably be expected to result in a Proceeding.

(q) To the Knowledge of the Company, no employee of any Acquired Company is in material violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by any Acquired Company or to the use of trade secrets or proprietary information of others.

(r) Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar Applicable Law. Since January 1, 2008, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company; and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law. No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) triggering any WARN Act obligations during the 90-day period prior to the date of this Agreement.

(s) Currently there are no Proceedings or internal investigations or inquiries being conducted by any Acquired Company, the Company Board of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning any material financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of any Acquired Company.

Section 4.19 Environmental Matters.

(a) Except as would not reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation or Proceeding (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law; (ii) each Acquired Company is, and has at all times since January 1, 2008, been in material compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no current liabilities of any Acquired Company arising under any Environmental Law.

(b) The Company has made available to Parent any material environmental investigation, study, or test conducted with respect to any property or facility now or previously owned or leased by any Acquired Company that identifies significant environmental liabilities of the Company and, in each case, of which the Company has Knowledge and that is in the possession and custody of the Company. The parties agree that any representations and warranties relating to Environmental Laws, Hazardous Substances or environmental and occupational health and safety matters are contained only in this Section 4.19(b).

Section 4.20 Affiliate Transactions. No director, officer, employee, Affiliate (which for purposes of this Section 4.20 shall include any stockholder of the Company that owns more than 5% of the Company Common Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of an Acquired Company (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company or (iii) is engaged, directly or indirectly, in the conduct of the business of any Acquired Company. In addition, to the Knowledge of the Company, no officer or employee of any Acquired Company has an interest in any Person that competes with the business any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 4.21 Suppliers. Section 4.21 of the Company Disclosure Schedule sets forth an accurate and complete list of the accounts payable incurred in respect of, each supplier of the Company to which the Company paid more than $300,000, either individually or in the aggregate, for either of the years ended December 31, 2009 or 2008 (each a “Significant Supplier”). To the Knowledge of the Company, no Significant Supplier has indicated that such supplier shall not continue as a supplier of the Acquired Companies (or the Surviving Company or Parent) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Acquired Companies (or the Surviving Company or Parent).

Section 4.22 No Brokers. Except for Jefferies & Company, Inc. (the “Company Financial Advisor”), an accurate and complete copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.23 Fairness Opinion. The Company’s board of directors has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, the Per Share Consideration is fair, from a financial point of view, to the stockholders of the Company. A signed copy of such opinion will be provided to Parent solely for informational purposes as promptly as practicable after the date hereof.

Section 4.24 Section 203 of the DGCL Not Applicable. Assuming the accuracy of the representations set for in Section 5.06, as of the date hereof and at all times on or prior to the Effective Time, the Company Board of Directors has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement.

Section 4.25 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the

Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECOND MERGER SUB

Subject to Section 10.05, except (i) as set forth in the Parent Disclosure Schedule or (ii) as disclosed in any Parent SEC Documents filed with the SEC on or after March 23, 2010 and prior to the date of this Agreement by Parent and made available to the Company (or the Company may obtain from the EDGAR database of the SEC) (other than (A) any information that is contained solely in the “Risk Factors” section of such Parent SEC Documents, except to the extent such information in “Risk Factors” consists of factual historical statements, and (B) any forward-looking statements contained in such Parent SEC Documents that are of a nature that they speculate about future developments), Parent, Merger Sub and Second Merger Sub each represent and warrant to the Company:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation and Second Merger Sub is a limited liability company, in each case duly incorporated or organized (as applicable), validly existing and in good standing under the laws of the State of Delaware, and has all corporate or limited liability company (as applicable) powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to be in good standing would not have a Parent Material Adverse Effect. Parent, Merger Sub and Second Merger Sub are each duly qualified to do business as a foreign corporation or limited liability company (as applicable) and are in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

Section 5.02 Corporate Authorization. Each of Parent, Merger Sub and Second Merger has all requisite power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Parent, Merger Sub and Second Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and Second Merger Sub, as applicable. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent, Merger Sub and Second Merger Sub, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No affirmative vote of the stockholders of Parent is necessary to adopt this Agreement or approve the Transaction and/or the other transactions contemplated hereby. At a meeting duly called and held, the Parent Board of Directors unanimously approved and adopted this Agreement and the transactions contemplated hereby.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent, Merger Sub and Second Merger Sub of this Agreement and the consummation by Parent, Merger Sub and Second Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent, Merger Sub and Second Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

Section 5.04 Non-Contravention. Except as set forth on Section 5.04 of the Parent Disclosure Schedule, the execution, delivery and performance by each of Parent, Merger Sub and Second Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent, Merger Sub and Second Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law or, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Parent Material Contract or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or any of its Subsidiaries, except in the case of (iii) above as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay the consummation of the First Merger or the ability of each of Parent, Merger Sub and Second Merger Sub to fully perform any of its covenants and obligations under this Agreement.

Section 5.05 Capitalization; Subsidiaries.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.025 par value per share, of Parent (“Parent Preferred Stock”). As of September 13, 2010, there were outstanding 37,340,663 shares of Parent Common Stock and zero shares of Parent Preferred Stock, and Parent Options to purchase an aggregate of 760,316 shares of Parent Common Stock and warrants to purchase an aggregate of 65,317 shares of Parent Common Stock (of which options and warrants to purchase an aggregate of 484,068 shares and 65,317 shares, respectively, of Parent Common Stock were exercisable) and 5,395,841 shares of Parent Common Stock subject to outstanding restricted stock units.

(b) As of September 13, 2010, Parent has reserved 10,592,558 shares of Parent Common Stock for issuance on exercise of Parent Option and other equity awards. All outstanding shares of Parent Common Stock have been, and all shares that may be issued pursuant to the Parent Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Parent SEC Documents, there are no shares of Parent Common Stock that are subject to vesting or forfeiture restrictions.

(c) Except as set forth in this Section 5.05, as of September 13, 2010, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options, warrants or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

(d) All of the shares of Parent Common Stock that may be issued as contemplated by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Parent is the sole equity holder of Merger Sub and Second Merger Sub, each of which were formed solely for purposes of effecting the Transaction and neither of which hold any assets or carry on any business activities other than in connection with the Transaction. All of the outstanding equity interests of Merger Sub and Second Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights.

Section 5.06 Ownership of Company Capital Stock. None of Parent, Merger Sub or Second Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 5.07 Parent SEC Documents; Parent Financial Statements.

(a) Parent has delivered or made available to the Company, or the Company may obtain from the EDGAR database of the SEC, accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since March 23, 2010, and all amendments thereto (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); (ii) none of the Parent SEC Documents that has been filed with the SEC prior to the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document that has been filed with the SEC prior to the date of this Agreement and (iii) as of the Closing, none of the Parent SEC Documents that has been filed with the SEC after the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document that has been filed with the SEC prior to the date of Closing.

(b) The financial statements (including any related notes) contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Parent Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Parent Financial Statements may not contain footnotes and are subject to normal and recurring year end adjustments, none of which individually or in the aggregate is expected to be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

(c) Parent has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Parent and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Parent Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries, (iv) that the amount recorded for assets on the books and records of Parent and its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth in the Parent SEC Documents, since December 31, 2008, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Parent or its Subsidiaries.

(d) With respect to each quarterly report on Form 10-Q included in the Parent SEC Documents, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and New York Stock Exchange, and the statements contained in any such certifications are complete and correct. Parent is, and at all times since March 24, 2010 been in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE, and has not since March 24, 2010 received any notice from the NYSE asserting any non-compliance with any such rules and regulations.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

Section 5.08 Absence of Certain Changes. Since June 26, 2010, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) any amendment of the certificate of incorporation or bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Parent or any of its Subsidiaries;

(c) any splitting, combination or reclassification of any shares of Parent Common Stock or any equity securities of any Subsidiary of Parent or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Parent Common Stock or any equity securities of any Subsidiary of Parent, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Parent Common Stock or any equity securities of any Subsidiary of Parent;

(d)(i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Parent Common Stock or any equity securities of any Subsidiary of Parent, other than the issuance of any shares of Parent Common Stock upon the exercise of Parent Options or warrants or the vesting of restricted stock units that are outstanding on the date of this Agreement in accordance with the terms of those options, warrants or restricted stock units, as applicable, on the date of this Agreement or (ii) amendment of any term of any Parent Common Stock (in each case, whether by merger, consolidation or otherwise) or any equity securities of any Subsidiary of Parent;

(e) except as disclosed in the Parent SEC Documents, any change in the methods of accounting or accounting practices of Parent or any of its Subsidiaries, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants; or

(f) any agreement or commitment to take any of the actions referred to in clauses (a) through (e).

Section 5.09 No Undisclosed Liabilities. None of Parent nor any of its Subsidiaries has any liabilities or obligations of a kind required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than:

(a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities and obligations incurred by Parent or its Subsidiaries since the Parent Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c) liabilities or obligations arising under this Agreement; or

(d) liabilities that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10 Parent Material Contracts.

(a) Except as set forth in the Parent SEC Documents, none of Parent and its Subsidiaries is a party to any Contract, a copy of which would be required to be filed with the Commission as an exhibit to an annual report on Form 10-K (collectively, “Parent Material Contracts”).

(b) Each Parent Material Contract is a valid and binding agreement of Parent or any of its Subsidiaries (as applicable) party thereto, and is in full force and effect, and none of Parent or any of its Subsidiaries (as applicable) is and, to the Knowledge of Parent, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Parent Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Parent Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Parent Material Contract except for such failures to be enforceable and in full force and effect and such breaches and defaults that have not had and would not be reasonably expected to be material to Parent.

Section 5.11 Compliance with Applicable Laws. Each of Parent and its Subsidiaries is, and has at all times since January 1, 2008, been in material compliance with, and to the Knowledge of Parent is not, and at no time since January 1, 2008 has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Litigation.

(a) Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there is no pending investigation by any Governmental Authority (to the Knowledge of the Parent) or any Proceeding, and, to the Knowledge of Parent, since January 1, 2008, no Person has threatened to commence any Proceeding and no Governmental Authority has threatened any investigation: (i) that involves Parent or any of its Subsidiaries or any of the assets owned or used by any of Parent or any of its Subsidiaries or any Person whose liability any of Parent or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law, and that is material to Parent and its Subsidiaries or more; or (ii) that challenges, or that may have the effect of preventing, materially delaying or making illegal the Transaction or any of the other transactions contemplated by this Agreement, except for any investigation between the date of this Agreement and the Effective Time pursuant to any Antitrust Law.

(b) As of the date of this Agreement, there is no Order to which any of Parent or any of its Subsidiaries, or any of the assets owned or used by any of Parent or any of its Subsidiaries, is subject or which materially restricts the ability of any of Parent or any of its Subsidiaries to conduct its business, except as would not be material to Parent.

Section 5.13 Intellectual Property. To the Knowledge of Parent, the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any products or services of Parent and Parent’s Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. To the Knowledge of Parent, the Intellectual Property and Technology owned or licensed by Parent are all the Intellectual Property Rights or Technology necessary for the conduct of Parent’s business as presently conducted or proposed to be conducted. Except as set forth in the Parent SEC Documents, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of Parent, threatened in writing against Parent or, against any Person who may be entitled to be indemnified or reimbursed by Parent with respect to such claim or Proceeding. Except as set forth in the Parent SEC Documents, Parent has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person.

Section 5.14 Licenses and Permits. Each of Parent and its Subsidiaries have all Permits, and have made all necessary filings required under Applicable Law, necessary to conduct the business of Parent and its Subsidiaries. None of Parent and its Subsidiaries has received any outstanding and unresolved written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

Section 5.15 Employees and Employee Benefit Plans. Parent has in its Parent SEC Documents described, or filed as an exhibit, all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, forms filed with the SEC: material “employee benefit plans,” as defined in Section 3(3) of ERISA, employment, severance or similar Contracts and other plans or arrangements (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which are maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any employee or former employee of Parent, or with respect to which Parent has any liability (the “Parent Benefit Plans”). Parent and its Subsidiaries are in material compliance with all Applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the Parent Benefit Plans; and each such Parent Benefit Plan is in compliance with all applicable requirements of ERISA, except, in each case, where the failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, none of Parent’s or its Subsidiaries’ executive officers are obligated under any Contract or other agreement, or subject to any judgment, decree or order of any Governmental Authority, that would interfere with the use of his or her employment obligations to Parent or its Subsidiaries or that would conflict with Parent’s and its Subsidiaries’ business as now conducted or proposed to be conducted, except for such Contracts and other agreements, judgments, decrees and orders that would not reasonably be expected have a Parent Material Adverse Effect.

Section 5.16 Affiliate Transactions. Except as set forth in the Parent SEC Documents, no director, officer, employee, Affiliate (which for purposes of this Section 5.16 shall include any stockholder of Parent that owns more than 5% of the Parent Common Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of Parent or any of its Subsidiaries (each of the foregoing, a “Parent Related Person”), other than in its capacity as a director, officer or employee of Parent or any of its Subsidiaries (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with Parent or any of its Subsidiaries (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by Parent or any of its Subsidiaries or (iii) is engaged, directly or indirectly, in the conduct of the business of Parent or any of its Subsidiaries. In addition, to the Knowledge of the Parent, no officer or employee of Parent or any of its Subsidiaries has an interest in any Person that competes with the business of Parent or any of its Subsidiaries in any market presently served by Parent or any of its Subsidiaries (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 5.17 No Brokers. Except for Morgan Stanley & Co. Incorporated (the “Parent Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of Parent and its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.18 Financial Capability. As of the Effective Time, Parent will have (taking into account the Company’s cash resources) sufficient funds available to pay the cash portion of the Per Share Consideration payable pursuant to Article 3 and to perform the other obligations of Parent contemplated by this Agreement.

Section 5.19 Full Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on written information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

ARTICLE 6.

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company. Except as expressly contemplated by this Agreement or as set forth on Schedule 6.01, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Acquired Company to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve substantially intact its present business organization, (ii) keep available the services of officers and key employees of the Acquired Companies, and (iii) maintain substantially intact its relationships with the customers and suppliers of the Acquired Companies and others having material business relationships with them. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on Schedule 6.01, or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of the other Acquired Companies not to (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.01 in general):

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or securities of any other Acquired Company, except in connection with Company Compensatory Awards or Company Restricted Stock Awards in the ordinary course of business consistent with past practice;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or securities of any other Acquired Company, other than (A) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or vesting of Company RSUs that are outstanding on the date of this Agreement in accordance with the terms of those awards on the date of this Agreement or (B) grants to newly hired employees of Company Compensatory Awards or Company Restricted Stock Awards issued in the ordinary course of business consistent with past practice and, in the case of Company Stock Options, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock; provided that in no event shall such grants exceed in the aggregate 50,000 shares of Company Common Stock; or (ii) amend any term of any Company Security or the security of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Compensatory Award held by an employee to provide for acceleration of vesting as a result of the Transaction or a termination of employment or service related to the Transaction;

(d) incur any capital expenditures or any obligations or liabilities in respect of capital expenditures, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $500,000 individually or $2,000,000 in the aggregate in any six month period, or except as may be required pursuant to the terms of any real property lease as in effect on the date of this Agreement;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (A) other than obligations and liabilities addressed in Section 6.01(d) any Person or any assets, properties, interest or business, except operating assets in the ordinary course of business consistent with past practice for a purchase price not in excess of $200,000 individually or (B) securities of a third party;

(f) sell, lease, license or otherwise transfer, or create or incur any Lien on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, other than (A) in the ordinary course of business consistent with past practice; (B) any Permitted Encumbrance, (C) any non-exclusive license of Company IP in the ordinary course of business and (D) pursuant to existing Contracts;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) make any payments to any Related Person except pursuant to the terms of any existing Contract or arrangement that is disclosed in the SEC Documents or payments to employees in the ordinary course of business;

(i) create, incur or assume any indebtedness for borrowed money other than debt related to bonds (including RUS bonds) incurred in the ordinary course of business consistent with past practice;

(j) enter into any Contract that limits or otherwise restricts in any material respect any Acquired Company or any of its Affiliates or any successor thereto from engaging or competing in any line of business, in any location or with any Person or enter into, amend or modify in any material respect or terminate any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company thereunder, in each case, outside the ordinary course of business consistent with past practice;

(k) other than pursuant to the terms of an applicable plan or agreement identified on Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law (including to avoid adverse tax consequences under Section 409A of the Code, but, in such case, subject to Parent’s prior review) (i) grant or increase any change-in-control, severance or termination pay to any director, officer, advisor, consultant or employee of any Acquired Company, (ii) increase benefits payable under any existing change-in-control, severance or termination pay policies or employment agreements, (iii) enter into or increase benefits payable under any employment, deferred compensation or other agreement or offer (or amend any such existing agreement or offer) with any director or officer, advisor, consultant or employee of any Acquired Company, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer advisor, consultant or employees of any Acquired Company, (v) increase compensation, bonus, commission, or other benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, except any of the foregoing with respect to any advisor, consultant or employee made in the ordinary course of business consistent with past practice, or (vi) terminate any key employee except for cause;

(l) change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants;

(m) commence, settle, or offer or propose to settle, any Proceeding (A) involving or against any Acquired Company (other than any Proceeding involving a settlement of $250,000 or less as its sole remedy), or (B) that relates to the transactions contemplated hereby;

(n) make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax; surrender or forfeit any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(o) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, Merger Sub or the Second Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

If Parent does not reply to a written request for consent delivered by the Company to Parent either affirmatively or negatively in writing to the Person at the Company making such request within five Business Days after delivery of such request, then Parent shall be irrevocably deemed to consent to such request for purposes of this Section 6.01 in such specific instance.

Section 6.02 Stockholder Approval; Notice.

(a) The Company shall take all action necessary under Applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company

Stockholder Meeting”). The Company Stockholder Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with Applicable Law.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (and Parent shall have the right to require the Company to adjourn or postpone the Company Stockholders Meeting) one time for a period of up to ten Business Days if on the date for which the Company Stockholder Meeting is originally scheduled, the Company has not received proxies representing a sufficient number of shares to conduct business at the meeting. The Company may also postpone or adjourn the Company Stockholder Meeting if (a) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law or (b) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Board Recommendation).

(c) Subject to Section 6.03: (i) the Prospectus/Proxy Statement shall include a statement of the Company Board Recommendation; and (ii) the Company Board Recommendation shall not be withdrawn, modified or qualified in any manner adverse to Parent, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted (any of the foregoing a “Change of Board Recommendation”).

(d) Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company Board of Directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders that the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) is required to comply with its fiduciary duties to the Company’s stockholders or as otherwise required by Applicable Law, so long as the Company at least one Business Day prior to making such disclosure notifies Parent and if such disclosure relates to an Acquisition Proposal either (i) contains a reaffirmation of the Company Board Recommendation or (ii) if the subject matter of such disclosure constitutes a Change of Board Recommendation, such Change of Board Recommendation is made in accordance with Section 6.03(e).

Section 6.03 No Solicitation.

(a) The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct each Person that has in the twelve months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy in accordance with the terms of such confidentiality agreement all information, documents and materials relating to the Acquisition Proposal or to the Acquired Companies and their businesses previously furnished by or on behalf of the Acquired Companies or any of their respective Representatives to such Person or such Person’s Representatives.

(b) Subject to this Section 6.03, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of the other Acquired Companies not to (and the Company shall direct its Representatives not to and shall cause each of the Acquired Companies to direct each of their respective Representatives not to), directly or indirectly,

(i) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any non-public information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, letter of intent or Contract providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.03(d)) or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company.

(c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within 24 hours) provide Parent with: (i) an oral and a written description of any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal (including any modification thereto), or any request for information that could reasonably be expected to lead to an Acquisition Proposal , that is received by an Acquired Company or any Representative of any Acquired Company from any Person (other than Parent) including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”); and (ii) a copy of each written communication and a summary of each oral communication transmitted on behalf of the Other Interested Party or any of its Representatives to any Acquired Company or any Representative of any Acquired Company or transmitted on behalf of any Acquired Company or any Representative of any Acquired Company to the Other Interested Party or any of its Representatives (including any communications related to the proposed amount or form of consideration, financing terms, if any, and closing conditions), in each case, to the extent such communication constitutes a material development with respect to an Acquisition Proposal or a potential Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.03(d).

(d) Notwithstanding Section 6.03(b), if at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) neither any Acquired Company nor any of their respective Representatives shall have directly or indirectly violated any of the restrictions set forth in Section 6.03 in a manner that resulted in the submission of such Acquisition Proposal, (iii) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board of Directors determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under Applicable Law, then the Company may take the following actions: (A) furnish information with respect to the Acquired Companies to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) shall not, and shall not allow any other Acquired Company or any Representative of any Acquired Company to, disclose any information to such Person without first entering into a confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of any of the Acquired Companies, provided that such confidentiality agreement shall not be required to contain a “standstill” provision and (y) shall promptly provide to Parent or its Representatives any information concerning the Acquired Companies provided to such other Person which was not previously provided to Parent.

(e) Notwithstanding anything to the contrary contained in Section 6.02(b) or this Section 6.03, at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, the Company Board of Directors may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 6.03(f)) if the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel, that, in light of facts, events or circumstances that have developed since the date of this Agreement that were not foreseen or reasonably foreseeable to the Company as of the date of this Agreement (an “Intervening Event”) and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that such action is necessary to comply with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Applicable Law; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board of Directors reason for proposing to effect such Change of Board Recommendation;

(ii) prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation; and

(iii) Parent shall not have, within the aforementioned four Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, and Second Merger Sub that the Company Board of Directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation.

(f) Notwithstanding anything to the contrary contained in Section 6.02(b) or this Section 6.03, if the Company receives an Acquisition Proposal that the Company Board of Directors determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to Section 6.03(f), that are binding and have been irrevocably committed to by Parent in writing, the Company Board of Directors may at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, if the Company Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary to comply with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Applicable Law, take the following action: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company complies with the provisions of Section 9.01(f) and Section 9.03; and provided further that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board

Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the material terms and conditions of such Superior Proposal, (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.03(f) with respect to such new written notice; provided that the Notice Period for any subsequent notice shall be shortened from four Business Days to two Business Days.).

(g) The Company agrees that any action or inaction of any of the Acquired Companies or their respective Representatives that is inconsistent with the provisions set forth in this Section 6.03 shall be deemed to be a breach of this Agreement (including this Section 6.03) by the Company; provided, however, that no such action or inaction shall be taken into account for purposes of Section 9.01(e) or Section 9.01(g)(ii) unless the Company shall have permitted (with respect to its officers, directors and employees) or shall have knowingly permitted (with respect to any Representative of the Company who is not a Company officer, director or employee) such action or inaction to occur, and such action or inaction is materially inconsistent with this Section 6.03.

Section 6.04 Access to Information. From the date of this Agreement until the Effective Time, upon reasonable advanced notice and during normal business hours, the Company shall and shall cause each other Acquired Company to (i) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would, in the Company’s good faith opinion after consultation with outside legal counsel, result in the loss of attorney-client privilege, work product doctrine or other applicable legal privilege applicable to such documents or information or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract. In the event that any of the Company or its Subsidiaries does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.04. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies and any access to the property of any Acquired Company must comply with Company’s reasonable security and insurance requirements, may not unreasonably interfere with any Acquired Company’s use of the property. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information which in the Company’s good-faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

Section 6.05 Termination of Employee Plans. Unless Parent directs the Company otherwise in writing no later than five Business Days prior to the Effective Time, the Company Board of Directors (or the board of directors of the applicable Acquired Company) shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”). Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors (or the board of directors of the applicable Acquired Company) authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all Applicable Laws. The Company shall also take (and shall cause each applicable Acquired Company to take) such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require, including such actions as Parent may reasonably require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each 401(k) Plan following the Effective Time.

Section 6.06 Notices of Certain Events.

(a) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of:

(i) any material written notice or written communication from any Governmental Authority indicating that a Permit is revoked or about to be revoked, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any actions, suits, claims, investigations or proceedings commenced against the Acquired Companies that would have or reasonably be expected to have a Company Material Adverse Effect;

(iii) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement if such inaccuracy or breach would cause the condition in Section 8.02(a) (with respect to representations and warranties) and Section 8.02(b) (with respect to covenants) to fail to be satisfied at the Effective Time;

(iv) any actions, suits, claims or proceedings commenced against the Acquired Companies relating to or involving this Agreement or the transactions contemplated hereby.

(b) From the date of this Agreement until the Effective Time, Parent shall promptly notify the Company of:

(i) any actions, suits, claims, investigations or proceedings commenced against Parent or its Subsidiaries that would have or reasonably be expected to have a Parent Material Adverse Effect;

(ii) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement if such inaccuracy or breach would cause the condition in Section 8.03(a) (with respect to representations and warranties) and Section 8.03(b) (with respect to covenants) to fail to be satisfied at the Effective Time; and

(iii) any actions, suits, claims or proceedings commenced against Parent relating to or involving this Agreement or the transactions contemplated hereby.

No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Parent Disclosure, as the case may be, for the purpose of determining whether any of the conditions set forth in Article 8 have been satisfied.

Section 6.07 Tax Matters.

(a) Each of Parent, Merger Sub, Second Merger Sub and the Company intends, and shall use its commercially reasonable efforts to cause, the First Merger and the Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the First Merger and the Second Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Each of Parent, Merger Sub, Second Merger Sub and Company shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Wilson Sonsini Goodrich & Rosati P.C. in form and substance reasonably acceptable to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for federal income tax purposes, the First Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, Parent (and Merger Sub and Second Merger Sub) and the Company shall, as of the Closing Date, execute and deliver to Wilson Sonsini Goodrich & Rosati P.C. tax representation letters, dated and executed as of the dates of such opinions (the “Tax Representation Letters”), in substantially the forms attached to this Agreement as Exhibit C-1 and Exhibit C-2, respectively. Notwithstanding anything in Section 8.03 to the contrary, the obligation to deliver the opinion referred to in this Section 6.07 shall not be waivable after receipt of any Required Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE 7.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01 Appropriate Action; Consents; Regulatory Filings.

(a) Each of the Company, Parent, Merger Sub and Second Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, using reasonable best efforts to: (i) cause the conditions to the First Merger set forth in Section 8.01 and Section 8.02 (in the case of the Company) to be satisfied; (ii) cause the conditions to the First Merger set forth in Section 8.01 and Section 8.03 (in the case of Parent, Merger Sub and Second Merger Sub) to be satisfied, (iii) obtain from any Governmental Authority any actions or non-actions, consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction; (iv) as promptly as reasonably practicable, and in any event within 15 Business Days after the date hereof unless a later date is mutually agreed in writing by the Parties, make all necessary registrations, declarations, submissions of information, applications and other documents and filings with Governmental Authorities in connection with this Agreement and the consummation of the Transaction, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Transaction required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other Applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Prospectus/Proxy Statement and any other required filings, (y) determining whether any action by or in respect of, or registrations, declarations, submissions of information, applications and other documents and filings with, any Governmental Authority is required, in connection with the consummation of the Transaction and (z) seeking any such actions, consents, approvals or waivers or making any such filings; and (v) execute or deliver any additional instruments reasonably necessary to consummate the Transaction, and to fully carry out the purposes of, this Agreement. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall not permit any of its Subsidiaries to, enter into or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership or to acquire any assets, business or company if such agreement, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Section 8.01(b), Section 8.01(c) or Section 8.02(e) not to be satisfied or would reasonably be expected to have the effect of preventing, materially impairing, materially delaying or otherwise materially and adversely affecting the consummation of the Merger.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Transaction and seeking any such actions, consents, approvals or waivers. Without limiting the terms of Sections 7.01(c) and (d) in connection with obtaining any approval or consent from any Person with respect to the Transaction, (i) without the prior written consent of Parent, none of the Company or any Acquired Company shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent, Merger Sub nor Second Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(c) Without limiting the generality of anything contained in this Section 7.01, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Transaction or any of the other transactions contemplated by this Agreement; (ii) promptly inform the other parties as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority, or in connection with any filings or investigations with, by or before any Governmental Authority, relating to this Agreement or the Transaction, (iv) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Antitrust Laws or requested to be made by any Governmental Authority in connection with the Transaction, (v) supply the other or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions and (vi) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Authorities in which any such filings or submissions are made under any applicable Antitrust Laws as promptly as practicable. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transaction or any of the other transactions contemplated by this Agreement. In addition, each party will provide the other party an opportunity to review and comment on any communication given by it to a Governmental Authority and, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to participate in, and will consult in advance with the other party prior to, each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response. Notwithstanding the generality of any other provision set forth in this Section 7.01, both parties agree to work together in a mutual, co-operative manner on all strategic and tactical aspects in the formulation of actions pertaining to the matters contemplated by this Section 7.01(c); provided, however, that Parent shall be entitled, after consultation with the Company, to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Authority under any Antitrust Law any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the consummation of the Transaction.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to (i) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or Affiliates or (ii) contest, defend or appeal any Proceedings brought by a Governmental Authority, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to compel any divestiture by Parent, the Company or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under any Antitrust Law.

Section 7.02 Registration Statement; Prospectus/Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and to keep the Registration Statement effective as long as is necessary to consummate the First Merger and the transactions contemplated hereby. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall provide promptly to the other such information concerning it, its holders of capital stock, its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 7.02, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Prospectus/Proxy Statement and the Registration Statement.

(b) Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Subsidiary of Parent or Merger Sub, or any of their respective officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Prospectus/Proxy Statement or the Registration Statement. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary of the Company, or any of their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Prospectus/Proxy Statement or the Registration Statement. Except in connection with any Change of Board Recommendation (which Parent shall include in the Prospectus/Proxy Statement at the Company’s request) and other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 7.03 of this Agreement, no amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall be unreasonable to withhold consent with respect to any amendment or supplement to the Prospectus/Proxy Statement or Registration Statement to the extent such amendment or supplement is required to be included therein so that the Prospectus/Proxy Statement or Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading as may be required by Rule 10b-5 or Rule 14a9 under the Exchange Act or Section 11 or Section 12 of the Securities Act.) The Company and Parent each will advise the other promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Prospectus/Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties hereto shall cause the Prospectus/Proxy Statement and the Registration Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq or the NYSE.

(c) Without limiting Parent’s obligations set forth in this Section 7.02, prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the First Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholder Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

Section 7.03 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated as of May 27, 2010, by and between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement.

(b) The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed by each of Parent and the Company. The Company shall not, and the Company shall cause each of its Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by Applicable Law. Parent shall not, and Parent shall cause each of its Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Company’s name or refer to Company directly or indirectly in connection with Company’s relationship with Parent in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the Company, unless required by Applicable Law. The restrictions set forth in this Section 7.03 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to an Acquisition Proposal, Intervening Event, Change of Board Recommendation or Superior Proposal.

Section 7.04 Form S-8; ESPP; Assumption of Company Compensatory Awards and Company Restricted Stock Awards.

(a) With respect to the Company Stock Options assumed pursuant to Section 3.06, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock issuable upon exercise of the assumed Company Compensatory Awards promptly following the Effective Time, but in no event later than 10 business days following the Effective Time. The Company and its counsel shall cooperate with and assist Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(b) The Company shall take such action as may be necessary to (i) establish a New Exercise Date (as defined under the Company ESPP) on the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least ten Business Days prior to the Effective Time) with respect to the Offering Period (as defined in the Company ESPP) otherwise then in effect (the “Final Exercise Date”); (ii) provide that no further Offering Periods shall commence under the Company ESPP on or following the Final Exercise Date; and (iii) terminate the Company ESPP as of the Final Exercise Date, contingent upon the Effective Time. Each outstanding option under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with Section 18(c) of the Company ESPP.

(c) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the assumption and conversion of the Company Compensatory Awards and Company Restricted Stock Awards and for the treatment of Cashed Out Compensatory Awards as set forth in Section 3.06.

Section 7.05 Continuing Employee Compensation.

(a) For a period of at least one (1) year following the Effective Time, Parent shall, or shall cause the Surviving Company to, compensate each Company employee who continues his or her employment with Parent or the Surviving Company following the Effective Time (a “Continuing Employee”) with cash compensation, including base salary rate and target bonus opportunity, on terms in the aggregate no less favorable than the total cash compensation opportunity provided to the Continuing Employee immediately prior to the Effective Time. Nothing herein shall (i) require Parent to continue the employment of any Continuing Employee or (ii) limit Parent’s ability and discretion to change or amend the total cash compensation opportunity to which a Continuing Employee may be entitled provided that, following such change or amendment, the total cash compensation opportunity payable to such Continuing Employee is on terms in the aggregate no less favorable than the total cash compensation opportunity provided to the Continuing Employee immediately prior to the Effective Time.

(b) As of and following the Effective Time, Parent will either (a) continue the Employee Plans, (b) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, per personal time off plans or programs) of Parent, in each case on terms substantially no less favorable in the aggregate than those provided to similarly situated employees of Parent, including with respect to geographical location, or (c) a combination of clauses (a) and (b).

(c) To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall, and shall cause the Surviving Company to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any subsidiary of the Company (or any predecessor or employer of a Continuing Employee of the Company or any Company subsidiary, to the extent such service with such predecessor employer is recognized by the Company or the applicable Company subsidiary) attributable to any period before the Effective Time as service rendered to Parent, the Surviving Company or any subsidiary of Parent for purposes of eligibility to participate, level of benefits, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), and equity incentive plans or as would otherwise result in a duplication of benefits.

(d) Without limiting the foregoing, with respect to Continuing Employees who are employed by Parent or a Subsidiary of Parent in the United States, Parent shall use commercially reasonable efforts to cause any pre-existing conditions or (actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived only to the extent waived under the corresponding plan in which Continuing Employees participated immediately prior to the date Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans. With respect to Continuing Employees who are employed by Parent or a subsidiary of Parent in the United States, Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of Company’s or its Subsidiaries’ health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(e) Following the Closing, Parent shall adopt or shall cause to be adopted by the Parent or any Subsidiary of Parent employing the Continuing Employees, a policy consistent with the terms set forth on Schedule 7.05(f).

(f) The Company and Parent acknowledge and agree that all provisions contained in this Section 7.05 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including any employees, former employees, any participant in any Employee Plans or any beneficiary thereof or any right to continued employment with the Surviving Company, Parent or any Subsidiary of Surviving Company or Parent, shall not be construed to establish, amend, or modify an Employee Plan or any other benefit plan, program, agreement or arrangement and shall not require any Acquired Company, Parent, the Surviving Company or any Subsidiary of an Acquired Company, Parent or the Surviving Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of an Acquired Company, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 7.06 Indemnification of Officers and Directors.

(a) Parent and Merger Sub agree that all rights to indemnification under any Contracts existing as of the Effective Time between the Acquired Companies and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”) shall survive the Transaction and shall continue in full force and effect in accordance with their terms following the Effective Time. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations of the Acquired Companies under any and such indemnification Contracts with the Indemnified Persons. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving

Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Effective Time, to the fullest extent permitted by Applicable Law and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, for so long as such “tail” policy shall be maintained in full force and effect. If for any reason such “tail” policy is no longer effective or does not apply to any claim that would be covered under the Company’s directors’ and officers’ liability insurance prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Company shall maintain in effect a directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s current directors’ and officers’ liability insurance policy, on terms with respect to the coverage and amounts that are equivalent to those of the Company’s current directors’ and officers’ liability insurance policy; provided, however, in satisfying its obligations under this Section 7.06(b), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.06(b) of the Company Disclosure Letter), provided that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(c) If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of Parent and the Surviving Company set forth in this Section 7.06.

(d) The obligations set forth in this Section 7.06 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.06(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.06(b) (and their heirs and representatives). The provisions of this Section 7.06 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Person of the Company and his or her heirs and personal representatives with full rights of enforcement as if a party hereto, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the certificate of incorporation or bylaws of the Company or any contract or Applicable Law.

Section 7.07 Letter of the Company’s Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of SingerLewak LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 7.08 Listing. Prior to the Effective Time, Parent shall use all reasonable efforts to obtain authorization for listing on the New York Stock Exchange of the shares of Parent Common Stock issuable and required to be reserved for issuance in connection with the First Merger, subject to official notice of issuance.

Section 7.09 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the First Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock, options to purchase shares of Parent Common Stock in connection with the First Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 7.09, “Section 16 Information” means the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the First Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the First Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the First Merger.

Section 7.10 Board Composition. Parent shall appoint one member of the Company Board of Directors who is not an employee of the Company, which individual shall be mutually and reasonably agreed to by the parties, as a member of the Parent Board of Directors effective as of the Effective Time.

Section 7.11 FIRPTA Certificate. If the Company Common Stock is not traded on NASDAQ immediately before the Effective Time, at or prior to Closing, the Company shall deliver to Parent an affidavit stating, under penalty of perjury, that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h).

ARTICLE 8.

CONDITIONS TO THE TRANSACTION

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the First Merger are subject to the satisfaction of the following conditions:

(a) Required Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Approval.

(b) Governmental Approvals. (i) The waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated, (ii) any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the Antitrust Laws of the United States shall have expired or been terminated, and (iii) any clearances, consents, approvals, orders and authorizations of the Governmental Authorities in the United States that are required by the Antitrust Laws shall have been obtained.

(c) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a Governmental Authority of competent jurisdiction in the United States shall be in effect, and no Applicable Law enacted or adopted by a Governmental Authority of competent jurisdiction in the United States shall have been enacted, in each case, which makes consummation of the Transaction illegal.

(d) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order.

Section 8.02 Conditions to the Obligations of Parent, Merger Sub and Second Merger Sub. The obligations of Parent, Merger Sub and Second Merger Sub to consummate the First Merger are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by the Company in Sections 4.01(a), 4.02, 4.05(a) and (c), 4.23 and 4.24 (collectively, the “Company Fundamental Representations”) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date (it being understood that the representations and warranties in Section 4.05(a) and (c) shall be deemed to be accurate in all material respects unless the Company’s fully diluted capitalization as of the date specified in Section 4.05(a) and (c) exceeds the amounts set forth in Section 4.05(a) and (c) and Section 4.05(a) and (c) of the Company Disclosure Schedule by more than 1.0% of the Company’s fully diluted capitalization) and (B) without giving effect to any “Company Material Adverse Effect” or other materiality qualifications contained in Section 4.01; and

(ii) Each of the representations and warranties made by the Company in this Agreement other than the Company Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date) except, in each case, including the parenthetical set forth in this clause (ii), where the failure to be so accurate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d) Executed Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) certifying that the conditions set forth in Sections 8.02(a) and 8.02(b) have been duly satisfied; and

(ii) written resignations of all directors and officers of the Company, to be effective as of the Effective Time.

(e) Litigation. There shall not be pending, or threatened in writing, by a Governmental Authority of competent jurisdiction in the United States any Proceeding (i) that challenges or seeks to prohibit the consummation of the Transaction on the terms, and conferring upon Parent and the Surviving Company all of their respective rights and benefits, contemplated herein, (ii) that seeks to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Company, (iii) that would materially and adversely affect the right of the Surviving Company to own the assets or operate the business of the Acquired Companies or (iv) that seeks to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Transaction.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the First Merger are subject to the satisfaction of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by Parent, Merger Sub and Second Merger Sub in Sections 5.01(a), 5.02, 5.05(a) and (c) (collectively, the “Parent Fundamental Representations”) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, in each case (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date (it being understood that the representations and warranties in Section 5.05(a) and (c) shall be deemed to be accurate in all material respects unless Parent’s fully diluted capitalization as of the date specified in Section 5.05 exceeds the amounts set forth in Section 5.05 and Section 5.05 of the Parent Disclosure Schedule by more than 1.0% of Parent’s fully diluted capitalization) and (B) without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications contained in Section 5.01; and

(ii) Each of the representations and warranties made by Parent, Merger Sub and Second Merger Sub in this Agreement other than the Parent Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date), except, in each case, including the parenthetical set forth in this clause (ii), where the failure to be so accurate has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

(d) Executed Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate executed on behalf of Parent by a duly authorized officer thereof certifying that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”); and

(ii) the written opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, referred to in Section 6.07(c), dated as of the Closing Date, and such opinion shall not have been withdrawn, revoked or modified.

(e) Listing of Parent Common Stock. The shares of Parent Common Stock issuable to Company Stockholders pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

ARTICLE 9.

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the First Merger and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding, except as indicated in Section 9.01(e), the receipt of the Required Company Stockholder Approval):

(a) by mutual written agreement of the Company and Parent;

(b)(i) by mutual agreement of Parent and the Company, if the Transaction has not been consummated on or before December 15, 2010 based on a mutual good faith determination (which will be evaluated by each party promptly following the request of the other party) that each of the conditions set forth in Section 8.01(b), Section 8.01(c) or Section 8.02(e) (as they relate to applicable Antitrust Laws) would not likely be satisfied on or before March 15, 2011 (the “End Date”), or (ii) by either the Company or Parent, if the Transaction has not been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to Section 9.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement resulted in the failure of the Transaction to be consummated by such time;

(c) by either Parent or the Company, if a Governmental Authority of competent jurisdiction in the United States shall have issued any order, injunction or other decree or taken any other similar action, in each case, which has become final and non-appealable and which permanently prohibits the Transaction; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any party whose breach of, or failure to perform, any provision of this Agreement has been a cause of, or resulted in, the issuance of such order, injunction or other decree;

(d) by either Parent or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.01(d) if the failure to obtain such stockholder approval results from a breach of, or failure to perform any provision of, this Agreement by such party at or prior to the Effective Time;

(e) by Parent at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval if a Triggering Event shall have occurred;

(f) by the Company if prior to the adoption of this Agreement by the Required Company Stockholder Approval the Company Board of Directors shall have effected a Change of Board Recommendation in respect of a Superior Proposal in accordance with Section 6.03(f), and simultaneously with such termination is entering into an Alternative Acquisition Agreement with respect to such Superior Proposal;

(g) by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case, such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied and in the case of each of clauses (i) and (ii), the Company shall have failed to cure such inaccuracy or breach during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”); provided, however, that Parent may not terminate this Agreement under this Section 9.01(g) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period and Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if any of Parent, Merger Sub or Second Merger Sub are then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(h) by the Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case, such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of Parent contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied, and in the case of each of clauses (i) and (ii), Parent shall have failed to cure such inaccuracy or breach during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”); provided, however, that the Company may not terminate this Agreement under this Section 9.01(h) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period and the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, then this Agreement shall become void and of no effect without liability of any party (or any Representative, stockholder or Affiliate of such party) to the other party hereto; provided that: (a) neither the Company nor Parent shall be relieved of any intentional breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.03 and Article 10, which shall survive any termination of this Agreement.

Section 9.03 Expenses; Termination Fees.

(a) All fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (A) the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Transaction under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

(b) If this Agreement is terminated:

(i)(A) by Parent or the Company pursuant to Section 9.01(b) and (B) at or prior to the date of such termination an Acquisition Proposal shall have been publicly announced or has become publicly known and has not been withdrawn, and (C) within six months following the termination of this Agreement pursuant to Section 9.01(b), the Company enters into a definitive agreement to effect an Acquisition with the Person or Persons who made such Acquisition Proposal, which is subsequently consummated, then the Company shall pay to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after consummation of such Acquisition, a nonrefundable fee in the amount equal to $5,200,000 (collectively, the “Company Termination Fee”), plus the unpaid portion of any amounts payable by the Company to Parent pursuant to Section 9.03(a).

(ii)(A) by Parent or the Company pursuant to Section 9.01(d) and (B) at or prior to the date of the Company Stockholder Meeting an Acquisition Proposal shall have been publicly announced or has become publicly known and has not been withdrawn, and (C) within twelve months following the termination of this Agreement pursuant to Section 9.01(d), the Company enters into a definitive agreement to effect an Acquisition, which is subsequently consummated, then the Company shall pay to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after consummation of such Acquisition, a nonrefundable fee in the amount equal to Company Termination Fee, plus the unpaid portion of any amounts payable by the Company to Parent pursuant to Section 9.03(a).

(iii) by Parent pursuant to Section 9.01(e) or by the Company pursuant to Section 9.01(f), then the Company shall pay to Parent, in the manner and at the time specified in Section 9.03(c) or Section 9.01(d), as applicable, a nonrefundable fee in the amount equal to the Company Termination Fee, plus the unpaid portion of any amounts payable by the Company to Parent pursuant to Section 9.03(a).

(c) If this Agreement is terminated by Parent pursuant to Section 9.01(e), then any Company Termination Fee required to be made pursuant to Section 9.03(b)(iii) shall be paid by the Company no later than two Business Days after such termination by wire transfer of immediately available funds to an account designated by Parent.

(d) If this Agreement is terminated by the Company pursuant to Section 9.01(f), then any Company Termination Fee required to be made pursuant to Section 9.03(b)(iii) shall be paid, by the Company at or prior to the time of such termination by wire transfer of immediately available funds to an account designated by Parent.

(e) If this Agreement is terminated pursuant to Section 9.01(b)(i), and on such date all of the conditions to Closing set forth in Sections 8.01 or 8.02 (other than the conditions set forth in Section 8.01(b), Section 8.01(c) (as it relates to applicable Antitrust Laws) or Section 8.02(e) (as it relates to applicable Antitrust Laws)) were reasonably capable of being satisfied, then Parent shall pay to the Company $5,000,000 at or prior to the time of such termination by wire transfer of immediately available funds to an account designated by the Company.

(f) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(ii), and on such date all of the conditions to Closing set forth in Article 8 have been satisfied or waived, other than (A) conditions that by their nature are only to be satisfied as of the Closing (and could reasonably be expected to be satisfied if the Closing were to take place) and (B) any of the conditions set forth in Section 8.01(b), Section 8.01(c) (as it relates to applicable Antitrust Laws) or Section 8.02(e) (as it relates to applicable Antitrust Laws), then Parent shall pay to the Company $10,000,000 at or prior to the time of, and as a condition to, such termination (in connection with a termination by Parent) or no later than two Business Days after such termination (in connection with a termination by the Company) by wire transfer of immediately available funds to an account designated by the Company.

(g) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the Transaction, (ii) without these agreements, Parent, Merger Sub, Second Merger Sub and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the party receiving such amount (including Merger Sub and Second Merger Sub with respect to a payment to Parent), in the circumstances in which such amount is payable, for any and all losses or damages suffered or incurred by the party receiving such amount (including Merger Sub and Second Merger Sub with respect to a payment to Parent) or any other Affiliate of the party receiving such amount in connection with the matter forming the basis for such termination, and the party receiving such amount (including Merger Sub and Second Merger Sub with respect to payments to Parent) shall not be entitled to bring or maintain any other claim, action or proceeding against any party to this Agreement or any other Person arising out of such matters.

(h) If either party fails to pay when due any amount payable under this Section 9.03, then (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.03, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(i) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(i) For purposes of this Section 9.03, “Acquisition” shall have the same meaning as an “Acquisition Proposal” except that all references therein to 15% shall be references to 50.1%.

ARTICLE 10.

MISCELLANEOUS

Section 10.01 Notices. Except as provided in Section 6.01 all notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Parent or the Company in connection with Section 6.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:

if to Parent, Merger Sub or Second Merger Sub, to:

Calix, Inc.

1035 N. McDowell Boulevard

Petaluma, CA 94954

Attention: General Counsel

Facsimile No.: (707) 283-3290

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94062

Attention: Patrick A. Pohlen

Facsimile No.: (650) 463-2600

Email: patrick.pohlen@lw.com

if to the Company, to:

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, CA 93117

Attention: Chief Financial Officer

Facsimile No.: 805.692.2999

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Robert Kornegay

Facsimile No.: 650.493.6811

Email: rkornegay@wsgr.com

and:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105-1126

Attention: Robert Ishii

Facsimile No.: 415.947.2099

Email: rishii@wsgr.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 10.02 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 10.03 No Survival of Representations and Warranties. The representations and warranties of contained herein and in any certificate or other writing delivered at the Closing pursuant hereto shall not survive the Effective Time.

Section 10.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made, subsequent to receipt of the Required Company Stockholder Approval to this Agreement that requires the approval of such Company Stockholders without such approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.05 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

Section 10.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) with respect to Section 7.06 from and after the Effective Time and (ii) the rights of the Company Equityholders to receive the consideration set forth in Article 3 if the First Merger is consummated.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 10.08 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.11 Entire Agreement. This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by this Agreement, including each of the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive the terminate of this Agreement.

Section 10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 10.13 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CALIX, INC

By:	/S/ KELYN BRANNON
	Name:	Kelyn Brannon
	Title:	Chief Financial Officer

OCEAN SUB I, INC.

By:	/S/ KELYN BRANNON
	Name:	Kelyn Brannon
	Title:	Chief Financial Officer

OCEAN SUB II, LLC

By:	/S/ KELYN BRANNON
	Name:	Kelyn Brannon
	Title:	Chief Financial Officer

OCCAM NETWORKS, INC.

By:	/S/ JEANNE SEELEY
Name: Jeanne Seeley
Title: Chief Financial Officer

Annex B

Jefferies & Company, Inc.
September 15, 2010	520 Madison Avenue New York, NY 10022 tel 212.284.2300 Jefferies.com

The Board of Directors

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, California 93117

Members of the Board:

We understand that Occam Networks, Inc. (the “Company”), Calix, Inc. (“Parent”), Ocean Sub I, Inc., a wholly-owned subsidiary of Parent (“Merger Sub I”), and Ocean Sub II, LLC, a wholly-owned subsidiary of Parent (“Merger Sub II”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned by the Parent, Merger Sub I or Merger Sub II, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive a combination of (i) $3.8337 in cash (the “Cash Consideration”) and (ii) 0.2925 shares of common stock, par value $0.025 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration,” and together with the Cash Consideration, the “Consideration”). The Merger Agreement further provides that, immediately following the effective time of the Merger, the surviving entity in the Merger will merge with and into Merger Sub II (the “Second Merger,” and together with the Merger, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated September 15, 2010 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and Parent;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts for calendar years 2010 and 2011 only, having been advised by management of the Company that it did not prepare any financial forecasts beyond such period, and analyses, relating to the business, operations and prospects of the Company;

(iv)	reviewed publicly available consensus estimates of equity research analysts regarding the future financial performance of Parent and certain equity research analyst reports regarding Parent;

(v)	held discussions with members of senior management of the Company and Parent concerning the matters described in clauses (ii) through (iv) above;

(vi)	reviewed the share trading price history and valuation multiples for the Company Common Stock and the Parent Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vii)	compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant;

(viii)	considered the potential pro forma impact of the Transaction; and

(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company and Parent or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or Parent, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that the Company’s financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We have not been provided with, and did not have any access to, any financial forecasts of Parent as prepared by the management of Parent other than guidance with respect to consensus estimates of equity research analysts regarding the future financial performance of Parent and certain equity research analyst reports regarding Parent (the “Parent Research Estimates”). Accordingly, upon the advice of the Company and Parent, we have assumed that the Parent Research Estimates and the guidance with respect thereto provided by management of Parent are a reasonable basis upon which to evaluate the future financial performance of Parent, and we have used and relied upon the Parent Research Estimates and such guidance in performing our analysis. We express no opinion as to the Company’s financial forecasts or the Parent Research Estimates or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any factor matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company and Parent, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock. You have advised us that the Transaction will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Transaction.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Transaction, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Transaction or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock. We express no opinion as to the price at which shares of Company Common Stock or Parent Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be received by holders of shares of Company Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Transaction. We will also be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to Parent, and may continue to do so, and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies & Company, Inc.

JEFFERIES & COMPANY, INC.

Annex C

Section 262 of Delaware General Corporation Law – Appraisal Rights

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.;

Annex D

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of September 16, 2010, is by and among Calix, Inc., a Delaware corporation (“Parent”), Ocean Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Ocean Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub,” and together with Parent and Merger Sub, the “Parent Parties”) and the individuals or entities set forth on Schedule A hereto (each, a “Stockholder”).

WHEREAS, as of the date hereof, each Stockholder is the holder of the number of shares of common stock, par value $0.001 per share (“Common Stock”), of Occam Networks, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A (with respect to each Stockholder such shares of Common Stock of the Company held of record or beneficially owned by such Stockholder or over which such Stockholder exercises sole voting power, together with any additional shares of Common Stock of the Company that are hereafter held of record or beneficially owned by such Stockholder or over which such Stockholder otherwise acquires sole voting power after the date hereof being referred to herein as such Stockholder’s “Subject Shares”);

WHEREAS, the Parent Parties and the Company propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation thereof (the “First Merger”), immediately followed by the merger of the Company with and into Second Merger Sub, with Second Merger Sub as the ultimate surviving company (together with the First Merger, the “Transaction”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Parent Parties have required that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

TRANSFER OF SUBJECT SHARES AND VOTING RIGHTS

1.1. Restriction on Transfer of Subject Shares. Subject to Section 1.2, during the period from the date of this Agreement through the earlier of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms and (ii) the Effective Time (the earliest of (i) or (ii), the “Expiration Date”), no Stockholder shall, directly or indirectly, cause or permit to be effected any Transfer (as defined below) of any of such Stockholder’s Subject Shares. A Stockholder shall be deemed to have effected a “Transfer” of such Stockholder’s Subject Shares if such Stockholder directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such Stockholder’s Subject Shares or any interest therein to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Stockholder’s Subject Shares or any interest therein to any Person other than Parent; or (iii) reduces such Stockholder’s beneficial ownership of, interest in or risk relating to such Subject Shares.

1.2. Permitted Transfers. Section 1.1 shall not prohibit a Transfer of Subject Shares by a Stockholder (a) if such Stockholder is an individual (i) to any member of such Stockholder’s immediate family (including any spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of the Stockholder), or to a trust for the benefit of such Stockholder or any of the foregoing individuals, (ii) pursuant to any bona fide gift of Subject Shares effected for tax planning purposes, or (iii) upon the death of such Stockholder, or (b) if such Stockholder is not an individual, to one or more partners or members of such Stockholder or to any Affiliate of such Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee executes a counterpart of this Agreement and becomes bound by all of the terms of this Agreement to the same extent as the transferring Stockholder.

ARTICLE II

VOTING OF SHARES

2.1. Voting Covenant. Each Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, such Stockholder shall cause the Subject Shares to be voted:

(a) in favor of the adoption of the Merger Agreement; and

(b) against any (A) Acquisition Proposal or (B) any amendment to the Company’s certificate of incorporation or bylaws that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Transaction.

2.2. Irrevocable Proxy.

(a) Each Stockholder hereby revokes (or agrees to cause promptly to be revoked) any proxies that such Stockholder has heretofore granted with respect to the Subject Shares. Such Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (a) attend any and all meetings of the stockholders of the Company, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Stockholder’s Subject Shares in accordance with the provisions of Section 2.1 at any and all meetings of the stockholders of the Company, and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 2.1, all written consents with respect to the Subject Shares at any and all meetings of the stockholders of the Company or in connection with any action sought to be taken by written consent without a meeting. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder, as applicable) until the Expiration Date and shall not be terminated by operation of Law or upon the occurrence of any other event. Such Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Such Stockholder hereby affirms that the proxy set forth in this Section 2.2 is given in connection with and granted in consideration of and as an inducement to the Parent Parties to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 2.1. The proxy set forth in this Section 2.2 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 6.2.

(b) No Stockholder shall enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby.

(c) The representations and warranties, covenants and obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be responsible or liable for the breach of this Agreement by any other Stockholder. Nothing in this Agreement shall require any Stockholder to exercise any option and/or other right to purchase any Common Stock of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to the Parent Parties as to such Stockholder, severally and not jointly, that:

3.1. Authorization; Binding Agreement. If such Stockholder is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder. If such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles including, without limitation, rules of law governing specific performance, injunctive relieve and other equitable remedies (whether considered in a proceeding in equity or at law).

3.2. Non-Contravention. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (i) except as may be required by federal securities law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under any contract, agreement or other instrument binding on such Stockholder or, to the actual knowledge of such Stockholder Applicable Law, in each case, whether individually or in the aggregate, that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise negatively impact such Stockholder’s ability to perform its obligations hereunder, or (ii) if such Stockholder is not an individual, violate any provision of such Stockholder’s organizational documents.

3.3. Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A, free and clear of any Lien (including any restriction on the right to vote any Subject Shares or otherwise transfer any Subject Shares), except as (i) provided hereunder, (ii) pursuant to any applicable restrictions on transfer under the Securities Act, (iii) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Stockholder under an employee benefit plan of the Company or (iv) that would not, individually or in the aggregate, impair the ability of the Stockholder to perform its obligations hereunder or prevent, limit or restrict in any respect the consummation of the transactions contemplated hereby. The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Common Stock of the Company owned by such Stockholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

3.4. Voting and Dispositive Power. Except as set forth on Schedule A, such Stockholder has full voting power, with respect to such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the applicable obligations of such Stockholder set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

3.5 Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against, such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Each of the Parent Parties represent and warrant to the Stockholders, jointly and severally, that:

4.1. Organization; Authorization. Each of the Parent Parties is duly organized, validly existing and in good standing under the laws of the State of Delaware. The consummation of the transactions contemplated hereby are within each of the Parent Parties’ corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company actions, as applicable, on the part of such Parent Parties. Each of the Parent Parties has full power and authority to execute, deliver and perform this Agreement.

4.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of the Parent Parties, and constitutes a valid and binding obligation of each Parent Party enforceable against such Parent Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE V

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees, severally and not jointly, that:

5.1. No Exercise of Appraisal Rights. Such Stockholder shall not exercise any appraisal rights or dissenter’s rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Transaction.

5.2. Documentation and Information. Such Stockholder shall, subject to reasonable prior approval of such Stockholder, permit and hereby authorizes the Parent Parties to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that any Parent Party reasonably determines to be necessary under Applicable Law in connection with the Transaction and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and obligations under this Agreement.

5.3 Investors’ Right Agreement. If such Stockholder or any Affiliate of such Stockholder is a party to that certain Fourth Amended and Restated Investors’ Rights Agreement, dated as of January 7, 2005, by and among the Company and certain of its stockholders named therein (the “IRA”), such Stockholder shall not, and shall cause any of its Affiliates not to, exercise or assert, or seek to exercise or assert, any rights, if any, of such Stockholder or its Affiliates under the IRA. Such Stockholder shall, and shall cause any of its Affiliates to, execute any waiver of any provision of or agreement of termination of the IRA, as may be reasonably requested by any Parent Party.

ARTICLE VI

MISCELLANEOUS

6.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to any Parent Party, in accordance with the provisions of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.

6.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person on the Expiration Date. Upon termination of this Agreement, no party shall have any obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 6.2 shall relieve any party from liability for any breach of this Agreement by such party prior to termination hereof.

6.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.4. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.5. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of the Parent Parties may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve such Parent Party of any of its obligations hereunder.

6.6. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Parent Parties and each Stockholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Delaware Court of Chancery, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.7. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any party that delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

6.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

6.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.10. Specific Performance. Each Stockholder agrees that each of the Parent Parties would be irreparably damaged if for any reason such Stockholder fails to perform any of its obligations under this Agreement and that each of the Parent Parties may not have an adequate remedy at law for money damages in such event. Accordingly, each of the Parent Parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

6.11. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.12. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

6.13. Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, any additional documents and instruments that are, in the opinion of counsel for Parent, necessary under Applicable Law to perform their respective obligations as expressly set forth under this Agreement.

6.14 Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) “including” and its variants mean “including, without limitation” and its variants; (ii) words defined in the singular have the parallel meaning in the plural and vice versa; (iii) words of one gender shall be construed to apply to each gender; and (iv) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

6.15 Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

6.15 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s organizational documents, the possible acquisition of the Subject Shares by the Parent Parties pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

CALIX, INC.

By:	/S/ KELYN BRANNON
Name: Kelyn Brannon
Title: Chief Financial Officer

OCEAN SUB I, INC.

By:	/S/ KELYN BRANNON
Name: Kelyn Brannon
Title: Chief Financial Officer

OCEAN SUB II, LLC

By:	/S/ KELYN BRANNON
Name: Kelyn Brannon
Title: Chief Financial Officer

[Signature Page to Support Agreement]

OCCAM NETWORKS, INC.

By:	/S/ JEANNE SEELEY
Name: Jeanne Seeley Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

STOCKHOLDERS:

/S/ ROBERT L. HOWARD-ANDERSON
Robert L. Howard-Anderson

[Signature Page to Support Agreement]

/S/ JEANNE SEELEY
Jeanne Seeley

[Signature Page to Support Agreement]

/S/ GREGORY DION
Gregory Dion

[Signature Page to Support Agreement]

/S/ DAVID C. MASON
David C. Mason

[Signature Page to Support Agreement]

/S/ MARK RUMER
Mark Rumer

[Signature Page to Support Agreement]

/S/ RUSSELL J. SHARER
Russell J. Sharer

/S/ ROBERT B. ABBOTT
Robert B. Abbott

[Signature Page to Support Agreement]

/S/ ROBERT E. BYLIN
Robert E. Bylin

[Signature Page to Support Agreement]

/S/ STEVEN M. KRAUSZ
Steven M. Krausz

[Signature Page to Support Agreement]

/S/ ALBERT MOYER
Albert Moyer

[Signature Page to Support Agreement]

/S/ THOMAS E. PARDUN
Thomas E. Pardun

[Signature Page to Support Agreement]

/S/ BRIAN STROM
Brian Strom

[Signature Page to Support Agreement]

US VENTURE PARTNERS VII, L.P. USVP ENTREPRENEUR PARTNERS VII-A, L.P. USVP ENTREPRENEUR PARTNERS VII-A, L.P. 2180 ASSOCIATES FUND VII, L.P. By Presidio Management Group The General Partner of Each

By:	/S/ MICHAEL P. MAHER
Name: Michael P. Maher Title: Attorney-In-Fact

[Signature Page to Support Agreement]

Norwest Venture Partners VIII, LP By: Itasca VC Partners VIII, LLP Its General Partner

By:	/S/ KURT L. BETCHER
Name: Kurt L. Betcher Title: Chief Financial Officer

NVP Entrepreneurs Fund VIII, LP By: Itasca VC Partners VIII, LLP Its General Partner

By:	/S/ KURT L. BETCHER
Name: Kurt L. Betcher Title: Chief Financial Officer

[Signature Page to Support Agreement]

Schedule A

Name of Stockholder	No. Shares
Robert L. Howard-Anderson	49,132
Jeanne Seeley	28,808
Mark Rumer	106,768
David C. Mason	13,579
Russell J. Sharer	23,562
Greg Dion	12,458
Steven M. Krausz	61,604
Robert B. Abbott	52,978
Robert E. Bylin	52,978
Thomas E. Pardun	52,978
A.J. “Bert” Moyer	52,978
Brian Strom	58,978
US Venture Partners VII, L.P.; USVP Entrepreneur Partners VII-A, L.P. USVP Entrepreneur Partners VII-B, L.P.
2180 Associates Fund VII, L.P.	3,110,893
NVP VIII, LP	1,909,493
NVP Entrepreneurs Fund VIII, L.P	94,652

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Calix’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, the directors will not be personally liable to Calix or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Calix or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Calix’s amended and restated certificate of incorporation and amended and restated bylaws provide that the company is required to indemnify its directors and officers, in each case to the fullest extent permitted by the DGCL. The amended and restated bylaws also provide that Calix is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit Calix to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the company would otherwise be permitted to indemnify him or her under the provisions of the DGCL. Calix has entered into agreements to indemnify its directors, executive officers and other employees as determined by the board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Calix believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Calix also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Calix amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against the directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Calix directors and officers, even though an action, if successful, might benefit the company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Calix pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Calix has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of the Calix directors, officers or employees for which indemnification is sought, and the company is not aware of any threatened litigation that may result in claims for indemnification.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated:

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of September 16, 2010, by and among Calix, Inc., Ocean Sub I, Inc., Ocean Sub II, LLC, Occam Networks, Inc. (attached as Annex A to the proxy statement/prospectus).*

2.2	Support Agreement, dated September 16, 2010, by and among Calix, Inc., Ocean Sub I, Inc., Ocean Sub II, LLC and certain stockholders of Occam Networks, Inc. (attached as Annex D to the proxy statement/prospectus).

3.1	Amended and Restated Certificate of Incorporation of Calix, Inc. (filed as Exhibit 3.3 to Amendment No. 7 to Calix’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2010 (File No. 333-163252) and incorporated by reference herein).

3.2	Amended and Restated Bylaws of Calix, Inc. (filed as exhibit Exhibit 3.5 to Amendment No. 7 to Calix’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2010 (File No. 333-163252) and incorporated by reference herein).

4.1	Form of Calix, Inc.’s Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 7 to Calix’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2010 (File No. 333-163252) and incorporated by reference herein).

4.2	Amended and Restated Investors’ Rights Agreement, by and between Calix, Inc. and the investors listed on Exhibit A thereto, dated May 29, 2009 (filed as Exhibit 4.2 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

Exhibit Number	Exhibit Description

4.3	Common Stock Purchase Warrant, between Calix, Inc. and Parallel Design and Development, dated August 15, 2000 (filed as Exhibit 4.3 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.4	Common Stock Purchase Warrant, between Calix, Inc. and The Palmer Group, dated August 15, 2000 (filed as Exhibit 4.4 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.5	Common Stock Purchase Warrant, between Calix, Inc. and Wright Engineered Plastics, Inc., dated August 15, 2000 (filed as Exhibit 4.5 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.6	Common Stock Purchase Warrant, between Calix, Inc. and The Jean W. and Ayman F. Partnership, dated August 22, 2000 (filed as Exhibit 4.6 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.7	Common Stock Purchase Warrant, between Calix, Inc. and Douglas Comer, dated June 12, 2001 (filed as Exhibit 4.7 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.8	Common Stock Purchase Warrant, between Calix, Inc. and Jonathan Canis, dated July 10, 2001 (filed as Exhibit 4.8 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.9	Common Stock Purchase Warrant, between Calix, Inc. and Steve Jensen, dated September 17, 2001 (filed as Exhibit 4.9 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.10	Common Stock Purchase Warrant, between Calix, Inc. and Scott Bradner, dated September 22, 2001 (filed as Exhibit 4.10 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.11	Common Stock Purchase Warrant, between Calix, Inc. and Object Savvy, Inc., dated December 11, 2001 (filed as Exhibit 4.11 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.12	Common Stock Purchase Warrant, between Calix, Inc. and Timothy P. Willis, dated December 11, 2001 (filed as Exhibit 4.12 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.13	Common Stock Purchase Warrant, between Calix, Inc. and Jack D. Wright, dated January 10, 2002 (filed as Exhibit 4.13 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.14	Common Stock Purchase Warrant, between Calix, Inc. and Paris Precision Products, dated April 2, 2002 (filed as Exhibit 4.14 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.15	Common Stock Purchase Warrant, between Calix, Inc. and Decision Design, dated April 9, 2002 (filed as Exhibit 4.15 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.16	Common Stock Purchase Warrant, between Calix, Inc. and Aguillar Engineering, Inc., dated July 9, 2002 (filed as Exhibit 4.16 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.17	Common Stock Purchase Warrant, between Calix, Inc. and David S. Rubin IRRA, FBO David S. Rubin, dated July 10, 2003 (filed as Exhibit 4.17 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

Exhibit Number	Exhibit Description

4.18	Common Stock Purchase Warrant, between Calix, Inc. and David S. Rubin IRRA, FBO David S. Rubin, dated July 10, 2003 (filed as Exhibit 4.18 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.19	Common Stock Purchase Warrant, between Calix, Inc. and David S. Rubin IRRA, FBO David S. Rubin, dated July 10, 2003 (filed as Exhibit 4.19 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.20	Common Stock Purchase Warrant, between Calix, Inc. and David S. Rubin IRRA, FBO David S. Rubin, dated July 10, 2003 (filed as Exhibit 4.20 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.21	Series E Preferred Stock Purchase Warrant, between Calix, Inc. and Greater Bay Bancorp, dated February 27, 2004 (filed as Exhibit 4.21 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.22	Warrant to Purchase Stock, between Optical Solutions, Inc. and Silicon Valley Bank, dated August 16, 2004 (filed as Exhibit 4.22 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.23	Assignment, between Silicon Valley Bank and Silicon Valley Bancshares, dated August 19, 2004 (filed as Exhibit 4.23 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.24	Common Stock Purchase Warrant, between Calix, Inc. and Chris Moore, dated February 14, 2005 (filed as Exhibit 4.24 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.25	Amended and Restated Warrant, between Optical Solutions, Inc. and Partners for Growth, L.P., dated January 30, 2006 (filed as Exhibit 4.25 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.26	Amended and Restated Warrant, between Optical Solutions, Inc. and Partners for Growth, L.P., dated January 30, 2006 (filed as Exhibit 4.26 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.27	Warrant to Purchase Stock, between Calix, Inc. and Greater Bay Venture Banking, a division of Greater Bay Bank N.A., dated September 4, 2007 (filed as Exhibit 4.27 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

5.1†	Opinion of Latham & Watkins, LLP.

8.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to tax matters.

10.1	Calix Networks, Inc. Amended and Restated 2000 Stock Plan and related documents (filed as Exhibit 10.1 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

10.2	Calix Networks, Inc. Amended and Restated 2002 Stock Plan and related documents (filed as Exhibit 10.2 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.3	Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock Option Plan and related documents (filed as Exhibit 10.3 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

Exhibit Number	Exhibit Description

10.4	Calix, Inc. 2010 Equity Incentive Award Plan and related documents (filed as Exhibit 10.2 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.5	Form of Indemnification Agreement made by and between Calix, Inc. and each of its directors, executive officers and some employees (filed as Exhibit 10.5 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.6	Lease, between RNM Lakeville, LLC and Calix, Inc., dated February 13, 2009 (filed as Exhibit 10.6 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

10.7	Amended and Restated Loan and Security Agreement, by and between Calix, Inc. and Silicon Valley Bank, dated August 21, 2009 (filed as Exhibit 10.7 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

10.8	Offer Letter, between Calix, Inc. and Carl Russo, dated November 1, 2006 (filed as Exhibit 10.8 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.9	Offer Letter, between Calix, Inc. and Kelyn Brannon-Ahn, dated April 2, 2008 (filed as Exhibit 10.9 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.10	Offer Letter, between Calix, Inc. and Tony Banta, dated August 25, 2005 (filed as Exhibit 10.10 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.11	Offer Letter, between Calix, Inc. and John Colvin, dated March 3, 2004 (filed as Exhibit 10.11 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.12	Offer Letter, between Calix, Inc. and Kevin Pope, dated December 21, 2008 (filed as Exhibit 10.12 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.13	Offer Letter, between Calix, Inc. and Roger Weingarth, dated February 17, 2003, as amended April 13, 2004 (filed as Exhibit 10.13 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.14	Calix, Inc. Non-Employee Director Equity Compensation Policy (filed as Exhibit 10.14 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.15	Calix, Inc. Employee Stock Purchase Plan (filed as Exhibit 10.15 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.16	Calix, Inc. Non-Employee Director Cash Compensation Policy (filed as Exhibit 10.16 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

Exhibit Number	Exhibit Description

10.17	Amendment No. 1 to Amended and Restated Loan and Security Agreement, between Silicon Valley Bank and Calix, Inc., dated March 8, 2010 (filed as Exhibit 10.17 to Amendment No. 7 to Calix’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2010 (File No. 333-163252) and incorporated by reference herein).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of SingerLewak LLP.

23.3†	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.4	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 8.1).

24.1†	Power of Attorney (see page II-9 of the original filing of this Form S-4).

99.1	Form of Occam Networks, Inc. Proxy Card.

99.2†	Consent of Jefferies & Company, Inc.

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger and Reorganization have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
†	Previously filed.

(b) Calix, Inc. Financial Statement Schedules.

Schedule II Valuation and Qualifying Accounts

	Balance at Beginning of Year	Additions Charged to Costs and Expenses or Revenue	Deductions and Write-Offs	Balance at End of Year
	(In thousands)
Year ended December 31, 2009
Allowance for doubtful accounts	$943	$520	$(455)	$1,008
Product return reserve	895	5,657	(5,353)	1,199

Year ended December 31, 2008
Allowance for doubtful accounts	$358	$829	$(244)	$943
Product return reserve	1,100	4,227	(4,432)	895

Year ended December 31, 2007
Allowance for doubtful accounts	$324	$217	$(183)	$358
Product return reserve	1,190	5,139	(5,229)	1,100

Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the financial statements or notes thereto.

(c) Opinions: See the Exhibit Index above and appearing immediately after the signature page to this Registration Statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed, to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether ‘such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on December 14, 2010.

CALIX, INC.

By:	/S/ CARL RUSSO
Carl Russo President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CARL RUSSO Carl Russo	President, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2010

/S/ KELYN BRANNON Kelyn Brannon	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2010

* Don Listwin	Director, Chairman of the Board	December 14, 2010

* Michael Ashby	Director	December 14, 2010

* Michael Everett	Director	December 14, 2010

* Robert Finzi	Director	December 14, 2010

* Michael Flynn	Director	December 14, 2010

* Adam Grosser	Director	December 14, 2010

/S/ MICHAEL MATTHEWS Michael Matthews	Director	December 14, 2010

*By:	/S/ CARL RUSSO
Carl Russo
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of September 16, 2010, by and among Calix, Inc., Ocean Sub I, Inc., Ocean Sub II, LLC, Occam Networks, Inc. (attached as Annex A to the proxy statement/prospectus).*

2.2	Support Agreement, dated September 16, 2010, by and among Calix, Inc., Ocean Sub I, Inc., Ocean Sub II, LLC and certain stockholders of Occam Networks, Inc. (attached as Annex D to the proxy statement/prospectus).

3.1	Amended and Restated Certificate of Incorporation of Calix, Inc. (filed as Exhibit 3.3 to Amendment No. 7 to Calix’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2010 (File No. 333-163252) and incorporated by reference herein).

3.2	Amended and Restated Bylaws of Calix, Inc. (filed as exhibit Exhibit 3.5 to Amendment No. 7 to Calix’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2010 (File No. 333-163252) and incorporated by reference herein).

4.1	Form of Calix, Inc.’s Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 7 to Calix’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2010 (File No. 333-163252) and incorporated by reference herein).

4.2	Amended and Restated Investors’ Rights Agreement, by and between Calix, Inc. and the investors listed on Exhibit A thereto, dated May 29, 2009 (filed as Exhibit 4.2 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.3	Common Stock Purchase Warrant, between Calix, Inc. and Parallel Design and Development, dated August 15, 2000 (filed as Exhibit 4.3 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.4	Common Stock Purchase Warrant, between Calix, Inc. and The Palmer Group, dated August 15, 2000 (filed as Exhibit 4.4 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.5	Common Stock Purchase Warrant, between Calix, Inc. and Wright Engineered Plastics, Inc., dated August 15, 2000 (filed as Exhibit 4.5 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.6	Common Stock Purchase Warrant, between Calix, Inc. and The Jean W. and Ayman F. Partnership, dated August 22, 2000 (filed as Exhibit 4.6 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.7	Common Stock Purchase Warrant, between Calix, Inc. and Douglas Comer, dated June 12, 2001 (filed as Exhibit 4.7 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.8	Common Stock Purchase Warrant, between Calix, Inc. and Jonathan Canis, dated July 10, 2001 (filed as Exhibit 4.8 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.9	Common Stock Purchase Warrant, between Calix, Inc. and Steve Jensen, dated September 17, 2001 (filed as Exhibit 4.9 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.10	Common Stock Purchase Warrant, between Calix, Inc. and Scott Bradner, dated September 22, 2001 (filed as Exhibit 4.10 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

Exhibit Number	Exhibit Description

4.11	Common Stock Purchase Warrant, between Calix, Inc. and Object Savvy, Inc., dated December 11, 2001 (filed as Exhibit 4.11 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 and (File No. 333-163252) incorporated by reference herein).

4.12	Common Stock Purchase Warrant, between Calix, Inc. and Timothy P. Willis, dated December 11, 2001 (filed as Exhibit 4.12 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.13	Common Stock Purchase Warrant, between Calix, Inc. and Jack D. Wright, dated January 10, 2002 (filed as Exhibit 4.13 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.14	Common Stock Purchase Warrant, between Calix, Inc. and Paris Precision Products, dated April 2, 2002 (filed as Exhibit 4.14 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.15	Common Stock Purchase Warrant, between Calix, Inc. and Decision Design, dated April 9, 2002 (filed as Exhibit 4.15 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.16	Common Stock Purchase Warrant, between Calix, Inc. and Aguillar Engineering, Inc., dated July 9, 2002 (filed as Exhibit 4.16 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.17	Common Stock Purchase Warrant, between Calix, Inc. and David S. Rubin IRRA, FBO David S. Rubin, dated July 10, 2003 (filed as Exhibit 4.17 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.18	Common Stock Purchase Warrant, between Calix, Inc. and David S. Rubin IRRA, FBO David S. Rubin, dated July 10, 2003 (filed as Exhibit 4.18 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.19	Common Stock Purchase Warrant, between Calix, Inc. and David S. Rubin IRRA, FBO David S. Rubin, dated July 10, 2003 (filed as Exhibit 4.19 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.20	Common Stock Purchase Warrant, between Calix, Inc. and David S. Rubin IRRA, FBO David S. Rubin, dated July 10, 2003 (filed as Exhibit 4.20 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.21	Series E Preferred Stock Purchase Warrant, between Calix, Inc. and Greater Bay Bancorp, dated February 27, 2004 (filed as Exhibit 4.21 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.22	Warrant to Purchase Stock, between Optical Solutions, Inc. and Silicon Valley Bank, dated August 16, 2004 (filed as Exhibit 4.22 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.23	Assignment, between Silicon Valley Bank and Silicon Valley Bancshares, dated August 19, 2004 (filed as Exhibit 4.23 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.24	Common Stock Purchase Warrant, between Calix, Inc. and Chris Moore, dated February 14, 2005 (filed as Exhibit 4.24 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.25	Amended and Restated Warrant, between Optical Solutions, Inc. and Partners for Growth, L.P., dated January 30, 2006 (filed as Exhibit 4.25 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

Exhibit Number	Exhibit Description

4.26	Amended and Restated Warrant, between Optical Solutions, Inc. and Partners for Growth, L.P., dated January 30, 2006 (filed as Exhibit 4.26 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

4.27	Warrant to Purchase Stock, between Calix, Inc. and Greater Bay Venture Banking, a division of Greater Bay Bank N.A., dated September 4, 2007 (filed as Exhibit 4.27 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

5.1†	Opinion of Latham & Watkins, LLP.

8.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to tax matters.

10.1	Calix Networks, Inc. Amended and Restated 2000 Stock Plan and related documents (filed as Exhibit 10.1 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

10.2	Calix Networks, Inc. Amended and Restated 2002 Stock Plan and related documents (filed as Exhibit 10.2 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.3	Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock Option Plan and related documents (filed as Exhibit 10.3 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

10.4	Calix, Inc. 2010 Equity Incentive Award Plan and related documents (filed as Exhibit 10.2 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.5	Form of Indemnification Agreement made by and between Calix, Inc. and each of its directors, executive officers and some employees (filed as Exhibit 10.5 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.6	Lease, between RNM Lakeville, LLC and Calix, Inc., dated February 13, 2009 (filed as Exhibit 10.6 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

10.7	Amended and Restated Loan and Security Agreement, by and between Calix, Inc. and Silicon Valley Bank, dated August 21, 2009 (filed as Exhibit 10.7 to Calix’s Registration Statement on Form S-1 filed with the SEC on November 20, 2009 (File No. 333-163252) and incorporated by reference herein).

10.8	Offer Letter, between Calix, Inc. and Carl Russo, dated November 1, 2006 (filed as Exhibit 10.8 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.9	Offer Letter, between Calix, Inc. and Kelyn Brannon-Ahn, dated April 2, 2008 (filed as Exhibit 10.9 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.10	Offer Letter, between Calix, Inc. and Tony Banta, dated August 25, 2005 (filed as Exhibit 10.10 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.11	Offer Letter, between Calix, Inc. and John Colvin, dated March 3, 2004 (filed as Exhibit 10.11 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

Exhibit Number	Exhibit Description

10.12	Offer Letter, between Calix, Inc. and Kevin Pope, dated December 21, 2008 (filed as Exhibit 10.12 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.13	Offer Letter, between Calix, Inc. and Roger Weingarth, dated February 17, 2003, as amended April 13, 2004 (filed as Exhibit 10.13 to Amendment No. 1 to Calix’s Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (File No. 333-163252) and incorporated by reference herein).

10.14	Calix, Inc. Non-Employee Director Equity Compensation Policy (filed as Exhibit 10.14 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.15	Calix, Inc. Employee Stock Purchase Plan (filed as Exhibit 10.15 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.16	Calix, Inc. Non-Employee Director Cash Compensation Policy (filed as Exhibit 10.16 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252) and incorporated by reference herein).

10.17	Amendment No. 1 to Amended and Restated Loan and Security Agreement, between Silicon Valley Bank and Calix, Inc., dated March 8, 2010 (filed as Exhibit 10.17 to Amendment No. 7 to Calix’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2010 (File No. 333-163252) and incorporated by reference herein).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of SingerLewak LLP.

23.3†	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.4	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 8.1).

24.1†	Power of Attorney (see page II-9 of the original filing of this Form S-4).

99.1	Form of Occam Networks, Inc. Proxy Card.

99.2†	Consent of Jefferies & Company, Inc.

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger and Reorganization have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
†	Previously filed.